As filed with the U.S. Securities and Exchange Commission on June 30, 2023

Registration No. 333-271826

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Vascular Biogenics Ltd.

(Exact name of registrant as specified in its charter)

Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8 HaSatat St.

Modi’in

Israel 7178106

+972-8-9935000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sam Backenroth

Chief Financial Officer

VBL, Inc.

1 Blue Hill Plaza, Suite 1509

Pearl River, NY 10965

+1-845-474-8411

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Marianne C. Sarrazin, Esq. Andrew H. Goodman, Esq. Tevia K. Pollard, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Yuval Horn, Adv. Shimrit Roznek, Adv. Horn & Co. – Law Offices Amot Investment Tower, 24th Floor 2 Weizmann Street Tel Aviv, Israel +972-3-637-8200	Thomas Bock Chief Executive Officer Notable Labs, Inc. 320 Hatch Drive Foster City, CA 94404 (415) 851-2410	Evan Kipperman, Esq. Michael Grundei, Esq. Elishama Rudolph, Esq. Wiggin and Dana LLP 281 Tresser Boulevard, 14th Floor Stamford, CT 06901 (203) 363-7600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13(e)-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus/information statement is not complete and may be changed. VBL may not sell its securities pursuant to the proposed transactions until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus/information statement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 30, 2023

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Vascular Biogenics Ltd. and the Stockholders of Notable Labs, Inc.:

Vascular Biogenics Ltd. (“VBL”) is holding a special meeting, which will be held at       , Eastern Time, on       , 2023 (the “VBL special meeting”). The VBL special meeting will be a virtual shareholder meeting, conducted solely through remote audio access via a webcast at                     . In order to attend the virtual special meeting and vote online,             . This is an important special meeting that affects your investment in VBL.

VBL, Notable Labs, Inc. (“Notable”), and Vibrant Merger Sub, Inc., a wholly-owned subsidiary of VBL (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated February 22, 2023, and as may be amended from time to time (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Notable, with Notable surviving as a wholly owned subsidiary of VBL (the “Merger”).

At the effective time of the Merger (the “Effective Time”), each share of Notable’s common stock, par value $0.001 per share, (“Notable Common Stock”), outstanding immediately prior to the Effective Time will be converted into the right to receive approximately 2.2482 ordinary shares, of a nominal value of NIS 0.01 each, of VBL (“VBL Ordinary Shares”), subject to adjustment to account for the effect of a reverse share split of VBL Ordinary Shares, at a ratio mutually agreed to by VBL and Notable in the range of one new share for every 10 to 50 shares, inclusive, outstanding (or any whole number in between), to be implemented immediately prior to and contingent upon the consummation of the Merger as discussed in this proxy statement/prospectus/information statement, and further adjusted based on VBL’s Net Cash (as defined in the Merger Agreement) relative to Target Net Cash immediately prior to the closing of the Merger, and other adjustments described in this proxy statement/prospectus/information statement.

Under the terms of the Merger Agreement, the number of VBL Ordinary Shares to be issued to Notable’s stockholders, at the closing of the Merger will be determined based on an exchange ratio, which will be calculated based on the total number of outstanding VBL Ordinary Shares and Notable Common Stock, each on a fully-diluted basis, and the respective deemed valuations of VBL and Notable, as of immediately prior to the closing of the Merger (the “Exchange Ratio”). As of the effective date of the Merger Agreement, the closing date valuation of Notable (the “Notable Valuation”) is anticipated to be $110,000,000, and the closing date valuation of VBL (the “VBL Valuation”) is anticipated to be $35,000,000, but the Notable Valuation and the VBL Valuation are subject to adjustment as described in the section titled “The Merger — Merger Consideration” in this proxy statement/prospectus/information statement. Accordingly, if the closing of the Merger occurred and there is no adjustment to the Notable Valuation or the VBL Valuation as described below, then immediately following the Effective Time, Notable’s stockholders will own or hold rights to acquire 76% of the combined organization, on a fully-diluted basis as set forth in the Merger Agreement, and VBL’s shareholders will own or hold rights to acquire 24% of the combined organization, on a fully-diluted basis as set forth in the Merger Agreement. Without giving effect to the proposed reverse share split of VBL Ordinary Shares described elsewhere in this proxy statement/prospectus/information statement, and based on the foregoing percentages and VBL’s and Notable’s capitalization as of June 26, 2023, the Exchange Ratio for the Notable Common Stock would be approximately 2.2482 shares of VBL Ordinary Shares for each share of Notable Common Stock (approximately 249,857,511 total VBL Ordinary Shares would be issued to Notable’s stockholders, on a fully diluted basis). There will be no adjustment to the number of shares of VBL Ordinary Shares to be issued to Notable’s stockholders based on the market value of VBL Ordinary Shares, and the market value of VBL Ordinary Shares as of the date of the closing of the Merger may vary significantly from the market value as of the date of this proxy statement/prospectus/information statement. For a complete description of how the ownership percentages and Exchange Ratio will be determined at the Effective Time of the Merger, please see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 133 of this proxy statement/prospectus/information statement.

VBL Ordinary Shares are currently listed on The Nasdaq Capital Market under the symbol “VBLT”. After completion of the Merger, VBL will be renamed “Notable Labs, Ltd.” and is expected to trade on The Nasdaq Capital Market under the symbol “NTBL”. On June 28, 2023, the closing sale price of VBL Ordinary Shares was $0.27 per share.

At the VBL special meeting, VBL will ask its shareholders to:

1.	approve the issuance of VBL Ordinary Shares to the Notable stockholders in accordance with the terms of the Merger Agreement and the change of control resulting from the Merger pursuant to the rules of The Nasdaq Stock Market LLC (the “Nasdaq rules”);

2.	approve the following modifications to VBL’s share capital, effective as of the effective time under the Merger Agreement:

A.	to effectuate a reverse share split of VBL Ordinary Shares by a ratio of between 10:1 and up to 50:1, such that each 10 to 50 VBL Ordinary Shares, including without limitations shares underlying any options to purchase shares of VBL, shall be combined into 1 VBL Ordinary Share, to be effective at the specific ratio and on a date to be determined by the Board (the “VBL Reverse Share Split”).

B.	to increase VBL’s registered share capital by up to NIS 10,000,000 and the creation of up to additional 1,000,000,000 VBL Ordinary Shares, subject to any adjustments required pursuant to the Merger and the VBL Reverse Share Split, as shall be further determined by the VBL board of directors (the “VBL Share Capital Increase”). Following such increase, the registered share capital of VBL shall be up to NIS 12,000,000.

3.	approve change of VBL’s name to “Notable Labs, Ltd.” or a similar name approved by the Israeli Registrar of Companies (the “Name Change”), effective as of the Effective Time under the Merger Agreement.

4.

approve the amendment of the Amended and Restated Articles of Association of VBL (the “Articles”) (with respect to subsections (i)-(iii), subject to the approval of the VBL Share Capital Increase, the VBL Reverse Share Split and the Name Change), to reflect: (i) the VBL Share Capital Increase, (ii) the VBL Reverse Share Split, (iii) the Name Change, and (iv) the modification to the legal quorum required for VBL’s general meeting of shareholders, which shall consist of at least one (1) shareholder who holds or represents at least 33 1/3% of the voting rights in VBL, effective as of the Effective Time under the Merger Agreement.

5.	approve the grant of 700,000 (pre-VBL Reverse Share Split) Restricted Share Units (“VBL RSUs”) previously granted to Prof. Dror Harats in August 2022, VBL’s Chief Executive Officer, under the VBL’s Employee Share Ownership and Option Plan (2014) (the “2014 Plan”) and subject to the execution of VBL’s standard RSU Agreement. The VBL RSUs were granted as a retention incentive, in lieu of a cash retention award, as an incentive for Prof. Harats to remain employed with VBL through the strategic process and create maximal value, and Prof. Harats has met this obligation. The VBL RSUs shall vest upon and in the manner approved by the Compensation Committee and the VBL board of directors.

6.	approve the advisory, non-binding vote on merger-related executive compensation for VBL’s executive officers.

7.	approve the nomination and compensation terms of the Chief Executive Officer, effective as of the Effective Time under the Merger Agreement.

8.	approve the nomination of each of Dr. Thomas A. Bock; Peter Feinberg; Michele Galen; and Tuomo Pätsi as directors (or independent directors as may be relevant) and their compensation and indemnification terms, effective as of the Effective Time under the Merger Agreement.

9.	approve the nomination of each of Thomas I. H. Dubin and Thomas Graney as external directors (as defined under Israeli law) and their compensation and indemnification terms, effective as of the Effective Time under the Merger Agreement.

10.	approve the VB-601 Asset Sale.

11.	authorize the adjournment or postponement of the VBL special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of VBL Proposal Nos. 1-4.

Notable stockholders (as applicable) are being asked to adopt the Merger Agreement and vote in favor of any other matter necessary to consummate the transactions contemplated by the Merger Agreement.

Promptly following the registration statement on Form S-4 (the “Registration Statement”), of which this proxy statement/prospectus/information statement is a part, being declared effective by the U.S. Securities and Exchange Commission (the “SEC”), and in no event later than five business days thereafter and pursuant to the conditions of the Merger Agreement, Notable shall obtain the approval by written consent pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”) from Notable stockholders sufficient to approve the transactions contemplated by the Merger Agreement, referred to as the written consent, for purposes of (i) adopting and approving the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. Therefore, absent termination of the Merger Agreement, holders of a sufficient number of shares of Notable capital stock required to adopt the Merger Agreement will have agreed to adopt the Merger Agreement, and no meeting of Notable stockholders to adopt the Merger Agreement and approve the Merger will be held. Nevertheless, all Notable stockholders will have the opportunity to elect to adopt the Merger Agreement, thereby approving the Merger and related transactions by signing and returning to Notable a written consent.

After careful consideration, each of the VBL and Notable boards of directors has approved the Merger Agreement and the Merger, and each of the VBL and Notable boards of directors has determined that it is advisable to enter into the Merger Agreement and related transactions. The VBL board of directors has approved the respective proposals referred to above and recommends that its shareholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus/information statement, and the board of directors of Notable recommends that its securityholders sign and return the written consent indicating their approval of the Merger and adoption of the Merger Agreement and related transactions to Notable described in the accompanying proxy statement/prospectus/information statement.

More information about VBL, Notable and the proposed transaction is contained in this proxy statement/prospectus/information statement. VBL and Notable urge you to read the accompanying proxy statement/prospectus/information statement, carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 10.

VBL and Notable are excited about the opportunities the Merger brings to both VBL and Notable securityholders and thanks you for your consideration and continued support.

Dror Harats, M.D. Chief Executive Officer Vascular Biogenics Ltd.	Thomas Bock, M.D. Chief Executive Officer Notable Labs, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus/information statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus/information statement is dated            , 2023, and is first being mailed to VBL and Notable securityholders on or about            , 2023.

VASCULAR BIOGENICS LTD.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON              , 2023

Dear Shareholders of VBL:

On behalf of the board of directors of Vascular Biogenics Ltd., an Israeli corporation (“VBL”), we are pleased to deliver this proxy statement/prospectus/information statement for the proposed transaction between VBL and Notable Labs, Inc., a Delaware corporation (“Notable”), pursuant to an Agreement and Plan of Merger, dated February 22, 2023, and as may be amended from time to time (the “Merger Agreement”), under which Vibrant Merger Sub, Inc., a wholly owned subsidiary of VBL (“Merger Sub”) will merge with and into Notable, with Notable surviving as a wholly owned subsidiary of VBL (the “Merger”). The special meeting of shareholders of VBL will be held in a virtual-only format via live audio webcast on                       , 2023 at                       , Eastern Time, at                       , for the following matters:

1.	To approve the issuance of VBL Ordinary Shares to the Notable stockholders in accordance with the terms of the Merger Agreement and the change of control resulting from the Merger pursuant to the rules of The Nasdaq Stock Market LLC (the “Nasdaq rules”).

2.	To approve the following modifications to VBL’s share capital, effective as of the effective time of the Merger (the “Effective Time”) under the Merger Agreement:

A.	to effectuate a reverse share split of VBL Ordinary Shares by a ratio of between 10:1 and up to 50:1, inclusive such that each 10 to 50 VBL Ordinary Shares, including without limitations shares underlying any options to purchase shares of VBL, shall be combined into 1 VBL Ordinary Share, to be effective at the specific ratio and on a date to be determined by the Board (the “VBL Reverse Share Split”).

B.	to increase VBL’s registered share capital by up to NIS 10,000,000 and the creation of up to additional 1,000,000,000 VBL Ordinary Shares, subject to any adjustments required pursuant to the Merger and the VBL Reverse Share Split, as shall be further determined by the VBL board of directors (the “VBL Share Capital Increase”).

Following such increase, the registered share capital of VBL shall be up to NIS 12,000,000.

3.	To approve to the change of VBL’s name to “Notable Labs, Ltd.” or a similar name approved by the Israeli Registrar of Companies (the “Name Change”), effective as of the Effective Time under the Merger Agreement.

4.

To amend the Amended and Restated Articles of Association of VBL (the “Articles”) (with respect to subsections (i)-(iii), subject to the approval of the VBL Share Capital Increase, the VBL Reverse Share Split and the Name Change), to reflect: (i) the VBL Share Capital Increase, (ii) the VBL Reverse Share Split, (iii) the Name Change, and (iv) the modification to the legal quorum required for VBL’s general meeting of shareholders, which shall consist of at least one (1) shareholder who holds or represents at least 33 1/3% of the voting rights in VBL, effective as of the Effective Time under the Merger Agreement.

5.	To approve the grant of 700,000 (pre-VBL Reverse Share Split) VBL RSUs to Prof. Dror Harats in August 2022, under the 2014 Plan and subject to the execution of VBL’s standard RSU Agreement. The VBL RSUs were granted as a retention incentive, in lieu of a cash retention award, as an incentive for Prof. Harats to remain employed with VBL through the strategic process and create maximal value, and Prof. Harats has met this obligation. The VBL RSUs shall vest upon and in the manner approved by the Compensation Committee and the VBL board of directors.

6.	To approve the advisory, non-binding vote on merger-related executive compensation for VBL’s executive officers.

7.	To approve the nomination and compensation terms of the Chief Executive Officer effective as of the Effective Time under the Merger Agreement.

8.	To approve the nomination of each of Dr. Thomas A. Bock; Peter Feinberg; Michele Galen; and Tuomo Pätsi as directors (or independent directors as may be relevant) and their compensation and indemnification terms effective as of the Effective Time under the Merger Agreement.

9.	To approve the nomination of each of Thomas I. H. Dubin and Thomas Graney as external directors (as defined under Israeli law) and their compensation and indemnification terms effective as of the Effective Time under the Merger Agreement.

10.]	To approve the VB-601 Asset Sale.

11.	To authorize the adjournment or postponement of the VBL special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of VBL Proposal Nos. 1-4.

The VBL board of directors has fixed                    , 2023, as the record date for the determination of shareholders entitled to notice of, and to vote at, the VBL special meeting and any adjournment or postponement thereof. Only holders of record of VBL Ordinary Shares at the close of business on the record date are entitled to notice of, and to vote at, the VBL special meeting. At the close of business on the record date, there were                     VBL Ordinary Shares outstanding and entitled to vote.

Your vote is important.

The affirmative vote of a majority of the voting power present and voting in person or by proxy at the special meeting (not counting “abstentions” or “broker non-votes” as votes cast) is required for approval of each of Proposal Nos. 1 through 4, 6 (other than with respect to the Chief Executive Officer), 8, 10 and 11. The approval of Proposal Nos. 5, 6 (with respect to the Chief Executive Officer), 7, and 9 also require such affirmative majority, plus either (i) a simple majority of shares voted at the special meeting, excluding the shares of controlling shareholders, if any, and of shareholders who have a personal interest in the approval of the resolution (for Proposal No. 9 – other than personal interest not deriving from a relationship with a controlling shareholder), or (ii) the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the resolution voting against approval of the resolution does not exceed 2% of the outstanding voting power in VBL. A shareholder that possesses a personal interest or is a controlling shareholder is qualified to participate in the vote; however, the vote of such shareholder may not be counted towards the majority requirement described in clause (i) above and will not count towards the 2% threshold described in clause (ii) above. We encourage you to read this proxy statement/prospectus/information statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Mediant Communications Inc., at 866-551-3850.

Even if you plan to attend the VBL special meeting via live audio webcast, VBL requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the VBL special meeting if you are unable to attend.

By Order of the VBL Board of Directors,

Dror Harats, M.D.

Chief Executive Officer

Modi’in, Israel

                                , 2023

THE VBL BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, VBL AND ITS SHAREHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE VBL BOARD OF DIRECTORS RECOMMENDS THAT VBL SHAREHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus/information statement incorporates important business and financial information about VBL that is not included in or delivered with this document. You may obtain this information without charge through the SEC’s website (http://www.sec.gov) or upon your written or oral request by contacting the Secretary of Vascular Biogenics Ltd., 8 HaSatat St., Modi’in, Israel 7178106, or by calling +972-8-9935000.

To ensure timely delivery of these documents, any request should be made no later than                    , 2023 to receive them before the VBL special meeting.

For additional details about where you can find information about VBL, please see the sections titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Page

QUESTIONS AND ANSWERS ABOUT THE MERGER	iii
PROSPECTUS SUMMARY	1
The Companies	1
Reasons for the Merger (see page 114)	2
Opinion of VBL’s Financial Advisor (see page 119)	2
Overview of the Merger Agreement	3
Support Agreements (see page 146)	4
Management Following the Merger (see page 126)	5
Interests of Certain Directors, Officers and Affiliates of VBL and Notable (see page 125)	5
Certain Material U.S. Federal Income Tax Consequences of the Merger (see page 151)	6
Risk Factors (see page 10)	6
Regulatory Approvals (see page 143)	8
Nasdaq Stock Market Listing (see page 128)	8
Anticipated Accounting Treatment (see page 128)	8
Appraisal Rights and Dissenters’ Rights (see page 128)	8
Comparison of Stockholder Rights (see page 265)	8
MARKET PRICE AND DIVIDEND INFORMATION	9
RISK FACTORS	10
FORWARD-LOOKING STATEMENTS	95
THE SPECIAL MEETING OF VBL SHAREHOLDERS	97
Date, Time and Place	97
Purposes of the VBL Special Meeting	97
Recommendation of the VBL Board of Directors	97
Record Date and Voting Power	98
Voting and Revocation of Proxies	98
Required Vote	99
Solicitation of Proxies	100
Other Matters	100
THE MERGER	101
Background of the Merger	101
VBL Reasons for the Merger	114
Notable Reasons for the Merger	116
Certain Unaudited Prospective Financial Information	118
Interests of the VBL Directors and Executive Officers in the Merger	125
The Nasdaq Stock Market Listing	128
Anticipated Accounting Treatment	128
Appraisal Rights and Dissenters’ Rights	128
THE MERGER AGREEMENT	133
AGREEMENTS RELATED TO THE MERGER	146
MATTERS BEING SUBMITTED TO A VOTE OF VBL SHAREHOLDERS	148
VBL Proposal No. 1: Approval of the Issuance of VBL Ordinary Shares in the Merger to the Notable Securityholders in Accordance with the Terms of the Merger Agreement, and the Change of Control Resulting Therefrom and Approval of the Consummation of the Merger and the Other Transactions Contemplated by the Merger Agreement.	148
VBL Proposal No. 2: Approval of the Modification of Share Capital and VBL Reverse Share Split.	149
VBL Proposal No. 3: Approval of the Name Change	153
VBL Proposal No. 4: Amendment of the Amended and Restated Articles of Association of VBL	153
VBL Proposal No. 5: Approval of the Grant of 700,000 VBL RSUs to Prof. Dror Harats	154
VBL Proposal No. 6: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements	155
VBL Proposal No. 7: Nomination of Chief Executive Officer and Compensation Terms	156
VBL Proposal No. 8: Nomination of Directors and Their Compensation and Indemnification Terms	158
VBL Proposal No. 9: Nomination of External Directors and Their Compensation and Indemnification Terms	160
VBL Proposal No. 10: Approval of VB-601 Asset Sale	163
VBL Proposal No. 11: Approval of Possible Adjournment of the Special Meeting	163

i

ANNEX A	-	AGREEMENT AND PLAN OF MERGER
ANNEX B	-	OPINION LETTER OF Chardan Capital markets llc
ANNEX C	-	SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus/information statement does not give effect to the proposed VBL ordinary share reverse share split at a ratio of one (1) new share for every 10 to 50 shares of outstanding VBL Ordinary Shares, inclusive, with a nominal value of NIS 0.01 per share (“VBL Ordinary Shares”), of VBL (as defined below) described in VBL Proposal No. 2 (the “VBL Reverse Share Split”) in this proxy statement/prospectus/information statement. If the Merger (as defined below) and the VBL Reverse Share Split (as defined below) are approved, the VBL Reverse Share Split will be effected immediately prior to the closing of the Merger (the “Closing”) at a ratio to be determined by the VBL board of directors.

The following section provides answers to frequently asked questions about the Merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q:	What is the Merger?

A:	Vascular Biogenics Ltd., an Israeli corporation (“VBL”), Notable Labs, Inc., a Delaware corporation (“Notable”), and Vibrant Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of VBL (“Merger Sub”), have entered into an Agreement and Plan of Merger dated as of February 22, 2023, as may be amended from time to time (the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the proposed business combination of VBL and Notable. Under the Merger Agreement, Merger Sub will merge with and into Notable, with Notable surviving as a wholly-owned subsidiary of VBL (the “Merger”). As consideration in the Merger, Notable’s stockholders will be issued a number of shares of VBL Ordinary Shares, determined based on the total number of outstanding VBL Ordinary Shares and shares of Notable’s common stock, par value $0.001 per share, (“Notable Common Stock”), each on a fully-diluted basis, and the respective valuations of Notable and VBL, as of immediately prior to the Closing. Immediately following the effective time of the Merger (the “Effective Time”), the former Notable securityholders are expected to own approximately 76% of the VBL Ordinary Shares on a fully diluted basis and subject to adjustment and securityholders of VBL as of immediately prior to the Effective Time are expected to own approximately 24% of the VBL Ordinary Shares on a fully diluted basis, in each case subject to adjustments as described below.

The VBL Valuation of $35,000,000 is based on a projected net cash balance (or cash, cash equivalents, investments and other assets settled in cash minus outstanding liabilities) at the Closing of $15,000,000, plus an additional $20,000,000 of enterprise value. If VBL’s Net Cash (as defined in the Merger Agreement, see the section entitled “The Merger Agreement — Merger Consideration.”) as of the close of business on the last business day prior to the anticipated closing date as agreed upon by VBL and Notable (referred to as the “determination date”) is less than Target Net Cash (as defined in the Merger Agreement), the ownership percentage of former Notable stockholders in the combined organization will be increased based on the difference between VBL’s Net Cash and the VBL Target Net Cash. If VBL’s Net Cash is greater than Target Net Cash, the ownership percentage of former Notable stockholders in the combined organization will be decreased based on the difference between VBL’s Net Cash and the Target Net Cash. Additionally, the Notable Valuation of $110,000,000 is based on the sum of a $100,000,000 pre-money valuation as set forth in the Stock Purchase Agreement, entered into on February 22, 2023 with the Noble Pre-Closing Financing investors (the “Stock Purchase Agreement”), pursuant to which the Notable Pre-Closing Financing investors have collectively subscribed for approximately $10.3 million of Series D SAFEs (as defined below) and shares of preferred stock of Notable, par value $0.001 per share (“Notable Preferred Stock”, and the financing, the “Notable Pre-Closing Financing”), plus the expected aggregate net cash proceeds from the Notable Pre-Closing Financing. If (i) the pre-money valuation set forth in the Stock Purchase Agreement is other than $100,000,000 or (ii) the aggregate net cash proceeds from the Notable Pre-Closing Financing are less than $8,000,000 or more than $12,000,000, the Notable Valuation will be adjusted as agreed by the investors in the Notable Pre-Closing Financing.

Without giving effect to the proposed VBL Reverse Share Split, and based on the foregoing percentages as of June 26, 2023, and VBL’s and Notable’s capitalization as of June 26, 2023, the Exchange Ratio for the Notable Common Stock would be approximately 2.2482 VBL Ordinary Shares for each share of Notable Common Stock (approximately 249,857,511 total shares of VBL common stock would be issued to former Notable stockholders, on a fully diluted basis).

iii

Q:	What will happen to VBL if, for any reason, the Merger does not close?

A:	VBL has invested significant time and incurred, and expects to continue to incur, significant expenses related to the proposed merger with Notable. Although the VBL board of directors may elect, among other things, to attempt to complete another strategic transaction if the Merger with Notable does not close, the VBL board of directors may instead divest all or a portion of VBL’s business or take steps necessary to liquidate or dissolve VBL’s business and assets if a viable alternative strategic transaction is not available. If VBL decides to dissolve and liquidate its assets, VBL would be required to pay all of its contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurance as to the amount or the timing of such a liquidation and distribution of available cash left to distribute to stockholders after paying the obligations of VBL and setting aside funds for reserves.

Q:	Why are the two companies proposing to merge?

A:	The VBL board of directors considered a number of factors that supported its decision to approve the Merger Agreement. In the course of its deliberations, the VBL board of directors also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement. For a discussion of VBL’s and Notable’s reasons for the Merger, please see the sections titled “The Merger — VBL Reasons for the Merger” and “The Merger — Notable Reasons for the Merger” in this proxy statement/prospectus/information statement.

Q:	Why am I receiving this proxy statement/prospectus/information statement?

A:	You are receiving this proxy statement/prospectus/information statement because you have been identified as a shareholder of VBL or securityholder of Notable as of the applicable record date, and you are entitled, as applicable, to (i) vote at the VBL special meeting of shareholders to approve (1) the issuance of VBL Ordinary Shares in the Merger in accordance with the terms of the Merger Agreement, and the change of control resulting from the Merger pursuant to the Nasdaq rules and Israeli law, (2) the proposed modifications to VBL’s share capital to effectuate the VBL Reverse Share Split and to increase VBL’s registered share capital by up to NIS 10,000,000 and the creation of up to an additional 1,000,000,000 VBL Ordinary Shares (the “VBL Share Capital Increase”), (3) the change of VBL’s name to “Notable Labs, Ltd.” (the “Name Change”) or a similar name approved by the Israeli Registrar of Companies (“IROC”), (4) the amendment of the Amended and Restated Articles of Association of VBL (the “Articles”), reflecting: (i) the VBL Reverse Share Split, (ii) the VBL Share Capital Increase, (iii) the Name Change, and (iv) the modification to the legal quorum required for VBL’s general meeting of shareholders, which shall consist of at least one (1) shareholder who holds or represents at least 33 1/3% of the voting rights in VBL, (5) the August 2022 grant of 700,000 Restricted Share Units (“VBL RSUs”) to Prof. Dror Harats for retention purposes, in lieu of a cash retention award, as an incentive for Prof. Harats to remain employed with VBL, for which he has fulfilled his obligation, (6) on a non-binding, advisory basis, the compensation that will or may become payable by VBL to its named executive officers in connection with the Merger, (7) the nomination of Chief Executive Officer and compensation terms, (8) the nomination of directors and their compensation and indemnification terms, (9) the nomination of external directors and their compensation and indemnification terms, (10) the approval of the VB-601 Asset Sale, and (11) the adjournment or postponement of the VBL special meeting, if necessary, to solicit additional proxies or (ii) sign and return the Notable written consent to approve the Merger and adopt the Merger Agreement and related transactions. This document serves as:

●	a proxy statement of VBL used to solicit proxies for its special meeting;

●	a prospectus of VBL used to offer VBL Ordinary Shares in exchange for shares of Notable Common Stock in the Merger and issuable upon exercise of Notable warrants and options being assumed by VBL in the Merger, as applicable; and

●	an information statement of Notable used to solicit the written consent of its securityholders for the approval of the Merger and the adoption of the Merger Agreement and related transactions.

Q:	Why is VBL seeking shareholder approval to issue VBL Ordinary Shares to existing stockholders of Notable in the Merger?

A:	Because VBL Ordinary Shares are listed on The Nasdaq Stock Market LLC (“Nasdaq”), VBL is subject to the rules of Nasdaq (referred to as the “Nasdaq rules”). Rule 5635(a) of the Nasdaq rules requires shareholder approval with respect to issuances of VBL Ordinary Shares, among other instances, when the shares to be issued are being issued in connection with the acquisition of the shares or assets of another company and are equal to 20% or more of the outstanding shares of VBL Ordinary Shares before the issuance. Rule 5635(b) of the Nasdaq rules also requires shareholder approval when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common equity securities (or securities convertible into or exercisable for common equity securities) or voting power of an issuer could constitute a change of control. Rule 5635(d) of the Nasdaq rules also requires shareholder approval for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common equity securities (or securities convertible into or exercisable for common equity securities) at a price that is less than market value of the shares if the number of equity securities to be issued is or may be equal to 20% or more of the common equity securities, or 20% or more of the voting power, outstanding before the issuance.

In the Merger, VBL will be issuing approximately 249,857,511 VBL Ordinary Shares on a fully diluted basis, and VBL Ordinary Shares to be issued pursuant to the Merger Agreement will represent greater than 20% of its voting shares. Accordingly, VBL is seeking shareholder of approval of the issuance pursuant to the Merger Agreement under the Nasdaq rules.

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Q:	What is required to consummate the Merger?

A:	To consummate the Merger, Proposal Nos. 1, 2, 3 and 4 must be approved at the special meeting, or at any permitted adjournment or postponement thereof, by the requisite holders of VBL Ordinary Shares on the record date for the special meeting. The Merger will not occur if Proposals Nos. 1, 2, 3 and 4 are not approved by VBL’s shareholders.

In addition to the requirement of obtaining such shareholder approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

Under Notable’s Fifth Amended and Restated Certificate of Incorporation, which will be filed prior to the consummation of the Merger, the approval of the Merger and the adoption of the Merger Agreement requires the affirmative consent of the holders of at least a majority of the issued and outstanding shares of Notable Common Stock and Notable Preferred Stock, voting together on an as-converted basis and the approval of the conversion of outstanding Notable Preferred Stock into Notable Common Stock and the consummation of the Pre-Closing Financing requires the affirmative consent of the holders of at least: (i) a majority of the Notable’s outstanding Series A Preferred Stock, (ii) 55% of the Notable’s outstanding Series B Preferred Stock, (iii) a majority of the Notable’s outstanding Series C Preferred Stock, and (iv) a majority of the Notable’s outstanding Series D Preferred Stock. Notable has obtained Support Agreements from stockholders owning in excess of the aforementioned thresholds necessary to approve the Merger and adopt the Merger Agreement and related transactions.

Directors and executive officers of Notable and certain stockholders of Notable, who own approximately 63% of the outstanding shares of Notable Common Stock, and certain VBL shareholders, including certain directors, executive officers and former executive officers, of VBL who in the aggregate own approximately 2.5% of the outstanding VBL Ordinary Shares able to vote, are parties to support agreements with VBL and Notable. The VBL shareholders who are party to such support agreements have agreed to vote their shares (a) in favor of the VBL shareholder proposals and any other matter necessary to consummate the transactions contemplated by the Merger Agreement and voted on by the VBL shareholders and to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the issuances of the VBL Ordinary Shares by virtue of the Merger on the date on which such meeting is held and (b) against any “acquisition proposal,” as defined in the Merger Agreement. The Notable stockholders who are party to such support agreements have agreed to vote their shares (a) in favor of (i) adoption and approval of the Merger Agreement and the approval of any related transactions contemplated by the Merger Agreement and (ii) any matter that could reasonably be expected to facilitate the Merger and any related transactions contemplated by the Merger Agreement; (b) against any “acquisition proposal,” as defined in the Merger Agreement, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all of the other related transactions contemplated by the Merger Agreement; (c) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held and (d) where applicable, in favor of an election to convert all of the Notable Preferred Stock held by such Notable stockholder into Notable Common Stock. Nevertheless, all Notable stockholders will have the opportunity to elect to adopt the Merger Agreement, thereby approving the Merger and related transactions by signing and returning to Notable a written consent.

For a more complete description of the closing conditions under the Merger Agreement, VBL and Notable urge you to read the section titled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement.

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Q:	What will Notable stockholders, warrantholders and optionholders receive in the Merger?

A:

As a result of the Merger, Notable stockholders, warrantholders and optionholders will own approximately 76% of the outstanding VBL Ordinary Shares on a fully diluted basis as defined in the Merger Agreement, subject to adjustment based upon (a) VBL’s Net Cash relative to Target Net Cash at Closing, (b)(i) the valuation of Notable, which may be adjusted based upon whether the pre-money valuation of Notable as set forth in the Stock Purchase Agreement is other than $100,000,000 or (ii) the aggregate net cash proceeds from the Notable Pre-Closing Financing are less than $8,000,000 or more than $12,000,000, and (c) changes to the fully diluted capitalization of VBL or Notable. At the Effective Time of the Merger, outstanding and unexercised Notable warrants and options will be assumed by VBL and converted into warrants and options to purchase VBL Ordinary Shares, as applicable, with the number of shares and exercise price being appropriately adjusted to reflect the final Exchange Ratio as determined in accordance with the Merger Agreement and the VBL Reverse Share Split.

For a more complete description of what Notable stockholders, warrantholders and optionholders will receive in the Merger, please see the sections titled “Market Price and Dividend Information” and “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus/information statement.

Q:	Who will be the directors of the combined organization following the Merger?

A:	Following the Merger, the board of directors of the combined organization will be as follows:

Name	Current Principal Affiliation
Thomas Bock	Notable President, Chief Executive Officer and Director
Thomas I. H. Dubin	Notable Nominee
Thomas Graney	Notable Nominee
Peter Feinberg	Notable Nominee
Michele Galen	Notable Nominee
Tuomo Pätsi	Notable Nominee
Michael Rice	VBL Director

Q:	Who will be the executive officers of the combined organization immediately following the Merger?

A:	Immediately following the Merger, the executive management team of the combined organization is expected to be composed solely of the members of the Notable executive management team prior to the Merger as set forth below:

Name	Position(s)
Thomas Bock	President, Chief Executive Officer and Director
Scott A. McPherson	Chief Financial Officer
Joseph Wagner	Chief Scientific Officer

Q:	What are the material U.S. federal income tax consequences of the Merger to Notable stockholders?

A:	Notable and VBL intend that the steps involved in the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), with the result that the transaction will not result in gain recognition by Notable stockholders that exchange their shares of Notable Common Stock for the merger consideration.

Tax matters are very complicated, and the tax consequences of the Merger to a particular Notable stockholder will depend on such stockholder’s circumstances. Accordingly, each Notable stockholder is strongly urged to consult with his, her or its tax advisor for a full understanding of the tax consequences of the Merger to that stockholder, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws. For more information, please see the section titled “Certain Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus/information statement.

Q:	What are the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined in “Certain Material U.S. Federal Income Tax Considerations”) of VBL?

A:	As discussed more fully under the section “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders,” the Deemed Domestication (as defined in the section titled “Certain Material U.S. Federal Income Tax Considerations”) is expected to constitute a conversion of VBL from a non-U.S. corporation to a U.S. corporation for U.S. federal income tax purposes in a reorganization described in Section 368(a)(1)(F) (an “F Reorganization”) of the Code.

Though VBL does not believe it was a passive foreign investment company (“PFIC”) for its 2022 taxable year, if VBL is a PFIC for its current taxable year, proposed U.S. Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a VBL U.S. Holder (as defined in the section titled “Certain Material U.S. Federal Income Tax Considerations”) to recognize gains as a result of the Deemed Domestication unless the U.S. Holder makes (or has made) certain elections discussed further under “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules.” The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. It is difficult to predict whether such proposed regulations will be finalized and whether, in what form, and with what effective date, other final U.S. Treasury Regulations under Section 1291(f) of the Code will be adopted.

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For a discussion of the material U.S. federal income tax considerations applicable to VBL shareholders with respect to the Merger, see the section titled “Certain Material U.S. Federal Income Tax Considerations”.

Q:	What are the material U.S. federal income tax consequences of the VBL Reverse Share Split to U.S. shareholders of VBL?

A:	A U.S. Holder (as defined in “Certain Material U.S. Federal Income Tax Considerations”) of VBL generally should not recognize gain or loss upon the VBL Reverse Share Split. Please review the information in the section titled “Proposal No. 2: Approval of the Modification of Share Capital and VBL Reverse Share Split — VBL Reverse Share Split — Certain Material U.S. Federal Income Tax Consequences of the VBL Reverse Share Split” beginning on page 151 of this proxy statement/prospectus/information statement for a more complete description of the material U.S. federal income tax consequences of the VBL Reverse Share Split to VBL U.S. holders.

The tax consequences to you of the VBL Reverse Share Split will depend on if the VBL Reverse Share Split is treated as a tax deferred “recapitalization” for U.S. federal income tax purposes. If the VBL Reverse Share Split qualifies as a recapitalization, then a VBL U.S. Holder generally will not recognize gain or loss on the VBL Reverse Share Split. In general, the aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefor and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of VBL Ordinary Shares surrendered to the shares of VBL Ordinary Shares received pursuant to the VBL Reverse Share Split. VBL U.S. Holders of shares of VBL Ordinary Shares acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A VBL U.S. holder whose fractional shares resulting from the VBL Reverse Share Split are rounded up to the nearest whole share may recognize gain for U.S. federal income tax purposes equal to the value of the additional fractional share. The treatment of the exchange of a fractional share for a whole share in the VBL Reverse Share Split is not clear. VBL intends to treat the issuance to a holder of a whole share in exchange for a fractional share as a non-recognition event, but there can be no assurance that the Internal Revenue Service (“IRS”) or a court would not successfully assert otherwise.

The tax consequences to you of the VBL Reverse Share Split will depend on your particular facts and circumstances. You should consult your tax advisors as to the specific tax consequences to you.

Q:	Do persons involved in the Merger have interests that may conflict with mine as a VBL shareholder?

A:	Yes. In considering the recommendation of the VBL board of directors with respect to issuing VBL Ordinary Shares pursuant to the Merger Agreement and the other matters to be acted upon by VBL shareholders at the VBL special meeting, VBL shareholders should be aware that certain members of the VBL board of directors and executive officers of VBL have interests in the Merger that may be different from, or in addition to, interests they have as VBL shareholders.

For example, the employment agreements of certain VBL executive officers provide for post-employment compensation arrangements. On January 20, 2022, VBL entered into a restated executive employment agreement and consulting agreement with Prof. Harats pursuant to which he provides services as VBL’s Chief Executive Officer (the “Harats agreements”). Pursuant to Prof. Harats’ agreements with VBL, VBL can terminate Prof. Harats’ employment (as can he) for any reason by giving nine months prior written notice of termination. However, in the event that Prof. Harats’ employment is terminated other than for “cause” or if Prof. Harats resigns for “good reason” (each as defined in the Harats Agreements), Prof. Harats will be entitled to receive an aggregate of 15 months of salary and benefits continuation under the Harats Agreements. In connection with the Merger, we anticipate providing Prof. Harats with such 15-month salary and benefits continuation as set forth in the Harats Agreements.

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On October 4, 2021, VBL entered into an offer letter with Mr. Backenroth for his services as our Chief Financial Officer (the “Backenroth Offer Letter”). The Backenroth Offer Letter provides that if Mr. Backenroth is terminated by us without cause or Mr. Backenroth resigns for good reason (defined generally as a reduction in his salary amongst similarly-situated employees, relocation, or a material diminution in title, duties or responsibilities) regardless of whether such termination or resignation was a result of a change of control, then, subject to Mr. Backenroth’s execution and delivery of a general release of all claims, his then outstanding, unvested options and VBL RSUs, if any, will vest and be exercisable as to all of the covered shares and Mr. Backenroth shall be additionally entitled to (1) severance pay at a rate equal to one hundred percent (100%) of his base salary for a period of 12 months from the date of termination, and (2) reimbursement of 12 months of health benefits (COBRA subsidization) in accordance with our standard expense reimbursement procedures. In connection with the Merger, we anticipate providing Mr. Backenroth with such 12-month salary and benefits continuation as set forth in the Backenroth Offer Letter.

In addition, in August 2022, VBL awarded Prof. Harats and Mr. Backenroth each a grant of 700,000 VBL RSUs as a retention incentive to remain employed with VBL through the Merger. The award vests 75% at March 31, 2023, with the remainder on the two year anniversary of the grant, subject to acceleration upon change of control (such as completion of the Merger). The VBL RSU award for Prof. Harats is subject to VBL shareholder approval (see VBL Proposal No. 5: Approval of the Grant of 700,000 VBL RSUs to Prof. Dror Harats) and therefore did not vest on March 31, 2023.

Additionally, pursuant to the terms of the Merger Agreement, Michael Rice, who is currently a director of VBL, will continue as a director of the combined organization after the Closing and will be eligible for certain compensation as a non-employee director.

Furthermore, on June 30, 2023, VBL entered into an exclusive term sheet for the sale of the VB-601 Asset with Wellbeing Group Ltd. (“Wellbeing”), or one of their assignees, for total consideration of up to $5 million plus royalties. Wellbeing intends to form a new company and recruit Prof. Harats, Dr. Feige, and Mr. Backenroth as investors and partners to manage the new company and develop the VB-601 Asset due to their historical knowledge of the program. Due to the involvement of the Interested Parties in the entity that will be moving forward with and developing the VB-601 Asset, the transaction is considered a related party transaction, and requires audit committee and board of directors approval, and execution of definitive documentation. VBL’s board of directors also resolved that the closing of the VB-601 Asset Sale would be subject to the separate approval of the VBL shareholders at the Special Meeting. The Interested Parties recused themselves from discussions and negotiations between VBL and Wellbeing regarding the VB-601 Offer.

As of June 26, 2023, the directors and executive officers of VBL owned, in the aggregate, approximately 2.5% of the outstanding voting VBL Ordinary Shares. Each of VBL’s executive officers and directors have entered into support agreements and lock-up agreements in connection with the Merger. The support agreements and lock-up agreements are discussed in greater detail in the section titled “Agreements Related to the Merger” in this proxy statement/prospectus/information statement.

The VBL board of directors was aware of these interests and considered them, among other matters, in the decision to approve the Merger Agreement. For more information, please see the section titled “The Merger — Interests of the VBL Directors and Executive Officers in the Merger” in this proxy statement/prospectus/information statement.

Q:	Why am I being asked to approve the Proposed VB-601 Asset Sale?

A:

As part of VBL’s strategic process resulting in the Merger, beginning in August 2022 through June 28, 2023, VBL engaged with more than 15 parties who expressed interest in the VB-601 Asset. Seven of these parties signed mutual confidentiality agreements with VBL to conduct due diligence, none of which included standstill obligations, and six were provided access to the VBL due diligence data room. Prior to the VB-601 non-binding term sheet entered into with Wellbeing on June 30, 2023, two other parties submitted non-binding offers, however, one offer was withdrawn in December 2022 after entering into an exclusive letter of intent with VBL in November 2022, and one offer was not considered actionable by the VBL board of directors.

On June 30, 2023, VBL entered into an exclusive term sheet with Wellbeing for the sale of VB-601 and MOSPD2-related assets (“VB-601 Asset”) to Wellbeing, or one of their assignees, for total consideration of up to $5 million plus royalties. The VB-601 Offer consists of a $250,000 upfront payment to be paid upon closing, up to a total of $4.75 million in clinical and commercial milestones, and a low to mid single digit percentage tiered royalty on net sales above $50 million. Wellbeing intends to form a new company and recruit Prof. Harats, Dr. Feige, and Mr. Backenroth as investors and partners to manage the new company and develop the VB-601 Asset due to their historical knowledge of the program. Due to the involvement of the Interested Parties in the entity that will be moving forward with and developing the VB-601 Asset, the transaction would be considered a related party transaction, and would require audit committee approval and the approval of the VBL board of directors and execution of definitive documentation. The VBL board of directors also resolved that the closing of the VB-601 Asset Sale would also be subject to a separate approval of the VBL shareholders at the Special Meeting. The Interested Parties recused themselves from discussions and negotiations between VBL and Wellbeing regarding the VB-601 Offer.

The VBL board of directors evaluated the VB-601 Offer and the merits of the proposed transaction, without the Interested Parties. As there were no other alternate offers to monetize the VB-601 Asset and given the uncertain prospects of an alternate transaction that could be executed prior to the closing of the Merger, at which time, per the Merger Agreement, the VB-601 Assets would remain in the combined company for no additional consideration to VBL or its shareholders, the board of directors determined that it was in the best interest of VBL shareholders to enter into the non-binding term sheet and vote FOR the VB-601 Asset Sale (see VBL Proposal No. 10: Approval of VB-601 Asset Sale). The VB-601 Asset Sale is not a condition to the closing of the Merger.]

Q:	Do persons involved in the Merger have interests that may conflict with mine as a Notable stockholder?

A: Yes. In considering the recommendation of Notable’s board of directors with respect to approving the Merger and related transactions by written consent, Notable stockholders should be aware that certain members of the board of directors and executive officers of Notable have interests in the Merger that may be different from, or in addition to, interests they have as Notable stockholders. For example, certain of Notable’s executive officers and certain of its directors have options, subject to vesting, to purchase shares of Notable that will convert into options to purchase a number of VBL Ordinary Shares determined by the Exchange Ratio. Certain directors of Notable are affiliated with entities that own shares and warrants to purchase shares of Notable that will be exchanged for a number of VBL Ordinary Shares determined by the Exchange Ratio and the warrants will convert into warrants to purchase a number of VBL Ordinary Shares determined by the Exchange Ratio. Additionally, certain of Notable’s directors and all its executive officers are expected to become directors and executive officers of VBL upon the consummation of the Merger; and all of Notable’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement.

As of June 26, 2023, the directors and executive officers of Notable beneficially owned, in the aggregate, approximately 49.1% of the outstanding shares of Notable Common Stock. Each of Notable’s executive officers and directors have entered into support agreements and lock-up agreements in connection with the Merger. The support agreements and lock-up agreements are discussed in greater detail in the section titled “Agreements Related to the Merger” in this proxy statement/prospectus/information statement.

The Notable board of directors were aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement. For more information, please see the section titled “The Merger — Interests of the Notable Directors and Executive Officers in the Merger” of this proxy statement/prospectus/information statement.

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Q:	As a VBL shareholder, how does the VBL board of directors recommend that I vote?

A:	After careful consideration, the VBL board of directors recommends that VBL shareholders vote:

●	“FOR” Proposal No. 1 to approve the issuance of VBL Ordinary Shares to the Notable stockholders in accordance with the terms of the Merger Agreement and the change of control resulting from the Merger pursuant to the Nasdaq rules.

●	“FOR” Proposal No. 2 to approve the following modifications to VBL share capital:

●	(A) the VBL Reverse Share Split; and

●	(B) the VBL Share Capital Increase.

●	“FOR” Proposal No. 3 to approve the Name Change.

●	“FOR” Proposal No. 4 to approve the amendment of the Articles.

●	“FOR” Proposal No. 5 to approve the August 2022 employment retention grant of 700,000 VBL RSUs to Prof. Dror Harats in lieu of a cash retention award.

●	“FOR” Proposal No. 6 to approve the advisory, non-binding vote on merger-related executive compensation arrangements.

●	“FOR” Proposal No. 7 to approve the nomination and compensation terms of the Chief Executive Officer.

●	“FOR” Proposal No. 8 to approve the nomination of directors and their compensation and indemnification terms.

●	“FOR” Proposal No. 9 to approve the nomination of external directors and their compensation and indemnification terms.

●	“FOR” Proposal No. 10 to approve the VB-601 Asset Sale.

●	“FOR” Proposal No. 11 to adjourn the VBL special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of VBL Proposal Nos. 1-4.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding compensation that will or may become payable by VBL to its named executive officers in connection with the Merger?

A:	The U.S. Securities and Exchange Commission (the “SEC”) rules require VBL to seek a non-binding, advisory vote regarding compensation that will or may become payable by VBL to its named executive officers in connection with the Merger.

Q:	What is the compensation that will or may become payable by VBL to its named executive officers in connection with the Merger for purposes of this advisory vote?

A:	The compensation that will or may become payable by VBL to its named executive officers in connection with the Merger includes cash severance payments, reimbursement of health coverage costs and other perquisites, and accelerated vesting of outstanding equity awards pursuant to the employment agreements with named executive officers. VBL’s named executive officers will be entitled to receive a total value of approximately $1.28 million (collectively, not individually) in connection with the consummation of the Merger and the associated termination of their employment from VBL, including the value associated with the acceleration of their outstanding RSUs and not including other out-of-the-money equity awards. For further detail, see the section titled “VBL Executive Compensation” in this proxy statement/prospectus/information statement.

Q:	What will happen if shareholders do not approve the compensation that will or may become payable by VBL to its named executive officers in connection with the Merger at the VBL special meeting?

A:	Approval of the compensation that will or may become payable by VBL to its named executive officers in connection with the Merger (and their associated termination from VBL) is not a condition to completion of the Merger. The vote with respect to the compensation that will or may become payable by VBL to its named executive officers in connection with the Merger is an advisory vote and will not be binding on VBL. Accordingly, regardless of the outcome of the advisory vote, if the Merger Agreement is adopted by the shareholders and the Merger is completed, certain of VBL’s named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger and their associated termination from VBL in accordance with the employment agreements that each named executive officer has entered into in connection therewith.

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Q:	Why am I being asked to approve the VBL Reverse Share Split?

A:	The VBL board of directors approved the proposal approving the VBL Reverse Share Split for the following reasons: (1) the VBL Reverse Share Split is required in order to increase the per share price of VBL Ordinary Shares, which may decrease trading volume in VBL Ordinary Shares; the VBL Reverse Share Split will have the effect of increasing the price per VBL Ordinary Share in order to regain compliance with Nasdaq’s minimum consolidated bid price requirement by the required time of August 28, 2023; (2) the VBL board of directors believes an investment in VBL Ordinary Shares may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients and investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks; (3) the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks; and (4) the VBL board of directors believes that most investment funds are reluctant to invest in lower priced stocks. If Proposal No. 1 is not approved at the VBL special meeting but Proposal No. 2 is approved, the VBL board of directors may still elect to effect the VBL Reverse Share Split. For further detail, see the section titled “Matters Being Submitted to a Vote of VBL Shareholders — VBL Proposal No. 2: Approval of the Modification of Share Capital and VBL Reverse Share Split — VBL Reverse Share Split” and “Risk Factors — Risks Related to VBL’s Capital Requirements, Finances and Operations if the Merger is Not Completed — VBL is not in compliance with Nasdaq’s minimum bid price requirement, and if VBL fails to regain compliance with Nasdaq’s continued listing requirements, the VBL Ordinary Shares could be delisted, which could adversely affect the liquidity of the VBL Ordinary Shares and its ability to raise additional capital or complete the Merger. The Merger is a “change of control” and the combined organization will need to satisfy all of Nasdaq’s initial listing criteria to remain listed on Nasdaq.”

Q:	Why am I being asked to approve the VBL Share Capital Increase?

A:	The VBL board of directors approved the proposal approving the VBL Share Capital Increase for the following reasons: (1) the VBL Share Capital Increase is required in order to make sufficient VBL Ordinary Shares available for issuance to Notable stockholders pursuant to the Merger Agreement; (2) to account for the effect of the VBL Reverse Share Split, if approved, which will reduce the authorized shares proportionally; and (3) to provide the combined organization sufficient authorized shares to support its business going forward. Under Israeli Law, a reverse split of the share capital of a company combines not only the issued share capital but the entire authorized share capital, therefore, following the proposed VBL Reverse Share Split, VBL would require an increase in its share capital for the consummation of the Merger and the issuance of VBL Ordinary Shares to Notable securityholders pursuant thereto, in addition to having sufficient registered share capital to support the combined organization’s business. If Proposal No. 1 is not approved at the VBL special meeting but Proposal No. 2 is approved, the VBL board of directors may still elect to effect the VBL Share Capital Increase. For further detail, see the section titled “Matters Being Submitted to a Vote of VBL Shareholders — VBL Proposal No. 2: Approval of the Modification of Share Capital and VBL Reverse Share Split — Increase in Share Capital.”

Q:	As a Notable stockholder, how does the Notable board of directors recommend that I vote?

A:	After careful consideration, the Notable board of directors recommends that Notable stockholders execute the written consent indicating their vote in favor of the approval of the Merger and the adoption of the Merger Agreement and the transactions contemplated thereby.

Q:	What risks should I consider in deciding whether to vote in favor of the approval of the issuance of VBL Ordinary Shares in the Merger to the Notable securityholders in accordance with the terms of the Merger Agreement or to execute and return the written consent, as applicable?

A:	You should carefully review the section of this proxy statement/prospectus/information statement, including any information incorporated into such section, titled “Risk Factors,” which sets forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the combined organization’s business will be subject and risks and uncertainties to which each of VBL and Notable, as an independent company, is subject.

Q:	What is the quorum requirement?

A:	A quorum of shareholders is necessary to hold a valid meeting. Under the Nasdaq rules, a quorum will be present if two shareholders holding at least 33 1/3% of the outstanding VBL Ordinary Shares are present at the live audio webcast VBL special meeting or represented by proxy at the VBL special meeting, which will be held in a virtual-only format at . On , 2023, the record date, there were VBL Ordinary Shares issued and outstanding and entitled to vote. Accordingly, holders of at least VBL Ordinary Shares must be present at the VBL special meeting for a quorum to exist. Your VBL Ordinary Shares will be counted toward the quorum at the VBL special meeting only if you attend the VBL special meeting via live audio webcast at or are represented at the VBL special meeting by proxy.

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Abstentions (as described below) will be counted towards the quorum requirement. If within half an hour from the time appointed for the meeting, a quorum is not present, without there being an obligation to notify the shareholders to that effect, the meeting shall be adjourned to the same day, in the following week, at the same hour and at the same place or to a later time and date if so specified in the notice of the meeting, unless such day shall fall on a statutory holiday (either in Israel or in the United States), in which case the meeting will be adjourned to the first business day afterwards which is not a statutory holiday.

Q:	If my VBL shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you hold shares beneficially in street name and do not provide your broker or other agent with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when banks, brokers and other nominees are not permitted to vote on certain non-discretionary matters without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-discretionary” matters. Proposals Nos. 1 through 11 are anticipated to be non-discretionary matters. Broker non-votes will not be considered as votes cast by the holders of VBL Ordinary Shares present in person or represented by proxy at the VBL special meeting and will therefore not have any effect with respect to Proposal Nos. 1 through 11.

Q:	When do you expect the Merger to be consummated?

A:	VBL and Notable anticipate that the Merger will occur sometime soon after the VBL special meeting to be held on , 2023, but cannot predict the exact timing. For more information, please see the section titled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement.

Q:	What do I need to do now?

A:	VBL and Notable urge you to read this proxy statement/prospectus/information statement carefully, including its annexes, and to consider how the Merger affects you.

If you are a VBL shareholder, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. You may also provide your proxy instructions via the Internet by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the special meeting of VBL shareholders.

If you are a Notable stockholder, you may execute and return your written consent to Notable in accordance with the instructions provided.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A:	Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record and do not vote by telephone, through the Internet, by completing the enclosed proxy card or in person at the special meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

Proposals Nos. 1 through 11 are non-discretionary matters. As a result, banks, brokers and other nominees will not have discretion to vote on Proposals Nos. 1 through 11.

Q:	What if I do not specify how my shares are to be voted?

A:	If you submit a proxy but do not indicate any voting instructions, the proxy holders will vote in accordance with the recommendations of VBL’s board of directors. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, the broker, bank or other nominee may generally vote in its discretion on “discretionary” matters. However, if the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a “non-discretionary” matter, it will be unable to vote your shares on that matter. When this occurs, it is generally referred to as a “broker non-vote.”

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Q:	May I vote in person at the special meeting of shareholders of VBL?

A:	Yes, VBL shareholders entitled to vote at the virtual-only format VBL special meeting may vote their shares during the live audio webcast.

Shareholders of Record

If your VBL Ordinary Shares are registered directly in your name with the VBL transfer agent, you are considered to be the shareholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by VBL.

If you are a VBL shareholder of record, you may register to attend the VBL special meeting and by accessing the meeting center at             and entering the control number on the proxy card previously received. You will need to register to attend the VBL special meeting at              by no later than             , 2023 at             Eastern Time. You will be emailed an individual link to attend the virtual special meeting. Instructions on how to connect to the VBL special meeting and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at                    .

Even if you plan to attend the VBL special meeting via live audio webcast, VBL requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the VBL special meeting if you are unable to attend.

Beneficial Owners

If your VBL Ordinary Shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the VBL special meeting via live audio webcast. Because a beneficial owner is not the shareholder of record, you may not vote these shares at the VBL special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

VBL has been advised by             that beneficial shareholders as of the record date who want to attend the VBL special meeting virtually must register in advance at             using the control number found on the proxy card previously received by no later than             , 2023 at             Eastern Time. VBL shareholders will then receive a confirmation of registration and an individual link to access the virtual special meeting.

To vote at the VBL special meeting, beneficial owners must obtain a legal proxy from the holder of record and submit proof of legal proxy reflecting the number of VBL Ordinary Shares held as of the record date.

Even if you plan to attend the VBL special meeting via live audio webcast, VBL requests that you sign and return the proxy materials provided by your broker or other nominee together with a voting instruction to ensure that your shares will be represented at the VBL special meeting if you are unable to attend.

Q:	When and where is the special meeting of VBL shareholders?

A:	The special meeting of VBL shareholders will be held in a virtual-only format via live audio webcast at , at , Eastern Time, on , 2023. All VBL shareholders as of the record date, or their duly appointed proxies, may attend the virtual special meeting.

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Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:	If you are a record holder of VBL Ordinary Shares, you may revoke your proxy and change your vote at any time before your proxy is actually voted: (i) by signing and delivering another proxy with a later date; (ii) by providing VBL with a written notice of such revocation prior to or at the special meeting; or (iii) by voting in person at the special meeting so long as you provide VBL a written notice of the revocation before your proxy is voted or before you vote in person at the special meeting. Attendance alone will not revoke a proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting the record holder, or, if you have obtained a legal proxy from the record holder giving you the right to vote your shares, by attending the special meeting and voting in person.

If you are a VBL shareholder of record or a shareholder who owns VBL shares in “street name” and instructed a broker to vote your VBL Ordinary Shares, you must follow directions received from your broker to change those instructions.

Q:	Who is paying for this proxy solicitation?

A:	VBL and Notable will share equally the cost of printing and filing of this proxy statement/prospectus/information statement and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of VBL Ordinary Shares for the forwarding of solicitation materials to the beneficial owners of VBL Ordinary Shares. VBL will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q:	Who can help answer my questions?

A:	If you are a VBL shareholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement please contact:

Vascular Biogenics Ltd.

8 HaSatat St.

Modi’in

Israel 7178106

+972-8-9935000

Attn: Secretary

sam@vblrx.com

If you have questions about the Merger, including the procedures for voting your shares, please contact:

Mediant

200 Regency Forest Drive, Suite 200

Cary, NC 27518

Stockholders may call toll-free: 866-551-3850

Banks and Brokers may call collect: 919-809-6675

If you are a Notable stockholder, and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Notable Labs, Inc.

320 Hatch Drive

Foster City, CA 94404

(415) 851-2410

Attention: Thomas Bock

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PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus/information statement and may not contain all of the information that is important to you. To better understand the Merger, the proposals being considered at the VBL special meeting and the Notable stockholder actions that are the subject of the written consents, you should read this entire proxy statement / prospectus / information statement carefully, including the Merger Agreement attached as Annex A, the opinion of Chardan Capital Markets LLC (“Chardan”) attached as Annex B and the other annexes to which you are referred herein.

The Companies

Vascular Biogenics Ltd.

8 HaSatat St.

Modi’in, Israel 7178106

+972-8-9935000

VBL is a biotechnology company historically focused on developing targeted therapies for immune-inflammatory diseases and cancer. VBL’s immunology product candidate, VB-601, is a targeted antibody for immune-inflammatory applications that has shown disease-modifying activity across multiple preclinical models including multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease and non-alcoholic steatohepatitis (“NASH”). VBL’s plan is to monetize this asset prior to or concurrent with the Merger and no further development is anticipated if the Merger is completed. On June 30, 2023, VBL entered into an exclusive term sheet for the sale of the VB-601 program to be completed immediately prior to or concurrent with the Merger, however, there is no guarantee that VBL will be successful in consummating this proposed transaction or identifying any alternative strategic transaction for VB-601 prior to the consummation of the Merger.

Notable Labs, Inc.

320 Hatch Drive

Foster City, CA 94404

Notable is a clinical-stage platform therapeutics company developing predictive precision medicines for patients with cancer. Through its proprietary Predictive Precision Medicines Platform (“PPMP”), Notable bio-simulates a cancer treatment to predict whether or not a patient is likely to respond to that specific therapeutic. Notable’s PPMP is designed to identify and select patients expected to be clinically responsive prior to their treatment and thus potentially enable fast-track clinical development in this patient population. By continually advancing and expanding the reach of the PPMP across diseases and predicted medical outcomes, Notable aims to be the leader in precision medicine and revolutionize the way patients seek and receive treatments that work best for them – patient by patient and cancer by cancer. Notable believes it has created a targeted in-licensing and development or co-development strategy for investigational compounds that have shown clinical activity to deliver a product’s medical impact and commercial value faster, higher, and with a greater likelihood of success when compared with traditional drug development. By continually advancing and expanding the reach of the PPMP across diseases and predicted medical outcomes, Notable aims to be the leader in predictive precision medicine and revolutionize the way in which patients seek and receive treatments that are most likely to work best for them – with major impact for patients and the healthcare community. Although the performance of Notable’s PPMP has demonstrated success in predicting the outcome of approved, standard of care agents, the development of investigational therapies such as volasertib utilizing the PPMP still carries substantial risks, including Notable’s limited experience in drug discovery and development, and the platform may never result in the regulatory approval of a drug candidate or do so with greater speed, value or success. Furthermore, clinical response alone does not guarantee that Notable’s product candidates will demonstrate clinical efficacy or that they will prove to be safe as required to receive FDA or similar regulatory approval.

Vibrant Merger Sub, Inc.

Vibrant Merger Sub, Inc. is a wholly-owned subsidiary of VBL, and was formed solely for the purposes of carrying out the Merger.

The Merger (see page 133)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub, a wholly-owned subsidiary of VBL formed by VBL in connection with the Merger, will merge with and into Notable. The Merger Agreement provides that upon the consummation of the Merger the separate existence of Merger Sub shall cease. Notable will continue as the surviving corporation and will be a wholly-owned subsidiary of VBL. Immediately following the effective time of the Merger, Notable’s stockholders are expected to own approximately 76% of the combined organization, on a fully-diluted basis, and VBL’s shareholders will own or hold rights to acquire approximately 24% of the combined organization, on a fully-diluted basis, in each case subject to adjustments as described below.

The VBL Valuation of $35,000,000 is based on a projected net cash balance (or cash, cash equivalents, investments other assets settled in cash minus outstanding liabilities) at the closing of $15,000,000, plus an additional $20,000,000 of enterprise value. If VBL’s Net Cash (as defined in the Merger Agreement, see the section entitled “The Merger Agreement — Merger Consideration.”) as of the close of business on the last business day prior to the anticipated closing date as agreed upon by VBL and Notable (the “determination date”) is less than Target Net Cash (as defined in the Merger Agreement), the ownership percentage of former Notable stockholders in the combined organization will be increased based on the difference between VBL’s Net Cash and Target Net Cash. If VBL’s Net Cash is greater than Target Net Cash, the ownership percentage of former Notable stockholders in the combined organization will be decreased based on the difference between VBL’s Net Cash and Target Net Cash. Additionally, the Notable Valuation of $110,000,000 is based on the sum of a $100,000,000 pre-money valuation as set forth in the Stock Purchase Agreement, plus the expected aggregate net cash proceeds from the Notable Pre-Closing Financing (which must be greater than $5,000,000 after deducting all unpaid Transaction Costs (as defined in the Merger Agreement) applicable to and incurred by Notable, or for which Notable is liable). If (i) the pre-money valuation set forth in the Stock Purchase Agreement is other than $100,000,000 or (ii) the aggregate net cash proceeds from the Notable Pre-Closing Financing are less than $8,000,000 or more than $12,000,000, the Notable Valuation will be adjusted as agreed by the investors in the Notable Pre-Closing Financing.

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Without giving effect to the VBL Reverse Share Split, and based on VBL’s and Notable’s capitalization as of June 26, 2023, the Exchange Ratio would be approximately 2.2482 VBL Ordinary Shares for each share of Notable Common Stock, assuming VBL’s net cash at closing is $15,000,000 (approximately 249,857,511 total shares of VBL Ordinary Shares would be issued to Notable’s stockholders, on a fully diluted basis). In connection with the Merger, VBL will change its name to “Notable Labs, Ltd.” (also referred to in this proxy statement/prospectus/information statement as the “combined organization”).

VBL’s Reasons for the Merger (see page 114)

The VBL board of directors considered various reasons for the Merger, including, among others, the following factors:

●	VBL’s business, financial performance (both past and prospective) and its financial condition, results of operation (both past and prospective), business and strategic objectives (including the results of the ofra-vec OVAL trial), as well as the risks of accomplishing those objectives;

●	VBL’s business and financial prospects if it were to remain an independent company;

●	the possible alternatives to the Merger, the range of possible benefits and risks to the VBL shareholders of those alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives and the VBL board of directors’ assessment that the merger presented a superior opportunity to such alternatives for VBL shareholders, including a liquidation of VBL and the distribution of any available cash to shareholders; and

●	the ability of VBL’s shareholders to participate in the future potential growth of the combined company following the Merger, and any future sale of VBL’s current business and technologies.

For more information on the VBL board of directors’ reasons for the transaction, see the section entitled “The Merger—VBL Reasons for the Merger; Recommendation of the VBL Board of Directors.”

Notable’s Reasons for the Merger (see page 116)

The Notable board of directors considered various reasons for the Merger, including, among others, the following factors:

●	Notable’s business, financial performance (both past and prospective) and its financial condition, results of operation (both past and prospective), business and strategic objectives, as well as the risks of accomplishing those objectives;

●	Notable’s business and financial prospects if it were to remain an independent company, the potential for increased access to sources of capital and a broader range of investors to support the development of Notable’s PPMP and product candidates than it could otherwise obtain if it continued to operate as a privately held company;

●	the possible alternatives to the Merger, the range of possible benefits and risks to the Notable shareholders of those alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives and the Notable board of directors’ assessment that the merger presented a superior opportunity to such alternatives for Notable shareholders, including a liquidation of Notable and the distribution of any available cash to shareholders; and

●	the potential to provide its current shareholders with greater liquidity by owning stock in a public company and the ability of VBL’s shareholders to participate in the future potential growth of the combined company following the Merger, and any future sale of VBL’s current business and technologies.

For more information on the Notable board of directors’ reasons for the transaction, see the section entitled “The Merger—Notable Reasons for the Merger.”

Opinion of VBL’s Financial Advisor (see page 119)

The VBL board of directors engaged Chardan Capital Markets, LLC (“Chardan”) on August 10, 2022 to act as the financial advisor to the VBL board of directors to assist it in identifying and analyzing potential targets for a potential transaction and, if requested by the VBL board of directors, to render an opinion as to the fairness, from a financial point of view, to the VBL shareholders of the Exchange Ratio. On February 22, 2023, Chardan rendered its opinion to the VBL board of directors that, as of February 22, 2023 based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair, from a financial point of view, to VBL.

The full text of the written opinion is attached as Annex B to this proxy statement/prospectus/information statement and is incorporated by reference. VBL encourages its stockholders to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Chardan. The summary of the written opinion set forth herein is qualified by reference to the full text of the opinion.

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Overview of the Merger Agreement

Merger Consideration and Adjustment (see page 133)

At the Effective Time, all outstanding shares of Notable Common Stock, and all outstanding options and warrants to purchase Notable Common Stock, respectively, shall convert into the right to receive VBL Ordinary Shares, options or warrants as follows:

●	each share of Notable Common Stock outstanding immediately prior to the Effective Time (excluding certain shares of Notable Common Stock that may be cancelled pursuant to the Merger Agreement and shares held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights as more fully described below in “The Merger — Appraisal Rights and Dissenters’ Rights”) will automatically be converted into the right to receive a number of VBL Ordinary Shares pursuant to the estimated Exchange Ratio of approximately 2.2482 (which is subject to adjustment to account for the proposed VBL Reverse Share Split). The estimated Exchange Ratio contained herein is based upon VBL and Notable’s capitalization immediately prior to the date of this proxy statement/prospectus/information statement, and is subject to change based on the amount of VBL Net Cash relative to Target Net Cash, the terms and net proceeds of the Notable Pre-Closing Financing, and changes in the capitalization of VBL or Notable prior to the Closing, each as further described in the Merger Agreement;

●	each option to purchase shares of Notable Common Stock outstanding and unexercised immediately prior to the Effective Time will be assumed by VBL and will become an option to purchase VBL Ordinary Shares, with the number of shares and exercise price being adjusted by the Exchange Ratio (which is subject to adjustment to account for the proposed VBL Reverse Share Split); and

●	each warrant to purchase shares of Notable capital stock outstanding and not terminated or exercised immediately prior to the Effective Time will be assumed by VBL and will become a warrant to purchase VBL Ordinary Shares, with the number of shares and exercise price being adjusted by the Exchange Ratio (which is subject to adjustment to account for the proposed VBL Reverse Share Split).

The Exchange Ratio provided herein is an estimate based upon capitalization immediately prior to the date of this proxy statement/prospectus/information statement. The final Exchange Ratio calculation is the quotient determined by dividing the Surviving Corporation Allocation Shares (as defined in the Merger Agreement) by the total number of shares of Notable Common Stock outstanding immediately prior to the Closing as expressed on a fully-diluted and as-converted to common stock basis in the manner described in the Merger Agreement.

The Merger Agreement does not include a price-based termination right, so there will be no adjustment to the total number of shares of VBL Ordinary Shares that Notable stockholders, optionholders and warrantholders will be entitled to receive for changes in the market price of VBL Ordinary Shares. Accordingly, the market value of the shares of VBL Ordinary Shares issued pursuant to the Merger will depend on the market value of the shares of VBL Ordinary Shares at the time the Merger closes and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement.

No fractional shares of VBL Ordinary Shares will be issuable pursuant to the Merger to Notable stockholders. Instead, each Notable stockholder who would otherwise be entitled to receive a fraction of a share of VBL Ordinary Shares will be rounded up to the nearest whole share.

Treatment of Notable Stock Options and Warrants (see page 135)

At the Effective Time, each option to purchase Notable Common Stock that is outstanding and unexercised immediately prior to the Effective Time will be eligible to be registered on a registration statement on Form S-8 and, whether or not vested, shall be assumed and converted into an option to purchase VBL Ordinary Shares (an “Assumed Option”), subject to certain exceptions, and VBL shall assume Notable’s 2015 Stock Plan (the “Notable Plan”). All rights with respect to Notable Common Stock under Notable options assumed by VBL will be converted into rights with respect to VBL Ordinary Shares. Accordingly, from and after the Effective Time, (i) each Notable stock option assumed by VBL may be exercised for VBL Ordinary Shares, and (ii) such VBL Ordinary Shares as is determined by multiplying (A) the number of shares of Notable Common Stock subject to the Assumed Option by the Exchange Ratio (which is subject to adjustments to account for the effect of the proposed VBL Reverse Share Split) and rounding that result down to the nearest whole number of VBL Ordinary Shares. The per share exercise price of the converted option will be determined by dividing the existing exercise price of the option by the Exchange Ratio (which is subject to adjustments to account for the effect of the proposed VBL Reverse Share Split prior to the consummation of the Merger) and rounding that result up to the nearest whole cent. Any restrictions on the exercise of any Notable option assumed by VBL will continue following the conversion and the term, exercisability, vesting schedules and other provisions of assumed Notable options will generally remain unchanged; provided, that the VBL board of directors will succeed to the authority of the Notable board of directors with respect to each assumed Notable option.

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Conditions to the Completion of the Merger (see page 136)

To consummate the Merger, VBL shareholders must approve the issuance of VBL Ordinary Shares in the Merger to the Notable stockholders and the change of control resulting from the Merger, approve the consummation of the Merger and the other transactions contemplated by the Merger Agreement and approve the VBL Reverse Share Split and the VBL Share Capital Increase. Additionally, the Notable stockholders must approve the Merger and adopt the Merger Agreement and the related transactions. In addition to obtaining such stockholder approvals and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

One such closing condition consists of a requirement that VBL have no less than $15.0 million of Net Cash, as calculated pursuant to the Merger Agreement, at the Closing. In addition, the expected aggregate net cash proceeds from the Notable Pre-Closing Financing must be greater than $5,000,000 after deducting all unpaid Transaction Costs (as defined in the Merger Agreement) applicable to and incurred by Notable, or for which Notable is liable.

No Solicitation (see page 139)

Each of VBL and Notable agreed that, subject to limited exceptions, VBL and Notable and any of their respective subsidiaries will not, nor shall each party authorize any of its representatives to, directly or indirectly:

●	solicit, initiate, knowingly encourage, induce or facilitate the communication, making, submission or announcement of, any “acquisition proposal” or “acquisition inquiry,” each as defined in the Merger Agreement, or take any action that could reasonably be expected to lead to an acquisition proposal or an acquisition inquiry;

●	furnish any nonpublic information with respect to it to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

●	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

●	approve, endorse or recommend an acquisition proposal; or

●	execute or enter into any letter of intent or any contract contemplating or otherwise relating to an “acquisition transaction,” as defined in the Merger Agreement.

Termination (see page 144)

Either VBL or Notable can terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated.

Termination Fee (see page 145)

If the Merger Agreement is terminated under certain circumstances, VBL may be required to pay Notable a termination fee equal to $2,500,000 and may be required to reimburse Notable for certain out-of-pocket expenses incurred up to a maximum of $500,000 or Notable will be required to pay VBL a termination fee equal to $2,500,000 and may be required to reimburse VBL for certain out-of-pocket expenses up to a maximum of $500,000.

Support Agreements (see page 146)

Certain equityholders, directors and officers of Notable are each party to a support agreement with VBL pursuant to which, among other things, each of these equityholders agreed, solely in its capacity as a securityholder, to vote all of its Notable equity interest (a) in favor of (i) adoption and approval of the Merger Agreement and the approval of any related transactions contemplated by the Merger Agreement and (ii) any matter that could reasonably be expected to facilitate the Merger and any related transactions contemplated by the Merger Agreement; (b) against any “acquisition proposal,” as defined in the Merger Agreement, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all of the other related transactions contemplated by the Merger Agreement; (c) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held and (d) where applicable, in favor of an election to convert all of the Notable Preferred Stock held by such Notable stockholder into Notable Common Stock.

The Notable equityholders, directors and officers that are party to a support agreement with VBL owned approximately 63% of the outstanding shares of Notable as of June 26, 2023. These Notable parties to the support agreements include executive officers and directors of Notable. Following the effectiveness of the Registration Statement of which this proxy statement/prospectus/information statement is a part, equityholders of Notable holding a sufficient number of shares to adopt the Merger Agreement and approve the Merger, will execute written consents providing for such adoption and approval.

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VBL directors and officers (each in their capacities as shareholders) are each party to a support agreement with Notable pursuant to which, among other things, each of these shareholders agreed, solely in his or her capacity as a shareholder, to vote all of his or her VBL Ordinary Shares (a) in favor of the VBL shareholder Proposals and any other matter necessary to consummate the transactions contemplated by the Merger Agreement and voted on by the VBL shareholders and to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the issuances of the shares of VBL Ordinary Shares by virtue of the Merger on the date on which such meeting is held and (b) against any “acquisition proposal,” as defined in the Merger Agreement.

The directors and officers of VBL that are party to a support agreement with Notable owned an aggregate of 1,762,975 outstanding VBL Ordinary Shares eligible to vote, representing approximately 2.5% of the outstanding VBL Ordinary Shares as of June 26, 2023.

Lock-Up Agreements (see page 146)

Equityholders, officers and directors of Notable have entered into lock-up agreements, and upon the Effective Time, certain officers and the director designee of VBL for the combined organization will enter into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to, VBL Ordinary Shares, including, as applicable, shares received in the Merger and issuable upon exercise of certain Notable options, in each case from the Closing until the date that is 60 days from the Closing.

The VBL shareholder who will enter into a lock-up agreement owns no outstanding voting VBL Ordinary Shares.

Notable equityholders who have executed lock-up agreements as of June 26, 2023 owned in the aggregate approximately 63% of the outstanding shares of Notable capital stock.

Management Following the Merger (see page 126)

Effective as of the consummation of the Merger, the combined organization’s executive officers (who are currently executive officers of Notable) are expected to be:

Name	Position(s)
Thomas Bock	President, Chief Executive Officer and Director
Scott A. McPherson	Chief Financial Officer
Joseph Wagner	Chief Scientific Officer

Interests of Certain Directors, Officers and Affiliates of VBL and Notable (see page 125)

In considering the recommendation of the VBL board of directors with respect to issuing shares of VBL Ordinary Shares pursuant to the Merger Agreement and the other matters to be acted upon by VBL shareholders at the VBL special meeting, VBL shareholders should be aware that certain members of the VBL board of directors and executive officers of VBL have interests in the Merger that may be different from, or in addition to, interests they have as VBL shareholders. For example, the named executive officers’ employment agreements are expected to result in the receipt by such executive officers of cash severance payments and other benefits with a total value of approximately $1.28 million (collectively, not individually) in connection with the consummation of the Merger, the associated termination of their employment from VBL, and accelerated vesting of VBL RSUs, and not including the value associated with the acceleration of their outstanding out-of-the-money equity awards.

Additionally, Michael Rice, who is currently a director of VBL, will continue as a director of the combined organization after the Effective Time and will be due certain compensation as a non-employee director.

Furthermore, Prof. Harats, Dr. Feige, and Mr. Backenroth, are expected to be investors and partners in a new company formed by Wellbeing, which has executed an exclusive term sheet to acquire VBL’s VB-601 Asset.

As of June 26, 2023, VBL’s current directors and executive officers collectively beneficially own or control an aggregate of approximately 2.5% of the outstanding VBL Ordinary Shares eligible to vote. Each of VBL’s officers and directors has entered into support agreements in connection with the Merger, and concurrently with the Effective Time, VBL’s designee to the board of directors of the combined organization will also enter into a lock-up agreement. The support agreements and lock-up agreements are discussed in greater detail in the section titled “Agreements Related to the Merger” in this proxy statement/prospectus/information statement. The VBL board of directors was aware of these interests and considered them, among other matters, in the decision to approve the Merger Agreement. For more information, please see the section titled “The Merger — Interests of the VBL Directors and Executive Officers in the Merger” of this proxy statement/prospectus/information statement.

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In considering the recommendation of the Notable board of directors with respect to voting to approve the Merger and related transactions, Notable stockholders should be aware that certain members of the board of directors and officers of Notable have interests in the Merger that may be different from, or in addition to, interests they have as Notable stockholders. Certain of Notable’s directors and executive officers are expected to become directors and executive officers of the combined organization upon the closing of the Merger.

Each of Notable’s officers and directors has entered into support agreements in connection with the Merger. The support agreements and lock-up agreements are discussed in greater detail in the section titled “Agreements Related to the Merger” in this proxy statement/prospectus/information statement. The Notable board of directors was aware of these interests and considered them, among other matters, in the decision to approve the Merger Agreement.

For more information, please see the section titled “The Merger — Interests of the Notable Directors and Executive Officers in the Merger” of this proxy statement/prospectus/information statement.

Certain Material U.S. Federal Income Tax Consequences (see page 151)

Although VBL is incorporated under the laws of Israel, it is expected to be treated as a U.S. domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code as a result of the Merger because the Merger is expected to result in an 80% Inversion (as defined in “Certain Material U.S. Federal Income Tax Considerations” below). As a result, VBL is expected to be deemed to convert from a non-U.S. corporation to a U.S. corporation in an F Reorganization that occurs at the end of the day immediately preceding the Merger. Consequently, VBL will be subject to U.S. federal income tax on its worldwide taxable income following the Deemed Domestication. See the section titled “Certain Material U.S. Federal Income Tax Considerations — Tax Residency of VBL for U.S. Federal Income Tax Purposes” for a more complete discussion.

Notable and VBL intend that the steps involved in the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, with the result that the transaction will not result in gain recognition by Notable stockholders that exchange their shares of Notable Common Stock for the merger consideration.

Tax matters are very complicated, and the tax consequences of the Merger to a particular Notable stockholder will depend on such stockholder’s circumstances. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws. For more information, please see the section titled “Certain Material U.S. Federal Income Tax Considerations” beginning on page 164 of this proxy statement/prospectus/information statement.

Material U.S. Federal Income Tax Consequences of Receipt of the VBL Reverse Share Split (see page 151)

A VBL U.S. Holder generally should not recognize gain or loss upon the VBL Reverse Share Split. Please review the information in the section titled “Matters Being Submitted to a Vote of VBL Shareholders — Proposal No. 2: Approval of the Modification to VBL’s Share Capital and VBL Reverse Share Split” beginning on page 149 of this proxy statement/prospectus/information statement for a more complete description of the material U.S. federal income tax consequences of the VBL Reverse Share Split to VBL U.S. Holders.

The tax consequences to you of the VBL Reverse Share Split will depend on your particular facts and circumstances. You should consult your tax advisors as to the specific tax consequences to you.

Risk Factors (see page 10)

Both VBL and Notable are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective stockholders. These risks include the following:

Risks related to the Merger:

●	The Exchange Ratio is not adjustable based on the market price of VBL Ordinary Shares so the Merger consideration at the Closing may have a greater or lesser value than at the time the Merger Agreement was signed; however, the estimated Exchange Ratio is based upon VBL’s capitalization immediately prior to the date of this proxy statement/prospectus/information statement, and will be adjusted based on the amount of VBL Net Cash, the terms and net proceeds from the Notable Pre-Closing Financing, and changes in the capitalization of VBL or Notable prior to the consummation of the Merger;

●	Failure to complete the Merger may result in VBL and Notable paying a termination fee or expenses to the other and could harm the price of VBL Ordinary Shares and future business and operations of each company;

●	The Merger may be completed even though material adverse changes may result solely from the announcement of the Merger, changes in the industry in which VBL and Notable operate that apply to all companies generally and other causes;

●	Some VBL and Notable officers and directors have conflicts of interest that may influence them to support or approve the Merger without regard to your interests;

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●	The market price of the combined organization’s ordinary shares may decline as a result of the Merger;

●	VBL shareholders and Notable stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger;

●	During the pendency of the Merger, VBL and Notable may not be able to enter into a business combination with another party under certain circumstances because of restrictions in the Merger Agreement, which could adversely affect their respective businesses;

●	Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement;

●	Because the lack of a public market for Notable shares makes it difficult to know the fair market value of Notable, the stockholders of Notable may receive consideration in the Merger that is less than the fair market value of the Notable shares and/or VBL may pay more than the fair market value of the Notable shares; and

●	If the conditions to the Merger are not met, the Merger will not occur.

Risks related to Notable:

●	Notable has a limited operating history that you can use to evaluate it, and the likelihood of Notable’s success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company;

●	Notable has incurred significant losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future and may never be profitable and as a result Notable expects that it will need to raise additional capital, which may not be available on acceptable terms, or at all;

●	Notable operates in a highly competitive and rapidly changing industry and faces significant competition from other biopharmaceutical companies, and as a result Notable’s operating results will suffer if it fails to compete effectively;

●	Notable’s product candidates, Volasertib and Fosciclopirox, are in the early stages of clinical development and their commercial viability remains subject to current and future clinical trials, regulatory approvals and the risks generally inherent in the development of a drug candidate and if Notable is unable to successfully advance or develop its product candidates, its business will be materially harmed;

●	Notable has limited experience in drug discovery and drug development and may not receive regulatory approval to market its drug candidates;

●	Notable may depend on enrollment of patients with specific genomic or biomarker signatures in Notable’s clinical trials in order for Notable to continue development of Notable’s drug candidates and if Notable is unable to enroll patients with specific genomic or biomarker signatures in Notable’s clinical trials, Notable’s research, development and commercialization efforts could be adversely affected.

●	Notable’s drug candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any;

●	The PPMP may fail to help Notable discover and develop additional potential drug candidates and Notable may experience challenges with the acquisition, development, enhancement or deployment of technology necessary for the PPMP;

●	Notable may not be successful in commercializing one or more of its drug candidates and if Notable’s drugs do not gain market acceptance or acceptance by physicians or the medical community in general, Notable’s ability to generate revenue and fund future operations will be materially impaired;

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●	Any failure by Notable to comply with existing regulations could harm Notable’s reputation and operating results and Notable’s business could be substantially harmed;

●	Recently enacted legislation, future legislation and healthcare reform measures, may increase the difficulty and cost for Notable to obtain marketing approval of and commercialize its drug candidates and affect the prices Notable may obtain for any drugs that are approved in the United States or foreign jurisdictions; and

●	Notable relies on third-party manufacturers of Notable’s clinical supplies of its drug candidates and third-party contractors to conduct Notable’s preclinical studies and clinical trials, and if theses third parties do not successfully perform their contractual legal and regulatory duties, meet expected deadlines or fail to comply with environmental, health and safety laws and regulations, Notable’s drug candidates and Notable’s business could be substantially harmed.

Risks Related to the Combined Organization

●	If the combined organization is unable to generate successful results from clinical studies of its product candidates, or experiences significant delays in doing so, its business may be materially harmed;

●	The combined organization may not be successful in its efforts to identify or discover potential product candidates;

●	Even if the combined organization completes the necessary clinical trials, it cannot predict whether or when it will obtain regulatory approval to commercialize a product candidate;

●	The combined organization faces significant competition from other biotechnology, therapeutics and pharmaceutical companies and its operating results will suffer if it fails to compete effectively;

●	If the combined organization fails to comply with health and safety laws and regulations, it could incur costs that could have a material adverse effect on the success of its business;

●	If the combined organization is unable to obtain or protect intellectual property rights related to its current and future products and product candidates and trade secrets, it may not be able to compete effectively in its markets;

●	The combined organization’s stock price is expected to be volatile, and the market price of its ordinary shares may drop following the Merger;

●	The combined organization will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all;

●	The combined organization’s management will have limited public company experience and will be subject to additional regulatory compliance requirements that must be managed effectively; and

●	The combined organization will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

These risks and other risks are discussed in greater detail under the section titled “Risk Factors” in this proxy statement/prospectus/information statement. VBL and Notable both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 143)

In the United States, VBL must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of VBL Ordinary Shares and the filing of this proxy statement/prospectus/information statement with the SEC. As of the date hereof, the Registration Statement, of which this proxy statement/prospectus/information statement is a part, has not become effective.

Nasdaq Stock Market Listing (see page 128)

VBL Ordinary Shares currently are listed on The Nasdaq Capital Market under the symbol “VBLT”. VBL will file an initial listing application with The Nasdaq Capital Market pursuant to Nasdaq rules relating to reverse mergers. If such application is accepted, VBL anticipates that Notable’s common stock will be listed on The Nasdaq Capital Market following the Closing under VBL’s new name, “Notable Labs, Ltd.” with the trading symbol “NTBL”.

Anticipated Accounting Treatment (see page 128)

The Merger is expected to be treated by VBL as a reverse asset acquisition accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States. For accounting purposes, Notable is considered to be acquiring VBL in the Merger.

Appraisal Rights and Dissenters’ Rights (see page 128)

Holders of VBL Ordinary Shares do not have appraisal or dissenters’ rights.

Comparison of Stockholder Rights (see page 265)

VBL is incorporated under the laws of Israel. Notable is incorporated under the laws of Delaware. If the Merger is completed, Notable stockholders will become shareholders of VBL, and their rights will be governed by Israeli Companies Law 5759-1999 (the “Companies Law”), and, assuming Proposal No. 4 is approved by VBL shareholders at the VBL special meeting, by the Articles. The rights of VBL shareholders contained in articles of association of VBL, as amended, and memorandum of association of VBL differ from the rights of Notable stockholders under the certificate of incorporation and bylaws of Notable, as more fully described under the section titled “Comparison of Rights of Holders of VBL Ordinary Shares and Notable Common Stock” in this proxy statement/prospectus/information statement.

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MARKET PRICE AND DIVIDEND INFORMATION

VBL Ordinary Shares

VBL Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “VBLT.” The closing price of VBL Ordinary Shares on February 22, 2023, the full trading day immediately prior to the public announcement of the Merger on February 23, 2023, as reported on the Nasdaq Capital Market, was $0.13 per share. The closing price of VBL Ordinary Shares on June 28, 2023, as reported on the Nasdaq Capital Market, was $0.27 per share.

Because the market price of VBL Ordinary Shares is subject to fluctuation, the market value of the VBL Ordinary Shares that Notable stockholders will be entitled to receive in the Merger may increase or decrease.

Assuming approval of VBL Proposal Nos. 1-4 and successful application for initial listing with The Nasdaq Capital Market, following the consummation of the Merger, VBL Ordinary Shares will be listed on The Nasdaq Capital Market and will trade under VBL’s new name, “Notable Labs, Ltd.” and new trading symbol, “NTBL.”

As of          , 2023, the record date for the VBL special meeting, VBL had approximately          holders of record of its VBL Ordinary Shares. As of June 26, 2023, Notable had approximately 126 holders of record of Notable Common Stock and Notable Preferred Stock. For detailed information regarding the beneficial ownership of certain shareholders of VBL upon consummation of the Merger, see the section titled “Principal Shareholders of Combined Organization” in this proxy statement/prospectus/information statement.

Dividends

VBL

VBL has never declared or paid any cash dividends on its capital stock, and it does not currently anticipate declaring or paying cash dividends on its capital stock in the foreseeable future. VBL intends to retain all future earnings, if any, to finance the operation and expansion of VBL’s business. Any future determination relating to VBL’s dividend policy will be made at the discretion of VBL’s board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that VBL’s board of directors may deem relevant.

Notable

Notable has never declared or paid any cash dividends on its capital stock, and it does not currently anticipate declaring or paying cash dividends on its capital stock in the foreseeable future. Notable intends to retain all future earnings, if any, to finance the operation and expansion of Notable’s business. Any future determination relating to Notable’s dividend policy will be made at the discretion of Notable’s board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that Notable’s board of directors may deem relevant.

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RISK FACTORS

The combined organization will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus/information statement, you should carefully consider the material risks described below and those described in the section of this proxy statement/prospectus/information statement titled “Forward-Looking Statements” before deciding how to vote your shares. In addition, you should read and consider the risks associated with the business of VBL because these risks may also affect the combined organization. You should also read and consider the other information in this proxy statement/prospectus/information statement. Please see the sections titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Risks Related to the Merger

The Exchange Ratio is not adjustable based on the market price of VBL Ordinary Shares so the Merger consideration at the Closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The estimated Exchange Ratio calculation contained herein is based upon VBL’s and Notable’s capitalization immediately prior to the date of this proxy statement/prospectus/information statement, and will be adjusted based on the amount of VBL Net Cash, the terms and net proceeds from the Notable Pre-Closing Financing, and changes in the capitalization of VBL or Notable prior to the Closing, not taking into account the VBL Reverse Share Split, as described in the section titled “The Merger — Merger Consideration and Adjustment” of this proxy statement/prospectus/information statement. Any changes in the market price of VBL Ordinary Shares before the completion of the Merger will not affect the number of shares Notable securityholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the Merger the market price of VBL Ordinary Shares declines from the market price on the date of the Merger Agreement, then Notable securityholders could receive merger consideration with substantially lower value. Similarly, if before the completion of the Merger the market price of VBL Ordinary Shares increases from the market price on the date of the Merger Agreement, then, Notable securityholders could receive merger consideration with considerably more value for their shares of Notable capital stock than the parties had negotiated for in the establishment of the Exchange Ratio. The Merger Agreement does not include a price-based termination right. Because the Exchange Ratio does not adjust as a result of changes in the value of VBL Ordinary Shares, for each one percentage point that the market value of VBL Ordinary Shares rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration issued to Notable securityholders.

Failure to complete the Merger may result in VBL or Notable paying a termination fee or reimbursing expenses to the other party and could harm the price of VBL Ordinary Shares and future business and operations of each company.

If the Merger is not completed, VBL and Notable are subject to the following risks:

●	if the Merger Agreement is terminated under certain circumstances, VBL or Notable will be required to pay third party expenses incurred by other party, up to a maximum of $500,000;

●	if the Merger Agreement is terminated under certain circumstances, VBL or Notable will be required to pay the other party a termination fee equal to $2,500,000;

●	the Merger Agreement contains covenants relating to each party’s solicitation of competing acquisition proposals and the conduct of each company’s respective businesses between the date of signing the Merger Agreement and the completion of the Merger. As a result, significant business decisions and transactions of either VBL or Notable before the completion of the Merger require the consent of the other party. Accordingly, each party may be unable to pursue business opportunities that would otherwise be in its respective best interests as standalone companies. If the Merger Agreement is terminated after VBL has invested significant time and resources in the transaction process, VBL will have a limited ability to continue its current operations without obtaining additional financing to fund its operations;

●	Some of VBL’s or Notable’s suppliers, collaborators and other business partners may seek to change or terminate their relationships with VBL or Notable, as applicable, as a result of the Merger;

●	VBL’s or Notable’s respective management teams may be distracted from day-to-day operations as a result of the Merger;

●	the price of VBL Ordinary Shares may decline and remain volatile; and

●	each of VBL and Notable have incurred and expect to continue to incur significant expenses related to the Merger, some which must be paid even if the Merger is not completed.

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In addition, if the Merger Agreement is terminated and the VBL board of directors or the Notable board of directors determines to seek another business combination, there can be no assurance that either VBL or Notable will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Merger on a timely basis, or at all. VBL’s or Notable’s collaborators and other business partners and investors in general may also view the failure to complete the Merger as a poor reflection on its business or prospects, which could adversely affect their respective businesses.

The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes.

In general, either VBL or Notable can refuse to complete the Merger if there is a material adverse change affecting the other party between February 22, 2023, the date of the Merger Agreement, and the Closing. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could be said to have a material adverse effect on VBL or Notable, including:

●	the announcement or pendency of the Merger Agreement or the transactions contemplated thereby;

●	any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing;

●	any change in generally accepted accounting principles or any change in applicable laws, rules or regulations or the interpretation thereof;

●	general economic or political conditions or conditions generally affecting the industries in which either party and its subsidiaries operate;

●	with respect to VBL, any change in the stock price or trading volume of VBL Ordinary Shares; or

●	investors react negatively to the effect on the combined organization’s business and prospects from the Merger.

If adverse changes occur and VBL and Notable still complete the Merger, the combined organization stock price may suffer. This in turn may reduce the value of the Merger to the stockholders of VBL, Notable or both.

Some VBL and Notable officers and directors have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

Certain officers and directors of VBL and Notable participate in arrangements that provide them with interests in the Merger that are different from yours, including, among others, the continued service as an officer or director of the combined organization, severance benefits, the acceleration of RSU and stock option vesting, continued indemnification and the potential ability to sell an increased number of ordinary shares of the combined organization in accordance with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and anticipated interests in a new entity to be formed to acquire and pursue further development of the VB-601 Asset. For additional information, please see the sections titled “VBL Executive Compensation — Executive Employment and Other Compensation Arrangements” and “Notable Executive Compensation — Narrative Disclosure to Summary Compensation Table — Agreements with Notable’s Named Executive Officers” below.

Based on the terms of their respective employment agreements, VBL’s executive officers will be entitled to receive a total value of approximately $1.28 million (collectively, not individually) in connection with the consummation of the Merger, the associated termination of their employment from VBL, and accelerated vesting of VBL RSUs, and not including the value associated with the acceleration of their outstanding equity awards.

Additionally, the directors and officers of VBL are parties to the VBL support agreements and lock-up agreements with VBL and Notable.

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The VBL board of directors was aware of these interests and considered them, among other matters, in the decision to approve the Merger Agreement. For more information, please see the section titled “The Merger — Interests of the VBL Directors and Executive Officers in the Merger” of this proxy statement/prospectus/information statement.

Certain of Notable’s executive officers and certain of its directors have options, subject to vesting, to purchase shares of Notable that will convert into options to purchase a number of VBL Ordinary Shares; certain of Notable’s directors and all its executive officers are expected to become directors and executive officers of VBL upon the consummation of the Merger; and all of Notable’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement. In addition, certain of Notable’s executive officers and directors and affiliates of Notable’s directors currently hold shares of common stock of Notable and warrants to purchase capital stock of Notable that will convert into VBL Ordinary Shares and warrants exercisable to purchase VBL Ordinary Shares.

These interests, among others, may influence the officers and directors of VBL and Notable to support or approve the Merger. For more information concerning the interests of VBL and Notable executive officers and directors, see the sections titled “The Merger — Interests of the VBL Directors and Executive Officers in the Merger” and “The Merger — Interests of the Notable Directors and Executive Officers in the Merger” in this proxy statement/prospectus/information statement.

The market price of the combined organization’s ordinary shares following the Merger may decline as a result of the Merger.

The market price of the combined organization’s ordinary shares may decline as a result of the Merger for a number of reasons including if:

●	investors react negatively to the prospects of the combined organization’s business and prospects from the Merger;

●	the effect of the Merger on the combined organization’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	the combined organization does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts.

VBL shareholders and Notable stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined organization is unable to realize the full strategic and financial benefits currently anticipated from the Merger, VBL shareholders and Notable stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined organization is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

During the pendency of the Merger, VBL and Notable may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

Covenants in the Merger Agreement impede the ability of VBL and Notable to make acquisitions or dispositions or complete other transactions that are not in the ordinary course of business, subject to certain exceptions, pending completion of the Merger. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from, among other things, soliciting, initiating, knowingly encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s stockholders.

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Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of VBL and Notable from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when, among other things, such party’s board of directors determines in good faith that an unsolicited acquisition proposal constitutes or would reasonably be expected to result in, a superior offer and that failure to cooperate with the proponent of the proposal would reasonably be expected to be inconsistent with the fiduciary duties of the board of directors of such party under applicable law. In addition, if VBL or Notable terminate the Merger Agreement under certain circumstances, including terminating because of a decision of a board of directors to recommend a superior proposal, VBL or Notable would be required to pay to the other party a termination fee equal to $2,500,000. This termination fee may discourage third parties from submitting alternative takeover proposals to VBL or its shareholders or Notable or its stockholders and may cause the respective boards of directors to be less inclined to recommend an alternative proposal.

Because the lack of a public market for Notable shares makes it difficult to know the fair market value of Notable, the stockholders of Notable may receive consideration in the Merger that is less than the fair market value of the Notable shares.

The outstanding capital stock of Notable is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Notable. Because the percentage of VBL equity to be issued to Notable stockholders was determined based on negotiations between the parties, it is possible that the value of the VBL Ordinary Shares to be received by Notable stockholders will be less than the fair market value of Notable, or VBL may pay more than the aggregate fair market value for Notable.

The combined organization will incur significant transaction costs as a result of the Merger, including investment banking, legal and accounting fees. In addition, the combined organization will incur significant operating expenses which cannot be accurately estimated at this time. Actual transaction costs may substantially exceed VBL and Notable’s estimates and may have an adverse effect on the combined organization’s financial condition and operating results.

If the conditions to the Merger are not met, the Merger will not occur.

Even if the Merger is approved by the shareholders of VBL and the stockholders of Notable, specified conditions must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement and described in the section titled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement. VBL and Notable cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, and VBL and Notable each may lose some or all of the intended benefits of the Merger.

As a result of the Deemed Domestication, VBL is expected to be treated as a U.S. domestic corporation for U.S. federal income tax purposes.

Although VBL is incorporated under the laws of Israel, it is expected to be treated as a U.S. domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code as a result of the Merger because the Merger is expected to result in an 80% Inversion (as defined in “Certain Material U.S. Federal Income Tax Considerations” below). As a result, VBL is expected to be deemed to convert from a non-U.S. corporation to a U.S. corporation in an F Reorganization that occurs at the end of the day immediately preceding the Merger. Consequently, VBL will be subject to U.S. federal income tax on its worldwide taxable income following the Deemed Domestication. See the section titled “Certain Material U.S. Federal Income Tax Considerations – Tax Residency of VBL for U.S. Federal Income Tax Purposes” for a more complete discussion.

Certain investors may be required to recognize gain for U.S. federal income tax purposes as a result of the Deemed Domestication or may be subject to U.S. withholding tax.

As discussed more fully under the section “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders,” VBL will, as a result of the Deemed Domestication, for U.S. federal income tax purposes, convert from a non-U.S. corporation to a U.S. corporation in an F Reorganization. Therefore, VBL U.S. Holders will be subject to Section 367(b) of the Code and, as a result:

●	Subject to the discussion below concerning PFICs, a VBL U.S. Holder whose shares have a fair market value of less than $50,000 on the date of the Deemed Domestication, as applicable, and who is not a 10% Shareholder (as defined in “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b) — U.S. Holders that Own More than 10 Percent (by Vote or Value) of VBL”) will not recognize any gain or loss and will not be required to include any part of VBL’s earnings in income.

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●	Subject to the discussion below concerning PFICs, a VBL U.S. Holder whose shares have a fair market value of $50,000 or more, but who is not a 10% Shareholder will generally recognize gain (but not loss) on the deemed receipt of shares in the Deemed Domestication. As an alternative to recognizing gain as a result of the Deemed Domestication such VBL U.S. Holder may file an election to include in income, as a dividend, the “all earnings and profits amount” (as defined in the U.S. Treasury Regulations under Section 367 of the Code) attributable to its shares, provided certain other requirements are satisfied.

●	Subject to the discussion below concerning PFICs, a VBL U.S. Holder who on the date of the Deemed Domestication is a 10% Shareholder will generally be required to include in income, as a dividend, the “all earnings and profits amount” (as defined in the U.S. Treasury Regulations under Section 367 of the Code) attributable to its shares provided certain other requirements are satisfied.

In addition, as discussed further under “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules” below, if VBL is a PFIC, proposed U.S. Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), generally would require a VBL U.S. Holder to recognize gain as a result of the Deemed Domestication unless the U.S. Holder makes (or has made) certain elections discussed further under “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules.”

The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. It is difficult to predict whether such proposed regulations will be finalized and in what form, and as a result, the impact of such proposed regulations is unclear. For a more complete discussion of the potential application of the PFIC rules to VBL U.S. Holders as a result of the Deemed Domestication, see the section titled “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules.”

The tax consequences of the Deemed Domestication are complex and will depend on a Holder’s particular circumstances. All Holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the Deemed Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Deemed Domestication, see the section below titled “Certain Material U.S. Federal Income Tax Considerations.”

If the Merger does not qualify as a “reorganization” for U.S. federal income tax purposes, U.S. Holders of Notable Common Stock will be required to recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Notable Common Stock for VBL Ordinary Shares in the Merger.

The U.S. federal income tax consequences of the Merger to U.S. Holders (as defined in the section titled “Certain Material U.S. Federal Income Tax Considerations”) will depend on whether the Merger qualifies as a “reorganization” for U.S. federal income tax purposes. If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, a U.S. Holder of Notable Common Stock would recognize gain or loss for U.S. federal income tax purposes on each share of Notable Common Stock surrendered in the Merger for VBL Ordinary Shares. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, please carefully review the information set forth in the section titled “Certain Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus/information statement.

Certain shareholders could attempt to influence changes within VBL which could adversely affect VBL’s operations, financial condition and the value of VBL Ordinary Shares.

VBL shareholders may from time-to-time seek to acquire a controlling stake in VBL, engage in proxy solicitations, advance shareholder proposals or otherwise attempt to effect changes. Campaigns by shareholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term shareholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of assets or the entire company. Responding to proxy contests and other actions by activist shareholders can be costly and time-consuming and could disrupt VBL’s operations and divert the attention of the VBL board of directors and senior management from the pursuit of the Merger. These actions could adversely affect VBL’s operations, financial condition, ability to consummate the Merger and the VBL Ordinary Share value.

VBL and Notable may become involved in litigation in connection with the Merger, which could divert the attention of VBL and Notable management and harm the combined organization’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

Litigation frequently follows the announcement of certain significant business transactions, such as a business combination transaction. VBL and Notable may become involved in additional matters in connection with the Merger, and the combined organization may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of VBL, Notable and the combined organization. At present, VBL is unable to estimate potential losses, if any, related to any future lawsuit.

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Risks Related to VBL

Risks Related to the Proposed VBL Reverse Share Split

The proposed VBL Reverse Share Split may not increase the combined organization’s stock price over the long-term.

The principal purpose of the proposed VBL Reverse Share Split is to increase the per-share market price of VBL Ordinary Shares. It cannot be assured, however, that the per-share market price of VBL Ordinary Shares will remain at such increased level for any meaningful period of time. While the reduction in the number of outstanding VBL Ordinary Shares should proportionally increase the market price of VBL Ordinary Shares, it cannot be assured that the proposed VBL Reverse Share Split will increase the market price of VBL Ordinary Shares by a multiple of the proposed VBL Reverse Share Split ratio, or result in any permanent or sustained increase in the market price of VBL Ordinary Shares, which is dependent upon many factors, including the combined organization’s business and financial performance, general market conditions and prospects for future success. Therefore, while the stock price of the combined organization might meet the continued listing requirements for The Nasdaq Stock Market initially, it cannot be assured that it will continue to do so.

The proposed VBL Reverse Share Split may decrease the liquidity of the combined organization’s ordinary shares.

Although the VBL board of directors believes that the anticipated increase in the market price of the combined organization’s ordinary shares could encourage interest in its ordinary shares and possibly promote greater liquidity for its shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the proposed VBL Reverse Share Split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for VBL Ordinary Shares.

The proposed VBL Reverse Share Split may lead to a decrease in the combined organization’s overall market capitalization.

Should the market price of the combined organization’s ordinary shares decline after the proposed VBL Reverse Share Split, the percentage decline may be lower, due to the higher per share value of the shares outstanding, than it would have been prior to the proposed VBL Reverse Share Split. A reverse share split may be viewed negatively by the market and, consequently, can lead to a decrease in the combined organization’s overall market capitalization. If the per share market price does not increase in proportion to the proposed VBL Reverse Share Split ratio, then the value of the combined organization, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse share splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of VBL Ordinary Shares will remain the same after the proposed VBL Reverse Share Split is effected, or that the proposed VBL Reverse Share Split will not have an adverse effect on the stock price of VBL Ordinary Shares due to the reduced number of shares outstanding after the proposed VBL Reverse Share Split.

Risks Related to VBL’s Capital Requirements, Finances and Operations if the Merger is Not Completed

VBL has incurred significant losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future.

VBL is an early stage biotechnology company, and it has not yet generated any regular revenue streams. VBL has incurred losses in each year since its inception in 2000, including net losses of $32.3 million and $29.9 million for the years ended December 31, 2022, and 2021, respectively and $2.6 million for the three months ended March 31, 2023. As of March 31, 2023, VBL had an accumulated deficit of $297.0 million.

Historically, VBL has devoted most of its financial resources to research and development, including its clinical and preclinical development activities. To date, VBL has financed its operations primarily through the sale of equity securities and convertible debt and, to a lesser extent, through grants from governmental agencies. The amount of VBL’s future net losses will depend, in part, on the rate of its future expenditures and its ability to obtain funding through equity or debt financings, strategic collaborations or additional grants. VBL has never successfully completed a pivotal clinical trial for any of its product candidates. Ofra-vec, VBL’s former product candidate, did not meet the primary endpoint in its Phase 3 OVAL trial and accordingly, VBL ceased development of ofra-vec in August 2022. VBL’s current product candidate, VB-601, an early-stage program and it will be a few years, if ever, before VBL has a product candidate ready for commercialization. Even if VBL decided to pursue future clinical trials of VB-601 or any other product candidates and they are successful such that VBL obtains regulatory approval to market a product, VBL’s future revenues will depend upon the size of any markets in which such product receives approval, and VBL’s ability to achieve sufficient market acceptance, reimbursement from third-party payers and adequate market share for any approved product in those markets.

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VBL expects to continue to incur significant expenses and increasing operating losses for the foreseeable future. VBL anticipates that its expenses will increase substantially if and as it:

●	conducts its research, preclinical, and clinical development activities for its product candidate and future product candidates;
●	conducts current clinical trials for its product candidate;
●	initiates additional research, preclinical, clinical or other studies for its product candidate;
●	seeks regulatory and marketing approvals for its product candidate if such candidate successfully completes clinical trials;
●	further develops the manufacturing process for its product candidate using a third-party manufacturer;
●	changes or adds additional manufacturers or suppliers;
●	establishes a sales, marketing and distribution infrastructure to commercialize any product for which VBL may obtain marketing approval;
●	seeks to identify and validate additional product candidates;
●	acquires or in-licenses other product candidates and technologies;
●	makes milestone or other payments under any in-license or other intellectual property related agreements from any licensing arrangements VBL may enter into the future;
●	maintains, protects and expands its intellectual property portfolio;
●	attracts and retains skilled personnel;
●	creates additional infrastructure to support its operations as a public company;
●	transitions from being a foreign private issuer to a U.S. reporting company; and
●	experiences any delays or encounter issues with any of the above.

The net losses VBL incurs may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of VBL’s results of operations may not be a good indication of its future performance. In any particular quarter or quarters, VBL’s operating results could be below the expectations of securities analysts or investors, which could cause its share price to decline.

VBL has never generated any revenue from product sales and may never be profitable.

VBL’s ability to generate revenue and achieve profitability depends on its ability, alone or with strategic collaboration partners, to successfully complete the development of, obtain the regulatory approvals of, and commercialize a product candidate. VBL does not anticipate generating revenues from product sales for the foreseeable future, if ever. VBL’s ability to generate future revenues from product sales depends heavily on its success in:

●	completing research, preclinical, and clinical development activities for a product candidate;
●	successful outcomes from its current and future trials evaluating a product candidate;
●	obtaining regulatory and marketing approvals for a product candidate for which VBL completes successful clinical trials;
●	developing a sustainable, scalable, reproducible, and transferable manufacturing process for a product candidate;
●	establishing and maintaining supply and manufacturing relationships with third parties that can provide products and services adequate, in amount and quality, to support clinical development and the market demand for a product candidate, if approved;
●	launching and commercializing any product candidate for which VBL obtains regulatory and marketing approval, either by collaborating with a partner or, if launched independently, by establishing a sales, marketing and distribution infrastructure;
●	obtaining market acceptance of any product candidate that receives regulatory approval as a viable treatment options;
●	addressing any competing technological and market developments;
●	implementing additional internal systems and infrastructure, as needed;
●	identifying and validating new product candidates;
●	negotiating favorable terms in any collaboration, licensing or other arrangements into which VBL may enter;
●	maintaining, protecting and expanding its portfolio of intellectual property rights, including patents, trade secrets and know-how; and
●	attracting, hiring and retaining qualified personnel.

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Even if one or more of VBL’s product candidates are approved for commercial sale, VBL anticipates incurring significant costs associated with commercializing any approved product candidate. VBL’s expenses could increase beyond expectations if VBL is required by the FDA, the European Medicines Agency (“EMA”), or other regulatory agencies, domestic or foreign, to perform clinical and other studies in addition to those that VBL currently anticipates. Even if VBL is able to generate revenues from the sale of any approved product, VBL may not become profitable and may need to obtain additional funding to continue operations.

VBL is not in compliance with Nasdaq’s minimum bid price requirement and if VBL fails to regain compliance with Nasdaq’s continued listing requirements, the VBL Ordinary Shares could be delisted, which could adversely affect the liquidity of the VBL Ordinary Shares and its ability to raise additional capital or complete the Merger. The Merger is a “change of control” and the combined organization will need to satisfy all of Nasdaq’s initial listing criteria to remain listed on Nasdaq.

On August 31, 2022, VBL received a deficiency letter from the Listing Qualifications Department of Nasdaq, notifying it that its listed securities did not maintain the minimum bid price requirement of $1.00 per ordinary share for continued listing on The Nasdaq Global Market for a period of 30 consecutive business days as required under Nasdaq Listing Rule 5450(a)(1). Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum closing bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum closing bid price requirement exists if the deficiency continues for a period of 30 consecutive business days.

In accordance with Nasdaq Listing Rule 5810(c), VBL had a period of 180 calendar days, or until February 27, 2023 (the “Compliance Period”), to regain compliance with the minimum closing bid price requirement. If at any time during the Compliance Period, the VBL Ordinary Shares had a closing bid price of at least $1.00 for 10 consecutive business days, Nasdaq would have provided it a written confirmation of compliance and the matter would have been closed. However, VBL did not regain compliance by February 27, 2023, requested a transfer of its listing to The Nasdaq Capital Market, and received an additional 180-day period to regain compliance. If compliance with the minimum closing bid price requirement cannot be demonstrated by the end of this second compliance period, or August 28, 2023, Nasdaq will provide written notification that the VBL Ordinary Shares will be delisted. At that time, VBL may appeal Nasdaq’s determination to a Hearings Panel. VBL intends to monitor the closing bid price of the VBL Ordinary Shares and may, if appropriate, consider available options to regain compliance with the minimum bid price requirement. If VBL completes the proposed Merger, this will be deemed a “change in control” under Nasdaq’s rules, and the combined organization will need to satisfy all of Nasdaq’s initial listing criteria. If the Merger is consummated and the combined organization fails to either qualify for listing or timely complete Nasdaq’s initial listing process prior to consummation, this could also result in a suspension of trading and possible delisting.

VBL has undergone a significant workforce reduction to reduce operating expenses and extend its cash runway, but such efforts may not yield the anticipated benefits, which could have a material effect on VBL’s operations.

On August 2, 2022, VBL announced an organizational streamlining designed to reduce operating expenses and preserve capital. As a result, to date, VBL has significantly reduced its workforce and currently has only seven full-time employees. As part of the organizational streamlining, Dr. Ron Cohen, Dr. Bennett Shapiro and Ms. Alison Finger resigned from VBL’s board of directors, effective August 1, 2022, reducing the number of members of VBL’s board of directors from nine to six. The reduction in workforce is expected to reduce operating expenses and extend VBL’s cash runway, but the reduction in workforce may not have as significant a benefit as anticipated. As a result, VBL may need to raise additional capital or take additional measures to be able to continue its operations as expected and consummate any strategic transaction, including the Merger or any transaction involving VB-601.

VBL is exploring strategic alternatives to enhance shareholder value, including the proposed Merger with Notable, transactions involving VB-601 and the recently completed sale of its Modi’in facility lease rights. VBL may not be successful in consummating the Merger or any other strategic transaction or they may not deliver the value to VBL’s shareholders that VBL anticipates.

Based on the results of the Phase 3 OVAL clinical trial, VBL began exploring strategic alternatives to enhance shareholder value and engaged Chardan as its exclusive financial advisor to assist in this process. The strategic alternatives that VBL explored included some or all of the following: license, divestiture, or monetization of current assets; license or acquisition of additional assets; merger, reverse merger, joint venture, partnership, or other business combination with another entity, public or private.

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Following this review process, on February 15, 2023, VBL entered into an Asset Purchase Agreement providing for the sale of its rights to lease the Modi’in facility and certain related assets (which sale closed on March 9, 2023). Further, on February 22, 2023, VBL entered into the Merger Agreement, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth therein, Notable will become VBL’s wholly-owned subsidiary and Notable’s management and stockholders will control the company and Notable’s financial statements will become VBL’s financial statements under applicable accounting rules. In addition, on June 30, 2023, VBL entered into an exclusive term sheet for the sale of the VB-601 Asset. There can be no assurance that VBL will be able to successfully consummate the proposed Merger on a timely basis or at all, or that any transaction VBL may pursue for VB-601, will be successfully consummated or enhance shareholder value. If VBL is unable to execute on this or other strategic alternatives, VBL may be forced to liquidate.

The process of pursuing these or any other strategic alternatives could adversely impact VBL’s business, financial condition and results of operations and VBL has incurred and will continue to incur substantial expenses associated with these processes, including those related to equity compensation, severance pay and insurance, legal, accounting and financial advisory fees. In addition, the process is time consuming and may be disruptive to VBL’s business operations, could divert the attention of management and the board of directors from VBL’s business, has led to additional resignations from VBL’s workforce and could interfere with VBL’s ability to retain its remaining employees, and could expose VBL to potential litigation in connection with this process or any resulting transaction. Further, speculation regarding any developments related to the consummation of VBL’s strategic alternatives and perceived uncertainties related to VBL’s future could cause its stock price to fluctuate significantly.

VBL may need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force VBL to delay, limit or terminate its product development efforts or other operations.

Developing pharmaceutical products is expensive and tends to increase substantially in connection with any expanded activities, particularly when advancing any product candidate in clinical trials.

As of March 31, 2023, VBL’s cash and cash equivalents, restricted cash, and short-term bank deposits were $26.5 million. VBL estimates that the balance of cash, cash equivalents, restricted cash, and short-term bank deposits will be sufficient to fund its operations for at least 12 months from the date of this filing and, together with the proceeds from the sale of rights to the Modi’in facility and certain related assets, meet its minimum cash requirements in the Merger Agreement. However, VBL’s operating plan may change as a result of many factors including VBL’s ability to consummate the Merger or the VB-601 Asset Sale, and VBL may need to seek additional funds sooner than planned through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. In any event, even if VBL can complete the Merger and sale of its rights, VBL will require additional capital to obtain regulatory approval for any product candidate, and to commercialize and market any product that receives regulatory approval. Raising funds in the current economic environment may present additional challenges. Global health concerns resulting from the outbreak of the coronavirus and worldwide macroeconomic turmoil may have long-term lasting effects on VBL’s ability to raise capital, many of which are difficult for VBL to predict at this time. Even if VBL believes it has sufficient funds for its current or potential future operating plans, VBL may seek additional capital if market conditions are favorable or if it has specific strategic considerations.

Any additional fundraising efforts may divert VBL’s management from their day-to-day activities, which may compromise VBL’s ability to develop and commercialize any product candidate. In addition, VBL cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to it, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of VBL’s shareholders, and the issuance of additional securities, whether equity or debt, by it, or the possibility of such issuance, may cause the market price of VBL Ordinary Shares to decline. The sale of additional equity or convertible securities would dilute all of VBL’s shareholders. The incurrence of indebtedness would result in increased fixed payment obligations, and VBL may be required to agree to certain restrictive covenants such as limitations on VBL’s ability to incur additional debt, limitations on VBL’s ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact its ability to conduct its business. VBL could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than would be desirable, and VBL may be required to relinquish rights to its technology or product candidate or otherwise agree to terms unfavorable to it.

If VBL is unable to obtain funding on a timely basis, VBL may be required to significantly curtail, delay or discontinue its research or development program or the commercialization of any product candidate, and VBL may be unable to expand its operations or otherwise capitalize on its business opportunities, as desired. VBL may also need to curtail or cease operations.

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VBL has received Israeli governmental grants to assist in funding a portion of its research and development activities. If VBL monetizes the programs funded by these grants, it would owe royalties and other payments which could harm VBL’s operating results.

Through March 31, 2023 VBL had received an aggregate of $29.4 million in grants from the Israeli Innovation Authority (“IIA”). Under the Israel Encouragement of Research and Development in Industries (“Research Law”), royalties of 3% to 3.5% on the revenues derived from sales of products or services developed in whole or in part using these IIA grants are payable to the Israeli government. The maximum aggregate royalties paid for each technology or program separately, generally cannot exceed 100% of the grants made to VBL for such technology or program, plus annual interest. VBL developed ofra-vec and another previously developed program utilizing IIA funds, neither of which VBL expects to be able to commercialize, and therefore does not expect to be liable for repayment of such grants. While VBL does not believe it will be required to make any significant repayments of grant funding to the IIA for previous programs and monetization activities arising from the strategic process, it remains possible that such payments, including the potential repayment of a portion of the grants supporting certain equipment included in the Facility Sale, will be mandated by the IIA. VBL may elect to dispute the IIA’s repayment decision, however, it may not be successful in reducing or eliminating the IIA repayment decision. In addition, VBL is in the process of closing out the IIA grant programs. To the extent this occurs, VBL shall still remain subject to the provisions of the Research Law as it relates to the historical programs it received grant funding for. It is unclear when this will occur, if at all. As of March 31, 2023, the balance of the principal and interest in respect of VBL’s commitments for these potential future payments to the IIA totaled approximately $38.4 million. To date, VBL has paid the IIA in relation to its license agreement, royalties of approximately $0.6 million. If VBL monetizes the programs funded by these grants, it would owe royalties and other payments, which could harm VBL’s operating results.

The Israeli government grants VBL has received for research and development expenditures restrict its ability to manufacture product candidates and transfer technologies outside of Israel and require it to satisfy certain conditions. If VBL fails to satisfy these conditions, it may be required to refund grants previously received together with interest and penalties.

Under the Research Law, VBL is required to manufacture the majority of any product candidate developed using these grants in the State of Israel or otherwise ask for special approvals. VBL may not receive the required approvals for any proposed transfer of manufacturing activities outside of Israel. Even if VBL does receive approval to manufacture a product candidate developed with government grants outside of Israel, the royalty rate may be increased and VBL may be required to pay up to 300% of the grant amounts plus interest, depending on the manufacturing volume that is performed outside of Israel. This restriction may impair VBL’s ability to outsource manufacturing or engage in VBL’s own manufacturing operations for those product candidates or technologies. See “VBL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Additionally, under the Research Law, VBL is prohibited from transferring, including by way of license, the IIA-financed technologies and related intellectual property rights and know-how outside of the State of Israel, except under limited circumstances and only with the approval of the IIA Research Committee. VBL may not receive the required approvals for any proposed transfer and, even if received, VBL may be required to pay the IIA a portion, to be set by the IIA upon their approval of such transaction, of the consideration or milestone and royalties payments that it receives upon any sale or out licensing of such technology to a non-Israeli entity, up to 600% of the grant amounts plus interest. The scope of the support received, the royalties that VBL has already paid to the IIA, the amount of time that has elapsed between the date on which the know-how or the related intellectual property rights were transferred and the date on which the IIA grants were received and the sale price and the form of transaction will be taken into account in order to calculate the amount of the payments to the IIA. For Israeli entities, approval of the transfer of technology to residents of the State of Israel is required, and may be granted in specific circumstances only if the recipient abides by the provisions of applicable laws, including the restrictions on the transfer of know-how and the obligation to pay royalties. No assurance can be made that approval to any such transfer, if requested, will be granted.

These restrictions may impair VBL’s ability to sell its technology assets or to perform or outsource manufacturing outside of Israel, engage in change of control transactions or otherwise transfer VBL’s know-how outside of Israel and may require it to obtain the approval of the IIA for certain actions and transactions and pay additional royalties and other amounts to the IIA. In addition, any change of control and any change of ownership of VBL Ordinary Shares that would make a non-Israeli citizen or resident an “interested party,” as defined in the Research Law, requires prior written notice to the IIA, and VBL’s failure to comply with this requirement could result in criminal liability.

These restrictions will continue to apply even after VBL has repaid the full amount of royalties on the grants. For the years ended December 31, 2022, 2021 and 2020, VBL recorded grants totaling $0.05 million, $0.5 million and $1.5 million from the IIA, respectively. If VBL fails to satisfy the conditions of the Research Law, VBL may be required to refund certain grants previously received together with interest and penalties, and may become subject to criminal charges.

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Risks Related to the Discovery and Development of VBL’s Product Candidate and Platform Technology

VBL is highly dependent on the success of VB-601 in inflammatory indications, and its platform technology in general, and VBL cannot be certain that either will receive regulatory approval or be commercialized. Any failure to successfully develop, obtain regulatory approval for and commercialize VB-601 for inflammatory indications, or any other product candidates, independently or in cooperation with a third party collaborator, or the experience of significant delays in doing so, would compromise VBL’s ability to generate revenue and become profitable.

VBL has spent time, money and effort on the development of its platform technology and product candidate VB-601. To date, VBL has not received regulatory approval for any current and historical product candidates. Positive results obtained during early development do not necessarily mean later development will succeed or that regulatory approvals will be obtained.

VBL’s ability to generate product revenue from any product candidate depends heavily on the successful development and commercialization of its product candidate, which, in turn, depends on several factors, including the following:

●	successfully enrolling and completing any planned and future trials for VB-601 or any future product candidates;
●	VBL’s ability to raise additional funding sufficient to conduct future clinical trials and commercialization of a product candidate, if approved;
●	demonstrating that VB-601 or any future product candidates are safe and effective at a sufficient level of statistical or clinical significance and otherwise obtaining marketing approvals from regulatory authorities;
●	manufacturing VBL’s product candidate in large scale and qualifying such processes in compliance with the regulatory requirements for clinical and commercial supply;
●	establishing successful manufacturing arrangements with third-party manufacturers that are compliant with current good manufacturing practice (“cGMP”) requirements to ensure adequate supply of VB-601 and any future product candidates for clinical development and commercial use, if approved;
●	establishing successful sales and marketing arrangements for VB-601 and any future product candidates, if approved;
●	maintaining an acceptable safety and efficacy profile for VBL’s product candidates;
●	the availability of coverage and reimbursement to patients from healthcare payers for VBL’s VB-601 and any future product candidates, if approved; and
●	other risks described in these “Risk Factors.”

VBL’s product candidate is based on novel technology, which makes it difficult to predict the time and cost of product candidate development and potential regulatory approval.

VBL has historically concentrated its product research and development efforts on its distinct platform technologies, and VBL’s future success depends on the successful development of its technology. VBL could experience development problems in the future related to its technology, which could cause significant delays or unanticipated costs, and it may not be able to solve such development problems. VBL may also experience delays in developing sustainable, reproducible and scalable manufacturing processes or transferring those processes to commercial partners, if VBL decides to do so, which may prevent it from completing its clinical trials or commercializing its product, if approved, on a timely or profitable basis, if at all. If an issue is identified in VBL’s platform technology, it may cause it to cease development of the product candidate that utilizes the underlying technology.

In addition, the clinical trial requirements of the FDA, the EMA and other regulatory agencies and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of the potential products. The regulatory approval process for a novel product candidate such as VBL’s can be more expensive and take longer than for other, better known or extensively studied pharmaceutical or other product candidates. Approvals by the FDA may not be indicative of what the EMA or other regulatory agencies may require for approval, and vice versa.

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In addition, adverse developments in clinical trials of pharmaceutical products conducted by others may cause the FDA or other regulatory bodies to change the requirements for approval of any product candidate.

These regulatory agencies and review committees and the new requirements and guidelines they promulgate may lengthen the regulatory review process, require VBL to perform additional studies, increase VBL’s development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of a treatment candidate or lead to significant post-approval limitations or restrictions. As VBL advances its product candidate, it will be required to consult with these regulatory groups, and comply with applicable requirements and guidelines. If VBL fails to do so, it may be required to delay or discontinue development of its product candidate. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product candidate to market could impair VBL’s ability to generate product revenue and to become profitable.

VBL may find it difficult to enroll patients in its clinical trials, and patients could discontinue their participation in VBL’s clinical trials, which could delay or prevent clinical trials of VBL’s product candidate.

Identifying and qualifying patients to participate in clinical trials of VBL’s product candidate is critical to its success. The timing of VBL’s clinical trials depends on the speed at which it can recruit patients to participate in testing its product candidates. VBL has experienced delays in some of its previous clinical trials, and VBL may experience similar delays in the future. If patients are unwilling to participate in VBL’s clinical trials because of negative publicity from adverse events in the biotechnology or pharmaceutical industries or for other reasons, including competitive clinical trials for similar patient populations, the timeline for recruiting patients, conducting trials and obtaining regulatory approval of potential products may be delayed. These delays could result in increased costs, delays in advancing VBL’s product development, delays in testing the effectiveness of VBL’s technology or termination of the clinical trials altogether.

VBL may not be able to identify, recruit and enroll a sufficient number of patients, or those with required or desired characteristics to achieve diversity in a trial, to complete VBL’s clinical trials in a timely manner. Patient enrollment is affected by factors including:

●	severity of the disease under investigation;
●	design of the trial protocol;
●	size of the patient population;
●	eligibility criteria for the trial in question;
●	perceived risks and benefits of the product candidate under study, and specifically in reference to studies in other indications, with the same product;
●	proximity and availability of clinical trial sites for prospective patients;
●	availability of competing therapies and clinical trials;
●	efforts to facilitate timely enrollment in clinical trials;
●	patient referral practices of physicians; and
●	ability to monitor patients adequately during and after treatment.

In particular, some of the indications VBL may develop its candidates for may be for rare disorders with limited patient pools from which to draw for clinical trials. The eligibility criteria of VBL’s clinical trials will further limit the pool of available trial participants. Additionally, the process of finding and diagnosing patients may prove costly.

VBL plans to seek initial marketing approval in established global markets, in addition to the United States. VBL may not be able to initiate or continue clinical trials if it cannot enroll a sufficient number of eligible patients to participate in the clinical trials required by the EMA or other foreign regulatory agencies. VBL’s ability to successfully initiate, enroll and complete a clinical trial in any foreign country is subject to numerous risks unique to conducting business in foreign countries, including:

●	difficulty in establishing or managing relationships with contract research organizations (“CROs”) and physicians;
●	different standards for the conduct of clinical trials;
●	VBL’s inability to locate qualified local consultants, physicians and partners; and
●	the potential burden of complying with a variety of foreign laws, medical standards and regulatory requirements, including the regulation of pharmaceutical and biotechnology products and treatment.

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If VBL has difficulty enrolling a sufficient number of patients to conduct its clinical trials, it may need to delay, limit or terminate ongoing or planned clinical trials.

In addition, patients enrolled in VBL’s clinical trials may discontinue their participation at any time during the trial as a result of a number of factors, including withdrawing their consent or experiencing adverse clinical events, which may or may not be judged related to VBL’s product candidate under evaluation. The discontinuation of patients in any one of VBL’s trials may cause it to delay or abandon its clinical trial, or cause the results from that trial not to be positive or sufficient to support a filing for regulatory approval of the applicable product candidate.

VBL may encounter substantial delays in its clinical trials or VBL may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.

Before obtaining marketing approval from regulatory authorities for the sale of a product candidate, VBL must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidate in humans. Clinical testing is expensive, time-consuming and uncertain as to outcome. VBL cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all, and that the trial will result in a positive outcome. For example, VBL’s Phase 3 clinical trial of ofra-vec in platinum-resistant ovarian cancer did not successfully meet either primary endpoint, progression-free survival (“PFS”), or overall survival (“OS”), and VBL made the decision to cease development of ofra-vec in August 2022. VBL also cannot guarantee that it will receive regulatory approval if VBL achieves statistical significance absent clinically meaningful benefit in a confirmatory trial. A failure of one or more clinical trials can occur at any stage of testing. Events that may prevent successful or timely completion of clinical development include:

●	delays in reaching a consensus with regulatory agencies on trial design;
●	delays in reaching agreement on acceptable terms with prospective CROs and clinical trial sites;
●	delays in obtaining required institutional review board (“IRB”) or ethics committee approval at each clinical trial site;
●	delays in recruiting suitable patients to participate in VBL’s clinical trials including in particular for those trials for rare diseases;
●	delays in clinical trial supply, due to manufacturing delays or other issues;
●	imposition of a clinical hold by regulatory agencies, including due to safety reasons with either VBL’s product candidate or other product candidates in the same class or after an inspection of VBL’s clinical trial operations or trial sites;
●	failure by VBL’s CROs, other third parties or VBL to adhere to clinical trial requirements;
●	failure to perform in accordance with the FDA’s good clinical practice (“GCP”) requirements or applicable regulatory requirements in other countries;
●	delays in the testing, validation, manufacturing and delivery of VBL’s product candidate to the clinical sites;
●	delays in having patients complete participation in a trial or return for post-treatment follow-up;
●	clinical trial sites or patients dropping out of a trial;
●	occurrence of serious adverse events associated with the product candidate that are viewed to outweigh its potential benefits; and
●	changes in regulatory requirements and guidance that require amending or submitting new clinical trial protocols.

Any inability to successfully complete preclinical and clinical development could result in additional costs to VBL or impair its ability to generate revenue from product sales. In addition, if VBL makes manufacturing or formulation changes to its product candidate, VBL may need to conduct additional studies to bridge its modified product candidates to earlier versions. Clinical trial delays could also shorten any periods during which VBL may have the exclusive right to commercialize its product candidate or allow its competitors to bring products to market before it does, which could impair VBL’s ability to successfully commercialize its product candidates.

If the results of VBL’s clinical trials are inconclusive or if there are safety concerns or adverse events associated with any product candidate, VBL may:

●	fail to obtain, or be delayed in obtaining, marketing approval for its product candidate;
●	obtain approval for indications or patient populations that are not as broad as intended or desired;
●	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;
●	need to change the way the product is administered;
●	be unable to compete with other approved products;
●	be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;

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●	have regulatory authorities withdraw their approval of the product or impose restrictions on its distribution or use in the form of a Risk Evaluation and Mitigation Strategy (“REMS”) or modified REMS;
●	be subject to the addition of labeling statements, such as warnings or contraindications;
●	be sued; or
●	experience damage to its reputation.

Any of these events could prevent VBL from achieving or maintaining market acceptance of its product candidate and impair its ability to commercialize its product candidate.

Side effects may occur following treatment with VBL’s product candidate, which could make it more difficult for VBL’s product candidate to receive regulatory approval.

Treatment with VBL’s product candidate may cause side effects or adverse events. In addition, because VBL’s product candidate may in some cases be administered in combination with other therapies, patients or clinical trial participants may experience side effects or other adverse events that are unrelated to VBL’s product candidate, but may still impact the success of VBL’s clinical trials. Additionally, VBL’s product candidates could potentially cause other unforeseen adverse events that it cannot predict. The inclusion of critically ill patients in VBL’s clinical trials may result in deaths or other adverse medical events due to other therapies or medications that such patients may be using or the severity of the medical condition treated. The experience of side effects and adverse events in VBL’s clinical trials could make it more difficult to achieve regulatory approval of its product candidate, if at all, or could negatively impact the market acceptance of such products, if approved.

Success in early and prior clinical trials may not be indicative of results obtained in later trials.

There is a high failure rate for drugs and biologics proceeding through clinical trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in later stage clinical trials even after achieving promising results in earlier stage and prior clinical trials. The results of nonclinical and preclinical studies and clinical trials may not be predictive of the results of later-stage clinical trials, and interim results of a clinical trial do not necessarily predict final results. The results of preclinical studies and clinical trials in one set of patients or disease indications may not be predictive of those obtained in another. In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures and timing of such procedures as set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the dosing regimen and the rate of dropout among clinical trial participants, among other factors. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through nonclinical studies and initial clinical trials. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development.

The results from VBL’s future clinical trials may not be sufficiently robust to support the submission for marketing approval for its product candidate. Before VBL submits any product candidate for marketing approval, the FDA and the EMA may require it to conduct additional clinical trials or evaluate subjects for an additional follow-up period.

It is possible that, even if VBL achieves favorable results in its clinical trials, the FDA or the EMA may require it to conduct additional clinical trials, possibly involving a larger sample size or a different clinical trial design, particularly if the FDA or the EMA does not find the results from VBL’s completed clinical trials to be sufficiently persuasive to support a Biologics License Application (“BLA”) or a New Drug Application (“NDA”). For example, achieving statistical significance is no guarantee of approval if there is no clinically meaningful benefit.

It is also possible that the FDA or the EMA may not consider the results of VBL’s clinical trials to be sufficient for approval of its product candidate for its target indications. If the FDA or the EMA requires additional studies for any reason, VBL would incur increased costs and delays in the marketing approval process, which may require it to expend more resources than it has available. In addition, it is possible that the FDA and the EMA may have divergent opinions on the elements necessary for a successful NDA or BLA and Marketing Authorisation Application, which is the equivalent of an NDA and BLA, respectively, which may cause it to alter its development, regulatory or commercialization strategies.

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Even if VBL completes the necessary preclinical studies and clinical trials, it cannot predict when or if it will obtain regulatory approval to commercialize a product candidate or the approval may be for a more narrow indication than VBL expects.

VBL cannot commercialize a product until the appropriate regulatory authorities have reviewed and approved the product candidate. Even if VBL’s product candidate demonstrates safety and efficacy in clinical trials, the regulatory agencies may not complete their review processes in a timely manner, or VBL may not be able to obtain regulatory approval. Additional delays may result if an FDA advisory committee or other regulatory authority recommends non-approval or restrictions on approval, or if the FDA is unable to conduct a timely inspection of VBL’s third party manufacturing facility. In addition, VBL may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory agency policy during the period of product development, clinical trials and the review process. Regulatory agencies also may approve a treatment candidate for fewer or more limited indications than requested or may grant approval subject to the performance of post-marketing studies. In addition, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of VBL’s treatment candidates.

Even if VBL obtains regulatory approval for a product candidate, its product will remain subject to regulatory scrutiny.

Even if VBL obtains regulatory approval in a jurisdiction, the regulatory authority may still impose significant restrictions on the indicated uses or marketing of its product candidate or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. For example, the holder of an approved BLA is obligated to monitor and report adverse events and any failure of a product to meet the specifications in the BLA. The FDA may also impose a REMS which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The holder of an approved BLA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws.

In addition, product sponsors and their manufacturers and manufacturing facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP and other regulatory requirements, such as product tracking and tracing, and adherence to commitments made in the BLA as the case may be. If VBL or a regulatory agency discover previously unknown problems with a product such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions relative to that product or the manufacturing facility, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

If VBL fails to comply with applicable regulatory requirements following approval of any product candidate, a regulatory agency may:

●	issue a warning letter asserting that VBL is in violation of the law;
●	seek an injunction or impose civil or criminal penalties or monetary fines;
●	suspend or withdraw regulatory approval or suspend or revoke a license;
●	suspend any ongoing clinical trials;
●	refuse to approve a pending BLA or supplements to a BLA submitted by VBL for other indications or new biological products;
●	impose restrictions on the marketing or manufacturing of VBL’s product;
●	seize VBL’s product; or
●	refuse to allow VBL to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require VBL to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit VBL’s ability to commercialize its product candidate and generate revenues.

VBL has only limited experience in regulatory affairs and intends to rely on consultants and other third parties for regulatory matters, which may affect its ability or the time VBL requires to obtain necessary regulatory approvals.

VBL has limited experience in filing and prosecuting the applications necessary to gain regulatory approvals for investigational product candidates. VBL intends to rely on independent consultants for purposes of its regulatory compliance and product development and approvals in the United States and elsewhere. Any failure by VBL’s consultants to properly advise it regarding, or properly perform tasks related to, regulatory compliance requirements could compromise VBL’s ability to develop and seek regulatory approval of its product candidate.

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In addition to the level of commercial success of VBL’s product candidate, if approved, VBL’s future prospects are also dependent on its ability to successfully develop a pipeline of additional product candidates, and VBL may not be successful in its efforts in using its platform to identify or discover additional product candidates.

The success of VBL’s business depends primarily upon its ability to identify, develop and commercialize product candidates based on its platform technology. VBL’s research programs may fail to identify other potential product candidates for clinical development for a number of reasons. VBL’s research methodology may be unsuccessful in identifying potential product candidates or its potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval. VBL may also be limited in its ability to pursue multiple indications with any one product candidate, due to financial or other resource constraints, development issues or regulatory obstacles.

If any of these events occur, VBL may be forced to abandon its development efforts for a program or programs. For example, VBL ceased development of ofra-vec in August 2022 after its Phase 3 trial in platinum-resistant ovarian cancer did not meet its primary endpoints. Research programs to identify new product candidates require substantial technical, financial and human resources. VBL may focus its efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful.

Risks Related to VBL’s Reliance on Third Parties

VBL expects to rely on third parties to conduct some or all aspects of its product manufacturing, protocol development, research and preclinical and clinical testing, and these third parties may not perform satisfactorily.

VBL does not expect to independently conduct all aspects of its product manufacturing, protocol development, research and preclinical and clinical testing. VBL currently relies, and expects to continue to rely, on third parties with respect to these items.

VBL does not have the ability to independently conduct clinical trials. VBL relies and expects to continue to rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, to conduct or otherwise support clinical trials for its product candidate. VBL may also rely on academic and private non-academic institutions to conduct and sponsor clinical trials relating to a product candidate. VBL will not control the design or conduct of any investigator-sponsored trials, and it is possible that the FDA or non-U.S. regulatory authorities will not view these investigator-sponsored trials as providing adequate support for future clinical trials, whether controlled by VBL or third parties, for any one or more reasons, including elements of the design or execution of the trials or safety concerns or other trial results. Such arrangements will likely provide VBL certain information rights with respect to the investigator-sponsored trials, including access to and the ability to use and reference the data, including for VBL’s own regulatory filings, resulting from the investigator-sponsored trials. However, VBL would not have control over the timing and reporting of the data from investigator-sponsored trials, and it may not own the data from certain investigator-sponsored trials. If VBL is unable to confirm or replicate the results from the investigator-sponsored trials or if negative results are obtained, it would likely be further delayed or prevented from advancing further clinical development of its product candidate. Further, if investigators or institutions breach their obligations with respect to the clinical development of VBL’s product candidate, or if the data proves to be inadequate compared to the first-hand knowledge VBL might have gained had the investigator-sponsored trials been sponsored and conducted by it, then VBL’s ability to design and conduct any future clinical trials itself may be adversely affected.

Any of these third parties may terminate their engagements with VBL at any time. If VBL needs to enter into alternative arrangements, it could delay VBL’s product development activities. VBL’s reliance on these third parties for research and development activities will reduce its control over these activities but will not relieve VBL of its responsibility to ensure compliance with all required regulations and study protocols. For example, for a product candidate that VBL develops and commercializes on its own, VBL will remain responsible for ensuring that each of its investigational new drug application (“IND”)-enabling studies and clinical trials are conducted in accordance with the study plan and protocols. For any violations of laws and regulations during the conduct of its clinical trials, VBL could be subject to warning letters or enforcement action that may include civil penalties up to and including criminal prosecution.

If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct VBL’s studies in accordance with regulatory requirements or VBL’s stated study plans and protocols, VBL will not be able to complete, or may be delayed in completing, the preclinical studies and clinical trials required to support future IND submissions and approval of its product candidates.

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Reliance on third-party manufacturers entails risks to which VBL would not be subject if it manufactured the product candidate itself, including:

●	the inability to negotiate manufacturing agreements with third parties under commercially reasonable terms;
●	reduced control as a result of using third-party manufacturers for all aspects of manufacturing activities;
●	termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to VBL; and
●	disruptions to the operations of VBL’s third-party manufacturers or suppliers caused by conditions unrelated to VBL’s business or operations, including the bankruptcy of the manufacturer or supplier.

Any of these events could lead to clinical trial delays or failure to obtain regulatory approval, or impact VBL’s ability to successfully commercialize future products. Some of these events could be the basis for FDA action, including injunction, recall, seizure or total or partial suspension of production.

VBL and its Contract Development and Manufacturing Organizations (“CDMOs”) are subject to significant regulation with respect to manufacturing its product candidate. The manufacturing facilities on which VBL relies may not continue to meet regulatory requirements and have limited capacity.

VBL currently has relationships with a limited number of suppliers for the manufacturing of its product candidate. Each supplier may require licenses to manufacture components of VBL’s product candidate or to utilize certain processes for the manufacture of VBL’s product candidate. If such components or licenses are not owned by the supplier or in the public domain, VBL may be unable to transfer or sublicense the intellectual property rights VBL may have with respect to such activities.

All entities involved in the preparation of therapeutics for clinical trials or commercial sale, including VBL’s existing contract manufacturers for VBL’s product candidate, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP requirements. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of contaminants, or to inadvertent changes in the properties or stability of VBL’s product candidate that may not be detectable in final product testing. VBL or its contract manufacturers must supply all necessary documentation in support of a BLA on a timely basis and must adhere to the FDA’s cGMP regulations enforced by the FDA through its facilities inspection program. Information requests from the FDA or failure to meet FDA requirements can result in delays in clinical trials and any future commercial supply. The facilities and controls of some or all of VBL’s third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of VBL’s product candidate or any of VBL’s other potential products. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of VBL’s product candidate or VBL’s other potential products or the associated controls for compliance with the regulations applicable to the activities being conducted. If these facilities do not pass a pre-approval plant inspection, FDA or other regulatory authority approval of the product candidate will not be granted.

The regulatory authorities also may, at any time following approval of a product for sale, audit VBL’s manufacturing facilities or those of VBL’s third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or VBL’s product specifications, or if a violation of applicable regulations, including a failure to comply with the product specifications, occurs independent of such an inspection or audit, VBL or the relevant regulatory authority may require remedial measures that may be costly and/or time-consuming for VBL or a third party to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility.

If VBL or any of its third-party manufacturers fail to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new product, or revocation of a pre-existing approval.

If any manufacturer with whom VBL contracts fails to perform its obligations, VBL may be forced to manufacture the materials itself, for which it may not have the capabilities or resources, or enter into an agreement with a different manufacturer, which it may not be able to do on reasonable terms, if at all. In either scenario, VBL’s clinical trial supply could be delayed significantly as it establishes alternative supply sources. In some cases, the technical skills required to manufacture VBL’s product or product candidate may be unique or proprietary to the original manufacturer and VBL may have difficulty, or there may be contractual restrictions prohibiting it from, transferring such skills to a back-up or alternate supplier, or VBL may be unable to transfer such skills at all. In addition, if VBL is required to change manufacturers for any reason, VBL will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations. VBL will also need to verify, such as through a manufacturing comparability study, that any new manufacturing process will produce VBL’s product candidate according to the specifications previously submitted to the FDA or another regulatory authority. The delays associated with the verification of a new manufacturer could negatively affect VBL’s ability to develop a product candidate or commercialize a product in a timely manner or within budget. In addition, changes in manufacturers often involve changes in manufacturing procedures and processes, which could require that VBL conduct bridging studies between VBL’s prior clinical supply used in its clinical trial and that of any new manufacturer. VBL may be unsuccessful in demonstrating the comparability of clinical supplies which could require the conducting of additional clinical trials. Additionally, if VBL’s product candidate receives regulatory approval and supply from a manufacturer is interrupted, there could be a significant disruption in commercial supply. An alternative manufacturer would need to be qualified through a BLA supplement which could result in further delay. The regulatory agencies may also require comparability studies if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in VBL’s desired clinical and commercial timelines.

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In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale including, among others, supplier delays, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with cGMP requirements, lot consistency and timely availability of raw materials. Even if VBL obtains marketing approval for any product candidate or any future product candidates, there is no assurance that VBL or its manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA or other comparable foreign regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential commercial launch of the product or to meet potential future demand. If VBL or its manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization, VBL’s development and commercialization efforts would be impaired, which would have an adverse effect on VBL’s business, financial condition, results of operations and growth prospects.

These factors could cause the delay of clinical trials, regulatory submissions, required approvals or commercialization of a product candidate, cause VBL to incur higher costs and prevent it from commercializing its product successfully. Furthermore, if VBL’s suppliers fail to meet contractual requirements, and VBL is unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, its clinical trials and potential commercialization may be delayed or VBL could lose potential revenue.

VBL has relied, and expects to continue to rely, on third parties to conduct, supervise and monitor VBL’s clinical trials, and if these third parties perform in an unsatisfactory manner, it may harm VBL’s business.

VBL has relied, and expects to continue to rely, on CROs and clinical trial sites, including clinical investigators, to ensure VBL’s clinical trials are conducted properly and on time. While VBL will have agreements governing their activities, it will have limited influence over their actual performance. VBL will control only some aspects of its CROs’ activities. Nevertheless, VBL will be responsible for ensuring that each of its clinical trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific requirements and standards, and VBL’s reliance on the CROs does not relieve VBL of its regulatory responsibilities.

VBL and its CROs are required to comply with the FDA’s GCP requirements for conducting, recording and reporting the results of clinical trials to assure that the data and reported results are credible and accurate and that the rights, integrity and confidentiality of clinical trial participants are protected. The FDA enforces these GCP requirements through periodic inspections of study sponsors, principal investigators and clinical trial sites. If VBL or its CROs fail to comply with applicable GCP requirements, the clinical data generated in VBL’s clinical trials may be deemed unreliable and the FDA may require VBL to perform additional clinical trials before approving any marketing applications. Upon inspection, the FDA may determine that VBL’s clinical trials did not comply with GCP requirements. In addition, VBL’s clinical trials will require a sufficient number of test subjects to evaluate the safety and effectiveness of a product candidate. Recruitment in rare diseases may be challenging and require the performance of trials in a significant number of sites which may be harder to monitor. Accordingly, if VBL’s CROs fail to comply with these regulations or fail to recruit a sufficient number of patients, VBL may be required to repeat such clinical trials, which would result in significant additional costs and delay the regulatory approval process.

VBL’s CROs are not VBL’s employees, and VBL is therefore unable to directly monitor whether or not they devote sufficient time and resources to VBL’s clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including parties developing potentially competitive products, for whom they may also be conducting clinical trials or other drug development activities that could harm VBL’s competitive position. If VBL’s CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to VBL’s clinical protocols or regulatory requirements, or for any other reason, VBL’s clinical trials may be extended, delayed or terminated, and VBL may not be able to obtain regulatory approval for, or successfully commercialize its product candidates. As a result, the commercial prospects for VBL’s product candidate would be harmed, VBL’s costs could increase, and VBL’s ability to generate revenues could be delayed.

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VBL also expects to rely on other third parties to store and distribute its product candidate for any clinical trials that it may conduct. Any performance failure on the part of VBL’s distributors could delay clinical development or marketing approval of its product candidate or commercialization of VBL’s product candidate, if approved, producing additional losses and depriving VBL of potential product revenue.

VBL’s reliance on third parties requires VBL to share its trade secrets, which increases the possibility that a competitor will discover them or that its trade secrets will be misappropriated or disclosed.

Because VBL relies on third parties to manufacture its product candidate, and because VBL collaborates with various organizations and academic institutions on the advancement of its technology, VBL must, at times, share trade secrets with them. VBL seeks to protect its proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with its collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose VBL’s confidential information, such as trade secrets. Despite these contractual provisions, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by potential competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that VBL’s proprietary position is based, in part, on VBL’s know-how and trade secrets, discovery by a third party of VBL’s trade secrets or other unauthorized use or disclosure would impair VBL’s intellectual property rights and protections in any product candidate.

In addition, these agreements typically restrict the ability of VBL’s collaborators, advisors, employees and consultants to publish data potentially relating to VBL’s trade secrets. VBL’s academic collaborators typically have rights to publish data, provided that VBL is notified in advance and may delay publication for a specified time in order to secure VBL’s intellectual property rights arising from the collaboration. In other cases, publication rights are controlled exclusively by VBL, although in some cases VBL may share these rights with other parties. Despite VBL’s efforts to protect its trade secrets, VBL’s competitors may discover VBL’s trade secrets, either through breach of these agreements, independent development or publication of information including VBL’s trade secrets in cases where VBL does not have proprietary or otherwise protected rights at the time of publication.

Risks Related to VBL’s Business Operations

VBL’s future success depends on its ability to retain key employees, consultants and advisors and to attract, retain and motivate qualified personnel.

VBL is highly dependent on the principal members of its executive team, including Prof. Dror Harats, VBL’s chief executive officer, the loss of whose services may adversely impact the achievement of VBL’s objectives. While VBL has entered into employment agreements with each of its named executive officers and has provided for additional retention benefits, such as the grant of VBL RSUs in August 2022 in lieu of a cash retention, as it pursues strategic alternatives, any of them could leave VBL’s employment at any time, as all of VBL’s employees are “at will” employees. Recruiting and retaining other qualified employees, consultants and advisors for VBL’s business, including scientific and technical personnel, will also be critical to VBL’s success. There is currently a shortage of skilled executives in VBL’s industry, which is likely to continue. As a result, competition for skilled personnel is intense and the turnover rate can be high. VBL’s recent reduction in force and uncertainty around VBL’s pursuit of strategic alternatives has resulted in significant employee turnover and difficulty retaining staff. VBL may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for individuals with similar skill sets and greater financial resources than it. In addition, failure to succeed in preclinical studies or clinical trials may make it more challenging to recruit and retain qualified personnel. The inability to recruit or loss of the services of any executive, key employee, consultant or advisor may impede the progress of VBL’s research, development and strategic objectives.

VBL’s collaborations with outside scientists and consultants may be subject to restriction and change.

VBL works with medical experts, chemists, biologists and other scientists at academic and other institutions, and consultants who assist VBL in its research, development and regulatory efforts, including the members of VBL’s scientific advisory board. In addition, these scientists and consultants have provided, and VBL expects that they will continue to provide, valuable advice regarding VBL’s programs and regulatory approval processes. These scientists and consultants are not VBL’s employees and may have other commitments that would limit their future availability to VBL. If a conflict of interest arises between their work for VBL and their work for another entity, VBL may lose their services. In addition, VBL is limited in its ability to prevent them from establishing competing businesses or developing competing products. For example, if a key scientist acting as a principal investigator in any of VBL’s clinical trials identifies a potential product or compound that is more scientifically interesting to his or her professional interests, his or her availability to remain involved in VBL’s clinical trials could be restricted or eliminated.

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VBL is experiencing difficulties retaining employees, which could disrupt its operations.

As of June 26, 2023, VBL had seven employees. VBL’s recent reduction in force and uncertainty around VBL’s pursuit of strategic alternatives has resulted in significant employee turnover and difficulty retaining staff. VBL’s management may need to divert a disproportionate amount of its attention away from VBL’s day-to-day activities and devote a substantial amount of time retaining employees. VBL may not be able to effectively manage its operations, which may result in weaknesses in its infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. If VBL’s management is unable to effectively manage its staff, VBL’s expenses may increase more than expected, VBL’s ability to generate or grow revenue could be compromised, and VBL may not be able to implement its business strategy. VBL’s future financial performance and its ability to and compete effectively will depend, in part, on its ability to effectively manage any future operational growth.

VBL’s employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

VBL is exposed to the risk of fraud or other misconduct by its employees, principal investigators, consultants and commercial partners. Misconduct by these parties could include intentional failures to comply with the regulations of the FDA and non-U.S. regulators, provide accurate information to the FDA and non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to VBL. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and cause serious harm to VBL’s reputation. VBL has adopted a code of conduct applicable to all of its employees, but it is not always possible to identify and deter employee misconduct, and the precautions VBL takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting VBL from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against VBL, and VBL is not successful in defending itself or asserting its rights, those actions could have a significant impact on VBL’s business, including the imposition of significant fines or other sanctions.

VBL’s business was negatively impacted by the ongoing COVID-19 pandemic and may in the future be impacted by any future pandemics. In addition, this pandemic may continue to, and any future pandemics may, adversely impact economies worldwide, which could result in adverse effects on VBL’s business and operations.

VBL experienced disruptions in its business as VBL and its CROs navigated the initial outbreak and subsequent governmental restrictions imposed due to the ongoing COVID-19 pandemic. Although VBL’s employees have returned to work, there are a number of vaccines available, and many restrictions have been lifted, there is still uncertainty about the overall impact of COVID-19 on VBL’s business, as well as its continuing impact on economies worldwide. Future pandemics may arise, and they, like the COVID-19 pandemic, could impact VBL and its CDMOs and CROs, creating disruptions that affect VBL’s ability to initiate and complete preclinical studies or clinical trials, disrupt VBL’s supply chain for its research and development activities, and disrupt any planned or ongoing clinical trials for any number of reasons. Any future pandemics could similarly impact patient recruitment or retention for clinical trials or result in resources being redirected in a way that adversely impacts VBL’s ability to progress regulatory approvals and protect its intellectual property. In addition, as with the COVID-19 pandemic, VBL may face impediments to regulatory meetings and approvals due to recommended safety measures intended to limit in-person interactions in any future pandemic.

The ongoing COVID-19 pandemic already caused significant disruptions in the financial markets, and it may continue to, and any future pandemic could similarly, cause such disruptions, which could impact VBL’s ability to raise additional funds through public offerings and may also impact the volatility of VBL’s stock price and trading in VBL Ordinary Shares. VBL cannot be certain what the overall impact of the ongoing COVID-19 pandemic or any future pandemic will be on its business. The extent of the impact of COVID-19 and any future pandemic on VBL’s business, financial condition, results of operations and prospects will depend on future developments that are uncertain.

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Inadequate funding for the FDA, the SEC and other government agencies, including from government shut downs, or other disruptions to these agencies’ operations, could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of VBL’s business may rely, which could negatively impact VBL’s business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. Disruptions at the FDA and other agencies may also slow the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect VBL’s business. In addition, government funding of the SEC and other government agencies on which VBL’s operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Separately, since March 2020 when foreign and domestic inspections of facilities were largely placed on hold due to the COVID-19 pandemic, the FDA has been working to resume pre-pandemic levels of inspection activities, including routine surveillance, bioresearch monitoring and pre-approval inspections. Should the FDA determine that an inspection is necessary for approval and an inspection cannot be completed during the review cycle due to restrictions on travel, and the FDA does not determine a remote interactive evaluation to be adequate, the agency has stated that it generally intends to issue, depending on the circumstances, a complete response letter or defer action on the application until an inspection can be completed. During the COVID-19 public health emergency, a number of companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the ongoing COVID-19 pandemic and may experience delays in their regulatory activities. If a prolonged government shutdown or other disruption occurs, it could significantly impact the ability of the FDA to timely review and process VBL’s regulatory submissions, which could have a material adverse effect on VBL’s business. Future shutdowns or other disruptions could also affect other government agencies such as the SEC, which may also impact VBL’s business by delaying review of its public filings, to the extent such review is necessary, and VBL’s ability to access the public markets.

VBL faces potential product liability, and, if successful claims are brought against it, VBL may incur substantial liability and costs. If the use of VBL’s product candidate harms patients, or is perceived to harm patients even when such harm is unrelated to VBL’s product candidate, VBL’s regulatory approvals could be revoked or otherwise negatively impacted and VBL could be subject to costly and damaging product liability claims.

The use of VBL’s product candidates in clinical trials and the sale of any products for which VBL obtains marketing approval exposes VBL to the risk of product liability claims. Product liability claims might be brought against VBL by consumers, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with VBL’s product candidate. There is a risk that VBL’s product candidate may induce adverse events. If VBL cannot successfully defend against product liability claims, it could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

●	impairment of VBL’s business reputation;
●	withdrawal of clinical trial participants;
●	costs due to related litigation;
●	distraction of management’s attention from VBL’s primary business;
●	substantial monetary awards to patients or other claimants;
●	the inability to commercialize a product candidate;
●	decreased demand for a product candidate, if approved for commercial sale; and
●	impairment of VBL’s ability to obtain product liability insurance coverage.

VBL carries combined public and products liability (including human clinical trials extension) insurance. VBL believes its product liability insurance coverage is sufficient in light of its current status; however, VBL may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect it against losses due to liability. If VBL obtains marketing approval for any product candidate, it intends to expand its insurance coverage to include the sale of commercial products, but VBL may not be able to obtain product liability insurance on commercially reasonable terms or in adequate amounts. On occasion, large judgments have been awarded in class action lawsuits based on drugs or medical treatments that had unanticipated adverse effects. A successful product liability claim or series of claims brought against VBL could cause its share price to decline and, if judgments exceed VBL’s insurance coverage, could materially and adversely affect VBL’s financial position.

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Patients with the diseases targeted by some of VBL’s product candidates are often already in severe and advanced stages of disease and have both known and unknown significant pre-existing and potentially life-threatening health risks. During the course of treatment, patients may suffer adverse events, including death, for reasons that may be related to VBL’s product candidates. Such events could subject VBL to costly litigation, require VBL to pay substantial amounts of money to injured patients, delay, negatively impact or end VBL’s opportunity to receive or maintain regulatory approval to market its products, or require VBL to suspend or abandon its commercialization efforts. Even in a circumstance in which VBL does not believe that an adverse event is related to its product candidate, the investigation into the circumstance may be time-consuming or inconclusive. These investigations may harm VBL’s reputation, delay its regulatory approval process, limit the type of regulatory approvals VBL’s product candidates receive or maintain, and compromise the market acceptance of any of its product candidates that receive regulatory approval. As a result of these factors, a product liability claim, even if successfully defended, could hurt VBL’s business and impair its ability to generate revenue.

VBL may use its financial and human resources to pursue a particular research program or product candidate and fail to capitalize on programs or product candidates that may be more profitable or for which there is a greater likelihood of success.

Because VBL has very limited resources, it may forego or delay pursuit of opportunities with certain programs or product candidates or for indications that later prove to have greater commercial potential. VBL’s resource allocation decisions may cause it to fail to capitalize on viable commercial products or profitable market opportunities. VBL’s spending on current and future research and development programs for product candidates may not yield any commercially viable products. For example, VBL devoted significant time and effort, as well as capital, on the development of ofra-vec, only to not meet the primary endpoint in the OVAL trial and VBL ceased development of the program. If VBL does not accurately evaluate the commercial potential or target market for a particular product candidate, VBL may relinquish valuable rights to that product candidate through strategic collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for VBL to retain sole development and commercialization rights to such product candidate, or VBL may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a collaboration arrangement.

VBL will continue to incur significant increased costs as a result of operating as a public company, and its management will continue to be required to devote substantial time to new compliance initiatives.

As a public company, VBL will continue to incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies. On January 1, 2023, VBL ceased to be a “foreign private issuer” and is now required to comply with U.S. reporting requirements and subject to additional obligations due to its change in status. Shareholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which VBL operates its business in ways it cannot currently anticipate. VBL’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase VBL’s legal and financial compliance costs and will make some activities more time-consuming and costly. For example, VBL expects these rules and regulations, as well as the increase in the number of class actions and other securities litigation filed against publicly traded life sciences companies, to make it more difficult and more expensive for VBL to obtain director and officer liability insurance and VBL may be required to incur substantial costs to maintain its current levels of such coverage. While compliance with these additional requirements and the transition from being a foreign private issuer will result in increased costs to VBL, VBL cannot accurately predict or estimate at this time the amount of additional costs it may incur as a public company under both U.S. and Israeli laws.

Additionally, VBL is no longer an “emerging growth company,” as defined in the JOBS Act, and is now required to comply with additional disclosure and reporting requirements even though it now also qualifies as a “smaller reporting company” due to the loss of foreign private issuer status. These additional reporting requirements may increase VBL’s legal and financial compliance costs and cause management and other personnel to divert attention from operational and other business matters to devote substantial time to these public company requirements.

As a “smaller reporting company,” VBL is permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; and reduced disclosure obligations regarding executive compensation. VBL has taken advantage of reduced reporting burdens in this proxy statement/prospectus/information statement. VBL cannot predict whether investors will find VBL Ordinary Shares less attractive if VBL relies on these exemptions. If some investors find VBL Ordinary Shares less attractive as a result, there may be a less active trading market for VBL Ordinary Shares and VBL’s share price may be more volatile.

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Moreover, as a smaller reporting company, VBL is not required to include an auditor attestation regarding its internal control over financial reporting assessment. If VBL identifies material weaknesses in its internal control over financial reporting, or if VBL is unable to assert that its internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of VBL’s financial reports and the trading price of VBL Ordinary Shares could be negatively affected. VBL could also become subject to investigations by the stock exchange on which its securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Irrespective of compliance with Sections 404(a) and 404(b) of the Sarbanes-Oxley Act, any failure of VBL’s internal control could have a material adverse effect on its stated results of operations and harm its reputation. In order to implement changes to VBL’s internal control over financial reporting triggered by a failure of those controls, VBL could experience higher than anticipated operating expenses, as well as higher independent auditor fees during and after the implementation of these changes.

VBL is subject to foreign currency exchange risk, and fluctuations between the U.S. dollar and the NIS, the Euro and other non-U.S. currencies may negatively affect VBL’s earnings and results of operations.

VBL operates in a number of different currencies. While the dollar is VBL’s functional and reporting currency and investments in VBL’s share capital have been denominated in dollars, VBL’s financial results may be adversely affected by fluctuations in currency exchange rates as a significant portion of its operating expenses, including its salary-related and manufacturing expenses, are denominated in the NIS.

VBL is exposed to the risks that the NIS may appreciate relative to the dollar, or, if the NIS instead devalues relative to the dollar, that the inflation rate in Israel may exceed such rate of devaluation of the NIS, or that the timing of such devaluation may lag behind inflation in Israel. In any such event, the dollar cost of VBL’s operations in Israel would increase and VBL’s dollar-denominated results of operations would be adversely affected. VBL cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation (if any) of the NIS against the dollar. Market volatility and currency fluctuations may limit VBL’s ability to cost-effectively hedge against its foreign currency exposure and, in addition, its ability to hedge its exposure to currency fluctuations in certain emerging markets may be limited. Hedging strategies may not eliminate VBL’s exposure to foreign exchange rate fluctuations and may involve costs and risks of their own, such as devotion of management time, external costs to implement the strategies and potential accounting implications. Foreign currency fluctuations, independent of the performance of VBL’s underlying business, could lead to materially adverse results or could lead to positive results that are not repeated in future periods.

Under applicable employment laws, VBL may not be able to enforce covenants not to compete.

VBL generally enters into non-competition agreements with its employees. These agreements prohibit VBL’s employees, if they cease working for VBL, from competing directly with VBL or working for its competitors or clients for a limited period. VBL may be unable to enforce these agreements under the laws of the jurisdictions in which its employees work and it may be difficult for VBL to restrict its competitors from benefitting from the expertise its former employees or consultants developed while working for VBL. For example, Israeli labor courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the protection of a company’s trade secrets or other intellectual property. VBL has expanded operations into the United States and entered into U.S. employment agreements. As employment law varies from U.S. state to state, VBL may not be able to enforce non-compete rights in such agreements if U.S. employees reside in states that do not recognize such rights.

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VBL’s internal information technology systems, or those of its third-party CROs, contractors, consultants or others who process sensitive information on VBL’s behalf, may fail or suffer security incidents, loss or leakage of data and other compromises, any of which could result in a material disruption of VBL’s product candidate’s development program, compromise sensitive information related to VBL’s business or prevent VBL from accessing such information, expose VBL to liability or otherwise adversely affect VBL’s business.

In the ordinary course of its business, VBL may collect, store and transmit confidential information, including intellectual property, proprietary business information and personal information (including health information). It is critical that VBL does so in a secure manner to maintain the confidentiality, integrity and availability of such information. VBL also has outsourced certain of its operations to third parties, and as a result VBL manages a number of third parties who have access to its information. Despite the implementation of security measures, VBL’s internal computer systems, and those of its CROs and other third parties on which VBL relies, are vulnerable to damage from computer viruses, unauthorized access, cyberattacks by sophisticated nation-state and nation-state supported actors or by malicious third parties (including the deployment of harmful malware (such as malicious code, viruses and worms), natural disasters, global pandemics, fire, terrorism, war and telecommunication and electrical failures, fraudulent activity, as well as security incidents from inadvertent or intentional actions (such as error or theft) by VBL’s employees, contractors, consultants, business partners, and/or other third parties, phishing attacks, ransomware, denial-of-service attacks, social engineering schemes and other means that affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise VBL’s system infrastructure as well as lead to unauthorized access, disclosure or acquisition of information. Cyberattacks are increasing in their frequency, sophistication and intensity. The techniques used to sabotage or to obtain unauthorized access to VBL’s information technology systems or those upon whom VBL relies on to process its information change frequently, and VBL may be unable to anticipate such techniques or implement adequate preventative measures or to stop security incidents in all instances. The recovery systems, security protocols, network protection mechanisms and other security measures that VBL has integrated into its information technology systems, which are designed to protect against, detect and minimize security breaches, may not be adequate to prevent or detect service interruption, system failure or data loss.

Significant disruptions of VBL’s information technology systems or security incidents could adversely affect its business operations and/or result in the loss, misappropriation, and/or unauthorized access, use or disclosure of, or the prevention of access to, confidential information (including trade secrets or other intellectual property, proprietary business information and personal information including health information), and could result in financial, legal, business and reputational harm to VBL. If such disruptions were to occur and cause interruptions in VBL’s operations, it could result in a material disruption of VBL’s product development programs. For example, the loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in VBL’s regulatory approval efforts and significantly increase VBL’s costs to recover or reproduce the data. To the extent that any disruption or security incident results in a loss of, or damage to, VBL’s data or applications, or inappropriate disclosure of confidential or proprietary information, VBL could incur liability and the further development of its future product candidates could be delayed.

VBL may also be required to comply with laws, regulations, rules, industry standards, and other legal obligations that require it to maintain the security of personal data. VBL may also have contractual and other legal obligations to notify collaborators, its clinical trial participants, or other relevant stakeholders of security incidents. Failure to prevent or mitigate cyberattacks could result in unauthorized access to data, including personal data. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities, and others of security breaches involving certain types of data. Such disclosures are costly, could lead to negative publicity, may cause VBL’s collaborators or other relevant stakeholders to lose confidence in the effectiveness of VBL’s security measures and require it to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach. In addition, the costs to respond to a cybersecurity event or to mitigate any identified security vulnerabilities could be significant, including costs for remediating the effects of such an event, paying a ransom, restoring data from backups, and conducting data analysis to determine what data may have been affected by the breach. In addition, VBL’s efforts to contain or remediate a security incident or any vulnerability exploited to cause an incident may be unsuccessful, and efforts and any related failures to contain or remediate them could result in interruptions, delays, harm to VBL’s reputation, and increases to VBL’s insurance coverage.

In addition, litigation resulting from security breaches may adversely affect VBL’s business. Unauthorized access to VBL’s information technology systems could result in litigation with VBL’s collaborators, its clinical trial participants, or other relevant stakeholders. These proceedings could force VBL to spend money in defense or settlement, divert management’s time and attention, increase VBL’s costs of doing business, or adversely affect VBL’s reputation. VBL could be required to fundamentally change its business activities and practices in response to such litigation, which could have an adverse effect on its business. If a security breach were to occur and the confidentiality, integrity or availability of VBL’s data or the data of its collaborators were disrupted, VBL could incur significant liability, which could negatively affect VBL’s business and damage its reputation.

Furthermore, VBL may not have adequate insurance coverage or otherwise protect it from, or adequately mitigate, liabilities or damages. The successful assertion of one or more large claims against VBL that exceeds its available insurance coverage, or results in changes to VBL’s insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on VBL’s business. In addition, VBL cannot be sure that its existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that VBL’s insurers will not deny coverage as to any future claim.

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Risks Related to VBL’s Intellectual Property

If VBL is unable to obtain or protect intellectual property rights related to its product candidates, VBL may not be able to obtain exclusivity for its product candidates or prevent others from developing similar competitive products.

VBL relies upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to its product candidates. The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that VBL owns or in-licenses may fail to result in issued patents with claims that cover its product candidates in the United States or in other foreign countries. There is no assurance that all of the potentially relevant prior art relating to VBL’s patents and patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue and even if such patents cover VBL’s product candidates, third parties may challenge their validity, enforceability or scope, which may result in the patent claims being narrowed or invalidated. Furthermore, even if they are unchallenged, VBL’s patents and patent applications may not adequately protect VBL’s intellectual property, provide exclusivity for VBL’s product candidates or prevent others from designing around VBL’s claims. Any of these outcomes could impair VBL’s ability to prevent competition from third parties and materially affect its operations and financial condition.

If the patent applications VBL holds with respect to its programs or product candidates fail to issue, if the breadth or strength of its patent protection is threatened, or if its patent portfolio fails to provide meaningful exclusivity for VBL’s product candidates, it could dissuade companies from collaborating with VBL to develop product candidates and threaten VBL’s ability to commercialize future products. Several patent applications covering VBL’s product candidates have been filed recently. VBL cannot offer any assurances about which, if any, applications will issue as patents, the breadth of any such issued patent claims or whether any issued claims will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to these patents or any other patents owned by or licensed to VBL could deprive it of rights necessary for the successful commercialization of any product candidates that VBL may develop. Further, if VBL encounters delays in regulatory approvals, the period of time during which it could market a product candidate under patent protection could be reduced. Because patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, VBL cannot be certain that it or its licensors were the first to file any patent application related to a product candidate. Furthermore, if third parties have filed such patent applications, an interference proceeding in the United States can be initiated by a third party to determine who was the first to invent any of the subject matter covered by the patent claims of VBL’s applications. In addition, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering VBL’s product candidates are obtained, once the patent life has expired for a product, VBL may be open to competition from generic medications. This risk is material in light of the length of the development process of VBL’s products and lifespan of VBL’s current patent portfolio.

In addition to the protection afforded by patents, VBL relies on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that it elects not to patent, processes for which patents are difficult to enforce and any other elements of VBL’s product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. VBL seeks to protect its proprietary technology and processes, in part, by entering into confidentiality agreements with its employees, consultants, scientific advisors and contractors. VBL also seeks to preserve the integrity and confidentiality of its data and trade secrets by maintaining physical security of its premises and physical and electronic security of its information technology systems. Security measures may be breached, and VBL may not have adequate remedies for any breach. In addition, VBL’s trade secrets may otherwise become known or be independently discovered by competitors. Although VBL expects all of its employees and consultants to assign their inventions to VBL, and all of VBL’s employees, consultants, advisors and any third parties who have access to VBL’s proprietary know-how, information or technology to enter into confidentiality agreements, VBL cannot provide any assurances that all such agreements have been duly executed or that its trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to its trade secrets or independently develop substantially equivalent information and techniques. Misappropriation or unauthorized disclosure of VBL’s trade secrets could impair VBL’s competitive position and may have a material adverse effect on its business. Additionally, if the steps taken to maintain VBL’s trade secrets are deemed inadequate, VBL may have insufficient recourse against third parties for misappropriating the trade secret. In addition, others may independently discover VBL’s trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that VBL may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all.

Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, VBL may encounter significant problems in protecting and defending its intellectual property both in the United States and abroad. If VBL is unable to prevent material disclosure of the non-patented intellectual property related to its technologies to third parties, and there is no guarantee that VBL will have any such enforceable trade secret protection, VBL may not be able to establish or maintain a competitive advantage in its market.

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Third-party claims of intellectual property infringement may prevent or delay VBL’s development and commercialization efforts.

VBL’s commercial success depends in part on its avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes review proceedings before the U.S. Patent and Trademark Office (“U.S. PTO”) and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which VBL is pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that VBL’s product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that VBL is employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of VBL’s product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that VBL’s product candidates may be accused of infringing. In addition, third parties may obtain patents in the future and claim that use of VBL’s technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of VBL’s product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block VBL’s ability to commercialize such product candidate unless VBL obtained a license under the applicable patents, or until such patents expire. Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of VBL’s formulations, processes for manufacture or methods of use, the holders of any such patents may be able to block VBL’s ability to develop and commercialize the applicable product candidate unless VBL obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against VBL may obtain injunctive or other equitable relief, which could effectively block VBL’s ability to further develop and commercialize one or more of its product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from VBL’s business. In the event of a successful claim of infringement against it, VBL may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign its infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

VBL may not be successful in obtaining or maintaining necessary rights to pharmaceutical product components and processes for its development pipeline through acquisitions and in-licenses.

Presently VBL has rights to the intellectual property, through licenses from Janssen Vaccines & Prevention B.V. and under patents that VBL owns, to develop its product candidates. Because VBL’s programs may involve additional product candidates that may require the use of proprietary rights held by third parties, the growth of its business may depend in part on its ability to acquire, in-license or use these proprietary rights. In addition, VBL’s product candidates may require specific formulations to work effectively and efficiently and these rights may be held by others. VBL may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that VBL identifies. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that VBL may consider attractive. These established companies may have a competitive advantage over VBL due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive VBL to be a competitor may be unwilling to assign or license rights to it. VBL also may be unable to license or acquire third-party intellectual property rights on terms that would allow it to make an appropriate return on its investment.

VBL may enter into license agreements with third parties, and if it fails to comply with its obligations in such agreements under which it licenses intellectual property rights from third parties or otherwise experiences disruptions to its business relationships with its licensors, VBL could lose license rights that are important to its business.

VBL may need to obtain licenses from third parties to advance its research or allow commercialization of its product candidates, and VBL has done so from time to time. VBL may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, VBL may be required to expend significant time and resources to develop or license replacement technology. If VBL is unable to do so, it may be unable to develop or commercialize the affected product candidates.

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In many cases, patent prosecution of VBL’s in-licensed technology is controlled solely by the licensor. If VBL’s licensors fail to obtain and maintain patent or other protection for the proprietary intellectual property VBL licenses from them, VBL could lose its rights to the intellectual property or its exclusivity with respect to those rights, and its competitors could market competing products using the intellectual property. In some cases, VBL controls the prosecution of patents resulting from licensed technology. In the event VBL breaches any of its obligations related to such prosecution, VBL may incur significant liability to its licensing partners. Licensing of intellectual property is of critical importance to VBL’s business and involves complex legal, business and scientific issues and is complicated by the rapid pace of scientific discovery in VBL’s industry. Disputes may arise regarding intellectual property subject to a licensing agreement, including:

●	the scope of rights granted under the license agreement and other interpretation-related issues;
●	the extent to which VBL’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;
●	the sublicensing of patent and other rights under any collaboration relationships VBL might enter into in the future;
●	VBL’s diligence obligations under the license agreement and what activities satisfy those diligence obligations;
●	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by VBL’s licensors and VBL and its partners; and
●	the priority of invention of patented technology.

If disputes over intellectual property that VBL has licensed prevent or impair its ability to maintain its current licensing arrangements on acceptable terms, VBL may be unable to successfully develop and commercialize the affected product candidates.

VBL may be involved in lawsuits to protect or enforce its patents or the patents of its licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe VBL’s patents or the patents of its licensors. To counter infringement or unauthorized use, VBL may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of VBL’s or its licensors is not valid, is unenforceable or is not infringed, or may refuse to stop the other party from using the technology at issue on the grounds that VBL’s patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of VBL’s patents at risk of being invalidated or interpreted narrowly and could put VBL’s patent applications at risk of not issuing.

Interference proceedings provoked by third parties or brought by VBL may be necessary to determine the priority of inventions with respect to VBL’s patents or patent applications or those of its licensors. An unfavorable outcome could require VBL to cease using the related technology or to attempt to license rights to it from the prevailing party. VBL’s business could be harmed if the prevailing party does not offer it a license on commercially reasonable terms. VBL’s defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract VBL’s management and other employees. VBL may not be able to prevent, alone or with its licensors, misappropriation of VBL’s intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of VBL’s confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the trading price of VBL Ordinary Shares.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of VBL’s patent applications and the enforcement or defense of its issued patents.

Patent reform legislation continues to increase the uncertainties and costs surrounding the prosecution of VBL’s patent applications and the enforcement or defense of its issued patents. The Leahy-Smith Act introduced a number of significant changes to U.S. patent law, including provisions that affect the way patent applications are prosecuted and patent litigation is conducted. The U.S. PTO continues to develop regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated therewith, in particular, the inter partes review proceedings. It remains to be seen what impact the Leahy-Smith Act will have on the operation of VBL’s business. However, its implementation increases the uncertainties and costs surrounding the prosecution of VBL’s patent applications and the enforcement or defense of VBL’s issued patents, all of which could have a material adverse effect on VBL’s business and financial condition.

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VBL may be subject to claims that its employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that its employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Certain of VBL’s key employees and personnel are or were previously employed at universities, medical institutions or other biotechnology or pharmaceutical companies, including VBL’s competitors or potential competitors.

Although VBL tries to ensure that its employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for VBL, VBL may be subject to claims that VBL or its employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of VBL’s employee’s former employer or other third parties. Litigation may be necessary to defend against these claims. If VBL fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. Even if VBL is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Furthermore, universities or medical institutions who employ some of VBL’s key employees and personnel in parallel to their engagement by VBL may claim that intellectual property developed by such person is owned by the respective academic or medical institution under the respective institution intellectual property policy or applicable law.

VBL may become subject to claims for remuneration or royalties for assigned service invention rights by its employees, which could result in litigation and adversely affect its business.

A significant portion of VBL’s intellectual property has been developed by its employees in the course of their employment for VBL. Under the Israeli Patent Law, 5727-1967 (the “Patent Law”), inventions conceived by an employee during the term and as part of the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for his inventions. Recent decisions by the Committee (which have been upheld by the Israeli Supreme Court on appeal) have created uncertainty in this area, as it held that employees may be entitled to remuneration for their service inventions despite having specifically waived any such rights. Further, the Committee has not yet determined the method for calculating this remuneration nor the criteria or circumstances under which an employee’s waiver of his right to remuneration will be disregarded. VBL generally enters into assignment-of-invention agreements with its employees pursuant to which such individuals assign to VBL all rights to any inventions created in the scope of their employment or engagement with it. Although VBL’s employees have agreed to assign to VBL service invention rights, VBL may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, VBL could be required to pay additional remuneration or royalties to its current or former employees, or be forced to litigate such claims, which could negatively affect VBL’s business.

VBL may be subject to claims challenging the inventorship or ownership of its patents and other intellectual property.

VBL may be subject to claims that former employees, collaborators or other third parties have an ownership interest in its patents or other intellectual property. VBL may have, in the future, ownership disputes arising, for example, from conflicting obligations of consultants or others who are involved in developing its product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If VBL fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on VBL’s business. Even if VBL is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Obtaining and maintaining VBL’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and VBL’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and applications will be due to be paid to the U.S. PTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and applications. The U.S. PTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. There are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction.

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Issued patents covering VBL’s product candidates could be found invalid or unenforceable if challenged in court. Changes in U.S. patent law could diminish the value of patents in general, thereby impairing VBL’s ability to protect its products.

As is the case with other biotechnology companies, VBL’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology industry involves both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain. In addition, the United States has enacted and is currently implementing wide-ranging patent reform legislation. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in some situations. In addition to increasing uncertainty with regard to VBL’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the U.S. PTO, the laws and regulations governing patents could change in unpredictable ways that would weaken VBL’s ability to obtain new patents or to enforce its existing patents and patents that it might obtain in the future.

VBL has not yet registered trademarks for a commercial trade name for some of its product candidates and failure to secure such registrations could adversely affect its business.

VBL has not yet registered trademarks for a commercial trade name for some of its product candidates. During trademark registration proceedings, VBL may receive rejections. Although VBL would be given an opportunity to respond to those rejections, it may be unable to overcome such rejections. In addition, in the U.S. PTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against VBL’s trademarks, and VBL’s trademarks may not survive such proceedings. Moreover, any name VBL proposes to use with its product candidates in the United States must be approved by the FDA, regardless of whether VBL has registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA objects to any of VBL’s proposed proprietary product names, VBL may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA.

VBL may not be able to protect its intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and VBL’s intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, VBL may not be able to prevent third parties from practicing its inventions in all countries outside the United States, or from selling or importing products made using its inventions in and into the United States or other jurisdictions. Potential competitors may use VBL’s technologies in jurisdictions where it has not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where VBL has patent protection, but enforcement is not as strong as that in the United States. These products may compete with VBL’s product candidates, if approved, and VBL’s patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for VBL to stop the infringement of its patents or marketing of competing products in violation of its proprietary rights generally. Proceedings to enforce VBL’s patent rights in foreign jurisdictions could result in substantial costs and divert its efforts and attention from other aspects of its business, could put VBL’s patents at risk of being invalidated or interpreted narrowly and VBL’s patent applications at risk of not issuing and could provoke third parties to assert claims against it. VBL may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, VBL’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that VBL develops or licenses.

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Risks Related to Ownership of VBL Ordinary Shares

The market price of VBL Ordinary Shares may be highly volatile, and you may not be able to resell your shares at the purchase price.

An active trading market for VBL Ordinary Shares may not be available. You may not be able to sell your shares quickly or at the market price if trading in VBL Ordinary Shares is not active.

The market price of VBL Ordinary Shares has been and is likely to remain volatile. VBL’s share price could be subject to wide fluctuations in response to a variety of factors, including the following:

●	adverse results or delays in preclinical studies or clinical trials, and resulting changes in VBL’s clinical development programs;
●	reports of adverse events in other similar products or clinical trials of such products;
●	inability to obtain additional funding or funding on acceptable terms or such time as it would be required;
●	any delay in filing an IND or BLA for any product candidate and any adverse development or perceived adverse development with respect to the FDA’s review of that IND or BLA;
●	failure to develop successfully and commercialize a product candidate for the proposed indications and future product candidates for other indications or new candidates;
●	failure to maintain VBL’s licensing arrangements or enter into strategic collaborations;
●	failure by VBL or its licensors and strategic collaboration partners to prosecute, maintain or enforce VBL’s intellectual property rights;
●	changes in laws or regulations applicable to future products;
●	inability or delay in scaling up VBL’s manufacturing capabilities, inability to obtain adequate product supply for a product candidate or the inability to do so at acceptable prices;
●	adverse regulatory decisions, including by the IIA under the Research Law;
●	introduction of new products, services or technologies by VBL’s competitors;
●	failure to meet or exceed the estimates, expectations, and projections of the investment community and VBL’s shareholders;
●	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;
●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by VBL (such as the Merger or the recent sale of its rights to lease the Modi’in facility) or VBL’s competitors;
●	disputes or other developments relating to proprietary rights, including patents, litigation matters and VBL’s ability to obtain patent protection for its technologies;
●	additions or departures of key scientific or management personnel;
●	significant lawsuits, including patent or shareholder litigation;
●	changes in the market valuations of similar companies;
●	general economic and market conditions and overall fluctuations in the U.S. equity market;
●	any identified material weakness in VBL’s internal control over financial reporting;
●	changes in the Nasdaq listing of VBL’s stock;
●	recommendations of equity analysts covering VBL’s stock;
●	the outcome of VBL’s strategic processes;
●	sales of VBL Ordinary Shares by VBL or its shareholders in the future; and
●	trading volume of VBL Ordinary Shares.

In addition, companies trading in the stock market in general, and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of VBL Ordinary Shares, regardless of VBL’s actual operating performance.

There has been limited trading volume for VBL Ordinary Shares.

Even though VBL Ordinary Shares have been listed on Nasdaq, there has been limited liquidity in the market for the VBL Ordinary Shares, which could make it more difficult for holders to sell their VBL Ordinary Shares. There can be no assurance that an active trading market for VBL Ordinary Shares will be sustained. In addition, the stock market generally has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. Broad market and industry factors may negatively affect the market price of VBL Ordinary Shares, regardless of its actual operating performance. The market price and liquidity of the market for VBL Ordinary Shares that will prevail in the market may be higher or lower than the price you pay and may be significantly affected by numerous factors, some of which are beyond VBL’s control.

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VBL’s principal shareholders and management own a significant percentage of its shares and will be able to exert significant control over matters subject to shareholder approval.

As of June 26, 2023, to the best of VBL’s information, its executive officers, key management, directors, 5% shareholders and their affiliates beneficially owned approximately 17.2% of VBL’s voting shares. Therefore, these shareholders have the ability to influence VBL through their ownership positions. These shareholders may be able to determine all matters requiring shareholder approval. For example, these shareholders, if they were to act together, may be able to control elections of directors, amendments of VBL’s organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for VBL Ordinary Shares that you may believe are in your best interest as one of VBL’s shareholders.

Future sales and issuances of VBL Ordinary Shares or rights to purchase VBL Ordinary Shares, including pursuant to VBL’s equity incentive plans and at-the-market offering, could result in additional dilution of the percentage ownership of VBL’s shareholders and could cause its share price to fall.

Additional capital will be needed in the future to continue VBL’s planned operations. To the extent VBL raises additional capital by issuing equity securities, its shareholders may experience substantial dilution. VBL may sell ordinary shares, convertible securities or other equity securities in one or more transactions at prices and in a manner VBL determines from time to time, including pursuant to the at-the-market facility with Jefferies LLC (the “Jefferies ATM”). If VBL sells ordinary shares, convertible securities or other equity securities in one or more transactions, investors may be materially diluted by subsequent sales. These sales may also result in material dilution to VBL’s existing shareholders, and new investors could gain rights superior to VBL’s existing shareholders.

VBL also has equity plans that provide for the grant of share options and other equity-based awards to VBL’s employees, directors and consultants, and has issued warrants. The exercise of any of these RSUs, options and warrants would result in additional share issuances and may be dilutive. As these securities are registered, many are available for resale into the public market. Sales of a substantial number of shares of VBL Ordinary Shares by its existing shareholders in the public market, or the perception that these sales might occur, could depress the market price of VBL Ordinary Shares and could impair its ability to raise capital through the sale of additional equity securities. VBL is unable to predict the effect that such sales may have on the prevailing market price of VBL Ordinary Shares.

VBL could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for VBL because pharmaceutical companies have experienced significant share price volatility in recent years. In July 2022, VBL announced the OVAL Phase 3 trial did not meet its primary endpoint, which resulted in a significant reduction in VBL’s share price and increase the volatility of VBL Ordinary Shares. VBL is also now pursuing the Merger and sale of VB-601 Asset, and recently completed the sale of its rights to lease the Modi’in facility, which transactions may not maximize shareholder value as intended. If VBL faces any such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm VBL’s business.

VBL does not intend to pay dividends on VBL Ordinary Shares in the foreseeable future, so any returns will be limited to the value of its shares.

VBL has never declared or paid any cash dividends on its share capital. VBL currently anticipates that it will retain future earnings for the development, operation and expansion of its business and does not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to shareholders will therefore be limited to the appreciation of their shares. In addition, Israeli law limits VBL’s ability to declare and pay dividends and may subject VBL’s dividends to Israeli withholding taxes. Furthermore, VBL’s payment of dividends (out of tax-exempt income) may retroactively subject it to certain Israeli corporate income taxes, to which VBL would not otherwise be subject.

If equity research analysts do not publish research reports about VBL’s business or if they issue unfavorable commentary or downgrade VBL Ordinary Shares, the price of VBL Ordinary Shares could decline.

The trading market for VBL Ordinary Shares relies in part on the research and reports that equity research analysts publish about VBL and its business. The price of VBL Ordinary Shares could decline if it does not obtain research analyst coverage, or one or more securities analysts downgrade the VBL Ordinary Shares, or if those analysts issue other unfavorable commentary or expectations that VBL is unable to meet or cease publishing reports about VBL or its business.

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Risks Related to VBL’s Incorporation and Operations in Israel

VBL has lost its foreign private issuer status, which requires it to comply with the domestic reporting regime under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and cause it to incur significant legal, accounting and other expenses.

As a foreign private issuer, VBL was permitted by the SEC to file an annual report on Form 20-F and copies of certain home country materials on Form 6-K in lieu of filing annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K. VBL was exempt from SEC proxy statement requirements and certain SEC tender offer requirements and its affiliates were exempt from Section 16 of the Exchange Act.

VBL ceased to be a foreign private issuer and ceased to be eligible for the foregoing exemptions and privileges effective January 1, 2023. VBL is required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers as of January 1, 2023, which are more detailed and extensive than the requirements for foreign private issuers. VBL may also be required to make changes in its corporate governance practices in accordance with various SEC and Nasdaq rules. Although VBL already reports under U.S. GAAP and voluntarily publishes quarterly financial information, the regulatory and compliance costs to VBL once it is required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost VBL incurs as a foreign private issuer even though VBL is able to qualify as a “smaller reporting company.”

As a result, VBL expects that its recent loss of foreign private issuer status will increase its legal and financial compliance costs and may make some activities highly time consuming and costly. It will also impose additional burdens on holders of VBL’s securities, which may make an investment in VBL less attractive. VBL expects that complying with the rules and regulations applicable to United States domestic issuers may make it more difficult and expensive for it to obtain director and officer liability insurance, and VBL may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for VBL to attract and retain qualified members of its board of directors.

Potential political, economic and military instability in the State of Israel, where the majority of VBL’s senior management and employees are located, may adversely affect VBL’s results of operations.

VBL is incorporated under Israeli law and VBL’s offices and core operations are located in the State of Israel, with a small operational base in the United States. In addition, most of VBL’s remaining key employees and officers and three of VBL’s directors are residents of Israel. Accordingly, political, economic and military conditions in Israel directly affect VBL’s business. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries.

Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel, could affect adversely VBL’s operations. Since October 2000, there have been increasing occurrences of terrorist violence. Ongoing and revived hostilities or other Israeli political or economic factors could harm VBL’s operations, product development and results of operations.

In addition, Israel faces threats from more distant neighbors, in particular, Iran. VBL’s insurance policies do not cover it for the damages incurred in connection with these conflicts or for any resulting disruption in VBL’s operations. The Israeli government, as a matter of law, provides coverage for the reinstatement value of direct damages that are caused by terrorist attacks or acts of war; however, the government may cease providing such coverage or the coverage might not be enough to cover potential damages. In the event that hostilities disrupt the ongoing operation of VBL’s facilities or the airports and seaports on which VBL depends to import and export its supplies and products, VBL’s operations may be materially adversely affected.

In addition, numerous acts of protest and civil unrest have taken place in several countries in the Middle East and North Africa, many of which involved significant violence, including Egypt and Syria, which border Israel. The ultimate effect of these developments on the political and security situation in the Middle East and on Israel’s position within the region is not clear at this time. Such instability may lead to deterioration in the political and trade relationships that exist between the State of Israel and certain other countries.

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Popular uprisings in various countries in the Middle East and North Africa are affecting the political stability of those countries. Such instability may lead to deterioration in the political and trade relationships that exist between the State of Israel and these countries. Several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continues or increases. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or significant downturns in the economic or financial condition of Israel, could adversely affect VBL’s operations and product development and adversely affect its share price. Similarly, Israeli companies are limited in conducting business with entities from several countries. For instance, in 2008, the Israeli legislature passed a law forbidding any investments in entities that transact business with Iran.

Additionally, the Israeli government is currently advancing significant changes in Israeli legislation concerning judiciary nomination and oversight. If such proposals will be enacted by the Israeli Knesset, they will change the current balance between the three branches of government in Israel in a manner that is expected to add significant power to the executive and the legislative branches. Such changes may have actual or perceived effects regarding the risks associated with conducting business or investing in Israel. Since the proposals have not yet been enacted as law, the uncertainty of their effect on VBL and its business may not be estimated at this time.

VBL’s operations may be disrupted by the obligations of personnel to perform military service.

As of June 26, 2023, VBL had seven employees, six of whom were based in Israel. Israeli employees may be called upon to perform up to 36 days (and in some cases more) of annual military reserve duty until they reach the age of 40 (and in some cases, up to 45 or older) and, in emergency circumstances, could be called to immediate and unlimited active duty. In the event of severe unrest or other conflict, individuals could be required to serve in the military for extended periods of time. Since September 2000, in response to increased tension and hostilities, there have been occasional call-ups of military reservists and it is possible that there will be additional call-ups in the future. Although VBL’s current streamlined workforce does not include any employees subject to this obligation, if VBL’s Israeli workforce grows and becomes subject to this duty, it could impact VBL’s operations, which disruptions could materially adversely affect the business and results of operations. Additionally, the absence of a significant number of the employees of VBL’s Israeli suppliers and contractors related to military service or the absence for extended periods of one or more of their key employees for military service may disrupt their operations.

The tax benefits that are available to VBL if and when it generates taxable income require it to meet various conditions and may be prevented or reduced in the future, which could increase VBL’s costs and taxes.

If and when VBL generates taxable income, it would be eligible for certain tax benefits provided to “Benefited Enterprises” under the Israeli Law for the Encouragement of Capital Investments, 1959, as amended (the “Investment Law”). In order to remain eligible for the tax benefits for “Benefited Enterprises” VBL must continue to meet certain conditions stipulated in the Investment Law and its regulations, as amended. In addition, VBL informed the Israeli Tax Authority of its choice of 2012 as a “Benefited Enterprise” election year, all under the Investment Law. The benefits available to VBL under this tax regulation are subject to the fulfillment of conditions stipulated in the regulation. Further, in the future these tax benefits may be reduced or discontinued. If these tax benefits are reduced, cancelled or discontinued, VBL’s Israeli taxable income would be subject to regular Israeli corporate tax rates. The standard corporate tax rate for Israeli companies is 23% for 2018 and thereafter. Additionally, if VBL increases its activities outside of Israel through acquisitions, for example, its expanded activities might not be eligible for inclusion in future Israeli tax benefit programs.

It may be difficult to enforce a U.S. judgment against VBL, its officers and directors and the Israeli experts named in this document in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on VBL’s officers and directors and these experts.

VBL was incorporated in Israel, and its corporate headquarters and substantially all of its operations are located in Israel. Most of VBL’s executive officers and three of VBL’s directors, and the Israeli experts named in this document, are located in Israel. The majority of VBL’s assets and the assets of these persons are located outside the United States. Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws against VBL or any of these persons in a U.S. or Israeli court, or to effect service of process upon these persons in the United States. Additionally, it may be difficult for an investor, or any other person or entity, to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws against VBL or its officers and directors on the grounds that Israel is not the most appropriate forum in which to bring such a claim. Even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above.

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Your rights and responsibilities as VBL’s shareholder will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

Because VBL is incorporated under Israeli law, the rights and responsibilities of its shareholders are governed by VBL’s articles of association and Israeli law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders of U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of an officer of the company has a duty to act in fairness towards the company with regard to such vote or appointment. However, Israeli law does not define the substance of this duty of fairness. There is limited case law available to assist VBL in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on VBL’s shareholders that are not typically imposed on shareholders of U.S. corporations. See “Related Party Transactions of Directors and Executive Officers of the Combined Organization — Related Party Transactions Under Israeli Law — Approval of Related Party Transactions Under Israeli Law.”

Provisions of Israeli law and VBL’s amended and restated articles of association could make it more difficult for a third party to acquire VBL or increase the cost of acquiring VBL, even if doing so would benefit VBL’s shareholders.

Israeli law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a tender offer for all of a company’s issued and outstanding shares can only be completed if the acquirer receives positive responses from the holders of at least 95% of the issued share capital. Completion of the tender offer also requires approval of a majority of the offerees that do not have a personal interest in the tender offer, unless at least 98% of the company’s outstanding shares are tendered. Furthermore, the shareholders, including those who indicated their acceptance of the tender offer (unless the acquirer stipulated in its tender offer that a shareholder that accepts the offer may not seek appraisal rights), may, at any time within six months following the completion of the tender offer, petition an Israeli court to alter the consideration for the acquisition. See “Description of VBL’s Share Capital” for additional information.

Further, Israeli tax considerations may make potential transactions undesirable to VBL or to some of its shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.

Certain U.S. shareholders may be subject to adverse tax consequences if VBL is characterized as “Controlled Foreign Corporation.”

Each “Ten Percent Shareholder” in a non-U.S. corporation that is classified as a “controlled foreign corporation” (“CFC”) for U.S. federal income tax purposes generally is required to include in income for U.S. federal tax purposes such Ten Percent Shareholder’s pro rata share of the CFC’s “Subpart F income” and investment of earnings in U.S. property, even if the CFC has made no distributions to its shareholders. A non-U.S. corporation generally will be classified as a CFC for U.S. federal income tax purposes if Ten Percent Shareholders own, directly or indirectly, more than 50% of either the total combined voting power of all classes of stock of such corporation entitled to vote or of the total value of the stock of such corporation. A “Ten Percent Shareholder” is a U.S. person (as defined by the Code), who owns or is considered to own 10% or more of the total combined voting power of all classes of stock entitled to vote of such corporation. The determination of CFC status is complex and includes attribution rules, the application of which is not entirely certain.

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VBL does not believe that it was a CFC for the taxable year ended December 31, 2022, or that VBL is currently a CFC. It is possible, however, that a shareholder treated as a U.S. person for U.S. federal income tax purposes will acquire, directly or indirectly, enough shares to be treated as a Ten Percent Shareholder after application of the constructive ownership rules and, together with any other Ten Percent Shareholders of the company, cause VBL to be treated as a CFC for U.S. federal income tax purposes. VBL believes that certain of its shareholders are Ten Percent Shareholders for U.S. federal income tax purposes. Holders should consult their own tax advisors with respect to the potential adverse U.S. federal income tax consequences of becoming a Ten Percent Shareholder in a CFC.

VBL might be classified as a PFIC in future years, and its U.S. shareholders may suffer adverse tax consequences as a result.

Generally, if, for any taxable year, at least 75% of VBL’s gross income is passive income, or at least 50% of the value of VBL’s assets is attributable to assets that produce passive income or are held for the production of passive income, including cash, VBL would be characterized as a PFIC for U.S. federal income tax purposes. For purposes of these tests, passive income includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. If VBL is characterized as a PFIC, VBL’s U.S. shareholders may suffer adverse tax consequences, including having gains realized on the sale of VBL Ordinary Shares treated as ordinary income, rather than capital gain, the loss of the preferential rate applicable to dividends received on VBL Ordinary Shares by individuals who are U.S. Holders, and having interest charges apply to distributions by VBL and the proceeds of share sales.

Because PFIC status depends on the composition of VBL’s income and the composition and value of its assets (which may be determined in part by reference to the market value of VBL Ordinary Shares, which may be volatile) from time to time, there can be no assurance that VBL will not be considered a PFIC for any taxable year. VBL believes that it was not a PFIC for its 2022 taxable year. However, the determination of whether VBL is a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. As a result, Goodwin Procter LLP cannot provide an opinion on the status of any entity under the PFIC rules and there can be no assurance that VBL will not be treated as a PFIC for the current or any future taxable year.

Risks Related to Notable

Unless the context indicates or suggests otherwise, reference to “it”, “its”, “their”, and “Notable” in this section refers to Notable Labs, Inc.

Risks Related to Notable’s Business, Financial Position and Capital Requirements

Notable has a limited operating history that you can use to evaluate it, and the likelihood of Notable’s success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

Notable is clinical-stage precision therapeutics company that was incorporated in June 2014 and has a limited operating history. Since inception, Notable’s operations have been primarily limited to acquiring and licensing intellectual property rights, undertaking research and conducting preclinical studies and clinical trials for Notable’s PPMP, and its current drug candidates Volasertib and Fosciclopirox. Notable has not yet obtained regulatory approval for any product candidates. Consequently, any predictions about Notable’s future success or viability, or any evaluation of Notable’s business and prospects, may not be accurate. The likelihood of Notable’s success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which Notable will operate.

Notable expects its financial condition and operating results to continue to fluctuate from quarter to quarter and year to year due to a variety of factors, many of which are beyond its control. Notable will need to eventually transition from a company with a research and development focus to a company capable of undertaking commercial activities. Notable may encounter unforeseen expenses, difficulties, complications and delays, and may not be successful in such a transition. Since Notable has a limited operating history, Notable cannot assure you that its business will be profitable or that it will ever generate sufficient revenues to meet its expenses and support Notable’s anticipated activities. In addition, there is no guarantee that any of Notable’s product candidates will ever receive FDA approval.

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Notable has incurred significant losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future and Notable’s management’s conclusions based on the required assessment by management per GAAP have raised substantial doubt about Notable’s ability to continue as a going concern.

Notable has devoted most of its financial resources to research and development, including Notable’s preclinical and clinical development activities. To date, Notable has funded its operations primarily through research funding, and through the sale of equity and convertible securities. Notable expects to continue to incur substantial and increased expenses, losses and negative cash flows as it expands its development activities and advances its preclinical programs. If Notable’s product candidates are not successfully developed or commercialized, including because of a lack of capital, or if Notable does not generate enough revenue following marketing approval, it will not achieve profitability and its business may fail. Even if Notable successfully obtains regulatory approval to market a product candidate, its revenues will also depend upon the size of any markets in which its product candidates receive market approval and its ability to achieve sufficient market acceptance and adequate market share for its products.

Notable expects to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses Notable incurs may fluctuate significantly from quarter to quarter. Notable anticipates that its expenses will increase substantially if and as it:

●	continues its research and preclinical and clinical development of its product candidates, both independently and under its strategic alliance agreements;

●	initiates preclinical studies and clinical trials for any additional indications for its current drug candidates and any future drug candidates that it may pursue;

●	continues to build its portfolio of drug candidates through the acquisition or in-license of additional drug candidates or technologies;

●	continues to develop, maintain, expand and protect its intellectual property portfolio;

●	continues to develop, maintain, and expand the PPMP;

●	seeks to identify additional product candidates;

●	pursues regulatory approvals for its current and future drug candidates that successfully complete clinical trials;

●	ultimately establishes a sales, marketing, distribution and other commercial infrastructure to commercialize any drug candidate for which it may obtain marketing approval;

●	seeks marketing approvals for its product candidates that successfully complete clinical trials;

●	hires additional clinical, regulatory, research, scientific, executive, accounting and administrative personnel;

●	incurs additional legal, accounting and other expenses in operating as a public company; and

●	creates additional infrastructure to support Notable’s operations and its product development and planned future commercialization efforts.

To become and remain profitable, Notable must develop and eventually commercialize one or more drug candidates with significant market potential or license one or more of its drug candidates to an industry partner. This will require Notable to be successful in a range of challenging activities, including completing clinical trials of its drug candidates, publishing its data and findings on its drug candidates with peer reviewed publications, developing commercial scale manufacturing processes, obtaining marketing approval, manufacturing, marketing and selling any current and future drug candidates for which Notable may obtain marketing approval, and satisfying any post-marketing requirements. Notable is only in the preliminary stages of most of these activities and, in some cases, has not yet commenced certain of these activities. Notable may never succeed in any or all of these activities and, even if it does, it may never generate sufficient revenue to achieve profitability.

Because of the numerous risks and uncertainties associated with drug development, Notable is unable to accurately predict the timing or amount of expenses or when, or if, Notable will obtain marketing approval to commercialize any of its drug candidates. If Notable is required by the FDA, or other regulatory authorities such as the EMA, to perform studies and trials in addition to those currently expected, or if there are any delays in the development, or in the completion of any planned or future preclinical studies or clinical trials of its current or future drug candidates, its expenses could increase and profitability could be further delayed.

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Even if Notable does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. Notable’s failure to become and remain profitable would decrease its value and could impair its ability to raise capital, maintain its research and development efforts, expand its business or continue its operations. A decline in the value of Notable also could cause investors to lose all or part of their investment in the company.

As a result, management has included disclosures in Note 1 of the financial statements and Notable’s independent auditor included an explanatory paragraph in its report on its financial statements for the year ended December 31, 2022 with respect to this uncertainty. Notable’s 2022 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Notable has generated only limited revenue since inception, and may never be profitable.

Notable’s ability to generate revenue and achieve profitability depends on its ability, alone or with strategic alliance partners, to successfully complete the development of, obtain the necessary regulatory approvals for and commercialize the PPMP and Notable’s product candidates. Notable does not anticipate generating significant revenues from sales of its products for the foreseeable future, if ever. Notable’s ability to generate future revenues from product sales depends heavily on its success in:

●	completing its research and preclinical development of product candidates;

●	initiating and completing clinical trials for product candidates with favorable results;

●	seeking, obtaining, and maintaining marketing approvals for product candidates that successfully complete clinical trials;

●	establishing and maintaining supply and manufacturing relationships with third parties;

●	launching and commercializing product candidates for which Notable may obtain marketing approval, with an alliance partner or, if launched independently, successfully establishing a sales force, marketing and distribution;

●	maintaining, protecting and expanding its intellectual property portfolio; and

●	attracting, hiring and retaining qualified personnel.

Because of the numerous risks and uncertainties associated with predictive medicine and pharmaceutical product development, Notable is unable to predict the timing or amount of increased expenses and when it will be able to achieve or maintain profitability, if ever. In addition, Notable’s expenses could increase beyond expectations if it is required by the FDA or foreign regulatory agencies to perform studies and trials in addition to those that it currently anticipates.

Even if one or more of the product candidates that Notable licenses or develops is approved for commercial sale, it anticipates incurring significant costs associated with commercializing any approved product. Even if Notable is able to generate revenues from the sale of any approved products, it may not become profitable and may need to obtain additional funding to continue operations.

Notable has identified material weaknesses in its internal control over financial reporting. If Notable’s remediation of the material weaknesses is not effective, or if Notable experiences additional material weaknesses or otherwise fails to maintain an effective system of internal controls in the future, Notable may not be able to produce timely and accurate financial statements, and Notable or its independent registered public accounting firm may conclude that Notable’s internal control over financial reporting is not effective, which could adversely affect Notable’s investors’ confidence and the valuation of its common stock.

Notable has identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Notable’s annual or interim financial statements will not be prevented or detected on a timely basis. In preparing Notable’s consolidated financial statements as of and for the year ended December 31, 2022, management of Notable identified the following material weaknesses in its internal control over financial reporting:

Notable did not fully maintain components of the COSO framework, including elements of the control environment, risk assessment, monitoring activities, information and communication, and control activities components, relating to: (i) Notable’s commitment to attract, develop, and retain competent individuals; (ii) identifying, assessing, and communicating appropriate objectives, (iii) identifying and analyzing risks to achieve these objectives; (iv) selecting, developing, and performing ongoing evaluation to ascertain whether the components of internal controls are present and functioning; (v) communicating accurate information internally and externally, including providing information pursuant to objectives, responsibilities, and functions of internal control; (vi) selecting and developing control activities that contribute to the mitigation of risks and support achievement of objectives and (vii) deploying control activities through policies that establish what is expected and procedures that put policies into action.

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These material weaknesses resulted in adjustments to Notable’s consolidated financial statements.

To remediate these material weaknesses, Notable is actively recruiting additional accounting personnel with appropriate experience, certification, education and training. Notable is in the process of implementing additional measures and risk assessment procedures designed to improve Notable’s disclosure controls and procedures and internal control over financial reporting to address the underlying causes of these material weaknesses, including the implementation of appropriate segregation of duties, formalization of accounting policies and controls, and implementation of accounting systems to automate manual processes. Notable has engaged financial consultants to assist with the implementation of internal controls over financial reporting and are actively recruiting an audit committee and financial expert. In March 2023 Notable also hired a Chief Financial Officer. To the extent that Notable is not able to hire and retain such individuals or is unable to successfully design and implement such controls, the material weaknesses identified may not be remediated and management may be required to record additional adjustments to its financial statements in the future or otherwise not be able to produce timely or accurate financial statements. If Notable’s management concludes that Notable’s internal control over financial reporting is not effective, such a determination could adversely affect Notable’s investors’ confidence and the valuation of its common stock.

Notable expects that it will need to raise additional capital, which may not be available on acceptable terms, or at all.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. Notable anticipates that its expenses will increase substantially as it continues to develop and begin and continues clinical trials with respect to Volasertib and Fosciclopirox and any additional drug candidates; seek to identify and develop additional drug candidates; acquire or in-license other drug candidates or technologies; seek regulatory and marketing approvals for its drug candidates that successfully complete clinical trials, if any; establish sales, marketing, distribution and other commercial infrastructure in the future to commercialize various drugs for which Notable may obtain marketing approval, if any; require the manufacture of larger quantities of drug candidates for clinical development and, potentially, commercialization; maintain, expand and protect its intellectual property portfolio; develop, maintain, and expand the PPMP; hire and retain additional personnel, such as clinical, quality control and scientific personnel; add operational, financial and management information systems and personnel, including personnel to support its drug development and help it comply with its obligations as a public company; and add equipment and physical infrastructure to support its research and development programs.

Notable will be required to expend significant funds in order to advance the development of the PPMP, Volasertib, Fosciclopirox and any other drug candidate(s). In addition, while Notable may seek one or more collaborators for future development of its current drug candidates or any future drug candidates that it may develop for one or more indications, Notable may not be able to enter into a partnership or out-license for any of its drug candidates for such indications on suitable terms, on a timely basis or at all. In any event, Notable’s existing cash, cash equivalents and other capital resources will not be sufficient to fund all of the efforts that it plans to undertake or to fund the completion of development of its drug candidates or its other preclinical studies. Accordingly, Notable will be required to obtain further funding through public or private equity offerings, debt financings, collaborations and licensing arrangements or other sources. Notable does not have any committed external source of funds. Further financing may not be available to Notable on acceptable terms, or at all. Notable’s failure to raise capital as and when needed would have a negative impact on its financial condition and its ability to pursue its business strategy.

Notable expects its research and development expenses to substantially increase in connection with its ongoing activities, particularly as it advances its product candidates, Volasertib and Fosciclopirox, through clinical trials. Notable may need to raise additional capital to support its operations and such funding may not be available to it on acceptable terms, or at all. Notable cannot provide assurances that its plans will not change or that any change in circumstances will not result in the depletion of its capital resources more rapidly than it currently anticipates. For example, Notable’s preclinical or clinical trials may encounter technical or other difficulties. Any of these events may increase Notable’s development costs more than it expects. In order to support Notable’s long-term plans, it may need to raise additional capital or otherwise obtain funding through additional strategic alliances if it chooses to initiate preclinical or clinical trials for new product candidates. In any event, Notable will require additional capital to obtain regulatory approval for, and to commercialize, its current and future product candidates.

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Any additional fundraising efforts may divert Notable’s management from its day-to-day activities, which may adversely affect Notable’s ability to develop and commercialize current and future product candidates. In addition, Notable cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to it, if at all. If Notable is unable to raise additional capital when required or on acceptable terms, it may be required to:

●	significantly delay, scale back or discontinue the development or commercialization of all current and future product candidates;

●	seek strategic alliances for research and development programs at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available; or

●	relinquish or license on unfavorable terms, its rights to technologies or any current and future product candidates that it otherwise would seek to develop or commercialize ourselves. If Notable is unable to raise additional capital in sufficient amounts or on acceptable terms, it will be prevented from pursuing development and commercialization efforts, which will have a material adverse effect on its business, operating results and prospects.

Notable’s future funding requirements, both short-term and long-term, will depend on many factors, including:

●	the scope, progress, timing, costs and results of preclinical studies and clinical trials of Volasertib and Fosciclopirox and its other drug candidates;

●	the costs associated with maintaining, expanding and updating the PPMP;

●	the costs, timing and outcome of seeking regulatory approvals;

●	its headcount growth and associated costs as it expands its research and development as well as potentially establish a commercial infrastructure;

●	the costs of its licensing or commercialization activities for any of its drug candidates that receive marketing approval to the extent such costs are not the responsibility of any future collaborators, including the costs and timing of establishing drug sales, marketing, distribution and manufacturing capabilities;

●	its ability to enter into and the terms and timing of any collaborations, licensing agreements or other arrangements;

●	revenue received from commercial sales, if any, of its current and future drug candidates;

●	the costs of preparing, filing and prosecuting patent applications, maintaining and protecting its intellectual property rights and defending against intellectual property related claims;

●	the number of future drug candidates that it pursues and their development requirements;

●	changes in regulatory policies or laws that may affect its operations;

●	changes in physician acceptance or medical society recommendations that may affect commercial efforts;

●	the costs of acquiring potential new drug candidates or technology;

●	the costs associated with purchasing data for the PPMP;

●	the costs associated with maintaining and expanding its cybersecurity systems; and

●	the costs of operating as a public company.

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Notable faces significant competition from other biopharmaceutical companies, and Notable’s operating results will suffer if it fails to compete effectively.

The biopharmaceutical industry is characterized by intense competition and rapid innovation. Notable’s competitors may be able to develop other compounds or drugs that are able to achieve similar or better results. Notable’s potential competitors include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. Many of Notable’s competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations and well-established sales forces. Smaller or early-stage companies may also prove to be significant competitors, particularly as they develop novel approaches to treating disease indications that Notable’s product candidates are also focused on treating. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel therapeutics or to in-license novel therapeutics that could make the product candidates that Notable develops obsolete. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Notable’s competitors, either alone or with collaboration partners, may succeed in developing, acquiring or licensing on an exclusive basis drug or biologic products that are more effective, safer, more easily commercialized or less costly than its product candidates or may develop proprietary technologies or secure patent protection that it may need for the development of its technologies and products. Notable believes the key competitive factors that will affect the development and commercial success of its product candidates are efficacy, safety, tolerability, reliability, convenience of use, price and reimbursement.

Even if Notable obtains regulatory approval of drug products, the availability and price of its competitors’ products could limit the demand and the price it is able to charge for its product candidates. Notable may not be able to implement its business plan if the acceptance of its product candidates is inhibited by price competition or the reluctance of physicians to switch from existing methods of treatment to Notable’s product candidates, or if physicians switch to other new drug or biologic products or choose to reserve its product candidates for use in limited circumstances.

Notable’s product candidates, Volasertib and Fosciclopirox, are in the early stages of clinical development and their commercial viability remains subject to current and future clinical trials, regulatory approvals and the risks generally inherent in the development of a drug candidate. If Notable is unable to successfully advance or develop its product candidates, its business will be materially harmed.

In the near-term, failure to successfully advance the development of Notable’s product candidates, Volasertib and Fosciclopirox, may have a material adverse effect on the company. To date, Notable has not successfully or commercially marketed, distributed or sold any product candidate. The success of Notable’s business depends primarily upon its ability to successfully advance the development of its product candidate clinical trials, have the product candidate approved for sale by the FDA or regulatory authorities in other countries, and ultimately have the product candidates successfully commercialized by Notable or a strategic partner. Notable cannot assure you that the results of its ongoing clinical trials will support or justify the continued development of its product candidates, or that it will receive approval from the FDA, or similar regulatory authorities in other countries, to advance the development of its product candidates.

Notable’s product candidates must satisfy rigorous regulatory standards of safety and efficacy before it can advance or complete its clinical developments or it can be approved for sale. To satisfy these standards, Notable must engage in expensive and lengthy clinical trials, develop acceptable manufacturing processes, and obtain regulatory approval of its product candidates. Despite these efforts, Notable’s product candidates may not:

●	offer therapeutic or other medical benefits over existing drugs or other product candidates in development to treat the same patient population;

●	be proven to be safe and effective in current and future clinical trials;

●	have the desired effects;

●	be free from undesirable or unexpected effects meet applicable regulatory standards be capable of being formulated and manufactured in commercially suitable quantities and at an acceptable cost; or

●	be successfully commercialized by it or by collaborators.

A number of companies in the pharmaceutical and biopharmaceutical industries have experienced significant delays, setbacks and failures in all stages of development, even after achieving promising results in clinical trials. Furthermore, even if the data collected from preclinical studies and clinical trials involving Notable’s product candidates demonstrate a favorable safety and efficacy profile, such results may not be sufficient to support the submission of an NDA or a BLA to obtain regulatory approval from the FDA in the United States, or other similar regulatory agencies in other jurisdictions, which is required to market and sell the product.

Notable’s product candidates will require significant additional research and development efforts, the commitment of substantial financial resources, and regulatory approvals prior to advancing into further clinical development or being commercialized by Notable or collaborators. Notable cannot assure you that its product candidates will successfully progress through the drug development process or will result in commercially viable products. Notable does not expect its product candidates to be commercialized by Notable or collaborators for at least several years.

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Risks Related to the Discovery and Development of Notable’s Drug Candidates

Notable has limited experience in drug discovery and drug development and may not receive regulatory approval to market its drug candidates.

Prior to the acquisition of its drug candidates, Notable was not involved in and had no control over their preclinical and clinical development. In addition, Notable relies upon the parties from whom it has acquired its drug candidates to have conducted such research and development in accordance with the applicable protocol, legal, regulatory and scientific standards, have accurately reported the results of all clinical trials conducted prior to its acquisition of the applicable drug candidate, and have correctly collected the data from these studies and trials. To the extent any of these has not occurred, Notable’s expected development time and costs may be increased, which could adversely affect its prospects for marketing approval of, and receiving any future revenue from, these drug candidates.

In the near term, Notable is dependent on its ability to advance the development of Volasertib and Fosciclopirox. If Notable is unable to initiate or complete the clinical development of, obtain marketing approval for or successfully commercialize Volasertib and Fosciclopirox and its other drug candidates, either alone or with a collaborator, or if it experiences significant delays in doing so, Notable’s business could be substantially harmed. In addition, Notable may not continue the development of Volasertib in the United States until it completes the transfer of the Volasertib IND from Oncoheroes Biosciences, Inc. (“Oncoheroes”). Any delay of such IND transfer may delay Notable’s planned clinical trials of Volasertib.

Notable currently does not have any drugs that have received regulatory approval and may never be able to develop marketable drug candidates. Notable is investing a significant portion of its efforts and financial resources in the advancement of its drug candidates and in the development of the PPMP. Notable’s prospects are substantially dependent on its ability, or those of any future collaborator, to develop, obtain marketing approval for and successfully commercialize drug candidates in one or more disease indications.

The success of Volasertib and Fosciclopirox and Notable’s other drug candidates will depend on several factors, including the following:

●	following submission of an IND, with the FDA or any comparable foreign regulatory authority, receiving clearance for the conduct of clinical trials of drug candidates and proposed design of future clinical trials;

●	initiation, progress, timing, costs and results of clinical trials of its drug candidates and potential drug candidates;

●	establishment of a safety, tolerability and efficacy profile that is satisfactory to the FDA or any comparable foreign regulatory authority for marketing approval;

●	adequate ongoing availability of quality data sources for the PPMP and raw materials and drug product for clinical development and any commercial sales;

●	obtaining and maintaining patent, trade secret protection and regulatory exclusivity, both in the United States and relevant global markets;

●	the performance of its future collaborators, if any;

●	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

●	establishment of supply arrangements with third-party raw materials suppliers and manufacturers;

●	establishment of arrangements with third-party manufacturers to obtain finished drug product that is appropriately packaged for sale;

●	protection of its rights in its intellectual property;

●	successful launch of commercial sales following any marketing approval;

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●	continued acceptable safety profile following any marketing approval;

●	commercial acceptance by patients, the medical community and third-party payors; and

●	its ability to compete with other therapies.

Many of these factors are beyond Notable’s control, including the results of clinical trials, the time required for the FDA or any comparable foreign regulatory authorities to review any regulatory submissions it may make, potential threats to its intellectual property rights and the manufacturing, marketing and sales efforts of any future collaborator. If Notable is unable to develop, receive marketing approval for and successfully commercialize its drug candidates, on its own or with any future collaborator or experience delays as a result of any of these factors or otherwise, Notable’s business could be substantially harmed. The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming, expensive and inherently unpredictable, and if Notable is ultimately unable to obtain regulatory approval for its drug candidates, its business will be substantially harmed.

The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable but can take many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. The results of preclinical studies and early clinical trials of Notable’s drug candidates may not be predictive of the results of later-stage clinical trials. Drug candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. It is not uncommon for companies in the biotechnology and pharmaceutical industries to suffer significant setbacks in advanced clinical trials due to nonclinical findings made while clinical studies were underway and safety or efficacy observations made in clinical studies, including previously unreported adverse events. Notable’s future clinical trial results may not be successful, and notwithstanding any potential promising results in earlier studies, it cannot be certain that Notable will not face similar setbacks. The historical failure rate for drug candidates in Notable’s industry is high. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a drug candidate’s clinical development and may vary among jurisdictions. Notable has not obtained final regulatory approval for any drug candidate and it is possible that none of its existing drug candidates or any drug candidates Notable may seek to develop in the future will ever obtain regulatory approval.

Notable’s drug candidates could fail to receive marketing approval for many reasons, including the following:

●	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of its clinical trials, including, but not limited to, the use of genomic or biomarker signatures to identify patients that may respond to drug efficacy;

●	it may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a drug candidate is safe and effective for its proposed indication;

●	it may be unable to identify and recruit a sufficient number of patients with relevant genomic or biomarker signatures or other specified enrollment criteria in order to conduct clinical trials on its drug candidates;

●	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

●	the FDA or comparable foreign regulatory authorities may disagree with Notable’s interpretation of data from preclinical studies or clinical trials;

●	the data collected from clinical trials of its drug candidates may not be sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States or elsewhere;

●	the FDA or comparable foreign regulatory authorities may find deficiencies with or fail to approve the manufacturing processes or facilities of third-party manufacturers with which it contracts for clinical and commercial supplies; and

●	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering its clinical data insufficient for approval.

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Notable has not previously completed all clinical trials for any of its drug candidates. Consequently, Notable may not have the necessary capabilities, including adequate staffing, to successfully manage the execution and completion of any clinical trials it initiates in a way that leads to Notable obtaining marketing approval for its drug candidates in a timely manner, or at all. This lengthy approval process as well as the unpredictability of future clinical trial results may result in Notable’s failing to obtain regulatory approval to market its drug candidates, which would significantly harm its business, results of operations and prospects.

In addition, even if Notable was to obtain approval, regulatory authorities may approve any of its drug candidates for fewer or more limited indications than Notable requests, may not approve the price it intends to charge for its drugs, may grant approval contingent on the performance of costly post-marketing clinical trials, may approve a drug candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that drug candidate or may restrict its distribution. Any of the foregoing restrictions or requirements could materially harm the commercial prospects for Notable’s drug candidates.

Notable has not previously submitted an NDA to the FDA or similar drug approval applications to comparable foreign authorities, for any drug candidate, and it cannot be certain that any of its drug candidates will be successful in clinical trials or receive regulatory approval. Further, Notable’s drug candidates may not receive regulatory approval even if they are successful in clinical trials. If Notable does not receive regulatory approvals for its drug candidates, it may not be able to continue its operations. Even if Notable successfully obtains regulatory approvals to market one or more of its drug candidates, its revenues will be dependent, in part, upon the size of the markets in the territories for which it gains regulatory approval and have commercial rights. If the markets for patients that Notable is targeting for its drug candidates are not as significant as it estimates, or if the price it charges for its drug candidate is too high, Notable may not generate significant revenues from sales of such drugs, if approved.

Notable plans to seek regulatory approval to commercialize Notable’s drug candidates both in the United States and the European Union and in additional foreign countries. While the scope of regulatory approval is similar in other countries, to obtain separate regulatory approval in many other countries Notable must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and possible limitations placed upon commercial sales, pricing and distribution of Notable’s drug candidates, and Notable cannot predict success in these jurisdictions.

Notable may depend on enrollment of patients with specific genomic or biomarker signatures in Notable’s clinical trials in order for Notable to continue development of Notable’s drug candidates. If Notable is unable to enroll patients with specific genomic or biomarker signatures in Notable’s clinical trials, Notable’s research, development and commercialization efforts could be adversely affected.

The timely completion of clinical trials in accordance with their protocols depends, among other things, on Notable’s ability to enroll a sufficient number of patients with genomic or biomarker signatures Notable has identified and who remain in the study until its conclusion. Notable may experience difficulties in patient enrollment in its clinical trials for a variety of reasons. Patient enrollment is affected by many factors including the size and nature of the patient population with the specific genomic or biomarker signature Notable has identified, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, the size of the patient population required for analysis of the trial’s primary endpoints, the proximity of patients to study sites, Notable’s ability to recruit clinical trial investigators with the appropriate competencies and experience, Notable’s ability to obtain and maintain patient consents, the risk that patients enrolled in clinical trials will drop out of the trials before completion, and competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications Notable is investigating. Notable will compete with other pharmaceutical companies for clinical sites, physicians and the limited number of patients who fulfill the stringent requirements for participation in oncology clinical trials. Also, due to the confidential nature of clinical trials, Notable does not know how many of the eligible patients may be enrolled in competing studies and who are consequently not available to Notable for its clinical trials. Notable’s clinical trials may be delayed or terminated due to the inability to enroll enough patients. The delay or inability to meet planned patient enrollment may result in increased costs and delay or termination of Notable’s trials, which could have a harmful effect on Notable’s ability to develop drugs.

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Delays in clinical testing could result in increased costs to Notable and delay its ability to generate revenue.

There can be no assurance that the FDA or other regulatory authorities will accept Notable’s planned or future trial designs for its drug candidates. Notable may experience delays in its clinical trials and it does not know whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays related to:

●	obtaining regulatory clearance to commence a trial;
●	reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;
●	obtaining IRB approval at each site;
●	recruiting suitable patients to participate in a trial;
●	identifying clinical sites with adequate infrastructure (including data collection) to conduct the trial;
●	clinical sites deviating from trial protocol or dropping out of a trial;
●	addressing patient safety concerns that arise during the course of a trial;
●	having patients complete a trial or return for post-treatment follow-up;
●	adding a sufficient number of clinical trial sites; or
●	manufacturing sufficient quantities and quality of a drug candidate for use in clinical trials.

Notable may also experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent its ability to receive marketing approval or commercialize its drug candidates, including:

●	it may receive feedback from regulatory authorities that requires it to modify the design of its clinical trials;

●	it may not have the ability to test patients for its clinical trials that require a specific genomic or biomarker signature in order to qualify for enrollment;

●	clinical trials of its drug candidates may produce negative or inconclusive results, and it may decide, or regulators may require Notable, to conduct additional clinical trials or abandon drug development programs;

●	the number of patients required for clinical trials of its drug candidates may be larger than it anticipates, enrollment in these clinical trials may be slower than it anticipates or participants may drop out of these clinical trials at a higher rate than it anticipates;

●	its third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to it in a timely manner, or at all;

●	the cost of clinical trials of its drug candidates may be greater than it anticipates;

●	the supply or quality of its drug candidates or other materials necessary to conduct clinical trials of its drug candidates may be insufficient or inadequate;

●	regulators may revise the requirements for approving its drug candidates, or such requirements may not be as it anticipates; and

●	any future collaborators that conduct clinical trials may face any of the above issues, and may conduct clinical trials in ways they view as advantageous to themselves but that are suboptimal for Notable.

If Notable is required to conduct additional clinical trials or other testing of its drug candidates beyond those that it currently contemplates, if Notable is unable to successfully complete clinical trials of its drug candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, Notable may:

●	incur unplanned costs;

●	be delayed in obtaining marketing approval for Notable’s drug candidates or not obtain marketing approval at all;

●	obtain marketing approval in some countries and not in others; obtain marketing approval for indications or patient populations that are not as broad as intended or desired;

●	obtain marketing approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;

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●	be subject to additional post-marketing testing requirements; or

●	have the drug removed from the market after obtaining marketing approval.

Furthermore, Notable relies and intend to rely in the future on CROs, cancer research centers and clinical trial sites to ensure the proper and timely conduct of its clinical trials and Notable intends to have agreements governing their committed activities. They may not perform as required or Notable may face competition from other clinical trials being conducted by other pharmaceutical companies.

Notable could encounter delays if a clinical trial is suspended or terminated by it, including upon the recommendation of the Data Safety Monitoring Board (“DSMB”) for such trial; by the IRB of the institutions in which such trials are being conducted; or by the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or Notable’s clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

Further, conducting clinical trials in foreign countries, as Notable may do for Notable’s current and future drug candidates, presents additional risks that may delay completion of its clinical trials. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, as well as political and economic risks relevant to such foreign countries.

If Notable experiences delays in the completion of, or termination of, any clinical trial of its drug candidates, the commercial prospects of Notable’s drug candidates will be harmed, and Notable’s ability to generate revenues from any of these drug candidates will be delayed. In addition, any delays in completing Notable’s clinical trials will increase Notable’s costs, slow down its drug candidate development and approval process and jeopardize Notable’s ability to commence drug sales and generate revenues. Any of these occurrences may harm Notable’s business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of Notable’s drug candidates.

Results of early and prior clinical trials may not be indicative of results obtained in later trials.

The results of nonclinical and preclinical studies and clinical trials of Notable’s drug candidates may not be predictive of the results of later-stage clinical trials of Notable’s drug candidates, and interim results of a clinical trial do not necessarily predict final results. In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures and timing of such procedures as set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the dosing regimen and the rate of dropout among clinical trial participants, among other factors. For example, Volasertib was evaluated by Boehringer Ingelheim in combination with low-dose cytarabine in patients with acute myeloid leukemia (“AML”) in Phase 2 and 3 clinical trials and Notable’s planned clinical trials of Volasertib in patients with AML may lead to different results. While the Phase 3 study commissioned by Boehringer Ingelheim did not meet the primary endpoint trial efficacy outcomes, Notable, while leveraging BII’s Volasertib dataset and years of pre-clinical and clinical development, plans to redesign Volasertib’s late-stage re-development program with the goal of increasing the clinical response rate and outcomes (by using Notable’s PPMP) and improving Volasertib’s tolerability (by enhanced patient management in line with BII’s conclusions from its post hoc Phase 3 analysis), however there is no assurance that the result will be different. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through nonclinical studies and initial clinical trials. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval of Notable’s product candidates.

Notable’s drug candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Undesirable side effects caused by Notable’s drug candidates could cause Notable or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. It is possible that there may be side effects associated with any of Notable’s drug candidates. In such an event, Notable including upon the recommendation of the DSMB, the FDA or the IRBs at the institutions in which Notable’s studies are conducted could suspend or terminate Notable’s clinical trials or the FDA or comparable foreign regulatory authorities could order Notable to cease clinical trials or deny approval of Notable’s drug candidates for any or all targeted indications. Treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the clinical trial or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. Notable expects to have to train medical personnel using Notable’s drug candidates to understand the side effect profiles for Notable’s clinical trials and upon any commercialization of any of Notable’s drug candidates. Inadequate training in recognizing or managing the potential side effects of Notable’s drug candidates could result in patient injury or death. Any of these occurrences may harm Notable’s business, financial condition and prospects significantly.

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Additionally, if one or more of Notable’s drug candidates receives marketing approval, and Notable or others later identify undesirable side effects caused by such drugs, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may withdraw approvals of such drugs;

●	Notable may be required to recall a drug or change the way such a drug is administered to patients;

●	additional restrictions may be imposed on the marketing or distribution of the particular drug or the manufacturing processes for the drug or any component thereof;

●	regulatory authorities may require additional warnings on the label, such as a “black box” warning or contraindication;

●	Notable may be required to implement Risk Evaluation and Mitigation Strategies, or REMS, or create a medication guide outlining the risks of such side effects for distribution to patients;

●	Notable could be sued and held liable for harm caused to patients;

●	Notable’s drug may become less competitive; and

●	Notable’s reputation may suffer.

Any of these events could prevent Notable from achieving or maintaining market acceptance of the particular drug candidate or for particular indications of a drug candidate, if approved, and could significantly harm Notable’s business, results of operations and prospects. Notable’s approach to the discovery and development of drug candidates based on the PPMP is innovative and in the early stages of development; and Notable does not know whether it will be able to develop any drugs of commercial value.

Notable is leveraging the PPMP in an attempt to create a pipeline of drug candidates using biomarker identification and patient stratification for the development of oncology drugs. While Notable believes that applying the PPMP to drugs that have failed, been abandoned or otherwise failed to meet clinical endpoints and then developing a precision oncology approach that identifies the mechanism of action, potential combination drug usage and potentially responsive patient population is a powerful strategy, Notable’s approach is both innovative and in the early stages of development. Because Notable’s approach is both innovative and in the early stages of development, the cost and time needed to develop Notable’s drug candidates is difficult to predict, and Notable’s efforts may not result in the successful discovery and development of commercially viable medicines. Notable may also be incorrect about the effects of its drug candidates on the diseases of Notable’s defined patient populations, which may limit the utility of Notable’s approach or the perception of the utility of Notable’s approach. Furthermore, Notable’s estimates of Notable’s defined patient populations available for study and treatment may be lower than expected, which could adversely affect Notable’s ability to conduct clinical trials and may also adversely affect the size of any market for medicines Notable may successfully commercialize. Notable’s approach may not result in time savings, higher success rates or reduced costs as Notable expects it to, and if not, Notable may not attract collaborators or develop new drugs as quickly or cost effectively as expected and therefore Notable may not be able to commercialize Notable’s approach as originally expected.

The PPMP may fail to help Notable discover and develop additional potential drug candidates.

Any drug discovery or drug development that Notable is conducting through the PPMP may not be successful in identifying compounds that have commercial value or therapeutic utility. The PPMP may initially show promise in identifying potential drug candidates, yet fail to yield viable drug candidates for clinical development or commercialization for a number of reasons, including:

●	research programs to identify new drug candidates will require substantial technical, financial and human resources, and Notable may be unsuccessful in its efforts to identify new drug candidates. If Notable is unable to identify suitable additional compounds for preclinical and clinical development, Notable’s ability to develop drug candidates and obtain product revenues in future periods could be compromised, which could result in significant harm to Notable’s financial position and adversely impact Notable’s stock price;

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●	compounds identified through the PPMP may not demonstrate efficacy, safety or tolerability;

●	the data available for the PPMP that seeks to correlate genomic or biomarker signatures with certain cancers may be influenced by the race of the patient which may limit the efficacy of Notable’s drug candidates;

●	potential drug candidates may, on further study, be shown to have harmful side effects or other characteristics that indicate that they are unlikely to receive marketing approval and achieve market acceptance;

●	competitors may develop alternative therapies that render Notable’s potential drug candidates non-competitive or less attractive; or

●	a potential drug candidate may not be capable of being produced at an acceptable cost.

Any failure by Notable to comply with existing regulations could harm Notable’s reputation and operating results.

Notable will be subject to extensive regulation by U.S. federal and state and foreign governments in each of the markets where Notable intends to sell Volasertib and Fosciclopirox if and after they are approved. For example, Notable will have to adhere to all regulatory requirements including the FDA’s GCPs, Good Laboratory Practice, or GLP, and current GMP requirements, or that of applicable foreign regulatory authorities. If Notable fails to comply with applicable regulations, including FDA pre-or post- approval cGMP requirements, then the FDA or other foreign regulatory authorities could sanction Notable. Even if a drug is FDA-approved, regulatory authorities may impose significant restrictions on a drug’s indicated uses or marketing or impose ongoing requirements for potentially costly post-marketing studies.

Any action against Notable for violation of these laws, even if Notable successfully defends against it, could cause Notable to incur significant legal expenses, divert Notable’s management’s attention from the operation of Notable’s business and damage Notable’s reputation. Notable will need to expend significant resources on compliance efforts and such expenses are unpredictable and might adversely affect Notable’s results.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of Notable’s drug candidates. For example, in December 2016, the 21st Century Cures Act, or Cures Act, was signed into law. The Cures Act, among other things, is intended to modernize the regulation of drugs and spur innovation, but its ultimate implementation is unclear. If Notable is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Notable is not able to maintain regulatory compliance, Notable may lose any marketing approval that Notable may have obtained and Notable may not achieve or sustain profitability, which would adversely affect its business, prospects, financial condition and results of operations.

In addition, Notable cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. If future legislation or administrative or executive actions impose restrictions on FDA’s ability to engage in oversight and implementation activities in the normal course, Notable’s business may be negatively impacted. In addition, if Notable is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Notable are not able to maintain regulatory compliance, Notable may lose any marketing approval that Notable may have obtained and Notable may not achieve or sustain profitability.

If Notable pursues marketing approvals outside of the United States, Notable may be subject to extensive regulations and may not obtain marketing approvals for drugs in Europe and other jurisdictions.

In addition to regulations in the United States, should Notable or its collaborators pursue marketing approvals for Volasertib and Fosciclopirox and Notable’s other drug candidates internationally, Notable and its collaborators will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of Notable’s drugs. Whether or not Notable, or its collaborators, obtain applicable FDA regulatory clearance and marketing approval for a drug, Notable must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the drug in those countries. The requirements and process governing the conduct of clinical trials, drug licensing, pricing and reimbursement vary from country to country.

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Subject to obtaining necessary clinical data, Notable intend to pursue marketing approvals for Volasertib and Fosciclopirox and Notable’s other drug candidates in Europe and other jurisdictions outside the United States with collaborative partners. In order to market and sell Notable’s drugs in the European Union and many other foreign jurisdictions, Notable or its potential third-party collaborators must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA marketing approval. The regulatory approval process outside of the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside of the United States, it is required that the drug be approved for reimbursement before the drug can be approved for sale in that country. Notable or its potential third-party collaborators may not obtain approvals from regulatory authorities outside of the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside of the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. However, a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in other countries. Notable may not be able to file for marketing approvals and may not receive necessary approvals to commercialize Notable’s drugs in any market.

Additionally, June 23, 2023, will mark seven years since the people of the United Kingdom voted in a referendum to leave the European Union, commonly referred to as Brexit. Today, the United Kingdom is outside the European Union and mostly no longer subject to its rules. Significant portions of the regulatory framework in the United Kingdom have been derived from European Union directives and regulations and the impacts from Brexit could materially impact the regulatory regime with respect to the approval of Notable’s drug candidates in the United Kingdom or the European Union. Any delay in obtaining, or an inability to obtain, any marketing approvals, as a result of Brexit or otherwise, would prevent Notable from commercializing its drug candidates in the United Kingdom and/or the European Union and restrict Notable’s ability to generate revenue and achieve and sustain profitability. If any of these outcomes occur, Notable may be forced to restrict or delay efforts to seek regulatory approval in the United Kingdom and/or European Union for Notable’s drug candidates, which could materially and adversely affect Notable’s business.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If Notable is found to have improperly promoted off-label uses of its drug candidates, if approved, Notable may become subject to significant liability. Such enforcement has become more common in the industry. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription drug products, such as Notable’s drug candidates, if approved. In particular, a drug may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the drug’s approved labeling. If Notable receives marketing approval for Notable’s drug candidates for Notable’s proposed indications, physicians may nevertheless use Notable’s drugs for their patients in a manner that is inconsistent with the approved label, if the physicians personally believe in their professional medical judgment it could be used in such manner. However, if Notable is found to have promoted Notable’s drugs for any off-label uses, the federal government could levy civil, criminal and/or administrative penalties, and seek fines against Notable. The FDA or other regulatory authorities could also request that Notable enter into a consent decree or a corporate integrity agreement, or seek a permanent injunction against Notable under which specified promotional conduct is monitored, changed or curtailed. If Notable cannot successfully manage the promotion of Notable’s drug candidates, if approved, Notable could become subject to significant liability, which would materially adversely affect its business and financial condition.

Notable may not experience a faster development or regulatory review or approval process with potential Fast Track designation.

If a drug is intended for the treatment of a serious condition and nonclinical or clinical data demonstrate the potential to address unmet medical need for this condition, a drug sponsor may apply for FDA Fast Track designation. If Notable seeks Fast Track designation for a drug candidate, Notable may not receive it from the FDA. However, even if Notable receives Fast Track designation, Fast Track designation does not ensure that Notable will receive marketing approval or that approval will be granted within any particular timeframe. Notable may not experience a faster development or regulatory review or approval process with Fast Track designation compared to conventional FDA procedures. In addition, the FDA may withdraw Fast Track designation if it believes that the designation is no longer supported by data from Notable’s clinical development program. Fast Track designation alone does not guarantee qualification for the FDA’s priority review procedures.

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A breakthrough therapy designation by the FDA for Notable’s drug candidates may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that Notable’s drug candidates will receive marketing approval.

Notable may seek a breakthrough therapy designation for some of its drug candidates. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs and biologics that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs designated as breakthrough therapies by the FDA are also eligible for accelerated approval.

Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if Notable believes one of its drug candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. Even if Notable receives breakthrough therapy designation, the receipt of such designation for a drug candidate may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of Notable’s drug candidates qualify as breakthrough therapies, the FDA may later decide that the drugs no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Risks Related to Commercialization of Notable’s Drug Candidates

Even if Notable is successful in completing all preclinical studies and clinical trials, Notable may not be successful in commercializing one or more of its drug candidates.

Even if Notable completes the necessary preclinical studies and clinical trials, the marketing approval process is expensive, time-consuming and uncertain and may prevent Notable from obtaining approvals for the commercialization of some or all of Notable’s drug candidates. If Notable is not able to obtain, or if there are delays in obtaining, required regulatory approvals, Notable will not be able to commercialize its drug candidates, and Notable’s ability to generate revenue will be materially impaired.

Notable’s drug candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, export and import are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by the EMA and similar regulatory authorities outside of the United States. Failure to obtain marketing approval for a drug candidate will prevent Notable from commercializing the drug candidate. Notable has not submitted an application for or received marketing approval for any of Notable’s drug candidates in the United States or in any other jurisdiction.

Notable has only limited experience in filing and supporting the applications necessary to gain marketing approvals and expects to rely on third-party CROs or other third-party consultants or vendors to assist Notable in this process. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the drug candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the drug manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. Notable’s drug candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude Notable’s obtaining marketing approval or prevent or limit commercial use. New cancer drugs frequently are indicated only for patient populations that have not responded to an existing therapy or have relapsed. If any of Notable’s drug candidates receives marketing approval, the accompanying label may limit the approved use of Notable’s drug in this way, which could limit sales of the drug.

The process of obtaining marketing approvals, both in the United States and abroad, is expensive, may take many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the drug candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted drug application, may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that Notable’s data is insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical studies and clinical trials could delay, limit or prevent marketing approval of a drug candidate. Any marketing approval Notable ultimately obtains may be limited or subject to restrictions or post-approval commitments that render the approved drug not commercially viable.

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If Notable’s drugs do not gain market acceptance, Notable’s business will suffer because Notable might not be able to fund future operations.

A number of factors may affect the market acceptance of Notable’s drugs or any other products Notable develops or acquires, including, among others:

●	the price of Notable’s drugs relative to other products for the same or similar treatments;

●	the perception by patients, physicians and other members of the health care community of the effectiveness and safety of Notable’s drugs for their indicated applications and treatments;

●	Notable’s ability to fund its sales and marketing efforts; and

●	the effectiveness of Notable’s sales and marketing efforts.

If Notable’s drugs do not gain market acceptance, Notable may not be able to fund future operations, including developing, testing and obtaining regulatory approval for new drug candidates and expanding Notable’s sales and marketing efforts for Notable’s approved drugs, which would cause Notable’s business to suffer.

Notable may rely on orphan drug designation to commercialize some of Notable’s drug candidates, and even if orphan drug designation is granted, such designation may not confer marketing exclusivity or other commercial advantages or expected commercial benefits.

Notable may rely on orphan drug designation for its drug candidates. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. In addition, if a drug that has orphan drug designation subsequently receives the first FDA marketing approval for the disease for which it has such designation, the drug is entitled to orphan drug exclusivity. Orphan drug exclusivity in the United States provides that the FDA may not approve any other applications, including a full NDA, to market the same drug for the same indication for seven years, and except in limited circumstances the applicable exclusivity period is ten years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified.

Even if Notable, or any future collaborators, obtains orphan drug designation for a drug candidate, Notable, or they, may not be able to obtain or maintain orphan drug exclusivity for that drug candidate. Notable may not be the first to obtain marketing approval of any drug candidate for which Notable has obtained orphan drug designation for the orphan-designated indication due to the uncertainties associated with developing pharmaceutical products, and it is possible that another company also holding orphan drug designation for the same drug candidate will receive marketing approval for the same indication before Notable does. If that were to happen, Notable’s application for that indication may not be approved until the competing company’s period of exclusivity expires. In addition, exclusive marketing rights in the United States may be limited if Notable seeks approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective or if Notable is unable to assure sufficient quantities of the drug to meet the needs of patients with the rare disease or condition. Further, even if Notable, or any future collaborators, obtains orphan drug exclusivity for a drug, that exclusivity may not effectively protect the drug from competition because different drugs with different active moieties may be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug with the same active moiety for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care or the manufacturer of the drug with orphan exclusivity is unable to maintain sufficient drug quantity. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process, nor does it prevent competitors from obtaining approval of the same drug candidate as Notable’s for indications other than those in which Notable has been granted orphan drug designation.

On August 3, 2017, the U.S. Congress passed the FDA Reauthorization Act of 2017, or FDARA. FDARA, among other things, codified the FDA’s preexisting regulatory interpretation, to require that a drug sponsor demonstrate the clinical superiority of an orphan drug that is otherwise the same as a previously approved drug for the same rare disease in order to receive orphan drug exclusivity. The legislation reverses prior precedent holding that the Orphan Drug Act unambiguously requires that the FDA recognize the orphan exclusivity period regardless of a showing of clinical superiority. Moreover, in the Consolidated Appropriations Act of 2021, Congress did not further change this interpretation when it clarified that the interpretation codified in FDARA would apply in cases where FDA issued an orphan designation before the enactment of FDARA but where product approval came after the enactment of FDARA. Congress or the FDA may further reevaluate the Orphan Drug Act and its regulations and policies. Notable does not know if, when or how the FDA may change the orphan drug regulations and policies in the future, and it is uncertain how any changes might affect Notable’s business. Depending on what changes the FDA may make to orphan drug regulations and policies, Notable’s business could be adversely impacted.

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If Notable is required by the FDA to obtain approval of a companion diagnostic in connection with approval of a therapeutic drug candidate, and Notable does not obtain or face delays in obtaining FDA approval of a diagnostic device, Notable will not be able to commercialize the drug candidate and Notable’s ability to generate revenue will be materially impaired.

According to FDA guidance, if the FDA determines that a companion diagnostic device is essential to the safe and effective use of a novel therapeutic drug or indication, the FDA generally will not approve the therapeutic drug or new therapeutic drug indication if the companion diagnostic is not also approved or cleared for that indication. Under the Federal Food, Drug, and Cosmetic Act, or FDCA, companion diagnostics are regulated as medical devices, and the FDA has generally required companion diagnostics intended to select the patients who will respond to cancer treatment to obtain Premarket Approval, or a PMA, for the diagnostic. The PMA process, including the gathering of clinical and preclinical data and the submission to and review by the FDA, involves a rigorous premarket review during which the applicant must prepare and provide the FDA with reasonable assurance of the device’s safety and effectiveness and information about the device and its components regarding, among other things, device design, manufacturing and labeling. A PMA is not guaranteed and may take considerable time, and the FDA may ultimately respond to a PMA submission with a “not approvable” determination based on deficiencies in the application and require additional clinical trial or other data that may be expensive and time-consuming to generate and that can substantially delay approval. As a result, if Notable is required by the FDA to obtain approval of a companion diagnostic for a therapeutic drug candidate, and Notable does not obtain or there are delays in obtaining FDA approval of a diagnostic device, Notable may not be able to commercialize the drug candidate on a timely basis or at all and Notable’s ability to generate revenue will be materially impaired.

Any drug candidate that Notable obtains marketing approval for could be subject to post-marketing restrictions or withdrawal from the market and Notable may be subject to substantial penalties if Notable fails to comply with regulatory requirements or if Notable experiences unanticipated problems with Notable’s drugs, when and if any of them are approved.

Any drug candidate for which Notable obtains marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such drug, will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. Even if marketing approval of a drug candidate is granted, the approval may be subject to limitations on the indicated uses for which the drug may be marketed or to the conditions of approval, including the requirement to implement a REMS. New cancer drugs frequently are indicated only for patient populations that have not responded to an existing therapy or have relapsed. If any of Notable’s drug candidates receives marketing approval, the accompanying label may limit the approved use of Notable’s drug in this way, which could limit sales of the drug.

The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the drug, including the adoption and implementation of REMS. The FDA and other agencies, including the Department of Justice, or the DOJ, closely regulate and monitor the post-approval marketing and promotion of drugs to ensure they are marketed and distributed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA and DOJ impose stringent restrictions on manufacturers’ communications regarding off-label use, and if Notable does not market its drugs for their approved indications, Notable may be subject to enforcement action for off-label marketing. Violations of the FDCA and other statutes, including the False Claims Act, relating to the promotion and advertising of prescription drugs may lead to investigations and enforcement actions alleging violations of federal and state healthcare fraud and abuse laws, as well as state consumer protection laws.

In addition, later discovery of previously unknown adverse events or other problems with Notable’s drugs, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may have various consequences, including:

●	restrictions on such drugs, manufacturers or manufacturing processes;

●	restrictions and warnings on the labeling or marketing of a drug;

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●	restrictions on drug distribution or use;

●	requirements to conduct post-marketing studies or clinical trials;

●	warning letters or untitled letters;

●	withdrawal of the drugs from the market;

●	refusal to approve pending applications or supplements to approved applications that Notable submits;

●	recall of drugs;

●	fines, restitution or disgorgement of profits or revenues;

●	suspension or withdrawal of marketing approvals;

●	damage to relationships with any potential collaborators;

●	unfavorable press coverage and damage to Notable’s reputation;

●	refusal to permit the import or export of Notable’s drugs;

●	drug seizure;

●	injunctions or the imposition of civil or criminal penalties; or

●	litigation involving patients using Notable’s drugs.

Notable operates in a highly competitive and rapidly changing industry.

Biotechnological and pharmaceutical drug development is highly competitive and subject to rapid and significant technological advancements. Notable’s success is highly dependent upon Notable’s ability to in-license, acquire, develop and obtain regulatory approval for new and innovative drugs on a cost-effective basis and to market them successfully. In doing so, Notable faces and will continue to face intense competition from a variety of businesses, including large, fully integrated, well-established pharmaceutical companies who already possess a large share of the market, specialty pharmaceutical and biopharmaceutical companies, academic institutions, government agencies and other private and public research institutions in the United States, the European Union and other jurisdictions.

Many of the companies against which Notable is competing or against which Notable may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than Notable does. These third parties compete with Notable in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, Notable’s programs. Mergers and acquisitions in the pharmaceutical and biotechnology industries could result in even more resources being concentrated among a small number of Notable’s competitors.

Competition may further increase as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Notable’s competitors may succeed in developing, acquiring or licensing, on an exclusive basis, drugs that are more effective or less costly than any drug candidate that Notable may develop.

Established pharmaceutical and biotechnology companies may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make Notable’s drug candidates less competitive. In addition, any new drug that competes with an approved drug must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. Accordingly, Notable’s competitors may succeed in obtaining patent protection, discovering, developing, receiving FDA approval for or commercializing drugs before Notable does, which would have an adverse impact on Notable’s business and results of operations.

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The availability of Notable’s competitors’ drugs could limit the demand and the price Notable is able to charge for any drug candidate Notable commercialized, if any. The inability to compete with existing or subsequently introduced drugs would harm Notable’s business, financial condition and results of operations.

If Notable is unable to develop satisfactory sales and marketing capabilities, Notable may not succeed in commercializing Volasertib and Fosciclopirox or any other drug candidate for which it obtains marketing approval.

Notable has no experience in marketing and selling drug products. Notable has not entered into arrangements for the sale and marketing of Volasertib and Fosciclopirox or any other drug candidate, if approved. Typically, pharmaceutical companies would employ groups of sales representatives and associated sales and marketing staff numbering in the hundreds to thousands of individuals to call on a large number of physicians and hospitals. Notable may seek to collaborate with a third party to market Notable’s drugs or itself may seek to market and sell Notable’s drugs. If Notable seeks to collaborate with a third party, Notable cannot be sure that a collaborative agreement can be reached on terms acceptable to Notable. If Notable seeks to market and sell its drugs directly, Notable will need to hire additional personnel skilled in marketing and sales. Notable cannot be sure that Notable will be able to acquire, or establish third party relationships to provide, any or all of these marketing and sales capabilities. The establishment of a direct sales force or a contract sales force or a combination direct and contract sales force to market Notable’s drugs will be expensive and time-consuming and could delay any drug launch. Further, Notable can give no assurances that Notable may be able to maintain a direct and/or contract sales force for any period of time or that Notable’s sales efforts will be sufficient to generate or to grow Notable’s revenues or that Notable’s sales efforts will ever lead to profits.

Even if Notable obtains regulatory approvals to commercialize Volasertib and Fosciclopirox or Notable’s other drug candidates, Notable’s drug candidates may not be accepted by physicians or the medical community in general.

There can be no assurance that Volasertib and Fosciclopirox and Notable’s other drug candidates or any other drug candidate successfully developed by Notable, independently or with partners, will be accepted by physicians, hospitals and other health care facilities. Volasertib and Fosciclopirox and any future drug candidates Notable develop will compete with a number of drugs manufactured and marketed by major pharmaceutical and biotech companies. The degree of market acceptance of any drugs Notable develops depends on a number of factors, including:

●	Notable’s demonstration of the clinical efficacy and safety of Volasertib and Fosciclopirox and Notable’s other drug candidates;

●	timing of market approval and commercial launch of Volasertib and Fosciclopirox and Notable’s other drug candidates;

●	the clinical indication(s) for which Volasertib and Fosciclopirox and Notable’s other drug candidates are approved;

●	drug label and package insert requirements;

●	advantages and disadvantages of Notable’s drug candidates compared to existing continued interest in and growth of the market for anticancer drugs;

●	strength of sales, marketing, and distribution support;

●	drug pricing in absolute terms and relative to alternative treatments;

●	future changes in health care laws, regulations, and medical policies; and

●	availability of reimbursement codes and coverage in select jurisdictions, and future changes to reimbursement policies of government and third-party payors.

Significant uncertainty exists as to the coverage and reimbursement status of any drug candidate for which Notable obtains regulatory approval. In the United States and markets in other countries, sales of any drugs for which Notable receives regulatory approval for commercial sale will depend in part on the availability of reimbursement from third-party payors. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations.

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Healthcare reform measures could hinder or prevent Notable’s drug candidates’ commercial success.

The U.S. government and other governments have shown significant interest in pursuing healthcare reform. Any government-adopted reform measures could adversely impact the pricing of healthcare drugs and services in the United States or internationally and the amount of reimbursement available from governmental agencies or other third-party payors. The continuing efforts of the U.S. and foreign governments, insurance companies, managed care organizations and other payors of health care services to contain or reduce health care costs may adversely affect Notable’s ability to set prices for its drugs which Notable believes are fair, and Notable’s ability to generate revenues and achieve and maintain profitability.

In the United States, some states have implemented, and other states are considering, pharmaceutical price controls or patient access constraints under their Medicaid program. There have also been recent state legislative efforts that have generally focused on increasing transparency around drug costs or limiting drug prices. In addition, the growth of large managed care organizations and prescription benefit managers, as well as the prevalence of generic substitution, has hindered price increases for prescription drugs. Continued intense public scrutiny of the price of drugs, together with government and payor dynamics, may limit the ability of producers and marketers to set or adjust the price of products based on their value. Outside the United States, numerous major markets, including the EU, Japan and China, have pervasive government involvement in funding healthcare, and, in that regard, fix the pricing and reimbursement of pharmaceutical products. Consequently, Notable’s products generating will be subject to increasing government decision-making and budgetary actions. There can be no assurance that new or proposed products will be considered cost-effective or that adequate third-party reimbursement will be available to enable the producer or marketer of such product to maintain price levels sufficient to realize an appropriate return.

New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, that relate to healthcare availability, methods of delivery or payment for products and services, or sales, marketing or pricing, may limit Notable’s potential revenue, and Notable may need to revise its research and development programs. The pricing and reimbursement environment may change in the future and become more challenging due to several reasons, including policies advanced by the current executive administration in the United States, new healthcare legislation or fiscal challenges faced by government health administration authorities. Specifically, in both the United States and some foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the health care system in ways that could affect Notable’s ability to sell its drugs profitably.

For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the ACA has substantially changed the way healthcare is financed by both government health plans and private insurers, and significantly impacts the pharmaceutical industry. The ACA contains a number of provisions that are expected to impact Notable’s business and operations in ways that may negatively affect Notable’s potential revenues in the future. For example, the ACA imposes a non-deductible excise tax on pharmaceutical manufacturers or importers that sell branded prescription drugs to government programs which Notable believes will increase the cost of Notable’s drugs. In addition, as part of the ACA’s provisions closing a funding gap that currently exists in the Medicare Part D prescription drug program, Notable will be required to provide a discount on branded prescription drugs equal to 50% of the government-negotiated price, for drugs provided to certain beneficiaries who fall within the donut hole (which was subsequently increased to 70%, the current discount owed as of January 1, 2019 pursuant to the Bipartisan Budget Act of 2018, or BBA). Similarly, ACA increases the level of Medicaid rebates payable by manufacturers of brand-name drugs from 15.1% to 23.1% and requires collection of rebates for drugs paid by Medicaid managed care organizations. The ACA also includes significant changes to the 340B drug discount program including expansion of the list of eligible covered entities that may purchase drugs under the program. At the same time, the expansion in eligibility for health insurance benefits created under ACA is expected to increase the number of patients with insurance coverage who may receive Notable’s drugs. While it is too early to predict all the specific effects the ACA or any future healthcare reform legislation will have on Notable’s business, they could have a material adverse effect on Notable’s business and financial condition.

Congress periodically adopts legislation like the ACA and the MMA, that modifies Medicare reimbursement and coverage policies pertaining to prescription drugs. Implementation of these laws is subject to ongoing revision through regulatory and sub regulatory policies. Congress also may consider additional changes to Medicare policies, potentially including Medicare prescription drug policies, as part of ongoing budget negotiations. While the scope of any such legislation is uncertain at this time, there can be no assurances that future legislation or regulations will not decrease the coverage and price that Notable may receive for Notable’s proposed drugs. Other third-party payors are increasingly challenging the prices charged for medical products and services. It will be time consuming and expensive for Notable to go through the process of seeking coverage and reimbursement from Medicare and private payors. Notable’s proposed drugs may not be considered cost-effective, and coverage and reimbursement may not be available or sufficient to allow Notable to sell Notable’s proposed drugs on a profitable basis. Further federal and state proposals and health care reforms are likely which could limit the prices that can be charged for the drug candidates that Notable develop and may further limit Notable’s commercial opportunities. Notable’s results of operations could be materially adversely affected by proposed healthcare reforms, by the Medicare prescription drug coverage legislation, by the possible effect of such current or future legislation on amounts that private insurers will pay and by other health care reforms that may be enacted or adopted in the future.

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In September 2007, the Food and Drug Administration Amendments Act of 2007 was enacted, giving the FDA enhanced post-marketing authority, including the authority to require post-marketing studies and clinical trials, labeling changes based on new safety information, and compliance with REMS approved by the FDA. The FDA’s exercise of this authority could result in delays or increased costs during drug development, clinical trials and regulatory review, increased costs to assure compliance with post-approval regulatory requirements, and potential restrictions on the sale and/or distribution of approved drugs.

Notable’s relationships with healthcare providers, physicians and third-party payors will be subject to applicable anti-kickback, fraud and abuse, false claims, transparency, health information privacy and security, and other healthcare laws and regulations, which, in the event of a violation, could expose Notable to criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any drug candidates for which Notable obtains marketing approval. Notable’s future arrangements with healthcare providers, physicians and third-party payors may expose Notable to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Notable markets, sells and distributes any drugs for which Notable obtain marketing approval. In addition, Notable may be subject to transparency laws and patient privacy regulation by U.S. federal and state governments and by governments in foreign jurisdictions in which Notable conducts its business. Restrictions under applicable federal and state healthcare laws and regulations include the following:

●	the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation or arranging of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid;

●	the federal False Claims Act imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, false or fraudulent claims for payment by a federal healthcare program or making a false statement or record material to payment of a false claim or avoiding, decreasing or concealing an obligation to pay money to the federal government, with potential liability including mandatory treble damages and significant per-claim penalties;

●	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their respective implementing regulations, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

●	the federal Physician Payments Sunshine Act requires applicable manufacturers of covered drugs to report payments and other transfers of value to physicians and teaching hospitals; and

●	analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws and transparency statutes, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers.

Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures. Additionally, some state and local laws require the registration of pharmaceutical sales representatives in the jurisdiction. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

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Efforts to ensure that Notable’s business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that Notable’s business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If Notable’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to Notable, it may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of drugs from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of Notable’s operations. If any of the physicians or other healthcare providers or entities with whom Notable expects to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from participation in government funded healthcare programs.

Recently enacted and future legislation may increase the difficulty and cost for Notable to obtain marketing approval of and commercialize its drug candidates and affect the prices Notable may obtain for any drugs that are approved in the United States or foreign jurisdictions.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of Notable’s drug candidates, restrict or regulate post-approval activities and affect Notable’s ability to profitably sell any drug candidates for which Notable obtains marketing approval. The pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by legislative initiatives. Current laws, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that Notable receives for any FDA approved drug.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. Cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that Notable receives for any approved drugs. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

In March 2010, President Obama signed into law the ACA. Among the provisions of the ACA of potential importance to Notable’s business, including, without limitation, Notable’s ability to commercialize and the prices Notable may obtain for any of its drug candidates that are approved for sale, are the following:

●	an annual, non-deductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents;

●	an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program;

●	expansion of healthcare fraud and abuse laws, including the civil False Claims Act and the federal Anti-Kickback Statute, new government investigative powers and enhanced penalties for noncompliance;

●	a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (and 70% starting January 1, 2019) point-of-sale discounts off negotiated prices;

●	extension of manufacturers’ Medicaid rebates;

●	expansion of eligibility criteria for Medicaid programs;

●	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing;

●	new requirements to report certain financial arrangements with physicians and teaching hospitals;

●	a new requirement to annually report drug samples that manufacturers and distributors provide to physicians; and

●	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

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In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes include the Budget Control Act of 2011, which, among other things, led to aggregate reductions to Medicare payments to providers of up to 2% per fiscal year that started in 2013 and, due to subsequent legislative amendments to the statute, will stay in effect through 2032 unless additional congressional action is taken, and the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several types of providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

In August 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into law. The IRA includes several provisions that may impact Notable’s business to varying degrees, including provisions that create a $2,000 out-of-pocket cap for Medicare Part D beneficiaries, impose new manufacturer financial liability on all drugs in Medicare Part D, allow the U.S. government to negotiate Medicare Part B and Part D pricing for certain high-cost drugs and biologics without generic or biosimilar competition, require companies to pay rebates to Medicare for drug prices that increase faster than inflation, and delay the rebate rule that would require pass through of pharmacy benefit manager rebates to beneficiaries. The effect of IRA on Notable’s business and the healthcare industry in general is not yet known.

These new laws may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices Notable may obtain for any of its drug candidates for which Notable may obtain regulatory approval or the frequency with which any such drug candidate is prescribed or used. Further, there have been several recent U.S. congressional inquiries and proposed state and federal legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the costs of drugs under Medicare and reform government program reimbursement methodologies for drug products.

Notable expects that these healthcare reforms, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that Notable receives for any approved drug and/or the level of reimbursement physicians receive for administering any approved drug Notable might bring to market. Reductions in reimbursement levels may negatively impact the prices Notable receives or the frequency with which Notable’s drugs are prescribed or administered. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

The costs of prescription pharmaceuticals have also been the subject of considerable discussion in the United States, and members of Congress have stated that they will address such costs through new legislative and administrative measures. To date, there have been several recent U.S. congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the costs of drugs under Medicare and reform government program reimbursement methodologies for drug products. While any proposed measures will require authorization through additional legislation to become effective, Congress has indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. Notable cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of Notable’s drug candidates, if any, may be. Increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject Notable to more stringent product labeling and post-marketing testing and other requirements.

If Notable or any third-party manufacturers or contractors Notable engages now or in the future fail to comply with environmental, health and safety laws and regulations, Notable could become subject to fines or penalties or incur costs or liabilities that could harm Notable’s business.

Notable and third-party manufacturers it engages now are, and any third-party manufacturers Notable may engage in the future will be, subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Notable’s operations, including work conducted through third-party manufacturers or contractors, involve the use of hazardous and flammable materials, including chemicals and biological materials. Notable’s operations also produce hazardous waste products. Notable generally contracts with third parties for the disposal of these materials and wastes. Notable cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from Notable’s use of hazardous materials, Notable could be held liable for any resulting damages, and any liability could exceed Notable’s resources. Liability under certain environmental laws governing the release and cleanup of hazardous materials is joint and several and could be imposed without regard to fault. Notable also could incur significant costs associated with civil or criminal fines and penalties or become subject to injunctions limiting or prohibiting Notable’s activities for failure to comply with such laws and regulations.

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Although Notable maintains general liability insurance as well as workers’ compensation insurance to cover Notable for costs and expenses Notable may incur due to injuries to Notable’s employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. Notable does not maintain insurance for environmental liability or toxic tort claims that may be asserted against Notable in connection with Notable’s, or its contractors, storage or disposal of biological, hazardous or radioactive materials.

In addition, Notable may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair Notable’s research, development or production efforts. Notable’s failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Further, with respect to the operations of Notable’s current and any future third-party contract manufacturers or other contractors, it is possible that if they fail to operate in compliance with applicable environmental, health and safety laws and regulations or properly dispose of wastes associated with Notable’s drugs, Notable could be held liable for any resulting damages, suffer reputational harm or experience a disruption in the manufacture and supply of Notable’s drug candidates or drugs. In addition, Notable’s supply chain may be adversely impacted if any of its third-party contract manufacturers become subject to injunctions or other sanctions as a result of their non-compliance with environmental, health and safety laws and regulations.

Notable may experience challenges with the acquisition, development, enhancement or deployment of technology necessary for the PPMP.

Notable operates in businesses that require sophisticated computer systems and software for data collection, data processing, cloud-based platforms, analytics, statistical projections and forecasting, mobile computing, social media analytics and other applications and technologies. Notable seeks, in part, to address Notable’s technology risks by increasing its reliance on the use of innovations by cross-industry technology leaders and adapting these for Notable’s applicable needs and applications. Some of the technologies supporting Notable’s industry are changing rapidly and Notable must continue to adapt to these changes in a timely and effective manner at an acceptable cost. Notable also must continue to obtain and utilize data in forms that are easy to use while simultaneously providing clear answers to complex questions. There can be no guarantee that Notable will be able to develop, acquire or integrate new technologies, that these new technologies will meet Notable’s needs or achieve Notable’s expected goals, or that Notable will be able to do so as quickly or cost-effectively as its competitors. Significant technological change could render the PPMP obsolete. Notable’s continued success will depend on its ability to adapt to changing technologies, manage and process ever-increasing amounts of data and information and improve the performance, features and reliability of Notable’s platform and capabilities in response to changing internal and industry demands. Notable may experience difficulties that could delay or prevent the successful design, development, testing, and introduction of advanced versions of the PPMP, limiting Notable’s ability to identify new drug candidates. New services, or enhancements to existing services using the PPMP, may not adequately meet Notable’s requirements. Any of these failures could have a material adverse effect on Notable’s operating results and financial condition.

Risks Related to Notable’s Reliance on Third Parties

Notable relies on third parties to conduct Notable’s preclinical studies and clinical trials. If these third parties do not successfully perform their contractual legal and regulatory duties or meet expected deadlines, Notable may not be able to obtain regulatory approval for or commercialize Notable’s drug candidates and Notable’s business could be substantially harmed.

Notable has relied upon and plans to continue to rely upon third-party medical institutions, clinical investigators, contract laboratories and other third party CROs to monitor and manage data for Notable’s ongoing preclinical and clinical programs. Notable also relies on these parties for execution of Notable’s preclinical studies and clinical trials, and controls only certain aspects of their activities. Nevertheless, Notable is responsible for ensuring that each of Notable’s studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and Notable’s reliance on the CROs does not relieve Notable of its regulatory responsibilities. Notable and its CROs are required to comply with GCPs, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, or EEA, and comparable foreign regulatory authorities, for all of Notable’s drugs in clinical development.

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Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If Notable or any of its CROs fail to comply with applicable GCPs, the clinical data generated in Notable’s clinical trials may be deemed unreliable and the FDA, the EMA or comparable foreign regulatory authorities may require Notable to perform additional clinical trials before approving Notable’s marketing applications. Notable cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of Notable’s clinical trials comply with GCP regulations. In addition, Notable’s clinical trials must be conducted with product produced under cGMP regulations. Notable’s failure to comply with these regulations may require Notable to repeat clinical trials, which would delay the regulatory approval process.

If any of Notable’s relationships with these third-party CROs terminate, Notable may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. In addition, Notable’s CROs are not Notable’s employees, and except for remedies available to Notable under its agreements with such CROs, Notable cannot control whether or not they devote sufficient time and resources to Notable’s on-going clinical, nonclinical and preclinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to Notable’s clinical protocols, regulatory requirements or for other reasons, Notable’s clinical trials may be extended, delayed or terminated and Notable may not be able to obtain regulatory approval for or successfully commercialize Notable’s drug candidates. As a result, Notable’s results of operations and the commercial prospects for Notable’s drug candidates would be harmed, Notable’s costs could increase and Notable’s ability to generate revenues could be delayed.

Many of the third parties with whom Notable contracts may also have relationships with other commercial entities, including Notable’s competitors, for whom they may also be conducting clinical trials or other drug development activities that could harm Notable’s competitive position. If the third parties conducting Notable’s GLP preclinical studies or Notable’s clinical trials do not perform their contractual duties or obligations, experience work stoppages, do not meet expected deadlines, terminate their agreements with Notable or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to Notable’s clinical trial protocols or to GCPs, or for any other reason, Notable may need to enter into new arrangements with alternative third parties. Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact Notable’s ability to meet its desired clinical development timelines. Though Notable carefully manages relationships with its CROs, there can be no assurance that Notable will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on Notable’s business, financial condition and prospects.

Notable is substantially dependent on third parties for the manufacture of Notable’s clinical supplies of its drug candidates, and Notable intends to rely on third parties to produce commercial supplies of any approved drug candidate. Therefore, Notable’s development of its drugs could be stopped or delayed, and Notable’s commercialization of any future drug could be stopped or delayed or made less profitable if third party manufacturers fail to obtain approval of the FDA or comparable regulatory authorities or fail to provide Notable with drug products in sufficient quantities or at acceptable prices.

The manufacture of pharmaceutical products is complex and requires significant expertise, capital investment, process controls and know-how. Common difficulties in pharmaceutical manufacturing may include: sourcing and producing raw materials, transferring technology from chemistry and development activities to production activities, validating initial production designs, scaling manufacturing techniques, improving costs and yields, establishing and maintaining quality controls and stability requirements, eliminating contaminations and operator errors, and maintaining compliance with regulatory requirements. Notable does not currently have nor does Notable plan to acquire the infrastructure or capability internally in accordance with cGMP prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements for clinical trials and commercialization of Notable’s drugs. Drug manufacturing facilities are subject to inspection before the FDA will issue an approval to market a new drug product, and all of the manufacturers that Notable intends to use must adhere to the cGMP regulations prescribed by the FDA.

Notable expects therefore to rely on third-party manufacturers for clinical supplies of Notable’s drug candidates that Notable may develop. These third-party manufacturers will be required to comply with cGMPs, and other applicable laws and regulations. Notable will have no control over the ability of these third parties to comply with these requirements, or to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or any other applicable regulatory authorities find deficiencies with or do not approve the facilities of these third parties for the manufacture of Notable’s other drug candidates or any drugs that Notable may successfully develop, or if it withdraws any such approval, or if Notable’s suppliers or contract manufacturers decide they no longer want to supply or manufacture for Notable, Notable may need to find alternative manufacturing facilities, in which case Notable might not be able to identify manufacturers for clinical or commercial supply on acceptable terms, or at all. Any of these factors would significantly impact Notable’s ability to develop, obtain regulatory approval for or market Notable’s drug candidates and adversely affect Notable’s business.

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Notable and/or its third-party manufacturers may be adversely affected by developments outside of Notable’s control, and these developments may delay or prevent further manufacturing of Notable’s drugs. Adverse developments may include labor disputes, resource constraints, shipment delays, inventory shortages, lot failures, impacts related to the COVID-19 pandemic or another epidemic or infectious disease outbreak, unexpected sources of contamination, lawsuits related to Notable’s manufacturing techniques, equipment used during manufacturing, or composition of matter, unstable political environments, acts of terrorism, war, natural disasters, and other natural and man-made disasters. If Notable or its third-party manufacturers were to encounter any of the above difficulties, or otherwise fail to comply with contractual obligations, Notable’s ability to provide any drug for clinical trial or commercial purposes would be jeopardized. This may increase the costs associated with completing Notable’s clinical trials and commercial production. Further, production disruptions may cause Notable to terminate ongoing clinical trials and/or commence new clinical trials at additional expense. Notable may also have to take inventory write-offs and incur other charges and expenses for drugs that fail to meet specifications or pass safety inspections. If production difficulties cannot be solved with acceptable costs, expenses, and timeframes, Notable may be forced to abandon its clinical development and commercialization plans, which could have a material adverse effect on Notable’s business, prospects, financial condition, and the value of Notable’s securities.

Notable, or third-party manufacturers on whom Notable relies, may be unable to successfully scale-up manufacturing of Notable’s drug candidates in sufficient quality and quantity, which would delay or prevent Notable from developing its drug candidates and commercializing approved drugs, if any.

In order to conduct clinical trials of Notable’s drug candidates and commercialize any approved drug candidates, Notable, or its manufacturers, will need to manufacture them in large quantities. Notable, or its manufacturers, may be unable to successfully increase the manufacturing capacity for any of Notable’s drug candidates in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities. If Notable, or any of its manufacturers, are unable to successfully scale up the manufacture of Notable’s drug candidates in sufficient quality and quantity, the development, testing, and clinical trials of that drug candidate may be delayed or infeasible, and regulatory approval or commercial launch of any resulting drug may be delayed or not obtained, which could significantly harm Notable’s business. If Notable is unable to obtain or maintain third-party manufacturing for commercial supply of Notable’s drug candidates, or to do so on commercially reasonable terms, Notable may not be able to develop and commercialize its drug candidates successfully.

Notable’s failure to find third party collaborators to assist or share in the costs of drug development could materially harm Notable’s business, financial condition and results of operations.

Notable’s strategy for the development and commercialization of its proprietary drug candidates may include the formation of collaborative arrangements with third parties. Existing and future collaborators have significant discretion in determining the efforts and resources they apply and may not perform their obligations as expected. Potential third-party collaborators include biopharmaceutical, pharmaceutical and biotechnology companies, academic institutions and other entities. Third-party collaborators may assist Notable in:

●	funding research, preclinical development, clinical trials and manufacturing;

●	seeking and obtaining regulatory approvals; and

●	successfully commercializing any future drug candidates.

If Notable is not able to establish further collaboration agreements, Notable may be required to undertake drug development and commercialization at Notable’s own expense. Such an undertaking may limit the number of drug candidates that Notable will be able to develop, significantly increase Notable’s capital requirements and place additional strain on Notable’s internal resources. Notable’s failure to enter into additional collaborations could materially harm Notable’s business, financial condition and results of operations.

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In addition, Notable’s dependence on licensing, collaboration and other agreements with third parties may subject Notable to a number of risks. These agreements may not be on terms that prove favorable to Notable and may require Notable to relinquish certain rights in its drug candidates. To the extent Notable agrees to work exclusively with one collaborator in a given area, Notable’s opportunities to collaborate with other entities could be curtailed. Lengthy negotiations with potential new collaborators may lead to delays in the research, development or commercialization of drug candidates. The decision by Notable’s collaborators to pursue alternative technologies or the failure of Notable’s collaborators to develop or commercialize successfully any drug candidate to which they have obtained rights from Notable could materially harm Notable’s business, financial condition and results of operations.

Cash balances held at banking institutions are in excess of FDIC coverage.

Notable maintains significant amounts of cash and cash equivalents at one or more financial institutions that are in excess of federally insured limits. Interest bearing and non-interest bearing accounts Notable hold at banking institutions are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. Substantially all of Notable’s cash balances held at banking institutions are in excess of FDIC coverage. Notable considers this to be a normal business risk.

Risks Related to the Combined Organization

In determining whether you should approve the Merger, the issuance of VBL Ordinary Shares and other matters related to the Merger, as the case may be, you should carefully read the following risk factors in addition to the risks described under “Risk Factors — Risks Related to the Merger,” “Risk Factors — Risks Related to the Proposed VBL Reverse Share Split,” “Risk Factors — Risks Related to VBL” and “Risk Factors — Risks Related to Notable,” which will also apply to the combined organization.

Risks Related to The Discovery and Development of Product Candidates

Clinical studies of the combined organization’s product candidates may not be successful. If the combined organization is unable to generate successful results from clinical studies of the combined organization’s product candidates, or experience significant delays in doing so, the combined organization’s business may be materially harmed.

The combined organization has no products approved for commercial marketing and all of the combined organization’s product candidates are either about to enter into clinical testing or in clinical development. The combined organization’s ability to achieve and sustain profitability depends on obtaining regulatory approvals for and, if approved, successfully commercializing the combined organization’s product candidates, either alone or with third parties. Before obtaining regulatory approval for the commercial distribution of the combined organization’s product candidates, the combined organization or an existing or future collaborator must conduct extensive clinical trials to demonstrate the safety and efficacy of the combined organization’s product candidates.

The success of the combined organization’s product candidates will depend on several factors, including the following:

●	successful enrollment in clinical trials and completion of clinical studies with favorable results;

●	receipt of marketing approvals from applicable regulatory authorities;

●	obtaining and maintaining patent and trade secret protection for current and future product candidates;

●	establishing and maintaining manufacturing relationships with third parties or establishing the combined organization’s own manufacturing capability; and

●	successfully commercializing the combined organization’s products, if approved, including successfully establishing a sales force, marketing and distribution infrastructure, whether alone or in collaboration with others.

If the combined organization does not achieve one or more of these factors in a timely manner or at all, the combined organization could experience significant delays or an inability to successfully complete the development or commercialization of the combined organization’s product candidates, which would materially harm the combined organization’s business.

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The combined organization’s product candidates may exhibit undesirable side effects when used alone or in combination with other approved pharmaceutical products or investigational new drugs, which may delay or preclude further development or regulatory approval, or limit their use if approved.

Undesirable side effects caused by the combined organization’s product candidates could cause the combined organization or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. Results of the combined organization’s trials could reveal a high and unacceptable severity and prevalence of side effects. In such an event, the combined organization’s trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order the combined organization to cease further development of or deny approval of the combined organization’s product candidates for any or all targeted indications. Such side effects could also affect patient recruitment, the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may materially and adversely affect the combined organization’s business, financial condition, results of operations and prospects.

Further, clinical trials by their nature test product candidates in only samples of the potential patient populations. With a limited number of patients and limited duration of exposure in such trials, rare and severe side effects of the combined organization’s product candidates may not be uncovered until a significantly larger number of patients are exposed to the product candidate.

If any of the combined organization’s product candidates receive marketing approval, and causes serious, unexpected, or undesired side effects, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may withdraw, suspend, or limit their approval of the product or impose restrictions on its distribution in the form of a modified risk evaluation and mitigation strategy;

●	regulatory authorities may require the addition of labeling statements, such as warnings or contraindications;

●	the combined organization may be required to change the way the product is administered or conduct additional clinical trials or post-marketing surveillance;

●	the combined organization could be sued and held liable for harm caused to patients; or

●	the combined organization’s reputation may suffer.

Any of these events could prevent the combined organization from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing the combined organization’s future products and impair the combined organization’s ability to generate revenues from the commercialization of these products.

Even if the combined organization completes the necessary preclinical studies and clinical trials, the combined organization cannot predict whether or when the combined organization will obtain regulatory approval to commercialize a product candidate and the combined organization cannot, therefore, predict the timing of any revenue from a future product.

The combined organization cannot commercialize a product until the appropriate regulatory authorities, such as the FDA, have reviewed and approved the product candidate. The regulatory authorities may not complete their review processes in a timely manner, or the combined organization may not be able to obtain regulatory approval for many reasons including:

●	regulatory authorities disagreeing with the design or implementation of the combined organization’s clinical trials;

●	such authorities may disagree with the combined organization’s interpretation of data from preclinical studies or clinical trials;

●	such authorities may not accept clinical data from trials which are conducted at clinical facilities or in countries where the standard of care is potentially different from that of the United States;

●	unfavorable or unclear results from the combined organization’s clinical trials or results that may not meet the level of statistical significance required by the FDA or comparable foreign regulatory agencies for approval;

●	serious and unexpected drug-related side effects experienced by participants in the combined organization’s clinical trials or by individuals using drugs similar to the combined organization’s product candidates;

●	the population studied in the clinical trial may not be sufficiently broad or representative to assure safety in the full population for which the combined organization seeks approval;

●	the combined organization may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

●	such authorities may not agree that the data collected from clinical trials of the combined organization’s product candidates are acceptable or sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States or elsewhere, and such authorities may impose requirements for additional preclinical studies or clinical trials;

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●	such authorities may disagree regarding the formulation, labeling and/or the specifications of the combined organization’s product candidates;

●	such authorities may find deficiencies in the manufacturing processes or facilities of the combined organization’s third-party manufacturers with which the combined organization contracts for clinical and commercial supplies; or the approval policies; or

●	regulations of such authorities may significantly change in a manner rendering the combined organization’s or any of the combined organization’s potential future collaborators’ clinical data insufficient for approval.

Additional delays may result if an FDA advisory committee recommends restrictions on approval or recommends non-approval. In addition, the combined organization may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory agency policy during the period of product development, clinical trials and the review process.

Even if the combined organization obtains regulatory approval for the combined organization’s product candidates, the combined organization will still face extensive regulatory requirements and the combined organization’s products may face future development and regulatory difficulties.

Even if the combined organization obtains regulatory approval in the United States, the FDA may still impose significant restrictions on the indicated uses or marketing of the combined organization’s product candidates, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. The FDA may also require risk evaluation and mitigation strategies as a condition of approval of the combined organization’s product candidates, which could include requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Additionally, the manufacturing processes, packaging, distribution, adverse event reporting, labeling, advertising, promotion, and recordkeeping for the product will be subject to extensive and ongoing FDA regulatory requirements, in addition to other potentially applicable federal and state laws. These requirements include monitoring and reporting of adverse events and other post-marketing information and reports, registration, as well as continued compliance with cGMP regulations. The holder of an approved NDA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. If the combined organization or a regulatory agency discovers previously unknown problems with a product such as AEs of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions relative to that product or the manufacturing facility, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

If the combined organization fails to comply with applicable regulatory requirements following approval of any of the combined organization’s product candidates, a regulatory agency may:

●	issue a warning letter asserting that the combined organization is in violation of the law;

●	seek an injunction or impose civil or criminal penalties or monetary fines;

●	suspend or withdraw regulatory approval;

●	suspend any ongoing clinical trials;

●	refuse to approve a pending NDA or supplements to an NDA submitted by the combined business;

●	seize product or require a product recall; or

●	refuse to allow the combined organization to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require the combined organization to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit the combined organization’s ability to commercialize the combined organization’s future products, if approved, and generate revenues.

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The combined organization may use the combined organization’s financial and human resources to pursue a particular research program or product candidate and fail to capitalize on programs or product candidates that may be more profitable or for which there is a greater likelihood of success.

As a result of the combined organization’s limited financial and human resources, the combined organization will have to make strategic decisions as to which product candidates to pursue and may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. The combined organization’s resource allocation decisions may cause the combined organization to fail to capitalize on viable commercial products or profitable market opportunities. The combined organization’s spending on research and development programs and product candidates for specific indications may not yield any commercially viable products. If the combined organization does not accurately evaluate the commercial potential or target market for a particular product candidate, the combined organization may relinquish valuable rights to that product candidate through strategic alliance, licensing or other royalty arrangements in cases in which it would have been more advantageous for the combined organization to retain sole development and commercialization rights to such product candidate, or the combined organization may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

The combined organization faces significant competition from other biotechnology and pharmaceutical companies and the combined organization’s operating results will suffer if the combined organization fails to compete effectively.

The biopharmaceutical industry is characterized by intense competition and rapid innovation. The combined organization’s competitors may be able to develop other compounds or drugs that are able to achieve similar or better results. The combined organization’s potential competitors include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. Many of the combined organization’s competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations and well-established sales forces. Smaller or early-stage companies may also prove to be significant competitors, particularly as they develop novel approaches to treating disease indications that the combined organization’s product candidates are also focused on treating. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel therapeutics or to in-license novel therapeutics that could make the product candidates that the combined organization develops obsolete. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in the combined organization’s competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. The combined organization’s competitors, either alone or with collaboration partners, may succeed in developing, acquiring or licensing on an exclusive basis drug or biologic products that are more effective, safer, more easily commercialized or less costly than the combined organization’s product candidates or may develop proprietary technologies or secure patent protection that the combined organization may need for the development of the combined organization’s technologies and products. The combined organization believes the key competitive factors that will affect the development and commercial success of the combined organization’s product candidates are efficacy, safety, tolerability, reliability, convenience of use, price and reimbursement.

Even if the combined organization obtains regulatory approval of drug products, the availability and price of the combined organization’s competitors’ products could limit the demand and the price the combined organization is able to charge for the combined organization’s product candidates. The combined organization may not be able to implement the combined organization’s business plan if the acceptance of the combined organization’s product candidates is inhibited by price competition or the reluctance of physicians to switch from existing methods of treatment to the combined organization’s product candidates, or if physicians switch to other new drug or biologic products or choose to reserve the combined organization’s product candidates for use in limited circumstances.

The commercial success of the combined organization’s product candidates will depend upon the acceptance of these product candidates by the medical community, including physicians, patients and healthcare payors.

The degree of market acceptance of any product candidates will depend on a number of factors, including:

●	demonstration of clinical safety and efficacy compared to other products;

●	the relative convenience, ease of administration and acceptance by physicians, patients and healthcare payors;

●	the prevalence and severity of any AEs;

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●	limitations or warnings contained in the FDA-approved label for such products;

●	availability of alternative treatments;

●	pricing and cost-effectiveness;

●	the effectiveness of the combined organization’s, or any of the combined organization’s collaborators’, sales and marketing strategies;

●	the combined organization’s ability to obtain hospital or payor formulary approval;

●	the combined organization’s ability to obtain and maintain sufficient third-party coverage and adequate reimbursement; and

●	the willingness of patients to pay out-of-pocket in the absence of third-party coverage.

If a product is approved but does not achieve an adequate level of acceptance by physicians, patients and healthcare payors, the combined organization may not generate sufficient revenues from such product and the combined organization may not become or remain profitable. Such increased competition may decrease any future potential revenue for current and future product candidates due to increasing pressure for lower pricing and higher discounts in the commercialization of the combined organization’s product.

If the combined organization is unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell the combined organization’s product candidates, the combined organization may be unable to generate any revenues.

The combined organization currently does not have an organization for the sales, marketing and distribution of pharmaceutical products and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any products that may be approved, the combined organization must build the combined organization’s sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. With respect to future programs, the combined organization may rely completely on an alliance partner for sales and marketing. In addition, the combined organization may enter into strategic alliances with third parties to commercialize other product candidates, if approved, including in markets outside of the United States or for other large markets that are beyond the combined organization’s resources. Although the combined organization intends to establish a sales organization if the combined organization is able to obtain approval to market any product candidates for niche markets in the United States, the combined organization will also consider the option to enter into strategic alliances for current and future product candidates in the United States if commercialization requirements exceed the combined organization’s available resources. This will reduce the revenue generated from the sales of these products.

Any future strategic alliance partners may not dedicate sufficient resources to the commercialization of the combined organization’s product candidates, if approved, or may otherwise fail in their commercialization due to factors beyond the combined organization’s control. If the combined organization is unable to establish effective alliances to enable the sale of the combined organization’s product candidates, if approved, to healthcare professionals and in geographical regions, including the United States, that will not be covered by the combined organization’s own marketing and sales force, or if the combined organization’s potential future strategic alliance partners do not successfully commercialize the product candidates that may be approved, the combined organization’s ability to generate revenues from product sales will be adversely affected.

If the combined organization is unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, the combined organization may not be able to generate sufficient product revenue and may not become profitable. The combined organization will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, the combined organization may be unable to compete successfully against these more established companies.

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If the combined organization obtains approval to commercialize any approved products outside of the United States, a variety of risks associated with international operations could materially adversely affect the combined organization’s business.

If the combined organization obtains approval to commercialize any approved products outside of the United States, the combined organization expects that the combined organization will be subject to additional risks related to entering into international business relationships, including:

●	different regulatory requirements for drug approvals in foreign countries;

●	differing payor reimbursement regimes, governmental payors or patient self-pay systems and price controls;

●	reduced protection for intellectual property rights;

●	unexpected changes in tariffs, trade barriers and regulatory requirements;

●	economic weakness, including inflation, or political instability in particular foreign economies and markets;

●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

●	foreign taxes, including withholding of payroll taxes;

●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

●	workforce uncertainty in countries where labor unrest is more common than in the United States;

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

●	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

Coverage and adequate reimbursement may not be available for the combined organization’s product candidates, if approved, which could make it difficult for the combined organization to sell products profitably.

Market acceptance and sales of any product candidates that the combined organization develops will depend on coverage and reimbursement policies and may be affected by future healthcare reform measures. Government authorities and third-party payors, such as private health insurers, government payors and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels. The combined organization cannot be sure that coverage and adequate reimbursement will be available for any current and future product candidates. In the United States, the Centers for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services (“HHS”), decides whether and to what extent a new drug will be covered and reimbursed under Medicare. Private payors tend to follow the coverage reimbursement policies established by CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for novel product candidates. Inadequate reimbursement amounts may reduce the demand for, or the price of, the combined organization’s future products. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. If reimbursement is not available, or is available only at limited levels, the combined organization may not be able to successfully commercialize product candidates that the combined organization develops and that may be approved. Thus, even if the combined organization succeeds in bringing a product to market, it may not be considered medically necessary or cost-effective, and the amount reimbursed for any products may be insufficient to allow the combined organization to sell the combined organization’s products on a competitive basis.

There have been a number of legislative and regulatory proposals to change the healthcare system in the United States and in some foreign jurisdictions that could affect the combined organization’s ability to sell products profitably. These legislative and/or regulatory changes may negatively impact the reimbursement for drug products, following approval. The availability of numerous generic treatments may also substantially reduce the likelihood of reimbursement for the combined organization’s future products. The combined organization expects to experience pricing pressures in connection with the sale of any products that the combined organization develops, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, and prescription drugs in particular, has and is expected to continue to increase in the future. For instance, government and private payors who reimburse patients or healthcare providers are increasingly seeking greater upfront discounts, additional rebates and other concessions to reduce prices for pharmaceutical products. If the combined organization fails to successfully secure and maintain reimbursement coverage for the combined organization’s future products or are significantly delayed in doing so, the combined organization will have difficulty achieving market acceptance of the combined organization’s future products and the combined organization’s business will be harmed.

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In addition, in some non-U.S. jurisdictions, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of the combined organization’s products. Historically, products launched in the European Union do not follow price structures of the U.S. and generally tend to be priced significantly lower.

If the combined organization fails to comply with environmental, health and safety laws and regulations, the combined organization could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of the combined organization’s business.

The combined organization is subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. The combined organization’s operations involve the use of hazardous and flammable materials, including chemicals and biological materials. The combined organization’s operations also produce hazardous waste products. The combined organization generally contracts with third parties for the disposal of these materials and wastes. The combined organization cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from the combined organization’s use of hazardous materials, the combined organization could be held liable for any resulting damages, and any liability could exceed the combined organization’s resources. The combined organization also could incur significant costs associated with civil or criminal fines and penalties.

Although the combined organization maintains workers’ compensation insurance to cover the combined organization for costs and expenses, the combined organization may incur due to injuries to the combined organization’s employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. In addition, the combined organization may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair the combined organization’s research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Risks Related to the Combined Organization’s Reliance on Third Parties

The combined organization relies on third parties to conduct some aspects of the combined organization’s compound formulation, research, preclinical studies and clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such formulation, research or testing.

The combined organization does not expect to independently conduct all aspects of the combined organization’s drug discovery activities, compound formulation research, preclinical studies and clinical trials of product candidates. The combined organization currently relies and expects to continue to rely on third parties to conduct some aspects of the combined organization’s preclinical studies, clinical studies and formulation development.

Any of these third parties may terminate their engagements with the combined organization at any time. If the combined organization needs to enter into alternative arrangements, it will delay the combined organization’s product development activities. The combined organization’s reliance on these third parties for research and development activities will reduce the combined organization’s control over these activities but will not relieve the combined organization of the combined organization’s responsibilities. For example, for product candidates that the combined organization develops and commercializes on the combined organization’s own, the combined organization will remain responsible for ensuring that each of the combined organization’s IND-enabling studies and clinical trials are conducted in accordance with the study plan and protocols for the trial.

If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct the combined organization’s studies in accordance with regulatory requirements or the combined organization’s stated study plans and protocols, the combined organization will not be able to complete, or may be delayed in completing, the necessary preclinical studies to enable the combined organization to select viable product candidates for IND submissions and will not be able to, or may be delayed in the combined organization’s efforts to, successfully develop and commercialize such product candidates.

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The combined organization relies on third-party manufacturers to produce the supply of the combined organization’s preclinical product candidates, and the combined organization intends to rely on third parties to produce future clinical supplies of product candidates that the combined organization advances into clinical trials and commercial supplies of any approved product candidates.

Reliance on third-party manufacturers entails risks, including risks that the combined organization would not be subject to if the combined organization manufactured the product candidates ourselves, including:

●	the inability to meet any product specifications and quality requirements consistently;

●	a delay or inability to procure or expand sufficient manufacturing capacity;

●	manufacturing and product quality issues related to scale-up of manufacturing;

●	costs and validation of new equipment and facilities required for scale-up;

●	a failure to comply with cGMP and similar foreign standards;

●	the inability to negotiate manufacturing or supply agreements with third parties under commercially reasonable terms;

●	termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to the combined organization;

●	the reliance on a limited number of sources, and in some cases, single sources for raw materials, such that if the combined organization is unable to secure a sufficient supply of these product components, the combined organization will be unable to manufacture and sell current and future product candidates in a timely fashion, in sufficient quantities or under acceptable terms;

●	the lack of qualified backup suppliers for any raw materials that are currently purchased from a single source supplier;

●	operations of the combined organization’s third-party manufacturers or suppliers could be disrupted by conditions unrelated to the combined organization’s business or operations, including the bankruptcy of the manufacturer or supplier;

●	carrier disruptions or increased costs that are beyond the combined organization’s control; and

●	the failure to deliver products under specified storage conditions and in a timely manner.

Any of these events could lead to clinical study delays or failure to obtain regulatory approval, or impact the combined organization’s ability to successfully commercialize future products, if approved. Some of these events could be the basis for FDA action, including injunction, recall, seizure or total or partial suspension of production.

The combined organization relies on limited sources of supply for the drug substance of product candidates and any disruption in the chain of supply may cause a delay in developing and commercializing these product candidates.

The combined organization has established manufacturing relationships with a limited number of suppliers to manufacture raw materials and the drug substance used to create the combined organization’s product candidates. The availability of such suppliers to manufacture raw materials for the combined organization’s product candidates may be limited. Further, each supplier may require licenses to manufacture such components if such processes are not owned by the supplier or in the public domain. As part of any marketing approval, a manufacturer and its processes are required to be qualified by the FDA prior to commercialization. If supply from the approved vendor is interrupted, there could be a significant disruption in commercial supply. An alternative vendor would need to be qualified through an NDA supplement which could result in further delay. The FDA or other regulatory agencies outside of the United States may also require additional studies if a new supplier is relied upon for commercial production. Switching vendors may involve substantial costs and is likely to result in a delay in the combined organization’s desired clinical and commercial timelines.

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These factors could cause the delay of clinical trials, regulatory submissions, required approvals or commercialization of the combined organization’s product candidates, cause the combined organization to incur higher costs and prevent the combined organization from commercializing the combined organization’s products successfully. Furthermore, if the combined organization’s suppliers fail to deliver the required commercial quantities of active pharmaceutical ingredients on a timely basis and at commercially reasonable prices, and the combined organization is unable to secure one or more replacement suppliers capable of production in a timely manner at a substantially equivalent cost, the combined organization’s clinical trials may be delayed or the combined organization could lose potential revenue.

Manufacturing issues may arise that could increase product and regulatory approval costs or delay commercialization.

Manufacturing of product candidates and conducting required stability testing, product, packaging, equipment and process-related issues may require refinement or resolution in order to proceed with any clinical trials and obtain regulatory approval for commercial marketing. The combined organization may identify significant impurities, which could result in increased scrutiny by the regulatory agencies, delays in clinical programs and regulatory approval, increases in the combined organization’s operating expenses, or failure to obtain or maintain approval for product candidates or any approved products.

The combined organization intends to rely on third parties to conduct, supervise and monitor the combined organization’s clinical trials, and if those third parties perform in an unsatisfactory manner, it may harm the combined organization’s business.

The combined organization intends to rely on CROs and clinical trial sites to ensure the proper and timely conduct of the combined organization’s clinical trials. While the combined organization will have agreements governing their activities, the combined organization has limited influence over their actual performance. The combined organization will control only certain aspects of the combined organization’s CROs’ activities. Nevertheless, the combined organization will be responsible for ensuring that each of the combined organization’s clinical trials are conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and the combined organization’s reliance on the CROs will not relieve the combined organization of the combined organization’s regulatory responsibilities.

The combined organization and the combined organization’s CROs will be required to comply with the FDA’s or other regulatory agency’s GCPs, for conducting, recording and reporting the results of IND-enabling studies and clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of future clinical trial participants are protected. The FDA and non-U.S. regulatory agencies enforce these GCPs through periodic inspections of trial sponsors, principal investigators and clinical trial sites. If the combined organization or the combined organization’s future CROs fail to comply with applicable GCPs, the clinical data generated in the combined organization’s clinical trials may be deemed unreliable and the FDA or applicable non-U.S. regulatory agency may require the combined organization to perform additional clinical trials before approving any marketing applications for the relevant jurisdiction. Upon inspection, the FDA or applicable non-U.S. regulatory agency may determine that the combined organization’s future clinical trials do not comply with GCPs. In addition, the combined organization’s future clinical trials will require a sufficiently large number of test subjects to evaluate the safety and effectiveness of a potential drug product. Accordingly, if the combined organization’s future CROs fail to comply with these regulations or fail to recruit a sufficient number of patients, the combined organization may be required to repeat such clinical trials, which would delay the regulatory approval process.

The combined organization’s future CROs will not be the combined organization’s employees, and the combined organization will not be able to control whether or not they devote sufficient time and resources to the combined organization’s future clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including the combined organization’s competitors, for whom they may also be conducting clinical trials, or other drug development activities which could harm the combined organization’s competitive position. If the combined organization’s future CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to the combined organization’s clinical protocols or regulatory requirements, or for any other reasons, the combined organization’s clinical trials may be extended, delayed or terminated, and the combined organization may not be able to obtain regulatory approval for, or successfully commercialize the combined organization’s product candidates. As a result, the combined organization’s financial results and the commercial prospects for such products and any product candidates that the combined organization develop would be harmed, the combined organization’s costs could increase, and the combined organization’s ability to generate revenues could be delayed.

The combined organization intends to rely on other third parties to store and distribute drug products for any clinical trials that the combined organization may conduct. Any performance failure on the part of the combined organization’s distributors could delay clinical development or marketing approval of the combined organization’s product candidates or commercialization of the combined organization’s products, if approved, producing additional losses and depriving the combined organization of potential product revenue.

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Risks Related to the Combined Organization’s Intellectual Property

If the combined organization is unable to obtain or protect intellectual property rights related to the combined organization’s current and future products and product candidates, the combined organization may not be able to compete effectively in the combined organization’s markets.

The combined organization’s success depends in part on the combined organization’s ability to obtain and maintain patents and other forms of intellectual property rights, including in-licenses of intellectual property rights of others, for the combined organization’s product candidates, methods used to develop and manufacture the combined organization’s product candidates and methods for treating patients using the combined organization’s product candidates, as well as the combined organization’s ability to preserve the combined organization’s trade secrets, to prevent third parties from infringing upon the combined organization’s proprietary rights and to operate without infringing upon the proprietary rights of others. The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that the combined organization own or in-license may fail to result in patents with claims that cover the products in the United States or in other countries. There is no assurance that all of the potentially relevant prior art relating to the combined organization’s patents and patent applications has been found; such prior art can invalidate a patent or prevent a patent from issuing based on a pending patent application. Even if patents do successfully issue, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed or invalidated. Furthermore, even if they are unchallenged, the combined organization’s patents and patent applications may not adequately protect the combined organization’s intellectual property or prevent others from designing around the combined organization’s claims.

If the patent applications the combined organization holds or has in-licensed with respect to the combined organization’s programs or product candidates fail to issue or if their breadth or strength of protection is threatened, it could dissuade companies from collaborating with the combined organization to develop product candidates, and threaten the combined organization’s ability to commercialize, future products. The combined organization cannot offer any assurances about which, if any, patents will issue or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. A patent may be challenged through one or more of several administrative proceedings including post-grant challenges, re-examination or opposition before the USPTO or foreign patent offices. Any successful challenge of patents or any other patents owned by or licensed to the combined organization could deprive the combined organization of rights necessary for the successful commercialization of any product candidates that the combined organization may develop.

Since patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, the combined organization cannot be certain that the combined organization was the first to file any patent application related to a product candidate. Furthermore, in certain situations, if the combined organization and one or more third parties have filed patent applications in the United States and claiming the same subject matter, an administrative proceeding, known as an interference, can be initiated to determine which applicant is entitled to the patent on that subject matter. Such an interference proceeding provoked by third parties or brought by the combined organization may be necessary to determine the priority of inventions with respect to the combined organization’s patents or patent applications, or those of the combined organization’s licensors. An unfavorable outcome could require the combined organization to cease using the related technology or to require the combined organization to license rights to it from the prevailing party. The combined organization’s business could be harmed if the prevailing party does not offer the combined organization a license at all, or on commercially reasonable terms. The combined organization’s defense of a patent or patent application in such a proceeding may not be successful and, even if successful, may result in substantial costs and distract the combined organization’s management and other employees.

In addition, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available however the life of a patent, and the protection it affords is limited. Once the patent life has expired for a product, the combined organization may be open to competition from generic medications. Further, if the combined organization encounters delays in regulatory approvals, the period of time during which the combined organization could market a product candidate under patent protection could be reduced.

In addition to the protection afforded by patents, the combined organization relies on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, including processes for which patents are difficult to enforce and any other elements of the combined organization’s drug discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Although each of the combined organization’s employees agrees to assign their inventions to the combined organization through an employee inventions agreement, and all of the combined organization’s employees, consultants, advisors and any third parties who have access to the combined organization’s proprietary know-how, information or technology are required to enter into confidentiality agreements, the combined organization cannot provide any assurances that all such agreements have been duly executed, that the combined organization’s trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to the combined organization’s trade secrets or independently develop substantially equivalent information and techniques. In addition, others may independently discover the combined organization’s trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that the combined organization may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all.

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Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, the combined organization may encounter significant problems in protecting and defending the combined organization’s intellectual property both in the United States and abroad. If the combined organization is unable to prevent material disclosure of the non-patented intellectual property related to the combined organization’s technologies to third parties, and there is no guarantee that the combined organization will have any such enforceable trade secret protection, the combined organization may not be able to establish or maintain a competitive advantage in the combined organization’s market, which could materially adversely affect the combined organization’s business, results of operations and financial condition.

Third-party claims of intellectual property infringement may prevent or delay the combined organization’s development and commercialization efforts.

The combined organization’s commercial success depends in part on the combined organization’s avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which the combined organization is pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that the combined organization’s product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that the combined organization is employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of the combined organization’s product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in patents that the combined organization’s product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of the combined organization’s technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of the combined organization’s product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block the combined organization’s ability to commercialize such product candidate unless the combined organization obtained a license under the applicable patents, or until such patents expire. Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of the combined organization’s formulations, processes for manufacture or methods of use, including combination therapy, the holders of any such patents may be able to block the combined organization’s ability to develop and commercialize the applicable product candidate unless the combined organization obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against the combined organization may obtain injunctive or other equitable relief, which could effectively block the combined organization’s ability to further develop and commercialize one or more of the combined organization’s product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management or employee resources from the combined organization’s business. In the event of a successful claim of infringement against the combined organization, the combined organization may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign the combined organization’s infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

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If the combined organization fails to obtain licenses or comply with the combined organization’s obligations in these agreements under which the combined organization license intellectual property rights from third parties or otherwise experience disruptions to the combined organization’s business relationships with the combined organization’s licensors, the combined organization could lose license rights that are important to the combined organization’s business.

The combined organization is a party to intellectual property license agreements that are important to the combined organization’s business and expect to enter into additional license agreements in the future. The combined organization’s existing license agreements impose, and the combined organization expects that future license agreements will impose, various obligations on the combined organization.

The combined organization may need to obtain licenses from third parties to advance the combined organization’s research or allow commercialization of the combined organization’s product candidates, and the combined organization has done so from time to time. The combined organization may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, the combined organization would be unable to further develop and commercialize one or more of the combined organization’s product candidates, which could harm the combined organization’s business significantly. The combined organization cannot provide any assurances that third-party patents do not exist which might be enforced against the combined organization’s future products, resulting in either an injunction prohibiting the combined organization’s sales, or, with respect to the combined organization’s sales, an obligation on the combined organization’s part to pay royalties and/or other forms of compensation to third parties.

The combined organization may be involved in lawsuits to protect or enforce the combined organization’s patents or the patents of the combined organization’s licensees, which could be expensive, time consuming and unsuccessful.

Competitors may infringe the combined organization’s patents or the patents of the combined organization’s licensees. To counter infringement or unauthorized use, the combined organization may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or of the combined organization’s licensees is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that the combined organization’s patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of the combined organization’s patents at risk of being invalidated or interpreted narrowly and could put the combined organization’s patent applications at risk of not issuing.

The combined organization’s defense in a lawsuit may fail and, even if successful, may result in substantial costs and distract the combined organization’s management and other employees. The combined organization may not be able to prevent, alone or with the combined organization’s licensees, misappropriation of the combined organization’s intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of the combined organization’s confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of the combined organization’s ordinary shares.

The combined organization may be subject to claims that the combined organization’s employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

The combined organization employ individuals who were previously employed at other biotechnology or pharmaceutical companies. The combined organization may be subject to claims that the combined organization or the combined organization’s employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of the combined organization’s employees’ former employers or other third parties. The combined organization may also be subject to claims that former employers or other third parties have an ownership interest in the combined organization’s patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if the combined organization is successful, litigation could result in substantial cost and be a distraction to the combined organization’s management and other employees.

Risks Related to the Combined Organization’s Business Operations and Industry

The combined organization’s future success depends on the combined organization’s ability to attract and retain key executives and to attract, retain and motivate qualified personnel.

The combined organization is highly dependent on principal members of the combined organization’s executive team, and any reduction or loss of their services may adversely impact the achievement of the combined organization’s objectives. While the combined organization has entered into employment agreements with the combined organization’s principal executive officers, any of them could leave the combined organization’s employment at any time, as all of the combined organization’s employees are “at will” employees. Recruiting and retaining other qualified employees for the combined organization’s business, including scientific and technical personnel, will also be critical to the combined organization’s success. There is currently a shortage of skilled executives in the combined organization’s industry, which is likely to continue. As a result, competition for skilled personnel is intense and the turnover rate can be high. The combined organization may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical companies for individuals with similar skill sets. In addition, failure to succeed in clinical trials may make it more challenging to recruit and retain qualified personnel. The inability to recruit any executive or key employee or the loss of the services of any executive or key employee might impede progress of the combined organization’s research, development and commercialization objectives.

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The combined organization may need to expand the combined organization’s organization and may experience difficulties in managing this growth, which could disrupt the combined organization’s operations.

In the future the combined organization may expand the combined organization’s employee base to increase the combined organization’s managerial, scientific, operational, commercial, financial and other resources and the combined organization may hire more consultants and contractors. Future growth would impose significant additional responsibilities on the combined organization’s management, including the need to identify, recruit, maintain, motivate and integrate additional employees, consultants and contractors. Also, the combined organization’s management may need to divert a disproportionate amount of its attention away from the combined organization’s day-to-day activities and devote a substantial amount of time to managing these growth activities. The combined organization may not be able to effectively manage the expansion of the combined organization’s operations, which may result in weaknesses in the combined organization’s infrastructure or give rise to operational mistakes, loss of business opportunities, loss of employees or reduced productivity among remaining employees. The combined organization’s expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. Moreover, if the combined organization’s management is unable to effectively manage the combined organization’s growth, the combined organization’s expenses may increase more than expected, the combined organization’s ability to generate and/or grow revenues could be reduced, and the combined organization may not be able to implement the combined organization’s business strategy. The combined organization’s future financial performance and the combined organization’s ability to commercialize product candidates and compete effectively will depend, in part, on the combined organization’s ability to effectively manage any future growth.

The combined organization’s employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

The combined organization is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional or nonintentional failures to comply with the regulations of the FDA and non-U.S. regulators, to provide accurate information to the FDA and non-U.S. regulators, to comply with healthcare fraud and abuse laws and regulations in the United States and abroad, to report financial information or data accurately or to disclose unauthorized activities to the combined organization. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements.

Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and cause serious harm to the combined organization’s reputation. The combined organization has adopted or will adopt a code of conduct, but it is not always possible to identify and deter employee misconduct, and the precautions the combined organization takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the combined organization from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against the combined organization, and the combined organization is not successful in defending ourselves or asserting the combined organization’s rights, those actions could have a significant impact on the combined organization’s business, including the imposition of civil, criminal and administrative penalties, damages, fines, possible exclusion from Medicare, Medicaid and other government healthcare programs, additional reporting requirements and/or oversight, particularly if the combined organization becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance, disgorgement, imprisonment, and contractual damages. Even if the combined organization is ultimately successful in defending against any such action, the combined organization could be required to divert financial and managerial resources in doing so and adverse publicity could result, all of which could harm the combined organization’s business.

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Future relationships with customers and third-party payors as well as certain of the combined organization’s business operations may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws and health information privacy and security laws. If the combined organization is unable to comply, or have not fully complied, with such laws, the combined organization could face criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

If the combined organization obtains FDA approval for any of the combined organization’s product candidates and begin commercializing those products in the United States, the combined organization’s operations may be directly, or indirectly through the combined organization’s customers, further subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act. These laws may impact, among other things, the combined organization’s proposed sales, marketing and education programs. In addition, the combined organization may be subject to patient privacy regulation by the federal government and by the U.S. states and foreign jurisdictions in which the combined organization conducts the combined organization’s business. The healthcare laws and regulations that may affect the combined organization’s ability to operate include:

●	The federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, either the referral of an individual, or the purchase or recommendation of an item or service for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs. Remuneration has been interpreted broadly to include anything of value. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and those activities may be subject to scrutiny or penalty if they do not qualify for an exemption or safe harbor. A conviction for violation of the Anti-Kickback Statute requires mandatory exclusion from participation in federal healthcare programs. This statute has been applied to arrangements between pharmaceutical manufacturers and those in a position to purchase products or refer others, including prescribers, patients, purchasers and formulary managers. In addition, the ACA amended the Social Security Act to provide that the U.S. government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act penalties for which are described below.

●	Federal civil and criminal false claims laws and civil monetary penalty laws, including the federal False Claims Act, which imposes criminal or civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, claims for payment to the federal government, including Medicare or Medicaid, that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Liability under the False Claims Act is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory penalties of $5,500 to $11,000 per false claim or statement ($12,537 to $25,076 per false claim or statement for penalties assessed after May 9, 2022, for violations occurring after November 2, 2015).

●	The civil monetary penalties statute, which imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

●	HIPAA, which imposes civil and criminal penalties for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a healthcare offense and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare.

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and its implementing regulations, which imposes certain requirements on certain types of individuals and entities, such as healthcare providers, health plans and healthcare clearing houses, known as “covered entities,” as well as their “business associates,” independent contractors or agents of covered entities that receive or obtain individually identifiable health information in connection with providing a service on behalf of a covered entity, relating to the privacy, security and transmission of individually identifiable health information.

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●	The federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, physicians and teaching hospitals, and further requires applicable manufacturers and applicable group purchasing organizations to report annually to CMS ownership and investment interests held by physicians and their immediate family members. These reporting obligations have extended, such that beginning January 1, 2022, companies must also report payments and transfers of value provided to non-physician providers and other types of healthcare professionals such as physician assistants and nurse practitioners. Failure to submit timely, accurately and completely the required information for all covered payments, transfers of value and ownership or investment interests may result in civil monetary penalties. In addition, many states also govern the reporting of payments or other transfers of value, many of which differ from each other in significant ways, are often not pre-empted, and may have a more prohibitive effect than the Sunshine Act, thus further complicating compliance efforts.

●	Many state and foreign law equivalents of each of the above federal laws, such as: anti-kickback and false claims laws which may apply to items or services reimbursed by any third party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state and local laws that require the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

In addition, the European Union has established its own data security and privacy legal framework, including but not limited to Directive 95/46/EC. The European General Data Protection Regulation contains new provisions specifically directed at the processing of health information, higher sanctions and extra-territoriality measures intended to bring non-European Union companies under the regulation.

If the combined organization’s operations are found to be in violation of any of the laws described above or any other governmental regulations or laws that apply to the combined organization, the combined organization may be subject to penalties, including, without limitation, civil, criminal and administrative penalties, damages, fines, possible exclusion from Medicare, Medicaid and other government healthcare programs, additional reporting requirements and/or oversight, particularly if the combined organization becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance, disgorgement, imprisonment, contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of the combined organization’s operations, any of which could adversely affect the combined organization’s ability to operate the combined organization’s business and the combined organization’s results of operations.

Recent and future healthcare legislation may further impact the combined organization’s business operations.

The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect the combined organization’s ability to sell the combined organization’s products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

The combined organization expects that healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and lower reimbursement, and in additional downward pressure on the price that the combined organization receives for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors.

The combined organization cannot predict what healthcare reform initiatives may be adopted in the future. Further federal, state and foreign legislative and regulatory developments are likely, and the combined organization expects ongoing initiatives to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from product candidates that the combined organization may successfully develop and for which the combined organization may obtain regulatory approval and may affect the combined organization’s overall financial condition and ability to develop product candidates.

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The combined organization face potential product liability, and, if successful claims are brought against the combined organization, the combined organization may incur substantial liability and costs.

The use of the combined organization’s product candidates in current and future clinical trials and the sale of any products for which the combined organization obtains marketing approval exposes the combined organization to the risk of product liability claims. Product liability claims might be brought against the combined organization by consumers, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with the combined organization’s products. For example, unanticipated adverse effects could result from the use of the combined organization’s current and future products or product candidates which may result in a potential product liability claim. If the combined organization cannot successfully defend against product liability claims, the combined organization could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

●	impairment of the combined organization’s business reputation;

●	withdrawal of clinical trial participants;

●	costs due to related litigation;

●	distraction of management’s attention from the combined organization’s primary business;

●	substantial monetary awards to patients or other claimants;

●	the inability to commercialize the combined organization’s product candidates; and

●	decreased demand for the combined organization’s product candidates, if approved for commercial sale.

The combined organization plans to obtain product liability insurance relating to the use of the combined organization’s therapeutics in current and future clinical trials. However, such insurance coverage may not be sufficient to reimburse the combined organization for any expenses or losses the combined organization may suffer. Moreover, insurance coverage is becoming increasingly expensive and in the future the combined organization may not be able to obtain or maintain insurance coverage at a reasonable cost or in sufficient amounts to protect the combined organization against losses due to liability. If and when the combined organization obtains marketing approval for product candidates, the combined organization intend to expand the combined organization’s insurance coverage to include the sale of commercial products; however, the combined organization may be unable to obtain product liability insurance on commercially reasonable terms or in adequate amounts. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. A successful product liability claim or series of claims brought against the combined organization could cause the combined organization’s share price to decline and, if judgments exceed the combined organization’s insurance coverage, could adversely affect the combined organization’s results of operations and business.

Cyber security risks and the failure to maintain the confidentiality, integrity, and availability of the combined organization’s computer hardware, software, and Internet applications and related tools and functions could result in damage to the combined organization’s reputation and/or subject the combined organization to costs, fines or lawsuits.

The combined organization’s business requires manipulating, analyzing and storing large amounts of data. In addition, the combined organization relies on a global enterprise software system to operate and manage the combined organization’s business. The combined organization also maintain personally identifiable information about the combined organization’s employees. The combined organization’s business therefore depends on the continuous, effective, reliable, and secure operation of the combined organization’s computer hardware, software, networks, Internet servers, and related infrastructure. To the extent that the combined organization’s hardware or software malfunctions or access to the combined organization’s data by internal research personnel is interrupted, the combined organization’s business could suffer. The integrity and protection of the combined organization’s employees and company data is critical to the combined organization’s business and employees have a high expectation that the combined organization will adequately protect their personal information. The regulatory environment governing information, security and privacy laws is increasingly demanding and continues to evolve. Maintaining compliance with applicable security and privacy regulations may increase the combined organization’s operating costs. Although the combined organization’s computer and communications hardware is protected through physical and software safeguards, it is still vulnerable to fire, storm, flood, power loss, earthquakes, telecommunications failures, physical or software break-ins, software viruses, and similar events. These events could lead to the unauthorized access, disclosure and use of non-public information. The techniques used by criminal elements to attack computer systems are sophisticated, change frequently and may originate from less regulated and remote areas of the world. As a result, the combined organization may not be able to address these threats proactively or implement adequate preventative measures. If the combined organization’s computer systems are compromised, the combined organization could be subject to fines, damages, litigation and enforcement actions, and the combined organization could lose trade secrets, the occurrence of which could harm the combined organization’s business. In addition, any sustained disruption in internet access provided by other companies could harm the combined organization’s business.

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Business disruptions could seriously harm future revenue and financial condition and increase the combined organization’s costs and expenses.

The combined organization’s operations, and those of CROs and other contractors and consultants, could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions, for which the combined organization is predominantly self-insured. The occurrence of any of these business disruptions could seriously harm the combined organization’s operations and financial condition and increase the combined organization’s costs and expenses.

The combined organization’s corporate headquarters are located in Foster City, California, an area prone to wildfires and earthquakes. These and other natural disasters could severely disrupt the combined organization’s operations, and have a material adverse effect on the combined organization’s business, results of operations, financial condition and prospects. If a natural disaster, power outage or other event occurred that prevented the combined organization from using all or a significant portion of the combined organization’s headquarters, that damaged critical infrastructure, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for the combined organization to continue the combined organization’s business for a substantial period of time. Any disaster recovery and business continuity plans the combined organization has in place may prove inadequate in the event of a serious disaster or similar event. The combined organization may incur substantial expenses as a result of the limited nature of the combined organization’s disaster recovery and business continuity plans, which, could have a material adverse effect on the combined organization’s business.

The combined organization may face future business disruption and related risks resulting from the outbreak and continuation of the novel coronavirus 2019 (COVID-19) or from another pandemic, epidemic or outbreak of an infectious disease, any of which could have a material adverse effect on the combined organization’s business.

The development of the combined organization’s drug candidates could be disrupted and materially adversely affected in the future by a pandemic, epidemic or outbreak of an infectious disease like the outbreak of COVID-19.

Measures adopted to slow the spread of COVID-19 adversely affected workforces, customers, supply chains, consumer sentiment, economies, and financial markets, and led to an economic downturn across many global economies. As of the date of this report, the combined organization believes the combined organization has effectively managed the impact of the COVID-19 pandemic on the combined organization’s operations. The timing of non-clinical research studies for the combined organization’s drug candidates by collaborators and service providers slowed during 2020 in connection with the pandemic. The timing of manufacturing for the combined organization’s Volasertib and Fosciclopirox candidates was impacted by supply chain delivery and COVID-related staffing issues. COVID-related staffing shortages have also impacted large numbers of clinical trial sites in the U.S. While the combined organization believes the combined organization has been able to manage the disruption caused by the COVID-19 pandemic to date, there can be no assurance that the combined organization’s operations, including the development of the combined organization’s drug candidates, will not be disrupted and materially adversely affected in the future by the COVID-19 pandemic, or an epidemic or outbreak of an infectious disease like the outbreak of COVID-19.

The continued impact of COVID-19 or the impact of another epidemic or infectious disease outbreak may result in the future inability of the combined organization’s suppliers to deliver components or raw materials on a timely basis or materially and adversely affect the combined organization’s collaborators and out-license partners’ ability to perform and advance preclinical studies and clinical trials. In addition, clinical sites and hospitals have recently had staffing challenges and they may continue to have reduced staffing and reduce or postpone certain treatments. Such events may result in a period of business and manufacturing disruption, the slowing of the enrollment for and conduct of clinical trials, and in reduced operations, any of which could materially affect the combined organization’s business, financial condition and results of operations. The extent to which COVID-19 or another epidemic or outbreak of an infectious disease impacts the combined organization’s business in the future will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning new mutations or variants of the coronavirus, the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

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The combined organization will need to increase the size of the combined organization’s organization and the scope of the combined organization’s outside vendor relationships, and the combined organization may experience difficulties in managing growth.

The combined organization’s management and scientific personnel, systems and facilities currently in place may not be adequate to support the combined organization’s future growth. The combined organization needs to effectively manage the combined organization’s operations, growth and various projects and requires that the combined organization:

●	manages the combined organization’s clinical trials effectively, including the combined organization’s existing and planned clinical trials;

●	manages the combined organization’s internal development efforts effectively while carrying out the combined organization’s contractual obligations to licensors, contractors and other third parties;

●	continues to improve the combined organization’s operational, financial and management controls and reporting systems and procedures; and

●	continues to attract and retain sufficient numbers of talented employees.

The combined organization is utilizing and expects in the future to utilize the services of vendors and research partners or collaborators to perform tasks including preclinical studies and clinical trial management, statistics and analysis, regulatory affairs, medical advisory, market research, formulation development, chemistry, manufacturing and control activities, other drug development functions, legal, auditing, financial advisory, and investor relations. The combined organization’s growth strategy may also entail expanding the combined organization’s group of contractors or consultants to implement these and other tasks going forward. Because the combined organization relies on numerous consultants to outsource many key functions of the combined organization’s business, the combined organization will need to be able to effectively manage these consultants to ensure that they successfully carry out their contractual obligations and meet expected deadlines. However, if the combined organization is unable to effectively manage the combined organization’s outsourced activities or if the quality or accuracy of the services provided by consultants is compromised for any reason, the combined organization’s clinical trials may be extended, delayed or terminated, and the combined organization may not be able to obtain regulatory approval for the combined organization’s drug candidate or otherwise advance the combined organization’s business. There can be no assurance that the combined organization will be able to manage the combined organization’s existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all. If the combined organization is not able to effectively expand the combined organization’s organization by hiring new employees and expanding the combined organization’s groups of consultants and contractors, the combined organization may be unable to successfully implement the tasks necessary to further develop and commercialize the combined organization’s drug candidates and, accordingly, may not achieve the combined organization’s research, development and commercialization goals.

Disruptions to the combined organization’s information technology systems, including future cyber-attacks and security breaches, and the costs of maintaining secure and effective information technology systems could negatively affect the combined organization’s business and results of operations.

The efficient operation of the combined organization’s businesses is highly dependent on computer hardware and software systems, including the combined organization’s customized information technology systems that form the combined organization’s PPMP. Information systems are vulnerable to security breaches by computer hackers and cyber terrorists. The combined organization relies on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on the combined organization’s information systems, and continue to invest in maintaining and upgrading these systems and applications to ensure risk is controlled. Regardless of the combined organization’s efforts to maintain and upgrade the combined organization’s cyber security systems, there can be no assurance that the combined organization will not suffer an intrusion, that unauthorized parties will not gain access to confidential or personal information, or that any such incident will be discovered promptly. The techniques used by criminals to obtain unauthorized access to sensitive data change frequently and often are not recognized until launched against a target, and the combined organization may be unable to anticipate these techniques or implement adequate preventative measures. The failure to promptly detect, determine the extent of and appropriately respond to a significant data security breach could have a material adverse impact on the combined organization’s business, financial condition and results of operations. In addition, the unavailability of the information systems or failure of these systems to perform as anticipated for any reason, including a major disaster or business interruption resulting in an inability to access data stored in these systems or sustain the data center systems necessary to support functions to meet the combined organization’s needs, and any inability to respond to, or recover from, such an event, could disrupt the combined organization’s business and could result in decreased performance and increased overhead costs, causing the combined organization’s business and results of operations to suffer.

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Additionally, the combined organization’s operations involve the receipt and storage of sensitive data, including personal information about the combined organization’s employees and proprietary business information of ours and the combined organization’s vendors. The combined organization may also share information with vendors that assist the combined organization in conducting the combined organization’s business, as required by law, with the permission of the individual or as permitted under applicable privacy policies.

Despite the utilization of information security measures, the combined organization cannot be certain that all of the combined organization’s IT systems or the IT systems of the combined organization’s vendors are or will be able to prevent, contain or detect any future cyber-attacks or security breaches from known malware, malware that may be developed in the future or otherwise. Cyber-attacks are rapidly evolving and becoming increasingly sophisticated and difficult to detect, and therefore, the combined organization may be unable to anticipate these attacks or implement adequate preventive measures. Additionally, unauthorized parties may attempt to gain access to the combined organization’s or a vendor’s systems or facilities through fraud, trickery or other forms of deception involving the combined organization’s employees or vendors. To the extent that any attack or breach results in the loss, damage or misappropriation of information, the combined organization may be adversely affected by claims from persons participating in the combined organization’s clinical trials, stockholders and others and by costly inquiries or enforcement actions on the part of regulatory authorities. The combined organization’s operations could also be significantly disrupted by these claims, as well as by the need to spend significant time and expense to upgrade, fix or replace the combined organization’s systems. The combined organization could also lose credibility with persons participating in the combined organization’s clinical trials and suffer damage to the combined organization’s reputation and future sales, if any. In addition, the cost of complying with stricter privacy and information security laws and standards and developing, maintaining and upgrading technology systems to address future advances in technology, could be significant and the combined organization could experience problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems.

The combined organization’s failure to successfully acquire, develop and market additional drug candidates could impair the combined organization’s ability to grow.

As part of the combined organization’s growth strategy, the combined organization may evaluate, acquire, license, develop and/or market additional drug candidates and technologies. The combined organization’s internal research capabilities are limited and the combined organization may be dependent upon pharmaceutical and biopharmaceutical companies, academic scientists and other researchers to sell or license drug candidates or technologies to the combined organization. The success of this strategy depends partly upon the combined organization’s ability to identify, select and acquire promising pharmaceutical drug candidates and technologies. The process of proposing, negotiating and implementing a license or acquisition of a drug candidate is lengthy and complex. Other companies, including some with substantially greater financial, marketing and sales resources, may compete with the combined organization for the license or acquisition of drug candidates and technologies. The combined organization has limited resources to identify and execute the acquisition or in-licensing of potential drug candidates and technologies and to integrate them into the combined organization’s current infrastructure. Moreover, the combined organization may devote resources to potential acquisitions or in-licensing opportunities that are never completed, or the combined organization may fail to realize the anticipated benefits of such efforts. Furthermore, the combined organization may not be able to acquire the rights to additional drug candidates on terms that the combined organization finds acceptable, or at all.

In addition, future acquisitions of intellectual property rights may entail numerous operational and financial risks, including:

●	exposure to unknown liabilities;

●	disruption of the combined organization’s business and diversion of the combined organization’s management’s and technical personnel’s time and attention to develop acquired drug candidates or technologies;

●	incurrence of substantial debt or dilutive issuances of securities to pay for acquisition costs;

●	higher than expected acquisition costs; and

●	increased amortization expenses.

Any drug candidate that the combined organization acquires may require additional development efforts prior to commercial sale or out-licensing, including extensive clinical testing and approval by the FDA and applicable foreign regulatory authorities. All drug candidates are prone to risks of failure typical of pharmaceutical drug development, including the possibility that a drug candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, the combined organization cannot provide assurance that any drugs that the combined organization may develop or approved drugs that the combined organization may acquire will be manufactured profitably or achieve market acceptance.

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The combined organization has obtained statistical data, market data and other industry data and forecasts used throughout this report from market research, publicly available information and industry publications which the combined organization believes are reliable but have not been verified by any third party.

This report contains estimates, projections and other information concerning the combined organization’s industry, the combined organization’s business and the markets for the combined organization’s drug candidates, including data regarding the estimated size of such markets and the incidence of certain medical conditions. The combined organization obtained the industry, market and similar data set forth in this report from the combined organization’s internal estimates and research and from academic and industry research, publications, surveys and studies conducted by third parties, including governmental agencies. In some cases, the combined organization does not expressly refer to the sources from which this data is derived. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While the combined organization believes the combined organization’s internal research is reliable, such research has not been verified by any third party.

Risks Related to Ownership of Ordinary Shares of the Combined Organization

The combined organization’s stock price is expected to be volatile, and the market price of its ordinary shares may drop following the Merger.

The market price of the combined organization’s ordinary shares following the Merger could be subject to significant fluctuations following the Merger. Market prices for securities of healthcare and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined organization’s ordinary shares to fluctuate include:

●	a slowdown in the healthcare industry or the general economy;

●	inability to obtain adequate supply of the components for any of the combined organization’s products, or inability to do so at acceptable prices;

●	failure to successfully develop and commercialize the combined organization’s product candidates;

●	failure to obtain additional funding;

●	performance of third parties on whom the combined organization may rely, including for the manufacture of the components for its product, including their ability to comply with regulatory requirements;

●	the results of the combined organization’s current and any future clinical trials of its product candidates;

●	unanticipated or serious safety concerns related to the use of any of the combined organization’s products;

●	adverse regulatory decisions;

●	the entry into, or termination of, key agreements, including key commercial partner agreements;

●	the initiation of, material developments in or conclusion of litigation to enforce or defend any of the combined organization’s intellectual property rights or defend against the intellectual property rights of others;

●	announcements by the combined organization, commercial partners or competitors of new products or product enhancements, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

●	competition from existing technologies and products or new technologies and products that may emerge;

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●	the loss of key employees;

●	disputes or other developments relating to proprietary rights, including patents, litigation matters and the combined organization’s ability to obtain patent protection for the combined organization’s licensed and owned technologies;

●	changes in estimates or recommendations by securities analysts, if any, who cover the combined organization’s ordinary shares;

●	the perception of the biopharmaceutical industry by the public, legislatures, regulators and the investment community;

●	sales of the combined organization’s ordinary shares by the combined organization or its stockholders in the future;

●	general and industry-specific economic conditions that may affect the combined organization’s research and development expenditures;

●	the low trading volume and the high proportion of shares held by affiliates;

●	changes in the structure of health care payment systems; and

●	period-to-period fluctuations in the combined organization’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined organization’s ordinary shares.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined organization’s profitability and reputation.

The combined organization will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.

The combined organization will require substantial additional funds to conduct the costly and time-consuming clinical efficacy trials necessary to pursue regulatory approval of each potential product candidate and to continue the development of Volasertib and Fosciclopirox. The combined organization’s future capital requirements will depend upon a number of factors, including: the number and timing of future product candidates in the pipeline; progress with and results from preclinical testing and clinical trials; the ability to manufacture sufficient drug supplies to complete preclinical and clinical trials; the costs involved in preparing, filing, acquiring, prosecuting, maintaining and enforcing patent and other intellectual property claims; and the time and costs involved in obtaining regulatory approvals and favorable reimbursement or formulary acceptance. Raising additional capital may be costly or difficult to obtain and could significantly dilute stockholders’ ownership interests or inhibit the combined organization’s ability to achieve its business objectives. If the combined organization raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect the rights of its shareholders. Further, to the extent that the combined organization raises additional capital through the sale of ordinary shares or securities convertible or exchangeable into ordinary shares, its stockholder’s ownership interest in the combined organization will be diluted. In addition, any debt financing may subject the combined organization to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If the combined organization raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, the combined organization may have to relinquish certain valuable intellectual property or other rights to its product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to it. Even if the combined organization were to obtain sufficient funding, there can be no assurance that it will be available on terms acceptable to the combined organization or its stockholders.

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The combined organization will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

The combined organization will incur significant legal, accounting, and other expenses that Notable did not incur as a private company, including costs associated with public company reporting requirements. The combined organization will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and Nasdaq. These rules and regulations are expected to increase the combined organization’s legal and financial compliance costs and to make some activities more time-consuming and costly. For example, the combined organization’s management team will consist of the executive officers of Notable prior to the Merger, some of whom may not have previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations may also make it difficult and expensive for the combined organization to obtain directors and officers liability insurance. As a result, it may be more difficult for the combined organization to attract and retain qualified individuals to serve on the combined organization’s board of directors or as executive officers of the combined organization, which may adversely affect investor confidence in the combined organization and could cause the combined organization’s business or stock price to suffer. Further, the combined organization may need to add additional experience and personnel to support its public company operations. The loss of any existing personnel in these areas or the combined organization’s inability to achieve or manage such expansion effectively may result in weaknesses in its infrastructure and the combined organization’s business, financial condition and results of operations may be materially adversely affected.

Anti-takeover provisions in the combined organization’s charter documents could make an acquisition of the combined organization more difficult.

Provisions in the combined organization’s articles of association and memorandum of association may delay or prevent an acquisition. The Companies Law allows VBL to create and issue shares having rights different from those attached to VBL’s ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares are currently authorized under VBL’s amended and restated articles of association. In the future, if VBL were to authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent VBL’s shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to VBL’s amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to VBL’s issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate, and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described below in “Description of VBL’s Share Capital”.

VBL and Notable do not anticipate that the combined organization will pay any cash dividends in the foreseeable future.

The current expectation is that the combined organization will retain its future earnings to fund the development and growth of the combined organization’s business. As a result, capital appreciation, if any, of the ordinary shares of the combined organization will be your sole source of gain, if any, for the foreseeable future.

An active trading market for the combined organization’s ordinary shares may not develop and its stockholders may not be able to resell their ordinary shares for a profit, if at all.

Prior to the Merger, there had been no public market for Notable’s capital stock. Although VBL Ordinary Shares are listed on Nasdaq, and VBL and Notable will apply to have the combined organization’s ordinary shares listed on Nasdaq, an active trading market for the combined organization’s shares of ordinary shares may never develop or be sustained. VBL, Notable and their financial advisors will set the final reverse split ratio to target a trading price to provide for sufficient liquidity. The price that the combined organization trades at immediately after the Merger may not necessarily reflect the price at which investors in the market will be willing to buy and sell the shares on a sustained basis. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair the combined organization’s ability to raise capital by selling shares and may impair the combined organization’s ability to acquire other businesses or technologies using the combined organization’s shares as consideration, which, in turn, could materially adversely affect the combined organization’s business.

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If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the combined organization, its business or its market, its stock price and trading volume could decline.

The trading market for the combined organization’s ordinary shares will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of the combined organization’s ordinary shares after the completion of this offering, and such lack of research coverage may adversely affect the market price of its ordinary shares. In the event it does have equity research analyst coverage, the combined organization will not have any control over the analysts or the content and opinions included in their reports. The price of the combined organization’s ordinary shares could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined organization or fails to publish reports on it regularly, demand for its ordinary shares could decrease, which in turn could cause its stock price or trading volume to decline.

Future sales of shares by existing stockholders could cause the combined organization stock price to decline.

If existing shareholders of VBL and stockholders of Notable sell, or indicate an intention to sell, substantial amounts of the combined organization’s ordinary shares in the public market after the post-Merger legal restrictions on resale discussed in this proxy statement/prospectus/information statement lapse, the trading price of the ordinary shares of the combined organization could decline. Based on shares outstanding as of June 26, 2023 and shares expected to be issued upon completion of the Merger, the combined organization is expected to have a total of approximately 311,566,892 ordinary shares issued and outstanding immediately following the completion of the Merger, without giving effect to the proposed VBL Reverse Share Split. Approximately 229,896,960 of such ordinary shares will be freely tradable, without restriction, in the public market. Approximately 81,651,929 of such ordinary shares will be held by directors, executive officers of the combined organization and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act. In addition, ordinary shares that are subject to outstanding options of Notable will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of the combined organization ordinary shares could decline.

The ownership of the combined organization ordinary shares will be initially highly concentrated, and may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the combined organization stock price to decline. Furthermore, six of the combined organization’s anticipated directors will be appointed by Notable pursuant to the terms of the Merger Agreement.

Executive officers, directors of the combined organization and their affiliates are expected to beneficially own or control approximately 1.0% of the outstanding ordinary shares of the combined organization following the completion of the Merger (after giving effect to the exercise of all outstanding vested and unvested options and warrants). Furthermore, six of the combined organization’s anticipated directors will be appointed by Notable pursuant to the terms of the Merger Agreement. Accordingly, these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined organization assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of the combined organization, impede a merger, consolidation, takeover or other business combination involving the combined organization, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the combined organization’s business, even if such a change of control would benefit the other stockholders of the combined organization. The significant concentration of stock ownership may adversely affect the trading price of the combined organization’s ordinary shares due to investors’ perception that conflicts of interest may exist or arise.

The combined organization is expected to take advantage of reduced disclosure and governance requirements applicable to smaller reporting companies, which could result in its ordinary shares being less attractive to investors.

Following the Merger, the combined organization is expected to have annual revenues below $100 million and a public float of less than $700 million and therefore will continue to qualify as a smaller reporting company under the rules of the SEC. As a smaller reporting company, the combined organization will be able to take advantage of reduced disclosure requirements, such as simplified executive compensation disclosures and reduced financial statement disclosure requirements in its SEC filings. Decreased disclosures in the combined organization’s SEC filings due to its status as a smaller reporting company may make it harder for investors to analyze its results of operations and financial prospects. VBL and Notable cannot predict if investors will find the combined organization’s ordinary shares less attractive if it relies on these exemptions. If some investors find its ordinary shares less attractive as a result, there may be a less active trading market for its ordinary shares and its stock price may be more volatile. The combined organization may take advantage of the reporting exemptions applicable to a smaller reporting company until it is no longer a smaller reporting company. The combined organization would continue to be a smaller reporting company if the combined organization has (i) less than $250 million in market value of its shares held by non-affiliates as of the last business day of its second fiscal quarter or (ii) less than $100 million of annual revenues in its most recent fiscal year completed before the last business day of its second fiscal quarter and a market value of its shares held by non-affiliates of less than $700 million as of the last business day of its second fiscal quarter.

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The pre-Merger net operating loss carryforwards and certain other tax attributes of VBL and Notable may be subject to limitations.

At December 31, 2022, VBL and Notable had approximately $250.5 million and $61.9 million in net operating loss carryforwards, respectively. In general, a corporation that undergoes an “ownership change,” as defined in Section 382 of the Code, is subject to limitations on its ability to utilize its pre-change net operating loss carryforwards to offset future taxable income. VBL and Notable may have experienced ownership changes in the past and the combined organization may experience ownership changes in the future. In addition, the closing of the Merger is expected to result in an ownership change for VBL and may result in an ownership change for Notable. Consequently, even if the combined organization achieves profitability, it may not be able to utilize a material portion of VBL’s, Notable’s or the combined organization’s net operating loss carryforwards and certain other tax attributes.

Changes in tax law could adversely affect the combined organization’s business and financial condition.

The rules dealing with U.S. federal, state, and local income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect the combined organization or the combined organization’s stockholders. In recent years, many such changes have been made and changes are likely to continue to occur in the future. For example, the Tax Cuts and Jobs Act (referred to as the “TCJA”) was enacted in 2017 and significantly reformed the Code. The TCJA, among other things, contained significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, a limitation of the tax deduction for net interest expense to 30% of adjusted earnings (except for certain small businesses), a limitation of the deduction for net operating losses to 80% of current year taxable income for losses generated in taxable years beginning after December 31, 2017 and an elimination of net operating loss carrybacks for losses generated in taxable years ending after December 31, 2017 (though any such net operating losses may be carried forward indefinitely), and the modification or repeal of many business deductions and credits.

It cannot be predicted whether, when, in what form, or with what effective dates, new tax laws may be enacted, or regulations and rulings may be enacted, promulgated or issued under existing or new tax laws, which could result in an increase in the combined organization’s or the combined organization’s stockholders’ tax liability or require changes in the manner in which the combined organization operates in order to minimize or mitigate any adverse effects of changes in tax law or in the interpretation thereof.

The combined organization’s failure to meet the continued listing requirements of the Nasdaq could result in a delisting of the combined organization’s ordinary shares.

If, after listing, the combined organization fails to satisfy the continued listing requirements of the Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist the combined organization’s ordinary shares. Such a delisting would likely have a negative effect on the price of the combined organization’s ordinary shares and would impair your ability to sell or purchase the combined organization’s ordinary shares when you wish to do so. In the event of a delisting, the combined organization can provide no assurance that any action taken by the combined organization to restore compliance with listing requirements would allow the combined organization’s ordinary shares to become listed again, stabilize the market price or improve the liquidity of the combined organization’s ordinary shares, prevent the combined organization’s ordinary shares from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

The combined organization’s management will have limited public company experience. As a result of being a public company, the combined organization will be subject to additional regulatory compliance requirements which must be managed efficiently for the combined organization to operate effectively.

The combined organization has never operated as a public company and will incur significant legal, accounting and other expenses that are not incurred by private company. The individuals who will constitute the combined organization’s management team have limited experience managing a publicly-traded company, and limited experience complying with the increasingly complex and changing laws pertaining to public companies. The combined organization’s management team and other personnel will need to devote a substantial amount of time to compliance, and the combined organization may not effectively or efficiently manage its transition into a public company.

The combined organization’s internal control over financial reporting may not meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, could have a material adverse effect on the combined organization’s business and share price.

As a privately held company, Notable was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404. VBL’s management has been required to report on the effectiveness of the combined organization’s internal control over financial reporting, and commencing with the combined organization’s Annual Report on Form 10-K for the fiscal year that the Merger is completed, the combined organization’s management will be required to do so as well. The rules governing the standards that must be met for the combined organization’s management to assess the combined organization’s internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

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The combined organization cannot assure you that there will not be material weaknesses in the combined organization’s internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit the combined organization’s ability to accurately report its financial condition, results of operations or cash flows. If the combined organization is unable to conclude that its internal control over financial reporting is effective, or if the combined organization’s independent registered public accounting firm determines the combined organization has a material weakness in the combined organization’s internal control over financial reporting once that firm begins its Section 404 reviews if the combined organization transitions to an accelerated filer, investors may lose confidence in the accuracy and completeness of the combined organization’s financial reports, the market price of the combined organization’s ordinary shares could decline, and the combined organization could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in the combined organization’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict the combined organization’s future access to the capital markets.

The combined organization could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for the combined organization, because biotechnology and pharmaceutical companies have experienced significant stock price volatility in recent years. If the combined organization faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm the combined organization’s business.

The integration of the operations of Notable and VBL may be more difficult, costly or time-consuming than expected.

The success of the Merger will depend, in part, on the combined organization’s ability to successfully combine and integrate the operations of Notable and VBL into the combined organization. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including accounting and finance, payroll and benefits. A number of factors could affect the combined organization’s ability to successfully combine the two companies’ operations, including the following:

●	the potential for unexpected costs, delays and challenges that may arise in integrating the operations of the two companies;

●	any departures of key employees in connection with the Merger;

●	the combined organization’s ability to retain key employees and maintain relationships;

●	the possibility that VBL and Notable will incur significant transaction and other costs in connection with the Merger, which may be in excess of those anticipated by VBL;

●	the risk that VBL may fail to realize other benefits expected from the Merger; and

●	diversion of management’s attention and resources during integration efforts.

If the combined organization is unable to successfully integrate the operations of the two companies, the combined organization’s business, financial condition and results of operations may be materially adversely affected.

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FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus/information statement contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding future financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “seek,” “should,” “will” or the negative of these terms or other similar expressions.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Forward-looking statements may also include any statements of the plans, strategies and objectives of management with respect to the approval and consummation of the Merger, VBL’s ability to solicit a sufficient number of proxies to approve the Merger and other matters related to the expected timing and consummation of the Merger.

For a discussion of the factors that may cause VBL, Notable or the combined organization’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of VBL and Notable to complete the Merger and the effect of the Merger on the business of VBL, Notable and the combined organization, see the section titled “Risk Factors” in this proxy statement/prospectus/information statement.

Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the documents VBL has filed with the SEC as well as the possibility that:

●	risks associated with VBL’s ability to obtain the shareholder approval required to consummate the proposed transaction, including approval of the issuance of shares of VBL Ordinary Shares in the Merger and the resulting “change of control” of VBL under Nasdaq rules or the VBL Reverse Share Split and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction, will not occur;

●	the response of VBL shareholders to the proposed transaction;

●	risks related to VBL’s ability to manage its operating expenses and its expenses associated with the proposed transaction pending closing;

●	risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed transaction, including continued listing on Nasdaq;

●	the risk that as a result of adjustments to the Exchange Ratio, VBL shareholders and Notable stockholders could own more or less of the combined organization than is currently anticipated;

●	risks related to the market price of VBL Ordinary Shares relative to the Exchange Ratio;

●	risks related to consummating a sale of the VB-601 Asset prior to or concurrent with closing of the Merger;

●	unexpected costs, charges, expenditures or expenses resulting from the proposed transaction;

●	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction;

●	the uncertainties associated with Notable’s platform technologies, as well as risks associated with the clinical development and regulatory approval of product candidates, including potential delays in the commencement, enrollment and completion of clinical trials;

●	risks related to the inability of the combined organization to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs;

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●	uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom;

●	risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market;

●	VBL’s ability to retain personnel as a result of the announcement or completion of the proposed transaction;

●	risks associated with the possible failure to realize certain anticipated benefits of the proposed transaction, including with respect to future financial and operating results; and

●	the response of VBL’s shareholders to the proposed Merger.

You should not rely upon forward-looking statements as predictions of future events. Neither VBL nor Notable can assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Except as required by law, neither VBL nor Notable undertakes any obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus/information statement or to conform these statements to actual results or to changes in expectations.

In addition, statements that “VBL believes,” “Notable believes” and similar statements reflect the beliefs and opinions on the relevant subject of VBL, Notable or the combined organization, as applicable. These statements are based upon information available as of the date of this proxy statement/prospectus/information statement, and while VBL, Notable or the combined organization, as applicable, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that VBL, Notable or the combined organization has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of VBL, Notable or the combined organization could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus/information statement are current only as of the date on which the statements were made. VBL and Notable do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events, except as required by applicable law.

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THE SPECIAL MEETING OF VBL SHAREHOLDERS

Date, Time and Place

The special meeting of VBL shareholders will be held in a virtual-only webcast at                 , Eastern Time, on          , 2023 at               , unless adjourned or postponed to a later date. VBL is sending this proxy statement/prospectus/information statement to its shareholders in connection with the solicitation of proxies by the VBL board of directors for use at the VBL special meeting and any adjournments or postponements of the VBL special meeting. This proxy statement/prospectus/information statement is first being furnished to shareholders of VBL on or about              , 2023.

Purposes of the VBL Special Meeting

1.	To approve the issuance of VBL Ordinary Shares to the Notable stockholders in accordance with the terms of the Merger Agreement and the change of control resulting from the Merger pursuant to the Nasdaq rules.

2.	To approve the following modifications to VBL’s share capital, effective as of the Effective Time under the Merger Agreement:

A.	To effectuate the VBL Reverse Share Split, to be effective at the specific ratio and on a date to be determined by the VBL board of directors.

B.	To effectuate the VBL Share Capital Increase, subject to any adjustments required pursuant to the Merger and the VBL Reverse Share Split, as shall be further determined by the VBL board of directors.

3.	To approve the Name Change, effective as of the Effective Time under the Merger Agreement.

4.

To amend the Articles (with respect to subsections (i)-(iii), subject to the approval of the VBL Share Capital Increase, the VBL Reverse Share Split and the Name Change), to reflect: (i) the VBL Share Capital Increase, (ii) the VBL Reverse Share Split, (iii) the Name Change, and (iv) the modification to the legal quorum required for VBL’s general meeting of shareholders, which shall consist of at least one (1) shareholder who holds or represents at least 33 1/3% of the voting rights in VBL, effective as of the Effective Time under the Merger Agreement.

5.	To approve the grant of 700,000 VBL RSUs previously granted to Prof. Dror Harats in August 2022, under the 2014 Plan (2014) and subject to the execution of VBL’s standard RSU Agreement. The VBL RSU grant was awarded to Prof. Harats as a retention incentive, in lieu of a cash retention award, as an incentive for Prof. Harats to remain employed with VBL through the strategic process, and Prof. Harats has met this obligation. The VBL RSUs shall vest upon and in the manner approved by the compensation committee and the VBL board of directors.

6.	To approve the advisory, non-binding vote on merger-related executive compensation for VBL’s executive officers.

7.	To approve the nomination and compensation terms of the Chief Executive Officer effective as of the Effective Time under the Merger Agreement.

8.	To approve the nomination of each of the directors (or independent directors as may be relevant) and their compensation and indemnification terms effective as of the Effective Time under the Merger Agreement.

9.	To approve the nomination of each of the external directors (as defined under Israeli law) and their compensation and indemnification terms effective as of the Effective Time under the Merger Agreement.

10.	To Approve the VB-601 Asset Sale.

11.	To consider and vote upon an adjournment or postponement of the VBL special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of VBL Proposal Nos. 1-4.

Recommendation of the VBL Board of Directors

●	The VBL board of directors has determined and believes that the issuance of VBL Ordinary Shares to the Notable stockholders in accordance with the terms of the Merger Agreement is in the best interests of VBL and its shareholders and has approved such items. The VBL board of directors recommends that VBL shareholders vote “FOR” Proposal No. 1 to approve the issuance of VBL Ordinary Shares to the Notable stockholders in accordance with the terms of the Merger Agreement and the change of control resulting from the Merger pursuant to the Nasdaq rules. The VBL board of directors has determined and believes that the consummation of the Merger and other transactions pursuant to the Merger Agreement is in the best interests of VBL and its shareholders and has approved such items. The VBL board of directors recommends that VBL shareholders vote “FOR” Proposal No. 2 to approve the following modifications to VBL’s share capital, effective as of the Effective Time under the Merger Agreement:

A.	To effectuate the VBL Reverse Share Split to be effective at the specific ratio and on a date to be determined by the Board.

B.	To effectuate the VBL Share Capital Increase, as shall be further determined by the VBL board of directors.

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●	The VBL board of directors has determined and believes that that it is advisable to, and in the best interests of, VBL and its shareholders to approve the Name Change, effective as of the Effective Time under the Merger Agreement. The VBL board of directors recommends that VBL shareholders vote “FOR” Proposal No. 3 to approve the Name Change.

●

The VBL board of directors has determined and believes that that it is advisable to, and in the best interests of, VBL and its shareholders that subject to the approval of the VBL Share Capital Increase, the VBL Reverse Share Split and the Name Change, to amend the Articles to reflect: (i) the VBL Share Capital Increase, (ii) the VBL Reverse Share Split, (iii) the Name Change, and (iv) the modification to the legal quorum required for VBL’s general meeting of shareholders, which shall consist of at least one (1) shareholder who holds or represents at least 33 1/3% of the voting rights in VBL, effective as of the Effective Time under the Merger Agreement. The VBL board of directors recommends that VBL shareholders vote “FOR” Proposal No. 4 to approve the amendment of the Articles.

●	The VBL board of directors has determined and believes that it is advisable to, and in the best interests of, VBL and its shareholders to approve the August 2022 grant of 700,000 VBL RSUs to Prof. Dror Harats, under the 2014 Plan. The VBL RSUs were granted as a retention incentive, in lieu of a cash retention, to remain employed with VBL through the strategic process, and Prof. Harats has met this obligation. The VBL board of directors recommends that VBL shareholders vote “FOR” Proposal No. 5 to approve the grant of 700,000 VBL RSUs to Prof. Dror Harats.

●	The VBL board of directors has determined and believes that it is advisable to, and in the best interests of, VBL and its shareholders to approve the advisory, non-binding vote on merger-related executive compensation arrangements. The VBL board of directors recommends that VBL shareholders vote “FOR” Proposal No. 6 to approve the advisory, non-binding vote on merger-related executive compensation arrangements.

●	The VBL board of directors has determined and believes that it is advisable to, and in the best interests of, VBL and its shareholders to approve the nomination and compensation terms of the Chief Executive Officer. The VBL board of directors recommends that VBL shareholders vote “FOR” Proposal No. 7 to approve the nomination of the Chief Executive Officer and compensation terms.

●	The VBL board of directors has determined and believes that it is advisable to, and in the best interests of, VBL and its shareholders to approve the nomination of directors and their terms of compensation and indemnification. The VBL board of directors recommends that VBL shareholders vote “FOR” Proposal No. 8 to approve the nomination of directors and their terms of compensation and indemnification.

●

The VBL board of directors has determined and believes that it is advisable to, and in the best interests of, VBL and its shareholders to approve the nomination of external directors and their terms of compensation and indemnification. The VBL board of directors recommends that VBL shareholders vote “FOR” Proposal No. 9 to approve the nomination of external directors and their terms of compensation and indemnification.

●	The VBL board of directors has determined and believes that it is advisable to, and in the best interests of, VBL and its shareholders to approve the VB-601 Asset Sale. The VBL board of directors recommends that VBL shareholders vote “FOR” Proposal No. 10 to approve the VB-601 Asset Sale.

●	The VBL board of directors has determined and believes that it is advisable to, and in the best interests of, VBL and its shareholders to approve the adjournment or postponement of the VBL special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of VBL Proposal Nos. 1-4. The VBL board of directors recommends that VBL shareholders vote “FOR” Proposal No. 11 to approve the adjournment or postponement of the VBL special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of VBL Proposal Nos. 1-4.

Record Date and Voting Power

Only holders of record of VBL Ordinary Shares at the close of business on the record date,                            , 2023, are entitled to notice of, and to vote at, the VBL special meeting. There were approximately                       holders of record of VBL Ordinary Shares at the close of business on the record date. At the close of business on the record date,                                 VBL Ordinary Shares were issued and outstanding. Each VBL Ordinary Share entitles the holder thereof to one vote on each matter submitted for shareholder approval at the VBL special meeting. See the section titled “Principal Shareholders of VBL” in this proxy statement/prospectus/information statement for information regarding persons known to the management of VBL to be the beneficial owners of more than 5% of the outstanding VBL Ordinary Shares.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus/information statement is solicited on behalf of the VBL board of directors for use at the VBL special meeting.

If you are a shareholder of record of VBL as of the record date referred to above, you may vote your shares during the live audio webcast VBL special meeting or you may vote in advance by proxy using the enclosed proxy card. Whether or not you plan to attend the live audio webcast VBL special meeting, VBL urges you to vote by proxy to ensure your vote is counted. You may still attend the VBL special meeting and vote in person if you have already voted by proxy.

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If you are a VBL shareholder of record, you may register to attend the VBL special meeting by accessing the meeting center at                    and entering the control number on the proxy card previously received. See “Questions and Answers About the Merger — May I vote in person at the special meeting of shareholders of VBL — Shareholders of Record” elsewhere in this proxy statement/prospectus/information statement for the procedures to be followed. You must register in advance to attend and vote your shares during the live audio webcast. Even if you plan to attend the VBL special meeting via live audio webcast, VBL requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the VBL special meeting if you are unable to attend.

If your VBL shares are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your VBL shares. If you do not give instructions to your broker, your broker can vote your VBL shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the Nasdaq rules on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the VBL shares will be treated as broker non-votes. It is anticipated that VBL Proposal Nos. 1–10 will be non-discretionary items. Please also see “Questions and Answers About the Merger — May I vote in person at the special meeting of shareholders of VBL — Beneficial Owners” elsewhere in this proxy statement/prospectus/information statement for the procedures to be followed to attend and vote at the VBL special meeting.

All properly executed proxies that are not revoked will be voted at the VBL special meeting and at any adjournments or postponements of the VBL special meeting in accordance with the instructions contained in the proxy. If a holder of VBL Ordinary Shares executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” VBL Proposal No. 1 to approve the issuance of VBL Ordinary Shares in the Merger in accordance with the terms of the Merger Agreement and the change of control resulting from the Merger pursuant to the Nasdaq rules; “FOR” VBL Proposal No. 2 to approve the modifications to VBL share capital, described in this proxy statement/prospectus/information statement; “FOR” VBL Proposal No. 3 to approve the Name Change described in this proxy statement/prospectus/information statement; “FOR” VBL Proposal No. 4 that, subject to the approval of VBL Share Capital Increase, the VBL Reverse Share Split and the Name Change, to amend the Articles as described in this proxy statement/prospectus/information statement, effective as of the Effective Time under the Merger Agreement; “FOR” VBL Proposal No. 5 to approve the retention grant of 700,000 VBL RSUs to Prof. Dror Harats; “FOR” VBL Proposal No. 6 to approve the advisory, non-binding vote on merger-related executive compensation for VBL’s executive officers; “FOR” VBL Proposal No. 7 to approve the nomination and compensation terms of the Chief Executive Officer; “FOR” VBL Proposal No. 8 to approve the nomination of directors and their terms of compensation and indemnification; “FOR” VBL Proposal No. 9 to approve the nomination of external directors and their terms of compensation and indemnification; “FOR” VBL Proposal No. 10 to approve the VB-601 Asset Sale; and “FOR” VBL Proposal No. 11 to adjourn the VBL special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of VBL Proposal Nos. 1-4 in accordance with the recommendation of the VBL board of directors.

VBL shareholders of record, other than those VBL shareholders who have executed support agreements, may change their vote at any time before their proxy is voted at the VBL special meeting in one of three ways. First, a shareholder of record of VBL can send a written notice to the Secretary of VBL stating that the shareholder would like to revoke its proxy. Second, a shareholder of record of VBL can submit new proxy instructions either on a new proxy card or via the Internet. Third, a shareholder of record of VBL can attend the VBL special meeting via live audio Webcast and vote per the procedures describe under “Questions and Answers About the Merger —May I vote in person at the special meeting of shareholders of VBL” elsewhere in this proxy statement/prospectus/information statement. Attendance alone will not revoke a proxy. If a VBL shareholder of record or a shareholder who owns VBL shares in “street name” has instructed a broker to vote its VBL Ordinary Shares, the shareholder must follow directions received from its broker to change those instructions.

Required Vote

The presence, via live audio webcast or represented by proxy, of two shareholders who hold or represent at least 33 1/3% of the voting rights in VBL, at the VBL special meeting is necessary to constitute a quorum at the meeting. Abstentions will be counted towards a quorum. If within half an hour from the time appointed for the meeting, a quorum is not present, without there being an obligation to notify the shareholders to that effect, the meeting shall be adjourned to the same day, in the following week, at the same hour and at the same place or to a later time and date if so specified in the notice of the meeting, unless such day shall fall on a statutory holiday (either in Israel or in the United States), in which case the meeting will be adjourned to the first business day afterwards which is not a statutory holiday.

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Approval of VBL Proposal Nos. 1-4, 6 (other than with respect to the Chief Executive Officer), 8, 10 and 11 requires the affirmative vote of a majority of the voting power present and voting at the VBL special meeting, whether present or represented by proxy at the VBL special meeting (not counting “abstentions” or “broker non-votes” as votes cast). Approval of VBL Proposal Nos. 5, 6 (with respect to the Chief Executive Officer), 7, and 9 requires such affirmative majority, plus either (i) a simple majority of shares voted at the Special Meeting, excluding the shares of controlling shareholders, if any, and of shareholders who have a personal interest in the approval of the resolution (for Proposal No. 9 – other than a personal interest not deriving from a relationship with a controlling shareholder), or (ii) the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the resolution voting against approval of the resolution does not exceed 2% of the outstanding voting power in VBL. A shareholder that possesses a personal interest or is a controlling shareholder is qualified to participate in the vote; however, the vote of such shareholder may not be counted towards the majority requirement described in clause (i) above and will not count towards the 2% threshold described in clause (ii) above.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions and broker non-votes will have no effect and will not be counted towards the vote total. Abstentions, however, will be counted towards a quorum at the special meeting.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of VBL may solicit proxies from VBL shareholders by personal interview, telephone or otherwise. VBL has also retained Mediant to managing matters related to the meeting, including assisting with the solicitation of proxies for a fee of approximately $25,000 plus reasonable expenses. VBL and Notable will share equally the costs of printing and filing this proxy statement/prospectus/information statement and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of VBL Ordinary Shares for the forwarding of solicitation materials to the beneficial owners of VBL Ordinary Shares. VBL will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Other Matters

As of the date of this proxy statement/prospectus/information statement, the VBL board of directors does not know of any business to be presented at the VBL special meeting other than as set forth in the notice accompanying this proxy statement/prospectus/information statement. If any other matters should properly come before the VBL special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

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THE MERGER

This section and the section titled “The Merger Agreement” in this proxy statement/prospectus/information statement describe the material aspects of the Merger, including the Merger Agreement. While VBL and Notable believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus/information statement for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement attached to this proxy statement/prospectus/information statement as Annex A, the opinion of Chardan attached as Annex B, and the other documents to which you are referred herein. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the VBL board of directors, the Transaction Committee (as defined below), members of VBL management or VBL’s representatives and other parties.

VBL is a drug development company historically focused on therapeutics for oncology and immunology indications. Prior to July 19, 2022, VBL’s lead development program was ofra-vec (ofranergene obadenovec; VB-111), a gene-based product that was responsible for most of the public market value of the company due to its late clinical stage as compared to VBL’s other programs which were much earlier and did not yet have clinical data. From time to time the VBL board of directors, together with VBL management, has considered various strategic business initiatives intended to strengthen its business and enhance shareholder value. These have included licensing or acquiring rights to product candidates, divesting certain product candidates or businesses, or acquisitions of or mergers with other companies with other products, product candidates or technologies.

On July 19, 2022, VBL announced top-line results from the Phase 3 OVAL clinical trial. The OVAL trial was an international, Phase 3, randomized, double-blind, placebo-controlled, clinical trial comparing a combination of ofra-vec plus paclitaxel to placebo plus paclitaxel in 409 adult patients with recurrent platinum-resistant ovarian cancer. The two primary endpoints of the trial were progression free survival (PFS) and overall survival (OS). The trial did not meet the primary endpoints of achieving a statistically significant improvement in PFS or OS. Based on this announcement, VBL’s market capitalization fell by more 85% to a level significantly below VBL’s cash position.

Following the data announcement on July 19, 2022, VBL management began evaluating measures to preserve capital and various pathways to pursue in order to enhance shareholder value and, on July 25, 2022, VBL management and certain members of the VBL board of directors met to discuss such plans. The discussion included an update on VBL’s VB-601 program, development plans, and financial condition, along with potential strategic alternatives including a merger, asset sale, liquidation, or a combination of the aforementioned transactions.

On August 2, 2022, VBL announced an organizational streamlining designed to reduce operating expenses and preserve capital. As a result, VBL reduced its workforce by approximately 35% of its full-time employees. As part of the organizational streamlining, three directors resigned from the VBL board of directors. During the months that followed the original reduction in force, VBL continued to reduce its employee headcount to preserve capital, with a total reduction of more than 80% of the employees by the time of the announcement of the Merger.

On August 9, 2022, the Compensation Committee of the VBL board of directors approved an executive retention grant of VBL RSUs to each of Prof. Dror Harats, VBL’s Chief Executive Officer, Sam Backenroth, VBL’s Chief Financial Officer, and Erez Feige, VBL’s Senior Vice President, Business Operations (the “Executive Retention Grants”), each of whom agreed to receive VBL RSUs in lieu of cash retention payments in order to preserve VBL’s cash for the benefit of VBL shareholders. The purpose of the Executive Retention Grants was to incentivize each of the three senior executives to remain employed by VBL while it streamlined its organization and potentially undertook a strategic review process. The Compensation Committee believed the involvement of the three senior executives would be critical to the success of any strategic process (as more fully described in the section entitled “Matters being Submitted to a Vote of VBL Shareholders – VBL Proposal No. 5: Approval of the Grant of 700,000 VBL RSUs to Prof. Dror Harats” beginning on page 154 of this proxy statement/prospectus/information statement).

On August 10, 2022, the VBL board of directors held a quarterly meeting, at which representatives from VBL management and Goodwin Procter LLP (“Goodwin”), outside U.S. counsel to VBL, and Horn & Co (“Horn”), outside Israeli counsel to VBL were present. At this meeting, VBL management and the VBL board of directors engaged in a discussion of strategic alternatives and potential measures to preserve cash while seeking to enhance shareholder value. Considering the early development stage of VBL’s VB-601 program, and with no other clinical-stage programs in VBL’s pipeline, along with the capital market environment at the time and the likelihood that VBL would not be able to raise capital on favorable terms due to the prevailing market conditions, the VBL board of directors decided to explore strategic alternatives to enhance shareholder value as well as continue to preserve cash through various cost-containment initiatives.

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During this meeting, the VBL board of directors discussed preserving cash available by implementing restructuring plans to prioritize development and terminating certain employees for cost-reduction purposes, as well as various strategic alternatives to enhance shareholder value, including in-license or acquisition of additional programs, continuation of VBL on a standalone basis with a focus on development of VBL’s VB-601 program, and a potential merger transaction, including a reverse merger with another company (the “Reverse Merger Process”). A reverse merger, which is a transaction in which a VBL subsidiary would merge with and into a privately-held company, with VBL surviving as the parent company and the privately-held company continuing as a VBL subsidiary, was considered as a potential transaction structure, given VBL’s cash position and its status as a public company. The VBL board of directors considered the attractiveness of a potential reverse merger transaction was supported by the value that VBL’s non-cash assets including the VBL Facility (as defined below) and the VB-601 program, public listing and cash might have to a high-quality private company seeking to advance its own clinical programs or business by becoming a public company. Further, a reverse merger transaction could provide VBL shareholders with a meaningful stake in a combined organization possessing both promising clinical prospects and the means to pursue them, along with establishing the opportunity for long-term value creation for VBL shareholders.

Also at this meeting, the VBL board of directors discussed potential transactions to monetize certain of the Company’s assets (the “VBL Legacy Assets”), namely (1) assets primarily used in or primarily related to VBL’s clinical stage asset, VBL’s VB-601 program (the process regarding the potential sale and/or partnering of VBL’s VB-601 Asset is referred to as the “VB-601 Process”), and (2) VBL’s GMP gene therapy manufacturing facility located in Modi’in, Israel (the “VBL Facility”) previously used for ofra-vec clinical trial material production (the process regarding the potential sale of the VBL Facility is referred to as the “VBL Facility Process” and, together with the VB-601 Process, the “VBL Legacy Assets Process”). The VBL board of directors did not expect that VBL’s VB-111 program or VBL’s VB-201 program had any value due to the programs’ previous unsuccessful clinical trials and that it would not be worthwhile to spend efforts attempting to monetize them.

Also at this meeting, the VBL board of directors established an advisory strategic transaction committee (the “Transaction Committee”) to assist the VBL board of directors in exploring potential strategic alternatives, including the Reverse Merger Process, the VBL Legacy Assets Process, and the VBL Facility Process. The Transaction Committee consisted of Marc Kozin, Chairman of the VBL board of directors, and directors Michael Rice and Prof. Harats. The VBL board of directors authorized the Transaction Committee to oversee the exploration of strategic alternatives, and, in between meetings of the VBL board of directors, to give direction to VBL’s management, financial and legal advisors and to lead on behalf of VBL (or to give guidance to VBL’s representatives in connection with) any negotiations with potentially interested parties and periodically to brief the VBL board of directors on the status of the exploration of strategic alternatives. Between September 13, 2022 and the signing of the Merger Agreement, the Transaction Committee met bi-weekly, with the full VBL board of directors invited to every other meeting.

Also at this meeting, VBL management reviewed the qualifications and proposals from several investment banks as potential financial advisors to assist the VBL board of directors in connection with its exploration of strategic alternatives. Following discussion, the VBL board of directors authorized VBL management to engage Chardan Capital Markets, LLC (“Chardan”) in connection with the exploration of strategic alternatives. The VBL board of directors decided to engage Chardan due to, among other things, Chardan’s qualifications, experience and reputation, its knowledge of and involvement in transactions in the life sciences and gene therapy industries and its familiarity with VBL. On August 12, 2022, VBL formally engaged Chardan pursuant to an engagement letter to assist the VBL board of directors in exploring and evaluating a broad range of strategic and financial alternatives.

On August 15, 2022, VBL publicly announced that it had begun an internal strategic review of its development programs with the goal of enhancing shareholder value, and had taken steps to preserve capital, including the workforce reduction announced earlier in August and ceasing development of ofra-vec in all indications, and had engaged Chardan to explore and evaluate strategic options for maximizing shareholder value.

Between August 22 and December 15, 2022, Chardan contacted 136 candidate parties, of which 122 were privately-held candidate parties as part of the Reverse Merger Process, and 14 were candidate parties that were public companies. Of these parties, 31 entered into mutual confidentiality agreements with VBL, each of which included customary standstill obligations that automatically terminated upon VBL’s announcement of the execution of a definitive agreement with a third party to effect a change of control of VBL, 18 parties provided detailed business, corporate and scientific information as part of an indication of interest, and six parties submitted non-binding term sheets. In addition, VBL management and Chardan independently approached more than 175 parties and contract manufacturing companies regarding the VBL Facility Process. Five of these parties signed mutual confidentiality agreements, four of which included customary standstill obligations that automatically terminated upon VBL’s announcement of the execution of a definitive agreement with a third party to effect a change of control of VBL, and VBL received three non-binding offers to acquire the VBL Facility. VBL management also engaged with more than 15 parties who expressed interest in the VB-601 Asset, with seven signing mutual confidentiality agreements with VBL to conduct due diligence, none of which included standstill obligations, six conducting due diligence in VBL’s data room and three (Wellbeing, Party G and Party H) submitting non-binding offers. However, prior to the execution of the letter of intent with Wellbeing on June 30, 2023, one offer was withdrawn and one offer was not considered actionable by the VBL board of directors. Representatives of VBL management, with the assistance of representatives of Chardan also held management presentations with various potential counterparties in the Reverse Merger Process, including each of Notable, Party A, Party B, Party C, Party D, Party E, and Party F.

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On September 6, 2022, VBL received a written non-binding indication of interest from Party A. Party A proposed a reverse merger with an alternative transaction structure that contemplated using a simultaneous sign and close structure which would allow the merger and a concurrent financing to close on an accelerated basis (the “alternative structure”) with a post-closing ownership split that would be adjusted for VBL’s actual net cash at closing. Assuming VBL’s net cash at closing would be $15 million, Party A proposed a post-closing ownership split of 20% for VBL and 80% for Party A based on respective valuations of $31.5 million and $125 million. Assuming VBL’s net cash at closing would be $30 million, Party A proposed a post-closing ownership split of 28% for VBL and 72% for Party A based on respective valuations of $48 million and $125 million.

On September 13, 2022, the VBL board of directors held a meeting at which VBL management, and Chardan were present. Chardan and VBL management presented an update on the Reverse Merger Process and the parties that had expressed interest in evaluating the reverse merger opportunity. Chardan also reviewed the non-binding indication of interest from Party A, and the VBL board of directors directed VBL management to negotiate with Party A while awaiting offers from other parties. In addition, VBL management and Chardan updated the VBL board of directors regarding the VBL Facility Process and receipt of a non-binding $2 million cash offer. The VBL board of directors instructed management to reject the non-binding offer due to the low price. VBL management also discussed potential options regarding the VB-601 Process, including strategic and spin-out pathways, due to the fact that the parties engaged in the Reverse Merger Process had expressed that they were not interested in the asset and would be unlikely to ascribe any value to it in a reverse merger transaction.

On September 14, 2022, members of VBL management had an introductory call with Party C.

On September 28, 2022, VBL received a written non-binding indication of interest from Party B. Party B proposed a reverse merger with a post-closing ownership split of 25% for VBL and 75% for Party B based on respective valuations of $80 million and $251 million and assuming VBL’s net cash at closing would be $30 million, which would be adjusted for VBL’s actual net cash at closing. Party B also proposed that Party B’s management would be the management team of the post-closing company, and VBL would designate members of the board of directors of the combined company at a rate proportional to the final post-merger equity split.

On September 29, 2022, VBL management had an introductory call with Party D.

On October 3, 2022, VBL management had a meeting with Party D.

Also on October 3, 2022, VBL management had an introductory call with Party B.

Also on October 3, 2022, the VBL board of directors met with VBL management, and Chardan, present. Chardan and VBL management provided the VBL board of directors an update on the Reverse Merger Process and the parties that expressed interest in evaluating the reverse merger opportunity and had or were expected to submit non-binding indications of interest. The VBL board of directors determined that the candidates would be prioritizing based on VBL management and Chardan’s evaluation of certain characteristics, including the strength of the candidate’s programs and intellectual property from clinical, regulatory and commercial perspectives as well as financial terms of the candidate’s proposal relative to the risks and potential benefits of such candidate and its general business prospects. VBL management and Chardan were responsible for initially reviewing the candidates and then presenting them to the Transaction Committee, which would then evaluate the candidates based on their respective programs and intellectual property, and the financial terms of the relevant candidate’s proposal. In evaluating the strength of the candidate’s programs and intellectual property, the Transaction Committee would consider factors such as the stage of the candidate’s development programs, the strength of the pre-clinical and clinical data, the number of programs as well as the potential for success and level of program risk. In evaluating the financial terms of the candidate’s proposal, the Transaction Committee would consider factors such as the rationale for the candidate valuation, the need for additional financing to achieve clinical milestones, existing investor base and support, the ability of the candidate to meet the reporting requirements of a public company, the timeline for value creation for VBL shareholders as well as the experience of the candidate’s management. VBL management and Chardan also discussed the VBL Facility Process.

In addition, VBL management discussed a non-binding offer from Party G for VBL’s VB-601 Asset. The proposed transaction would involve VBL transferring the program to Party G and contributing $250,000 to Party G in exchange for a minority stake in Party G. The VBL board of directors rejected the offer from Party G due to the low value, its negative effect on VBL’s cash position, and the risks associated with selling VBL’s VB-601 Asset to a new entity that had not yet been formed or funded. The VBL board of directors was also updated on VBL’s budget projections through the closing of a potential reverse merger and efforts to preserve and enhance VBL’s cash position.

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On October 4, 2022, VBL received a written non-binding indication of interest from Party C. Party C proposed a reverse merger with a post-closing ownership split of 13% for VBL and 87% for Party C based on respective valuations of $23 million and $152 million and assuming VBL’s net cash balance at closing would be $15 million, which would be adjusted for VBL’s actual net cash at closing. Party C also proposed that Party C’s management would be the management team of the post-closing company, and that Party C would be interested in discussing potential employment opportunities for certain VBL executives. VBL would designate one member of the board of directors of the combined company.

On October 5, 2022, VBL received a written non-binding indication of interest from Party D. Party D proposed a reverse merger with an escalating premium to VBL’s cash position at closing and a post-closing ownership split of 15% for VBL and 85% for Party D based on respective valuations of $17 million and $112 million, assuming VBL’s net cash balance at closing would be $15 million, which would be adjusted for VBL’s actual net cash at closing. Party D also proposed that Party D’s management would be the management team of the post-closing company and VBL would designate members to the board of directors of the combined company at a rate proportional to the final equity split.

Also on October 5, 2022, VBL received a written non-binding indication of interest from Party E. Party E proposed a reverse merger with a post-closing ownership split of 9% for VBL and 91% for Party E based on respective valuations of $30 million and $300 million and assuming VBL’s net cash balance at closing would be $15 million, which would be adjusted for VBL’s actual net cash at closing. Party E also proposed that Party E’s management would be the management team of the post-closing company, and VBL would also designate one member to the combined company’s board of directors.

Also on October 5, 2022, VBL received a written non-binding indication of interest from Party F. Party F proposed a reverse merger with a post-closing ownership split of 11% for VBL and 89% for Party F based on respective valuations of $25 million and $235 million, including a $35 million pre-closing private placement in Party F and assuming VBL’s net cash balance at closing would be $15 million, which would be adjusted for VBL’s actual net cash at closing. In addition, VBL would be entitled to an additional $2.5 million payment in the event VBL’s VB-601 program was out-licensed within 18 months of closing. Party F also proposed that Party F’s management would be the management team of the post-closing company, and VBL would designate one member to the board of directors of the combined company. Party F proposed to interview and potentially retain certain non-executive employees of VBL.

On October 12, 2022, the Transaction Committee held a meeting to consider the first round of reverse merger proposals with representatives of VBL management, and Chardan, present. At this meeting, the Transaction Committee discussed each of the written non-binding indications of interest received as of October 12, 2022 and approved the recommendation of VBL’s management and Chardan to invite Party B, Party C, Party E, and Party F to the next round of the Reverse Merger Process, during which VBL and each of the counterparties would conduct mutual due diligence. The Transaction Committee decided not to progress Party D because the Transaction Committee believed that Party D’s offer significantly undervalued VBL and overvalued Party D and, as a result, did not reflect a fair or acceptable equity split for VBL. The Transaction Committee directed Chardan to communicate this to Party D. The Transaction Committee decided not to progress Party A because Party A had not been responsive to VBL management’s communications.

Between October 12 and October 14, 2022, Chardan, at the direction of VBL management and the Transaction Committee, notified Party B, Party C, Party E, and Party F that they were selected to move to the second round of the Reverse Merger Process and sent these parties a process letter indicating that term sheets were due on October 26, 2022 and requesting further detailed financial, corporate, and scientific information from each party as well as a request for access to their data room for VBL.

On October 13, 2022, JMP Securities, a Citizens Company (“JMP”), Notable’s financial advisor, contacted Mr. Backenroth on behalf of Notable with a company overview and interest in joining the strategic process, as Notable had recently engaged JMP, and JMP was aware of the strategic process due to VBL’s August 15 public announcement of its strategic review process. Mr. Backenroth passed along the message to Chardan, who contacted JMP with the process information and invited them to join the Reverse Merger Process.

On October 14, 2022, Chardan received a revised reverse merger proposal verbally from Party D. VBL management asked to receive the offer in a written format before evaluating further and discussing Party D’s revised proposal with the Transaction Committee.

Between October 18, 2022, and November 15, 2022, VBL and Party B, Party C, Party D, Party E, and Party F, respectively, provided mutual access to each other’s virtual data room for due diligence purposes.

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On October 19, 2022, VBL management, as authorized by the Transaction Committee, directed Chardan to send Party B, Party C, Party E, and Party F a form of term sheet for completion.

On October 20, 2022, VBL entered into a mutual confidentiality agreement with Notable, which included customary standstill obligations, and on October 21, 2022, Chardan sent Notable the process letter, request for access to its virtual data room, and instructions for submitting a proposal.

On October 24, 2022, the VBL board of directors held a meeting, with representatives of VBL management, and representatives of Chardan, present. At this meeting, the VBL board of directors discussed the non-binding indications of interests of Party B, Party C, Party E, and Party F and determined to continue to prioritize concurrent discussions regarding a potential reverse merger with Party B, Party C, Party E, and Party F and continue to conduct due diligence on these parties. In addition, VBL management updated the VBL board of directors that it had received a verbal non-binding offer from Aleph Farms Ltd. (“Aleph Farms”) for the VBL Facility for $5 million in cash. The VBL board of directors directed management to continue to negotiate with Aleph Farms and other parties conducting due diligence in order to maximize value for the VBL Facility assets.

On October 25, 2022, VBL received a written non-binding term sheet from Party C that reflected a post-closing ownership split of 13% for VBL and 87% for Party C equity holders on a fully diluted basis for each of VBL and Party C, and, for VBL, using the treasury stock method and excluding out-of-the-money options of VBL. The post-closing ownership reflected relative valuations of $23 million and $152 million for VBL and Party C, respectively, and assumed VBL’s net cash at closing was $15 million. In addition, Party C expected to complete a $10 million pre-closing private placement that would further dilute VBL’s ownership. The term sheet proposed utilizing the alternative structure with VBL designating the majority of the members of the board of directors of the combined company immediately post-closing. In addition, the term sheet proposed that the executive officers and directors of the combined company, as well as the existing major investors of Party C, would enter into lock-up agreements for a period of 180 days following the closing of the proposed merger; the officers and directors of each of VBL and Party C, together with any stockholders of Party C, would enter into support agreements to vote in favor of the proposed merger; the parties would enter into a binding 30-day exclusivity provision; the merger agreement would include customary deal protections such as no-shop provisions and a fiduciary out for VBL; and the merger agreement would include as a condition to Party C’s obligation to consummate the proposed merger that VBL’s net cash at closing be at least $15 million. VBL would not be required to change its corporate domicile prior to closing.

Also on October 25, 2022, VBL received a written non-binding term sheet from Party F that reflected a post-closing ownership split of 11% for VBL and 89% for Party F equity holders, including investors in a pre-closing private placement into Party F, on a fully diluted basis for each of VBL and Party F. The post-closing ownership reflected relative valuations of $25 million and $235 million for VBL and Party F, respectively, and assumed VBL’s net cash at closing was $15 million. The term sheet proposed a traditional reverse merger structure, with Party F management being the executive management team post-closing and VBL having the right to designate one member of the board of directors of the combined company. In addition, the term sheet proposed that the continuing executive officers and directors of the combined company, as well as the existing major investors of Party F, would enter into lock-up agreements for a period of 180 days following the closing of the proposed merger; the officers and directors of each of VBL and Party F, together with any major stockholders of Party F, would enter into support agreements to vote in favor of the proposed merger; the parties would enter into a binding 30-day exclusivity provision; the merger agreement would include customary deal protections such as no-shop provisions and a fiduciary out for VBL; and the merger agreement would include as a condition to Party F’s obligation to consummate the proposed merger that VBL’s net cash at closing be at least $15 million. VBL would not be required to change its corporate domicile prior to closing.

On October 26, 2022, Party B notified Chardan and VBL management that it was withdrawing from the Reverse Merger Process due to negative results from its ongoing clinical trial and lack of investor support for the pre-closing financing required for its proposed reverse merger.

Also on October 26, 2022, VBL received a written non-binding term sheet from Party E that reflected a post-closing ownership split of 9% for VBL and 91% for Party E equity holders, excluding investors in an anticipated $40 to $60 million pre-closing private placement into Party E, on a fully diluted basis for each of VBL and Party E. The post-closing ownership reflected relative valuations of $30 million and $300 million for VBL and Party E, respectively, and assumed VBL’s net cash at closing was $15 million. The term sheet proposed a traditional reverse merger structure, with Party E management being the executive management team post-closing and VBL having the right to designate one member of the board of directors of the combined company. In addition, the term sheet proposed that the executive officers and directors of VBL and Party E, as well as the existing major investors of Party E, would enter into lock-up agreements for a period of 180 days following the closing of the proposed merger; the officers and directors of each of VBL and Party E, together with any major stockholders of Party E, would enter into support agreements to vote in favor of the proposed merger; the parties would enter into a binding 90-day exclusivity provision; the merger agreement would include customary deal protections such as no-shop provisions and a fiduciary out for each party; and the merger agreement would include as a condition to Party E’s obligation to consummate the proposed merger that VBL’s net cash at closing be at least $15 million. VBL would not be required to change its corporate domicile prior to closing.

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Also on October 26, 2022, VBL received a written revised non-binding term sheet from Party D. Party D proposed a reverse merger with an escalating premium to VBL’s cash position at closing and a post-closing ownership split of 14.3% for VBL and 85.7% for Party D based on respective valuations of $18.75 million and $112 million and assuming VBL’s net cash balance at closing would be $15 million, which would be adjusted for VBL’s actual net cash at closing. The valuation of VBL would increase to $40.5 million, and VBL’s equity stake would increase to 26.6%, of the combined company if VBL’s net cash at closing were $30 million. Party D also proposed that Party D’s management would be the management team of the post-closing company, and VBL would designate members to the board of directors of the combined company at a rate proportional to the final equity split.

On October 28, 2022, Chardan sent the second round process letter and form of term sheet to Party D and invited it to submit a non-binding term sheet.

On November 1, 2022, Chardan, at the direction of VBL management, as authorized by the Transaction Committee, submitted a revised term sheet to Party E. Pursuant to the revised term sheet, the valuation of Party E was removed, subject to further discussion between the parties and clarifications regarding the size of the pre-closing financing, to ensure the combined company would be well capitalized and have at least 18-24 months of operating capital post-closing. In addition, VBL’s fully diluted share count would exclude out-of-the-money derivative securities, a $1.5 million VBL net cash collar, the lock up for VBL’s executive officers and directors was limited to 90 days and only applicable to the continuing executives and directors post-closing, and the exclusivity period was reduced to 45 days.

On November 4, 2022, Chardan, at the direction of VBL management, as authorized by the Transaction Committee, submitted a revised term sheet to Party C. The revisions to the term sheet included a minimum pre-closing private placement into Party C of $10 million to ensure sufficient operating capital post-closing, and an increase in VBL’s valuation to $33.5 million, assuming VBL’s net cash at closing would be $15 million. In addition, VBL’s fully diluted share count would exclude out-of-the-money derivative securities.

Also on November 4, 2022, Chardan, at the direction of VBL management, as authorized by the Transaction Committee, submitted a revised term sheet to Party F. The revisions to the term sheet included a valuation adjustment for Party F, a minimum pre-closing private financing into Party F of $35 million, and an increase in VBL’s valuation to $33.5 million, assuming $15 million VBL net cash at closing balance. In addition, VBL’s fully diluted share count would exclude out-of-the-money derivative securities.

Also on November 4, 2022, VBL received a written non-binding term sheet from Party D that reflected a post-closing ownership split of 15% for VBL and 85% for Party D equity holders, on a fully diluted basis for each of VBL and Party D. The post-closing ownership reflected relative valuations of $19 million and $127 million for VBL and Party D, respectively, and assumed VBL’s net cash at closing was $15 million. The term sheet proposed a share exchange with VBL holders receiving American Depositary Receipts in Party D, with Party D management being the executive management team post-closing and VBL having the right to designate one member of the board of directors of the combined company. In addition, the term sheet proposed that the continuing executive officers and directors of VBL and Party D, as well as the existing major investors of Party D, would enter into lock-up agreements for a period of 90 days following the closing of the proposed merger; the officers and directors of each of VBL and Party D, together with any major stockholders of Party D, would enter into support agreements to vote in favor of the proposed merger; the parties would enter into a binding 30-day exclusivity provision; the merger agreement would include customary deal protections such as no-shop provisions and fiduciary outs for each party; and the merger agreement would include as a condition to Party D’s obligation to consummate the proposed merger (1) that VBL’s net cash at closing be at least $15 million and (2) the approval of the transaction under applicable foreign stock exchange rules. VBL would not be required to change its corporate domicile prior to closing.

On November 5, 2022, Party F notified Chardan and VBL management that it was withdrawing from the Reverse Merger Process due to lack of investor support for the financing in connection with its proposed reverse merger.

On November 6, 2022, VBL received a written non-binding indication of interest from Aleph Farms for the acquisition of the VBL Facility and related assets. The proposal provided for an upfront cash payment of $5 million, with an additional $1 million time-based milestone payment late in 2023. The offer was subject to confirmatory due diligence, execution of a definitive agreement, and customary closing conditions.

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On November 7, 2022, VBL received a revised written non-binding term sheet from Party E. The revisions included reinsertion of the $300 million valuation for Party E plus the proceeds from the proposed pre-closing private placement into Party E, with such financing being dilutive to both parties. In addition, the revised term sheet included further additions and adjustments to the terms of the proposed transaction, including change to the formula for the calculation of VBL’s net cash, a requirement that VBL pay Party E a termination fee in certain circumstances, the expansion of the 180 lockup to include all current VBL executive and directors, and a requirement that VBL redomicile to another jurisdiction prior to closing.

On November 8, 2022, VBL received an initial non-binding indication of interest from Notable. Notable proposed a traditional reverse merger structure or alternative structure with a post-closing ownership split of 11% for VBL and 89% for Notable based on respective valuations of $30 million and $240 million, including a proposed $40 million pre-closing private placement in Notable and assuming VBL’s net cash balance at closing would be $15 million, which would be adjusted for VBL’s actual net cash at closing. Notable also proposed that Notable’s management would be the management team of the post-closing company, and VBL would designate members to the board of directors of the combined company proportional to its equity ownership. Notable also proposed to interview and potentially retain certain executive and non-executive employees of VBL.

On November 9 and 10, 2022, VBL hosted Party H at its headquarters in Modi’in, Israel for onsite due diligence related to the VBL Facility. In attendance at the meetings were VBL’s executive management and key employees, Horn, and certain senior executives and key employees from Party H and Party H’s advisors. The due diligence covered scientific, technical, corporate, and business topics on both the VBL Facility and the VB-601 program. During the course of the diligence meetings, VBL management, Party H, and their respective advisors directly negotiated the terms of a term sheet for the VBL Facility and VB-601 program, and agreed on a final version of the term sheet for presentation to the VBL board of directors.

On November 10, 2022, VBL management circulated the final version of the VBL Facility and VB-601 program term sheet from Party H to the VBL board of directors for approval. The term sheet provided for a total cash consideration of $21 million, $15 million for the VBL Facility and related assets, and $6 million for VBL’s VB-601 program. The term sheet also included a 60-day exclusivity period, with 15-day automatic extensions if the parties were negotiating in good faith, and was subject to confirmatory due diligence and certain closing conditions, including extension of the VBL Facility lease with the possibility of a purchase, entering into satisfactory employment agreements with certain VBL executives and other key employees, assignment of material agreements and intellectual property related to the acquired assets, and necessary approvals. The VBL board of directors unanimously approved the term sheet and authorized Mr. Backenroth to sign the term sheet, which was fully executed later that day.

On November 11, 2022, VBL management and Chardan met telephonically with Party E management and its financial advisor to discuss the financing requirements of Party E and clarify the latest revisions from the term sheet provided by Party E on November 7, 2022.

On November 12, 2022, VBL and Chardan received access to Notable’s virtual data room and began conducting due diligence on Notable.

On November 14, 2022, the VBL board of directors held a meeting, with representatives of VBL management, Chardan, and Horn present. At this meeting, Chardan presented, and the VBL board of directors reviewed the non-binding indication of interest of Notable, and term sheets from Party C, Party D, and Party E. After discussion, the VBL board of directors determined to continue to prioritize concurrent discussion regarding a potential reverse merger with these parties and continue to conduct further due diligence on these parties. The VBL board of directors directed VBL management to continue to resist efforts from Reverse Merger Process candidates to require VBL to redomicile prior to the closing of reverse a merger as this would add further complications and delays to the timing of a reverse merger closing, which would negatively affect the net cash and value of VBL. The VBL board of directors also determined that utilizing the alternative structure proposed would not be a viable option for VBL due to the inability of the VBL board of directors to authorize the required type of preferred shares without a lengthy shareholder approval process under Israeli law, which would remove any timing benefit of signing and closing simultaneously. At this meeting, the VBL board of directors also reviewed VBL’s third quarter financials and approved their inclusion in VBL’s Form 6-K.

On November 14, 2022, representatives of VBL management, Chardan, Notable, and JMP met telephonically for a due diligence discussion focused on Notable’s technology, science, corporate, and business prospects. Subsequent to this discussion, VBL provided Notable with access to the VBL data room.

Also on November 14, 2022, representatives of VBL management, Chardan, Party E, and Party E’s advisors met telephonically to discuss VBL’s position on the lock-up provision from the term sheet and certain diligence items.

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On November 15, 2022, representatives of VBL management, Horn, Chardan, Party E, and Party E’s advisors met telephonically to discuss the process to redomicile VBL as a non-Israeli entity and VBL’s position on redomiciling.

On November 16, 2022, Mr. Kozin and Mr. Backenroth met telephonically with Party E’s chairman and chief executive officer to discuss VBL’s projected budget through the anticipated closing date and net cash estimate, the structure and timing of the transaction including a potential redomiciling of VBL, and other provisions in Party E’s term sheet. Later that day, Mr. Backenroth sent Party E a revised term sheet which proposed deferring the redomiciling of VBL until after the merger closing, a pre-merger private placement into Party E of between $40 and $60 million from existing investors, an adjustment to Party E’s valuation to the valuation of the pre-merger private placement and corresponding adjustment to the equity split, no modification of Party E’s derivative securities prior to closing, limiting the 180 day-lockup to shareholders that would own more than 3% of the combined company on a proforma basis, limiting payment of a breakup fee to the circumstances where a party terminated the agreement and entered into a similar agreement with a third party within 12 months, and a new closing requirement for the combined company to have sufficient capital for 18 months post-closing.

On November 17, 2022, VBL received a written non-binding term sheet from Notable that proposed a traditional reverse merger structure, with a post-closing ownership split of 18.5% for VBL and 81.5% for Notable equity holders, including investors in a $20 million pre-closing private placement into Notable, on a fully diluted basis for each of VBL and Notable. The post-closing ownership reflected relative valuations of $50 million and $215 million (which was the sum of a $195 million pre-money valuation and a $20 million equity financing) and assumed VBL’s net cash at closing was $30 million. In addition, the term sheet proposed that the post-closing management and board of directors would be agreed upon by the parties, subject to the final transaction structure; continuing executive officers and directors of the combined company, as well as the existing major investors of Notable would enter into lock-up agreements for a period of 60 days following the closing of the proposed merger; officers and directors of each of VBL and Notable, together with major stockholders of Notable, would enter into support agreements to vote in favor of the proposed merger; the parties would enter into a binding 30-day exclusivity provision; the merger agreement would include customary deal protections such as no-shop provisions and a fiduciary out for both parties; and the merger agreement would include as a condition to Notable’s obligation to consummate the proposed merger that VBL’s net cash at closing be at least $25 million. The term sheet indicated that the parties agreed to further discuss whether VBL would be required to change its corporate domicile prior to closing.

Also on November 17, 2022, representatives of VBL management, Chardan, Party C, and Party C’s advisor met telephonically to discuss scientific and business diligence items and receive an update from VBL on the VBL Facility Process.

On November 18, 2022, representatives of VBL management, Goodwin, Horn, Chardan, Party D, and Party D’s advisors met telephonically to discuss potential transaction structures, the process to redomicile VBL as a non-Israeli entity, and VBL’s position on redomiciling.

On November 22, 2022, Mr. Kozin and Mr. Backenroth met telephonically with the chief executive officer of Party E, who communicated that the proposed merger was discussed with Party E’s board of directors and key investors and that Party E had decided to withdraw from the process due to lack of clarity on VBL’s net cash position prior to the closing of the VBL Facility sale and concerns regarding VBL’s Israeli corporate domicile.

On November 23, 2022, Chardan, at the direction of VBL management, as authorized by the Transaction Committee, submitted a revised term sheet to Notable. The revisions to the term sheet included an adjustment to the valuation of Notable to include the proceeds from the pre-merger financing thereby reducing dilution to VBL. The revisions also included an exclusion of VBL’s out of the money options and warrants from the fully diluted share count, VBL board representation commensurate with post-merger equity ownership, and not requiring VBL to redomicile prior to closing. Later that day, VBL received several due diligence requests from Notable to which VBL responded.

Also on November 23, 2022, Mr. Backenroth met telephonically with Party D’s chief business officer to discuss the competitive landscape for Party D’s lead compound, term sheet terms, and the potential transaction structure.

On November 24, 2022, Chardan, at the direction of VBL management, as authorized by the Transaction Committee, sent Party D a revised term sheet. The revisions to the term sheet noted that the transaction structure was subject to discussion, and included changes to the calculation of VBL’s net cash as of closing, subject to the definitive agreement, and a requirement that the dilution from the pre-merger financing be borne by Party D.

On November 28, 2022, VBL received a revised written term sheet from Notable. The revised term sheet included a $5 million increase in VBL’s valuation if VBL were to achieve a minimum of $30 million in net cash at closing.

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On November 28, 2022, the VBL board of directors held a meeting, with representatives of VBL management, and Chardan, present. VBL management presented an update on the Reverse Merger Process, including that Party E had withdrawn from the process. VBL management and Chardan presented results of its initial diligence and pros and cons for each of the lead reverse merger candidates, Notable and Party D, which were considered better candidates than Party C due to their business and financial prospects. The VBL board of directors determined to continue parallel negotiations with both Notable and Party D and directed VBL management and advisors to work towards signing a term sheet with exclusivity provisions in order to preserve cash and pursue a merger signing expeditiously.

On November 28, 2022, representatives of VBL management, Chardan, Notable, and JMP met telephonically for an additional detailed due diligence discussion focused on Notable’s predictive precision medicines platform technology, its financing needs and strategy, and its current management team.

Also on November 28, 2022, representatives of VBL management, Chardan, and Party D’s advisor met telephonically to discuss outstanding items in the term sheet from Party D and a path forward to execution.

On December 1, 2022, representatives of VBL management, Goodwin, Horn, Chardan, Party D, and Party D’s advisors met telephonically to discuss potential transaction structures.

On December 2, 2022, VBL received a revised written non-binding term sheet from Party D. The term sheet proposed a structure whereby VBL holders would receive American Depository Receipts in the post-closing company through a share exchange; the valuation of Party D would be determined by the 10-day volume weighted average price (“VWAP”) of Party D after the signing of the definitive agreement and 10-day VWAP prior to a closing of the merger; and a VBL’s shareholders would receive a fixed premium to VBL’s public valuation ranging from 25% for a net cash at closing of less than $20 million up to a 35% premium if VBL has more than $30 million in net cash at closing. In addition, the revised term sheet changed the definition of net cash to exclude any taxes incurred from moving VBL’s cash outside of Israel as well as certain prepaid expenses and other receivables settled in cash, proposed that VBL would equally share in the dilution from any pre-merger financing, and removed the net cash requirement for Party D.

On December 5, 2022, Chardan, at the direction of VBL management, as authorized by the Transaction Committee, notified Party D that their revisions in the December 2, 2022 term sheet were unacceptable and sent Party D a revised term sheet which reversed substantially all of the revisions from such term sheet.

Later on December 5, 2022, Mr. Backenroth met telephonically with the chief business officer of Party D to discuss the term sheet and explain VBL’s objections to the revisions from Party D’s December 2, 2022 term sheet, which had been rejected by VBL.

On December 6, 2022, the Transaction Committee held a meeting, with representatives of VBL management, and Chardan present. At this meeting, Chardan and VBL management presented and reviewed results of initial diligence and pros and cons for each of the remaining candidates, Notable, Party C, and Party D. The Transaction Committee determined to continue parallel negotiations with Notable and Party D and work towards signing a term sheet with exclusivity provisions. In addition, at this meeting, Transaction Committee decided that Mr. Kozin should reach out to Party E to determine if they would be willing to re-engage regarding a reverse merger as VBL management believed it had further clarity on VBL’s projected net cash at closing following the entry into an exclusive term sheet with Party H for the sale of the VBL Facility and a path to redomicile VBL with minimal delay, which were the two reasons Party E had originally withdrawn from the Reverse Merger Process. The Transaction Committee also directed VBL management to notify Party C that it would no longer be pursuing a reverse merger with Party C as the Transaction committee determined Notable and Party D provided better opportunities than Party C due to Party C’s lack of public company preparedness and a lack of clarity on a near term clinical readout.

On December 6, 2022, Chardan, at the direction of VBL management, as authorized by the Transaction Committee, notified Party C that VBL would not be moving forward with Party C as a reverse merger candidate.

On December 6, 2022, Mr. Kozin contacted the chief executive officer of Party E to discuss re-engaging in the Reverse Merger Process, and on December 7, 2022, Mr. Kozin and Mr. Backenroth met telephonically with Party E’s chief executive officer and proposed solutions to the two issues resulting in Party E’s withdrawal from the Reverse Merger Process, net cash at closing and corporate domicile. Party E’s chief executive officer communicated that he would approach his investors and board of directors to see if they would be interested in re-engaging.

Between December 6, 2022 and December 9, 2022, Mr. Backenroth responded to diligence questions from Party E’s chief executive officer and advisors.

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On December 7, 2022, representatives of VBL management, Chardan, Notable, and JMP met telephonically for a further due diligence discussion focused on Notable’s predictive precision medicines platform technology and proposed pre-merger financing.

On December 8, 2022, representatives of VBL management, Chardan, Notable, and JMP met telephonically to discuss the current version of the term sheet and the potential path forward to finalizing the term sheet and negotiating a definitive merger agreement.

On December 9, 2022, VBL received a revised written non-binding term sheet from Party D that proposed a revised valuation for Party D based on a 5-day volume-weighted average price prior to the announcement of the merger (“Initial VWAP”) that would be subject to adjustment if the 5-day VWAP two days prior to closing was 25% or more above the Initial VWAP. In addition, the revised term sheet re-proposed the reduction of VBL’s net cash for any taxes due in order to move VBL’s cash outside Israel and that dilution from any pre-merger financing would be shared equally. Later that day, Chardan, at the direction of VBL management and the Transaction Committee, notified Party D that these revised terms were unacceptable, as the Transaction Committee did not view a re-pricing of the deal and taking on the market risk as advisable for VBL’s shareholders.

On December 10, 2022, VBL received a further revised written non-binding term sheet from Notable. The revisions to the term sheet included an additional clause to increase VBL’s closing net cash by $33,333 per day to the extent Notable was proximately responsible for a delay in filing this proxy statement/prospectus/information statement beyond February 20, 2022 and the revisions also clarified that the equity split of 20% to VBL and 80% to Notable was based on Notable’s valuation of $195 million, VBL’s net cash of $30 million, and a concurrent financing in Notable of $20 million, all of which were subject to adjustment for the actual amounts and terms of such parameters.

Also, on December 10, 2022, Party E’s advisor contacted Mr. Backenroth and discussed the minimum amount of pre-merger financing VBL would be comfortable with in order to proceed with the transaction. Mr. Backenroth agreed to raise this with members of the Transaction Committee.

On December 11, 2022, representatives of VBL management, Chardan, Notable, and JMP met telephonically to discuss the current version of the term sheet and the potential path forward to finalizing the term sheet and negotiating a definitive merger agreement.

Later that day, Chardan, at the direction of VBL management, as authorized by the Transaction Committee, sent Notable a revised term sheet. The revisions to the term sheet included moving up the date of the per diem increase to VBL’s closing net cash due to a Notable delay to February 10, 2023.

Also on December 11, 2022, Mr. Kozin and Mr. Backenroth met telephonically with Party E’s chief executive officer. The parties mutually agreed to discontinue discussions regarding a potential reverse merger due to concerns regarding the proposed pre-merger financing and lack of support from Party E’s board of directors.

On December 12, 2022, the VBL board of directors held a meeting, with representatives of VBL management, and Chardan, present. VBL management and Chardan presented results of its continued diligence and pros and cons for each of the remaining lead candidates, Notable and Party D. The VBL board of directors and VBL management discussed the merits of each lead candidate, the potential for enhancing value for shareholders, risks to execution and closing a transaction with each party, along with a timeline and net cash projection to closing. The VBL board of directors authorized Prof. Harats and Mr. Backenroth to execute the Notable term sheet in substantially the form provided to the VBL board of directors prior to the meeting, subject to the satisfactory outcome of VBL management’s onsite diligence meeting taking place the following day. Notable was chosen over Party D due to the VBL board of directors’ view that Notable had better business prospects, Party D’s lack of financial support as part of the merger transaction, and that a transaction with Notable offered a larger transaction value and involved less complications regarding transaction structure and closing certainty.

On December 13, 2022, Mr. Backenroth and Chardan met with Notable’s Chief Executive Officer, Thomas Bock, Notable’s Chief Scientific Officer, Joseph Wagner, key employees of Notable, JMP, and Notable’s accounting advisors at the Notable office in Foster City, California. During the course of the day, VBL received a hands-on demonstration of Notable’s predictive precision medicine platform technology and participated in discussions regarding Notable’s technology, development programs, accounting, finance, legal, communications, and merger execution plan.

On December 14, 2022, Mr. Kozin and Mr. Backenroth along with representatives of Chardan, met telephonically with James Kim, an investor of Notable and a member of Notable’s board of directors. Mr. Kim relayed his positive assessment of Notable and its prospects. A discussion ensued regarding the pre-merger financing which Mr. Kim felt would be achieved and was willing to invest from his fund, Builders VC, to support a proposed reverse merger.

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Later that day, VBL sent a revised term sheet to Notable clarifying that VBL would not be required to redomicile to a non-Israeli jurisdiction prior to closing. An execution copy was also sent to Notable.

On December 15, 2022, VBL, as authorized by the VBL board of directors, and Notable executed the term sheet, and Chardan notified Party D that VBL would no longer be pursuing a reverse merger with Party D, as they lacked the required financial support, and proposed a structure that was likely to cause delays to the closing of the transaction, which would result in less net cash for VBL and therefore less value for VBL.

On December 19, 2022, VBL management, Chardan, Goodwin, and Horn, met telephonically with Notable management, Notable’s outside U.S. counsel, Wiggin and Dana LLP (“Wiggin”), and JMP. The parties discussed the responsibilities of each party through the closing of the Merger and agreed on an execution plan. Subsequently, VBL sent Notable a due diligence request list.

On December 20, 2022, VBL sent the draft merger agreement to Notable.

On December 21, 2022, Party H notified VBL that Party H did not intend to pursue the proposed $6 million all cash transaction for VBL’s VB-601 program and was releasing VBL from the exclusivity provision of the November 10th term sheet with regard to this asset. VBL management subsequently resumed outreach to potential counterparties for a transaction involving VBL’s VB-601 program.

On December 22, 2022, Mr. Backenroth met telephonically with Dr. Bock to discuss the merger and progress towards a definitive agreement. During the course of the discussion, Mr. Backenroth notified Dr. Bock of Party H’s decision not to pursue the $6 million all cash transaction for VBL’s VB-601 program and that it would have a negative impact on VBL’s expected net cash at closing.

On December 23, 2022, Goodwin received access to Notable’s virtual data room and began conducting due diligence on Notable.

On December 28, 2022, Prof. Harats and Mr. Backenroth met with Dr. Bock, Dr. Wagner, and key employees of Notable at Notable’s office in Foster City, California. During the course of the day, VBL received a hands-on demonstration of Notable’s predictive precision medicine platform and had discussions regarding Notable’s technology, development programs, accounting, financing, budgeting, finance, legal, communications, and the merger execution plan.

Also on December 28, 2022, Wiggin provided a revised draft of the merger agreement to Goodwin.

From December 28, 2022 through February 22, 2023, representatives of Goodwin and Horn, with input from the VBL board of directors, the Transaction Committee and VBL management, and Notable’s representatives, Wiggin and Meitar Law Offices, Notable’s outside Israeli counsel, exchanged drafts and participated in discussions regarding the terms of the merger agreement and related documents. The items negotiated with respect to the merger agreement and related documents included, among other things: the representations and warranties to be made by the parties; the restrictions on the conduct of the parties’ businesses until completion of the transaction; the definitions of material adverse effect; the conditions to completion of the merger; the determination of VBL’s net cash balance at closing; the manner by which VBL would issue shares of VBL ordinary shares to Notable’s equityholders as consideration for the merger; the terms of the concurrent financing and the aggregate amount of the concurrent financing proceeds; the provisions regarding VBL’s employee benefit plans, severance and other compensation matters; the size of the proposed new option plan for the post-closing company; the composition of the board of directors and executive management team of the post-closing company; the remedies available to each party under the merger agreement, including the triggers of the termination fee and expense reimbursement payable to each of the parties; the amounts of the termination fees and expense reimbursements; and which equityholders of each of the parties would be required to execute support agreements and lock-up agreements concurrent with the execution of the merger agreement.

Between December 30, 2022, and February 16, 2023, VBL and Notable conducted confirmatory due diligence on the other party.

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On January 5, 2023, Mr. Backenroth met telephonically with Dr. Bock, to discuss the merger, pre-merger financing, Notable’s audit, due diligence matters, and progress towards a definitive agreement.

On January 9, 2023, the VBL board of directors held a meeting, with representatives of VBL management, and Chardan, present. VBL management presented an update on the operational plans of VBL during the pre-signing and pre-merger period. The VBL board of directors approved a further reduction in force to preserve additional capital. VBL management reported on the recent discussions with Notable and the parties’ due diligence efforts. VBL management discussed VBL’s cash burn and cash position. VBL management also discussed an analysis of a potential liquidation of VBL prepared by VBL, including the potential timeline for liquidation and an estimate, subject to various assumptions, of the amount that would be distributable to VBL shareholders in this scenario (which is summarized below under the section titled “The Merger—Unaudited VBL Management Prospective Financial Information” beginning on page 118 of this proxy statement/prospectus/information statement, and referred to as the “VBL liquidation analysis”). In the context of reviewing the VBL liquidation analysis, the VBL board of directors discussed the risks, challenges, and strategic opportunities facing VBL. The VBL board of directors asked questions of VBL management regarding various matters relating to the VBL liquidation analysis, including the assumptions on which the VBL liquidation analysis was based.

On January 12, 2023, the VBL board of directors approved the extension of the exclusivity period under the term sheet with Notable such that the expiration of the exclusivity period was extended so that it would expire on January 29, 2023 rather than January 14, 2023, and directed VBL management to execute the amendment to the term sheet effecting the extension.

On January 17, 2023, Party H notified VBL that they did not intend to pursue the proposed $15 million all cash transaction for the VBL Facility and related assets. VBL management resumed outreach to Aleph Farms and other potential parties regarding the VBL Facility Process.

Later that day, Mr. Backenroth met telephonically with Dr. Bock and notified him of Party H’s decision regarding the VBL Facility Process and that it would impact the projected final net cash at closing of VBL.

On January 18, 2023, the VBL board of directors held a meeting with representatives of VBL management present. VBL management presented an update on the VBL Facility Process and the negotiations with Notable, and the VBL board of directors discussed the potential timeline for liquidation.

On January 23, 2023, the VBL board of directors held a meeting, with representatives of VBL management present. VBL management presented an update on the VBL Facility Process and the VBL board of directors directed VBL management to continue the negotiations with Aleph Farms.

Also on January 23, 2023, Mr. Kozin met telephonically with Mr. Kim to discuss Notable’s progress on the pre-merger financing and path to signing and closing a merger.

On February 1, 2023, the VBL board of directors approved the VBL liquidation analysis for use by Chardan in conducting its financial analyses of VBL and the Merger.

On February 2, 2023, VBL management and Chardan met telephonically with JMP. JMP communicated that a $10 million Notable pre-merger financing was coming together at a $100 million pre-money valuation and the terms would include common shares plus derivative securities. JMP proposed a modification to the terms of the merger agreement whereby VBL’s valuation would be reduced to $30 million, assuming $15 million in VBL’s net cash at closing, and also reduced Notable’s valuation to $140 million, inclusive of the $10 million pre-merger financing. This would result in a revised split of 17.6% to VBL and 82.4% to Notable, inclusive of the pre-merger investors.

Between February 2, 2023, and February 5, 2023, VBL management, members of the Transaction Committee, and Chardan discussed the revised valuation and post-merger equity split. The parties concluded that the revisions to the material terms of the proposed transaction communicated by JMP on February 2, 2023, were unacceptable as they valued VBL’s enterprise and net cash at less than market value.

On February 5, 2023, Chardan, at the direction of the Transaction Committee and VBL management, rejected Notable’s revised offer from February 2, 2023, and communicated a counter-offer to JMP. VBL proposed an equity split of 33% to VBL and 67% to Notable, including the pre-merger investors. This increase was a result of VBL increasing VBL’s valuation, and reducing the Notable valuation from the pre-merger financing to account for the derivative security included in the transaction.

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On February 6, 2023, the VBL board of directors held a meeting with representatives of VBL management and Chardan present. VBL management presented an update on the VBL Facility Process and the negotiations with Notable.

On February 7, 2023, Mr. Kozin met telephonically with Mr. Kim to discuss the Notable pre-merger financing and the revisions to the terms proposed by Notable, and VBL’s counter-offer. During the discussion, it was agreed that VBL’s valuation would be $35 million, assuming VBL’s net cash of $15 million, and Notable’s would be $110 million, inclusive of the $10 million pre-merger financing, and assuming that the derivative security would be removed from the pre-merger financing. These modifications would result in an equity split of 24% to VBL and 76% to Notable, inclusive of the pre-merger financing. The terms would be subject to adjustment for any changes to VBL’s net cash, and the terms and proceeds of the Notable pre-merger financing.

Between February 9, 2023, and February 22, 2023, VBL and Notable and their respective advisors had regular update calls whereby the parties continued to work through open due diligence requests, exchanged drafts of each party’s disclosure schedules and drafts of the merger agreement and engaged in related discussions to finalize the transaction documents.

On February 9, 2023, Mr. Kozin, VBL management, Chardan, and Horn, met telephonically with Notable management, Wiggin, and JMP to discuss the draft merger agreement and ancillary documents, outstanding due diligence items, and the responsibilities of each party to execute a definitive agreement.

On February 15, 2023, VBL entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Aleph Farms providing for the sale of the VBL Facility for $7.1 million in cash, which sale was expected to close on or about March 9, 2023.

On February 22, 2023, the VBL board of directors held a meeting to discuss the terms of the proposed transaction with Notable. Members of VBL management and representatives of Chardan, Goodwin and Horn were present. VBL management discussed the findings of its confirmatory due diligence of Notable. Representatives of Goodwin and Horn reviewed the fiduciary duties of the VBL board of directors with respect to the proposed merger with Notable. Representatives of Goodwin provided an overview of the negotiation process to date with Notable’s representatives, as well as a presentation regarding the material terms of the draft merger agreement, the draft forms of support agreement and draft form of lock-up agreement. Representatives of Chardan and Goodwin discussed with the VBL board of directors that the exchange ratio in the merger agreement which at that time provided for a 76% and 24% ownership split for the Notable and VBL equityholders in the post-closing company, was based on an assumed $35 million valuation of VBL and an assumed $110 million valuation for Notable. Representatives of Chardan reviewed certain financial matters concerning VBL and Notable and the proposed merger and rendered the oral opinion of Chardan, which was subsequently confirmed by the delivery of a written opinion dated February 22, 2023, to the VBL board of directors to the effect that as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio (as defined in the Merger Agreement) was fair, from a financial point of view, to VBL (as more fully described in the section entitled “The Merger—Opinion of VBL’s Financial Advisor” beginning on page 119 of this proxy statement/prospectus/information statement). After further discussing the advantages and risks of the proposed transaction that are described in the section titled “The Merger—VBL Reasons for the Merger” beginning on page 114, and based on the discussions and deliberations at the meetings of the VBL board of directors and Transaction Committee meetings and after receiving the Transaction Committee’s favorable recommendation of the Merger, the VBL board of directors unanimously (i) determined that the transactions contemplated by the Merger Agreement were fair to, advisable and in the best interests of VBL and its shareholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of VBL ordinary shares to the stockholders of Notable pursuant to the terms of the Merger Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that the shareholders of VBL vote to approve the VBL Shareholder Matters and the transactions contemplated by the Merger Agreement.

Later, on February 22, 2023, the parties finalized and executed the Merger Agreement, the VBL Support Agreements, the Notable Support Agreements, and the Notable Lock-Up Agreements.

On the morning of February 23, 2023, prior to the opening of trading on the Nasdaq market, VBL and Notable issued a joint press release announcing entry into the Merger Agreement.

Following the announcement of entry into the Merger Agreement, VBL management continued to solicit interest from parties that might be interested in acquiring the remaining VBL Legacy Assets in accordance with the terms of the Merger Agreement, including continuing to pursue the VB-601 Process.

On March 9, 2023, VBL completed the sale of the VBL Facility.

On June 20, 2023, Wellbeing submitted an initial non-binding term sheet to Mr. Kozin, chairman of the VBL board of directors, to purchase, or have one of its assignees purchase, the VB-601 Asset for total consideration of up to $10 million (“VB-601 Initial Offer”). The VB-601 Initial Offer consisted of a $250,000 upfront payment and up to $9.75 million in clinical and commercial milestones. Wellbeing intends to form a new company and recruit Prof. Harats, Dr. Feige, and Mr. Backenroth as investors and partners to manage the company and develop VB-601 due to their historical knowledge of the program. The Interested Parties recused themselves from discussions and negotiations between VBL and Wellbeing regarding the VB-601 Offer. The VB-601 Initial Offer included a 90-day exclusivity period and other reasonable and customary closing conditions for a transaction of this type and nature. In addition, the VB-601 Asset Sale would qualify as a related party transaction requiring audit committee approval and the approval of the VBL board of directors. Between June 20 and June 28, 2023, Mr. Kozin negotiated the terms of the VB-601 Initial Offer with Wellbeing, and on June 28, 2023, Wellbeing submitted a revised term sheet replacing a commercial milestone with uncapped consideration via a royalty on net sales and agreeing to assume certain VB-601 direct program specific liabilities to be listed in the definitive agreement. The revised VB-601 offer consists of a $250,000 upfront payment to be paid upon closing, up to a total of $4.75 million in clinical and commercial milestones, and a low to mid single digit percentage tiered royalty on net sales above $50 million (“VB-601 Offer”). The VBL audit committee and board of directors, excluding the Interested Parties, evaluated the VB-601 Offer, and the merits of the proposed VB-601 Sale. As there were no other alternate offers to monetize the VB-601 Asset and given the uncertain prospects on an alternate transaction that could be executed prior to the closing of the Merger, at which time, per the Merger Agreement, the VB-601 Asset would remain in the combined company for no additional consideration to VBL or its shareholders, the audit committee and board of directors determined that it was in the best interest of VBL shareholders to enter into the non-binding term sheet. VBL’s board of directors also resolved that the closing of the VB-601 Asset sale would be subject to the separate approval of the VBL shareholders at the Special Meeting (as more fully described in the section entitled “Matters being Submitted to a Vote of VBL Shareholders – VBL Proposal No. 10: Approval of the VB-601 Asset Sale, beginning on page 163 of this proxy statement/prospectus/information statement. The VB-601 Asset Sale is not a condition to the closing of the Merger and the Merger will be consummated without the sale of the VB-601 asset in the event VBL shareholders do not vote in favor of the sale. Subsequent to the VBL audit committee and board of directors approving the VB-601 Offer, on June 30, 2023, VBL executed the non-binding term sheet with Wellbeing.

There can be no assurance VBL will be able to close the VB-601 Asset Sale or otherwise monetize this program prior to the consummation of the Merger after which time VBL shareholders would receive no value for the program except to the extent such value was reflected in the share price of the combined organization’s shares.

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VBL Reasons for the Merger

In the course of its evaluation of the Merger, the Merger Agreement and related agreements, the VBL board of directors held numerous meetings, consulted with VBL management, its legal counsel and its financial advisors and reviewed a significant amount of information and, in reaching its decision to approve the Merger and the Merger Agreement, the VBL board of directors considered a number of factors, including, among others, the following factors:

●	VBL’s business, financial performance (both past and prospective) and its financial condition, results of operation (both past and prospective), business and strategic objectives (including the results of the ofra-vec OVAL trial), as well as the risks of accomplishing those objectives;

●	VBL’s business and financial prospects if it were to remain an independent company;

●	the possible alternatives to the Merger, the range of possible benefits and risks to the VBL shareholders of those alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives and the VBL board of directors’ assessment that the merger presented a superior opportunity to such alternatives for VBL shareholders, including a liquidation of VBL and the distribution of any available cash to shareholders;

●	the VBL board of directors’ view of the valuation of the potential candidates, in particular, the VBL board of directors’ view that Notable was the most attractive and promising candidate and the VBL board of directors’ belief that the Merger would create more value for VBL’s shareholders than any of the other proposals that the VBL board of directors had received or that VBL could create as a standalone company;

●	the ability of VBL’s shareholders to participate in the future potential growth of the combined organization following the Merger, and any future sale of VBL’s current business and technologies;

●	financial market conditions at the time of the signing of the Merger Agreement, including market prices, volatility and trading information with respect to VBL Ordinary Shares;

●	the financial analysis presented by Chardan to the VBL board of directors on February 22, 2023 and Chardan’s opinion, dated February 22, 2023, to the VBL board of directors that, as of February 22, 2023 and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio (as defined in the Merger Agreement) was fair, from a financial point of view, to VBL (as more fully described in the section titled “—Opinion of VBL’s Financial Advisor”);

●	the likelihood that the Merger would be consummated;

●	the strength of the balance sheet of the combined organization, which includes VBL’s anticipated net cash at closing, plus the gross proceeds from the Notable Pre-Closing Financing of approximately $10 million;

●	the terms of the Merger Agreement and the related agreements, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination rights of the parties;

●	the process undertaken by the VBL board of directors in connection with pursuing a strategic transaction through the Reverse Merger Process, the VB-601 Process and the VBL Facility Process and the terms and conditions of the proposed Merger, in each case considering the current market dynamics;

●	the risks and delays associated with, and uncertain value and costs to VBL shareholders of, liquidating VBL, including, without limitation, the uncertainties of continuing cash burn while contingent liabilities are resolved and uncertainty of timing of release of cash until contingent liabilities are resolved; and

●	VBL’s potential inability to maintain its listing on Nasdaq without completing the Merger.

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In the course of its deliberations, the VBL board of directors also considered, among other things, the following negative factors:

●	the possibility that the Merger will not be consummated and the potential negative effect of the public announcement of the Merger on VBL’s business and share price;

●	the possibility that the remaining VBL Legacy Assets may not be monetized and the consequential potential that VBL’s shareholders will not receive any consideration related to transactions monetizing the remaining VBL Legacy Assets;

●	the possibility that Notable will not be able to complete the Notable Pre-Closing Financing;

●	the possibility that VBL will be delisted from Nasdaq prior to Closing, and its effect on VBL’s compliance with the terms of the Merger Agreement, given that the approval of the listing of the VBL Ordinary Shares on Nasdaq to be issued in the Merger is a condition to the Closing of the Merger;

●	the fact that certain provisions of the Merger Agreement that could have the effect of discouraging proposals for competing proposals involving VBL, including the restrictions on VBL’s ability to solicit proposals for competing transactions involving VBL and that under certain circumstances VBL may be required to pay to Notable a termination fee of $2,500,000 and/or an expense reimbursement of up to $500,000;

●	the strategic direction of the combined organization following the completion of the Merger, which will be determined by a board of directors initially comprised of a majority of designees of Notable;

●	the substantial fees and expenses associated with completing the Merger, including the costs associated with any related litigation;

●	the risk that the Merger may not be completed despite the parties’ efforts or that the closing may be unduly delayed and the effects on VBL as a standalone company because of such failure or delay, and that a more limited range of alternative strategic transactions may be available to VBL in such an event and its likely inability to raise additional capital through the public or private sale of equity securities;

●	the risk that VBL’s shareholders will not approve the Merger and any proposals required for the consummation of the Merger;

●	the fact that under certain circumstances, VBL will not be entitled to receive a termination fee from Notable even in the event that the Closing shall not take place as a result of circumstances which are not under VBL’s control; and

●	the dilution to the shareholders of VBL and Notable upon the consummation of the Merger.

Although this discussion of the information and factors considered by the VBL board of directors is believed to include the material factors considered by the VBL board of directors, it is not intended to be exhaustive. In light of the variety of factors considered in connection with their evaluation of the Merger and the complexity of these matters, the VBL board of directors did not find it practicable to and did not quantify or attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination that the Merger and the Merger Agreement are advisable and in best interests of VBL and VBL shareholders. In addition, the VBL board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the VBL board of directors, but rather the VBL board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of VBL management, Goodwin and Chardan.

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Notable Reasons for the Merger

The following discussion sets forth material factors considered by the Notable board of directors in reaching its determination to approve the terms and authorize the execution of the Merger Agreement for the purpose of implementing the Merger; however, it may not include all of the factors considered by the Notable board of directors. In light of the number and wide variety of factors considered in connection with its evaluation of the Merger Agreement, the Notable board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Notable board of directors viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

In the course of reaching its decision to approve the terms and authorize the execution of the Merger Agreement for the purpose of implementing the Merger, the Notable board of directors consulted with Notable’s senior management and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

●	historical and current information concerning Notable’s business, including its financial performance and condition, operations, management and competitive position;

●	current industry and economic conditions and Notable’s prospects if it were to remain an independent company, including its need to obtain additional financing and the terms on which it would be able to obtain such financing, if at all;

●	the cash resources of the combined organization expected to be available at the closing of the Merger and the anticipated burn rate of the combined organization;

●	the potential for increased access to sources of capital and a broader range of investors to support the development of Notable’s PPMP and product candidates than it could otherwise obtain if it continued to operate as a privately held company;

●	the potential to provide its current shareholders with greater liquidity by owning stock in a public company;

●	the expectation that the Merger would be a more time- and cost-effective means to access capital than other options considered;

●	the expectation that substantially all of Notable’s employees, particularly its management, will serve in similar roles at the combined organization;

●	the terms and conditions of the Merger Agreement, including, without limitation, the following:

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●	the expected relative percentage ownership of VBL securityholders and Notable securityholders in the combined organization initially at the closing of the Merger and the implied valuation of Notable based on VBL’s cash contribution to the combined organization;

●	the parties’ representations, warranties and covenants and the conditions to their respective obligations;

●	the limited number and nature of the conditions of the obligation of VBL to consummate the Merger;

●	the conclusion of the Notable board of directors that the potential termination fee of $2.5 million payable by VBL to Notable and the circumstances when such fee may be payable, were reasonable; and

●	the likelihood that the Merger will be consummated on a timely basis.

Notable’s board of directors also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

●	the risk that the potential benefits of the Merger Agreement may not be realized;

●	the risk that future sales of common stock by existing VBL shareholders may cause the price of VBL Ordinary Shares to fall, thus reducing the value of the consideration received by Notable stockholders in the Merger;

●	the price volatility of VBL’s ordinary shares, which may reduce the value of VBL Ordinary Shares that Notable stockholders will receive upon the closing of the Merger;

●	the risk that the Notable Pre-Closing Financing is not completed;

●	the possibility that VBL could under certain circumstances consider unsolicited acquisition proposals if superior to the Merger;

●	the possibility that the Merger might not be completed for a variety of reasons, such as the failure of VBL to obtain the required shareholder vote, and the potential adverse effect on the reputation of Notable and the ability of Notable to obtain financing in the future in the event the Merger is not completed;

●	the potential effect of the Merger Agreement, including restrictions on Notable’s ability to solicit alternative transactions, in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Notable’s stockholders;

●	the risk that the Merger might not be consummated in a timely manner or at all;

●	the expenses to be incurred in connection with the Merger and related administrative challenges associated with combining the organizations;

●	the additional expenses that Notable’s business will be subject to as a public company following the closing of the Merger to which it has not previously been subject; and

●	various other risks associated with the combined organization and the Merger, including the risks described in the section entitled “Risk Factors” beginning on page 10.

The Notable board of directors weighed the benefits, advantages and opportunities of a potential transaction against the uncertainties and risks described above, as well as the possible diversion of management attention for an extended period of time. After taking into account these and other factors, the Notable board of directors approved the terms and authorized execution of the Merger Agreement for the purpose of implementing the Merger.

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Certain Unaudited Prospective Financial Information

As a matter of course, VBL does not publicly disclose long-term projections of future financial results due to the inherent unpredictability and subjectivity of underlying assumptions and estimates. However, in connection with its evaluation of the Merger, the VBL board of directors considered certain unaudited, non-public financial projections regarding the potential liquidation value of VBL. At the direction of the VBL board of directors, VBL management considered the difference in value between the Merger value of VBL versus a potential liquidation value of VBL. With regards to a liquidation value, VBL management considered an appropriate measure of the implied equity value of VBL Ordinary Shares to be the amount of cash available for distribution to VBL shareholders in an orderly liquidation of VBL. VBL management’s analysis (the “VBL liquidation analysis”) assumed a liquidation date of March 31, 2023 and that all wind-down costs would be paid in full, all remaining licenses would be terminated, certain essential employees would be retained to facilitate wind-down until the liquidation date, all employee-related costs would be paid in full, a D&O tail policy would be bound to cover potential future claims for seven years, and, that no funds would be retained in reserve for unknown or contingent liabilities. VBL management utilized VBL’s projected operating loss, which did not factor in the expected advisor fees relating to the transactions contemplated by the Merger Agreement, and VBL’s liabilities to be settled in cash, and calculated $16.3 million in net cash expected at closing. With regards to the Merger value of VBL, VBL management utilized the value ascribed to VBL in the transaction with Notable of $35 million, calculated as $15 million in net cash expected at closing plus a $20 million premium and compared it to a liquidation value estimated by VBL management of $16.3 million, assuming an orderly liquidation occurring on March 31, 2023. The difference between the merger value of VBL of $35 million and the liquidation value of VBL of $16.3 million represented an $18.7 million difference.

The VBL liquidation analysis was provided to the VBL board of directors. With the consent of the VBL board of directors, VBL management provided the liquidation analysis to its financial advisor, Chardan, to assist with its financial analyses as described in the section titled “The Merger—Opinion of Chardan Capital Markets LLC”. Notable did not review, or have any input on, the VBL liquidation analysis. A summary of the VBL liquidation analysis is set forth below.

The inclusion of the VBL liquidation analysis should not be deemed an admission or representation by VBL, Chardan, or any of their respective officers, directors, affiliates, advisors, or other representatives with respect to such analysis. The VBL liquidation analysis is not included to influence your views on the Merger but solely to provide stockholders access to certain non-public information prepared by VBL management that was provided to the VBL board of directors in connection with its evaluation of the Merger and to Chardan to assist with its financial analyses as described in the section titled “The Merger—Opinion of Chardan Capital Markets LLC”. The information from the VBL liquidation analysis should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding VBL and Notable included elsewhere in this proxy statement/prospectus/information statement.

The unaudited prospective financial information included in this document has been prepared by, and is the responsibility of, VBL management. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. Kesselman & Kesselman, VBL’s auditor, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, Kesselman & Kesselman does not express an opinion or any other form of assurance with respect thereto. The Kesselman & Kesselman report included in this proxy statement/prospectus/information statement relates to VBL’s previously issued consolidated financial statements, and the Deloitte report included in this proxy statement/prospectus/information statement relates to Notable’s issued financial statements. The reports of Kesselman & Kesselman and Deloitte do not extend to the unaudited prospective financial information contained in the VBL liquidation analysis and should not be read to do so.

The VBL liquidation analysis was prepared solely for internal use and in connection with Chardan’s financial analyses as described in the section titled “The Merger—Opinion of Chardan Capital Markets LLC” and is subjective in many respects. As a result, the VBL liquidation analysis is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although VBL believes its assumptions to be reasonable, all financial projections are inherently uncertain, and VBL expects that differences will exist between actual and projected results. Although presented with numerical specificity, the VBL liquidation analysis reflect numerous variables, estimates, and assumptions made by VBL management at the time it was prepared, and also reflect general business, economic, market, and financial conditions and other matters, all of which are difficult to predict and many of which are beyond VBL’s control. In addition, the VBL liquidation analysis was based on VBL’s cash balance at September 30, 2022, the latest period filed with the SEC at the time the VBL board of directors approved the liquidation analysis, and covers multiple quarters, including VBL’s projected cash balance at December 31, 2022, and this information by its nature becomes subject to greater uncertainty with each successive period and audit. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the VBL liquidation analysis will prove accurate or that any of the projections reflected in the VBL liquidation analysis will be realized.

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The VBL liquidation analysis includes certain assumptions relating to, among other things, the amount of proceeds received from the sale of VBL’s Modi’in, Israel manufacturing facility along with certain tangible assets and equipment located therein based on the highest written offer received at the time the VBL board of directors approved the VBL liquidation analysis for Chardan’s use, the expected timing for receiving the final close out payment for the EU Grant from the European Innovation Commission (“EIC”), and the anticipated cost of the tail policy for the Company’s insurance policies.

The VBL liquidation analysis is subject to many risks and uncertainties, and you are urged to review the section titled “Risk Factors” beginning on page 10 of this proxy statement/prospectus/information statement for a description of risk factors relating to the Merger and VBL’s business. You should also read the section titled “Cautionary Information Regarding Forward-Looking Statements” beginning on page 95 of this proxy statement/prospectus/information statement for additional information regarding the risks inherent in forward-looking information such as the VBL liquidation analysis.

The inclusion of the VBL liquidation analysis herein should not be regarded as an indication that VBL, Chardan, or any of their respective affiliates or representatives considered or consider the VBL liquidation analysis to be necessarily indicative of actual future events, and the VBL liquidation analysis should not be relied upon as such. The VBL liquidation analysis does not take into account any circumstances or events occurring after the date it was prepared. VBL does not intend to, and disclaims any obligation to, update, correct, or otherwise revise the VBL liquidation analysis to reflect circumstances existing or arising after the date the VBL liquidation analysis was prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions or other information underlying the VBL liquidation analysis are shown to be in error. Furthermore, the VBL liquidation analysis does not take into account the effect of the Merger or any failure of the Merger to be consummated and should not be viewed as accurate or continuing in that context. The statements set forth in this and the foregoing seven paragraphs are referred to as “financial projection statements”.

In light of the foregoing financial projection statements and the uncertainties inherent in all financial projections, shareholders are cautioned not to place undue reliance, if any, on the VBL liquidation analysis.

VBL Liquidation Analysis

The following table, which is subject to the financial projection statements above, presents a selected summary of the VBL liquidation analysis that was made available to the VBL board of directors and Chardan, and approved for Chardan’s use by the VBL board of directors. Chardan was provided with the full VBL liquidation analysis, including the values for each of the periods presented. For its opinion issued on February 22, 2023, Chardan utilized the values for the period presented with the projected beginning cash value at December 31, 2022 in its analysis.

	Quarter Ending(1)
	December 31, 2022	March 31, 2023
Beginning Cash (2)	$27,738	$19,373

Operating Loss	$(4,915)	$(7,075)
Liabilities settled in cash	$(3,450)	$(3,450)
EU Grant	—	$1,350
Potential Sale of VB-601	—	—
Potential Sale of Modi’in, Israel Manufacturing Facility and Related Assets	—	$6,000
Refundable VAT and other current assets	—	$75

Cash at End of Period	$19,373	$16,273 (3)

(1)	Values in thousands
(2)	Based on the latest financial period filed with the SEC by VBL on November 14, 2022.
(3)	Projected net cash at closing. Assumes liquidation completion on March 31, 2023.

Opinion of VBL’s Financial Advisor

Chardan rendered its opinion to the VBL board of directors that, as of February 22, 2023, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair, from a financial point of view, to VBL.

The full text of the written opinion of Chardan, dated February 22, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Chardan provided advisory services and its opinion for the information and assistance of the VBL board of directors in connection with its consideration of the Merger. The opinion is not a recommendation as to how any holder of VBL Ordinary Shares should vote with respect to the Merger or any other matter.

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In connection with rendering the opinion described above and performing its related financial analyses, Chardan:

●	reviewed the financial terms and conditions of a draft dated February 22, 2023, of the Merger Agreement to be entered into by VBL, Merger Sub and Notable;

●	reviewed certain business and financial information relating to VBL, including VBL’s audited financial statements for the years ended December 31, 2020 and 2021 and unaudited financial statements for the period ended December 31, 2022 and Notable’s unaudited financial statements for the years ended December 31, 2020, 2021 and 2022;

●	reviewed certain financial projections provided to it by VBL relating to a hypothetical liquidation of VBL and certain other historical and current financial and business information provided to it by VBL;

●	held discussions with the respective management teams of VBL and Notable regarding the operations and financial condition of VBL and Notable, and the prospects of VBL were it to liquidate;

●	compared certain financial terms of the Merger to financial terms, to the extent those terms are publicly available, of those other transactions it deemed relevant;

●	reviewed for information purposes the financial and stock market performance of certain publicly traded companies that it deemed to be relevant; and

●	performed such other studies, analyses and inquiries and considered such other factors as it deemed appropriate.

For purposes of rendering the opinion, Chardan, with VBL’s consent, (i) relied upon and assumed the accuracy and completeness of the foregoing information without independent verification, (ii) did not assume any responsibility for independently verifying such information, and (iii) relied on the assurances of the management of VBL and Notable that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, with VBL consent, Chardan did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of VBL or Notable, nor was Chardan furnished with any such evaluations or appraisals. With respect to the financial projections referred to above and any other forecasts or forward-looking information, Chardan assumed, at the direction of the management of VBL, that such projections, forecasts and information were reasonably prepared and reflect the best currently available estimates and other information and good faith judgments of such management as to the expected future results of operations and financial condition of VBL and the other matters covered thereby, and Chardan relied on such projections, forecasts and information in arriving at its opinion and did not assess the reasonableness or achievability of such projections, forecasts and information. Further, with respect to such financial projections, as part of Chardan’s analysis in connection with its opinion, Chardan assumed, at the direction of VBL, that the financial results reflected therein can be realized in the amounts and at the times indicated thereby.

In addition, in arriving at its opinion, Chardan assumed, with VBL consent, that (i) there had been no material change in any of the assets, liabilities, financial condition, business or prospects of VBL or Notable since the date of the most recent financial statements and other information made available to Chardan, and there would be no material adjustments to the Exchange Ratio, (ii) all material information Chardan requested from VBL and Notable during the scope of its engagement had been provided to Chardan fully and in good faith, (iii) the Merger would be consummated in accordance with the terms and conditions set forth in the Merger Agreement (the final terms and conditions of which Chardan had assumed would not differ in any respect material to Chardan’s analysis from the aforementioned draft Chardan reviewed), without any waiver, modification or amendment of any material terms or conditions, (iv) the representations and warranties made by the parties to the Merger Agreement were and would be true and correct in all respects material to its analysis, (v) all governmental and third party consents, approvals and agreements necessary for the consummation of the Merger would be obtained without any adverse effect on VBL, Notable or the Merger, and (vi) the Merger would not violate any applicable federal or state statutes, rules or regulations.

The opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice and does not address (i) the underlying decision of VBL to proceed with or effect the Merger, (ii) the terms of the Merger (other than the Exchange Ratio to the extent expressly addressed herein) or any arrangements, understandings, agreements or documents related to the Merger, (iii) the fairness of the Merger (other than with respect to the Exchange Ratio to the extent expressly addressed herein) or any other transaction to VBL or VBL’s equity holders or creditors or any other person or entity, (iv) the relative merits of the Merger as compared to any alternative strategy or transaction that might exist for VBL, or the effect of any other transaction which it may consider in the future, (v) the tax, accounting, legal, regulatory or commercial consequences of the Merger, or (vi) the solvency, creditworthiness, fair market value or fair value of any of VBL, Notable or their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. The opinion expresses no opinion as to the fairness of the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the Exchange Ratio.

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Chardan’s opinion was necessarily based on business, economic, monetary, market and other conditions as they exist and could reasonably be evaluated on, and the information made available to Chardan as of, the date hereof.

In particular, Chardan noted that there was significant uncertainty in VBL’s industry and significant volatility in the equity and credit markets as of the date of its opinion. Subsequent developments may affect the opinion, and Chardan assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date hereof (regardless of the closing date of the Merger). Chardan was not engaged to amend, supplement or update the opinion at any time. Chardan expressed no view or opinion as to the prices at which the shares of Notable Common Stock may be sold or exchanged, or otherwise be transferable, at any time.

The following is a summary of the material financial analyses delivered by Chardan to the VBL board of directors in connection with rendering the opinion described above. As summarized herein, Chardan reviewed and considered analyses including a VBL liquidation analysis, publicly traded companies comparable to Notable, and the initial public offering of publicly traded companies comparable to Notable. Chardan also sought to analyze mergers and acquisitions of companies comparable to Notable but did not identify any transactions that were applicable. Chardan considered, but determined not to perform, certain other methods of financial analysis, including discounted cash flows analysis. This summary, however, does not purport to be a complete description of the financial analyses performed or considered by Chardan, nor does the order of analyses described represent relative importance or weight given to them by Chardan. The summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Chardan’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 21, 2023, the last trading day before Chardan’s approval of the opinion, and is not necessarily indicative of current market conditions.

VBL Liquidation Analysis

Chardan reviewed the projected total value to VBL shareholders in the case of complete VBL liquidation based on projected cash balance less expected wind-down and liquidation costs. Based on information provided by VBL’s management, Chardan compared the projected total equity value of VBL, upon liquidation, of approximately $16.3 million, to the projected total equity value of VBL, per the Merger Agreement, of $35.0 million. Based on the number of VBL Ordinary Shares outstanding as of February 22, 2023, as estimated by VBL management based on the definition of “Vibrant Outstanding Shares” in the Merger Agreement, Chardan calculated a projected net cash per share as of March 31, 2023 of $0.2047. Chardan was provided with the full VBL liquidation analysis, including the values for the periods ended September 30, and December 31, 2022. For its opinion issued on February 22, 2023, Chardan used the values for the period presented with the projected beginning cash value at December 31, 2022. Chardan utilized the same $16.3 million liquidation value of VBL in its analysis as was presented in the full VBL liquidation analysis. The liquidation analysis prepared by VBL is set forth above in the section titled “Certain Unaudited Prospective Financial Information” beginning on page 118 of this proxy statement/prospectus/information statement.

Notable Selected Company Analysis

Chardan reviewed selected financial data of six publicly traded, clinical-stage machine learning and artificial intelligence-enabled biotechnology companies. None of the companies are directly comparable to Notable. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies below. The current equity market values are based on closing stock prices as of February 21, 2023. Chardan reviewed and compared current equity market values for the following publicly traded, clinical-stage machine learning and artificial intelligence-enabled biotechnology companies:

●	Absci Corporation
●	Gritstone bio, Inc.
●	Berkeley Lights, Inc.
●	Immuneering Corporation
●	Black Diamond Therapeutics, Inc.
●	Lantern Pharma Inc.

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These six companies were chosen because their operations, for the purposes of analysis, may be considered similar to certain operations of Notable. The six selected publicly traded companies had equity market values between approximately $59 million and $247 million. Chardan derived a median equity market value of $121 million for the selected publicly traded companies. Using the 25th percentile and the 75th percentile of the equity market values, Chardan then calculated a range of implied equity values for Notable, which was $104 million to $200 million. This compares to Notable’s equity value as per the Merger Agreement of $110 million. The results of these analyses are summarized as follows:

Company Name		Current Equity Market Value (Values in US$ millions)
Absci Corporation		247
Gritstone bio, Inc.		226
Berkeley Lights, Inc.		121
Immuneering Corporation		121
Black Diamond Therapeutics, Inc.		99
Lantern Pharma Inc.		59

	Average	146
	Median	121
	25th Percentile	104
	75th Percentile	200

Chardan also reviewed selected financial data of seven publicly traded, clinical-stage small molecule precision companies with a focus on oncology. None of the companies are directly comparable to Notable. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies below. The current equity market values are based on closing stock prices as of February 21, 2023. Chardan reviewed and compared current equity market values for the following publicly traded, clinical-stage machine learning and artificial intelligence-enabled biotechnology companies:

●	Kura Oncology, Inc.
●	Theseus Pharmaceuticals, Inc.
●	Kinnate Biopharma Inc.
●	Immuneering Corporation
●	Black Diamond Therapeutics, Inc.
●	Cardiff Oncology, Inc.
●	Lantern Pharma Inc.

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These seven companies were chosen because their operations, for the purposes of analysis, may be considered similar to certain operations of Notable. The seven selected publicly traded companies had equity market values between approximately $59 million and $838 million. Chardan derived a median equity market value of $121 million for the selected publicly traded companies. Using the 25th percentile and the 75th percentile of the equity market values, Chardan then calculated a range of implied equity values for Notable, which was $92 million to $381 million. This compares to Notable’s equity value as per the Merger Agreement of $110 million. The results of these analyses are summarized as follows:

Company Name		Current Equity Market Value (Values in US$ millions)
Kura Oncology, Inc.		848
Theseus Pharmaceuticals, Inc.		438
Kinnate Biopharma Inc.		325
Immuneering Corporation		121
Black Diamond Therapeutics, Inc.		99
Cardiff Oncology, Inc.		84
Lantern Pharma Inc.		59

	Average	281
	Median	121
	25th Percentile	92
	75th Percentile	381

Notable Selected Initial Public Offerings Analysis

Chardan reviewed the initial public offerings (“IPOs”) of 7 clinical-stage precision therapeutics focused publicly traded companies with a focus on technology-enabled biotechnology and targeted oncology that completed an IPO since January 29, 2020. Chardan analyzed the pre-money equity less cash values of IPOs for clinical-stage precision therapeutics focused publicly traded companies with a focus on technology-enabled biotechnology and targeted oncology. Chardan reviewed the following IPOs:

●	Absci Corporation
●	Berkeley Lights, Inc.
●	Kinnate Biopharma Inc.
●	Black Diamond Therapeutics, Inc.
●	Theseus Pharmaceuticals, Inc.
●	Immuneering Corporation
●	Lantern Pharma Inc.

The selected IPOs had pre-money equity less cash values between approximately $66 million and $1,114 million. Chardan derived a median pre-money equity less cash value of approximately $343 million for the selected IPOs.

Using the 25th percentile and the 75th percentile of the pre-money equity less cash values, Chardan then calculated a range of implied equity values for Notable, which was $198 million to $1,108 million. This compares to Notable’s equity value as per the Merger Agreement of approximately $110 million. The following table presents the results of this analysis:

Date	Company Name		Pre-Money Equity Less Cash Value (Values in US$ millions)
7/21/2021	Absci Corporation		1,114
7/16/2020	Berkeley Lights, Inc.		1,108
12/2/2020	Kinnate Biopharma Inc.		434
1/29/2020	Black Diamond Therapeutics, Inc.		287
10/6/2021	Theseus Pharmaceuticals, Inc.		343
7/29/2021	Immuneering Corporation		198
6/10/2020	Lantern Pharma Inc.		66

		Average	507
		Median	343
		25th Percentile	198
		75th Percentile	1,108

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The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Chardan’s opinion. In arriving at its fairness determination, Chardan considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Chardan made its determination as to fairness on the basis of its experience and professional judgment after considering the result of all of its analyses.

Chardan prepared these analyses for purposes of Chardan providing its opinion to the VBL board of directors as to the fairness from a financial point of view of the Exchange Ratio. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of VBL, Notable, Chardan or any other person assumes responsibility if future results are materially different from those forecast.

The Exchange Ratio was determined through arm’s-length negotiations between VBL and Notable and was approved by the VBL board of directors. Chardan provided advice to VBL during these negotiations. Chardan did not, however, recommend any specific exchange ratio to VBL or the VBL board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger.

As described in the section entitled “The Merger — VBL Board of Directors Reasons for the Merger” beginning on page 125 of this proxy statement/prospectus/information statement, Chardan’s opinion to the VBL board of directors was one of many factors taken into consideration by the VBL board of directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Chardan in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Chardan attached as Annex B.

Chardan and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research and other financial and non-financial activities and services for various persons and entities. Chardan and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of VBL, Notable, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement. Chardan acted as financial advisor to VBL in connection with, and participated in certain of the negotiations leading to, the Merger. Chardan may also in the future provide financial advisory and/or underwriting services to VBL, Notable and their respective affiliates for which it would expect to receive compensation.

The VBL board of directors selected Chardan as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated August 12, 2022, VBL engaged Chardan to act as its financial advisor in connection with the contemplated transaction. The engagement letter between VBL and Chardan provides for a transaction fee that is, based on the information available as of the date of the announcement, $1.0 million, $250,000 of which was paid upon the rendering of the opinion, and the remainder of which is contingent upon the completion of the Merger. In addition, VBL has agreed to reimburse Chardan for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Chardan against certain claims and liabilities arising out of Chardan’s engagement.

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Interests of the VBL Directors and Executive Officers in the Merger

In considering the recommendation of the VBL board of directors with respect to adopting the Merger Agreement, VBL shareholders should be aware that certain members of the board of directors and executive officers of VBL have interests in the Merger that may be different from, or in addition to, interests they may have as VBL shareholders. Each of the board of directors of Notable and the VBL board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement, and the Merger, and to recommend that the VBL shareholders approve the proposals for consideration as contemplated herein.

Ownership Interests

Certain of VBL’s executive officers, directors or entities affiliated with them will hold VBL Ordinary Shares at the Effective Time of the Merger. As of June 26, 2023, the latest practicable date, all of VBL’s directors and executive officers, together with their affiliates, will own in the aggregate approximately 2.5% of the outstanding ordinary shares of VBL eligible to vote, before giving effect to the Merger. In connection with the execution of the Merger Agreement, each of the directors and executive officers of VBL who collectively beneficially own or control an aggregate of approximately 2% of VBL’s outstanding ordinary shares at the execution of the Merger Agreement, entered into shareholder support agreements. These shareholder support agreements provide that, among other things, each of the shareholders has agreed to vote or cause to be voted all of its VBL Ordinary Shares beneficially owned by such shareholder in favor of the issuance of VBL Ordinary Shares in the Merger at the VBL shareholder meeting to be held in connection with the Merger.

Options and Restricted Stock Units

VBL’s directors and executive officers currently hold options, subject to vesting, to purchase VBL Ordinary Shares (the “VBL Options”). In addition, VBL’s executive officers hold restricted stock units to receive VBL Ordinary Shares (the “VBL RSUs”). Immediately prior to the Effective Time, each VBL Option that is outstanding, unexpired and unexercised immediately prior to the Effective Time and each VBL RSU that is outstanding and unexpired immediately prior to the Effective Time that includes an acceleration clause upon change of control will be fully vested.

The table below sets forth certain information with respect to such VBL Options and VBL RSUs as of June 26, 2023, the latest practicable date.

Name	Grant Date	Expiration Date	Exercise Price ($)	Number of Ordinary Shares Underlying VBL Awards as of 6/26/2023	Number of Vested Ordinary Shares Underlying VBL Awards of as 6/26/2023
Executive Officers
Dror Harats, VBL Options	3/27/2008	3/27/2028	2.47	148,470	148,470
	6/16/2008	6/16/2028	2.47	223,029	223,029
	8/10/2011	8/10/2031	3.32	59,999	59,999
	12/20/2011	12/20/2031	3.32	30,002	30,002
	12/17/2012	12/17/2032	3.32	45,000	45,000
	9/30/2013	9/30/2033	3.32	45,000	45,000
	11/7/2016	11/7/2036	5.08	75,000	75,000
	10/24/2017	10/24/2037	5.99	80,000	80,000
	12/17/2018	12/17/2038	1.22	240,000	240,000
	12/19/2019	12/19/2039	1.22	240,000	210,000
	12/8/2020	12/8/2040	1.22	240,000	150,000
	12/7/2021	12/7/2041	2.31	240,000	90,000
	1/2/2022	1/2/2042	2.12	160,000	66,667
VBL RSUs(1)	8/9/22	-	0.01	700,000	-
Sam Backenroth, VBL Options	10/4/2021	10/4/2041	2.22	307,500	115,313
	12/7/2021	12/7/2041	2.31	79,406	29,777
	1/2/2022	1/2/2042	2.12	52,937	22,057
VBL RSUs(1)	8/9/22	-	0.01	175,000	-
Non-Employee Directors
Ruth Alon	3/21/2017	3/21/2037	5.71	15,000	15,000
	1/2/2018	1/2/2038	6.90	12,000	12,000
	12/17/2018	12/17/2038	1.22	50,000	50,000
	12/19/2019	12/19/2039	1.22	40,000	35,000
	12/8/2020	12/8/2040	1.22	45,000	28,125
	12/7/2021	12/7/2041	2.31	35,468	26,601
	1/2/2022	1/2/2042	2.12	23,645	14,778
Shmuel (Muli) Ben Zvi	9/1/2018	9/1/2038	1.78	30,000	30,000
	12/17/2018	12/17/2038	1.22	20,000	20,000
	12/19/2019	12/19/2039	1.22	40,000	35,000
	12/8/2020	12/8/2040	1.22	45,000	28,125
	12/7/2021	12/7/2041	2.31	35,468	26,601
	1/2/2022	1/2/2042	2.12	23,645	14,778
David Hastings	1/2/2018	1/2/2038	6.90	30,000	30,000
	12/17/2018	12/17/2038	1.22	50,000	50,000
	12/19/2019	12/19/2039	1.22	40,000	35,000
	12/8/2020	12/8/2040	1.22	45,000	28,125
	12/7/2021	12/7/2041	2.31	35,468	26,601
	1/2/2022	1/2/2042	2.12	23,645	14,778
Marc Kozin	5/5/2016	5/5/2036	3.30	50,000	50,000
	11/24/2020	11/24/2040	1.17	125,000	78,125
	7/20/2021	7/20/2041	2.38	125,000	54,688
	12/7/2021	12/7/2041	2.31	79,406	59,554
	1/2/2022	1/2/2042	2.12	52,937	33,086
Michael Rice	10/19/2021	10/19/2041	2.20	87,000	32,625
	12/7/2021	12/7/2041	2.31	35,468	26,601
	1/2/2022	1/2/2042	2.12	23,645	14,778

(1)	VBL RSUs, unlike traditional restricted stock units in the United States, require the payment of a nominal strike price. Accordingly, the strike price reflected in this table reflects such nominal strike price, rounded up to the nearest whole cent.

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Interests in VB-601 Asset Sale

On June 30, 2023, VBL entered into an exclusive term sheet with Wellbeing for the sale of the VB-601 Asset to Wellbeing, or one of their assignees, for total consideration of up to $5 million plus royalties. The VB-601 Offer consists of a $250,000 upfront payment to be paid upon closing, up to a total of $4.75 million in clinical and commercial milestones, and a low to mid single digit percentage tiered royalty on net sales above $50 million. Wellbeing intends to form a new company and recruit Prof. Harats, Dr. Feige, and Mr. Backenroth as investors and partners to manage the new company and develop the VB-601 Asset due to their historical knowledge of the program. Due to the involvement of the Interested Parties in the entity that will be moving forward with and developing the VB-601 Asset, the transaction is considered a related party transaction, and requires audit committee and board of directors approval and execution of definitive documentation. VBL’s board of directors also resolved that the closing of the VB-601 Asset sale would be subject to the separate approval of the VBL shareholders at the Special Meeting. The Interested Parties recused themselves from discussions and negotiations between VBL and Wellbeing regarding the VB-601 Offer.

Management Following the Merger

As described elsewhere in this information statement, including in “Management Following the Merger,” the combined organization will be led by Notable’s chief executive officer and executive management team. In addition, the Merger Agreement provides that, immediately following the Effective Time, the board of directors of the combined organization will consist of up to seven directors, with one director designated by VBL.

At the Effective Time:

●	each outstanding share of Notable capital stock will be converted into the right to receive VBL Ordinary Shares equal to the Exchange Ratio determined pursuant to the Merger Agreement. Immediately following the Effective Time, the former Notable securityholders are expected to own approximately 76% of VBL Ordinary Shares on a fully diluted basis, subject to adjustment and VBL’s equity holders are expected to own approximately 24% of VBL Ordinary Shares on a fully diluted basis, subject to adjustment;

●	each VBL Option unexpired, unexercised and unvested immediately prior to the Effective Time that includes an acceleration clause upon change of control will be accelerated in full; and

●	each VBL RSU unexpired and unvested immediately prior to the Effective Time will be accelerated in full.

Executive Employment and Retention Arrangements

Prof. Dror Harats, M.D.

On January 20, 2022, VBL entered into a restated executive employment agreement and consulting agreement with Prof. Harats pursuant to which he provides services as VBL’s Chief Executive Officer (the “Harats agreements”). Pursuant to the Harats agreements, VBL can terminate Prof. Harats’ employment (as can he) for any reason by giving nine months prior written notice of termination. However, in the event that Prof. Harats’ employment is terminated other than for “cause” or if Prof. Harats resigns for “good reason” (each as defined in the Harats Agreements), Prof. Harats will be entitled to receive an aggregate 15 months of salary and benefits continuation under the Harats Agreements. In connection with the Merger, VBL anticipates providing Prof. Harats with such 15-month salary and benefits continuation as set forth in the Harats agreements.

In addition, in August 2022, subject to VBL shareholder approval (see the section titled Matters Being Submitted to a Vote of VBL Shareholders – VBL Proposal No. 5: Approval of VBL’s Option and RSU Acceleration for Dror Harats), VBL awarded Prof. Harats a grant of 700,000 VBL RSUs as a retention incentive, in lieu of a cash retention, to remain employed with VBL through the Merger. The award was scheduled to vest 75% at March 31, 2023 (which did not occur due to pending shareholder approval of the grant), with the remainder on the two year anniversary of the grant, subject to acceleration upon change of control (such as completion of the Merger).

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Mr. Sam Backenroth

On October 4, 2021, VBL entered into an offer letter with Mr. Backenroth for his services as VBL’s Chief Financial Officer (the “Backenroth Offer Letter”). The Backenroth Offer Letter provides that if Mr. Backenroth is terminated by us without cause or Mr. Backenroth resigns for good reason (defined generally as a reduction in his salary amongst similarly-situated employees, relocation, or a material diminution in title, duties or responsibilities) regardless of whether such termination or resignation was a result of a change of control, then, subject to Mr. Backenroth’s execution and delivery of a general release of all claims, his then outstanding, unvested options and VBL RSUs, if any, will vest and be exercisable as to all of the covered shares and Mr. Backenroth shall be additionally entitled to (1) severance pay at a rate equal to 100% of his base salary for a period of 12 months from the date of termination, and (2) reimbursement of 12 months of health benefits (COBRA subsidization) in accordance with VBL’s standard expense reimbursement procedures. In connection with the Merger, VBL anticipates providing Mr. Backenroth with such 12-month salary and benefits continuation as set forth in the Backenroth Offer Letter.

In addition, in August 2022, VBL awarded Mr. Backenroth a grant of 700,000 VBL RSUs as a retention incentive, in lieu of a cash retention, to remain employed with VBL through the strategic process. The award vested 75% at March 31, 2023, with the remainder vesting on the two year anniversary of the grant, subject to acceleration upon change of control (such as completion of the Merger).

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise relates to the Merger that has been paid or may become payable to each of VBL’s named executive officers, in accordance with SEC rules. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section VBL uses this term to describe this Merger-related compensation payable to VBL’s named executive officers for the year ended December 31, 2022, who are Dror Harats, M.D., VBL’s Chief Executive Officer, and Sam Backenroth, VBL’s Chief Financial Officer.

The table below summarizes the potential golden parachute compensation, if any, that each named executive officer received from VBL or could be entitled to receive from VBL if the Merger is completed. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur. Accordingly, the actual amounts, if any, to be received may differ in material respects from the amounts set forth below.

The amounts set forth below represent an estimate of each named executive officer’s golden parachute compensation, assuming the following:

●	consummation of the Merger constitutes a change in control and a qualifying sale event for purposes of the applicable compensation plan, arrangement or agreement;
●	the Merger was consummated on June 26, 2023, the latest practicable date of this filing; and
●

the value of the vesting acceleration of the named executive officers’ equity awards is calculated based on a price per VBL ordinary share of $0.16, which represents the average closing market price of VBL’s common stock over the first five business days following the first public announcement of the transaction (which occurred on February 22, 2023).

Name	Cash (1) ($)	Equity (2) ($)	Perquisites/ Benefits (3) ($)	Total ($)
Dror Harats, M.D., Chief Executive Officer and Director	450,000	112,000	233,785	795,785
Sam Backenroth, Chief Financial Officer	410,000	28,000	49,092	487,092

(1)	The amounts listed in this column represents, in the case of Prof. Harats, continued base salary payments in cash equal to his annual base salary payable in accordance with the terms of his employment agreement over 15 months following a termination of his employment by VBL without “cause” or a resignation by Prof. Harats for “good reason” (each term as defined in the Harats Agreements) and in the case of Mr. Backenroth, continued base salary payments in cash equal to his annual base salary payable in accordance with the terms of the Backenroth Offer Letter over 12 months following a termination of employment by VBL without cause or his resignation for good reason. The cash severance payments payable pursuant to the Harats Agreements and the Backenroth Offer Letter are a single-trigger benefit in that it will be paid only if Prof. Harats or Mr. Backenroth experiences a qualifying termination of employment.

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(2)

The amounts listed in this column represents the value of the unvested VBL Options, to the extent they are in-the-money, and VBL RSUs held by the named executive officers as of June 26, 2023, that would vest in connection with the Merger. In accordance with the terms of the Merger Agreement, each of the VBL Options and VBL RSUs held by Prof. Harats or Mr. Backenroth will vest in full, on a single-trigger basis, upon consummation of the Merger. The value reflected above is, with respect to VBL RSUs, based on a price per ordinary share of VBL Ordinary Shares of $0.16 which represents the average closing market price of VBL’s ordinary shares over the first five business days following the first public announcement of the Merger, and, with respect to VBL Options, based on the extent, if any, to which the VBL ordinary share price of $0.16 exceeds the exercise price of any unvested VBL Options held, as of June 26, 2023, by the named executive officer.

(3)	The amount listed in this column represents the value of taxes, social benefits and auto reimbursement for Prof. Harats, and premiums for continued health, dental, vision, and other coverage for Mr. Backenroth, who would both be entitled to such benefits in accordance with the terms of the Harats Agreements and the Backenroth Offer Letter, respectively, upon a qualifying termination in connection with the closing of the Merger. The value is based upon the current compensation arrangement and type of insurance coverage VBL carried for VBL’s named executed officers as of June 26, 2023 and is valued at the premiums in effect as of June 26, 2023. This benefit is a single-trigger benefit in that it will be paid only if VBL’s named executive officers experience a qualifying termination of employment following the closing of the Merger.

Required Vote

With respect to the Chief Executive Officer, the affirmative vote of a majority of the voting power present and voting at the VBL special meeting, whether present in person or represented by proxy at the VBL special meeting is required to approve the non-binding advisory vote on compensation that will or may become payable by VBL to its Chief Executive Officer. Furthermore, Chief Executive Officer compensation approval requires that either: (i) such majority includes at least a majority of the voting power of the non-controlling and non-interested shareholders who are present in person or by proxy and who vote on such proposal; or (ii) the total votes cast in opposition to the proposal by the non-controlling and non-interested shareholders does not exceed 2% of all of the voting power in VBL. With respect to all other executive officers, the affirmative vote of the holders of a majority of the voting power present and voting in person or represented by proxy at the VBL special meeting and entitled to vote on the matter, assuming a quorum is present, is required to approve the non-binding advisory vote on compensation that will or may become payable by VBL to its named executive officers in connection with the Merger.

Interests of the Notable Directors and Executive Officers in the Merger

In considering the recommendation of the Notable Board with respect to voting to approve the Merger and related transactions, Notable stockholders should be aware that certain members of the board of directors and officers of Notable have interests in the Merger that may be different from, or in addition to, interests they have as Notable stockholders. Certain of Notable’s directors and executive officers are expected to become directors and executive officers of the combined organization upon the closing of the Merger.

As described elsewhere in this proxy statement/prospectus/information statement, including in the section captioned “Management Following the Merger” beginning on page 5 of this proxy statement/prospectus/information statement certain of Notable’s directors and officers are expected to become directors and officers of VBL following the closing of the Merger.

Please see the section entitled “Notable Executive Compensation — Narrative Disclosure to Summary Compensation Table — Agreements with Notable’s Named Executive Officers” beginning on page 240 of this proxy statement/prospectus/information statement for a description of the terms of the employment agreements of Notable’s executives.

The Nasdaq Stock Market Listing

VBL Ordinary Shares currently are listed on The Nasdaq Capital Market under the symbol “VBLT”. VBL has agreed to use commercially reasonable best efforts to obtain approval for listing on The Nasdaq Capital Market of the VBL Ordinary Shares that Notable stockholders will be entitled to receive pursuant to the Merger. In addition, under the Merger Agreement, each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, including that the approval of the listing of the VBL Ordinary Shares that Notable stockholders will be entitled to receive pursuant to the Merger be obtained and the VBL Ordinary Shares to be issued in the Merger be approved for listing on Nasdaq as of the consummation of the Merger.

VBL has filed an initial listing application with The Nasdaq Capital Market. If such application is accepted, VBL anticipates that the combined organization’s ordinary shares will be listed on The Nasdaq Capital Market following the consummation of the Merger under the trading symbol “NTBL.”

Anticipated Accounting Treatment

The Merger is expected to be treated by VBL as a reverse asset acquisition accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States. For accounting purposes, Notable is considered to be acquiring VBL in the Merger.

Appraisal Rights and Dissenters’ Rights

VBL shareholders do not have appraisal rights or dissenters’ rights.

Notable stockholders are entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.

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Under Section 262 of the DGCL, if a Notable stockholder does not wish to accept the Merger Consideration provided for in the Merger Agreement, does not consent to the adoption of the Merger Agreement, and complies with the requirements for perfecting and preserving appraisal rights specified in Section 262 of the DGCL, such stockholder has the right to seek appraisal of his, her or its shares of Notable stock and to receive payment in cash for the fair value of his, her or its shares of Notable stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Notable stock. These rights are known as appraisal rights under Delaware law. The “fair value” of such shares of Notable stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration that a stockholder of record is otherwise entitled to receive for the same number of shares of Notable stock under the terms of the Merger Agreement. Stockholders of Notable who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect such rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to strictly comply with such procedures in a timely and proper manner will result in the loss of appraisal rights under Delaware law. Stockholders of Notable who wish to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement.

This section is intended only as a brief summary of the material provisions of the statutory procedures under Section 262 of the DGCL that a Notable stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not intended to be a complete statement of all applicable requirements and laws pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex C to this proxy statement/prospectus/information statement. Annex C should be reviewed carefully by any Notable stockholder who wishes to exercise appraisal rights or to preserve the ability to do so, as failure to comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise provided, all references in this summary to “stockholders” or “you” are to the record holders of shares of Notable stock immediately prior to the Effective Time as to which appraisal rights are asserted. A person having a beneficial interest in shares of Notable stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below in a proper and timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that if the Merger is approved by a written consent of stockholders in lieu of a meeting of stockholders, each of the stockholders entitled to appraisal rights must be given notice of the approval of the Merger and of the availability of appraisal rights. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the Merger is approved and no later than 10 days after the Effective Time. Only those Notable stockholders who did not submit a written consent adopting the Merger Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice will be provided by Notable. If given on or after the Effective Time, the notice must also specify the Effective Time; otherwise, a supplementary notice will provide this information. This proxy statement/prospectus/information statement is not intended to constitute such a notice. If you want to demand appraisal of your Notable stock, do not send in your demand before the date of such notice because a demand for appraisal made prior to the date of giving such notice may not be effective to perfect your rights.

Following Notable’s receipt of sufficient written consents to adopt the Merger Agreement, Notable will send all non-consenting Notable stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents and the availability of appraisal rights. A Notable stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all Notable stockholders now so you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

To preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Merger Agreement. As described below, you must also continue to hold your shares for which you are demanding appraisal through the Effective Time.

If you elect to demand appraisal of your shares of Notable stock, you must, within 20 days after the date of giving the notice of appraisal rights, make a written demand for the appraisal of your shares of Notable stock to Notable, at the specific address which will be included in the notice of appraisal rights. A demand may be delivered by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Do not submit a demand before the date of the notice of appraisal rights because a demand that is made before the date of giving such notice may not be effective to perfect your appraisal rights.

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A Notable stockholder wishing to exercise appraisal rights must be the holder of record for the shares of Notable stock on the date the written demand for appraisal is made. In addition, a holder must continue to hold the shares of Notable stock through the Effective Time. Appraisal rights will be lost if your shares of Notable stock are transferred prior to the Effective Time. If you are not the stockholder of record, you will need to follow special procedures as summarized further below.

If you and/or the record holder of your shares of Notable stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the Merger is completed, your shares of Notable stock (assuming that you hold them through the Effective Time) will be converted into the right to receive the Merger Consideration in respect thereof, as provided for in the Merger Agreement, but without interest, and you will have no appraisal rights with respect to such shares.

As noted above, a holder of shares of Notable stock wishing to exercise his, her or its appraisal rights must, within 20 days after the date of giving the notice of appraisal rights, make a written demand for the appraisal of his, her or its shares of Notable stock; provided that a demand may be delivered by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. The demand must reasonably inform Notable of the identity of the stockholder of record and his, her or its intent thereby to demand appraisal of the fair value of the shares held by such holder. Only a holder of record of shares of Notable stock issued and outstanding immediately prior to the Effective Time will be entitled to assert appraisal rights for the shares of Notable stock registered in that holder’s name. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Notable stock, fully and correctly, as the stockholder’s name appears on the Notable stock certificate(s), as applicable, should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person thereby intends to demand appraisal of the stockholder’s shares of Notable stock in connection with the Merger. The demand cannot be made by the beneficial owner of shares of Notable stock if such beneficial owner does not also hold of record such shares. A beneficial owner of shares of Notable stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Notable of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares. If shares of Notable stock are held of record in a fiduciary capacity (such as by a trustee, guardian or custodian) by a person other than the beneficial owner, execution of the demand for appraisal should be made by the record holder in that capacity. If the shares of Notable stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder who holds shares of Notable stock as a nominee for others, may exercise appraisal rights with respect to such shares held for one or more beneficial owners, while not exercising such rights with respect to shares held for other beneficial owners. In that case, the written demand should state the number of shares of Notable stock as to which appraisal is sought. Where no number of shares of Notable stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Notable stock held in the name of the record holder. Stockholders who hold their shares of Notable stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for making a demand for appraisal by such a nominee.

At any time within 60 days after the Effective Time, but not thereafter, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the Merger Consideration for his, her or its shares of Notable stock by delivering to Notable a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of Notable. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the Effective Time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Notable stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If Notable does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the fair value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration for his, her or its shares of Notable stock.

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Within 120 days after the Effective Time, either Notable (as the surviving corporation of the Merger) or any stockholder who has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Notable stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon Notable. It is the obligation of the holders of Notable stock to initiate all necessary action to perfect their appraisal rights in respect to such shares of Notable stock within the time prescribed in Section 262 of the DGCL, as the failure of a stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the Effective Time, any stockholder who has properly complied with the requirements for the exercise of appraisal rights under Section 262 of the DGCL, upon written request (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), will be entitled to receive from Notable a statement setting forth the aggregate number of shares of Notable stock for which a written consent adopting the Merger Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be given within 10 days after such written request has been received by Notable or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Notable stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from Notable such statement.

If no petition for appraisal is filed within 120 days after the Effective Time, you will lose the right to appraisal and instead will receive the Merger Consideration for your shares. If you otherwise fail to perfect your appraisal rights or successfully withdraw your demand for appraisal then your right to appraisal will cease and you will only be entitled to receive the Merger Consideration for your shares.

If a petition for appraisal is duly filed by a stockholder, the stockholder must serve a copy of the petition upon Notable, and Notable will then be obligated to file, within 20 days after receiving service of a copy of the petition, with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Notable stock and with whom agreements as to the value of their shares of Notable stock have not been reached by Notable. After notice by the Delaware Register in Chancery to stockholders who have demanded appraisal and Notable, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights provided thereunder. The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Notable and to the stockholders shown on the list using the addresses therein stated. Such notice will also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery, and the costs thereof will be borne by Notable. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of Notable stock and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

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After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of Notable stock, the Delaware Court of Chancery will appraise such shares of Notable stock in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the fair value of such shares as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, upon surrender by those stockholders of the Notable stock certificates, representing their shares of Notable stock. Holders of Notable stock seeking appraisal should be aware that the fair value of their shares of Notable stock as determined under Section 262 could be more or less than or the same as the consideration they would receive pursuant to the Merger if they were to not seek appraisal of their shares of Notable stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has declined to adopt a presumption favoring reliance upon the deal price in determining fair value, but has noted that the deal price is one of the relevant factors to be considered, and can often be the best evidence of fair value in arm’s-length mergers with a robust sales process. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Notable may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided above only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued but not paid at that time. The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to an appraisal.

No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, neither VBL nor Notable anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights and VBL and Notable reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Notable stock is less than the Merger Consideration eligible to be received for such share.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of shares of Notable stock who may wish to pursue appraisal rights should consult their legal and financial advisors.

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THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus/information statement and is incorporated by reference into this proxy statement/prospectus/information statement. The Merger Agreement has been attached to this proxy statement/prospectus/information statement to provide you with information regarding its terms. It is not intended to provide any other factual information about VBL, Notable or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that VBL and Merger Sub, on the one hand, and Notable, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While VBL and Notable do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about VBL, Merger Sub or Notable, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between VBL, Merger Sub and Notable and are modified by the disclosure schedules. If VBL or Notable becomes aware of material facts that contradict the representations and warranties in the Merger Agreement, VBL or Notable, as applicable, will disclose those material facts in the public filings that it makes with the SEC if it determines that it has a legal obligation to do so.

General

Under the Merger Agreement, Merger Sub, a wholly-owned subsidiary of VBL formed by VBL in connection with the Merger, will merge with and into Notable, with Notable surviving as a wholly-owned subsidiary of VBL.

Merger Consideration

At the Effective Time, all outstanding shares of Notable Common Stock, and all outstanding options and warrants to purchase Notable Common Stock, respectively, shall convert into the right to receive VBL Ordinary Shares, options, or warrants as follows:

●	any shares of Notable Common Stock held as treasury stock immediately prior to the effective time of the Merger shall be canceled and retired and shall cease to exist with no consideration delivered in exchange;

●	each share of Notable Common Stock outstanding immediately prior to the Effective Time (excluding certain shares of Notable Common Stock that may be cancelled pursuant to the Merger Agreement and shares held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights as more fully described in “The Merger — Appraisal Rights and Dissenters’ Rights” below) will automatically be converted into the right to receive a number of VBL Ordinary Shares pursuant to the Exchange Ratio as described below;

●	each option to purchase shares of Notable Common Stock outstanding and unexercised immediately prior to the Effective Time will be assumed by VBL and will become an option to purchase VBL Ordinary Shares, with the number of shares and exercise price being adjusted by the Exchange Ratio; and

●	each warrant to purchase shares of Notable Common Stock outstanding and unexercised immediately prior to the Effective Time will be assumed by VBL and will become a warrant to purchase VBL Ordinary Shares, with the number of shares and exercise price being adjusted by the Exchange Ratio; and

●	if any shares or options of Notable capital stock outstanding immediately prior to the effective time of the Merger are unvested, then the shares or options of VBL Ordinary Shares issued in exchange for such shares of Notable capital stock or option at the effective time of the Merger will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and certificates (if any) representing such shares of VBL Ordinary Shares shall accordingly be marked with appropriate legends.

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The “Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) (i) the Notable Valuation divided by (ii) the Notable Outstanding Shares by (b) (i) the VBL Valuation divided by (ii) the VBL Outstanding Shares. For the purposes of calculating the Exchange Ratio:

●	“Lower Net Cash Amount” means if VBL’s net cash is less than the Target Net Cash, then the amount that such net cash is less than the Target Net Cash.

●	“Net Cash” means, without duplication and in any event as of the Cash Determination Time and, as applicable, determined in a manner consistent with the manner in which such items were historically determined and in accordance with VBL’s audited financial statements and unaudited interim balance sheet, VBL’s (i) the sum of (without duplication) VBL’s Cash and Cash Equivalents, marketable securities, and accounts, interest and other receivables and deposits (to the extent refundable to VBL) minus (ii) the sum of (without duplication) all accounts payable and accrued expenses (other than accrued expenses which are VBL’s Transaction Costs) and other current liabilities payable in cash or other obligation for borrowed money minus (iii) all of VBL’s unpaid Transaction Costs minus (iv) all payables or obligations, whether absolute, contingent or otherwise, related to VBL’s lease obligations (net of any rights of VBL to receive payments relating to the property subject to such lease obligation under a sublease or otherwise) plus (v) all prepaid VBL expenses listed on Section 1.1(a) of the VBL Disclosure Schedule for which VBL or the Surviving Corporation will receive the benefit from and after the Effective Time, plus (vi) net (and in any event after payment of fees and expenses of the Agent thereunder) proceeds received pursuant to the VBL ATM Facility, minus (vii) the aggregate costs for obtaining the D&O tail insurance policy under Section 6.8(d), plus (viii) the amount of any consideration received by VBL for any VBL Legacy Transaction as of the Effective Time or which will be received VBL substantially contemporaneously with the Effective Time, or held in escrow or holdback in respect of any VBL Legacy Transaction as of the Effective Time and payable to VBL upon approval of any VBL Legacy Transaction (including following the Closing) by VBL’s shareholders, plus the Per Diem Amount (as defined below).

●	“Notable Outstanding Shares” means the total number of shares of Notable capital stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Notable common stock basis assuming, without limitation or duplication, (i) the exercise in full of all outstanding and vested options and warrants to purchase Notable common stock outstanding as of immediately prior to the Effective Time, (ii) the conversion of all shares of Notable Preferred Stock into Notable common stock, (iii) the issuance of shares of Notable common stock in respect of all other outstanding options, warrants, equity securities, convertible securities, restricted stock units, restricted stock awards or any other rights to receive such shares, whether conditional or unconditional and including any outstanding options or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Notable capital stock respect to outstanding options to purchase Notable common stock under the Notable Plan as of immediately prior to the Effective Time), and (iv) the issuance of shares of Notable capital stock pursuant to the Notable’s pre-closing financing or the applicable security, instrument or obligation that is convertible into or exchangeable for shares of Notable common stock in connection with the Closing, set forth therein in connection with the pre-closing financing.

●	“Notable Valuation” means $110,000,000; provided, however, that the “Notable Valuation” shall be adjusted if (i) the pre-money valuation as set forth in the Stock Purchase Agreement is other than $100,000,000 or (ii) the aggregate net cash proceeds from the Company Pre-Closing Financing are less than $8,000,000 or more than $12,000,000.

●	“Target Net Cash” means the sum of (i) $15,000,000, plus (ii) $2,999,970, which equals the sum of $33,333 for each day after February 10, 2023 that this proxy statement/prospectus/information statement was not filed due to delays proximately caused by Notable’s failure to timely deliver its audited financial statements or Notable’s unreasonable delay in the preparation of its audited financial statements and related disclosures for this proxy statement/prospectus/information statement (the aggregate amount represented by (ii) herein, the “Per Diem Amount”).

●	“Upper Net Cash Amount” means, if VBL’s Net Cash is greater than the Target Net Cash, then the amount that such Net Cash is greater than the Target Net Cash.

●	“VBL Outstanding Shares” means (including, without limitation, the effects of the VBL Reverse Share Split), the total number of VBL Ordinary Shares outstanding immediately prior to the Effective Time expressed on a fully diluted basis, assuming, without limitation or duplication, (i) the exercise in full of all options to purchase VBL Ordinary Shares outstanding as of immediately prior to the Effective Time (subject to certain exceptions), and (ii) the issuance of VBL Ordinary Shares in respect of all other outstanding options, warrants, restricted stock units, restricted stock awards or rights to receive such shares, whether conditional or unconditional and including any outstanding options or rights triggered by or associated with the consummation of the Merger (subject to certain exceptions)

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●	“VBL Valuation” means the sum of (i) $35,000,000, minus (ii) the Lower Net Cash Amount (if any), plus (iii) the Upper Net Cash Amount (if any).

The Exchange Ratio is calculated using a formula intended to allocate to Notable stockholders (on a fully-diluted basis), a percentage of the combined organization. Based on Notable’s and VBL’s capitalization as of June 26, 2023, the Exchange Ratio is currently estimated to be approximately 2.2482 pre-split VBL Ordinary Shares for each share of Notable Common Stock, subject to adjustment to account for (i) the effect of the VBL Reverse Share Split, (ii) VBL’s Net Cash at Closing relative to Target Net Cash, (iii) the valuation of Notable, which may be adjusted based upon whether the pre-money valuation of Notable as set forth in the Stock Purchase Agreement is other than $100.0 million or the aggregate net cash proceeds from the Notable Pre-Closing Financing are less than $8.0 million or more than $12.0 million, and (iv) changes to the fully diluted capitalization of VBL or Notable.

Immediately after the Merger, based on the Exchange Ratio, it is expected that Notable’s existing stockholders will own, or hold rights to acquire, approximately 76% of the fully-diluted VBL Ordinary Shares of VBL with VBL existing shareholders owning, or holding rights to acquire, approximately 24% of the fully-diluted common stock of VBL.

The Merger Agreement does not include a price-based termination right, so there will be no adjustment to the total number of shares of VBL Ordinary Shares that Notable stockholders, optionholders and warrantholders will be entitled to receive for changes in the market price of VBL Ordinary Shares. Accordingly, the market value of the shares of VBL Ordinary Shares issued pursuant to the Merger will depend on the market value of the shares of VBL Ordinary Shares at the time the Merger closes and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement.

No fractional shares of VBL Ordinary Shares will be issuable pursuant to the Merger to Notable stockholders. Instead, each Notable stockholder who would otherwise be entitled to receive a fraction of a share of VBL Ordinary Shares, after aggregating all fractional shares of VBL Ordinary Shares issuable to such stockholder, will be rounded up to the nearest whole share.

Treatment of Notable Stock Options

At the Effective Time, each option to purchase Notable Common Stock that is outstanding and unexercised immediately prior to the Effective Time under the Notable Plan, whether or not vested, will automatically and without any action on the part of the holder thereof, be converted into an option to purchase VBL Ordinary Shares. VBL will assume the Notable Plan. All rights with respect to Notable Common Stock under Notable options assumed by VBL will be converted into rights with respect to VBL Ordinary Shares. Accordingly, from and after the Effective Time, each Notable stock option assumed by VBL may be exercised for such number of shares of VBL Ordinary Shares as is determined by multiplying the number of shares of Notable Common Stock subject to the option by the Exchange Ratio (which is subject to adjustments to account for the effect of the proposed VBL Reverse Share Split) and rounding that result down to the nearest whole number of shares of VBL Ordinary Shares. The per share exercise price of the converted option will be determined by dividing the existing exercise price of the option by the Exchange Ratio (which is subject to adjustments to account for the effect of the proposed VBL Reverse Share Split prior to the consummation of the Merger) and rounding that result up to the nearest whole cent. Any restrictions on the exercise of any Notable option assumed by VBL will continue following the conversion and the term, exercisability, vesting schedules and other provisions of assumed Notable options will generally remain unchanged; provided, that the VBL board of directors, as constituted following the Effective Time, will succeed to the authority of the Notable board of directors with respect to each assumed Notable option.

Directors and Officers of VBL Following the Merger

Pursuant to the Merger Agreement, VBL and Notable will obtain the resignation of officers and directors who will not continue as officers and directors of the combined organization. Prior to the Effective Time, to be effective at the Effective Time, the VBL board of directors will appoint board designees selected by Notable. Immediately after the Effective Time, the VBL board of directors will consist of seven members, six of whom will be designated by Notable and one of whom will be designated by members of the VBL board of directors existing as of the signing of the Merger Agreement, such designation to be consented to by Notable. The composition of the VBL board of directors following the Effective Time in the aggregate are expected to satisfy the requisite independence requirements, as well as the sophistication and independence requirements for the required committees, pursuant to Nasdaq listing requirements. It is anticipated that after the Effective Time, the VBL board of directors will be the following:

1.	Dr. Thomas A. Bock;
2.	Thomas I. H. Dubin
3.	Thomas Graney
4.	Peter Feinberg
5.	Michele Galen
6.	Tuomo Pätsi
7.	Michael Rice

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It is anticipated that the executive officers of VBL (each of whom are executive officers of Notable) upon the consummation of the Merger will be:

Name	Position
Thomas Bock	Chief Executive Officer and Director
Scott A. McPherson	Chief Financial Officer
Joseph Wagner	Chief Scientific Officer

Amendment of the Amended and Restated Articles of Association of VBL

At the Effective Time, VBL shall file the amendment to the Articles reflecting (i) the change the name of VBL to “Notable Labs, Ltd.” or a similar name approved by IROC pursuant to the provisions of the Companies Law, and (ii) the increase of the registered share capital of VBL and the VBL Reverse Share Split.

Conditions to the Completion of the Merger

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, which include the following:

●	there must not have been issued, and remain in effect, any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no law, statute, rule, regulation, ruling or decree shall be in effect which has the effect of making the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement illegal;

●	the holders of a majority of the voting power present and voting at the VBL special meeting must have approved the issuance of VBL Ordinary Shares in the Merger and the change of control resulting from the Merger, and the approval of the VBL Reverse Share Split and the VBL Share Capital Increase, all of which require the affirmative vote of a majority of the voting power present and voting at the VBL special meeting;

●	the holders of a majority of the outstanding shares of Notable capital stock (common stock and preferred stock voting on an as-converted to common stock basis), must have adopted and approved, among other items, the Merger Agreement and the Merger, waiver of certain rights and investor protective provisions, termination of certain stockholder agreements, corporate name change and conversion of preferred stock;

●	Nasdaq must have approved the listing of additional shares of VBL Ordinary Shares, including the shares to be issued in connection with the Merger;

●	VBL shall have filed an amendment to its articles of association changing its corporate name and effect the increase of registered share capital of VBL and/or the reverse stock split and the modification to the legal quorum required for VBL’s general meeting of shareholders;

●	the Notable Pre-Closing Financing (as defined below) shall have been consummated and the Company shall have received the proceeds of the Notable Pre-Closing Financing on the terms and conditions set forth in the Purchase Agreement (as defined below); and

●	the net cash proceeds of the Notable Pre-Closing Financing (which, for these purposes only, are calculated after deduction of all unpaid Transaction Costs applicable to and incurred by the Company and its Subsidiaries, or for which the Company and its Subsidiaries are liable) shall be at least $5,000,000.

In addition, each party’s obligation to complete the Merger is subject to the satisfaction or waiver by that party of the following additional conditions:

●	the representations and warranties regarding certain matters, including matters related to organization, authority, vote required and financial advisors in the Merger Agreement must be true and correct in all material respects on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date;

●	the representations and warranties regarding capitalization matters of the other party in the Merger Agreement must be true and correct in all respects on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except for such inaccuracies which are de minimis, individually or in the aggregate;

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●	the remaining representations and warranties of the other party in the Merger Agreement must be true and correct on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have an Notable Material Adverse Effect or VBL Material Adverse Effect (each as defined below), as applicable (without giving effect to any references therein to any Notable Material Adverse Effect or VBL Material Adverse Effect, as applicable, or other materiality qualifications);

●	the other party to the Merger Agreement must have performed or complied with in all material respects all of such party’s agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the effective time of the Merger; and

●	the other party must have delivered certain certificates and other documents required under the Merger Agreement for the completion of the Merger.

In addition, the obligation of VBL and Merger Sub to complete the Merger is further subject to the satisfaction or waiver of the following conditions:

●	there shall have been no effect that, considered together with all other effect, change, event, circumstance or development (together, an “Effect”) that has occurred prior to the date of determination of the occurrence of a Notable Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Notable or its subsidiaries, taken as a whole (referred to as an “Notable Material Adverse Effect”); provided, however, that effects arising or resulting from the following shall not be taken into account in determining whether there has been an Notable Material Adverse Effect: (a) the announcement of the Merger Agreement or the pendency of the Merger and related transactions, (b) the taking of any action, or the failure to take any action, by Notable that is required to comply with the terms of the Merger Agreement, (c) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority) (“Law”) or the interpretation thereof (e) general economic or political conditions or conditions generally affecting the industries in which the Notable and its Subsidiaries operate or (f) any change in the cash position of Notable and its subsidiaries which results from operations in the ordinary course of their normal operations and consistent with their past practices; except in each case with respect to clauses (c), (d) and I, to the extent disproportionately affecting the Notable and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Notable and its subsidiaries operate.

In addition, the obligation of Notable to complete the merger is further subject to the satisfaction or waiver of the following conditions:

●	there shall have been no effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the VBL Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of VBL (referred to as a “VBL Material Adverse Effect”); provided, however, that VBL arising or resulting from the following shall not be taken into account in determining whether there has been an VBL Material Adverse Effect: (a) the announcement of the Merger Agreement or the pendency of the Merger and related transactions, (b) any change in the stock price or trading volume of VBL Ordinary Shares (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of VBL Ordinary Shares may be taken into account in determining whether an VBL Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the suspension of trading in or delisting of VBL’s securities on Nasdaq, (d) the taking of any action, or the failure to take any action, by VBL that is required to comply with the terms of the Merger Agreement or the taking of any action expressly permitted by Section 5.1(b) of the VBL disclosure schedule to the Merger Agreement, (e) the sale or winding down of the certain business lines and VBL’s operations, and the sale, license or other disposition of the certain assets, (f) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (g) any change in GAAP or applicable Law or the interpretation thereof or (h) general economic or political conditions or conditions generally affecting the industries in which VBL operates; except, in each case with respect to clauses (f), (g) and (h), to the extent disproportionately affecting VBL relative to other similarly situated companies in the industries in which VBL operates;

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●	VBL’s Net Cash (as defined in the Merger Agreement) shall have been determined to be at least equal to $15,000,000; and

●	VBL shall have taken all actions necessary to cause the individuals agreed to by VBL and Notable to constitute the VBL board of directors.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of VBL and Notable for a transaction of this type relating to, among other things:

●	corporate organization and power, and similar corporate matters;

●	subsidiaries;

●	authority to enter into the Merger Agreement and the related agreements;

●	votes required for completion of the Merger and approval of the proposals that will come before the VBL special meeting and that will be the subject of Notable’s stockholders’ consent;

●	except as otherwise specifically disclosed pursuant to in the Merger Agreement, the fact that the consummation of the Merger would not contravene or require the consent of any third party;

●	capitalization;

●	financial statements and with respect to VBL, documents filed with the SEC and the accuracy of information contained in those documents;

●	material changes or events;

●	liabilities;

●	to assets;

●	real property and leaseholds;

●	intellectual property;

●	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach to such contracts;

●	regulatory compliance, permits and restrictions;

●	legal proceedings and orders;

●	tax matters;

●	employee and labor matters and benefit plans;

●	environmental matters;

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●	insurance;

●	transactions with affiliates;

●	any brokerage or finder’s fee or other fee or commission in connection with the Merger;

●	privacy and data security;

●	with respect to VBL, its existing grants and subsidies;

●	with respect to Notable, the accredited investor status of the stockholders of Notable; and

●	with respect to VBL, the valid issuance in the Merger of VBL Ordinary Shares, no bad actors, shell status, affirmation that VBL is not a competitor to a certain contracting party of Notable’s and Exchange Act registration.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger, but their accuracy forms the basis of one of the conditions to the obligations of VBL and Notable to complete the Merger.

No Solicitation

VBL agrees that, during the period commencing on the date of the Merger Agreement and ending on the earlier of the consummation of the Merger or the termination of the Merger Agreement, neither it nor any of its subsidiaries shall, nor shall it or any of its subsidiaries authorize any of its representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any “acquisition proposal” or “acquisition inquiry” or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry, (ii) furnish any non-public information regarding VBL to any person in connection with or in response to an acquisition proposal or acquisition inquiry, (iii) engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry, (iv) approve, endorse or recommend any acquisition proposal, (v) execute or enter into any letter of intent or any contract contemplating or otherwise relating to any acquisition transaction or (vi) publicly propose to do any of the foregoing.

An “acquisition inquiry” means, with respect to a party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Notable, on the one hand, or VBL, on the other hand, to the other party) that could reasonably be expected to lead to an acquisition proposal.

An “acquisition proposal” means, with respect to a party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Notable or any of its affiliates, on the one hand, or by or on behalf of VBL or any of its affiliates, on the other hand, to the other party) contemplating or otherwise relating to or which would reasonably be interpreted to lead to any acquisition transaction with such party.

An “acquisition transaction” means any transaction or series of related transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent entity, (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its subsidiaries or (iii) in which a party or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a party and its subsidiaries, taken as a whole, other than the sale, divestiture and/or winding down of VBL’s business as conducted prior to the date of the Merger Agreement or the sale, license or other disposition of any or all of VBL’s assets, technology and intellectual property as they existed at any time prior to the date of the Merger Agreement.

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Notwithstanding the foregoing, prior to the approval of the Merger Agreement by VBL’s shareholders, VBL may furnish non-public information regarding VBL and its subsidiaries to, and enter into discussions or negotiations with, any person in response to a bona fide written acquisition proposal by such person which the VBL board of directors determines in good faith, after consultation with VBL’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a “superior offer” (and is not withdrawn) if: (A) neither VBL nor any representative of VBL shall have breached the solicitation provisions of the Merger Agreement described above in any material respect, (B) the VBL board of directors concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be likely to violate the VBL board of director’s fiduciary duties under applicable law, (C) at least two business days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such person, VBL gives Notable written notice of the identity of such person and of VBL’s intention to furnish nonpublic information to, or enter into discussions with, such person, (D) VBL receives from such person an executed acceptable confidentiality agreement and (E) substantially contemporaneously with furnishing any such nonpublic information to such person, VBL furnishes such nonpublic information to Notable (to the extent such information has not been previously furnished by VBL to the Notable).

A “superior offer” means an unsolicited bona fide written acquisition proposal (with all references to 20% in the definition of acquisition transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Merger Agreement and (b) is on terms and conditions that the VBL board of directors or the Notable board of directors, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other party to the Merger Agreement to amend the terms of the Merger Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to VBL’s shareholders or the Notable’s stockholders, as applicable, than the terms of the transactions contemplated under the Merger Agreement and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

VBL shall not enter into any definitive agreement that contemplates or otherwise relates to an acquisition transaction that constitutes a superior offer (a “Permitted Alternative Agreement”) unless: (i) Notable shall have received written notice from VBL of VBL’s intention to enter into such Permitted Alternative Agreement at least one business day in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) VBL shall have complied in all material respects with its obligations the Merger Agreement, (iii) the VBL board of directors shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be likely to violate its fiduciary obligations under applicable law and (iv) VBL shall concurrently pay to Notable a termination fee of $2,500,000.

The Merger Agreement also provides that each party will promptly advise the other of the status and terms of, and keep the other party reasonably informed with respect to, any acquisition proposal or any inquiry, indication of interest or request for information that would reasonably be expected to lead to an acquisition proposal or any material change or proposed material change to that acquisition proposal or inquiry, indication of interest or request for information that would reasonably be expected to lead to an acquisition proposal.

During the period commencing on the date of the Merger Agreement and ending on the earlier of the consummation of the Merger or the termination of the Merger Agreement, Notable shall not, and Notable shall cause each of its affiliates and its or their representatives not to, directly or indirectly: (a) solicit, initiate, seek, encourage, promote or support, any inquiry, proposal or offer from, furnish any information regarding VBL or any of its subsidiaries to, or participate in any discussions or negotiations with, any third party regarding, or in a manner intended or reasonably likely to facilitate, any acquisition proposal or acquisition inquiry; (b) disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of VBL or any of its subsidiaries, or afford to any person access to their respective properties, assets, technologies, books or records, not customarily afforded such access; (c) assist or cooperate with any person to make any inquiry, offer, proposal or indication of interest regarding any acquisition proposal or acquisition inquiry; or (d) enter into any contract with any person providing for an acquisition proposal or acquisition inquiry.

Meetings of Shareholders

VBL is obligated under the Merger Agreement to call, give notice of and hold the VBL special meeting for the purposes of voting on the transactions contemplated by the Merger Agreement, including the issuance of VBL Ordinary Shares and the resulting change of control of VBL pursuant to Nasdaq rules, the modifications to VBL’s share capital (including the VBL Reverse Share Split and the VBL Share Capital Increase), the Name Change, and the amendment of the Articles.

The VBL special meeting shall be held as promptly as practicable after this proxy statement is “cleared” by the SEC. VBL has agreed to take reasonable measures to ensure that all proxies solicited in connection with the VBL special meeting are solicited in compliance with all applicable law and VBL’s organizational documents. VBL’s obligation to call, give notice of and hold the VBL special meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any superior offer or acquisition proposal, or by any withdrawal or modification of the recommendation of the VBL Board for shareholders to approve the matters presented at the VBL special meeting.

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Covenants; Conduct of Business Pending the Merger

VBL has agreed that, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the effective time of the Merger, VBL shall use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and in material compliance with all applicable law and the requirements of certain contracts. VBL has also agreed that, subject to certain limited exceptions, without the consent of Notable (which consent shall not be unreasonably withheld, delayed or conditioned), it will not, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the effective time of the Merger:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of VBL Ordinary Shares from terminated employees, directors or consultants of VBL in accordance with the terms of the relevant award agreements in effect on the date of the Merger Agreement);

●	sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (a) any capital stock or other security (except for VBL Ordinary Shares issued upon the valid exercise or settlement of outstanding VBL options, VBL warrants, VBL RSUs, or pursuant the Jefferies ATM), (b) any option, warrant or right to acquire any capital stock or any other security or (c) any instrument convertible into or exchangeable for any capital stock or other security of VBL;

●	except as required to give effect to anything in contemplation of the completion of the Merger, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse share split or similar transaction except, for the avoidance of doubt, the transactions contemplated under the Merger Agreement;

●	(A) lend money to any person, (B) incur or guarantee any indebtedness for borrowed money in excess of $100,000, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $100,000;

●	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

●	other than in the ordinary course of business: (A) adopt, establish or enter into any employee plan, (B) cause or permit any employee plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any existing employee plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

●	enter into any material transaction;

●	acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties;

●	make (inconsistent with past practice), change or revoke any material tax election; file any material amendment to any tax return or adopt or change any material accounting method in respect of taxes;

●	enter into, amend or terminate any material contract; or

●	agree, resolve or commit to do any of the foregoing.

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Nothing contained in the Merger Agreement shall give Notable, directly or indirectly, the right to control or direct the operations of VBL prior to the effective time of the Merger. Prior to the effective time of the Merger, VBL shall exercise, consistent with the terms and conditions of the Merger Agreement, complete unilateral control and supervision over its business operations.

Notable has agreed that, except as expressly contemplated or permitted by the Merger Agreement, as required by applicable law, or unless VBL shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the effective time of the Merger, Notable shall, and shall cause its subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and in material compliance with all applicable law and the requirements of certain contracts. Notable has also agreed that, subject to certain limited exceptions, without the consent of VBL (which consent may not be unreasonably withheld, conditioned or delayed), it will not, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the effective time of the Merger:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Notable capital stock or other securities (except for shares of Notable capital stock from terminated employees, directors or consultants of Notable in accordance with the terms of the relevant award agreements in effect on the date of the Merger Agreement);

●	except in connection with issuances of Notable options and restricted stock of the Notable to newly hired Notable employees approved by both the VBL board of directors and the Notable board of directors, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of Notable or any of its subsidiaries (except for shares of outstanding Notable capital stock issued upon the valid exercise of Notable options), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Notable or any of its subsidiaries;

●	except as required to give effect to anything in contemplation of the completion of the Merger, amend any of its or its subsidiaries’ organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse share split or similar transaction except, for the avoidance of doubt, the transactions contemplated under the Merger Agreement;

●	acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

●	other than in the ordinary course of business: (A) adopt, establish or enter into any employee plan, (B) cause or permit any existing employee plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any existing employee plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

●	enter into any material transaction;

●	(A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $100,000;

●	acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties;

●	make (inconsistent with past practice), change or revoke any material tax election; file any material amendment to any tax return or adopt or change any material accounting method in respect of taxes;

●	enter into, amend or terminate any material contract;

●	(A) materially change pricing or royalties or other payments set or charged by Notable or any of its subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by persons who have licensed intellectual property to Notable or any of its subsidiaries;

●	agree, resolve or commit to do any of the foregoing.

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Nothing contained in the Merger Agreement shall give VBL, directly or indirectly, the right to control or direct the operations of the Notable prior to the effective time of the Merger. Prior to the effective time of the Merger, Notable shall exercise, consistent with the terms and conditions of the Merger Agreement, complete unilateral control and supervision over its business operations.

Regulatory Approvals

Neither VBL nor Notable is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States and in Israel. In the United States, VBL and Notable must comply with applicable federal and state securities laws and the Nasdaq rules in connection with the issuance of shares of VBL Ordinary Shares in the Merger, including the filing with the SEC of this proxy statement and the required shareholder approval for the resulting “change of control” of VBL under the Nasdaq rules.

Other Agreements

Each of VBL and Notable has agreed to use reasonable best efforts to consummate the transactions contemplated by the Merger Agreement. In connection therewith, without limiting the generality of the foregoing, each party (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by the Merger Agreement (ii) shall use commercially reasonable efforts to obtain each consent required to be obtained (pursuant to any applicable law or material contract, or otherwise) by such party in connection with the transactions contemplated by the Merger Agreement or for such material contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the transactions contemplated by the Merger Agreement and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Merger Agreement.

Notwithstanding the generality of the foregoing, each party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of the Merger Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any governmental authority with respect to the transactions contemplated by the Merger Agreement, and to submit promptly any additional information requested by any such governmental authority. To the extent required by applicable law, without limiting the generality of the foregoing, the parties shall, promptly and no later than ten (10) business days after the date of the Merger Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the Israeli or foreign Law relating to antitrust or competition matters including the Israel Competition Law and (b) any notification or other document required to be filed in connection with the merger under any applicable foreign law relating to antitrust or competition matters. Notable and VBL shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other governmental authority in connection with antitrust or competition matters.

VBL shall file a written notice with the certain Israeli authorities pursuant to the research and development law of Israel and the rules and regulations related thereto in connection with the Merger. The applicable material equityholders of VBL and/or Notable, as required by Israeli authorities, shall execute an undertaking towards the Israeli authorities, in the standard form as required by the Israeli authorities.

Pursuant to the Merger Agreement, VBL and Notable have further agreed that:

●	The parties shall not and shall not permit any of their respective subsidiaries or representatives to make any disclosure regarding the transactions contemplated by the Merger Agreement except under certain limited circumstances;

●	VBL shall keep Notable informed of any potential Transaction Litigation (as defined in the Merger Agreement) and shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Notable’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed);

●	The parties shall take, or refrain from taking, certain actions with respect to tax matters;

●	VBL shall be entitled to place appropriate legends on the book entries and/or certificates evidencing shares of VBL Ordinary Shares to be received in the Merger by certain Notable stockholders;

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●	Notable shall use commercially reasonable efforts to terminate, immediately prior to the effective time of the Merger and without any liability being imposed on VBL or the surviving corporation, certain contracts between Notable and holders of Notable capital stock, including such contracts granting any person investor rights, rights of first refusal, registration rights or director registration rights;

●	Prior to the effective time of the Merger, VBL shall take such steps to cause acquisition of VBL Ordinary Shares and any options and warrants to purchase VBL common stock in connection with the transactions contemplated by the Merger Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act;

●	Notable will prepare and deliver to VBL at least two business days prior to the completion of the Merger a certificate signed by either its Chief Executive Officer or its Chief Financial Officer, listing certain information of Notable’s stockholders and the allocation of shares to be issued to such stockholders; and

●	Prior to the effective time of the Merger, VBL will use commercially reasonable efforts to cause, the executive officers and directors continuing with the surviving corporation following the completion of the Merger to execute and deliver lock-up agreements substantially in the form attached to the Merger Agreement.

Termination

The Merger Agreement may be terminated prior to the effective time of the Merger (whether before or after approval and adoption of the Merger Agreement by Notable’s stockholders and whether before or after approval by VBL’s shareholders, unless otherwise specified below).

●	by mutual written consent of VBL and Notable;

●	by either VBL and Notable if the Merger shall not have been consummated by November 22, 2023 (the “End Date”); provided, however, that the right to terminate the Merger Agreement shall not be available to the VBL and Notable if such party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of the Merger Agreement, provided, further, however, that, in the event that the SEC has not “cleared” this proxy statement by the date which is 60 days prior to the End Date, then either VBL or Notable shall be entitled to extend the End Date for an additional 60 days by written notice to the other party;

●	by either VBL or Notable if a court of competent jurisdiction or other governmental authority shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement;

●	by VBL if the Required Company Stockholder Vote (as defined in the Merger Agreement) shall not have been obtained within five business days after the execution of the Merger Agreement; provided, however, that once the Required Company Stockholder Vote has been obtained, VBL may not terminate the Merger Agreement pursuant to this provision;

●	by either VBL or Notable if the VBL special meeting (including any adjournments and postponements thereof) shall have been held and completed and the matters required to be presented at the VBL special meeting pursuant to the Merger Agreement shall not have been approved at the VBL special meeting (or at any adjournment or postponement thereof) by the Required Vibrant Shareholder Vote (as defined in the Merger Agreement); provided, however, that the right to terminate the Merger Agreement shall not be available to VBL where the failure to obtain the Required Vibrant Shareholder Vote shall have been caused by the action or failure to act of VBL and such action or failure to act constitutes a material breach by VBL of the Merger Agreement;

●	by Notable (at any time prior to the approval of the matters required to be presented at the VBL special meeting pursuant to the Merger Agreement by the Required Vibrant Shareholder Vote) if any of the following circumstances (each of the following, a “VBL triggering event”) shall occur: (a) VBL shall have failed to include in this proxy statement/prospectus/information statement the recommendation by the VBL board of directors to approve the matters required to be presented at the VBL special meeting pursuant to the Merger Agreement, (b) the VBL board of directors or any committee thereof shall have withheld, amended, withdrawn or modified the VBL board of directors’ recommendation, publicly proposed to withhold, amend, withdraw or modify the VBL board of directors’ recommendation in a manner adverse to Notable, or approved, endorsed or recommended any acquisition proposal, (c) VBL shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal (other than an acceptable confidentiality agreement) or (d) VBL or any director, officer or agent of VBL shall have willfully and intentionally breached the provisions summarized under “The Merger Agreement — No Solicitation”.

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●	by Notable, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by VBL or Merger Sub or if any representation or warranty of VBL or Merger Sub shall have become inaccurate, in either case, such that the closing conditions would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Notable is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement; provided, further, that if such inaccuracy in VBL’s or Merger Sub’s representations and warranties or breach by VBL or Merger Sub is curable by the End Date by VBL or Merger Sub, then the Merger Agreement shall not terminate pursuant to this provision as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) the expiration of a 30-day period commencing upon delivery of written notice from the Notable to VBL or Merger Sub of such breach or inaccuracy and its intention to terminate (it being understood that the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy if such breach by VBL or Merger Sub is cured prior to such termination becoming effective);

●	by VBL, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by Notable or if any representation or warranty of Notable shall have become inaccurate, in either case, such that the closing conditions would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that VBL is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement; provided, further, that if such inaccuracy in Notable’s representations and warranties or breach by Notable is curable by the End Date by Notable, then the Merger Agreement shall not as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) the expiration of a 30-day period commencing upon delivery of written notice from VBL to Notable of such breach or inaccuracy and its intention to terminate (it being understood that the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy if such breach by Notable is cured prior to such termination becoming effective); or

●	by VBL (at any time prior to the approval of matters required to be presented at the VBL special meeting pursuant to the Merger Agreement by the Required Vibrant Shareholder Vote) in compliance with all of the requirements set forth in this provision, upon the VBL board of directors authorizing VBL to enter into a Permitted Alternative Agreement; provided, however, that VBL shall not enter into any Permitted Alternative Agreement unless: (i) Notable shall have received written notice from VBL of VBL’s intention to enter into such Permitted Alternative Agreement at least four business days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) VBL shall have complied in all material respects with its obligations under the Merger Agreement, (iii) the VBL board of directors shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be likely to violate its fiduciary obligations under applicable law and (iv) VBL shall concurrently pay to Notable the a termination fee of $2,500,000.

Termination Fee

VBL must pay Notable a termination fee of $2,500,000 if (i) the Merger Agreement is terminated by VBL or Notable because of failure to close by End Date or failure to obtain VBL’s shareholder approval or by Notable because of the occurrence of an VBL triggering event, (ii) at any time after the date of the Merger Agreement and prior to the VBL special meeting an acquisition proposal with respect to VBL shall have been publicly announced, disclosed or otherwise communicated to the VBL board of directors (and shall not have been withdrawn) and (iii) in the event the Merger Agreement is terminated because of failure to obtain VBL’s shareholder approval, within 12 months after the date of such termination, VBL enters into a definitive agreement with respect to an acquisition transaction (with all references to 20% in the definition of acquisition transaction being treated as references to 50% for these purposes) or consummates such a transaction whether or not in respect of the acquisition proposal referred to in clause (ii).

If the Merger Agreement is terminated by Notable because a VBL triggering event has occurred or because VBL or Merger Sub has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of VBL or Merger Sub has become inaccurate, in either case such that the conditions to the completion of the Merger would not be satisfied as of the time of such breach or inaccuracy, subject to a 30 day cure period, VBL shall reimburse Notable for all Transaction Costs (as defined in the Merger Agreement) incurred by Notable in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, up to a maximum of $500,000, by wire transfer of same-day funds within ten (10) business days following the date on which Notable submits to VBL true and correct copies of reasonable documentation supporting such expenses. The expense reimbursement pursuant, to the extent paid, shall be credited against any termination fees which becomes payable to Notable thereafter. Notable must pay VBL a termination fee of $2,500,000 if the required stockholder vote of Notable has not been obtained within five business days of the date of effectiveness of this proxy statement/prospectus/information statement

Amendment

The Merger Agreement may be amended with the approval of the respective boards of directors of Notable, Merger Sub and VBL at any time (whether before or after the adoption and approval of the Merger Agreement by Notable’s stockholders or before or after obtaining approval of VBL’s shareholders); provided, however, that after any such approval of the Merger Agreement by a party’s stockholders, no amendment shall be made which by law requires further approval of such stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Notable, Merger Sub and VBL.

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AGREEMENTS RELATED TO THE MERGER

Support Agreements and Written Consent

Concurrently with the execution of the Merger Agreement, certain equityholders and the executive officers and directors of Notable entered into support agreements with VBL and Notable (the “Notable Support Agreements”). The Notable Support Agreements provide, among other things, that the Notable equityholders who are parties to the Notable Support Agreements will vote all of the shares held by them in favor of the approval and adoption of the Merger Agreement and approval of the Merger, or any other matter necessary to consummate the transactions contemplated by the Merger Agreement and against any “acquisition proposal,” as defined in the Merger Agreement.

Additionally, concurrently with the execution of the Merger Agreement, the executive officers and directors of VBL entered into support agreements with VBL and Notable (the “VBL Support Agreements”). The VBL Support Agreements provide, among other things, that the shareholders who are parties to the VBL Support Agreements will vote all of the shares held by them in favor of the VBL shareholder proposals or any other matter necessary to consummate the transactions contemplated by the Merger Agreement and against any “acquisition proposal,” as defined in the Merger Agreement. Promptly after this registration statement has been declared effective by the SEC, and in any event no later than five business days thereafter, Notable stockholders holding the requisite amount of shares of the capital stock of Notable are required to approve the Merger Agreement by written consent.

Lock-Up Agreements

Concurrently with the execution of the Merger Agreement, certain equityholders and the officers, directors of Notable entered into the Lock-Up Agreements, pursuant to which they accepted certain restrictions on transfers of any shares of VBL’s common stock for the 60-day period following the Effective Time. Each of the securityholders party to the Lock-Up Agreements are agreed that without the prior written consent of VBL, such securityholder will not (i) offer, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of VBL or any securities convertible into or exercisable or exchangeable for VBL Ordinary Shares, whether then owned or thereafter acquired, or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition, (ii) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of VBL Ordinary Shares or (iii) make any demand for or exercise any right with respect to the registration of any VBL Ordinary Shares or any security convertible into or exercisable or exchangeable for VBL Ordinary Shares.

Concurrently with the Effective Time, VBL’s designee to the board of directors of the combined organization, Michael Rice, will also enter into a Lock-Up Agreement.

Simple Agreements for Future Equity and Series D Preferred Stock Purchase Agreement

Beginning on February 21, 2023, Notable issued and sold SAFEs (the “Series D SAFEs”) to existing Notable stockholders and their affiliates (the “SAFE Investors”) in the aggregate amount of approximately $4.4 million. The Series D SAFEs convert into shares of Notable’s Series D-1 Preferred Stock, par value $0.001 (the “Series D-1 Preferred Stock”), at a 30% discount to the price the Series D Investors (as defined below) will pay for Notable’s Series D-2 Preferred Stock, par value $0.001 (the “Series D-2 Preferred Stock” and together with the Series D-1 Preferred Stock, the “Purchased Securities”).

On February 22, 2023, concurrently with the execution of the Merger Agreement, Notable entered into a Series D Preferred Stock Purchase Agreement (the “Purchase Agreement”) with the Notable Pre-Closing Financing investors (the “Investors”), pursuant to, and on the terms and subject to the conditions of which, the Notable Pre-Closing Financing investors have collectively irrevocably committed to purchase approximately $10.3 million (inclusive of amounts received from the SAFE Investors for the purchase and sale of the Series D SAFEs) of shares of Notable capital stock.

The Purchase Agreement contains customary representations and warranties of Notable and the Investors. The obligations of each Investor to purchase Series D-1 Preferred Stock and Series D-2 Preferred Stock (collectively, the “Shares”), as applicable, at the Closing are subject to the fulfillment of certain conditions, which may be waived by Notable and the Investors who have committed to purchase a majority of the Shares to be sold pursuant to the Purchase Agreement.

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The Purchase Agreement may be terminated prior to the Closing:

(i) by a mutual agreement of Notable and the Investors obligated to purchase a majority of the Shares to be issued at the Closing;

(ii) by either the Investors or Notable, if the Merger has not been completed prior to the End Date (as defined in the Merger Agreement), as the same may be extended;

(iii) by either the Investors or Notable if VBL or Notable has properly terminated the Merger Agreement pursuant to the Purchase Agreement; or

(iv) by either the Investors or Notable if Notable does not receive the necessary vote or consent of Notable’s shareholders to the filing of the Fifth Amended and Restated Certificate of Incorporation prior to the completion of the Merger.

The closing of the Notable Pre-Closing Financing is expected to occur concurrently with, and is conditioned upon, the closing of the Merger. Following the closing of the Notable Pre-Closing Financing, the former Notable stockholders (including the Notable Pre-Closing Financing investors) are expected to own approximately 76% of the outstanding shares of VBL Ordinary Shares on a fully-diluted basis, the shareholders of VBL as of immediately prior to the Effective Time of the Merger are expected to own approximately 24% of the outstanding shares of VBL Ordinary Shares on a fully-diluted basis, subject to adjustment.

On June 28, 2023, Notable entered into Simple Agreements for Future Equity (the “D-2 SAFEs”) with certain investors who committed to purchase shares of Series D-2 Preferred Stock pursuant to the Series D Purchase Agreement. The D-2 SAFEs will convert into shares of Series D-2 Preferred Stock without a discount and reduce the purchase price owed by each such investor under the Series D Purchase Agreement on a dollar-for-dollar basis. In the event the Merger does not occur, the Series D-2 SAFEs will remain outstanding. Notable received approximately $2.0 million of aggregate gross proceeds from the purchasers of the D-2 SAFEs.

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MATTERS BEING SUBMITTED TO A VOTE OF VBL SHAREHOLDERS

VBL Proposal No. 1: Approval of the Issuance of VBL Ordinary Shares in the Merger to the Notable Securityholders in Accordance with the Terms of the Merger Agreement and the Change of Control Resulting from the Merger.

At the VBL special meeting, VBL shareholders will be asked to approve the issuance of VBL Ordinary Shares in the Merger to the Notable securityholders in accordance with the terms of the Merger Agreement and the change of control resulting from the Merger pursuant to the Nasdaq rules. Under the Exchange Ratio in the Merger Agreement, immediately following the Merger, it is expected that Notable stockholders, warrantholders and optionholders will own approximately 76% of the VBL Ordinary Shares on a fully diluted basis as defined in the Merger Agreement, with existing VBL shareholders, optionholders and warrantholders holding approximately 24% of the VBL Ordinary Shares on a fully diluted basis (as defined in the Merger Agreement), and based upon whether VBL’s Net Cash at the closing of the Merger increases or decreases compared to Target Net Cash, the terms and net proceeds of the Notable Pre-Closing Financing, and any changes in the capitalization of VBL or Notable prior to the closing of the Merger.

Nasdaq Listing Rule 5635(a)(1) requires a company listed on Nasdaq to obtain shareholder approval prior to the issuance of ordinary shares, among other things, in connection with the acquisition of the stock or assets of another company, if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock then outstanding. The potential issuance of the VBL Ordinary Shares in the Merger will exceed the 20% threshold under the Nasdaq Listing Rules. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1), VBL must obtain the approval of VBL shareholders for the issuance of these shares in the Merger.

Nasdaq Listing Rule 5635(b) also requires a company listed on Nasdaq to obtain shareholder approval prior to an issuance of securities that will result in a “change of control” of the company. Although Nasdaq has not adopted any rule as to what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), VBL must obtain the approval of VBL shareholders for the change in control of VBL resulting from the issuance of shares to the Notable securityholders in the Merger.

Nasdaq Listing Rule 5635(d) requires shareholder approval for transactions other than a public offering involving the sale, issuance or potential issuance by an issuer of common equity securities (or securities convertible into or exercisable for common equity securities) at a price that is less than market value of the shares if the number of equity securities to be issued is or may be equal to 20% or more of the common equity securities, or 20% or more of the voting power, outstanding before the issuance.

If Proposal Nos. 1-2 and 4 are approved, existing VBL shareholders will suffer significant dilution in ownership interests and voting rights as a result of the issuance of VBL Ordinary Shares in the Merger. Upon consummation of the Merger, approximately 249.9 million VBL Ordinary Shares will be issued to current Notable stockholders. The number of VBL Ordinary Shares described above does not give effect to any other future issuances of VBL Ordinary Shares or the VBL Reverse Share Split. The sale into the public market of these shares also could materially and adversely affect the market price of VBL Ordinary Shares.

The Merger has been unanimously approved by the boards of directors of both companies and is expected to close in                 subject to approval of VBL’s shareholders as well as other customary conditions.

It is proposed that the following resolution be adopted at the VBL special meeting:

“RESOLVED, to approve the issuance of VBL Ordinary Shares in the Merger to the Notable Securityholders in accordance with the terms of the Merger Agreement and the change of control resulting from the Merger”.

The terms of, reasons for and other aspects of the Merger Agreement, the Merger and the issuance of VBL Ordinary Shares pursuant to the Merger Agreement are described in detail in the other sections in this proxy statement/prospectus/information statement.

Required Vote

The affirmative vote of a majority of the voting power present and voting at the VBL special meeting, whether present in person or represented by proxy at the VBL special meeting, is required for approval of VBL Proposal No. 1.

THE VBL BOARD OF DIRECTORS RECOMMENDS THAT THE VBL SHAREHOLDERS VOTE “FOR” VBL PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF VBL ORDINARY SHARES IN THE MERGER TO THE NOTABLE SECURITYHOLDERS IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT AND THE CHANGE OF CONTROL RESULTING FROM THE MERGER PURSUANT TO THE NASDAQ RULES.

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PROPOSAL NO. 1 IS CONDITIONED UPON PROPOSAL NOS. 2 - 4. THEREFORE, THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF PROPOSAL NOS. 1, 2, 3 AND 4.

VBL Proposal No. 2: Approval of the Modification of Share Capital and VBL Reverse Share Split.

General

VBL’s board of directors has unanimously approved the following modifications to VBL’s share capital, effective as of the Effective Time under the Merger Agreement:

a)	to effectuate a reverse share split of VBL Ordinary Shares by a ratio of between 10:1 and up to 50:1, inclusive, such that each 10 to 50 VBL Ordinary Shares, including without limitations shares underlying any options to purchase shares of VBL, shall be combined into 1 VBL Ordinary Share, to be effective at the specific ratio and on a date to be determined by the Board.
b)	to increase VBL’s registered share capital by up to NIS 10,000,000 and the creation of up to additional 1,000,000,000 VBL Ordinary Shares, subject to any adjustments required pursuant to the Merger and the VBL Reverse Share Split, as shall be further determined by the VBL board of directors.

Following such increase, the registered share capital of VBL shall be up to NIS 12,000,000.

VBL Reverse Share Split

Reducing the number of authorized and outstanding shares should, absent other factors, generally increase the per share market price of VBL Ordinary Shares.

The VBL board of directors (or any authorized committee of the VBL board of directors) reserves the right to elect to abandon the VBL Reverse Share Split, notwithstanding shareholder adoption thereof, if it determines, in its sole discretion, that the VBL Reverse Share Split is no longer in the best interests of VBL. If approved by the shareholders and if not abandoned, it is VBL’s intent to effect the VBL Reverse Share Split on or prior to              , 2023.

Risks Associated with the VBL Reverse Share Split

There are risks associated with the VBL Reverse Share Split, including that the VBL Reverse Share Split may not result in an increase in the per share price of VBL Ordinary Shares, nor result in increased trading volume.

VBL cannot predict whether the VBL Reverse Share Split will increase the market price for VBL Ordinary Shares. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

●	the market price per VBL Ordinary Share after the VBL Reverse Share Split will rise in proportion to the reduction in the number of VBL Ordinary Shares outstanding before the VBL Reverse Share Split;

●	the VBL Reverse Share Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; or

●	the VBL Reverse Share Split will result in a per share price that will increase the ability of VBL to attract and retain institutional investors;

The market price of the combined organization’s ordinary shares will also be based on performance of VBL and other factors, some of which are unrelated to the number of shares outstanding. If the VBL Reverse Share Split is effected and the market price of VBL Ordinary Shares declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization may be greater than would occur in the absence of the VBL Reverse Share Split. Furthermore, the liquidity of the VBL Ordinary Shares could be adversely affected by the reduced number of shares that would be outstanding after the VBL Reverse Share Split.

Principal Effects of the VBL Reverse Share Split

The VBL Reverse Share Split will be effected simultaneously for all outstanding VBL Ordinary Shares. The VBL Reverse Share Split will affect all of the VBL shareholders uniformly and will not affect any shareholder’s percentage ownership interests in VBL, except that shareholders of record of VBL Ordinary Shares otherwise entitled to a fractional share as a result of the VBL Reverse Share Split will be rounded up to the nearest whole share. In addition, the VBL Reverse Share Split will not affect any shareholder’s proportionate voting power (subject to the treatment of fractional shares). VBL Ordinary Shares issued pursuant to the VBL Reverse Share Split will remain fully paid and nonassessable. The VBL Reverse Share Split will not affect VBL continuing to be subject to the periodic reporting requirements of the Exchange Act.

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By approving this matter, shareholders will approve the combination into one (1) whole VBL Ordinary Share of a number of VBL Ordinary Shares outstanding immediately prior to the effective time of the VBL Reverse Share Split, such number to be between and including 10 and 50 VBL Ordinary Shares, with the exact number to be determined by the VBL board of directors and publicly announced.

The VBL board of directors will not implement any split ratio outside the range of 1-for-10 to 1-for-50, inclusive.

Procedure for Effecting the VBL Reverse Share Split and Exchange of Stock Certificates

If the VBL shareholders approve the VBL Reverse Share Split, and if the VBL board of directors still believes that the VBL Reverse Share Split is in the best interests of VBL and its shareholders, VBL will file the required reports with The Israeli Corporations Authority Registrar of Companies and Partnerships at such time as the VBL board of directors has determined to be the appropriate VBL Split Effective Time and VBL shall publicly announce the exact ratio determined by the VBL board of directors. The VBL board of directors may delay effecting the VBL Reverse Share Split without resoliciting shareholder approval. Beginning at the VBL Split Effective Time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post- VBL Reverse Share Split shares.

If the VBL board of directors does not decide to effect the VBL Reverse Share Split within 12 months from the date of the special meeting, the authority granted in this proposal to effect the VBL Reverse Share Split will terminate, and the VBL board of directors will abandon the amendment effecting the VBL Reverse Share Split.

As soon as practicable after the VBL Split Effective Time, shareholders will be notified that the VBL Reverse Share Split has been effected. VBL expects that the VBL transfer agent will act as exchange agent for purposes of implementing the exchange. Any pre-VBL Reverse Share Split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-VBL Reverse Share Split shares.

Fractional Shares

No fractional shares will be issued in connection with the VBL Reverse Share Split. All fractional shares to which Shareholders of record would be entitled to receive fractional shares because they hold a number of pre-VBL Reverse Share Split shares not evenly divisible by the number of pre-VBL Reverse Share Split shares for which each post-VBL Reverse Share Split share is to be reclassified will be rounded up to the nearest whole share.

By approving the VBL Reverse Share Split, shareholders will be approving the combination of 10 to 50 VBL Ordinary Shares, inclusive, into one (1) VBL Ordinary Share.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the VBL board of directors or contemplating a tender offer or other transaction for the combination of VBL with another company, the VBL Reverse Share Split proposal is not being proposed in response to any effort of which VBL is aware to accumulate VBL Ordinary Shares or obtain control of VBL, other than in connection with the Merger, nor is it part of a plan by management to recommend a series of similar amendments to the VBL board of directors and shareholders. Other than the proposals being submitted to the VBL shareholders for their consideration at the VBL special meeting, the VBL board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of VBL. For more information, please see the sections titled “Risk Factors — Risks Related to the Proposed VBL Reverse Share Split” and in this proxy statement/prospectus/information statement.

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Certain Material U.S. Federal Income Tax Consequences of the VBL Reverse Share Split

The following is a discussion of certain material U.S. federal income tax consequences of the VBL Reverse Share Split to U.S. Holders (as defined below) of VBL but does not purport to be a complete analysis of all potential tax effects. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS each as in effect as of the date hereof. These authorities are subject to differing interpretations or change. Any such change, which may or may not be retroactive, could alter the tax consequences to holders of VBL Ordinary Shares.

This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a VBL ordinary shareholder. In addition, it does not address consequences relevant to holders of VBL Ordinary Shares that are subject to particular rules, including, without limitation:

●	persons who are not VBL U.S. Holders;

●	persons who do not hold their VBL Ordinary Shares as a “capital asset” within the meaning of Section 1221 of the Code;

●	persons who hold their VBL Ordinary Shares in a functional currency other than the U.S. dollar;

●	persons who hold VBL Ordinary Shares that constitutes “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

●	persons holding VBL Ordinary Shares as part of an integrated investment (including a “straddle,” pledge against currency risk, “constructive” sale or “conversion” transaction or other integrated or risk reduction transactions) consisting of VBL Ordinary Shares and one or more other positions;

●	banks, insurance companies, mutual funds, tax-exempt entities, financial institutions, broker-dealers, real estate investment trusts or regulated investment companies;

●	partnerships or other entities classified as partnerships or disregarded entities for U.S. federal income tax purposes (and investors therein);

●	persons who acquired their VBL Ordinary Shares pursuant to the exercise of compensatory options or in other compensatory transactions;

●	persons who acquired their VBL Ordinary Shares pursuant to the exercise of warrants or conversion rights under convertible instruments;

●	persons who acquired their VBL Ordinary Shares in a transaction subject to the gain rollover provisions of Section 1045 of the Code; and

●	persons who hold their VBL Ordinary Shares through individual retirement accounts or other tax-deferred accounts.

If an entity treated as a partnership for U.S. federal income tax purposes holds VBL Ordinary Shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership you should consult your tax advisor regarding the tax consequences to you.

For purposes of this discussion, a “U.S. Holder” is a VBL shareholder that, for U.S. federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

In addition, the following discussion does not address (i) any U.S. federal non-income tax consequences of the VBL Reverse Share Split, including estate, gift or other tax consequences, (ii) any state, local or non-U.S. tax law consequences of the VBL Reverse Share Split, (iii) the Medicare contribution tax on net investment income or the alternative minimum tax, (iv) the tax consequences of transactions effectuated before, after or at the same time as the VBL Reverse Share Split (whether or not they are in connection with the VBL Reverse Share Split), and (v) the tax consequences to holders of options, warrants or similar rights to acquire VBL Ordinary Shares. No ruling from the IRS or opinion of counsel has been or will be requested in connection with the VBL Reverse Share Split. VBL shareholders should be aware that the IRS could adopt a position which could be sustained by a court contrary to that set forth in this discussion.

IN LIGHT OF THE FOREGOING AND BECAUSE THE FOLLOWING DISCUSSION IS INTENDED AS A GENERAL SUMMARY ONLY, HOLDERS OF VBL ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE VBL REVERSE SHARE SPLIT, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Consequences to VBL

The VBL Reverse Share Split is intended to be treated as a tax deferred “recapitalization” for U.S. federal income tax purposes. If the VBL Reverse Share Split qualifies as a recapitalization, then VBL will not recognize gain or loss as a result of the VBL Reverse Share Split.

Tax Consequences of the VBL Reverse Share Split to VBL U.S. Holders

The VBL Reverse Share Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a VBL U.S. Holder generally should not recognize gain or loss upon the VBL Reverse Share Split. A VBL U.S. Holder’s aggregate tax basis in the VBL Ordinary Shares received pursuant to the VBL Reverse Share Split should equal the aggregate tax basis of the shares of the VBL Ordinary Shares surrendered (excluding any portion of such basis that is allocated to any fractional share of VBL Ordinary Shares), and such VBL U.S. Holder’s holding period in the VBL Ordinary Shares received should include the holding period in the VBL Ordinary Shares surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the VBL Ordinary Shares surrendered to the VBL Ordinary Shares received in a recapitalization pursuant to the VBL Reverse Share Split. VBL U.S. Holders of VBL Ordinary Shares acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. holder whose fractional shares resulting from the VBL Reverse Share Split are rounded up to the nearest whole share may recognize gain for U.S. federal income tax purposes equal to the value of the additional fractional share. The treatment of the exchange of a fractional share for a whole share in the VBL Reverse Share Split is not clear. VBL intends to treat the issuance to a holder of a whole share in exchange for a fractional share as a non-recognition event, but there can be no assurance that the IRS or a court would not successfully assert otherwise.

Reservation of Right to Abandon VBL Reverse Share Split

VBL reserves the right to not file the amendment and to abandon any VBL Reverse Share Split without further action by VBL shareholders at any time before the effectiveness of the filing with The Israeli Corporations Authority Registrar of Companies and Partnerships of the amendment, even if the authority to effect these amendments is approved by VBL shareholders at the VBL special meeting. By voting in favor of the VBL Reverse Share Split, you are expressly also authorizing the VBL board of directors to delay, not proceed with, and abandon, these proposed amendments if it should so decide, in its sole discretion, that such action is in the best interests of VBL’s shareholders.

Increase in Registered Share Capital

Purpose

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The VBL board of directors approved the VBL Share Capital Increase in order that VBL will have enough authorized share capital to fulfill its obligations under the Merger Agreement. Additionally, following the Merger, the combined organization will make use of the additional registered share capital for various corporate purposes, including grants of options to employees and service providers, and future capital raising efforts.

One of the effects of the VBL Share Capital Increase will be to allow VBL’s board of directors to issue more shares without further shareholder approval. VBL currently has no plans to issue shares, other than in connection with the Merger.

It is proposed that the following resolution be adopted at the VBL special meeting:

“RESOLVED, to approve the VBL Reverse Share Split and the VBL Share Capital Increase”.

Required Vote

The affirmative vote of a majority of the voting power present and voting at the VBL special meeting, whether present in person or represented by proxy at the VBL special meeting, is required to approve the VBL Reverse Share Split, at a ratio of one (1) new share for every 10 to 50 shares of outstanding VBL Ordinary Shares, inclusive, and the VBL Share Capital Increase.

THE VBL BOARD OF DIRECTORS RECOMMENDS THAT THE VBL SHAREHOLDERS VOTE “FOR” VBL PROPOSAL NO. 2 TO APPROVE THE MODIFICATION OF SHARE CAPITAL.

PROPOSAL NO. 1 IS CONDITIONED UPON PROPOSAL NOS. 2 - 4. THEREFORE, THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF PROPOSAL NOS. 1, 2, 3 AND 4.

VBL Proposal No. 3: Approval of the Name Change

General

VBL’s board of directors has unanimously approved the change of VBL’s name from “Vascular Biogenics Ltd.” to “Notable Labs, Ltd.” or a similar name approved by the Israeli Companies Registrar, effective as of the Effective Time under the Merger Agreement.

Additionally, VBL’s trading symbol on The Nasdaq Capital Market will change to “NTBL” following the closing of the Merger.

Purpose

The VBL board of directors believes that a change of the name of VBL to Notable Labs, Ltd. upon the Effective Time of the Merger will serve the best interests of the combined organization and its shareholders. VBL expects that the combined organization will take advantage of the potential benefits resulting from the combination of VBL’s public company structure with the Notable business. Given the new focus on Notable’s business following the Merger, the VBL board of directors believes that the combined organization would be better suited to have a name that relates to its new business, rather than its former identity as VBL. Such a name change may yield benefits to the combined organization both commercially as well as in the capital markets.

It is proposed that the following resolution be adopted at the VBL special meeting:

“RESOLVED, to approve the Name Change”.

Required Vote

The affirmative vote of a majority of the voting power present and voting at the VBL special meeting, whether present in person or represented by proxy at the VBL special meeting, is required to approve the Name Change.

THE VBL BOARD OF DIRECTORS RECOMMENDS THAT VBL SHAREHOLDERS VOTE “FOR” VBL PROPOSAL NO. 3 TO APPROVE THE NAME CHANGE.

PROPOSAL NO. 1 IS CONDITIONED UPON PROPOSAL NOS. 2 - 4. THEREFORE, THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF PROPOSAL NOS. 1, 2, 3 AND 4.

VBL Proposal No. 4: Amendment of the Amended and Restated Articles of Association of VBL

General

At the VBL special meeting, VBL shareholders will be asked to amend the Articles (with respect to subsections (i)-(iii), subject to the approval of the VBL Share Capital Increase, the VBL Reverse Share Split and the Name Change) to reflect: (i) the VBL Share Capital Increase, (ii) the VBL Reverse Share Split, (iii) the Name Change, and (iv) the modification to the legal quorum required for VBL’s general meeting of shareholders, which shall consist of at least one (1) shareholder who holds or represents at least 33 1/3% of the voting rights in VBL, effective as of the Effective Time under the Merger Agreement.

It is proposed that the following resolution be adopted at the VBL special meeting:

“RESOLVED, to approve the amendment of the Amended and Restated Articles of Association of VBL (with respect to subsections (i)-(iii), subject to the approval of the VBL Share Capital Increase, the VBL Reverse Share Split and the Name Change), to reflect: (i) the VBL Share Capital Increase, (ii) the VBL Reverse Share Split, (iii) the Name Change, and (iv) the modification to the legal quorum required for VBL’s general meeting of shareholders, which shall consist of at least one (1) shareholder who holds or represents at least 33 1/3% of the voting rights in VBL, effective as of the Effective Time under the Merger Agreement”.

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Required Vote

The affirmative vote of a majority of the voting power present and voting at the VBL special meeting, whether present in person or represented by proxy at the VBL special meeting, is required to approve the amendment of the Articles of VBL.

THE VBL BOARD OF DIRECTORS RECOMMENDS THAT VBL SHAREHOLDERS VOTE “FOR” VBL PROPOSAL NO. 4 TO APPROVE THE AMENDMENT OF THE ARTICLES OF VBL.

PROPOSAL NO. 1 IS CONDITIONED UPON PROPOSAL NOS. 2 - 4. THEREFORE, THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF PROPOSAL NOS. 1, 2, 3 AND 4.

VBL Proposal No. 5: Approval of the Grant of 700,000 VBL RSUs to Prof. Dror Harats

General

Following the readout of the OVAL trial, and in an effort to retain the senior management of VBL, in August 2022, VBL’s compensation committee and board of directors approved the grant of VBL RSUs to VBL’s Chief Executive Officer, Prof. Dror Harats, VBL’s Chief Financial Officer, Sam Backenroth, and VBL’s Senior Vice President, Business Operations, Erez Feige (the “Executive Retention Grants”), under the 2014 Plan. Prof. Harats agreed to receive VBL RSUs in lieu of a more traditional cash retention in order to preserve cash for the benefit of shareholders. The purpose of the retention grant was to incentivize VBL’s executive officers to remain employed by VBL through the strategic process, which the compensation committee and board of directors felt was critical to creating maximal value from the strategic process, and Prof. Harats has met this obligation and been instrumental the negotiating of the Merger and the sale of the VBL Facility, and other strategic efforts. Prof. Harats and Mr. Backenroth were each granted 700,000 VBL RSUs, at an exercise price of NIS 0.01. As of June 29, 2023, the value of each of Prof. Harat’s and Mr. Backenroth’s grants was approximately $170,000. Dr. Feige was granted 300,000 VBL RSUs, at an exercise price of NIS 0.01. As of June 29, 2023, the value of Dr. Feige’s grant was approximately $70,000. The Executive Retention Grants each vest 75% at March 31, 2023, with the remaining 25% vesting on the two year anniversary of the Executive Retention Grants, subject to accelerated vesting upon a Significant Event (as defined in the 2014 Plan), termination without cause, resignation for good reason, or inability to continue the recipient’s duties due to death, illness, or other incapacity. Prof. Harat’s grant is subject to VBL shareholder approval under the Israeli Companies Law. Mr. Backenroth’s and Dr. Feige’s grants are not subject to VBL shareholder approval under Israeli law.

At the VBL special meeting, VBL shareholders will be asked to approve the August 2022 grant of 700,000 VBL RSUs to Prof. Harats, under the 2014 Plan and subject to the execution of VBL’s standard Restricted Share Unit Agreement (the “RSU Grant”) which includes an acceleration clause, as described above. The VBL RSUs shall vest upon and in the manner approved by the compensation committee and the board of directors.

It is proposed that the following resolution be adopted at the VBL special meeting:

“RESOLVED, to approve the grant of 700,000 Restricted Share Units to Prof. Dror Harats, under the 2014 Plan and subject to the execution of the Company’s standard Restricted Share Unit Agreement. The Restricted Share Units shall vest upon and in the manner approved by the Compensation Committee and the Board.”

Required Vote

The affirmative vote of a majority of the voting power present and voting at the VBL special meeting, whether present in person or represented by proxy at the VBL special meeting, is required to approve the RSU Grant. Furthermore, the approval of Proposal 5 requires that either: (i) such majority includes at least a majority of the voting power of the non-controlling and non-interested shareholders who are present in person or by proxy and who vote on such proposal; or (ii) the total votes cast in opposition to the proposal by the non-controlling and non-interested shareholders does not exceed 2% of all of the voting power in VBL.

A shareholder that possesses a personal interest or is a controlling shareholder is qualified to participate in the vote; however, the vote of such shareholder may not be counted towards the majority requirement described in clause (i) above and will not count towards the 2% threshold described in clause (ii) above.

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THE VBL BOARD OF DIRECTORS RECOMMENDS THAT VBL SHAREHOLDERS VOTE “FOR” VBL PROPOSAL NO. 5 TO APPROVE THE GRANT OF 700,000 VBL RSUs TO PROF. HARATS.

VBL Proposal No. 6: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements

General

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that VBL provide shareholders with the opportunity to vote to approve, on non-binding, advisory basis, the payment of certain compensation that will or may become payable by VBL to its named executive officers in connection with the Merger, as disclosed in the section titled “The Merger — Interests of the VBL Directors and Executive Officers in the Merger.”

Upon the consummation of the Merger, it is expected that each of the VBL named executive officers will be terminated without cause. Therefore, VBL is asking shareholders to indicate their approval of the compensation that will or may become payable by VBL to its named executive officers in connection with the Merger. These payments are set forth in the section titled “The Merger—Interests of the VBL Directors and Executive Officers in the Merger,” and the accompanying footnotes. In general, the employment agreements, equity awards and other arrangements pursuant to which these compensation payments may be made have previously formed a part of VBL’s overall compensation program for its named executive officers and previously have been disclosed to shareholders as part of VBL’s annual proxy statements or its other reports filed with the SEC. These historical employment agreements, equity awards and other arrangements were adopted and approved by the compensation committee of VBL, which is composed solely of non-management directors, by the VBL board of directors and by the shareholders of VBL, where applicable, and are believed to be reasonable and in line with marketplace norms.

Accordingly, VBL is seeking approval of the following resolution at the VBL special meeting:

“RESOLVED, that the shareholders of Vascular Biogenics Ltd. approve, on a nonbinding, advisory basis, the compensation that will or may become payable by VBL to its named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled “The Merger — Interests of the VBL Directors and Executive Officers in the Merger.”

Shareholders of VBL should note that this proposal is not a condition to the closing of the Merger, and as an advisory vote, the result will not be binding on VBL, its board of directors or the named executive officers. Further, the underlying employment agreements, equity awards and other arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated and VBL’s named executive officers cease to be employed in connection with the Merger, the named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to the underlying employment agreements, equity awards and other arrangements VBL entered into with these named executive officers.

Required Vote

With respect to the Chief Executive Officer, the affirmative vote of a majority of the voting power present and voting at the VBL special meeting, whether present in person or represented by proxy at the VBL special meeting is required to approve the non-binding advisory vote on compensation that will or may become payable by VBL to its Chief Executive Officer. Furthermore, Chief Executive Officer compensation approval requires that either: (i) such majority includes at least a majority of the voting power of the non-controlling and non-interested shareholders who are present in person or by proxy and who vote on such proposal; or (ii) the total votes cast in opposition to the proposal by the non-controlling and non-interested shareholders does not exceed 2% of all of the voting power in VBL. With respect to all other executive officers, the affirmative vote of the holders of a majority of the voting power present and voting in person or represented by proxy at the VBL special meeting and entitled to vote on the matter, assuming a quorum is present, is required to approve the non-binding advisory vote on compensation that will or may become payable by VBL to its named executive officers in connection with the Merger.

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THE VBL BOARD OF DIRECTORS RECOMMENDS THAT VBL SHAREHOLDERS VOTE “FOR” VBL PROPOSAL NO. 6 TO APPROVE, ON A NON-BINDING ADVISORY VOTE BASIS, COMPENSATION THAT WILL OR MAY BECOME PAYABLE BY VBL TO ITS NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

VBL Proposal No. 7: Nomination and Compensation Terms of the Chief Executive Officer

Background

Executive Officers other than the Chief Executive Officer

The Companies Law requires the compensation of a public company’s office holders (other than the chief executive officer) be approved in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders by a special vote in one of the following two ways:

●	at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, vote in favor of the inconsistent provisions of the compensation package, excluding abstentions; or
●	the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the inconsistent provisions of the compensation package does not exceed two percent (2%) of the aggregate voting rights in the Company.

However, there are exceptions to the foregoing approval requirements with respect to non-director office holders. If the shareholders of the company do not approve the compensation of a non-director office holder, the compensation committee and board of directors may override the shareholders’ disapproval for such non-director office holder provided that the compensation committee and the board of directors each document the basis for their decision to override the disapproval of the shareholders and approve the compensation.

An amendment to an existing compensation arrangement with a non-director office holder requires only the approval of the compensation committee, if the compensation committee determines that the amendment is immaterial. However, if the non-director office holder is subordinate to the chief executive officer, an amendment to an existing compensation arrangement shall not require the approval of the compensation committee if (i) the amendment is approved by the chief executive officer, (ii) the company’s compensation policy allows for such immaterial amendments to be approved by the chief executive officer and (iii) the engagement terms are consistent with the company’s compensation policy.

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Chief Executive Officer

Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee, (ii) the company’s board of directors and (iii) the company’s shareholders (by a special vote as discussed above with respect to the approval of office holders (other than the chief executive officer) compensation). However, if the shareholders of the company do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision provided that they each document the basis for their decision and the compensation is in accordance with the company’s compensation policy.

In the case of a new chief executive officer, the compensation committee may waive the shareholder approval requirement with regard to the compensation of a candidate for the chief executive officer position if the compensation committee determines that: (i) the compensation arrangement is consistent with the company’s compensation policy, (ii) the chief executive officer candidate did not have a prior business relationship with the company or a controlling shareholder of the company and (iii) subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate. However, if the chief executive officer candidate will serve as a member of the board of directors, such candidate’s compensation terms as chief executive officer must be approved in accordance with the rules applicable to approval of compensation of directors.

VBL’s board of directors approved the appointment of Dr. Thomas A. Bock as chief executive officer and his compensation terms subject to the shareholders’ approval at the VBL special meeting prior to the effectiveness of this Registration Statement on Form S-4, to be effective as of the Effective Time under the Merger Agreement.

Dr. Thomas A. Bock, Chief Executive Officer and Director. Dr. Thomas Bock, age 59, joined Notable as a Director in October 2020, was appointed as its interim Chief Executive Officer in February 2021 and was appointed as Chief Executive Officer on a permanent basis in April 2021. Dr. Bock has more than 20 years of biotechnology industry experience plus 10 years of experience in academic medicine and research. From December 2020 to March 2021 he served as a senior advisor to Ordaos, an AI drug design and development company. From July 2020 to January 2021 he served as a founder and CEO of Tirili LLC, an early-stage health technology company. Triggered by his spouse’s inherited BRCA cancer diagnosis, Dr. Bock founded HeritX, and between March 2015 and February 2019, served as CEO and Director of HeritX Inc., a pioneer in cancer prevention through pre-cancer vaccines, immunoprevention, and gene repair. Previously, he served as Senior Vice President Medical Affairs on the executive management team of Alexion Pharmaceuticals, building a start-up into a global leader in ultra-rare disorders. Before joining Alexion, Dr. Bock built and led the worldwide Medical Affairs Departments of Novartis Oncology and Celgene as their Vice President and Global Head of Medical Affairs. Prior to Celgene, Dr. Bock served as the Medical Director of Amgen Europe for hematology and oncology. Prior to joining the biopharmaceutical industry, Dr. Bock worked in medical practice and research in the fields of cancer, stem cell biology, and gene therapy at European medical centers and the US National Human Genome Research Institute. Dr. Bock earned his M.D. at RWTH Aachen University and his M.B.A. at Columbia Business School. Dr Bock has also served as the Board Chair of Columbia Business School’s Healthcare Advisory Board. Based on his extensive management and scientific experience across the biopharmaceutical industry and academic medicine, the combined organization believes Dr. Bock is qualified to be on the Board.

For detailed information regarding the compensation of Dr. Bock see the section titled “Notable Executive Compensation” in this proxy statement/prospectus/information statement.

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It is proposed that the following resolution be adopted at the VBL special meeting:

“RESOLVED, to approve the appointment of Dr. Thomas A. Bock and his compensation terms as the chief executive officer, effective as of the Effective Time under the Merger Agreement.”

Required Vote

The affirmative vote of a majority of the voting power present and voting at the VBL special meeting, whether present in person or represented by proxy at the VBL special meeting, is required to approve appointment of Dr. Thomas A. Bock and his compensation terms as the chief executive officer. Furthermore, the approval of Proposal 7 requires that either: (i) such majority includes at least a majority of the voting power of the non-controlling and non-interested shareholders who are present in person or by proxy and who vote on such proposal; or (ii) the total votes cast in opposition to the proposal by the non-controlling and non-interested shareholders does not exceed 2% of all of the voting power in VBL.

A shareholder that possesses a personal interest or is a controlling shareholder is qualified to participate in the vote; however, the vote of such shareholder may not be counted towards the majority requirement described in clause (i) above and will not count towards the 2% threshold described in clause (ii) above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE FOREGOING RESOLUTIONS.

BOARD RECOMMENDATION

VBL Proposal No. 8: Nomination of Directors and Their Compensation and Indemnification Terms

General

In accordance with the Articles, a director is elected annually and holds office until the next annual general meeting of shareholders following the general meeting at which such director was elected or until his or her earlier resignation or removal pursuant to a resolution of a general meeting of shareholders or applicable law.

The Companies Law requires that a person may not be elected or otherwise serve as a director of a public company if they do not have the required qualifications and the ability to dedicate an appropriate amount of time for the performance of their position as director of the company, taking into consideration, among other factors, the special needs and size of the company. A general shareholder meeting of a public company at which the appointment of a director is to be considered may not be held unless the nominee has declared to the company, inter alia, that he or she complies with the above-mentioned requirements, and provides details of his or her applicable qualifications.

Each of the proposed nominees, Dr. Thomas A. Bock, Mr. Peter Feinberg, Ms. Michele Galen and Mr. Tuomo Pätsi, has declared that he or she complies with the required qualifications under the Companies Law for appointment as a director, detailing his or her applicable qualifications, and that he or she is capable of dedicating the appropriate amount of time for the performance of his or her role as a member of the board of directors, taking into consideration, among other factors, the specific needs and size of the combined organization. In addition, Mr. Peter Feinberg, Ms. Michele Galen and Mr. Tuomo Pätsi each has also declared that he or she complies with the criteria of an Independent Director under the Companies Law.

As described in the section titled “Executive Officers and Directors Following the Merger - Director Independence”, 3 of these nominees (Mr. Peter Feinberg, Ms. Michele Galen and Mr. Tuomo Pätsi) satisfy the independence criteria for board members under the applicable Nasdaq Rules as well as the criteria of an Independent Director under the Companies Law.

The nominating and corporate governance committee nominated, and the board of directors approved the recommendation of the nominating and corporate governance committee with respect to, the above list of nominees for election as directors (including the external directors) at the VBL special meeting, prior to the effectiveness of this Registration Statement on Form S-4, to be effective as of the Effective Time under the Merger Agreement.

Under the Companies Law, the compensation of a public company’s directors (which are not considered controlling directors or relatives thereof) requires the approval of (i) its compensation committee, (ii) its board of directors and, (iii) the approval of its shareholders at a general meeting, unless exempted under regulations promulgated under the Companies Law. In addition, if the compensation of a public company’s directors is inconsistent with the company’s compensation policy, then those inconsistent provisions must be separately considered by the compensation committee and board of directors, and approved by the shareholders (by a special vote as discussed under Proposal No. 7 above with respect to the approval of office holders (other than the chief executive officer) compensation).

For detailed information regarding the compensation policy of VBL and the compensation terms for the board of directors see the section titled “VBL Executive Compensation – Non-Employee Director Compensation Policy” in this proxy statement/prospectus/information statement. Dr. Thomas A. Bock’s compensation terms as an executive director shall be set in accordance with the CEO’s compensation terms, as further detailed in Resolution No. 7 above, and so long as Dr. Bock serves as CEO (executive director).

In addition, VBL’s Amended and Restated Articles of Association allow VBL to exculpate, indemnify and insure each of its directors and office holders to the fullest extent permitted by the Companies Law. Effective upon the closing of the Merger, each of the elected directors (including the External Directors nominated under Proposal No. 9) shall enter into an indemnification agreement with the combined organization in a form previously approved by the shareholders of VBL, subject to the combined organization’s purchase of a directors and officers insurance policy. The maximum indemnification amount set forth in such indemnification agreements shall be as set forth in Proposal Nos. 8 and 9.

As part of its indemnification agreements, VBL currently provides indemnification limited to an amount equal to $5,000,000 per occurrence and $10,000,000 in the aggregate, under the circumstances of indemnification as outlined in the indemnification agreements. As part of the closing of the Merger, it is intended that VBL will increase the amount under the personal indemnification agreements, to the lower of: (i) $25,000,000, and (ii) the coverage amount of the then effective directors and officers insurance policy, effective as of the closing of the Merger until the combined organization’s next general meeting of the shareholders.

The change of the indemnification amount of the directors, requires the approval of (i) VBL’s compensation committee, (ii) VBL’s board of directors and, (iii) the approval of VBL’s shareholders at a general meeting. In addition, if the compensation of a public company’s directors is inconsistent with the company’s compensation policy, then those inconsistent provisions must be separately considered by the compensation committee and board of directors, and approved by the shareholders (by a special vote as discussed under Proposal No. 7 above with respect to the approval of office holders (other than the chief executive officer) compensation), under the heading “Executive Officers other than the Chief Executive Officer”. The increase of the indemnification amount is in accordance with the provisions of VBL’s compensation policy.

The compensation committee approved and recommended, and the board of directors approved the recommendation of the compensation committee with respect to, the compensation terms of the nominated directors, including the execution of exculpation and indemnification agreements, and their alignment with VBL’s compensation policy prior to the effectiveness of this Registration Statement on Form S-4.

Background information on each of the nominees is as follows:

Dr. Thomas A. Bock. Dr. Thomas Bock, age 59, joined Notable as a Director in October 2020, was appointed as its interim Chief Executive Officer in February 2021 and was appointed as Chief Executive Officer on a permanent basis in April 2021. Dr. Bock has more than 20 years of biotechnology industry experience plus 10 years of experience in academic medicine and research. From December 2020 to March 2021 he served as a senior advisor to Ordaos, an AI drug design and development company. From July 2020 to January 2021 he served as a founder and CEO of Tirili LLC, an early-stage health technology company. Triggered by his spouse’s inherited BRCA cancer diagnosis, Dr. Bock founded HeritX, and between March 2015 and February 2019, served as CEO and Director of HeritX Inc., a pioneer in cancer prevention through pre-cancer vaccines, immunoprevention, and gene repair. Previously, he served as Senior Vice President Medical Affairs on the executive management team of Alexion Pharmaceuticals, building a start-up into a global leader in ultra-rare disorders. Before joining Alexion, Dr. Bock built and led the worldwide Medical Affairs Departments of Novartis Oncology and Celgene as their Vice President and Global Head of Medical Affairs. Prior to Celgene, Dr. Bock served as the Medical Director of Amgen Europe for hematology and oncology. Prior to joining the biopharmaceutical industry, Dr. Bock worked in medical practice and research in the fields of cancer, stem cell biology, and gene therapy at European medical centers and the US National Human Genome Research Institute. Dr. Bock earned his M.D. at RWTH Aachen University and his M.B.A. at Columbia Business School. Dr Bock has also served as the Board Chair of Columbia Business School’s Healthcare Advisory Board. Based on his extensive management and scientific experience across the biopharmaceutical industry and academic medicine, the combined organization believes Dr. Bock is qualified to be on the Board.

Peter Feinberg. Mr. Feinberg, age 62, has over 30 years of experience in the financial services industry. Since April 2020, Mr. Feinberg has been a founder of Sporos Bioventures, Inc, a private biotechnology company focused on transforming the drug development process across oncology. Since June 2019, Mr. Feinberg has served as Partner and Founding Member of Boxcar Partners and Boxcar PMJ LP, a venture capital investment firm with a focus on biotechnology investing. Since October 2018, Mr. Feinberg has also been the co-founder of Emerging Security Solutions. Mr. Feinberg is the co-founder of BridgeBio Pharma, Inc. (Nasdaq: BBIO), a publicly traded biotechnology company focusing on genetic diseases, which he helped found in December, 2014. Previously, Mr. Feinberg served as a Managing Director and Head of Institutional Equities Trading at Oppenheimer & Co, with his tenure ranging from July 1982 to December 2015. Mr. Feinberg has served on the board of directors of Immuneering Corporation (Nasdaq: IMRX), a biotechnology company that aims to apply bioinformatics to create a new approach to drug discovery, since 2021. Mr. Feinberg received his B.S. in finance from Whittier College. The combined organization believes that Mr. Feinberg is qualified to serve on its board of directors due to his extensive leadership skills and experience in the financial and biotechnology industries.

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Michele Galen. Ms. Galen, age 66, was the SVP & Chief Communications Officer of Shire Pharmaceuticals PLC, from April 2015 to June 2016. From July 2016 to the present, she has been an executive and leadership development coach and organizational consultant for biopharma executives at Michele Galen LLC of which she is the founder and group coach for rising leaders at Modern Professional Coaching LLC, for which she is the co-founder. Previously, Ms. Galen was the Head of Communications for Novartis International AG, from January 2012 to January 2015. Prior to this appointment, Ms. Galen served as Vice President and Global Head, Communications and Advocacy for Novartis Pharmaceuticals, based in Basel, Switzerland. Ms. Galen joined Novartis Pharmaceuticals Corporation (“NPC”) in the United States in 2001. During her tenure at NPC, she also served as Vice President and Global Head, Oncology Affairs; Vice President and Global Head, Communications and External Affairs for Novartis Molecular Diagnostics; and Vice President, Corporate Communications, NPC. Prior to joining NPC, Ms. Galen was a Managing Director in the Corporate Practice at a leading global public relations firm in New York specializing in change communication, issues management and strategic philanthropy. She also is an award-winning journalist and served as Legal Affairs and Social Issues Editor at Business Week magazine. Ms. Galen was a director of Cardax, Inc. from January 2017 to October 2021 and served as a board member of the Global Health Council, and Global Oncology. Ms. Galen is a member of the New York State Bar and practiced at Stroock, Stroock + Lavan, and Skadden, Arps, Slate, Meagher & Flom. Ms. Galen received her J.D. from New York University School of Law, her M.S. in journalism from Columbia University and her bachelor’s degree in psychology from The George Washington University. The combined organization believes that Ms. Galen is qualified to serve on its board of directors due to her extensive communication, organizational change and business and patient advocacy experience in the biotechnology and media/public relations industry.

Tuomo Pätsi. Mr. Pätsi, age 58, has over 30 years of experience working in the biotech and pharmaceutical industries. Since March 2022, Mr. Pätsi has served as an advisor to various biopharma companies and investors. Between July 2020 and February 2022, he served as the Executive Vice President of Seagen Inc. (Nasdaq: SGEN), a US-based cancer-focused biotechnology company. Between November 2012 and June 2020, he served in various capacities at Celgene Corp., which was later acquired by Bristol-Myers Squibb Company (NYSE: BMY), including serving as the President of the EMEA region and Worldwide Markets and President of European and International Operations, engaged primarily in the development, and commercialization of therapies for the treatment of cancer. Mr. Pätsi participated in strategic deals and partnerships and co-led the international commercial integration of Celgene and Bristol-Myers Squibb Company. Prior to his work at Celgene, Mr. Pätsi served as Vice President of Europe for Human Genome Science, and over a period of 11 years he served in roles of increasing responsibility at Amgen Inc., in Europe and the United States. Mr. Pätsi has served as board member of Aqsens Health since April 2023 and as a non-executive director of Faron Pharmaceuticals Ltd. (AIM London: FARN, Nasdaq Helsinki First North: FARON), since March 2023. Mr. Pätsi is a registered pharmacist and holds an MSc in pharmacology from the School of Pharmacy, Helsinki University. The combined organization believes that Mr. Pätsi is qualified to serve on its board of directors due to his extensive management skills and experience in the biotechnology and pharmaceutical industries.

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It is proposed that the following resolutions be adopted at the VBL special meeting:

“RESOLVED, to approve the election of each of Dr. Thomas A. Bock; Peter Feinberg; Michele Galen; and Tuomo Pätsi and the compensation terms of all non-employee directors of VBL, effective as of the Effective Time under the Merger Agreement and until the next annual general meeting of the shareholders or until his/her earlier resignation or removal.”

“RESOLVED FURTHER, to approve the entry into personal indemnification and exculpation agreements with each of Dr. Thomas A. Bock; Peter Feinberg; Michele Galen; and Tuomo Pätsi, in accordance with the terms set forth above and VBL’s standard terms of exculpation and indemnification for officers and directors.”

“RESOLVED, FURTHER to increase the indemnification amount under VBL’s indemnification agreement to the lower of: (i) $25,000,000, and (ii) the coverage amount of the then effective directors and officers insurance policy, effective as of the closing of the Merger and until the next general meeting of the shareholders.”

Required Vote

The affirmative vote of a majority of the voting power present and voting at the VBL special meeting, whether present in person or represented by proxy at the VBL special meeting, is required to approve the nomination of the directors.

THE VBL BOARD OF DIRECTORS RECOMMENDS THAT VBL SHAREHOLDERS VOTE “FOR” VBL PROPOSAL NO. 8 TO APPROVE THE NOMINATION AND COMPENSATION AND INDEMNIFICATION TERMS OF EACH OF THE DIRECTORS, AS WELL AS THE ENTRY INTO EXCULPATION AND INDEMNIFICATION AGREEMENTS WITH EACH OF THE ELECTED DIRECTORS, EFFECTIVE AS OF THE EFFECTIVE TIME UNDER THE MERGER AGREEMENT.

VBL Proposal No. 9: Nomination of External Directors and Their Compensation and Indemnification Terms

General

In addition to the appointment of the directors and their compensation terms under Proposal No. 8, the VBL nominating and corporate governance committee and board of directors nominated Thomas I. H. Dubin and Thomas Graney for election as external directors and their compensation and indemnification terms at the VBL special meeting prior to the effectiveness of this Registration Statement on Form S-4, to be effective as of the Effective Time under the Merger Agreement.

Messrs. Dubin and Graney, the proposed nominees for election, have declared that they comply with the required qualifications under the Companies Law for election as an external director, detailing their applicable qualifications and that they are capable of dedicating the appropriate amount of time for the performance of their role as a member of the board.

In addition, the nominating and corporate governance committee, the audit committee and the board of directors of VBL have each determined that Messrs. Dubin and Graney meet the applicable criteria for External Directors under the Companies Law and that, as described in the section titled “Executive Officers and Directors Following the Merger - Director Independence”, they also meet the board of directors’ independence criteria under Nasdaq Rules.

The nominating and corporate governance committee and the board of directors of VBL each recommended, prior to the effectiveness of this Registration Statement on Form S-4, that Messrs. Dubin and Graney be nominated for election as external directors for a three-year period. If elected as external directors, Messrs. Dubin and Graney will hold office for a three-year period commencing as of the Effective Time under the Merger Agreement, unless their office is vacated earlier in accordance with the provisions of the Companies Law and the Articles. If for any reason either of Messrs. Dubin and Graney should be unable to serve, another person will be elected in accordance with applicable law.

The proposed compensation terms for the external directors (including cash and equity) shall be linked to the average compensation terms of the independent directors, as approved in Proposal No. 8 and as may be increased from time to time, and may include cash and/or equity based compensation, in accordance with the provisions of the Israeli Companies Law and the regulations promulgated thereunder.

As part of its indemnification agreements, VBL currently provides indemnification limited to an amount equal to $5,000,000 per occurrence and $10,000,000 in the aggregate, under the circumstances of indemnification as outlined in the indemnification agreements. As part of the closing of the Merger, it is intended that VBL will increase the coverage amount under the personal indemnification agreements, to the lower of (i) $25,000,000, and (ii) the coverage amount of the then effective directors and officers insurance policy, effective as of the closing of the Merger and until the combined organization’s next general meeting of the shareholders.

The change of the indemnification amount of the directors requires the approval of (i) VBL’s compensation committee, (ii) VBL’s board of directors and, (iii) the approval of VBL’s shareholders at a general meeting. In addition, if the compensation of a public company’s directors is inconsistent with the company’s compensation policy, then those inconsistent provisions must be separately considered by the compensation committee and board of directors, and approved by the shareholders (by a special vote as discussed under Proposal No. 7 above with respect to the approval of office holders (other than the chief executive officer) compensation), under the heading “Executive Officers other than the Chief Executive Officer”. The indemnification amount is in accordance with the provisions of VBL’s compensation policy.

The compensation committee approved and recommended, and the board of directors approved the recommendation of the compensation committee with respect to, the compensation and its alignment with VBL’s compensation policy, of the above nominees as external directors prior to the effectiveness of this Registration Statement on Form S-4, to be effective as of the Effective Time under the Merger Agreement. It should be clarified that the decision regarding the compensation of the external directors will, subject to any applicable laws and regulations, also include a principle entitlement to receive (in the future, if at all) capital compensation in addition and/or instead of their fees (cash compensation), so that if the combined organization chooses during their term of office to grant other directors capital compensation under specific plan, such a grant will - in principle - be possible for the external directors as well. In addition, it is further clarified that the decision on the compensation terms of the external directors also includes the execution of exculpation and indemnity arrangements, similar to the rest of the directors.

For additional information regarding External Directors see Section “Executive Officers and Directors Following the Merger – External Directors”.

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The biographical information for each of Thomas I. H. Dubin and Thomas Graney, each of whose election as an external director will be subject to ratification at the special meeting, appears below:

Thomas I. H. Dubin. Mr. Dubin, age 61, is a pharmaceutical executive and attorney. During the last five years Mr. Dubin has served as an advisor and board member to various biopharma and other companies. From 2001 through 2013 he was the Chief Legal Officer and member of the core executive team that grew Alexion Pharmaceuticals (“Alexion”) from development stage to membership in the S&P 500. At Alexion, Mr. Dubin led legal, government affairs, pricing and reimbursement, human resources, corporate communications, and other functions, and held commercial responsibility for the company’s Australasia region. Prior to Alexion, Mr. Dubin served as Vice President and General Counsel of ChiRex, Inc. and Assistant General Counsel of Warner-Lambert Company. Mr. Dubin began his career as a corporate attorney with Cravath, Swaine & Moore in New York City. Mr. Dubin currently serves as Executive Chair of Cellphire Therapeutics, Chair of Norwalk Hospital, board member of Connecticut Innovations, member of the Yale School of Public Health Leadership Council and advisory board member of Mythic Pharmaceuticals. Mr. Dubin was a board member of BioBlast Pharmaceuticals (Nasdaq: ORPN) from 2015 to 2018, and a trustee of American Jewish World Service from 2014 to 2021. Mr. Dubin received his J.D. from New York University School of Law, his M.P.H. from Yale University School of Public Health and his B.A. from Amherst College, cum laude. The combined organization believes that Mr. Dubin is qualified to serve on its board of directors due to his extensive legal and business skills and experience in the biotechnology industry.

Thomas Graney. Mr. Graney, age 58, has extensive global finance experience that spans corporate development, commercial strategy, portfolio management and supply chain management, communication and investor relations. Since May 2021, Mr. Graney has been the Chief Executive Officer of Oxurion NV (Euronext Brussels: OXUR). Prior to his promotion to Chief Executive Officer, Mr. Graney served as the Chief Financial Officer of Oxurion NV. From February 2019 to April 2020, Mr. Graney served as the Chief Financial Officer of Generation Bio. Prior to that, Mr. Graney was Senior Vice President and Chief Financial Officer at Vertex Pharmaceuticals Inc. from September 2017 to February 2019 and the Chief Financial Officer and Senior Vice President of Finance & Corporate Strategy at Ironwood Pharmaceuticals, from September 2014 to September 2017. Prior to Ironwood Pharmaceuticals, Mr. Graney spent more than 20 years working with Johnson & Johnson and its affiliates, serving for four years as worldwide vice president of finance and Chief Financial Officer of Ethicon. Mr. Graney currently serves as a board member of Mogrify Ltd. and AC Immune SA (Nasdaq: ACIU). Mr. Graney is a Chartered Financial Analyst charterholder; he received his B.S. in accounting from the University of Delaware, and his M.B.A. in Marketing, Finance and International Business from the Leonard N. Stern School of Business at New York University. The combined organization believes that Mr. Graney is qualified to serve on its board of directors due to his extensive financial skills and experience in the biotechnology and pharmaceutical industries.

Following the VBL special meeting, if this Proposal No. 9 is approved, the Board of Directors will consist of seven directors.

The vote for the approval of the election of each of the external directors shall be made separately.

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It is proposed that the following resolutions be adopted at the VBL special meeting:

“RESOLVED, that the election of each of Thomas I. H. Dubin and Thomas Graney as an external director of VBL, each for a three-year term, and their compensation terms (including cash and equity), which will be linked to the average compensation terms of the independent directors as approved in Proposal No. 8 and as may be increased from time to time, and may include cash and/or equity based compensation, and in compliance with the provisions of the Israeli Companies Law and the regulations promulgated thereunder, are hereby approved, effective as of the Effective Time under the Merger Agreement.”

“RESOLVED FURTHER, to approve the entry into personal indemnification and exculpation agreements with each of Thomas I. H. Dubin and Thomas Graney, in accordance with the terms set forth above and VBL’s standard terms of exculpation and indemnification for officers and directors.”

“RESOLVED, FURTHER to increase the indemnification amount under VBL’s indemnification agreement to the lower of: (i) $25,000,000, and (ii) the coverage amount of the then effective directors and officers insurance policy, effective as of the closing of the Merger and until the next general meeting of the shareholders.”

Required Vote

The provisions of the Companies Law set forth special approval requirements for the election of external directors. External directors must be elected by a majority vote of the shares present and voting at a meeting of shareholders, provided that either:

●	such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in the election of the external director (other than a personal interest not deriving from a relationship with a controlling shareholder) that are voted at the meeting, excluding abstentions; or

●	the total number of shares voted by non-controlling shareholders and by shareholders who do not have a personal interest in the election of the external director against the election of the external director does not exceed 2% of the aggregate voting rights in the company.

The term “controlling shareholder” as used in the Companies Law for purposes of all matters related to external directors and for certain other purposes (such as the requirements related to appointment to the audit committee or compensation committee, as described below), means a shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint a majority of the directors of the company or its general manager.

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THE VBL BOARD OF DIRECTORS RECOMMENDS THAT VBL SHAREHOLDERS VOTE “FOR” VBL PROPOSAL NO. 9 TO APPROVE THE NOMINATION OF THE EXTERNAL DIRECTORS AND THEIR COMPENSATION AND INDEMNIFICATION TERMS, AS WELL AS THE ENTRY INTO EXCULPATION AND INDEMNIFICATION AGREEMENTS WITH EACH OF THE ELECTED DIRECTORS, EFFECTIVE AS OF THE EFFECTIVE TIME UNDER THE MERGER AGREEMENT.

VBL Proposal No. 10: Approval of the VB-601 Asset Sale

General

As part of VBL’s strategic process resulting in the Merger, beginning in August 2022, VBL engaged with more than 15 parties who expressed interest in the VB-601 Asset. Seven of these parties signed mutual confidentiality agreements with VBL to conduct due diligence, none of which included standstill obligations, and six were provided access to the VBL due diligence data room.

Prior to the VB-601 Offer and signed non-binding term sheet with Wellbeing in June 2023, two parties submitted non-binding offers, however, one offer was withdrawn in December 2022 and one offer was not considered actionable by the VBL board of directors as it would require a capital outlay from VBL and the company submitting the offer had not yet been funded.

VB-601 Offer

On June 20, 2023, Wellbeing submitted an initial non-binding term sheet to Mr. Kozin, chairman of the VBL board of directors, to purchase (or have one of its assignees purchase) the VB-601 Asset for total consideration of up to $10 million. The VB-601 Initial Offer consisted of a $250,000 upfront payment and up to $9.75 million in clinical and commercial milestones. The VB-601 Offer includes a 90-day exclusivity period and other reasonable and customary closing conditions for a transaction of this type and nature. In addition, the VB-601 Asset Sale would qualify as a related party transaction requiring audit committee and board of directors approval. Between June 20 and June 28, 2023, Mr. Kozin negotiated the terms of the VB-601 Initial Offer with Wellbeing, and on June 28, 2023, Wellbeing submitted a revised term sheet replacing a commercial milestone with uncapped consideration via a royalty on net sales and agreeing to assume certain VB-601 direct program specific liabilities to be listed in the definitive agreement. The revised VB-601 offer consists of a $250,000 upfront payment to be paid upon closing, up to a total of $4.75 million in clinical and commercial milestones, and a low to mid single digit percentage tiered royalty on net sales above $50 million (“VB-601-Offer”). The VBL audit committee and board of directors, excluding the Interested parties, evaluated the VB-601 Offer and the merits of the proposed VB-601 Sale. As there were no other alternate offers to monetize the VB-601 Asset and given the uncertain prospects on an alternate transaction that could be executed prior to the closing of the Merger, at which time, per the Merger Agreement, the VB-601 assets would remain in the combined company for no additional consideration to VBL or its shareholders, the Board determined that it was in the best interest of VBL shareholders to enter into the non-binding term sheet. VBL’s board of directors also resolved that the closing of the VB-601 Asset Sale would be subject to the separate approval of the VBL shareholders at the Special Meeting. The VB-601 Asset Sale is not a condition to the closing of the Merger and the Merger will be consummated without the VB-601 Asset Sale in the event VBL shareholders do not vote in favor of the sale. Subsequent to the VBL board of directors approving the VB-601 Offer, on June 30, 2023, VBL executed the non-binding term sheet with Wellbeing. There can be no assurance that the VB-601 Asset Sale, will be successfully consummated or enhance shareholder value.

Related Party Transaction

Wellbeing intends to form a new company and recruit Prof. Harats, Dr. Feige, and Mr. Backenroth as investors and partners to manage the company and develop VB-601 Asset due to their historical knowledge of the program. The Interested Parties recused themselves from discussions and negotiations between VBL and Wellbeing regarding the VB-601 Offer.

For additional information regarding Related Party Transaction Under Israeli Law see Section “Related Party Transactions of Directors and Executive Officers of the Combined Organization — Related Party Transactions Under Israeli Law — Approval of Related Party Transactions Under Israeli Law.”

At the VBL special meeting, VBL shareholders will be asked to approve the VB-601 Asset Sale. The Merger is not contingent on the VB-601 Asset sale and will be consummated even if the VBL shareholders vote in favor of the Merger and not the VB-601 Asset sale. In the event the shareholders do not approve the VB-601 Asset Sale and no alternate transaction is completed prior to the closing of the Merger, the closing of the Merger will occur without the sale of the VB-601 Asset.

It is proposed that the following resolution be adopted at the VBL special meeting:

“RESOLVED, to approve the VB-601 Asset Sale.”

Required Vote

The affirmative vote of a majority of the voting power present and voting at the VBL special meeting, whether present in person or represented by proxy at the VBL special meeting, is required to approve the VB-601 Asset Sale.

THE VBL BOARD OF DIRECTORS RECOMMENDS THAT VBL SHAREHOLDERS VOTE “FOR” VBL PROPOSAL NO. 10 TO APPROVE THE VB-601 ASSET SALE.

VBL Proposal No. 11: Approval of Possible Adjournment or Postponement of the Special Meeting

If VBL fails to receive a sufficient number of votes to approve VBL Proposal Nos. 1-4, VBL may propose to adjourn the VBL special meeting, for a period of not more than 21 days, for the purpose of soliciting additional proxies (without changing the record date) to approve VBL Proposal Nos. 1-4. VBL currently does not intend to propose adjournment or postponement at the VBL special meeting if there are sufficient votes to approve VBL Proposal Nos. 1-4.

Required Vote

The affirmative vote of a majority of the voting power present and voting at the VBL special meeting, whether present in person or represented by proxy at the VBL special meeting, is required to approve the adjournment or postponement of the VBL special meeting for the purpose of soliciting additional proxies to approve VBL Proposal Nos. 1-4.

THE VBL BOARD OF DIRECTORS RECOMMENDS THAT THE VBL SHAREHOLDERS VOTE “FOR” VBL PROPOSAL NO. 11 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF VBL PROPOSAL NOS. 1-4.

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CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations applicable to beneficial owners of Notable Common Stock and VBL Ordinary Shares (referred to in this section as the “VBL Securities”) with respect to the Deemed Domestication (as defined below) and the Merger.

This discussion applies only to Notable Common Stock and VBL Securities that are held as “capital assets” within the meaning of Section 1221 of the Code for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury Regulations, administrative rules, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements set forth herein. Neither Notable nor VBL has sought, and will not seek, any rulings from the IRS with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements, positions and conclusions.

The following discussion does not purport to be a complete analysis of all potential tax effects resulting from the completion of the Merger and does not address the tax treatment of any other transactions occurring in connection with the Merger. Furthermore, it does not address all aspects of U.S. federal income taxation that may be relevant to particular Notable or VBL shareholders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state, local, or non-U.S. tax laws, any tax treaties or tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

●	banks, insurance companies, or other financial institutions;

●	tax-exempt or governmental organizations;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

●	dealers in securities or foreign currencies;

●	persons whose functional currency is not the U.S. dollar;

●	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

●	specified foreign corporations (including “controlled foreign corporations”), PFICs, and corporations that accumulate earnings to avoid U.S. federal income tax;

●	persons deemed to sell Notable Common Stock or VBL Securities under the constructive sale provisions of the Code;

●	persons that acquired Notable Common Stock or VBL Securities through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

●	persons that hold Notable Common Stock or VBL Securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction;

●	certain former citizens or long-term residents of the United States;

●	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

●	except as specifically provided below, persons that actually or constructively hold 5% or more (by vote or value) of any class of shares of VBL; or

●	S-corporations, partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notable Common Stock or VBL Securities, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Notable Common Stock or VBL Securities should consult with their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. Holder” is a Notable or VBL shareholder that, for U.S. federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

If a Notable or VBL shareholder is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The U.S. federal income tax considerations generally applicable to Non-U.S. Holders are described below under the heading “— U.S. Federal Income Taxation of Non-U.S. Holders.”

ALL NOTABLE AND VBL SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Residency of VBL for U.S. Federal Income Tax Purposes

Although VBL is incorporated under the laws of Israel, VBL expects it will be treated as a U.S. corporation (and therefore a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code if the Merger is completed. For U.S. federal income tax purposes, a corporation is generally considered a U.S. or “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” or non-U.S. corporation (or non-U.S. tax resident) if it is not organized in the United States. Because VBL is an entity incorporated under the laws of Israel, it would generally be classified as a non-U.S. corporation (or non-U.S. tax resident) absent the Merger. Section 7874 of the Code provides an exception under which a corporation organized outside the United States may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

Under Section 7874 of the Code, a corporation created or organized outside the United States will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes if the following conditions are met: (i) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation, including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation (the consummation of the Merger will satisfy this requirement), (ii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80% of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation, and (iii) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the country in which the non-U.S. corporation is created or organized relative to such expanded affiliated group’s worldwide activities (a transaction that satisfies all the requirements (i) through (iii) is referred to herein as an “80% Inversion”).

As noted above, an 80% Inversion will not occur if, after the acquisition, the “expanded affiliated group” which includes the non-U.S. acquiring corporation has “substantial business activities” in the foreign country in which, or under the law of which, the non-U.S. corporation is created or organized when compared to the total business activities of such expanded affiliated group (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the non-U.S. acquiring corporation’s “expanded affiliated group” must be based, located and derived, respectively, in the country in which the non-U.S. acquiring corporation is a tax resident after the acquisition. VBL believes that it will not satisfy the Substantial Business Activities Test because the subsidiaries of the companies that will comprise the “expanded affiliated group” of VBL will not have the requisite substantial business activities in Israel.

Based upon the terms of the Merger VBL believes that the Merger will result in an 80% Inversion. Accordingly, VBL is expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code if the Merger is completed.

The remainder of this discussion assumes that VBL will be treated as a U.S. corporation for U.S. federal income tax purposes. If the Notable stockholders are treated as owning less than 80% of the combined organization following the Merger, the tax consequences described herein would materially and fundamentally differ. In such circumstances, VBL would remain a foreign corporation for U.S. tax purposes, and would (based on certain assumptions) likely be classified as a “surrogate foreign corporation” under Section 7874 of the Code. Such classification would result in certain gain and income to VBL becoming subject to U.S. federal income tax for a period of ten (10) years after the Merger. Further, in such circumstances, Notable U.S. Holders may recognize gain on the Merger.

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EACH INVESTOR SHOULD CONSULT WITH ITS TAX ADVISOR REGARDING THE CONSEQUENCES OF THE MERGER BEING TREATED AS AN 80% INVERSION.

U.S. Federal Income Taxation of U.S. Holders of VBL Securities

The Deemed Domestication

It is the opinion of Goodwin Procter LLP that, as a result of the 80% Inversion, pursuant to the U.S. Treasury Regulations under Section 7874 of the Code, VBL will be deemed to convert from a non-U.S. corporation to a U.S. corporation in an F Reorganization that occurs at the end of the day immediately preceding the Merger (the “Deemed Domestication”). Therefore, subject to certain rules discussed under “—U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b)” and “— U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules,” the following should be deemed to occur for U.S. federal income tax purposes:

●	VBL should be deemed to (i) transfer all of its assets and liabilities to a newly-formed U.S. corporation in exchange for all of the outstanding common stock of the newly-formed U.S. corporation, and then (ii) distribute such common stock to the shareholders of VBL in a deemed liquidation of VBL, and the taxable year of VBL should end on the day immediately preceding the Merger;

●	a U.S. Holder that is deemed to exchange its VBL Securities in the Deemed Domestication should not recognize any gain or loss on such exchange;

●	the tax basis of a security deemed to have been received by a U.S. Holder in the Deemed Domestication should be equal to the U.S. Holder’s adjusted tax basis in the VBL Security deemed to be surrendered in exchange therefor; and

●	the holding period for a security deemed to have been received by a U.S. Holder should include such U.S. Holder’s holding period for the VBL Security deemed to be surrendered in exchange therefor.

The Deemed Domestication is mandated by Section 7874 of the Code and the U.S. Treasury Regulations thereunder in connection with an 80% Inversion but will only happen for U.S. federal income tax purposes. VBL will not actually issue new securities in connection with the Deemed Domestication. Therefore, for all purposes (other than U.S. federal income tax purposes), the VBL shareholders will continue to hold the same VBL Securities held before the Deemed Domestication, subject to the U.S. federal income tax consequences discussed above and references to VBL Securities in the remainder of this discussion will include the securities in VBL (as a U.S. corporation) deemed issued in the Deemed Domestication.

THE RULES GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DEEMED DOMESTICATION ARE COMPLEX. U.S. HOLDERS OF VBL SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE DEEMED DOMESTICATION.

Effects of Section 367(b)

Section 367(b) of the Code applies to certain non-recognition transactions involving non-U.S. corporations, including the Deemed Domestication. When it applies, Section 367(b) imposes U.S. federal income tax on certain U.S. persons in connection with transactions that otherwise would generally be tax-free. Section 367(b) may apply with respect to U.S. Holders of VBL Securities on the date of the Deemed Domestication.

U.S. Holders that Own More than 10 Percent (by Vote or Value) of VBL

A U.S. Holder who on the date of the Deemed Domestication beneficially owns (actually or constructively, including by taking into account a U.S. Holder’s ownership of public warrants) 10% or more of the total combined voting power of all VBL Securities entitled to vote or 10% or more of the total value of all classes of VBL stock (a “10% Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the VBL Securities it directly owns, within the meaning of U.S. Treasury Regulations under Section 367 of the Code. Complex attribution rules apply in determining whether a U.S. Holder is a 10% Shareholder. U.S. Holders should consult their tax advisors regarding such attribution rules.

A 10% Shareholder’s “all earnings and profits amount” with respect to its VBL Securities is the net positive earnings and profits of VBL (as determined under U.S. Treasury Regulations under Section 367 of the Code) attributable to such VBL Securities (as determined under U.S. Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such VBL Securities. U.S. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the U.S. Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

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VBL does not expect to have significant cumulative net earnings and profits, if any, on the date of the Deemed Domestication. If VBL’s cumulative net earnings and profits through the date of the Deemed Domestication is less than or equal to zero, then a 10% Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its VBL Securities. It is possible, however, that the amount of VBL’s cumulative net earnings and profits may be greater than expected through the date of the Deemed Domestication in which case a U.S. Holder that is a 10% Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend as a result of the Deemed Domestication.

U.S. Holders that Own Less than 10 Percent (by Vote and Value) of VBL

A U.S. Holder who, on the date of the Deemed Domestication beneficially owns (actually or constructively, including by taking into account a U.S. Holder’s ownership of public warrants) VBL Securities with a fair market value of $50,000 or more but is not a 10% Shareholder, will recognize gain (but not loss) with respect to the Deemed Domestication, or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder, as described below.

Unless a U.S. Holder makes the “all earnings and profits” election described below, such U.S. Holder generally must recognize gain (but not loss) in the Deemed Domestication in an amount equal to the excess of the fair market value of such securities deemed to be received in the Deemed Domestication over the U.S. Holder’s adjusted tax basis in VBL Securities deemed to be surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and would generally be long-term capital gain if the U.S. Holder held the VBL Securities for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its VBL Securities under Section 367(b) of the Code. There are, however, strict conditions for making this election. The election must comply with applicable U.S. Treasury Regulations and generally must include, among other things:

●	a statement that the Deemed Domestication is a Section 367(b) exchange (within the meaning of the applicable U.S. Treasury Regulations);

●	a complete description of the Deemed Domestication;

●	a description of any stock, securities or other consideration that is deemed to be transferred or received in the Deemed Domestication;

●	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

●	a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from VBL establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s VBL Securities and (B) a representation that the U.S. Holder has notified VBL that the U.S. Holder is making the election; and

●	certain other information required to be furnished with the U.S. Holder’s U.S. federal income tax return or otherwise furnished pursuant to the Code or the U.S. Treasury Regulations.

The election must be attached by the electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year in which it realizes income from the Deemed Domestication and the U.S. Holder must send notice that it is making the election to VBL no later than the date such tax return is filed.

EACH U.S. HOLDER SHOULD CONSULT WITH ITS TAX ADVISOR REGARDING THE ADVISABILITY OF AND THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

U.S. Holders that Own VBL Securities with a Fair Market Value of Less than $50,000

A U.S. Holder that is not a 10% Shareholder and who, on the date of the Deemed Domestication beneficially owns (actually or constructively) VBL Securities with a fair market value of less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Deemed Domestication or to include any part of the “all earnings and profits amount” in income.

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ALL U.S. HOLDERS SHOULD CONSULT WITH, THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

Passive Foreign Investment Company Rules

In addition to the discussion under “— U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b),” the Deemed Domestication may also be a taxable event for U.S. Holders under the PFIC provisions of the Code to the extent VBL is treated as a PFIC.

PFIC Status of VBL

In general, a non-U.S. corporation will be treated as a PFIC with respect to a U.S. Holder in any taxable year in which, after applying certain look-through rules, either: (i) at least 75% of its gross income for such taxable year consists of passive income (e.g., dividends, interest, rents (other than rents derived from the active conduct of a trade or business), and gains from the disposition of passive assets) or (ii) the average percentage (ordinarily averaged quarterly over the year) by value of its assets during such taxable year that produce or are held for the production of passive income is at least 50%.

Because PFIC status depends on the composition of our income and the composition and value of our assets (which may be determined in part by reference to the market value of VBL Ordinary Shares, which may be volatile) from time to time, there can be no assurance that VBL will not be considered a PFIC for any taxable year. VBL believes that it was not a PFIC for our 2022 taxable year. However, the determination of whether VBL is a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. As a result, Goodwin Procter LLP cannot provide an opinion on the status of any entity under the PFIC rules and there can be no assurance that VBL will not be treated as a PFIC for the current or any future taxable year.

The following discussion provides a summary of the U.S. federal income tax consequences if VBL were to be a PFIC and summarizes the effect of the PFIC rules on the Deemed Domestication to U.S. Holders.

Effects of PFIC Rules on the Deemed Domestication

Section 1291(f) of the Code requires that, to the extent provided in the U.S. Treasury Regulations, a U.S. Holder that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final U.S. Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed U.S. Treasury Regulations under Section 1291(f) of the Code have been promulgated, with a retroactive effective date once they become final. Assuming finalized in their proposed form, those proposed U.S. Treasury Regulations may require taxable gain recognition by a U.S. Holder with respect to its deemed exchange of VBL Securities in the Deemed Domestication if:

●	VBL were classified as a PFIC at any time during such U.S. Holder’s holding period for such VBL Securities; and

●	the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such VBL Securities or in which VBL was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such VBL Securities for the first taxable year in which the U.S. Holder owned such VBL Securities or in which VBL was a PFIC, whichever is later.

The U.S. tax on any such recognized gain would be imposed based on a complex set of computational rules. Under these rules:

●	the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s aggregate holding period for such U.S. Holder’s VBL Securities;

●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder realized the gain, or to the portion of the U.S. Holder’s holding period prior to the first day of VBL’s taxable year in which VBL was a PFIC, would be taxed as ordinary income;

●	the amount of gain allocated to each of the other taxable years (or portions thereof) of the U.S. Holder would be subject to tax at the highest rate of tax in effect for the U.S. Holder for that year; and

●	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year (or portion thereof).

The proposed U.S. Treasury Regulations provide coordinating rules with Section 367(b) of the Code whereby, if the gain recognition rule of the proposed U.S. Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “— U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b),” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

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It is difficult to predict whether such proposed regulations will be finalized and, as a result, the impact of such proposed regulations is unclear. Therefore, U.S. Holders of VBL Securities that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election may, pursuant to the proposed U.S. Treasury Regulations, be subject to taxation under the PFIC rules on the Deemed Domestication with respect to their VBL Securities under the PFIC rules in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its VBL Securities is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DEEMED DOMESTICATION INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL U.S. TREASURY REGULATIONS.

QEF Election and MTM Election

If VBL is a PFIC, the impact of the PFIC rules on a U.S. Holder of VBL Securities will depend on whether the U.S. Holder has made a timely and effective election to treat VBL as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of VBL Securities during which VBL qualified as a PFIC (a “QEF Election”) or if, in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s VBL Securities at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its VBL Securities by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its VBL Securities. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to VBL is contingent upon, among other things, the provision by VBL of a “PFIC Annual Information Statement” to such U.S. Holder. If VBL determines it is a PFIC for any taxable year, VBL intends to make available an information statement that will contain the necessary information required for a U.S. holder to make a QEF Election with respect to VBL Ordinary Shares, and VBL will permit such U.S. Holders access to certain information in the event of an audit by the U.S. tax authorities. VBL may elect to provide such information on its website.

An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to its VBL Securities. As a result, even if VBL is a PFIC, such an Electing Shareholder generally should not recognize gain or loss as a result of the Deemed Domestication except to the extent described above under “— U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of VBL, whether or not such amounts are actually distributed, for each taxable year in which VBL is a PFIC.

If VBL is a PFIC, the impact of the PFIC rules on a U.S. Holder may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its fair market value if such stock is “marketable stock” (generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq) (an “MTM Election”). No assurance can be given that the VBL Securities are (or have been) considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect their VBL Securities in connection with the Deemed Domestication. Instead, in general, the U.S. Holder will include as ordinary income for each year in which VBL is a PFIC the excess, if any, of the fair market value of its VBL Securities at the end of its taxable year over its adjusted tax basis in its VBL Securities. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its VBL Securities over the fair market value of its VBL Securities at the end of its taxable year (but only to the extent of the net amount of income previously included as a result of the MTM Election). The U.S. Holder’s basis in its VBL Securities will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its VBL Securities will be treated as ordinary income. However, if the MTM Election was not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, and VBL is a PFIC, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to VBL Securities, including in connection with the Deemed Domestication.

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THE PFIC RULES (INCLUDING THE RULES WITH RESPECT TO THE QEF ELECTION AND THE MTM ELECTION) ARE VERY COMPLEX, ARE AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, AND THEIR APPLICATION IS UNCERTAIN. U.S. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE APPLICATION OF THE PFIC RULES TO THEM IN THEIR PARTICULAR CIRCUMSTANCES AND ANY RESULTING TAX CONSEQUENCES.

U.S. Federal Income Taxation of U.S. Holders of Notable Common Stock

VBL and Notable intend that the steps involved in the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. As a result, a U.S. Holder that exchanges shares of Notable Common Stock for VBL Securities in the transaction should recognize no gain or loss in the transaction. A U.S. Holder who would otherwise be entitled to receives a fractional VBL Security in the transaction but whose shares are rounded up to the nearest whole share may recognize gain for U.S. federal income tax purposes equal to the value of the additional fractional share. The treatment of the exchange of a fractional share for a whole share pursuant to the transaction is not clear. VBL and Notable intend to treat the issuance to a holder of a whole share in exchange for a fractional share as a non-recognition event, but there can be no assurance that the IRS or a court would not successfully assert otherwise.

The aggregate tax basis of the VBL Securities a Notable U.S. Holder receives in the transaction will generally be the same as such U.S. Holder’s aggregate tax basis in its shares of Notable Common Stock surrendered in exchange therefor. The holding period of the VBL Securities received by a Notable U.S. Holder in the transaction will include such U.S. Holder’s holding period in the shares of Notable Common Stock surrendered in the transaction.

In the case of a Notable U.S. Holder who holds shares of Notable Common Stock with differing tax bases and/or holding periods, which generally occurs when blocks of shares have been purchased at different times or at different prices, the preceding rules must be applied separately to each identifiable block of shares of Notable Common Stock, and such U.S. Holder may not offset a loss realized on one block of the shares against gain recognized on another block of the shares.

Any tax position taken by VBL and Notable will not be binding on the IRS or the courts, and neither VBL nor Notable intends to obtain a ruling from the IRS with respect to the tax consequences of the transaction. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described in the discussion below. In particular, if the transaction did not qualify as a reorganization for U.S. federal income tax purposes, the transaction would be treated as a fully taxable transaction for such purposes, in which case a Notable U.S. Holder would be required to recognize gain or loss on the exchange of shares of Notable Common Stock for the merger consideration.

U.S. Federal Income Taxation of Non-U.S. Holders

The Deemed Domestication

VBL does not expect the Deemed Domestication to result in any material U.S. federal income tax consequences to Non-U.S. Holders of VBL Securities.

The Merger

In general, the U.S. federal income tax consequences to a Notable Non-U.S. Holder that exchanges its shares of Notable Common Stock for VBL Securities in the transaction will be the same as those described above for a U.S. Holder, except that a Non-U.S. Holder generally will not be subject to U.S. federal withholding or income tax on any gain recognized in connection with the transaction unless:

(i) the gain (if any) is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and, where a tax treaty applies, is attributable to the Non-U.S. Holder’s U.S. permanent establishment or fixed base in the United States), in which case such gain would be taxed on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. person (and, if such Non-U.S. Holder is a corporation for U.S. federal income tax purposes, potentially an additional “branch profits tax” at a 30% rate or such lower rate as specified by an applicable income tax treaty);

(ii) such Non-U.S. Holder is an individual present in the United States for at least 183 days during the taxable year of disposition and certain other conditions are met, in which case such Non-U.S. Holder would generally be subject to U.S. federal income tax at a rate of 30% on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources, including gain from the disposition pursuant to the transaction, exceed any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty; or

(iii) Notable is or has been a U.S. real property holding corporation (a “USRPHC”), as defined in Section 897 of the Code, at any time within the five-year period preceding the transaction and certain other conditions are satisfied. Notable believes that, as of the effective time of the Merger, Notable will not have been a USRPHC at any time within the five-year period ending on the date thereof.

NON-U.S. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE DEEMED DOMESTICATION AND THE MERGER.

THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO HOLDERS OF NOTABLE COMMON STOCK OR VBL SECURITIES. SUCH HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING THE DEEMED DOMESTICATION), INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, OR NON-U.S. TAX LAWS AND TAX TREATIES (AND ANY POTENTIAL FUTURE CHANGES THERETO).

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VBL BUSINESS

Overview

VBL is a biopharmaceutical company that has historically focused on developing targeted therapies for immune-inflammatory diseases and cancer. VBL’s goal has been to provide differentiated targeted therapeutics to address the underlying cause of diseases where treatment options are limited.

VBL’s sole product candidate, VB-601, is a targeted antibody for immune-inflammatory applications that has shown disease-modifying activity across multiple preclinical models including multiple sclerosis, rheumatoid arthritis, NASH and inflammatory bowel disease. VB-601 was developed using VBL’s monocyte targeting technology (“MTT”) and is designed to specifically inhibit monocyte migration. In October 2022, VBL submitted an application to the Israel Ministry of Health and IRB for a first-in-human Phase 1 trial evaluating VB-601 in healthy volunteers. Production of cGMP grade material of VB-601 for the Phase 1 trial was completed using a third party vendor. Initiation of this trial is subject to the progress and outcome of VBL’s corporate strategic process, and VBL’s goal is to monetize this asset prior to or concurrent with the Merger rather than pursue clinical development internally. On June 30, 2023, VBL entered into an exclusive term sheet to monetize the VB-601 Asset immediately prior to or concurrent to the Merger, however, it is not a condition to the closing of the Merger and there can be no assurance that the VB-601 Asset Sale will be successfully consummated or enhance shareholder value.

Recent Developments

Prior to July 2022, VBL’s lead candidate was ofra-vec (VB-111), a custom designed therapeutic candidate comprised of a viral vector, promoter, and therapeutic gene. In July 2022, VBL announced top-line results from the Phase 3 OVAL clinical trial. The trial did not meet the primary endpoints of achieving a statistically significant improvement in PFS or OS and VBL discontinued the trial. VBL has conducted a strategic review of the ofra-vec program and has ceased further development of ofra-vec in all indications.

In August 2022, VBL announced a process to explore strategic alternatives to enhance shareholder value and engaged Chardan as its exclusive financial advisor to assist in this process. Potential strategic options to be explored or evaluated as part of the process included, but were not limited to merger, reverse merger, other business combination, sale of assets, licensing, or other strategic transactions.

In August 2022, VBL also announced an organizational streamlining designed to reduce operating expenses and preserve capital as it explored strategic options to maximize shareholder value. As a result, and to date, VBL has reduced its workforce by approximately 84% of its full-time employees. As part of the organizational streamlining, Dr. Ron Cohen, Dr. Bennett Shapiro and Ms. Alison Finger resigned from VBL’s board of directors, effective August 1, 2022, reducing the number of members of VBL’s board of directors from nine to six.

Proposed Merger with Notable Labs, Inc.

On February 22, 2023, VBL entered into a Merger Agreement with Notable and Merger Sub, a Delaware corporation and VBL’s direct, wholly-owned subsidiary, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Notable will be merged with and into Merger Sub at the Effective Time, with Notable continuing after the Merger as the surviving corporation and VBL’s wholly-owned subsidiary. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

At the Effective Time, each outstanding share of Notable capital stock will be converted into the right to receive VBL Ordinary Shares, as set forth in the Merger Agreement. Under the Exchange Ratio formula in the Merger Agreement, immediately following the Effective Time, the former Notable securityholders are expected to own approximately 76% of VBL Ordinary Shares on a fully diluted basis and subject to adjustment and securityholders of VBL as of immediately prior to the Effective Time are expected to own approximately 24% of the VBL Ordinary Shares outstanding on a fully diluted basis and subject to adjustment. Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted upward or downward based on the level of VBL’s Net Cash relative to Target Net Cash at the closing of the Merger, the terms and net proceeds of the Notable Pre-Closing Financing, and the capitalization of VBL and Notable. There can be no assurances as to VBL’s level of Net Cash between the signing of the Merger Agreement and the closing of the Merger.

The Merger Agreement contains a customary “no-shop” provision under which neither VBL nor Notable is permitted to (i) solicit any alternative acquisition proposals, (ii) furnish any non-public information to any person in connection with or in response to any alternative acquisition proposal, (iii) engage in any negotiations or discussions with any person with respect to any alternative acquisition proposal, (iv) approve, endorse or recommend any alternative acquisition proposal, or (v) execute or enter into any agreement relating to any alternative acquisition proposal. The “no-shop” provision is subject to certain exceptions that permit the board of directors of either party to comply with its fiduciary duties, which, under certain circumstances, would enable VBL or Notable to provide information to, and enter into discussions or negotiations with, third parties in response to any alternative acquisition proposals.

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The Merger Agreement contains customary representations, warranties and covenants made by Notable and VBL, including representations relating to obtaining the requisite approvals of the securityholders of Notable and VBL, agreements relating to indemnification of directors and officers, and covenants relating to Notable’s and VBL’s conduct of their respective businesses between the date of signing the Merger Agreement and the Effective Time.

The Merger Agreement provides each of VBL and Notable with specified termination rights, and further provides that, upon termination of the Merger Agreement under specified circumstances, the terminating party may be required to pay the other party a termination fee of $2,500,000. In addition, in connection with certain terminations of the Merger Agreement, VBL may be required to pay Notable’s out-of-pocket fees and expenses up to $500,000, or Notable may be required to pay VBL’s out-of-pocket fees and expenses up to $500,000.

The Merger Agreement provides that, immediately following the Effective Time, the board of directors of the combined organization will consist of up to seven directors, with one director designated by VBL. Upon the closing of the transaction, the combined organization will be led by Notable’s chief executive officer and executive management team. In connection with the Merger, VBL will seek to amend its articles of incorporation to: (i) effect an increase of VBL’s registered share capital and effect a reverse split of VBL Ordinary Shares at a ratio to be determined; (ii) change VBL’s name to “Notable Labs, Ltd.”; and (iii) make other such changes as mutually agreeable to VBL and Notable.

VBL’s and Notable’s obligations to consummate the Merger are subject to the satisfaction or waiver of customary closing conditions, including, among others, obtaining the requisite approval of VBL’s shareholders, obtaining the requisite approval of Notable’s stockholders, proceeds of Notable’s pre-closing financing, net of certain specified expenses, not being less than $5,000,000 and VBL’s Net Cash not being less than $15,000,000.

In connection with the execution of the Merger Agreement, VBL and Notable entered into shareholder support agreements with VBL’s current directors and executive officers who collectively beneficially own or control an aggregate of approximately 2.5% of the outstanding VBL Ordinary Shares. These shareholder support agreements provide that, among other things, each of the shareholders has agreed to vote or cause to be voted all of its VBL Ordinary Shares beneficially owned by such shareholder in favor of the issuance of VBL Ordinary Shares in the Merger at the VBL shareholder meeting to be held in connection with the Merger.

Although VBL has entered into the Merger Agreement and intends to consummate the proposed Merger, there is no assurance that VBL will be able to successfully consummate the proposed Merger on a timely basis, or at all. If, for any reason, the proposed Merger is not completed, VBL will reconsider its strategic alternatives and could pursue one or more of the following courses of action:

●	Pursue potential collaborative, partnering or other strategic arrangements for VBL’s assets, including a sale or other divestiture of its assets, such as VB-601; or in-licensing additional programs and assets to develop internally.
●	Pursue another strategic transaction like the proposed Merger. VBL’s board of directors may elect to pursue an alternative strategy, one of which may be a strategic transaction similar to the proposed Merger.
●	Dissolve and liquidate VBL’s assets. If, for any reason, the proposed Merger is not consummated and VBL is unable to identify and complete an alternative strategic transaction like the Merger or potential collaborative, partnering or other strategic arrangements for VBL’s assets, or to continue to operate VBL’s business due to its inability to raise additional funding, VBL may be required to dissolve and liquidate its assets. In such case, VBL would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash left to distribute to VBL’s shareholders after paying its debts and other obligations and setting aside funds for reserves.

Sale of Assets in the Modi’in Facility

On February 15, 2023, VBL entered into the Purchase Agreement providing for the sale of VBL’s rights to lease the Modi’in manufacturing facility, along with certain tangible assets and equipment located therein for $7.1 million. VBL intends to use the proceeds from the asset sale to meet the $15.0 million minimum Net Cash closing condition provided in the Merger Agreement and are disposing of such rights in contemplation of the Merger (although completion of such asset sale is not a condition to the Merger). There can be no guarantee that VBL will have sufficient funds to satisfy the minimum Net Cash closing requirement pursuant to the Merger Agreement. VBL completed the asset sale on March 9, 2023 and has retained the right to use a portion of the space for a nominal fee until July 31, 2023.

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Sale of VB-601 Asset

On June 30, 2023, VBL entered into an exclusive term sheet with Wellbeing for the sale of the VB-601 Asset to Wellbeing, or one of their assignees, for total consideration of up to $5 million plus royalties. The VB-601 Offer consists of a $250,000 upfront payment to be paid upon closing, up to a total of $4.75 million in clinical and commercial milestones, and a low to mid single digit percentage tiered royalty on net sales above $50 million. Wellbeing intends to form a new company and recruit Prof. Harats, Dr. Feige, and Mr. Backenroth as investors and partners to manage the company and develop VB-601 due to their historical knowledge of the program. The Interested Parties recused themselves from discussions and negotiations between VBL and Wellbeing regarding the VB-601 Offer. The VB-601 Offer includes a 90-day exclusivity period and other reasonable and customary closing conditions for a transaction of this type and nature. In addition, the VB-601 transaction would qualify as a related party transaction requiring audit committee and board of directors approval. The VBL board of directors also resolved that the closing would also be subject to the separate approval of the VBL shareholders at the Special Meeting. The VB-601 Asset Sale would be expected to close immediately prior to or concurrent with the Merger, however, it is not a condition to the closing of the Merger.

Platform Technology

Monocyte Targeting Technology

VBL’s MTT is based on the internal discovery of a novel target, MOSPD2. This novel target, which VBL calls the “mono-walk” receptor, is selectively expressed on the surface of monocytes and controls their ability to migrate (or “walk” to) inflamed tissues. Monocytes are an important cell implicated in the chronicity of disease in inflammatory indications and previous attempts by others to specifically target this cell type and prevent its migration to sites of inflammation have been unsuccessful. VBL believes that its approach can address this gap in being able to optimally address chronic inflammation and VBL is utilizing antibody technology to specifically inhibit this target with high potency.

VB-601 Program- MTT Candidate

VBL’s current MTT candidate, VB-601, is an investigational proprietary monoclonal antibody that binds the MOSPD2 surface protein, which VBL calls the “mono-walk” receptor, and is engineered to specifically prevent monocytes from exiting the blood stream and traveling to inflamed tissues. Monocytes are one of the key cell types in inflammation and particularly implicated in being responsible for the chronicity of disease. VB-601 is designed to offer a novel and differentiated approach in the landscape of current anti-inflammatory agents, most of which target pro-inflammatory molecules and work through T and B lymphocytes but are not targeted to the monocyte cells.

VBL has conducted various in-vivo pharmacology studies that demonstrate VB-601’s potential activity against a broad range of prevalent chronic inflammatory indications:

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VBL has also performed ex-vivo proof-of-concept studies demonstrating the ability of VB-601 to inhibit migration of monocytes isolated from blood samples of patients with a broad range of prevalent chronic inflammatory indications:

Based on VBL’s preclinical in-vivo and human ex-vivo data, VBL believes VB-601 has potential utility in a wide range of immune-inflammatory diseases, such as multiple sclerosis (relapsing-remitting (“RRMS”) and progressive (“PMS”)), rheumatoid arthritis (“RA”), psoriatic arthritis (“PsA”), nonalcoholic steatohepatitis (“NASH”), inflammatory bowel disease (including Crohn’s disease (“CD”) and ulcerative colitis (“UC”)) and other immune-inflammatory diseases.

VBL had a pre-IND meeting with the FDA regarding its development plan and has since completed IND-enabling toxicology studies that demonstrated a favorable tolerability profile that supports moving VB-601 into the clinic. Additionally, in October 2022, VBL submitted an application to the Israel Ministry of Health and IRB for a first-in-human Phase 1 trial evaluating VB-601 in healthy volunteers. VBL used a third-party vendor for cGMP grade material of VB-601 for a Phase 1 clinical trial. Initiation of this trial is subject to the progress and outcome of VBL’s corporate strategic process, and VBL plans to monetize this asset prior to or concurrent with the Merger rather than pursue clinical development internally. On June 30, 2023, VBL entered into an exclusive term sheet to monetize the VB-601 Asset immediately prior to or concurrent to the Merger, however, it is not a condition to the closing of the Merger and there can be no assurance that the VB-601 Asset Sale will be successfully consummated or enhance shareholder value.

VBL’s Strategy

In August 2022, VBL announced a process to explore strategic alternatives to enhance shareholder value and engaged Chardan as its exclusive financial advisor to assist in this process. Potential strategic options explored or evaluated as part of the process included, but were not limited to, merger, reverse merger, other business combination, sale of assets, licensing, or other strategic transactions. As a result of this process, VBL entered into the Merger Agreement, recently closed the sale of its lease and certain related assets in its Modi’in facility, and entered into an exclusive term sheet for the VB-601 Asset Sale.

VBL’s current focus is on completing the Merger and monetizing the VB-601 Asset to maximize value for its shareholders. VBL does not anticipate further development of the VB-601 Asset if the Merger is completed prior to the consummation of a VB-601 Asset sale given the shift in strategic focus if the Merger is successful. However, there is no guarantee that VBL will be successful in consummating the proposed strategic transaction or any alternate transaction for the VB-601 Asset or that VBL will be able to otherwise monetize or further develop this asset.

Competition

Inflammation is a defensive reaction involving the immune system. However, chronic inflammation can cause tissue damage and remodeling, which may cause the body’s immune system to attack its own organs. There are various chronic inflammatory diseases, including multiple sclerosis, RA, lupus, UC and CD, among others. Many of these diseases are insufficiently managed by existing treatments that provide mostly symptomatic relief. Certain therapies that target T or B lymphocytes can offer new possibilities for some of the patients, yet there is still a huge unmet need.

Unlike existing therapies, VB-601 is designed to target monocytes, a key component in chronic inflammation that is currently lacking therapeutic options. VBL believes VB-601 offers differentiated technology, based on VBL’s newly discovered biology, blocking the ability of monocytes to reach inflamed tissues via MOSPD2. While there are numerous drug candidates in development for inflammatory indications, to the best of VBL’s knowledge, no other drug candidate is designed to target MOSPD2.

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Governmental Regulation

The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, recordkeeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of biologics. VBL, along with its vendors, CROs, clinical investigators and CDMOs will be required to navigate the various preclinical, clinical, manufacturing and commercial approval requirements of the governing regulatory agencies of the countries in which VBL wishes to conduct studies or seek approval of its product candidates. The process of obtaining regulatory approvals of drugs and biologics and ensuring subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.

In the United States, the FDA regulates biologics under the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), and biologics under the FD&C Act and the Public Health Service Act (“PHSA”), as amended, and their implementing regulations. Biologics are also subject to other federal, state and local statutes and regulations. If VBL fails to comply with applicable FDA or other requirements at any time with respect to product development, clinical testing, approval or any other regulatory requirements relating to product manufacture, processing, handling, storage, quality control, safety, marketing, advertising, promotion, packaging, labeling, export, import, distribution, or sale, VBL may become subject to administrative or judicial sanctions or other legal consequences. These sanctions or consequences could include, among other things, the FDA’s refusal to approve pending applications, issuance of clinical holds for ongoing studies, suspension or revocation of approved applications, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.

VBL’s product candidate must be approved for therapeutic indications by the FDA before it may be marketed in the United States. For biologic product candidates regulated under the FD&C Act and PHSA, FDA must approve a BLA. The process generally involves the following:

●	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with GLP requirements;
●	completion of the manufacture, under cGMP requirements, of the drug substance and drug product that the sponsor intends to use in human clinical trials along with required analytical and stability testing;
●	submission to the FDA of an IND, which must become effective before clinical trials may begin and must be updated annually and when certain changes are made;
●	approval by an IRB or independent ethics committee at each clinical trial site before each trial may be initiated;
●	performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, GCP requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;
●	preparation and submission to the FDA of a BLA;
●	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;
●	satisfactory completion of one or more FDA pre-license inspections of the manufacturing facility or facilities where the product will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the biological product’s identity, strength, quality and purity;
●	satisfactory completion of FDA audit of the clinical trial sites that generated the data in support of the BLA;
●	payment of user fees for FDA review of the BLA, unless a waiver applies; and
●	FDA review and approval of the BLA, including, where applicable, consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the product in the United States.

Preclinical Studies and Clinical Trials for Biologics

Before testing any biologic in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of product chemistry, formulation and stability, as well as in vitro and animal studies to assess safety and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulation and requirements, including GLP requirements for safety/toxicology studies. The results of the preclinical studies, together with manufacturing information and analytical data, must be submitted to the FDA as part of an IND.

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An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before clinical trials may begin. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes the results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls (“CMC”) information; and any available human data or literature to support the use of the investigational product. Some long-term preclinical testing may continue after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks, and imposes a full or partial clinical hold. FDA must notify the sponsor of the grounds for the hold and any identified deficiencies must be resolved before the clinical trial can begin. Submission of an IND may result in the FDA not allowing clinical trials to commence or not allowing clinical trials to commence on the terms originally specified in the IND. A clinical hold can also be imposed once a trial has already begun, thereby halting the trial until the deficiencies articulated by FDA are corrected.

The clinical stage of development involves the administration of the product candidate to healthy volunteers or patients under the supervision of qualified investigators, who generally are physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirements that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters and criteria to be used in monitoring safety and evaluating effectiveness. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable compared to the anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. The FDA, the IRB, or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data and safety monitoring committee. This group provides authorization for whether or not a trial may move forward at designated intervals based on access to certain data from the trial. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trials to public registries. Information about clinical trials, including results for clinical trials other than Phase 1 investigations, must be submitted within specific timeframes for publication on www.ClinicalTrials.gov, a clinical trials database maintained by the National Institutes of Health.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, FDA will nevertheless accept the results of the study in support of an NDA if the study was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials to evaluate therapeutic indications to support a BLA for marketing approval are typically conducted in three sequential phases, which may overlap.

●	Phase 1—Phase 1 clinical trials involve initial introduction of the investigational product in a limited population of healthy human volunteers or patients with the target disease or condition. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism, distribution and excretion of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

●	Phase 2—Phase 2 clinical trials typically involve administration of the investigational product to a limited patient population with a specified disease or condition to evaluate the product’s potential efficacy, to determine the optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks.

●	Phase 3—Phase 3 clinical trials typically involve administration of the investigational product to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval and physician labeling. Generally, two adequate and well-controlled Phase 3 trials are required by the FDA for approval of a BLA.

Post-approval trials, sometimes referred to as Phase 4 clinical trials or post-marketing studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of a BLA approval.

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Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA. Written IND safety reports must be submitted to the FDA and the investigators fifteen days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human volunteers and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing the drug product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and manufacturers must develop, among other things, methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Marketing Approval for Biologics

Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s CMC and proposed labeling, among other things, are submitted to the FDA as part of a BLA. A BLA is a request for approval to market a new biologic for one or more specified indications and must contain proof of the biologic’s safety, purity and potency for the requested indications. The marketing application is required to include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings, together with detailed information relating to the product’s CMC, and proposed labeling, among other things. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety, purity and potency of the investigational biologic, to the satisfaction of the FDA. The FDA must approve a BLA before a biologic may be marketed in the United States.

The FDA reviews all submitted BLAs to ensure they are sufficiently complete to permit substantive review before it accepts them for filing and may request additional information rather than accepting the BLA for filing. The FDA must make a decision on accepting a BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the BLA. The FDA reviews a BLA to determine, among other things, whether the product is safe and effective for the indications sought and whether the facility in which it is manufactured, processed, packaged or held meets standards designed, including cGMP requirements, designed to assure and preserve the product’s continued identity, strength, quality and purity. Under the goals and polices agreed to by the FDA under the Prescription Drug User Fee Act (“PDUFA”), the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity BLA and respond to the applicant, and six months from the filing date of a new molecular entity BLA for priority review. The FDA does not always meet its PDUFA goal dates for standard or priority BLAs, and the review process is often extended by FDA requests for additional information or clarification.

Further, under PDUFA, as amended, each BLA must be accompanied by a substantial user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA also may require submission of a REMS if it believes that a risk evaluation and mitigation strategy is necessary to ensure that the benefits of the biologic outweigh its risks. A REMS can include use of risk evaluation and mitigation strategies like medication guides, physician communication plans, assessment plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries, special monitoring or other risk-minimization tools.

The FDA may refer an application for a novel biologic to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, which reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

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Before approving a BLA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA may inspect one or more clinical trial sites to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA.

After evaluating the BLA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a complete response letter. A complete response letter indicates that the review cycle of the application is complete and the application is not ready for approval. A complete response letter generally contains a statement of specific conditions that must be met in order to secure final approval of the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the complete response letter without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the complete response letter, the FDA may require additional clinical or preclinical testing or recommend other actions, such as requests for additional information or clarification, that the applicant might take in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications.

Even if the FDA approves a product, depending on the specific risk(s) to be addressed it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a product’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a biologic intended to treat a rare disease or condition, which is a disease or condition with either a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States when there is no reasonable expectation that the cost of developing and making the product available in the United States for the disease or condition will be recovered from sales of the product. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process, though companies developing orphan products are eligible for certain incentives, including tax credits for qualified clinical testing and waiver of application fees.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to a seven-year period of marketing exclusivity during which the FDA may not approve any other applications to market the same therapeutic agent for the same indication, except in limited circumstances, such as a subsequent product’s showing of clinical superiority over the product with orphan exclusivity or where the original applicant cannot produce sufficient quantities of product. Competitors, however, may receive approval of different therapeutic agents for the indication for which the orphan product has exclusivity or obtain approval for the same therapeutic agent for a different indication than that for which the orphan product has exclusivity. Orphan product exclusivity could block the approval of one of VBL’s products for seven years if a competitor obtains approval for the same therapeutic agent for the same indication before VBL does, unless VBL is able to demonstrate that its product is clinically superior. If an orphan designated product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan exclusivity. Further, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

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Expedited Development and Review Programs for Biologics

The FDA maintains several programs intended to facilitate and expedite development and review of new biologics to address unmet medical needs in the treatment of serious or life-threatening diseases or conditions. These programs include fast track designation, breakthrough therapy designation, priority review and accelerated approval, and the purpose of these programs is to either expedite the development or review of important new biologics to get them to patients more quickly than standard FDA review timelines typically permit.

A new biologic is eligible for fast track designation if it is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address unmet medical needs for such disease or condition. Fast track designation applies to the combination of the product candidate and the specific indication for which it is being studied. Fast track designation provides increased opportunities for sponsor interactions with the FDA during clinical development, in addition to the potential for rolling review once a marketing application is submitted. Rolling review means that the FDA may review portions of the marketing application before the sponsor submits the complete application.

In addition, a new biologic may be eligible for breakthrough therapy designation if it is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the biologic, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough therapy designation provides all the features of fast track designation in addition to intensive guidance on an efficient product development program beginning as early as Phase 1, and FDA organizational commitment to expedited development, including involvement of senior managers and experienced review staff in a cross-disciplinary review, where appropriate.

Any product submitted to the FDA for approval, including a product with fast track or breakthrough therapy designation, may also be eligible for additional FDA programs intended to expedite the review and approval process, including priority review designation and accelerated approval. A biologic is eligible for priority review, once a BLA is submitted, if the product that is the subject of the marketing application has the potential to provide a significant improvement in safety or effectiveness in the treatment, diagnosis or prevention of a serious disease or condition. Under priority review, the FDA’s goal date to take action on the marketing application is six months compared to ten months for a standard review. Products may be eligible for accelerated approval if they can be shown to have an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or an effect on a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, which is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments.

Accelerated approval is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, adequate and well-controlled additional post-approval confirmatory studies to verify and describe the product’s clinical benefit and, under the Food and Drug Omnibus Reform Act (“FDORA”), the FDA is now permitted to require, as appropriate, that such trials be underway prior to approval or within a specific time period after accelerated approval is granted. Additionally, under FDORA, the FDA has increased authority for expedited procedures to withdraw approval of a product or an indication approved under accelerated approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product. In addition, for products being considered for accelerated approval, the FDA generally requires, unless otherwise informed by the Agency, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to the agency for review during the pre-approval review period. After the 120-day period has passed, all advertising and promotional materials must be submitted at least 30 days prior to the intended time of initial dissemination or publication.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, fast track designation, breakthrough therapy designation, priority review and accelerated approval do not change the scientific or medical standards for approval or the quality of evidence necessary to support approval, though they may expedite the development or review process.

Pediatric Information and Pediatric Exclusivity

Under the Pediatric Research Equity Act (“PREA”), as amended, certain BLAs and certain BLA supplements must contain data that can be used to assess the safety and efficacy of the product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. The FD&C Act requires that a sponsor who is planning to submit a marketing application for a product candidate that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan (“PSP”), within 60 days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 study. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs. Unless otherwise required by regulation, PREA does not apply to a biologic for an indication for which orphan drug designation has been granted.

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A drug or biologic can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

U.S. Post-Approval Requirements for Biologics

Biologics manufactured or distributed pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, reporting of adverse experiences with the product, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe approved products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, including not only by company employees but also by agents of the company or those speaking on the company’s behalf, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties, including liabilities under the False Claims Act where products obtain reimbursement under federal health care programs. Promotional materials for approved biologics must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the biologic, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new BLA or BLA supplement, which may require the development of additional data or preclinical studies and clinical trials.

The FDA may impose a number of post-approval requirements as a condition of approval of a BLA. For example, the FDA may require post-market testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization. In addition, manufacturers and their subcontractors involved in the manufacture and distribution of approved biologics are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMPs, which impose certain procedural and documentation requirements on sponsors and their CMOs. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon VBL and any third party manufacturers that a sponsor may use. Manufacturers and manufacturers’ facilities are also required to comply with applicable product tracking and tracing requirements. Accordingly, manufacturers must continue to expend time money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. Failure to comply with statutory and regulatory requirements may subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, product seizures, injunctions, civil penalties or criminal prosecution. There is also a continuing, annual program user fee for any marketed product.

The FDA may withdraw approval of a product if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, requirements for post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
●	the issuance of safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

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●	fines, warning letters or holds on post-approval clinical trials;
●	refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of product approvals;
●	product seizure or detention, or refusal to permit the import or export of products;
●	injunctions or the imposition of civil or criminal penalties; and
●	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs; or
●	mandated modification of promotional materials and labeling and issuance of corrective information.

United States Patent Term Restoration

Depending upon the timing, duration and specifics of FDA approval of VBL’s product candidate, one of VBL’s United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit restoration of the patent term of up to five years as compensation for patent term lost during the FDA regulatory review process. Patent term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date and only those claims covering such approved product, a method for using it or a method for manufacturing it may be extended. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of a BLA plus the time between the submission date of aa BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved biologic is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The U.S. PTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, VBL may apply for restoration of patent term for its currently owned or licensed patents to add patent life beyond a patent’s current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant BLA.

Biosimilars and Exclusivity

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2012 (collectively, the “ACA”), includes a subtitle called the Biologics Price Competition and Innovation Act (“BPCIA”), which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. The FDA has issued several guidance documents outlining an approach for the review and approval of biosimilars in the United States. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. The FDA may approve multiple “first” interchangeable products so long as they are all approved on the same first day of marketing. This exclusivity period, which may be shared amongst multiple first interchangeable products, lasts until the earlier of: (1) one year after the first commercial marketing of the first interchangeable product; (2) 18 months after resolution of a patent infringement suit instituted under 42 U.S.C. § 262(l)(6) against the applicant that submitted the application for the first interchangeable product, based on a final court decision regarding all of the patents in the litigation or dismissal of the litigation with or without prejudice; (3) 42 months after approval of the first interchangeable product, if a patent infringement suit instituted under 42 U.S.C. § 262(l)(6) against the applicant that submitted the application for the first interchangeable product is still ongoing; or (4) 18 months after approval of the first interchangeable product if the applicant that submitted the application for the first interchangeable product has not been sued under 42 U.S.C. § 262(l)(6). Products deemed “interchangeable” by the FDA may be readily substituted by pharmacies, and such substitution is governed by state pharmacy law.

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Other Regulatory Matters

Following product approval, where applicable, the manufacturing, sales, promotion and other activities around product candidates and/or commercialization are also subject to regulation by numerous regulatory authorities in the United States in addition to the FDA. Regulatory agencies with authority over product candidates may include, and are not limited to, the CMS, other divisions of the U.S. Department of Health and Human Services, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.

If any products that VBL may develop are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, labeling, packaging, distribution, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws, among other requirements to which VBL may be subject.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive recordkeeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with any of these laws or regulatory requirements may subject firms to legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, exclusion from federal healthcare programs, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, relabeling or repackaging, or refusal to allow a firm to enter into supply contracts, including government contracts. Any claim or action against VBL for violation of these laws, even if VBL successfully defends against it, could cause VBL to incur significant legal expenses and divert its management’s attention from the operation of VBL’s business. Prohibitions or restrictions on marketing, sales or withdrawal of future products marketed by VBL could materially affect its business in an adverse way.

Changes in regulations, statutes or the interpretation of existing regulations could impact VBL’s business in the future by requiring, for example: (i) changes to VBL’s manufacturing arrangements; (ii) additions or modifications to product labeling or packaging; (iii) the recall or discontinuation of VBL’s products; or (iv) additional recordkeeping requirements. If any such changes were to be imposed, they could adversely affect the operation of VBL’s business.

Other Healthcare Laws

If VBL obtains regulatory approval of its products, it may be subject to various federal and state laws targeting fraud, waste, and abuse in the healthcare industry. These laws may impact, among other things, VBL’s proposed sales, marketing, and education programs. In addition, VBL may be subject to patient privacy regulation by both the federal government and the states in which VBL conducts its business. The U.S. laws that may affect VBL’s ability to operate include:

●	the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, either the referral of an individual, or the purchase or recommendation of an item or service for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act or federal civil money penalties statute (as discussed below);
●	U.S. federal civil and criminal false claims laws and civil monetary penalty laws, including the federal False Claims Act, which impose criminal and civil penalties against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment that are false or fraudulent, making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government, or knowingly concealing or knowingly and improperly avoiding or decreasing such an obligation;
●	HIPAA and its implementing regulations, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statements in connection with the delivery of or payment for healthcare benefits, items or services;
●	HIPAA, as amended by HITECH, and their respective implementing regulations, which impose certain obligations, including mandatory contractual terms, on covered healthcare providers, health plans, and healthcare clearinghouses, as well as their business associates, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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●	the U.S. federal Physician Payments Sunshine Act which requires certain manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report annually to CMS information related to payments or transfers of value made to physicians (currently defined to include doctors, dentists, optometrists, podiatrists and chiropractors), physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and teaching hospitals, as well as information regarding ownership and investment interests held by the physicians described above and their immediate family members;
●	federal government price reporting laws, which require VBL to calculate and report complex pricing metrics in an accurate and timely manner to government programs;
●	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and
●	analogous state and laws and regulations in other jurisdictions, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payers, including private insurers, and state and laws in other jurisdiction governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Many U.S. states have adopted laws similar to the federal Anti-Kickback Statute and False Claims Act, and may apply to VBL’s business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payers, including private insurers. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state and require the registration of pharmaceutical sales representatives.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, in the event VBL obtains regulatory approval for any one of its products, it is possible that some of VBL’s business activities could be subject to challenge and found to violate one or more of such laws, regulations, and guidance. Law enforcement authorities are increasingly focused on enforcing fraud and abuse laws, and it is possible that some of VBL’s practices may be challenged under these laws. Violations of these laws can subject VBL to administrative, civil and criminal penalties, damages, fines, disgorgement, the exclusion from participation in federal and state healthcare programs, individual imprisonment, reputational harm, and the curtailment or restructuring of VBL’s operations, as well as additional reporting obligations and oversight if VBL becomes subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Efforts to ensure that VBL’s current and future business arrangements with third parties, and its business generally, will comply with applicable healthcare laws and regulations will involve substantial costs.

Insurance Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any drug products for which VBL may obtain regulatory approval. In the United States, sales of any products for which VBL may receive regulatory approval for commercial sale will depend in part on the availability of coverage and reimbursement from third-party payers. Third-party payers include government programs such as Medicare and Medicaid, managed care providers, private health insurers, and other organizations. The process for determining whether a payer will provide coverage for a drug product may be separate from the process for setting the reimbursement rate that the payer will pay for the drug product. In the United States, the principal decisions about reimbursement for new medicines are typically made by CMS, an agency within HHS. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payers tend to follow CMS to a substantial degree. Third-party payers may limit coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA-approved drugs for a particular indication. Moreover, a payer’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable VBL to maintain price levels sufficient to realize an appropriate return on its investment in product development. Third-party payers are increasingly challenging the price and examining the medical necessity and cost- effectiveness of medical products and services, in addition to their safety and efficacy. In order to obtain coverage and reimbursement for any product that might be approved for sale, VBL may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of any products, in addition to the costs required to obtain regulatory approvals. Factors payers consider in determining reimbursement are based on whether the product is:

●	a covered benefit under its health plan;

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●	safe, effective and medically necessary;
●	appropriate for the specific patient;
●	cost-effective; and
●	neither experimental nor investigational.

VBL’s product candidates may not be considered medically necessary or cost-effective. If third-party payers do not consider a product to be cost-effective compared to other available therapies, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit.

The U.S. government and state legislatures have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. For example, the ACA contains provisions that may reduce the profitability of drug products, including, for example, increased rebates for drugs reimbursed by Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries, and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Adoption of government controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals.

The marketability of any products for which VBL receives regulatory approval for commercial sale may suffer if the government and third-party payers fail to provide adequate coverage and reimbursement. In addition, an increasing emphasis on cost containment measures in the United States has increased and VBL expects will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which VBL receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Current and Future Healthcare Reform Legislation

The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system that could prevent or delay marketing approval of VBL’s product candidates, restrict or regulate post-approval activities and affect VBL’s ability to profitably sell any product for which it obtains marketing approval. Changes in regulations, statutes or the interpretation of existing regulations could impact VBL’s business in the future by requiring, for example: (i) changes to VBL’s manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of VBL’s products; or (iv) additional record-keeping requirements.

In March 2010, the ACA was enacted, which includes measures that have or will significantly change the way health care is financed by both U.S. governmental and private insurers. Among the provisions of the ACA of greatest importance to the pharmaceutical industry are the following:

●	The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the Department of HHS as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. The ACA made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs from 15.1% of average manufacturer price (“AMP”) to 23.1% of AMP, and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP. The ACA also expanded the universe of Medicaid utilization subject to drug rebates by requiring pharmaceutical manufacturers to pay rebates on Medicaid managed care utilization and by expanding the population potentially eligible for Medicaid drug benefits. In addition, the ACA provides for the public availability of retail survey prices and certain weighted average AMPs under the Medicaid program.

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●	In order for a pharmaceutical product to receive federal reimbursement under the Medicare Part B and Medicaid programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the AMP and Medicaid rebate amounts reported by the manufacturer. The ACA expanded the types of entities eligible to receive discounted 340B pricing, although, under the current state of the law, with the exception of children’s hospitals, these newly eligible entities will not be eligible to receive discounted 340B pricing on orphan drugs when used for the orphan indication. In addition, as 340B drug pricing is determined based on AMP and Medicaid rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discount to increase.
●	Expansion of the eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the Federal Poverty Level, thereby potentially increasing manufacturers’ Medicaid rebate liability.
●	The ACA imposed a requirement on manufacturers of branded drugs to provide a 70% discount off the negotiated price of branded drugs dispensed to Medicare Part D patients in the coverage gap (increased from 50% pursuant to the Bipartisan Budget Act of 2018, effective as of 2019).
●	The ACA imposed an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs, apportioned among these entities according to their market share in certain government healthcare programs, although this fee would not apply to sales of certain products approved exclusively for orphan indications.
●	A Patient-Centered Outcomes Research Institute was established pursuant to the ACA to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research. The research conducted by the Patient-Centered Outcomes Research Institute may affect the market for certain pharmaceutical products.
●	The ACA established the Center for Medicare and Medicaid Innovation within CMS, which is charged with testing new, innovative payment and service delivery models.

Since its enactment, there have been judicial, Congressional and executive challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the ACA will impact VBL’s business.

In addition, other legislative and regulatory changes have been proposed and adopted in the United States since the ACA was enacted:

●	On August 2, 2011, the U.S. Budget Control Act of 2011, among other things, included aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022 due to the COVID-19 pandemic. Following the temporary suspension, a 1% payment reduction will occur beginning April 1, 2022 through June 30, 2022, and the 2% payment reduction resumed on July 1, 2022.
●	On January 2, 2013, the U.S. American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers.
●	On April 13, 2017, CMS published a final rule that gives states greater flexibility in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces.
●	On May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug or biological products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its products available to eligible patients as a result of the Right to Try Act.
●	On May 23, 2019, CMS published a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020.

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●	On December 20, 2019, former President Trump signed into law the Further Consolidated Appropriations Act (H.R. 1865), which repealed the Cadillac tax, the health insurance provider tax, and the medical device excise tax. It is impossible to determine whether similar taxes could be instated in the future.

Additionally, there has been increasing legislative and enforcement interest in the United States with respect to drug pricing practices. Specifically, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, and review the relationship between pricing and manufacturer patient programs. At a federal level, President Biden signed an Executive Order on July 9, 2021 affirming the administration’s policy to (i) support legislative reforms that would lower the prices of prescription drug and biologics, including by allowing Medicare to negotiate drug prices, by imposing inflation caps, and, by supporting the development and market entry of lower-cost generic drugs and biosimilars; and (ii) support the enactment of a public health insurance option. Among other things, the Executive Order also directs HHS to provide a report on actions to combat excessive pricing of prescription drugs, enhance the domestic drug supply chain, reduce the price that the Federal government pays for drugs, and address price gouging in the industry; and directs the FDA to work with states and Indian Tribes that propose to develop section 804 Importation Programs in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and the FDA’s implementing regulations. FDA released such implementing regulations on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. On September 25, 2020, CMS stated drugs imported by states under this rule will not be eligible for federal rebates under Section 1927 of the Social Security Act and manufacturers would not report these drugs for “best price” or Average Manufacturer Price purposes. Since these drugs are not considered covered outpatient drugs, CMS further stated it will not publish a National Average Drug Acquisition Cost for these drugs. If implemented, importation of drugs from Canada may materially and adversely affect the price VBL receives for any of its product candidates. Further, on November 20, 2020 CMS issued an Interim Final Rule implementing the Most Favored Nation Model under which Medicare Part B reimbursement rates would have been calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. However, on December 29, 2021, CMS rescinded the Most Favored Nations rule. Additionally, on November 30, 2020, HHS published a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. Pursuant to court order, the removal and addition of the aforementioned safe harbors were delayed and recent legislation imposed a moratorium on implementation of the rule until January 1, 2026. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, both the Biden administration and Congress have indicated that they will continue to seek new legislative measures to control drug costs.

VBL expects that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that the U.S. Federal Government will pay for healthcare drugs and services, which could result in reduced demand for VBL’s drug candidates or additional pricing pressures.

Other U.S. Environmental, Health and Safety Laws and Regulations

VBL may be subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, VBL’s operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. Even if VBL contracts with third parties for the disposal of these materials and waste products, it cannot completely eliminate the risk of contamination or injury resulting from these materials. In the event of contamination or injury resulting from the use or disposal of VBL’s hazardous materials, VBL could be held liable for any resulting damages, and any liability could exceed its resources. VBL also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

VBL maintains workers’ compensation insurance to cover it for costs and expenses that it may incur due to injuries to its employees, but this insurance may not provide adequate coverage against potential liabilities. However, VBL does not maintain insurance for environmental liability or toxic tort claims that may be asserted against it.

In addition, VBL may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair VBL’s research, development or production efforts. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.

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Government Regulation of Biologics Outside of the United States

In addition to regulations in the United States, VBL will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of VBL’s products. The cost of establishing a regulatory compliance system for numerous varying jurisdictions can be very significant. Although many of the issues discussed above with respect to the United States apply similarly in the context of the European Union and in other jurisdictions, the approval process varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

Whether or not VBL obtains FDA approval for a product, VBL must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials. In the European Union, on January 31, 2022, the new Clinical Trials Regulation (EU) No 536/2014 (the “new Regulation”) became directly applicable in all the European Union Member States and simplifies and streamlines the approval of clinical trials in the European Union. The transitory provisions of the new Regulation provide that ongoing clinical trials authorized under the previous European Union Clinical Trials Directive (the “Directive”) can remain under the Directive, or they can transition to the new Regulation. By January 31, 2025, all ongoing clinical trials must have transitioned to the new Regulation. The main characteristics of the regulation include: a streamlined application procedure via a single entry point, the “Clinical Trials Information System”, a single set of documents to be prepared and submitted for the application; and a harmonized procedure for the assessment of applications for clinical trials. Strict deadlines have also been established for the assessment of clinical trial applications. To obtain regulatory approval of a medicinal product under European Union regulatory systems, VBL must submit a Marketing Authorisation Application. The application required in the European Union is similar to a BLA in the United States, with the exception of, among other things, country-specific document requirements. The European Union also provides opportunities for market exclusivity. For example, in the European Union, upon receiving marketing authorization, new chemical entities generally receive eight years of data exclusivity and an additional two years of market exclusivity. If granted, data exclusivity prevents generic or biosimilar applicants from referencing the innovator’s preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the European Union, for a period of eight years from the date on which the reference product was first authorized in the European Union. During the additional two-year period of market exclusivity, a generic or biosimilar marketing authorization can be submitted, and the innovator’s data may be referenced, but no generic or biosimilar product can be marketed until the expiration of the market exclusivity. The innovator may obtain an additional one year of market exclusivity if the innovator obtains an additional authorization during the initial eight year period for one or more new indications that demonstrate significant clinical benefit over existing therapies. However, there is no guarantee that a product will be considered by the European Union’s regulatory authorities to be a new chemical entity, and products may not qualify for data exclusivity. The same exclusivity periods are available for new biologics.

Orphan medicinal products in the European Union are eligible for 10-year market exclusivity. A “similar medicinal product” is defined as a medicinal product containing a similar active substance or substances as contained in an authorized orphan medicinal product, and which is intended for the same therapeutic indication. This 10-year market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. During the period of market exclusivity, a marketing authorization may only be granted to a “similar medicinal product” for the same indication at any time if:

●	the second applicant can establish that its product, although similar, is safer, more effective or otherwise clinically superior to the authorized product;
●	the marketing authorization holder for the authorized orphan product consents to a second orphan medicinal product application; or
●	the marketing authorization holder for the authorized orphan product cannot supply enough orphan medicinal product.

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The European Union adopted the new Regulation in April 2014, which replaced the Clinical Trials Directive 2001/20/EC on January 31, 2022. The transitory provisions of the new Regulation offer sponsors the possibility to choose between the requirements of the previous Directive and the new Regulation if the request for authorization of a clinical trial is submitted in the year after the new Regulation became applicable. If the sponsor chooses to submit under the Directive, the clinical trial continues to be governed by the previous Directive until three years after the new Regulation became applicable. If a clinical trial continues for more than three years after the new Regulation became applicable, the new Regulation will at that time begin to apply to the clinical trial. The new Regulation overhauls the system of approvals for clinical trials in the European Union. Specifically, it is directly applicable in all Member States (meaning that no national implementing legislation in each Member State is required) and aims at simplifying and streamlining the approval of clinical trials in the European Union. The main characteristics of the new Regulation include: a streamlined application procedure via a single-entry point through the Clinical Trials Information System; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts (Part I contains scientific and medicinal product documentation and Part II contains the national and patient-level documentation). Part I is assessed by a coordinated review by the competent authorities of all European Union Member States in which an application for authorization of a clinical trial has been submitted (Concerned Member States) of a draft report prepared by a Reference Member State. Part II is assessed separately by each Concerned Member State. Strict deadlines have also been established for the assessment of clinical trial applications.

The requirements and process governing the conduct of clinical trials, product approval or licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials are conducted in accordance with GCP, the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

To obtain regulatory approval of a medicinal product under European Union regulatory systems, VBL must submit a marketing authorization application. The application required in the European Union is similar to a BLA in the United States, with the exception of, among other things, country-specific document requirements. Marketing approvals in multiple European Union Member States may be obtained through a centralized, mutual recognition or decentralized procedure. The centralized procedure results in the grant of a single marketing authorization that is valid throughout the European Union Member States, as well as the additional Member States of the European Economic Area (Norway, Iceland and Liechtenstein).

Pursuant to Regulation (EC) No. 726/2004, as amended, the centralized procedure is mandatory for certain products, including those developed by means of specified biotechnological processes, advanced therapy medicinal products (gene-therapy, somatic-cell therapy, and tissue-engineered products), products for human use containing a new active substance for which the therapeutic indication is the treatment of specified diseases, including AIDS, HIV, cancer, diabetes, neurodegenerative disorders, auto-immune diseases and other immune dysfunctions and viral diseases, as well as products designated as orphan medicinal products. The Committee for Medicinal Products for Human Use (“CHMP”) of the EMA also has the discretion to permit other products to use the centralized procedure if it considers them sufficiently innovative or they contain a new active substance or they may be of benefit to public health at the European Union level.

Under the centralized procedure in the European Union, the maximum timeframe for the evaluation of a marketing authorization application by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP. Clock stops may extend the timeframe of evaluation of a marketing authorization application considerably beyond 210 days. Where the CHMP gives a positive opinion, it provides the opinion together with supporting documentation to the European Commission, who makes the final decision to grant a marketing authorization, which is issued within 67 days of receipt of the EMA’s recommendation. Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of major interest from the point of view of public health and in particular from the viewpoint of therapeutic innovation. If the CHMP accepts such request, the time limit of 210 days will be reduced to 150 days, excluding clock stops, but it is possible that the CHMP can revert to the standard time limit for the centralized procedure if it considers that it is no longer appropriate to conduct an accelerated assessment.

Now that the UK (which comprises Great Britain and Northern Ireland) has left the European Union, Great Britain will no longer be covered by centralized marketing authorizations (under the Northern Ireland Protocol, centralized marketing authorizations will continue to be recognized in Northern Ireland). All medicinal products with a current centralized marketing authorization were automatically converted to Great Britain marketing authorizations on January 1, 2021. For a period of two years from January 1, 2021, the Medicines and Healthcare products Regulatory Agency the United Kingdom’s medicines regulator, may rely on a decision taken by the European Commission on the approval of a new marketing authorization in the centralized procedure, in order to more quickly grant a new Great Britain marketing authorization. A separate application will, however, still be required.

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The European Union also provides opportunities for market exclusivity. For example, in the European Union, upon receiving marketing authorization, new chemical innovative medicinal products generally receive eight years of data exclusivity and an additional two years of market exclusivity. If granted, data exclusivity prevents applicants for authorization of generics or biosimilars of these innovative products in the European Union from referencing the innovator’s preclinical and clinical trial data when applying for a generic or biosimilar marketing authorization in the European Union, during a period of eight years from the date on which the reference product was first authorized in the European Union. During the additional two-year period of market exclusivity, a generic marketing authorization can be submitted, and the innovator’s data may be referenced, but no generic product can be marketed until the expiration of the market exclusivity. The innovator may obtain an additional one year of market exclusivity if the innovator obtains an additional authorization during the initial eight year period for one or more new indications that demonstrate significant clinical benefit over currently approved therapies. Even if a product is considered to be an innovative medicinal product so that the innovator gains the prescribed period of data exclusivity, another company may market another version of the product if such company obtained a marketing authorization based on a marketing authorization application with a completely independent data package of pharmaceutical tests, preclinical tests and clinical trials. However, there is no guarantee that a product will be considered by the European Union’s regulatory authorities to be a new chemical entity, and products may not qualify for data exclusivity. Similar exclusivity periods are available for new biologics.

A product can be designated as an orphan medicinal product by the European Commission if its sponsor can establish: that (1) the product is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five in 10,000 persons in the European Union when the application is made, or (b) it is unlikely that the product, without the benefits derived from orphan status, would generate sufficient return in the European Union to justify the necessary investment in its development; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the European Union or, if such method exists, the product will be of significant benefit to those affected by that condition. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers. The application for orphan designation must be submitted before the application for marketing authorization. The applicant will receive a fee reduction for the marketing authorization application if the orphan designation has been granted, but not if the designation is still pending at the time the marketing authorization is submitted. Orphan designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

The aforementioned European Union rules are generally applicable in the European Economic Area, which consists of the European Union Member States, plus Norway, Liechtenstein and Iceland.

On June 23, 2016, the electorate in the United Kingdom voted in favor of leaving the European Union, commonly referred to as Brexit, and the UK formally left the European Union on January 31, 2020. There was a transition period during which European Union pharmaceutical laws continued to apply to the United Kingdom, which expired on December 31, 2020. However, the European Union and the United Kingdom have concluded a trade and cooperation agreement (“TCA”), which was provisionally applicable since January 1, 2021 and has been formally applicable since May 1, 2021. The TCA includes specific provisions concerning pharmaceuticals, which include the mutual recognition of cGMP, inspections of manufacturing facilities for medicinal products and cGMP documents issued, but does not foresee wholesale mutual recognition of United Kingdom and European Union pharmaceutical regulations. At present, Great Britain has implemented European Union legislation on the marketing, promotion and sale of medicinal products through the Human Medicines Regulations 2012 (as amended) (under the Northern Ireland Protocol, the European Union regulatory framework will continue to apply in Northern Ireland). The regulatory regime in Great Britain therefore broadly aligns with current European Union regulations, however it is possible that these regimes will diverge in future now that Great Britain’s regulatory system is independent from the European Union and the TCA does not provide for mutual recognition of United Kingdom and European Union pharmaceutical legislation.

If VBL fails to comply with applicable foreign regulatory requirements, it may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Intellectual Property

VBL’s success depends, at least in part, on its ability to protect its proprietary technology and intellectual property, and to operate without infringing or violating the proprietary rights of others. VBL relies on a combination of patent, trademark, trade secret and copyright laws, know-how, intellectual property licenses and other contractual rights, including confidentiality and invention assignment agreements to protect its intellectual property rights.

See “Risk Factors — Risks Related to VBL’s Intellectual Property” for additional discussion on VBL’s intellectual property and associated risks.

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Patents

As of June 10, 2023, VBL has more than 131 granted patents and 24 applications pending worldwide for its former oncology program and vascular targeting system (“VTS”) platform technology. VBL also has 33 granted patents and 29 applications pending worldwide for its VB-601 program and the MTT.

Trademarks

VBL relies on trade names, trademarks and service marks to protect its name brands. VBL’s trademarks and registered trademarks in several countries include the following: “VTS,” “VBL THERAPEUTICS,” “VASCULAR TARGETING SYSTEM VTS,” “VBL,” “V VBL THERAPEUTICS & Design,” “VASCULAR BIOGENICS,” “V & Design,” “GLOBE & Design,” “OVAL & Design” “VENHIBO,” “VENHEBO,” and (“VBL Logo”)”.

Trade Secrets and Confidential Information

In addition to patented technology, VBL relies on its unpatented proprietary technology, trade secrets, processes and know-how. VBL relies on, among other things, confidentiality and invention assignment agreements to protect its proprietary know-how and other intellectual property that may not be patentable, or that VBL believes is best protected by means that do not require public disclosure. For example, VBL requires its employees to execute confidentiality agreements in connection with their employment relationships with it, and to disclose and assign to VBL inventions conceived in connection with their services to it. However, there can be no assurance that these agreements will be enforceable or that they will provide VBL with adequate protection.

VBL may be unable to obtain, maintain and protect the intellectual property rights necessary to conduct its business, and may be subject to claims that it infringes or otherwise violates the intellectual property rights of others, which could materially harm VBL’s business.

Sales and Marketing

VBL has not yet established sales, marketing or product distribution operations because its product candidate, VB-601, is an early-stage asset.

Manufacturing

VBL relies on third-party manufacturers to manufacture supplies for its product candidate, VB-601. VBL also contracts with additional third parties for the formulating, labeling, packaging, storage and distribution of the final drug product.

In October 2017, VBL announced the opening of a 20,000 sq. ft. new gene therapy manufacturing plant in Modi’in, Israel, which was planned to be the commercial facility for production of its former lead product candidate, ofra-vec. Following the discontinuation of the OVAL trial and ofra-vec program in all indications, VBL sought to monetize this facility and in February 2023 entered into an agreement providing for the sale of VBL’s rights in this facility for $7.1 million, which transaction closed in March 2023. See “— Recent Developments — Sale of Assets in the Modi’in Facility” above.

Human Capital Resources

As of June 26, 2023, VBL had seven employees, mostly within general and administrative positions, to support VBL’s corporate strategic process and research and development. All of VBL’s employees are located in Israel with the exception of one employee in the United States, and three of VBL’s employees have either M.D.s or Ph.D.s. None of VBL’s employees currently work under any collective bargaining agreements. VBL has experienced significant employee turnover due to the reduction in force after the results of the OVAL study and termination of the ofra-vec program and sale of VBL’s rights in the Modi’in facility and pursuit of the proposed Merger and exploration of alternatives to monetize VB-601. This additional uncertainty has resulted in further employee resignations. VBL believes its employee relations with the remaining employees are good and VBL has provided additional severance considerations to retain such employees. See “VBL Executive Compensation” for additional information regarding these additional retention benefits.

Israeli labor laws govern the length of the workday, minimum wages for employees, procedures for hiring and dismissing employees, determination of severance pay, annual leave, sick days, advance notice of termination of employment, equal opportunity and anti- discrimination laws and other conditions of employment. Subject to specified exceptions, Israeli law generally requires severance pay upon the retirement, death or dismissal of an employee, and requires VBL and its employees to make payments to the National Insurance Institute, which is similar to the U.S. Social Security Administration. VBL’s employees have defined benefit pension plans that comply with the applicable Israeli legal requirements.

Corporate Information

The legal name of VBL is Vascular Biogenics Ltd., and it conducts business under the name VBL Therapeutics. VBL was incorporated in Israel on January 31, 2000 as a company limited by shares under the name Medicard Ltd. In February 2002, VBL changed its name to Vascular Biogenics Ltd. VBL’s registered and principal office is located 8 HaSatat St., Modi’in, Israel 7178106 and its telephone number is 972-8-9935000. VBL also has a wholly owned U.S. subsidiary, VBL Inc., with an office located at 1 Blue Hill Plaza, Suite 1509, Pearl River, NY 10965. VBL’s internet website address is www.vblrx.com. The information contained on, or that can be accessed through, VBL’s website is not a part of proxy statement/prospectus/information statement.

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NOTABLE BUSINESS

Unless context indicates or suggests otherwise, “Notable” in this section refers to the consolidated operations of Notable Labs, Inc.

Overview

Notable is a clinical-stage platform therapeutics company developing predictive precision medicines for patients with cancer. Through its proprietary Predictive Precision Medicines Platform or PPMP, Notable bio-simulates a patient’s cancer treatment ex vivo (outside of the body) and seeks to precisely predict whether or not an individual patient will clinically respond to their actual treatment. In four independent clinical validation trials with recognized medical centers, PPMP predicted responders with 83-100% precision. To pursue improved medical outcomes compared to traditional precision medicines, PPMP does not depend on genetic or other biomarkers. Instead, PPMP generates multi-dimensional measures of biological response of cells to drugs and then integrates and translates these data by computational algorithms into a patient response predictor.

PPMP is designed to enable Notable to identify and select patients expected to be clinically responsive prior to the initiation of their treatment and potentially enable fast-track therapeutic development in this patient population. Notable utilizes its PPMP to evaluate investigational compounds for in-licensing and development or co-development that have shown clinical activity, with the goal of improving patient response and the success, speed and value of developing these compounds, compared with traditional drug development.

Using PPMP, Notable targets in-licensing assets that have already demonstrated compelling clinical activity but have been abandoned because the activity was limited to a subset of 10% to 30% of treated patients, a likely hurdle to successful development, regulatory approval, and commercialization. Notable has screened and evaluated hundreds of assets on its PPMP platform, and for many of these assets, believes it can predict with relatively high precision which patients will clinically respond. This provides Notable with the opportunity to selectively enroll predicted responders into clinical trials, and thus to fast-track development of these assets selectively in clinical responders delivering higher response rates.

Notable is seeking to create a growing portfolio of predictive precision medicines using its PPMP. PPMP has already guided Notable in the selection of its first two candidate predictive precision medicines, two clinical-stage candidates for development in platform-predicted responders with acute myeloid leukemia (“AML”). Notable’s lead asset derived from PPMP is Volasertib, a polo like kinase 1 (“PLK1”) inhibitor proven to induce cell cycle arrest and apoptosis in various cancer cells. Notable expects to initiate a Phase 2a trial evaluating Volasertib in adult AML in the fourth quarter of 2023, with results expected in the third quarter of 2024. In addition, Notable is co-developing, with CicloMed LLC (“CicloMed”), Fosciclopirox for patients with AML. This co-development partnership resulted from a successful pre-clinical application of PPMP for Foscicopirox. Notable is also using PPMP to identify additional compelling assets for in-licensing and fast-tracking additional assets as it builds out its development pipeline.

By continually advancing and expanding the reach of the PPMP across patient segments, diseases and predicted medical outcomes, Notable aims to be the leader in predictive precision medicine and revolutionize the way in which patients seek and receive treatments that are most likely to work best for them – with major impact for patients and the healthcare community.

Predictive Precision Medicines Platform (“PPMP”)

Overview

Notable’s proprietary PPMP is a diagnostic platform that predicts – before treatment — an individual patient’s clinical response to a given treatment or treatment combination by measuring the biological response of the patient’s cancer and normal cells to that treatment or treatment combination ex vivo. Notable’s PPMP has been developed exclusively by teams of internal biologists, engineers and data scientists and, while currently fully functional, continues to evolve and improve, both from an efficiency as well as a predictive performance perspective.

Since Notable’s PPMP measures the cellular and cell-functional response of cancer cells to a treatment, it does not depend on and is not constrained by genetic biomarkers as opposed to traditional precision medicines that are designed to target a genetic mutation. For each patient sample analyzed, Notable’s PPMP produces a binary result - predicted responder or predicted non-responder. In four independent collaborative studies in collaboration with recognized academic institutions, Notable’s PPMP platform has demonstrated an 83-100% predictive precision (also referred to as, positive predictive value (“PPV”)), in identifying clinically responding patients. A predictive precision of 83-100% means that if a clinical trial selectively enrolled predicted responders, the study can be expected to yield an 83-100% response rate.

Notable’s strategic focus is to acquire treatments that have already shown compelling efficacy through other companies, but only in a 10-30% patient subset that other companies could not further enrich, deemed not suitable for their portfolio, and therefore declined to pursue further development. Using its proprietary PPMP, Notable targets and tests these compelling yet abandoned assets on its platform, and if its PPMP has been shown to identify this patient subset, in- licenses these compounds and fast-tracks their remaining development selectively for these patients. Using this strategy, Notable is seeking to particularly improve patient outcomes for patients with the highest medical needs (e.g., response rates of 0-50% by current standard of care).

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Notable’s PPMP combines the power of biology with the power of technology, including engineering, digital technology, and computational data science. Instead of focusing on one genetic pathway or one other feature, PPMP measures the ex vivo biological response of cancer and normal cells to drugs across many signals and dimensions. Hundreds of thousands of data points per patient sample are then integrated and translated by computational algorithms into a patient response predictor that describes whether a patient is likely to respond to their actual treatment. Notable’s PPMP has been designed as a high-throughput, automated platform that enables virtuous learning cycles and continuous optimization, patient sample by patient sample. Notable’s laboratory is accredited by the College of American Pathologies (“CAP”).

For patients and physicians, the use of Notable’s PPMP is simple: A blood or bone marrow sample containing cancer cells and normal cells is shipped to Notable and is co-processed with a given drug or drugs under its optimized proprietary conditions. PPMP measures the differential behavior and response of the patient’s cancer cells versus normal cells down to the single cell level, and computational algorithms translate those hundreds of thousands of data points into a patient response predictor. PPMP establishes a patient’s predicted response within 3-5 days from sample receipt, and thus, within a clinically actionable timeframe.

Notable’s continuously growing data repository includes over 190 billion lines of data derived from the analysis of patients’ tissue, blood samples and clinical outcomes. This data repository is comprised entirely of internally generated data sets at single-cell resolution. It has been optimized over years of automated high-throughput screening and virtuous learning cycles. This proprietary data repository is Notable’s digital backbone and drives its strategy of expanding its platform capabilities from disease to disease and additional predicted medical outcomes.

Clinical Validation of PPMP

To date, Notable has conducted four clinical validation trials in collaboration with leaders in the field of hematology at globally recognized university hospitals. These studies assessed PPMP’s performance across several different blood cancers and multiple standard-of-care treatment options. The study designs, patient numbers, and standard of care therapies tested are summarized in the figure below.

All of the studies share a similar design:

●	Patients are enrolled into the study immediately prior to receiving treatment;
●	A baseline sample of peripheral blood or bone marrow is obtained and patient responses are assessed ex vivo on the Notable PPMP platform;
●	Patients then receive treatment and the outcome of that treatment (response or no response) is then compared to the predicted outcome as obtained from the platform.

The performance of a predictive diagnostic test such as PPMP can be quantified using a variety of parameters, including sensitivity, specificity, overall accuracy, negative predictive value and positive predictive value. Because the ultimate intended use of the PPMP is to select patients most likely to respond to a given treatment, we believe the most relevant performance parameter is PPV. PPV is calculated as the percent of patients who achieved a clinical response to their actual treatment (actual clinical responders) among all patients with a positive patient response score on PPMP (PPMP-predicted responders). For example, a PPV of 50% means that, of all patients in a cohort predicted to respond based on PPMP results, 50% did clinically respond to their actual treatment.

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Results of studies conducted in hematologic disorders

Myelodysplastic Syndromes (MDS)

In collaboration with Stanford University, Notable conducted a clinical validation study to evaluate the performance of its PPMP in predicting treatment response in high-risk MDS patients. The study collected samples from September 2016 to March 2019 and encompassed various drug treatments for MDS. At the time of the study, 5-azacitidine and decitabine were FDA-approved treatments for MDS, while all other therapies, including clofarabine and cytarabine, bortezomib and dexamethasone, and 5-azacitidine and venetoclax were being investigated. Clinical response was evaluated using the international Working Group 2006 response criteria in MDS, defining response as complete remission (“CR”) and partial remission (“PR”). Peripheral blood and bone marrow were collected from patients immediately prior to treatment decision, and patient responsiveness to a panel of up to 74 single therapeutic agents and up to 36 therapeutic combinations were assessed on Notable’s PPMP. Clinical outcomes after treatment were assessed by Stanford physicians and compared to predicted outcomes based on PPMP. A total of 21 patients met all study requirements and were included in the overall analysis. Overall, Notable’s PPMP demonstrated a PPV of 100%, meaning that every patient the PPMP predicted would respond to their physician-selected treatment actually demonstrated a clinical response to the treatment. To achieve a more robust estimate of the predictive precision for the PPMP, bootstrapping, a statistical resampling technique, was utilized to simulate patient data, yielding a PPV of 92% [95% CI = 0.69-1.0].

Adult AML

In collaboration with MD Anderson Cancer Center, Notable conducted a clinical validation study examining the performance of its PPMP in predicting response to the standard-of-care treatment combination of venetoclax plus decitabine in AML patients. The study collected samples between August 2018 to February 2021 from patients receiving a combination of decitabine and venetoclax. Although this combination was not FDA-approved at the study’s onset, FDA approval for AML treatment was obtained one month later. Clinical response was evaluated using 2017 European LeukemiaNet (“ELN”) AML response criteria, defining response as CR and CR with incomplete count recovery (“Cri”). Peripheral blood was collected from patients prior to treatment, and patient responsiveness to the combination treatment was assessed on PPMP. Clinical response after a patient’s actual treatment was assessed and compared to PPMP-predicted response. A total of 9 patients met all study requirements and were included in the overall analysis. Overall, based on internal studies Notable’s PPMP demonstrated PPV of 83%, meaning that 83% of patients that the PPMP predicted would respond to their treatment did achieve a clinical response to the actual treatment. Bootstrapping sampling techniques yielded a PPV of 80% [95% CI = 0.5-1.0].

In an additional collaboration with Washington University, a clinical validation study examined the performance of PPMP in predicting response to two different standard-of-care treatment combinations: venetoclax plus decitabine or cytarabine plus idarubicin in AML patients. The study collected samples between March 2020 to June 2022 from patients receiving either cytarabine and idarubicin or decitabine and venetoclax. This ongoing study continues to recruit patients. Clinical response was evaluated using 2017 ELN AML response criteria, defining response as CR, Cri, and morphologic leukemia-free state. Peripheral blood was collected from patients prior to treatment, and patient responsiveness to the combination treatment was assessed on Notable’s PPMP. Clinical outcome after the patients’ actual treatment was evaluated and compared to the PPMP-predicted response.

For the group receiving venetoclax plus decitabine, a total of 13 patients met all study requirements and were included in the overall analysis. Overall, Notable’s PPMP demonstrated a PPV of 100%, meaning that all patients that the PPMP predicted would respond to their treatment combination did achieve a clinical response to the actual treatment. Bootstrapping sampling techniques yielded a PPV of 86% [95% CI = 0.63-1.00].

For the group receiving cytarabine plus idarubicin, a total of 18 patients met all study requirements and were included in the overall analysis. Overall, Notable’s PPMP demonstrated a PPV of 100%, meaning that all patients that the PPMP predicted would respond to this treatment combination did achieve a clinical response to their actual treatment. Bootstrapping sampling techniques yielded a PPV of 100% [95% CI = 1.0-1.0].

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Pediatric AML

In collaboration with Texas Children’s Hospital, Notable conducted a clinical validation study examining the performance of PPMP in predicting response to the standard-of-care treatment, the triple combination of cytarabine, daunorubicin, and etoposide (“ADE”) in pediatric The study collected samples from September 2015 to October 2020. Patients in the study were treated with conventional chemotherapy comprised of ADE with or without atovaquone, which was under investigation through a clinical trial (NCT03568994). Clinical response was evaluated based on 1-year relapse free survival (“RFS”) or minimal residual disease (“MRD”) being less than 1%. RFS represents the duration after treatment during which a patient remains free of disease and MRD refers to the small number of residual cancer cells post-treatment. AML patients. Peripheral blood and bone marrow were collected from patients prior to treatment, and patient responsiveness to the combination treatment was assessed on PPMP and compared to minimal residual disease (MRD) negativity or 1-year relapse-free survival; these clinical outcome measures are associated with durability of treatment. MRD and 1-year relapse-free survival were compared to predicted outcome based on PPMP.

For MRD negativity as an outcome, a total of 13 patients met all study requirements and were included in the overall analysis. Overall, Notable’s PPMP yielded a PPV of 100%, meaning that all PPMP-predicted responders did achieve MRD negativity in response to their actual treatment. Bootstrapping sampling techniques yielded a PPV of 100% [95% CI = 1.0-1.0].

For 1-year relapse-free survival as an outcome, a total of 13 patients met all study requirements and were included in the overall analysis. Overall, Notable’s PPMP demonstrated a PPV of 90% [95% CI = 0.9-1.0], meaning that 90% of PPMP-predicted responders did achieve 1-year relapse-free survival in response to their actual treatment. Bootstrapping sampling techniques yielded a PPV of 99% [95% CI = 0.9-1.0].

Complementary and Companion Diagnostic Tests

By identifying and validating which patients and patient segments respond or do not respond to available standard of care treatments – disease by disease – Notable is planning to expand its platform across liquid and solid tumors, and potentially beyond cancer. The continuously increasing understanding of individual patient populations, their predicted response to available and investigational treatments, and their unmet medical needs (e.g., patients without effective treatment options) can be expected to deliver proprietary intelligence and complementary diagnostics to fuel Notable’s targeted drug in-licensing and development strategy.

For example, having identified patient populations with high unmet needs (e.g., if less than 30% of patients respond to available standard of care treatments), enables a PPMP-based pursuit and in-licensing of investigational treatments for these patients and a focus on serving patients with highest medical needs through treatments with the greatest predicted medical and commercial impact.

In such a clinical development program for a predictive precision medicine, Notable’s platform is applied as a companion diagnostic guiding patient selection for patient enrollment and treatment.

Therapeutic Product Development

Volasertib

As described above, Notable’s business strategy is focused on the in-licensing and development of – often abandoned or shelved — therapeutic assets that have already shown compelling clinical activity in approximately 10-30% of patients who PPMP can be utilized to identify. Volasertib had been developed by Boehringer Ingelheim (“BII”) and has been clinically investigated through several trials in both solid tumor indications as well as in AML.

Background and Clinical Experience with Volasertib

In 2021, Notable obtained worldwide development and commercialization rights to Volasertib from Oncoheroes Biosciences Inc. (“Oncoheroes”), a Boston-based biotechnology company focused on advancing new therapies for childhood cancers. Volasertib is a PLK-1 inhibitor with demonstrated activity in AML and other tumor types, including solid tumors, with significant unmet medical need. Building on the performance of Volasertib on PPMP, which has been and is an important and proprietary step during Notable’s in-licensing decision making, Notable will leverage its PPMP with the goal to identify and select Volasertib-responsive patients prior to their treatment and enable Notable to potentially increase response rates and fast-track Volasertib’s clinical development in this patient population.

NCT0080485, a Phase 2 study in 87 AML patients conducted in European and US hematology centers, yielded CR plus Cri rates of 31.0% by the treatment of Volasertib plus low-dose cytarabine (V+LDAC) vs 13.3% by LDAC treatment alone, indicating that the addition of Volasertib to LDAC improved the response rate compared to low-dose cytarabine (“LDAC”) monotherapy. Median event-free survival was significantly prolonged by V+LDAC compared with LDAC (5.6 vs 2.3 months; hazard ratio, 0.57; 95% confidence interval, 0.35-0.92; P=.021); median overall survival was 8.0 vs 5.2 months, respectively (hazard ratio, 0.63; 95% confidence interval, 0.40-1.00; P=.047). With respect to toxicity, Febrile Neutropenia (CTCAE grade 3-5) occurred in 23 patients (54.8%) for V+LDAC and 7 patients (15.6%) for LDAC. Infections and infestations (CTCAE grade 3-5) occurred in 20 patients (47.6%) for V+LDAC and 10 patients (22.2%) for LDAC (2,3).

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In NCT01721876, a follow-up Phase 3 study in 666 AML patients with centers conducted across the world, however, the proportion of patients who achieved an overall response was 27.7% (V+LDAC) compared to 17.1% Placebo + LDAC (“P+LDAC”), suggesting that there was a Volasertib-mediated benefit in a subset of patients even if this difference did not achieve statistical significance. With respect to toxicity, AEs leading to death (grade 5) were reported with a higher frequency in the V+LDAC arm (31.2%) compared to the P+LDAC arm (18.0%), potentially driven by a higher incidence of infections and infestations in the V+LDAC arm (17.1% versus 6.3%). With respect to toxicity, Febrile Neutropenia (grades 3-5) occurred in 258 patients (58.8%) for V+LDAC and 63 patients (28.4%) for P+LDAC. Infections and infestations (grades 3-5) occurred in 255 patients (58.1%) for V+LDAC and 85 patients (38.3%) for P+LDAC.

An additional seven early-stage trials were conducted, primarily in solid tumors including urothelial, ovarian and non-small cell lung cancers. The results of these trials demonstrated that Volasertib was generally well-tolerated, with neutropenia, an anticipated on-target toxicity, being the most commonly observed treatment-related adverse event.

In addition, BI initiated a Compassionate Use Program in 2015 for patients treated with Volasertib. In this program, as of November, 2021, seven patients are still treated with and respond to long-term treatment with Volasertib.

While leveraging BI’s Volasertib dataset and years of pre-clinical and clinical development, Notable will redesign Volasertib’s late-stage re-development program with the goal of increasing the clinical response rate and outcomes (by using Notable’s PPMP) and improving Volasertib’s tolerability (by enhanced patient management in line with BI’s conclusions from its post hoc phase 3 analysis):

To maximize clinical tolerability (reduce myelosuppression and infections) and thus Volasertib’s therapeutic index and trial success, Notable plans to enhance the design of Volasertib clinical trials beyond using PPMP to select patients likely to respond. Notable’s planned enhancements are:

-	Tailored dosing: a 350 mg intravenous Volasertib dose was applied in the AML Phase 2 and 3 clinical trials irrespective of the patients’ body weight/body surface. BI’s post-hoc analysis showed that lighter patients were overdosed with this 350 mg dose, resulting in higher toxicity. Notable plans on using a tailored dose, adjusted for the patients’ weight/body surface.
-	Infection control: It can be concluded that a substantial proportion of the lethal infections could have been prevented with appropriate precautions and protocol-mandated infectious prophylaxis. This might not have been in place in some of the study-participating centers especially in the global phase 3 trial.
-	Combination partner. Volasertib was combined with LDAC in the AML Phase 2 and 3 clinical trials. In alignment with recognized medical experts, Notable may choose a different Volasertib combination partner.

To increase trial efficacy outcomes, Notable will use its PPMP to selectively enroll patients into its trials who are predicted to clinically respond to Volasertib. In order to assess the performance of PPMP in selecting for Volasertib sensitive patients, Notable conducted an ex vivo avatar trial in a prospective patient cohort using its PPMP. An ex vivo avatar trial involves testing drug responsiveness solely ex vivo; with no patients actually receiving the drug. An ex vivo avatar trial can be informative in assessing overall predictive assay performance; any results generated in such a study need to be further validated during actual patient trials before the assay can be defined as predictive. In this study, Notable collected patient samples from 65 AML patients and tested them on PPMP using a locked assay optimized to stratify predicted responders. PPMP predicted that 20 of 65 or approximately 30% of patients in this population would respond to treatment with Volasertib, which reflects the response rate that BI found in its Phase 2 study in AML, consistent with Notable’s belief that its PPMP platform can reliably identify AML patients who will respond to their actual Volasertib treatment in the planned clinical trials. Based on the PPMP results from these 65 patients, Notable predicts that between 50 and 100% of the participants in this trial have the potential to achieve a clinical response to their actual Volasertib treatment. It should be noted that clinical response alone does not necessarily guarantee that volasertib will demonstrate clinical efficacy or that it will prove to be safe as required to receive FDA or similar regulatory approval. The figure below is illustrative and does not reflect results from actual patient testing.

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The figure below delineates the clinical development path for Volasertib that Notable plans to pursue beginning in 2023, a pathway similar for any Phase 2-ready or later asset Notable acquires. Notable plans to initiate a two-part Phase 2 study in AML focused on locking the PPMP algorithm cutoff in Phase 2a (target = 30 patients) and validating the performance of this locked algorithm in Phase 2b (target = 20 patients). Upon a successful Phase 2 study, Notable would initiate a registrational Phase 3 study. By delineating the likely responder populations and focusing the trial on these patients, Notable estimates it can reduce the number of trial patients from 666 in BI’s original Phase 3 trial to approximately 150, based on statistical modeling of the trial, and thus accelerate development speed. From a regulatory perspective, Notable’s use of PPMP as a patient selection tool qualifies PPMP as a companion diagnostic by FDA criteria and will require a Post Marketing Approval (“PMA”) submission in concert with any NDA submission for volasertib.

Notable anticipates filing an IND and initiating the Phase 2a AML study in the fourth quarter of 2023 with enrollment completed and top-line results available in the third quarter of 2024. Phase 2b is anticipated to begin enrollment in the third quarter of 2024 with enrollment complete and top-line results available in the third quarter of 2025.

Oncoheroes License Agreement

On October 8, 2021, Notable entered into an Exclusive License Agreement (the “Oncoheroes Agreement,”) with Oncoheroes Biosciences Inc. (“Oncoheroes”), pursuant to which Notable acquired worldwide exclusive development and commercialization rights in the small molecule Volasertib for uses relating to certain types of blood cancers and all other cancers outside the indications retained by Oncoheroes under the Oncoheroes Agreement, which generally comprise indications focused on pediatric solid tumors (the “Licensed Field”). The Licensed Field includes: Acute Lymphoblastic Leukemia; Acute Megakaryocytic Leukemia; Acute Myeloblastic Leukemia; Acute Myelogenous Leukemia; Acute Myeloid Leukemia; Acute Myelomonocytic Leukemia; Acute Promyelocytic Leukemia; Chronic lymphoblastic leukemia; Chronic myelocytic leukemia; Chronic myelogenous leukemia; Chronic myeloid leukemia; Juvenile myelomonocytic leukemia; Hodgkin’s disease; Leukemia; Lymphoma (Anaplastic large cell and Large B cell); and Non-Hodgkin’s Lymphoma. In connection with the Oncoheroes Agreement, as of October 8, 2021, Notable and Oncoheroes entered into a Simple Agreement for Future Equity (“Oncoheroes SAFE”) in the amount of $1,500,000, pursuant to whereby Notable obtained the rights to acquire certain shares of Oncoheroes’ capital stock.

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Pursuant to the terms of an Assignment and Licensing Agreement dated August 1, 2019, as amended on April 5, 2020 and October 2021 (the “BII Agreement”), by and between Oncoheroes and Boehringer Ingelheim International GmbH (“BII”), Oncoheroes acquired the certain assigned patents (“Assigned Patents”) and rights to develop and commercialize certain licensed products (“Licensed Products”). Pursuant to the Oncoheroes Agreement, Notable obtained from Oncoheroes the rights and licenses to develop and commercialize the Licensed Products, on the terms and conditions set forth in the Oncoheroes Agreement. The Company has a right of first refusal and right of first negotiation if Oncoheroes decides to license, sell, assign or transfer its rights or terminate the underlying licenses granted in the BII Agreement.

Under the Oncoheroes Agreement, Notable is required to pay Oncoheroes a royalty on the gross amount invoiced by Notable, its affiliates or sublicensees for the sale of Licensed Products in an arm’s length transaction to third parties (but not including sales relating to transactions between Notable, its affiliates or their respective sublicensees), less the total of certain charges or expenses as listed in the Oncoheroes Agreement (“Net Sales”) in the Licensed Field in a worldwide territory.

Under the Oncoheroes Agreement, Notable is required to pay Oncoheroes a royalty on Net Sales of the Licensed Products in the Licensed Field based on a sliding scale range of Net Sales, with such royalty percentage ranging from the mid-single digits to the mid-teens. Notable’s obligation to pay royalties will commence upon the commercial launch of a licensed product on a country-by-country basis in the licensed field, and will terminate, on a country-by-country basis, upon the later of (a) expiration of the last valid claim of a licensed patent in such country, (b) expiration of applicable data or other regulatory exclusivity rights, and (c) ten years from Commercial Launch of such licensed product in such country.

Pursuant to the Oncoheroes Agreement, Notable’s rights to the Assigned Patents shall continue on a country-by-country basis in each country until the expiration of Notable’s obligation to pay royalties, unless otherwise terminated as follows: (a) termination by Oncoheroes upon a material breach of the Oncoheroes Agreement by Notable, or upon Notable’s insolvency, or (b) termination by Notable (i) upon a material breach of the Oncoheroes Agreement by Oncoheroes, (ii) upon Oncoheroes’s insolvency, (iii) in the event of a termination of the underlying BII Agreement, or, (iv) at any time, either in whole or with respect to a specific Licensed Product in a specific country, with ninety (90) days written notice to Oncoheroes. Notable has the option to assume rights and obligations of Oncoheroes as licensee of BII in case of termination of the Oncoheroes Agreement.

Manufacturing

Notable relies on third parties to manufacture Volasertib. Notable expects to enter into agreements with contract manufacturing organizations, or CMOs, to produce drug substance for Volasertib. Notable requires all of its CMOs to conduct manufacturing activities in compliance with current good manufacturing practice, or cGMP, requirements. Notable anticipates that these CMOs will have the capacity to support both clinical supply and commercial-scale production, but Notable does not have any formal agreements at this time to cover commercial production. Notable may also elect to enter into agreements with other CMOs to manufacture supplies of drug substance and finished drug product.

Sales and Marketing

If any of Notable’s product candidates are approved, Notable intends to market and commercialize them in the U.S. and select international markets, either alone or in partnership with others. Cancer patients are managed by oncologists, medical geneticists and neurologists, and therefore Notable believes can be reached with a targeted sales force.

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Competition for Volasertib

The pharmaceutical industry is characterized by rapid evolution of technologies and intense competition. While Notable believes that its product candidates, technology, knowledge, experience and scientific resources provide superior competitive advantages, it faces competition from major pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions, among others. Any product candidates that Notable successfully develops and commercializes will compete with approved treatment options, including off-label therapies, and new therapies that may become available in the future. Key considerations that would impact Notable’s ability to effectively compete with other therapies include the efficacy, safety, method of administration, cost, level of promotional activity and intellectual property protection of Notable’s products. Many of the companies against which Notable may compete have significantly greater resources and capital than Notable in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products.

While there are no current FDA-approved PLK1 inhibitors, there are several at various stages of clinical development. Onvansertib (Cardiff Oncology, Inc.), GSK461364 (GSK, plc), rigosertib (Onconova Therapeutics, Inc.) and CY140 (Cyclacel Pharmaceuticals, Inc.) all demonstrate PLK1 inhibition and are being developed in a number of solid and hematologic malignancies. There may be additional companies with PLK1 inhibitor programs suitable for addressing these patient populations that could be competitive with Notable’s efforts but that have not yet disclosed specific clinical development plans. Smaller or early-stage companies, including oncology-focused therapeutics companies, may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies may also compete with Notable in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites, enrolling patients in clinical trials and acquiring technologies complementary to, or necessary for, Notable programs. The availability of reimbursement from government and private payors will also significantly impact the pricing and competitiveness of Notable products if approved. Notable’s competitors may obtain FDA or other regulatory approvals for their products more rapidly than Notable may obtain approvals for its product candidates, which could result in its competitors establishing a strong market position before Notable will be able to commercialize its products if approved.

Fosciclopirox (CPX-POM)

On July 20, 2021, Notable entered into a Co-Development and Profit-Sharing Agreement (the “CicloMed Agreement”) with CicloMed LLC (“CicloMed”) regarding use of Notable’s precision oncology diagnostic test in the research and development of CicloMed’s CicloProx Prodrug (“CPX-POM”) product for the treatment of AML. Under the terms of the CicloMed Agreement the parties will share equally in the co-development costs, subject to a budget controlled by a joint steering committee appointed by the parties. In the event of a profit generating event, the net proceeds will be shared between the parties in accordance with the agreement’s defined compensation share which is generally on a 50/50 basis, subject to certain limitations. All rights to all co-development intellectual property will be jointly owned by CicloMed and Notable and each party retains its own background and prior intellectual property.

Background and Clinical Experience with Fosciclopirox

Fosciclopirox (CPX-POM), a pro-drug of ciclopirox invented by scientists at The University of Kansas Cancer Center and the Institute for Advancing Medical Innovation, selectively delivers the active metabolite, CPX, to the entire urinary tract following parenteral administration. CPX inhibited cell proliferation, clonogenicity and spheroid formation, and increased cell cycle arrest at S and G0/G1 phases. Mechanistically, CPX suppressed activation of Notch signaling. Molecular modeling and cellular thermal shift assays demonstrated CPX binding to γ-secretase complex proteins Presenilin 1 and Nicastrin, which are essential for Notch activation.

To establish in vivo preclinical proof of principle, Fosciclopirox was tested in the validated N-butyl-N-(4-hydroxybutyl) nitrosamine (BBN) mouse bladder cancer model. Once-daily intraperitoneal administration of CPX-POM for four weeks at doses of 235 mg/kg and 470 mg/kg significantly decreased bladder weight, a surrogate for tumor volume, and resulted in a migration to lower stage tumors in CPX-POM treated animals. This was coupled with a reduction in the proliferation index. Additionally, there was a reduction in Presenilin 1 and Hes-1 expression in the bladder tissues of CPX-POM treated animals.

Following the completion of the first-in-human Phase 1 trial (NCT03348514), the pharmacologic activity of Fosciclopirox is currently being characterized in a Phase 1 expansion cohort study of muscle-invasive bladder cancer patients scheduled for cystectomy (NCT04608045) as well as a Phase 2 trial of newly diagnosed and recurrent urothelial cancer patients scheduled for transurethral resection of bladder tumors (NCT04525131).

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In July 2021, under the terms of the CicloMed Agreement, CicloMed initiated a Phase 1b/2a clinical trial of Fosciclopirox in adult patients with relapsed or refractory AML (NCT04956042). As part of the trial, patients enrolled into the study will have sensitivity to Fosciclopirox assessed on Notable’s PPMP. Completion of enrollment of this study and data readout are expected in the fourth quarter of 2023.

Intellectual Property

Notable’s success depends in part on its ability to obtain and maintain proprietary protection for its product candidates, manufacturing and process discoveries and other know-how, to operate without infringing the proprietary rights of others, and to prevent others from infringing Notable’s proprietary rights. Notable plans to protect its proprietary positions using a variety of methods, which include protecting current U.S. and foreign patents related to proprietary technology, inventions and improvements and prosecuting additional U.S. and foreign patents that Notable determines are important to the development and implementation of its business. For example, Notable, its licensors, or Notable’s collaborators currently have, or are pursuing, patents covering the composition of matter for its drug product candidates and Notable plans to generally pursue patent protection covering methods-of-use for one or more clinical programs. Notable also relies on trade secrets, trademarks, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain Notable’s proprietary position.

Volasertib Patents

Notable entered into the Oncoheroes License Agreement in October 2021, pursuant to which Notable acquired exclusive worldwide rights under sixty-two (62) patents and patent applications to develop, manufacture and commercialize Volasertib. Notable has exclusive licenses under the Oncoheroes License Agreement to patent rights in the U.S. and numerous foreign jurisdictions relating to Volasertib. The patent rights in-licensed under the Oncoheroes License Agreement include nineteen (19) granted patents and one (1) patent application in the U.S., and forty (40) granted patents and two (2) patent applications in foreign jurisdictions including the European Patent Office, Germany, France, United Kingdom, and Japan. All three (3) U.S. patents in the patent family covering Volasertib as a composition of matter generally in genus form expired on February 26, 2023. The two (2) U.S. patents in the patent family covering Volasertib as a composition of matter along with its various crystalline forms expire on January 30, 2027. The U.S. composition of matter patent that covers the formulation of Volasertib that is currently in clinical development expires on June 29, 2026, in each case, not including patent term adjustment or any patent term extension, and relevant foreign counterparts.

Trade Secrets

In addition to patents, Notable relies on trade secrets and know-how to develop and maintain its competitive position. Notable typically relies on trade secrets to protect aspects of its business that are not amenable to, or that it does not consider appropriate for, patent protection. The PPMP includes Notable’s trade secrets. However, the PPMP is not currently covered by a patent and no patents are pending. Notable protects trade secrets and know-how by establishing confidentiality agreements and invention assignment agreements with its employees, consultants, scientific advisors, contractors and partners. These agreements generally provide that all confidential information developed or made known during the course of an individual or entity’s relationship with Notable must be kept confidential during and after the relationship. These agreements also generally provide that all inventions resulting from work performed for Notable or relating to its business and conceived or completed during the period of employment or assignment, as applicable, shall be Notable’s exclusive property. In addition, Notable takes other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary information by third parties.

Government Regulation

Approval of Volasertib and Other Drug Products in the United States

Government authorities in the United States (“U.S.”) at the federal, state and local level and in other countries and jurisdictions, including the European Union (“EU”), extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug products, such as Volasertib. Generally, before a new drug can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority and submitted for review and approved by the regulatory authority.

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Overview of FDA Approval Process

In the U.S., pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act (“FDCA”), and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

Pharmaceutical product development for a new product or certain changes to an approved product in the U.S. typically involves preclinical laboratory and animal tests, the submission to the FDA of an IND, which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Preclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including good laboratory practices. The results of preclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls and a proposed clinical trial protocol. Long term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted. A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin.

The clinical stage of development involves the administration of the investigational product to healthy volunteers or disease-affected patients under the supervision of qualified investigators, generally physicians not employed by, or under control of, the trial sponsor, in accordance with Good Clinical Practices (“GCPs”), which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of an IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries. Information about most clinical trials must be submitted within specific timeframes for publication on the www.clinicaltrials.gov website. Information related to the product, patient population, phase of investigation, trial sites and investigators and other aspects of the clinical trial is made public as part of the registration of the clinical trial. Sponsors are also obligated to discuss the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed in some cases for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs. Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

●	Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, side effect tolerability and safety of the drug.

●	Phase 2 clinical trials involve studies in disease-affected patients to determine the dose required to produce the desired benefits. At the same time, safety and further pharmacokinetic and pharmacodynamic information is collected, possible adverse effects and safety risks are identified, and a preliminary evaluation of efficacy is conducted.

●	Phase 3 clinical trials generally involve a larger number of patients at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use, its safety in use and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product approval. These trials may include comparisons with placebo and/or other comparator treatments. The duration of treatment is often extended to mimic the actual use of a product during marketing.

A registrational trial is a clinical trial that adequately meets regulatory agency requirements for the evaluation of a drug candidate’s efficacy and safety such that it can be used to justify the approval of the drug. Generally, registrational trials are Phase 3 trials but may be Phase 2 trials if the trial design provides a reliable assessment of clinical benefit, particularly in situations where there is an unmet medical need.

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Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow up. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. The FDA or the sponsor may suspend or terminate a clinical trial at any time, or the FDA may impose other sanctions on various grounds, including a finding that the research patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the requirements of the IRB or if the drug has been associated with unexpected serious harm to patients.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the U.S. The NDA must include the results of all preclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls. The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee and the manufacturer and/or sponsor under an approved NDA are also subject to annual program fees for eligible products.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. FDA aims to complete its standard review of drug products within ten months and its priority review within six months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission.

The FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an advisory committee—typically a panel that includes clinicians and other experts—for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. FDA will not approve the product unless compliance with cGMP is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

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U.S. Exclusivity

Upon NDA approval of a new chemical entity(“NCE”), which is a drug that contains no active moiety that has been approved by FDA in any other NDA, that drug receives five years of marketing exclusivity during which FDA cannot receive any Abbreviated New Drug Application (“ANDA”), seeking approval of a generic version of that drug. Certain changes to a drug, such as the addition of a new indication to the package insert, are associated with a three-year period of exclusivity during which FDA cannot approve an ANDA for a generic drug that includes the change. An ANDA may be submitted one year before NCE exclusivity expires if a Paragraph IV certification is filed. If there is no listed patent in the Orange Book, there may not be a Paragraph IV certification, and, thus, no ANDA may be filed before the expiration of the exclusivity period.

Patent Term Extension

After NDA approval, owners of relevant drug patents may apply for up to a five-year patent extension for one patent. The allowable patent term extension is calculated as half of the drug’s testing phase—the time between IND and NDA submission—and all of the review phase—the time between NDA submission and approval up to a maximum of five years. The time can be shortened if FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years from approval.

For patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the U.S. Patent and Trademark Office must determine that approval of the drug covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a drug for which an NDA has not been submitted.

Fast Track Designation and Accelerated Approval

The FDA is required to facilitate the development, and expedite the review, of drugs that are intended for the treatment of a serious or life-threatening disease or condition for which there is no effective treatment, and which demonstrate the potential to address unmet medical needs for the condition. Under the Fast Track program, the sponsor of a new drug candidate may request that the FDA designate the drug candidate for a specific indication as a Fast Track drug concurrent with, or after, the filing of the IND for the drug candidate. The FDA must determine if the drug candidate qualifies for Fast Track Designation within 60 days of receipt of the sponsor’s request.

In addition to other benefits such as the ability engage in more frequent interactions with the FDA, the FDA may initiate review of sections of a Fast Track drug’s NDA before the application is complete. This rolling review is available if the applicant provides, and the FDA approves, a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, the FDA’s time period goal for reviewing an application does not begin until the last section of the NDA is submitted. Additionally, the Fast Track Designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Under the FDA’s accelerated approval regulations, the FDA may approve a drug for a serious or life-threatening illness that provides meaningful therapeutic benefit to patients over existing treatments based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments.

In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions or survives. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. A drug candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Under the Food and Drug Omnibus Reform Act of 2022 (“FDORA”), the FDA may require, as appropriate, that such trials be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, will allow the FDA to withdraw the drug from the market on an expedited basis. The FDA generally requires, unless otherwise informed by the agency, that all promotional materials for product candidates approved under accelerated regulations be subject to prior review by the FDA.

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Breakthrough Therapy Designation

Breakthrough therapy designation by the FDA provides more extensive development consultation opportunities with FDA senior staff, allows for the rolling review of the drug’s application for approval and indicates that the product could be eligible for priority review if supported by clinical data at the time of application submission for drugs that are intended to treat a serious or life-threatening disease or condition where preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. Under the breakthrough therapy program, the sponsor of a new drug candidate may request that the FDA designate the drug candidate for a specific indication as a breakthrough therapy concurrent with, or after, the filing of the IND for the drug candidate. The FDA must determine if the drug candidate qualifies for breakthrough therapy designation within 60 days of receipt of the sponsor’s request.

Approval of Volasertib and Other Drug Products in the European Union

Overview

In the EU, Notable’s product candidates also may be subject to extensive regulatory requirements. As in the U.S., medicinal products can be marketed only if a marketing authorization from the competent regulatory agencies has been obtained. Similar to the U.S., the various phases of preclinical and clinical research in the EU are subject to significant regulatory controls.

The Clinical Trials Directive 2001/20/EC, the Directive 2005/28/EC on GCP, and the related national implementing provisions of the individual EU Member States govern the system for the approval of clinical trials in the EU. Under this system, an applicant must obtain prior approval from the competent national authority of the EU Member States in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial at a specific trial site after the competent ethics committee has issued a favorable opinion. The clinical trial application must be accompanied by, among other documents, an IMPD, or the Common Technical Document, with supporting information prescribed by Directive 2001/20/EC, Directive 2005/28/EC, where relevant the implementing national provisions of the individual EU Member States and further detailed in applicable guidance documents. All suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial have to be reported to the competent national authority and the Ethics Committee of the Member State where they occurred.

In April 2014, the new Clinical Trials Regulation, (EU) No 536/2014 was adopted. The Clinical Trials Regulation will be directly applicable in all the EU Member States, repealing the current Clinical Trials Directive 2001/20/EC. Conduct of all clinical trials performed in the EU will continue to be bound by currently applicable provisions until the new Clinical Trials Regulation becomes applicable. The extent to which ongoing clinical trials will be governed by the Clinical Trials Regulation will depend on when the Clinical Trials Regulation becomes applicable and on the duration of the individual clinical trial. If a clinical trial continues for more than three years from the day on which the Clinical Trials Regulation becomes applicable the Clinical Trials Regulation will at that time begin to apply to the clinical trial.

The new Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the EU. The main characteristics of the regulation include: a streamlined application procedure via a single-entry point, the “EU portal”; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts. Part I is assessed by the competent authorities of all EU Member States in which an application for authorization of a clinical trial has been submitted (Member States concerned). Part II is assessed separately by each Member State concerned. Strict deadlines have been established for the assessment of clinical trial applications. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the concerned EU Member State. However, overall related timelines will be defined by the Clinical Trials Regulation.

To obtain a marketing authorization of a drug in the EU, Notable may submit Marketing Authorisation Applications (“MAA”), either under the so-called centralized or national authorization procedures.

Centralized Procedure

The centralized procedure provides for the grant of a single marketing authorization following a favorable opinion by the European Medicines Agency (“EMA”), that is valid in all EU Member States, as well as Iceland, Liechtenstein and Norway. The centralized procedure is compulsory for medicines produced by specified biotechnological processes, products designated as orphan medicinal products, advanced therapy medicines (such as gene-therapy, somatic cell-therapy or tissue-engineered medicines) and products with a new active substance indicated for the treatment of specified diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative disorders or autoimmune diseases and other immune dysfunctions and viral diseases. The centralized procedure is optional for products that represent a significant therapeutic, scientific or technical innovation, or whose authorization would be in the interest of public health. Under the centralized procedure the maximum timeframe for the evaluation of an MAA by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the Committee of Medicinal Products for Human Use (“CHMP”). Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of an MAA under the accelerated assessment procedure is of 150 days, excluding stop-clocks.

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National Authorization Procedures

There are also two other possible routes to authorize medicinal products in several EU countries, which are available for investigational medicinal products that fall outside the scope of the centralized procedure:

●	Decentralized procedure. Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one EU country of medicinal products that have not yet been authorized in any EU country and that do not fall within the mandatory scope of the centralized procedure.

●	Mutual recognition procedure. In the mutual recognition procedure, a medicine is first authorized in one EU Member State, in accordance with the national procedures of that country. Following this, further marketing authorizations can be sought from other EU countries in a procedure whereby the countries concerned agree to recognize the validity of the original, national marketing authorization.

Under the above described procedures, before granting an MAA, the EMA or the competent authorities of the Member States of the European Economic Area (“EEA”), make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

EU Regulatory Exclusivity

In the EU, new products authorized for marketing (i.e., reference products) qualify for eight years of data exclusivity and an additional two years of market exclusivity upon marketing authorization. The data exclusivity period prevents generic applicants from relying on the preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic marketing authorization in the EU during a period of eight years from the date on which the reference product was first authorized in the EU. The market exclusivity period prevents a successful generic applicant from commercializing its product in the EU until ten years have elapsed from the initial authorization of the reference product in the EU. The ten-year market exclusivity period can be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

Drug Approval-Related Regulations – Rest of the World

For other countries outside of the EU and the U.S., such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from jurisdiction to jurisdiction. However, many countries refer to and/or reference the US FDA or EMA review and approval information package which may facilitate and expedite the process in those countries. Nevertheless, the clinical trials must be conducted in accordance with cGCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki. If a sponsor fails to comply with applicable foreign regulatory requirements, Notable may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Regulation of Notable’s Predictive Precision Medicine Platform Tests (PPMP Tests)

CLIA and CMS for Diagnostics

The Centers for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services, regulates all clinical laboratory testing (except research) performed on humans in the United States through the Clinical Laboratory Improvements Amendments of 1988 (“CLIA”). All clinical laboratories that perform clinical lab services on human specimens for the purpose of providing information on the diagnosis, prevention or treatment of disease must receive CLIA certification. Laboratories must obtain CLIA certification and demonstrate compliance with CLIA requirements as confirmed by an inspection by CMS. Notable received its initial CLIA certification in 2018. Notable’s laboratory was additionally certified by CAP, in 2021, an organization recognized by CMS as a third-party reviewer of clinical laboratories. Several states, including, among others, New York and California, require licensure of out-of-state labs that receive specimens from the state and compliance with the state’s individual laboratory regulations.

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If a testing laboratory is out of compliance with CLIA requirements, it may be subject to sanctions such as suspension, limitation or revocation of our CLIA certificate, as well as directed plan of correction, state on-site monitoring, civil money penalties, civil injunctive suit or criminal penalties. Therefore, Notable plans to maintain CLIA compliance and certification to be eligible to bill for services provided to Medicare and Medicaid beneficiaries. If a diagnostic testing company like Notable was to be found out of compliance with CLIA program requirements and subjected to sanction, its business could be harmed. Failure to comply with state licensure laws, if applicable, could lead to additional sanctions imposed by state licensing authorities.

FDA Regulation of Diagnostics

FDA approval or clearance is not currently required for predictive diagnostic tests, such as PPMP, offered as a stand-alone laboratory developed test, or LDT. If Notable is developing a drug or partnering with a drug company to launch a predictive diagnostic test as a companion diagnostic for a new drug or new drug indication, Notable would be required to obtain premarket approval, or PMA, or a 510(k) clearance in conjunction with seeking a new drug approval for the matching therapy. Historically, the FDA has exercised enforcement discretion with respect to tests performed solely in a central laboratory, like the predictive diagnostic tests or LDTs. The FDA has not required laboratories that furnish only LDTs to comply with the agency’s requirements for medical devices (e.g., establishment registration, device listing, quality system regulation, premarket clearance or premarket approval, and post-market controls).

Although the FDA proposed regulations that would apply to LDTs, the FDA decided that, at present, those regulations are not moving forward towards approval and implementation. In mid-2014, the FDA published a draft Guidance Document describing a proposed approach for a regulatory framework for LDTs that would have resulted in most of the high-value LDT tests marketed today eventually being required to obtain 510(k) clearances or PMAs. If implemented, this regulatory framework would require most hospital clinical labs to abandon a number of tests they perform or to pursue regulatory clearances or approvals to perform them. These proposals met significant resistance from Congress, the hospital industry, and independent clinical laboratories. The FDA indicated in late 2016 that it does not intend to finalize the draft Guidance Document at this time. However, the FDA continues to discuss potential regulatory approaches to LDTs.

Pricing and Reimbursement of Notable’s Therapeutic Product Candidates and PPMP-Diagnostic Testing

Pricing and reimbursement of a therapeutic product depend on multiple factors, including the clinical profile created through the research and development program or the breadth of its regulatory approval as described in the prescribing information. Uncertainty about the clinical profile or any of these factors translate into uncertainly about the coverage and reimbursement status of any future Notable products that may be sold. Sales of any Notable products (or revenues through selling the product itself) will depend, in part, on the extent to which the costs of the products will be covered by third-party payors, including government health programs such as Medicare and Medicaid, commercial health insurers, managed care organizations or pharmaceutical companies. The process for determining whether a third-party payor will provide coverage for a test sometimes is separate from the process for setting the price of a drug product or for establishing the reimbursement rate that a payor will pay for the drug product. Third-party payors may limit coverage to specific testing products on an approved list, which might not include all of the tests available for a particular indication.

In order to obtain coverage and reimbursement for any product, Notable may need to conduct robust pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the therapeutic product or diagnostic test. Even with successful studies, Notable’s products may not be considered medically necessary or cost-effective by payers. A third-party payor’s decision to provide coverage for a test does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage, and adequate reimbursement, for the product. Third-party reimbursement may not be sufficient to enable Notable to maintain price levels high enough to realize an appropriate return on our investment in product development.

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of tests and drugs have been a focus in this effort. Third-party payors are increasingly challenging the prices charged for medical products and services, examining the medical necessity and reviewing the cost-effectiveness of testing products, drug products and medical services and questioning safety and efficacy. If these third-party payors do not consider our products to be cost-effective compared to other available products or treatments, they may not cover our products or, if they do, the level of payment may not be sufficient to allow Notable to sell its products at a profit. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price controls and restrictions on reimbursement. Adoption of such controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for Notable’s diagnostic products or treatments that require use of Notable’s testing products and could adversely affect Notable’s net revenue and results.

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Pricing and reimbursement schemes vary widely from country to country. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular test to currently available tests. The downward pressure on healthcare costs in general, particularly prescription drugs and testing products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert competitive pressure that may reduce pricing within a country. Any country that has price controls or reimbursement limitations for testing products may not allow favorable reimbursement and pricing arrangements for any of our products.

Coverage policies, third-party reimbursement rates and pricing regulation may change at any time.

Other Healthcare Laws

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in the U.S. in addition to the FDA, including CMS, the HHS Office of Inspector General and HHS Office for Civil Rights, other divisions of the HHS and the Department of Justice.

Healthcare providers, physicians, and third-party payors will play a primary role in the recommendation and prescription of any products for which Notable obtains marketing approval. Notable’s current and future arrangements with third-party payors, healthcare providers and physicians may expose Notable to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Notable markets, sells and distributes therapeutic and diagnostic products. In the U.S., these laws include, without limitation, state and federal anti-kickback, false claims, physician transparency, and patient data privacy and security laws and regulations, including but not limited to those described below.

The U.S. federal Anti-Kickback Statute (“AKS”), prohibits, among other things, any person or entity from knowingly and willfully offering, paying, soliciting, receiving or providing any remuneration, directly or indirectly, overtly or covertly, to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The AKS has been interpreted to apply to arrangements between pharmaceutical and medical device manufacturers on the one hand and prescribers, purchasers, formulary managers and beneficiaries on the other hand. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the AKS. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Moreover, a claim including items or services resulting from a violation of the AKS constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. On November 20, 2020, the Office of Inspector General (“OIG”) finalized further modifications to the AKS. Under the final rule, OIG added safe harbor protections under the AKS for certain coordinated care and value-based arrangements among clinicians, providers, and others. The final rule (with some exceptions) became effective January 19, 2021. The industry continues to evaluate what effect, if any, this rule will have.

In addition, under a federal law directed at “self-referral,” commonly known as the “Stark Law,” there are prohibitions, with certain exceptions, on referrals for certain designated health services, including laboratory services, that are covered by the Medicare and Medicaid programs by physicians who personally, or through a family member, have an investment or ownership interest in, or a compensation arrangement with, an entity performing the tests. The prohibition also extends to payment for any testing referred in violation of the Stark Law. A person who engages in a scheme to circumvent the Stark Law’s referral prohibition may be fined up to $100,000 for each such arrangement or scheme. In addition, any person who presents or causes to be presented a claim to the Medicare or Medicaid programs in violation of the Stark Law is subject to civil monetary penalties of up to $15,000 per bill submission, an assessment of up to three times the amount claimed and possible exclusion from participation in federal governmental payor programs. Bills submitted in violation of the Stark Law may not be paid by Medicare or Medicaid, and any person collecting any amounts with respect to any such prohibited bill is obligated to refund such amounts. Many states have comparable laws that are not limited to Medicare and Medicaid referrals.

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Furthermore, Notable could be held liable under the federal False Claims Act, which imposes civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities (including manufacturers) for, among other things, knowingly presenting, or causing to be presented to federal programs (including Medicare and Medicaid) claims for items or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. This could apply even if Notable is not submitting claims directly to payors as would be the case with drug products. The government may deem manufacturers of such products to have “caused” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. Several biopharmaceutical, medical device and other healthcare companies have been prosecuted under federal false claims and civil monetary penalty laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of products for unapproved (e.g., or off-label), and thus non-covered, uses. In addition, the civil monetary penalties statute imposes penalties against any person who is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

Notable’s future marketing and activities relating to the reporting of wholesaler or estimated retail prices for our products, if approved, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state and third-party reimbursement for our products, and the sale and marketing of our product candidates, are subject to scrutiny under these laws.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created additional federal criminal statutes that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the AKS, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians and certain other healthcare providers. The ACA imposed, among other things, new annual reporting requirements through the Physician Payments Sunshine Act for covered manufacturers for certain payments and “transfers of value” provided to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners. Failure to submit timely, accurately and completely the required information for all payments, transfers of value and ownership or investment interests may result in civil monetary penalties. Covered manufacturers must submit reports by the 90th day of each subsequent calendar year and the reported information is publicly made available on a searchable website.

Notable may also be subject to data privacy and security regulation by both the federal government and the states in which Notable conduct its business. HIPAA, as amended by HITECH, and their respective implementing regulations, including the Final HIPAA Omnibus Rule published on January 25, 2013, impose specified requirements relating to the privacy, security and transmission of individually identifiable health information held by covered entities and their business associates. Among other things, HITECH made HIPAA’s security standards directly applicable to “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity, although it is unclear that Notable would be considered a “business associate” in the normal course of our business. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same requirements, thus complicating compliance efforts. See “European Data Collection” below for a discussion of data privacy and security enactments of the EU.

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For example, California’s Consumer Privacy Act (“CCPA”), went into effect in January 2020, and the California Attorney General has since promulgated final regulations. The law provides broad rights to California consumers with respect to the collection and use of their personal information and imposes data protection obligations on certain businesses. While the CCPA does not apply to protected health information that is subject to HIPAA or personal information collected, used or disclosed in research, as defined by federal law, the CCPA may still affect our business activities. Moreover, on November 3, 2020, California voters passed the California Privacy Rights Act (“CPRA”), under a ballot initiative. The CPRA amends the existing CCPA to include new consumer rights and additional data protection obligations. The new data protection requirements under the CPRA apply to information collected on or after January 1, 2022. With the promulgation of final regulations, the California State Attorney General has commenced enforcement actions against CCPA violators. The uncertainty surrounding the implementation of CCPA and the amendments under the CPRA exemplifies the vulnerability of our business to the evolving regulatory environment related to personal data and protected health information. The California law further expands the need for privacy and process enhancements and commitment of resources in support of compliance. Moreover, more than ten states have proposed bills in the last year with provisions similar to the CCPA and CPRA. It is likely that other states will pass laws similar to the CCPA and the CPRA in the near future and a federal data protection law may also be on the horizon.

Similar state and foreign fraud and abuse laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services. Such laws are generally broad and are enforced by various state agencies and private actions. Also, many states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant federal government compliance guidance, and require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, marketing expenditures or drug pricing.

In order to sell products, Notable must also comply with state laws, including those that require the registration of manufacturers and wholesale distributors of drug and biological products. These include, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of Notable’s activities are potentially subject to federal and state consumer protection and unfair competition laws.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. It is possible that governmental authorities will conclude that Notable’s business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If Notable’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to Notable, the company may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, imprisonment, exclusion of drugs from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations, as well as additional reporting obligations and oversight if Notable becomes subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, any of which could adversely affect Notable’s ability to operate its business and financial results. If any of the physicians or other healthcare providers or entities with whom Notable expects to do business is found to be not in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource consuming and can divert a company’s attention from the business.

European Data Collection

The collection and use of personal health data in or arising from the EU are governed by the provisions of the Data Protection Directive, and the General Data Protection Regulation (“GDPR”). This directive imposes several requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, notification of data processing obligations to the competent national data protection authorities and the security and confidentiality of the personal data. The Data Protection Directive and GDPR also impose strict rules on the transfer of personal data out of the EU, to the U.S. Failure to comply with the requirements of the Data Protection Directive, the GDPR and the related national data protection laws of the EU Member States may result in fines and other administrative penalties. The GDPR introduces new data protection requirements in the EU and substantial fines for breaches of the data protection rules. The GDPR regulations may impose additional responsibility and liability in relation to personal data that Notable processes, including in respect of clinical trials, and Notable may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. This may be onerous and adversely affect our business, financial condition, results of operations and prospects.

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Other Regulatory Requirements

Notable’s operations use small amounts of hazardous materials in research and development and generate regulated medical waste in the normal course of performing its predictive diagnostic tests. This subjects Notable to a variety of federal, state and local environmental and safety laws and regulations. Some of the regulations under the current regulatory structure provide for strict liability, holding a party potentially liable without regard to fault or negligence. Notable could be held liable for damages and fines as a result of Notable’s, or others’, business operations should contamination of the environment or individual exposure to hazardous substances occur. Notable cannot predict how changes in laws or development of new regulations will affect its business operations or the cost of compliance.

Current and Future Legislation

In the U.S. and other jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of Notable’s product candidates, restrict or regulate post-approval activities and affect its ability to profitably sell any product candidates. Notable expects that current laws, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and additional downward pressure on the price that Notable, or any collaborators, may receive.

Corporate History

Notable was incorporated as a Delaware corporation in 2014. Initially, Notable developed its PPMP as a diagnostic tool for physicians for identifying which cancer treatment would be the most effective for an individual patient. Notable then broadened its mission and applied its PPMP to streamline and accelerate the identification and validation of investigational compounds, working with multiple biotechnology and pharmaceutical companies under service-based agreements. In 2021, by entering into the Oncoheroes Agreement and the CicloMed Agreement, Notable advanced from a purely diagnostic company to an integrated – diagnostic and therapeutic – platform therapeutics company designing and developing or co-developing predictive precision medicines.

Employees and Human Capital Resources

As of June 26, 2023, Notable has 13 full-time employees and two part-time employees, most of whom are engaged in research and development activities. None of Notable’s employees are currently represented by a labor union or covered by a collective bargaining agreement and Notable believes that its relations with its employees are good.

The human capital objectives Notable focuses on managing its business include attracting, developing, and retaining key personnel. Notable’s team is critical to the success of its mission and organization and Notable is committed to supporting its employees’ professional advancement. Notable believes its management team has the experience necessary to effectively implement its growth strategy and continue to drive stockholder value. When making compensation decisions, Notable includes industry benchmarks and Notable believes it provides competitive compensation and benefits to attract and retain key personnel, as well as a mission- and patient-focused, safe, inclusive and respectful workplace.

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VBL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of VBL’s financial condition and results of operations should be read in conjunction with VBL’s financial statements and the related notes to those statements included elsewhere in this proxy statement/prospectus/information statement. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Forward-Looking Statements.” VBL’s actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this proxy statement/prospectus/information statement.

Overview

VBL is a biopharmaceutical company that has historically focused on developing targeted therapies for immune-inflammatory diseases and cancer. VBL’s goal is to provide differentiated targeted therapeutics to address the underlying cause of diseases where treatment options are limited. VBL’s sole product candidate, VB-601, is a targeted antibody for immune-inflammatory applications that has shown disease-modifying activity across multiple preclinical models including multiple sclerosis, rheumatoid arthritis, NASH, and inflammatory bowel disease. VB-601 was developed using VBL’s MTT and is designed to specifically inhibit monocyte migration. In October 2022, VBL submitted an application to the Israel Ministry of Health and IRB for a first-in-human Phase 1 trial evaluating VB-601 in healthy volunteers. Production of cGMP grade material of VB-601 for the Phase 1 trial was completed using a third party vendor. Initiation of this trial is subject to the progress and outcome of VBL’s corporate strategic process, and VBL’s plan is to monetize this asset prior to or concurrent with the Merger rather than pursue clinical development internally. On June 30, VBL entered into an exclusive term sheet to monetize the VB-601 Asset. However, there is no guarantee that VBL will be successful in consummating the proposed VB-601 Asset Sale or identifying any alternative strategic transaction for VB-601 or that VBL will be able to monetize or further develop this asset.

VBL commenced operations in 2000, and historically its operations to date have been limited to organizing and staffing the company, business planning, raising capital, developing its platform technologies and its product candidates, including conducting preclinical studies and clinical trials of ofra-vec and VB-601, and other programs VBL is no longer pursuing. To date, VBL has funded its operations through private sales of preferred shares, a convertible loan, public offerings, revenues from licensing agreements, grants from the Israeli Office of Chief Scientist (“OCS”), which has later transformed to the IIA under the Research Law, and the European Innovation Commission. VBL has no products that have received regulatory approval and accordingly has never generated regular revenue streams from sales of its products. Since its inception through March 31, 2023, VBL had raised an aggregate of $327.0 million to fund its operations, including $29.4 million from IIA grants.

Since inception, VBL has incurred significant losses. For the years ended December 31, 2022 and 2021, VBL’s loss was $32.3 million and $29.9 million, respectively. For the three months ended March 31, 2023 and 2022, VBL’s loss was $2.6 million and $10.4 million, respectively. Subject to the Merger, VBL expects to continue to incur significant expenses and losses for at least the next several years and increased expenses related to VBL’s development programs, including expenses related to initiation of new clinical trials. As of March 31, 2023, VBL had an accumulated deficit of $297.0 million. VBL’s losses may fluctuate significantly from quarter to quarter and year to year, depending on the timing of its clinical trials, the receipt of payments under any future collaborations VBL may enter into, and VBL’s expenditures on other research and development activities.

As of March 31, 2023, VBL had cash, cash equivalents, short-term bank deposits and restricted bank deposits of $26.5 million. To fund further operations and obtain regulatory approval for VBL’s product candidates if VBL determines to proceed with development, it will need to raise additional capital. VBL may seek to raise capital to pursue additional activities, which may be through a combination of private and public equity offerings, government grants, strategic collaborations and licensing arrangements. Additional financing may not be available when VBL specifically need it or may not be available on terms that are favorable to it. As of the date of this proxy statement/prospectus/information statement, VBL had seven employees.

Recent Developments

Prior to July 2022, VBL’s lead candidate was ofra-vec (VB-111), a custom designed therapeutic candidate comprised of a viral vector, promoter, and therapeutic gene. In July 2022, VBL announced that its Phase 3 OVAL clinical trial did not meet the primary endpoints and subsequently, VBL ceased further development of ofra-vec in all indications.

In August 2022, VBL announced a process to explore strategic alternatives to enhance shareholder value and engaged Chardan as VBL’s exclusive financial advisor to assist in this process. Potential strategic options explored or evaluated as part of the process included, but were not limited to merger, reverse merger, other business combination, sale of assets, licensing, or other strategic transactions. VBL also announced an organizational streamlining designed to reduce operating expenses and preserve capital as it explored strategic options to maximize shareholder value and as a result, to date, VBL has reduced its workforce by approximately 84% and VBL’s board of directors was reduced from nine to six.

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Proposed Merger with Notable Labs, Inc.

On February 22, 2023, VBL entered into the Merger Agreement with Notable and Merger Sub, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Notable will be merged with and into Merger Sub (which transaction is referred to throughout proxy statement/prospectus/information statement as the Merger) at the Effective Time, with Notable continuing after the Merger as the surviving corporation and VBL’s wholly-owned subsidiary. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

At the Effective Time, each outstanding share of Notable capital stock will be converted into the right to receive VBL Ordinary Shares, as set forth in the Merger Agreement. Under the Exchange Ratio formula in the Merger Agreement, immediately following the Effective Time, the former Notable securityholders are expected to own approximately 76% of VBL Ordinary Shares on a fully diluted basis and subject to adjustment and securityholders of VBL as of immediately prior to the Effective Time are expected to own approximately 24% of the VBL Ordinary Shares outstanding on a fully diluted basis and subject to adjustment. Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted upward or downward based on the level of VBL’s Net Cash relative to Target Net Cash at the closing of the Merger, and the terms and net proceeds of Notable’s pre-merger financing, and capitalization of VBL and Notable. There can be no assurances as to VBL’s level of Net Cash between the signing of the Merger Agreement and the closing of the Merger.

The Merger Agreement also stipulates that, immediately following the Effective Time, the board of directors of the combined organization will consist of up to seven directors, with one director designated by VBL. Upon the closing of the transaction, the combined organization will be led by Notable’s chief executive officer and executive management team. In connection with the Merger, VBL will seek to amend its articles of incorporation to: (i) effect an increase of VBL’s registered share capital and effect a reverse split of VBL’s Ordinary Shares at a ratio to be determined; (ii) change VBL’s name to “Notable Labs, Ltd.”; and (iii) make other such changes as mutually agreeable to VBL and Notable.

While the accounting treatment of the Merger is not yet finalized, it is expected to be a reverse asset acquisition accounted for as a reverse recapitalization, and the historical financial statements of Notable will be VBL’s historical financial statements upon completion of the Merger.

For additional information regarding the proposed Merger, see “VBL Business — Recent Developments.”

Although VBL has entered into the Merger Agreement and intends to consummate the proposed Merger, there is no assurance that VBL will be able to successfully consummate the proposed Merger on a timely basis, or at all. If, for any reason, the proposed Merger is not completed, VBL will reconsider its strategic alternatives and could pursue one or more of the following courses of action:

●	Pursue potential collaborative, partnering or other strategic arrangements for VBL’s assets, including a sale or other divestiture of its assets, such as VB-601; or in-licensing additional programs and assets to develop internally.
●	Pursue another strategic transaction like the proposed Merger. VBL’s board of directors may elect to pursue an alternative strategy, one of which may be a strategic transaction similar to the proposed Merger.
●	Dissolve and liquidate VBL’s assets. If, for any reason, the proposed Merger is not consummated and VBL is unable to identify and complete an alternative strategic transaction like the Merger or potential collaborative, partnering or other strategic arrangements for VBL’s assets, or to continue to operate VBL’s business due to its inability to raise additional funding, VBL may be required to dissolve and liquidate its assets. In such case, VBL would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash left to distribute to VBL’s shareholders after paying its debts and other obligations and setting aside funds for reserves.

Sale of Assets in the Modi’in Facility

On February 15, 2023, VBL entered into the Purchase Agreement, providing for the sale of VBL’s rights to lease the Modi’in manufacturing facility, along with certain tangible assets and equipment located therein for $7.1 million. VBL intends to use the proceeds from the asset sale to meet the $15.0 million minimum Net Cash closing condition provided in the Merger Agreement and are disposing of such rights in contemplation of the Merger (although completion of such asset sale is not a condition to the Merger). There can be no guarantee that VBL will have sufficient funds to satisfy the minimum Net Cash closing requirement pursuant to the Merger Agreement. VBL completed the asset sale on March 9, 2023, and has retained the right to use a portion of the space for a nominal fee until July 31, 2023.

Sale of VB-601 Asset

On June 30, 2023, VBL entered into an exclusive term sheet with Wellbeing for the sale of the VB-601 Asset to Wellbeing, or one of their assignees, for total consideration of up to $5 million plus royalties. The VB-601 Offer consists of a $250,000 upfront payment to be paid upon closing, up to a total of $4.75 million in clinical and commercial milestones, and a low to mid single digit percentage tiered royalty on net sales above $50 million. Wellbeing intends to form a new company and recruit Prof. Harats, Dr. Feige, and Mr. Backenroth as investors and partners to manage the company and develop VB-601 due to their historical knowledge of the program. The Interested Parties recused themselves from discussions and negotiations between VBL and Wellbeing regarding the VB-601 Offer. The VB-601 Offer includes a 90-day exclusivity period and other reasonable and customary closing conditions for a transaction of this type and nature. In addition, the VB-601 transaction would qualify as a related party transaction requiring audit committee and board of directors approval. The VBL board of directors also resolved that the closing would also be subject to the separate approval of the VBL shareholders at the Special Meeting. The VB-601 Asset Sale would be expected to close immediately prior to or concurrent with the Merger, however, it is not a condition to the closing of the Merger.

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Financial Overview

Revenues and Cost of Revenues

Since inception, VBL has generated cumulative revenues of approximately $17.4 million primarily from an exclusive license agreement with Nanocarrier for the development, commercialization, and supply of ofra-vec in Japan for all indications. In light of the determination to discontinue development of ofra-vec in all indications, this license agreement has been terminated and VBL does not expect to generate additional revenues from the achievement of new milestones or royalties under this agreement. The generated revenues comprised upfront and milestone payments. The cost of revenues associated with these revenues was approximately $1.6 million.

VBL does not expect to receive any revenue from VB-601 or any product candidates that it develops unless and until it obtains regulatory approval and commercializes its products, meet regulatory milestones in relation to its existing collaborative agreements, or enters into new collaborative agreements with third parties.

Research and Development Expenses

Research and development expenses consist of costs incurred for the development of VBL’s platform technology and product candidate. Those expenses include:

●	employee-related expenses, including salaries and share-based compensation expenses for employees in research and development functions;
●	expenses incurred in operating VBL’s laboratories and manufacturing facility;
●	expenses incurred under agreements with clinical research organizations and investigative sites that conduct VBL’s clinical trials;
●	expenses relating to outsourced and contracted services, such as external laboratories, consulting and advisory services;
●	supply, development and manufacturing costs relating to clinical trial materials;
●	maintenance of facilities, depreciation and other expenses, which include direct and allocated expenses for rent and insurance; and
●	costs associated with preclinical and clinical activities.

Historically, research and development activities were the primary focus of VBL’s business. VBL’s research and development expenses are likely to decrease significantly with the termination of the OVAL study and ofra-vec program, and reduction of VB-601 activities in contemplation of the Merger.

Research and development expenses are recognized as incurred. An intangible asset arising from the development of VBL’s product candidates is recognized if certain capitalization conditions are met. As of March 31, 2023, VBL did not have any capitalized development costs.

VBL has received grants for the ofra-vec program and another historical program from the Israeli OCS, which has later transformed to the IIA under the Research Law as part of the research and development programs. The requirements and restrictions for such grants are found in the Research Law. These grants are subject to repayment through future royalty payments on any products resulting from these research and development programs that received grant funding. The total gross amount of grants actually received by VBL from the IIA, including accrued interest as of March 31, 2023, totaled $38.4 million.

Under applicable accounting rules, grants from the IIA have been accounted for as an off-set against the related research and development expenses in VBL’s financial statements. As a result, VBL’s research and development expenses are shown on its financial statements net of the IIA grants.

In August 2022, VBL received €1.1 million as part of the grant from the EIC Accelerator for development of ofra-vec. The grant has been accounted for as an off-set against the related research and development expenses in the financial statements. In May 2023, VBL received the remaining €1.4 million in grant funding from the €2.5 million EIC grant.

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Due to the closure of VBL’s ofra-vec program, early nature of the VB-601 program, and its strategic process, VBL expects research and development expenses to be significantly less than prior periods.

General and Administrative Expenses

General and administrative expenses consist principally of salaries and related costs for personnel in executive and finance functions such as salaries, benefits and share-based compensation. Other general and administrative expenses include facility costs not otherwise included in research and development expenses, communication expenses, and professional fees for legal services, patents and portfolio maintenance, consulting, commercialization, auditing and accounting services. Given the significant reduction in its workforce, VBL expects its ongoing general and administrative expenses for personnel to decrease; however, it expects to incur higher legal, administrative, accounting, and other advisor costs related to the Merger.

Financial Expenses (Income), Net

Financial income is comprised of interest income generated from interest earned on VBL’s cash, cash equivalents and short-term bank deposits and gains and losses due to fluctuations in foreign currency exchange rates, mainly in the appreciation and depreciation of the NIS exchange rate against the U.S. dollar.

Financial expenses primarily consist of calculated interest expenses from VBL’s lease liabilities and gains and losses due to fluctuations in foreign currency exchange rates.

Taxes on Income

VBL has not generated taxable income since its inception and had carry forward tax losses as of December 31, 2022, of $250.5 million. VBL anticipates that it will be able to carry forward these tax losses indefinitely to future tax years. Accordingly, VBL does not expect to pay taxes in Israel until VBL has taxable income after the full utilization of its carry forward tax losses.

VBL recognizes full valuation allowance because it does not expect taxable income.

Critical Accounting Policies and Significant Judgments and Estimates

The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the financial statements. Critical accounting policies are those accounting policies that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance. While VBL bases its estimates and judgments on its experience and on various other factors that it believes to be reasonable under the circumstances, actual results may differ from these estimates under different assumptions or conditions. VBL’s most critical accounting estimates include the following. For additional information relating to these and other accounting policies, see Note 1 in the Notes to VBL’s Financial Statements, appearing elsewhere in this proxy statement/prospectus/information statement.

Revenue Recognition

The recognition of revenue under VBL’s former NanoCarrier license agreement (which was terminated in 2022) required the exercise of judgment by management. Notably, VBL’s management exercised judgment in the following areas:

Identifying the performance obligations in the agreement and determining whether the license provided is distinct–- based on VBL’s analysis, the license is distinct as the licensee is able to benefit from the license on its own at its current stage (inter alia, due to sublicensing rights, rights and responsibility for development in the territory, etc.).

Allocation of the transaction price–- VBL estimated the standalone selling prices of the services to be provided based on expected cost plus margin and used the residual approach to estimate the standalone selling price of the license as VBL has not yet established a price for the license, and it has not previously been sold on a standalone basis.

Variable consideration consists of potential future milestone payments. VBL determined that all such variable consideration shall be allocated to the license (the satisfied performance obligation).

See also Note 7 in the Notes to VBL’s Financial Statements, appearing elsewhere in this proxy statement/prospectus/information statement.

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Share-Based Compensation

With respect to grants to employees, the value is measured on the date of grant based on the fair value of the equity instruments granted to the employees. VBL determines grant date fair value using the Black-Scholes model, which requires the management to make significant estimates and judgments. See Note 9 in the Notes to VBL’s Financial Statements, appearing elsewhere in this proxy statement/prospectus/information statement, for information regarding the various assumptions used.

The value of the transactions, measured as aforesaid, is expensed over the period during which the right of the employees and non-employees to exercise or receive the underlying equity instruments vests; commensurate with every periodic recognition of the expense, a corresponding increase is recorded to additional paid in capital, included under VBL’s equity (see also Note 9 in the Notes to VBL’s Financial Statements, appearing elsewhere in this proxy statement/prospectus/information statement).

Results of Operations

Comparison of the Three Month Period Ended March 31, 2023 and 2022

	Three Months Ended		Increase
	March 31,		(decrease)
	2023	2022	$
		(in thousands)

Revenues	$-	$113	$(113)
Cost of revenues	(2)	(55)	53
Gross profit	(2)	58	(60)
Expenses:
Research and development, gross	56	7,486	(7,430)
Government grants	-	(26)	26
Research and development, net	56	7,460	(7,404)
General and administrative	3,239	3,162	77
Capital gain	(610)	-	(610)

Operating loss	2,687	10,564	(7,877)
Financial income, net	(48)	(136)	88
Loss	$2,639	$10,428	$(7,789)

Comparison of Three Month Period Ended March 31, 2023 and 2022

Revenues

No revenues were recorded in the three months ended March 31, 2023 compared to $0.1 million for the parallel period in 2022. The decrease is due to the termination of the NanoCarrier license agreement.

Cost of revenues for the three months ended March 31, 2023 was $0.002 million compared to $0.1 million for the parallel period.

The cost of revenues is attributed to the labor costs and other expenses related to the performance obligations that were delivered during the period. Cost of revenues decreased due to the reduction of labor costs associated with the NanoCarrier license agreement.

Research and development expenses, net

Research and development expenses are shown net of government grants. Research and development expenses, net, for the three months ended March 31, 2023 were approximately $0.1 million, compared to approximately $7.5 million in the parallel period, a decrease of approximately $7.4 million. The decrease in research and development expenses, net, in the three-month period was mainly related to the termination of the clinical trials and related activities as well as termination of research and development labor workforce and the associated reversal of stock based compensation expense in 2023.

General and administrative expenses

General and administrative expenses were $3.2 million for the three months ended March 31, 2023 and the parallel period. The slight increase during 2023 is mainly attributed to an increase in legal costs offset by the reduction in workforce and share-based compensation expense.

Capital gain

Capital gain was approximately $0.6 million for the period ending March 31, 2023. This increase is attributed to the gain on the sale of certain assets and rights as part of the Asset Purchase Agreement.

Financial expenses (income), net

Financial income, net, was approximately $0.05 million for the three months ended March 31, 2023 compared to $0.1 million of income for the parallel period. The decrease was primarily attributable to unfavorable exchange rates and lower interest on bank deposits.

Comparison of Years Ended December 31, 2022 and 2021

The following table summarizes the results of operations for the years ended December 31, 2022 and 2021 (in thousands)

			2022
			Increase
	Year ended December 31,		(Decrease)
	2022	2021	$

Revenues	$658	768	(110)
Cost of Revenues	(104)	(365)	261
Gross profit	554	403	151
Expenses:
Research and development, gross	$22,814	$23,206	$(392)
Government grants	(1,161)	(511)	(650)
Research and development, net	$21,653	$22,695	$(1,042)
General and administrative	11,754	7,704	4,050
Operating loss	32,853	29,996	2,857
Financial income, net	(549)	(76)	(473)
Loss for the year	$32,304	$29,920	$2,384

Revenues

Revenues for the year ended December 31, 2022 were $0.7 million, compared to $0.8 million for the year ended in 2021, a decrease of $0.1 million. The decrease is due to the winding down of the revenue recognized from the Nanocarrier license agreement.

Cost of revenues for the year ended December 31, 2022 were $0.1 million compared to $0.4 million for the year ended in 2021. The cost of revenues is attributed to the labor costs and other expenses related to the performance obligations that were delivered during the period. Cost of revenues decreased due to the reduction of labor costs associated with the Nanocarrier license agreement.

Research and development expenses, net

Research and development expenses are presented net of grants. Research and development expenses, net, for the year ended December 31, 2022 were $21.7 million, compared to $22.7 million for the year ended December 31, 2021, a decrease of $1.0 million.

The decrease in research and development expenses, net, in 2022 was mainly related to the increase in labor severance costs due to VBL’s August 2022 reduction in workforce of approximately $0.6 million, offset by a decrease in VB-601 development of about $1.0 million and $0.7 million in funding by EIC Accelerator received in 2022 compared to 2021.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2021 were $11.8 million, compared to $7.7 million for the year ended December 31, 2021, an increase of $4.1 million.

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This increase in 2022 is mainly attributed to share-based compensation expense and U.S. operational and professional costs incurred in 2022 compared to 2021 as VBL established its U.S. subsidiary in September 2021, in addition to an increase in legal costs and labor severance obligations for terminated employees due to the reduction in workforce and strategic process.

Financial income, net

Financial income, net for the year ended December 31, 2022 was $0.5 million, compared to $0.1 million for the year ended December 31, 2021, an increase of $0.4 million in income. The increase in 2022 in mainly due to favorable exchange rates compared to 2021.

Liquidity, Capital Resources, and Financial Requirements

Since VBL’s inception and through March 31, 2023, VBL has raised an aggregate of $327.0 million to fund its operations, including $29.4 million from IIA grants and $1.1 million from the EIC Accelerator. VBL’s primary uses of cash have historically been to fund working capital requirements and research and development, and VBL expects these will continue to represent its primary uses of cash subject to its strategic process. Subject to the outcome of this process, VBL intends to use its cash resources, together with the proceeds from its previous offerings, to advance clinical programs, working capital, and other general corporate purposes.

During the year ended December 31, 2021, VBL received $26.4 million in net proceeds from the sale of Ordinary Shares and pre-funded warrants in an underwritten public offering and an aggregate of $23.1 million in gross proceeds from warrant exercises, sales under its at-the-market facility with Oppenheimer & Co. Inc. (the “Oppenheimer ATM”) and direct shares sales under the ordinary share purchase agreement.

In February 2022, VBL terminated the Oppenheimer ATM and entered into the Jefferies ATM pursuant to an Open Market Sale AgreementSM with Jefferies LLC, providing for the offer and sale from time to time of VBL’s Ordinary Shares having an aggregate offering price of up to $50.0 million. To date, VBL has not sold any shares under the Jefferies ATM.

In December 2022, VBL terminated an ordinary share purchase agreement with an institutional investor (pursuant to which VBL had issued in aggregate year to date 1,400,000 shares for gross proceeds of approximately $3.0 million).

On March 31, 2023, VBL had cash, cash equivalents, short-term bank deposits and restricted bank deposits of $26.5 million and working capital of $19.2 million. Based on VBL’s current cash resources, and successful implementation of its reduction in workforce, VBL believes its current cash as of March 31, 2023, will be sufficient to fund estimated operating expenses and capital expenditure requirements for at least 12 months from the date of the filing of the financial statements for the three months ended March 31, 2023. VBL undertook a review of its strategic options and any transaction resulting therefrom (such as the Merger, the completed sale of its rights to lease the Modi’in facility and certain related assets, and any future transaction on VB-601) may impact VBL’s projection. Further, VBL’s losses may fluctuate significantly from quarter to quarter and year to year, depending on the timing of any clinical trials, the receipt of payments under any future collaboration agreements it may enter into, VBL’s expenditures on other research and development activities, as well as any strategic options VBL may pursue. VBL may seek to raise more capital to pursue additional activities, including through a combination of private and public equity offerings, debt, government grants, strategic collaborations and licensing arrangements. Additional financing may not be available when VBL needs it or may not be available on terms that are favorable to it. VBL is unable to estimate the amounts of increased capital outlays and operating expenses associated with the development of VB-601.

Until such time, if ever, as VBL can generate substantial product revenue, VBL expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. In any event, VBL will require additional capital to obtain regulatory approval for its product candidates. VBL does not currently have any committed external source of funds. To the extent that VBL raises additional capital through the sale of equity or convertible debt securities, the ownership interest of its shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a holder of VBL Ordinary Shares. Debt financing, if available, may involve agreements that include covenants limiting or restricting VBL’s ability to take specific actions such as incurring additional debt, making capital expenditures or declaring dividends. If VBL raises additional funds through collaborations, strategic alliances or licensing arrangements with third parties, it may have to relinquish valuable rights to its technology, future revenue streams or research program or grant licenses on terms that may not be favorable to it. If VBL is unable to raise additional funds through equity or debt financings when needed, VBL may be required to delay, limit, reduce or terminate its product development or grant rights to develop and market its product candidate that it would otherwise prefer to develop and market itself.

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Cash Flows

The following table sets forth the primary sources and uses of cash for each of the periods set forth below:

	Three Months Ended March 31,		Year ended December 31,
	2023	2022	2022	2021
	(in thousands)			(in thousands)

Cash used in operating activities	$(1,688)	$(8,297)	$(31,594)	$(24,984)
Cash generated from (used in) investing activities	10,100	(440)	27,296	(15,489)
Cash provided by financing activities	-	-	22	49,109
Net increase (decrease) in cash and cash equivalents and restricted cash	8,412	$(8,737)	$(4,276)	$8,636

Comparison of the Three Month Period Ended March 31, 2023 and 2022

Operating Activities

Net cash used in operating activities was approximately $1.7 million for the three months ended March 31, 2023 and was primarily the result of our $2.6 million net loss in addition to an aggregate of $0.5 million in non-cash charges, partially offset by a net increase in working capital of $1.4 million.

Net cash used in operating activities for the parallel period was $8.3 million and was primarily the result of $10.4 million net loss, partially offset by a $0.8 million net increase in working capital and an aggregate of $1.3 million in non-cash charges.

Investing Activities

Net cash provided by investing activities was approximately $10.1 million for the three months ended March 31, 2023, and was primarily due to maturation of short-term bank deposits of $3.0 million and the proceeds of the sale of a long-term asset of $7.1 million.

Net cash used in investing activities in the parallel period was $0.4 million. This was primarily due to the purchase of $0.4 million in fixed assets.

Financing Activities

There were no financing activities for the three months ended March 31, 2023 and the parallel period.

Comparison of Years Ended December 31, 2022 and 2021

Operating Activities

Cash used in operating activities for the year ended December 31, 2022 was $31.6 million and consisted primarily of a net loss of $32.3 million arising primarily from research and development activities in addition to net working capital of $2.6 million, offset by a $3.3 million in net aggregate non-cash charges.

Cash used in operating activities for the year ended December 31, 2021 was $25.0 million and consisted primarily of a net loss of $29.9 million arising primarily from research and development activities, and partially offset by a $1.7 million in net increase in working capital and an aggregate of $3.2 million in non-cash charges.

Investing Activities

Net cash generated from investing activities was $27.3 million for the year ended December 31, 2022. This was primarily due to $31.1 million maturation of short-term bank deposits, offset by $3.0 million investments in short-term bank deposits.

Net cash used in investing activities was $15.5 million for the year ended December 31, 2021. This was primarily due to $51.1 million of investments in short-term bank deposits, offset by the maturation of $37.1 in short-term bank deposits.

Financing Activities

Net cash provided by financing activities was $0.02 million for the year ended December 31, 2022.

Net cash provided by financing activities was $49.1 million for the year ended December 31, 2021 and was mainly the result of the proceeds from the April underwritten public offering of Ordinary Shares and pre-funded warrants, as well as the sales of shares pursuant to the Oppenheimer ATM and direct sales under an agreement with an institutional investor.

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NOTABLE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Notable’s financial statements and related notes included elsewhere in this proxy statement/prospectus//information statement. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Notable’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set out under “Risk Factors” and elsewhere in this proxy statement/prospectus//information statement. See “Special Note Regarding Forward-Looking Statements” elsewhere in this proxy statement/prospectus//information statement.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand Notable’s results of operations and financial condition. MD&A is provided as a supplement to, and should be read in conjunction with, Notable’s consolidated audited financial statements and the accompanying notes to the consolidated financial statements and other disclosures included in this Registration Statement on Form S-4. Notable’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and are presented in U.S. dollars. Unless context indicates or suggests otherwise, “Notable” in this section refers to the consolidated operations of Notable Labs, Inc.

Overview

Notable is a clinical-stage platform therapeutics company developing predictive precision medicines for patients with cancer. Through its proprietary Predictive Precision Medicines Platform or PPMP, Notable bio-simulates a patient’s cancer treatment ex vivo (outside of the body) and seeks to precisely predict whether or not an individual patient will clinically respond to their actual treatment. In four independent clinical validation trials with recognized medical centers, PPMP predicted responders with 83-100% precision. To pursue improved medical outcomes compared to traditional precision medicines, PPMP does not depend on genetic or other biomarkers. Instead, PPMP generates multi-dimensional measures of biological response of cells to drugs and then integrates and translates these data by computational algorithms into a patient response predictor.

PPMP is designed to enable Notable to identify and select patients expected to be clinically responsive prior to the initiation of their treatment and potentially enable fast-track therapeutic development in this patient population. Notable utilizes its PPMP to evaluate investigational compounds for in-licensing and development or co-development that have shown clinical activity, with the goal of improving patient response and the success, speed and value of developing these compounds, compared with traditional drug development.

Using PPMP, Notable targets in-licensing assets that have already demonstrated compelling clinical activity but have been abandoned because the activity was limited to a subset of 10% to 30% of treated patients, a likely hurdle to successful development, regulatory approval, and commercialization. Notable has screened and evaluated hundreds of assets on its PPMP platform, and for many of these assets, believes it can predict with relatively high precision which patients will clinically respond. This provides Notable with the opportunity to selectively enroll predicted responders into clinical trials, and thus to fast-track development of these assets selectively in clinical responders delivering higher response rates.

Notable is seeking to create a growing portfolio of predictive precision medicines using its PPMP. PPMP has already guided Notable in the selection of its first two candidate predictive precision medicines, two clinical-stage candidates for development in platform-predicted responders with acute myeloid leukemia (“AML”). Notable’s lead asset derived from PPMP is Volasertib, a polo like kinase 1 (“PLK1”) inhibitor proven to induce cell cycle arrest and apoptosis in various cancer cells. Notable expects to initiate a Phase 2a trial evaluating Volasertib in adult AML in the fourth quarter of 2023, with results expected in the third quarter of 2024. In addition, Notable is co-developing, with CicloMed LLC (“CicloMed”), Fosciclopirox for patients with AML. This co-development partnership resulted from a successful pre-clinical application of PPMP for Foscicopirox. Notable is also using PPMP to identify additional compelling assets for in-licensing and fast-tracking additional assets as it builds out its development pipeline.

By continually advancing and expanding the reach of the PPMP across patient segments, diseases and predicted medical outcomes, Notable aims to be the leader in predictive precision medicine and revolutionize the way in which patients seek and receive treatments that are most likely to work best for them – with major impact for patients and the healthcare community.

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Key and Recent Events

Oncoheroes License

In October 2021, Notable entered into the Oncoheroes Agreement with Oncoheroes, pursuant to which Notable acquired worldwide exclusive development and commercialization rights in the small molecule Volasertib for uses relating to certain types of cancer. Under the terms of the Oncoheroes Agreement, Oncoheroes retains the right to develop and commercialize Volasertib for cancers not licensed to Notable. In connection with the Oncoheroes Agreement, in October, 2021, Notable and Oncoheroes entered into the Oncoheroes SAFE, pursuant to which Notable obtained the rights to acquire certain shares of Oncoheroes’ capital stock.

Pursuant to the terms of the BII Agreement, Oncoheroes acquired the Assigned Patents and rights to develop and commercialize licensed products. Pursuant to the Oncoheroes Agreement, Notable obtained from Oncoheroes the rights and licenses to develop and commercialize the Licensed Products, on the terms and conditions set forth in the Oncoheroes Agreement. Notable has a right of first refusal and right of first negotiation if Oncoheroes decides to license, sell, assign or transfer its rights or terminate the underlying licenses granted in the BII Agreement.

Under the Oncoheroes Agreement, Notable is required to pay Oncoheroes a royalty on the gross amount invoiced by Notable, its affiliates or sublicensees for the sale of Licensed Products in an arm’s length transaction to third parties (but not including sales relating to transactions between Notable, its affiliates or their respective sublicensees), less the total of certain charges or expenses as listed in the Oncoheroes Agreement (“Net Sales”) in the Licensed Field in a worldwide territory.

Under the Oncoheroes Agreement, Notable is required to pay Oncoheroes a royalty on Net Sales of the Licensed Products in the Licensed Field based on a sliding scale range of Net Sales, with such royalty percentage ranging from the mid-single digits to the mid-teens. Notable’s obligation to pay royalties will commence upon the commercial launch of a licensed product on a country-by-country basis in the licensed field, and will terminate, on a country-by-country basis, upon the later of (a) expiration of the last valid claim of a licensed patent in such country, (b) expiration of applicable data or other regulatory exclusivity rights, and (c) ten years from Commercial Launch of such licensed product in such country.

Ciclomed Agreement

On July 20, 2021, Notable entered into the CicloMed Agreement with CicloMed regarding use of Notable’s precision oncology diagnostic test in the research and development of CilcoMed’s CPX-POM product for the treatment of AML. Under the terms of the CicloMed Agreement the parties will share equally in the co-development costs, subject to a budget controlled by a joint steering committee appointed by the parties. In the event of a profit generating event, the net proceeds will be shared between the parties with the agreement defined compensation share which is generally on 50/50 basis, subject to certain limitations. All rights to all co-development intellectual property will be jointly owned by CicloMed and Notable and each party retains its own background and prior intellectual property.

Merger and related financing arrangements

Merger Agreement

On February 23, 2023, Notable and VBL announced that the boards of directors of Notable and VBL unanimously approved a definitive Merger Agreement. Each share of Notable Common Stock outstanding immediately prior to the Closing of the Merger (including any shares of Notable capital stock issued as part of the Notable Pre-Closing Financing shall be converted solely into the right to receive a number of VBL Ordinary Shares equal to the Exchange Ratio (currently estimated to be approximately 2.2482 VBL ordinary shares per share of Notable, assuming VBL’s net cash at closing is $15,000,000, and there are no other adjustments)). Following the Merger, Notable stockholders, including the investors in the Notable Pre-Closing Financing, will own approximately 76% of the combined company, subject to adjustment. The completion of such transaction is subject to due diligence, shareholder approval and other closing conditions and, as such, there is no assurance it will be consummated.

Notable Financings

Beginning on February 21, 2023, Notable issued and sold Series D SAFEs to existing Notable stockholders and their affiliates (the “SAFE Investors”) in the aggregate amount of approximately $4.4 million. The Series D SAFEs convert into shares of Notable’s Series D-1 Preferred Stock, par value $0.001 (the “Series D-1 Preferred Stock”), at a 30% discount to the price the Series D Investors (as defined below) will pay for Notable’s Series D-2 Preferred Stock, par value $0.001 (the “Series D-2 Preferred Stock” and together with the Series D-1 Preferred Stock, the “Purchased Securities”).

On February 22, 2023, Notable entered into a Series D Preferred Stock Purchase Agreement (the “Purchase Agreement”) with existing Notable stockholders and their affiliates (the “Series D Investors,” and together with the SAFE Investors, the “Investors”), pursuant to which, among other things, the Series D Investors agreed to purchase approximately $6.0 million of Notable Series D-2 Preferred Stock. The Purchased Securities will be exchanged for VBL Ordinary Shares in the Merger pursuant to the Exchange Ratio.

On June 28, 2023, Notable entered into D-2 SAFEs with certain investors who committed to purchase shares of Series D-2 Preferred Stock pursuant to the Series D Purchase Agreement. The D-2 SAFEs will convert into shares of Series D-2 Preferred Stock without a discount and reduce the purchase price owed by each such investor under the Series D Purchase Agreement on a dollar-for-dollar basis. In the event the Merger does not occur, the Series D-2 SAFEs will remain outstanding. Notable received approximately $2.0 million of aggregate gross proceeds from the purchasers of the D-2 SAFEs.

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Components of Notable’s Results of Operations

Services Revenue

Notable does not expect to generate any material revenue from the sale of any products unless or until Notable obtains regulatory approval of and commercializes any of its therapeutic products.

Through the middle of the year ended December 31, 2021, Notable’s central revenue generating activities and performance obligations consisted of performing diagnostic services using its proprietary platform that was utilized by third-party entities primarily engaged in their own research and development efforts to identify therapeutic combinations in a more targeted and efficient method of drug discovery. During 2021, Notable transitioned its approach of performing such services for others to using its own platform to identify proprietary therapeutic approaches in specific potential patient populations. All major projects for historical customers were complete before the end of the year ended December 31, 2021. Notable continued to perform certain diagnostics services on a limited basis as an outsourced provider through the year ended December 31, 2022, and the three months ended March 31, 2023, but such activities do not represent its major and ongoing central operations and Notable does not expect to derive any material revenue as a result.

Notable recognizes revenue from diagnostic services in the amount that reflects the consideration that it expects to be entitled as Notable performs its obligation under a contract with a customer by processing diagnostic tests on laboratory samples and making the test results available to its customers. Revenue is recorded considering a five-step revenue recognition model that includes identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when, or as, an entity satisfies a performance obligation. Notable generally has a contract or a purchase order from a customer with the specified required terms, including the number of diagnostic samples to be performed. Notable has not received any advance payments for which there are any remaining performance obligations. Accordingly, no deferred revenue is recorded as of December 31, 2022 and 2021, and as of March 31, 2023 and 2022. Notable has not recorded any contract assets as of December 31, 2022 and 2021, and as of March 31, 2023 and 2022, as Notable has not completed any performance obligations for which it has not been able to bill its customers. Costs of services revenue are immaterial and are recorded in operating expenses.

See also Note 2 in the Notes to Notable’s Financial Statements, appearing elsewhere in this proxy statement/prospectus/information statement.

Research and Development Expenses

Research and development expenses are charged to expense as incurred. Research and development expenses include payroll and personnel costs related to research and development activities, materials costs, external clinical drug product manufacturing costs, outside services costs, repair, maintenance and depreciation costs for research and development equipment, as well as facility costs used for research and development activities. Nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities are capitalized and expensed as the goods are delivered or the related services are performed. Notable continues to evaluate whether it expects the goods to be delivered or services to be rendered and charges to expense any portion of the advance payment that has been capitalized when the entity no longer expects the goods to be delivered or services to be rendered.

Notable expects to significantly increase its research and development efforts by conducting the remaining studies necessary for the development and approval of Volasertib and Fosciclopirox. Future research and development expenses may include:

●	employee-related expenses, such as salaries, bonuses and benefits, consultant-related expenses, share-based compensation, overhead related expenses and travel related expenses for Notable’s research and development personnel;

●	expenses incurred under agreements with CROs, as well as consultants that support the implementation of the clinical studies described above;

●	manufacturing and packaging costs in connection with conducting clinical trials and for stability and other studies required to support the NDA filing as well as manufacturing drug product for commercial launch;

●	formulation, research and development expenses related to the PPMP, Volasertib and Fosciclopirox; and other products Notable may choose to develop; and

●	costs for sponsored research.

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Research and development activities will continue to be central to Notable’s business plan. Products in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. Notable expects Notable’s research and development expenses to be significant over the next several years as personnel and compensation costs increase and Notable conducts late stage clinical studies and prepare to seek regulatory approval for Volasertib and Fosciclopirox and any other future product.

The duration, costs and timing of clinical trials of Volasertib and Fosciclopirox and any other future product will depend on a variety of factors that include, but are not limited to:

●	the number of trials required for approval;

●	the per patient trial costs;

●	the number of patients that participate in the trials;

●	the number of sites included in the trials;

●	the countries in which the trial is conducted;

●	the length of time required to enroll eligible patients;

●	the number of doses that patients receive;

●	the drop-out or discontinuation rates of patients;

●	the potential additional safety monitoring or other studies requested by regulatory agencies;

●	the duration of patient follow-up;

●	the timing and receipt of regulatory approvals; and

●	the efficacy and safety profile of Notable’s product candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of employee-related expenses, including salaries, benefits and stock-based compensation, for personnel in executive, finance, business development, facility and administrative functions. Other significant costs include facility costs not otherwise included in research and development expenses, legal fees relating to patent and corporate matters and fees for accounting, tax and consulting services.

Notable anticipates that general and administrative expenses will increase in the future to support its continued research and development activities. These increases will likely include increased costs related to the hiring of personnel, including compensation and employee-related expenses, and fees to outside consultants, lawyers and accountants, including in connection with the negotiations for the Merger Agreement and financing. Additionally, Notable anticipates increased costs associated with being a public company, including compliance with Nasdaq Capital Market and SEC requirements, insurance and investor relations costs.

Income Taxes

For the year ended December 31, 2022 and 2021, and the three months ended March 31, 2023 and 2022, no income tax expense or benefit was recognized. Notable’s deferred tax assets are comprised primarily of net operating loss carryforwards. At December 31, 2022, Notable had net operating loss carryforwards of approximately $61.9 million. Notable maintains a full valuation allowance on Notable’s deferred tax assets since Notable has not yet achieved sustained profitable operations. As a result, Notable has not recorded any income tax benefit since Notable’s inception.

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Results of Operations

Comparison of the Three Months Ended March 31, 2023 and March 31, 2022

The following table sets forth Notable’s results of operations for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 (in thousands):

			2023
	Three Months Ended March 31,		Increase
	2023	2022	(Decrease)
Services revenue	$-	$-	$-
Operating expenses:
Research and development	1,596	2,593	(997)
General and administrative	3,923	1,786	2,137
Loss from operations	(5,519)	(4,379)	(1,140)
Other income (expense), net	(753)	1,250	(2,003)
Net loss	$(6,272)	$(3,129)	$(3,143)

Research and Development Expenses

Research and development expenses decreased to $1.6 million from $2.6 million for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The decrease of $1.0 million, or 38.4%, was primarily due to the increases and decreases in the following programs and activities (in thousands):

			2023
	Three Months Ended March 31,		Increase
	2023	2022	(Decrease)
Engineering	$238	$579	$(341)
Medical Affairs	-	107	(107)
Operational	23	37	(14)
Scientific projects	629	1,432	(803)
Volasertib	463	299	164
Subtotal	1,353	2,454	(1,101)
Other	243	139	104
Total	$1,596	$2,593	$(997)

Engineering expenses are costs necessary to support the PPMP platform. Engineering expenses decreased to $0.2 million from $0.5 million for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The decrease of $0.3 million, or 59%, was related to a $0.3 million decrease in payroll and payroll related costs.

Medical affairs expenses include clinical planning costs. Medical affairs expenses decreased $0.1 million to $0 million for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The decrease is a result of a $0.1 million decrease in third party contractors. With limited funds, the clinical planning was reduced to a minimum for the three months ended March 31, 2023.

Operational expenses are costs to operate the laboratory. Operational expenses changed insignificantly between the three months ended March 31, 2023 and 2022.

Scientific projects are exploratory research and development projects. Scientific project expenses decreased $0.8 million, or 56%, to $0.6 million for the three months ended March 31, 2023 compared to $1.4 million for the three months ended March 31, 2022. The decrease is primarily due to a $0.5 million decrease in payroll and payroll related costs, a $0.2 million decrease in laboratory supplies and a $0.1 million decrease in stock compensation expense.

Volasertib is a small molecule with certain uses related to cancer. Volasertib expenses increased to $0.5 million from $0.3 million for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The increase of $0.2 million, or 55%, resulted from a $0.2 million increase in laboratory costs related to Volasertib.

General and Administrative Expenses

General and administrative expenses increased to $3.9 million from $1.8 million for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The increase of $2.1 million, or 120%, was due to a $0.4 million decrease in payroll and payroll related costs, a $2.9 million increase in professional fees, a $0.1 million decrease in technology expenses, a $0.1 million decrease in facilities expenses and a $0.2 million decrease in stock compensation expense.

Other Income (Expense), Net

Other income (expense), net, decreased from $1.2 million of other income, net, to $0.8 million of other expenses, net, for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The decrease of $2.0 million, or 160%, was due to a decrease in the forgiveness of debt related to the paycheck protection program of $1.0 million recognized during the three months ended March 31, 2022, an increase of $1.9 million in the unrealized loss on convertible debt recognized in during the three months ended March 31, 2023, a decrease in the change in derivative fair value of the Series C SAFE and redeemable convertible preferred stock warrant liability of $0.8 million and a decrease of $0.1 million in stock compensation expense.

Net Loss

Net loss increased to $6.3 million from $3.1 million for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The increase of $3.2 million, or 100%, was due to the factors described above.

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Comparison of the Years Ended December 31, 2022 and December 31, 2021

The following table sets forth Notable’s results of operations for the year ended December 31, 2022 compared to the year ended December 31, 2021 (in thousands):

			2022
	Year ended December 31,		Increase
	2022	2021	(Decrease)
Services revenue	$8	$285	$(277)
Operating expenses:
Research and development	7,776	11,472	(3,696)
General and administrative	5,156	5,727	(571)
Loss from operations	(12,924)	(16,914)	3,990
Other income (expense), net	(1,483)	862	(2,345)
Net loss	$(14,407)	$(16,052)	$1,645

Services Revenue

Services revenue decreased from $0.3 million to $0.01 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. This decrease of $0.3 million was the result of Notable’s decision during 2021 to transition its approach of performing services for others to using its own platform to identify proprietary therapeutic approaches in specific potential patient populations.

Research and Development Expenses

Research and development expenses decreased to $7.8 million from $11.5 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease of $3.7 million, or 32.2%, was primarily due to the increases and decreases in the following programs (in thousands):

			2022
	Year ended December 31,		Increase
	2022	2021	(Decrease)
Engineering	$2,176	$3,335	$(1,159)
Medical Affairs	284	1,260	(976)
Operational	210	476	(266)
Scientific projects	3,871	5,394	(1,523)
Volasertib	623	463	160
Subtotal	7,164	10,928	(3,764)
Other	612	544	68
Total	$7,776	$11,472	$(3,696)

Engineering expenses are costs necessary to support the platform. Engineering expenses decreased to $2.2 million from $3.3 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease of $1.1 million, or 36%, related to a $0.8 million decrease in payroll and payroll related costs, $0.1 million decrease in third party contractors, $0.1 million decrease in technology costs, and a $0.1 million decrease in facilities costs.

Medical affairs expenses include costs of clinical planning. Medical affairs expenses decreased $1.0 million, or 77%, to $0.3 million for the year ended December 31, 2022 compared to $1.3 million for the year ended December 31, 2021. The decrease is a result of a $0.1 million decrease in payroll and payroll related costs, a $0.1 million decrease in third party contractors and a $0.8 million decrease in clinical trial and data management costs.

Operational expenses are costs to operate the laboratory. Operational expenses decreased to $0.2 million from $0.5 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease of $0.3 million, or 56%, resulted from a $0.3 million decrease in payroll and payroll related costs.

Scientific projects are exploratory research and development projects. Scientific project expenses decreased $1.5 million, or 28%, to $3.9 million for the year ended December 31, 2022 compared to $5.4 million for the year ended December 31, 2021. The decrease is primarily a $0.1 million decrease in expenses for third party contractors, a $1.1 million decrease in laboratory supplies and a $0.3 million decrease in depreciation.

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Volasertib is a small molecule with certain uses related to cancer. Volasertib expenses increased to $0.6 million from $0.5 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase of $0.1 million, or 35%, resulted from a $0.1 million increase in laboratory costs related to Volasertib.

General and Administrative Expenses

General and administrative expenses decreased to $5.2 million from $5.7 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease of $0.5 million, or 9%, was primarily due to a $0.7 decrease related to third party contractors, a $0.1 million increase in facilities expenses, a $0.3 million increase in depreciation expense and a $0.2 million decrease in stock compensation expense.

Other Income (Expense), Net

Other income (expense), net, decreased from $0.9 million of other income, net to $1.5 million of other expenses, net, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease of $2.4 million, or 272%, was primarily due to a decrease in the forgiveness of debt related to the paycheck protection program of $1.0 million, and an increase in the change in derivative fair value of the Series C SAFE and redeemable convertible preferred stock warrant liability of $2.4 million.

Net Loss

Net loss decreased to $14.4 million from $16.1 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease of $1.7 million, or 11%, was due to the factors described above.

Liquidity and Capital Resources

Overview

For the period from inception through March 31, 2023, Notable had an accumulated deficit of $77.3 million. As of March 31, 2023, Notable had cash and cash equivalents of $3.0 million. Notable does not expect to have positive cash flow for the foreseeable future. On February 22, 2023, Notable entered into the Merger Agreement and related financing agreements providing for $10.3 million in funding from existing stockholders, which assuming consummation of the Merger and related financing, the funds related to the transaction is expected to provide funding for Notable’s ongoing business activities into 2025. However, Notable has based this estimate on assumptions that may prove to be wrong, and the closing of the Merger and the financing is not guaranteed. Notable may also deplete its capital resources sooner than Notable expects. Additionally, Notable will be incurring costs related to the Merger and ongoing costs related to becoming a public company.

The operational focus of the combined organization will be the continued co-development of Fosciclopirox (sponsored by CicloMed) and development of Volasertib (sponsored by Notable).

Fosciclopirox’s clinical trial is operated and sponsored by CicloMed, with Notable operating the diagnostic portion of the trial including shipping of patient samples and the testing on the PPMP. Notable has forecasted a financial contribution of $600,000 to the remainder of the Fosciclopirox phase 2a/2b trial, which is expected to conclude in the fourth quarter of 2024.

With respect to Volasertib, Notable is preparing a phase 2a/2b trial which will primarily include the standard-of-care for the management, testing and imaging for patients with AML (cost of standard-of-care is typically reimbursable). Trial aspects going beyond standard-of-care are focused on PPMP testing of patient samples and the provision of the drug Volasertib.  In 2022 and 2023, Notable has already coordinated and paid for the entire Volasertib CMC cost for the trial.

Of the cash that will be available to the combined organization upon the completion of the Merger, Notable has allocated $2.5 million for the Volasertib Phase 2a trial with topline results expected in the third quarter of 2024.

Notable management believes that the combined organization’s cash on hand, including cash from the Notable Pre-Closing Financing, will be sufficient to continue operations of the combined organization for at least 12 months following the closing of the Merger.

Notable expects to continue to incur significant and increasing operating losses at least for the foreseeable future. Notable does not expect to generate product revenue unless and until it successfully completes development of and obtains regulatory approval for Volasertib and Fosciclopirox, or any other future products. Notable’s net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of planned clinical trials and Notable’s expenditures on other research and development activities. Notable anticipates that its expenses will increase substantially in 2023 as Notable advances the clinical development of Volasertib and Fosciclopirox, consummates the Merger and begins to operate as a publicly traded company. Notable does not expect positive cash flows from operations in the foreseeable future. Notable management expects to continue to incur additional substantial losses in the foreseeable future as a result of expanded research and development activities until regulatory approval is granted. Regulatory approval is not guaranteed and may never be obtained. As a result, these conditions currently raise substantial doubt about Notable’s ability to continue as a going concern.

Future Funding Requirements

Notable expects that it will need to obtain further funding through other public or private offerings of Notable’s capital stock, debt financing, collaboration and licensing arrangements or other sources, the requirements for which will depend on many factors, including:

●	the scope, timing, rate of progress and costs of Notable’s drug development efforts, preclinical development activities, laboratory testing and clinical trials for Notable’s product candidates;

●	the number and scope of clinical programs Notable decides to pursue;

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●	the cost, timing and outcome of preparing for and undergoing regulatory review of Notable’s product candidates;

●	the scope and costs of development and commercial manufacturing activities;

●	the cost and timing associated with commercializing Notable’s product candidates, if they receive marketing approval;

●	the extent to which Notable acquires or in-licenses other product candidates and technologies;

●	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing Notable’s intellectual property rights and defending intellectual property-related claims;

●	Notable’s ability to establish and maintain collaborations on favorable terms, if at all;

●	Notable’s efforts to enhance operational systems and Notable’s ability to attract, hire and retain qualified personnel, including personnel to support the development of Notable’s product candidates and, ultimately, the sale of Notable’s products, following FDA approval;

●	Notable’s implementation of operational, financial and management systems; and

●	the costs associated with being a public company.

A change in the outcome of any of these or other variables with respect to the development of any of Notable’s product candidates could significantly change the costs and timing associated with the development of such product candidate. Furthermore, Notable’s operating plans may change in the future, and Notable will continue to require additional capital to meet operational needs and capital requirements associated with such operating plans.

Adequate additional funding may not be available to Notable on acceptable terms, or at all. If Notable is unable to raise capital in sufficient amounts or on terms acceptable to it, Notable may have to significantly delay, scale back or discontinue the development or commercialization of Volasertib and Fosciclopirox, or any future product, or potentially discontinue operations.

To the extent that Notable raises additional capital through the sale of equity or convertible debt securities, the ownership interest of Notable stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Notable Common Stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting Notable’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If Notable raises additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, Notable may be required to relinquish valuable rights to Notable’s technologies, future revenue streams, research programs or proposed products, or to grant licenses on terms that may not be favorable to Notable. If Notable is unable to raise additional funds through equity or debt financings when needed, Notable may be required to delay, limit, reduce or terminate Notable’s drug development or future commercialization efforts or grant rights to develop and market any future product, that Notable would otherwise prefer to develop and market ourselves.

Because Notable is currently engaged in research at a relatively early stage, it will take a significant amount of time and resources to develop any product or intellectual property capable of generating sustainable revenues. Accordingly, Notable’s business is unlikely to generate any sustainable operating revenues in the next several years, and may never do so. In addition, to the extent that Notable is able to generate operating revenues, there can be no assurances that Notable will be able to achieve positive earnings and operating cash flows.

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Cash Flows

The following table sets forth the primary sources and uses of cash for each of the periods set forth below (in thousands):

	Three Months Ended March 31,		2023 Increase	Year ended December 31,		2022 Increase
	2023	2022	(Decrease)	2022	2021	(Decrease)
Cash used in operating activities	$(2,923)	$(4,493)	$(1,570)	$(11,642)	$(15,053)	$3,411
Cash provided (used) by investing activities	(4)	852	(856)	924	14,757	(13,833)
Cash provided by financing activities	4,344	3,221	1,123	9,898	1,068	8,830

Net increase (decrease) in cash and cash equivalents	$1,417	$(420)	$1,837	$(820)	$772	$(1,592)

Comparisons of the Three Months Ended March 31, 2023 and March 31, 2022

Cash Flows used in Operating Activities

Net cash used in operating activities was $2.9 million and $4.5 million for the three months ended March 31, 2023 and 2022, respectively, representing an decrease of $1.6 million or approximately 35%. The decrease was primarily due to the net loss of $6.3 million, offset by non-cash items amounting to $1.1 million and an increase in working capital of $2.3 million. The working capital increase primarily resulted from the collection of $0.6 million of employee retention credits and an increase in accounts payable of $1.7 million from a concerted effort to conserve cash.

Cash Flows from Investing Activities

Net cash from investing activities was $0 million for the three months ended March 31, 2023 and $0.9 million for the three months ended March 31, 2022, representing a decrease of $0.9 million or approximately 100%. The decrease was primarily due to activity related to the non-recurring purchase and sales of marketable securities, during the three months ended March 31, 2022.

Cash Flows from Financing Activities

Net cash from financing activities was $4.3 million for the three months ended March 31, 2023 and $3.2 million for the three months ended March 31, 2022, representing an increase of $1.1 million or approximately 35%. The increase relates to the proceeds received from SAFE notes.

Comparison of the Years Ended December 31, 2022 and December 31, 2021

Cash Flows used in Operating Activities

Net cash used in operating activities was $11.6 million and $15.1 million for the years ended December 31, 2022 and 2021, respectively, representing a decrease of $3.5 million or approximately 23%. The decrease was primarily due to a $2.5 million decrease in the fair value of the Oncoheroes SAFE and redeemable convertible preferred stock warrant liability and reductions in expenses in an effort to conserve cash.

Cash Flows from Investing Activities

Net cash from investing activities was $0.9 million for the year ended December 31, 2022 and $14.8 million for the year ended December 31, 2021, representing a decrease of $13.9 million or approximately 94%. The decrease was primarily due to activity related to the purchase and sales of marketable securities.

Cash Flows from Financing Activities

Net cash from financing activities was $9.9 million for the year ended December 31, 2022 and $1.1 million for the year ended December 31, 2021, representing an increase of $8.8 million or approximately 800%. For 2022, such amounts represent net proceeds received from option exercises, issuance of convertible preferred stock, issuance of the Oncoheroes SAFE agreements and during 2021 consisted primarily of proceeds from a PPP loan.

Critical Accounting Policies and Use of Estimates

Notable’s discussion and analysis of its financial condition and results of operations are based on Notable’s financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires Notable to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities in Notable’s financial statements. On an ongoing basis, Notable evaluates its estimates and judgments, including those related to accrued expenses, valuation allowance on deferred tax assets and valuation of intangible assets. Notable bases its estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the Notes to Financial Statements included elsewhere in this proxy statement/prospectus/information statement. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Stock-Based Compensation Expense

We have adopted the fair value recognition provisions Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 718. In addition, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 “Share-Based Payment” (“SAB 107”), which provides supplemental FASB ASC 718 application guidance based on the views of the SEC. Under FASB ASC 718, compensation cost recognized includes compensation cost for all share-based payments granted, based on the grant date fair value estimated in accordance with the provisions of FASB ASC 718.

We have used the Black-Scholes option-pricing model to estimate the option fair values. The option-pricing model requires a number of assumptions, of which the most significant are, expected stock price volatility, the expected pre-vesting forfeiture rate and the expected option term (the amount of time from the grant date until the options are exercised or expire).

All issuances of stock options or other equity instruments to non-employees as consideration for goods or services received by Notable are accounted for based on the fair value of the equity instruments issued. Non-employee equity-based payments that do not vest immediately upon grant are recorded as an expense over the vesting period.

Fair Value Measurement

Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Financial instruments such as cash and cash equivalents, accounts payable and accrued liabilities approximate fair value due to their relatively short maturities.

Assets and liabilities recorded at fair value on a recurring basis in the balance sheet are categorized based on the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Warrants issued pursuant to equity offerings that are potentially exercisable in cash or on a cashless basis resulting in a variable number of shares being issued are considered derivative liabilities and therefore measured at fair value.

Warrants to Purchase Redeemable Convertible Preferred Stock

Notable measures its Series C Warrant liability, classified as a Level 3 liability, at fair value on a recurring basis with the change in fair value recorded in the consolidated statements of operations and comprehensive loss until the warrants are exercised, expire or other facts and circumstances lead the warrant liability to be reclassified as an equity instrument. The fair value is determined using an option-pricing backsolve method. The fair value of the Series C Warrant Liability as of December 31, 2022, was determined by using a probability weighted expected return method under a scenario in which Notable completes a merger with a public company and a scenario in which Notable continues to operate until a later exit, which was estimated using the option pricing method.

Accrued Research and Development Costs

Notable accrues for expenses resulting from obligations under contracts with clinical research organizations (CROs). The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided. Notable’s objective is to reflect the appropriate trial expense in the financial statements by matching the appropriate expenses with the period in which services and efforts are expended.

Redeemable Convertible Preferred Stock

Notable records redeemable convertible preferred stock at fair value on the dates of issuance, unless an exception applies, net of issuance costs. The redeemable convertible preferred stock has been classified outside of stockholders’ deficit as temporary equity on the accompanying balance sheet because the shares contain certain redemption features that are not solely within the control of the Company. The redeemable convertible preferred stock is not generally redeemable; however, upon certain change in control events including liquidation, sale or transfer of control of Notable, holders of the redeemable convertible preferred stock may have the right to receive its liquidation preference under the terms of Notable’s certificate of incorporation. The carrying values of the redeemable convertible preferred stock are adjusted to their liquidation preferences if and when it becomes probable that such a liquidation event will occur.

Redeemable Convertible Preferred Stock Warrant Liabilities

Notable classifies warrants to purchase redeemable convertible preferred stock as liabilities at fair value when the underlying shares are contingently redeemable and adjusts the instruments to fair value at each reporting period. The warrants to purchase redeemable convertible preferred stock are subject to re-measurement at each balance sheet date until exercised or expired, and any change in fair value is recognized as a component of other income, net in the consolidated statements of operations and comprehensive loss. Offering costs associated with the issuance of redeemable convertible preferred stock warrant liabilities are allocated on a relative basis and expensed as incurred.

Revenue Recognition

Through the middle of the year ended December 31, 2021, Notable’s central revenue generating activities and performance obligations consisted of performing diagnostic services using its proprietary platform that was utilized by entities primarily engaged in their own research and development efforts to identify therapeutic combinations in a more targeted and efficient method of drug discovery.

In the year ended 2021, Notable transitioned its approach of performing such services for others to using its own platform to identify proprietary therapeutic approaches in specific potential patient populations. All major projects for historical customers were complete before the end of the year ended December 31, 2021. Notable continued to perform certain diagnostics services on a limited basis as an outsourced provider through the year ended December 31, 2022, but such activities do not represent its major and ongoing central operations.

Notable recognizes revenue from diagnostic services in the amount that reflects the consideration that it expects to be entitled as Notable performs its obligation under a contract with a customer by processing diagnostic tests on laboratory samples and making the test results available to its customers. Revenue is recorded considering a five-step revenue recognition model that includes identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when, or as, an entity satisfies a performance obligation. Notable generally has a contract or a purchase order from a customer with the specified required terms, including the number of diagnostic samples to be performed. Notable has not received any advance payments for which there are any remaining performance obligations. Accordingly, no deferred revenue is recorded as of December 31, 2022 and 2021. Notable has not recorded any contract assets as of December 31, 2022 and 2021 as Notable has not completed any performance obligations for which it has not been able to bill its customers. Costs of services revenue are immaterial and recorded in operating expenses.

In accordance with FASB ASC 606, Revenue from Contracts with Customers, Notable recognizes revenue when it satisfies performance obligations, by transferring promised goods or services to customers, in an amount that reflects the consideration to which Notable expects to be entitled in exchange for fulfilling those performance obligations.

Off-Balance Sheet Arrangements

Notable has not entered into any off-balance sheet arrangements.

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MANAGEMENT PRIOR TO AND FOLLOWING THE MERGER

Executive Officers, Directors and Corporate Governance of VBL Prior to the Merger

The following table sets forth certain information relating to VBL’s executive officers and directors, including their ages as of June 26, 2023.

Name	Age	Position
Executive Officers and Executive Director
Dror Harats	66	Chief Executive Officer and Director
Sam Backenroth	39	Chief Financial Officer

Non-Executive Directors
Marc Kozin (1)(3)(4)	61	Chairman and Director
Ruth Alon (2)(3)(4)	71	Director
Shmuel (Muli) Ben Zvi (1)(2)(4)	63	Director
David Hastings (2)(4)	61	Director
Michael Rice (1)(4)	58	Director

(1)	Member of the compensation committee.
(2)	Member of the audit committee.
(3)	Member of the nominating and corporate governance committee.
(4)	Independent director under the rules of Nasdaq.

Executive Officers

Dror Harats, M.D., founded VBL in 2000 and has served as VBL’s chief executive officer since January 2001. He has been a member of VBL’s board of directors since January 2001. Prof. Harats received his M.D. from Hadassah Medical School at the Hebrew University of Jerusalem, Israel. Following a residency in internal medicine, he conducted fellowship in pulmonary medicine and post-doctoral work at the University of California, San Francisco. Prof. Harats has also served as a visiting scientist at Syntax Discovery Research. Prof. Harats has more than 30 years of both research in the field of medicine and biotechnology as well as a professional and experienced consultant specializing in the biotechnology & pharmaceutical industry for healthcare organizations and companies. Prof. Harats currently serves on the board of directors of ART Healthcare Ltd, and as a part time chair of the R&D division at the Chaim Sheba Medical Center at Tel Hashomer and as chair of its Institute Review Board. Prof. Harats is also a Professor of Medicine in the Departments of Internal Medicine and Biochemistry at the Sackler Faculty of Medicine of Tel-Aviv University, Israel. VBL believes Prof. Harats is qualified to serve on VBL’s board of directors because of his extensive technical and industry experience, as well as his knowledge of the company.

Sam Backenroth has served as VBL’s chief financial officer since October 2021. Prior to joining VBL, from 2019 to 2021, Mr. Backenroth was the chief financial officer at NeuBase Therapeutics, a novel genetic medicine platform company focused on rare genetic diseases and oncology. Prior to that, from 2010 to 2019, Mr. Backenroth was the chief financial officer of Ohr Pharmaceutical, where he was instrumental in the company’s growth and helped move its lead program from preclinical into late-stage clinical development. He is also a founder of Orphion Therapeutics, a company focused on one-time gene therapy treatments for ocular and central nervous system manifestations of ultra-rare diseases, and DepYmed, Inc., a pharmaceutical company focused on a novel phosphatase inhibition technology platform for rare diseases and cancer. From 2008 to 2010, he was an investment banker with The Benchmark Company LLC, where he raised capital and provided advisory services for biotechnology companies. Mr. Backenroth holds a B.Sc. degree in finance from Touro College.

Non-Executive Directors

Marc Kozin joined VBL’s board of directors in November 2020 as vice chairman and was appointed to chairman in July 2021. Mr. Kozin has three decades of industry expertise advising biopharmaceutical, life sciences and medtech companies. He is a member of the board of HCRx (HealthCare Royalty Partners), a leading investment firm in healthcare, providing royalty monetization and senior debt, having been Chair of the strategy advisory board for 7 years. Previously, Mr. Kozin was a career strategy consultant, having served as president of L.E.K. Consulting’s North American practice from 1997 to 2012 and as senior advisor from 2012 to 2018. He began his career at L.E.K. in 1987 by helping establish the Boston office and led the development of L.E.K.’s industry-leading life science strategic planning practice. Mr. Kozin has served on more than a dozen boards in a variety of roles and on all committees. He serves as director and serves on the compensation committee of UFP Technologies (Nasdaq: UFPT). Previously, he served as director for Dicerna Pharmaceuticals (Nasdaq: DRNA), prior to its acquisition by Novo Nordisk. He also served on the board of Endocyte (Nasdaq: ECYT) and was also a board member of Dyax (Nasdaq: DYAX), which was acquired by Shire Plc in 2015. He also served on the boards of directors of Brandwise, Inc., Lynx Therapeutics, Inc., Assurance Medical, Inc., Medical Simulation Corporation, Advizex, and CrunchTime! Information Systems. Mr. Kozin has served as director of The Greenlight Fund, a non-profit focused on improving the lives of inner city children in families, since 2017. He was also on the board of governors at New England Medical Center and the board of DukeEngage for several years. Mr. Kozin received a B.S. degree in economics from Duke University in Durham, N.C. and a M.B.A. in finance from The Wharton School of the University of Pennsylvania in Philadelphia. VBL believes Mr. Kozin is qualified to serve on VBL’s board of directors because of his extensive industry and business background.

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Ruth Alon has served on VBL’s board of directors since March 2010. Ms. Alon is currently the founder and chief executive officer of Medstrada, an advisory and consultancy firm in the healthcare and foodtech sectors. From 1997 to 2016, Ms. Alon has served as a general partner in Pitango Venture Capital, where she headed the life sciences activities and has led several of its portfolio companies to successful acquisitions, among them Disc-O-Tech, Colbar, Ventor and Optonol. Prior to her tenure at Pitango, Ms. Alon held senior analyst positions with Montgomery Securities from 1981 to 1987, Kidder Peabody & Co. from 1987 to 1993 and Genesis Securities, LLC from 1993 to 1996, and managed her own independent consulting business in San Francisco in the medical devices industry from 1995 to 1996. Ms. Alon was the founder and chairperson of Israel Life Science Industry, a not-for-profit organization representing the mutual goals of the then approximately 1000 Israeli life science companies. She was also the co-founder of the Israeli Advanced Technology Industries (“IATI”), an umbrella organization of the hi-tech and life sciences industries in Israel, which includes venture capital funds, research and development centers of multinational corporations and others. Ms. Alon is also a board member of Moringa Acquisition Corp (Nasdaq: MACA) and of several privately held companies, including Treos Bio and Phoska Biopharma. She is the chairperson of Brainsgate (privately held). Ms. Alon has a B.A. in Economics from the Hebrew University of Jerusalem, Israel, an M.B.A. from Boston University, and an M.Sc. from the Columbia University School of Physicians and Surgeons. VBL believes Ms. Alon is qualified to serve on VBL’s board of directors because of her extensive business and industry background, as well as her experience as a seasoned investor.

Shmuel (Muli) Ben Zvi, Ph.D., has served on VBL’s board of directors since September 2018. Dr. Ben Zvi is currently a board member at Bank Leumi, the largest bank in Israel, and a member of its credit, technology and strategy committees. Dr. Ben Zvi is also a board member of SOL-GEL Technologies (Nasdaq: SLGL) and a member of the audit and compensation committees and a board member and chair of the audit committee of Protalix Biotherapeutics. From 2004 to 2014, Dr. Ben Zvi held various managerial positions at Teva Pharmaceuticals Industries Ltd., dual listed on Nasdaq and the TASE, including as vice president of finance and vice president of strategy. From 2000 to 2004, Dr. Ben Zvi was the financial advisor to the chief of general staff of the Israel Defense Forces and head of the Defense Ministry budget department. Dr. Ben Zvi holds a Ph.D. in economics from Tel-Aviv University, Israel and participated in the Harvard Business School Advanced Management Program (“AMP”). VBL believes Dr. Ben Zvi is qualified to serve on VBL’s board of directors because of his extensive finance and industry background.

David Hastings has served on VBL’s board of directors since January 2018. Mr. Hastings has more than 20 years of finance, accounting and operations experience in the bio-pharmaceutical industry. Mr. Hastings joined Arbutus BioPharma in June 2018 and currently serves as its chief financial officer. Mr. Hastings previously served as the chief financial officer and executive vice president of Incyte Corporation from 2003 until 2014. During this time, Mr. Hastings oversaw all financial aspects as Incyte transitioned from research and development to commercialization, following the launch of Jakafi (ruxolitinib). Mr. Hastings also previously served as vice president, chief financial officer and treasurer of ArQule Inc. During his tenure at ArQule, he played an important role in ArQule’s transition into a drug discovery and development organization, and in two strategic acquisitions, including the purchase of Cyclis Pharmaceuticals Inc. Prior to that, Mr. Hastings was with Genzyme Corporation as its vice president and corporate controller, and with Sepracor, Inc. where he was director of finance. Most recently, Mr. Hastings served as the chief financial officer and senior vice president of Unilife Corporation (a medical device company that filed for Chapter 11 bankruptcy in April 2017) from 2015 to 2017 and as its chief accounting officer and treasurer from 2016 to 2017. He is a member of the Board Director of SCYNEXIS, Inc. (Nasdaq: SCYX) and chairs their Audit Committee. VBL believes Mr. Hastings is qualified to serve on VBL’s board of directors because of his extensive financial and business background.

Michael Rice has served on VBL’s board of directors since July 2021. Mr. Rice has deep experience in portfolio management, investment banking, and capital markets. Mr. Rice is a founding partner of LifeSci Advisors LLC, a life sciences investor relations consultancy, since 2010 and of LifeSci Capital LLC, a research-driven investment bank, since 2013. Previously, Mr. Rice was the co-head of Health Care Investment Banking at Canaccord Adams, where he was involved in debt and equity financing. Mr. Rice was also a managing director at Think Equity Partners, where he was responsible for managing Healthcare Capital Markets, which included structuring and executing numerous transactions. Prior to that, he served as a managing director at Bank of America serving large hedge funds and private equity healthcare funds while working closely with Investment Banking. Previously, he was a managing director at JP Morgan/Hambrecht & Quist. Mr. Rice graduated from the University of Maryland with a degree in Economics and currently sits on the board of 9 Meters Biopharma Inc. (Nasdaq: NMTR) and Navidea Biopharmaceuticals, Inc. (NYSE: NAVB). VBL believes Mr. Rice is qualified to serve on VBL’s board of directors because of his extensive banking and industry background.

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Board Diversity Matrix

VBL has no formal policy regarding board diversity. Notwithstanding, the Israeli Companies law (and regulations promulgated thereafter) prescribes certain threshold requirements regarding an Israeli incorporated company’s board of directors’ nomination of directors and external directors (as such terms is defined under the Israeli Companies Law), including with respect to external directors’ gender-based diversity (see below reference to the Company’s management following the merger). VBL’s board of directors believes that each director should have a basic understanding of its principal operational and financial objectives and plans and strategies, its results of operations and financial condition and relative standing in relation to its competitors. VBL takes into consideration the overall composition and diversity of the board and areas of expertise that director nominees may be able to offer, including business experience, knowledge, abilities and customer relationships. Generally, VBL will strive to assemble a board that brings to it a variety of perspectives and skills derived from business and professional experience as it may deem are in its and its shareholders’ best interests. In doing so, VBL will also consider candidates with appropriate non-business backgrounds. Pursuant to Rules 5605(f) and 5606 of the Nasdaq Listing Rules, VBL has made its board diversity matrix available on its website at www.vblrx.com in the “Corporate Governance” section under the “Investor Relations” tab.

In addition to the information presented above regarding each of the nominees and continuing directors’ specific experience, qualifications, attributes and skills that VBL’s board of directors and VBL’s nominating and corporate governance committee considered in determining that he or she should serve as a director, VBL also believes that each of its directors has demonstrated business acumen, integrity and an ability to exercise sound judgment, as well as a commitment of service to the company and VBL’s board of directors.

Audit Committee

Under the Companies Law, VBL is required to appoint an audit committee. The audit committee must be comprised of at least three directors, including all of the external directors, one of whom must serve as chairman of the committee. In accordance with the exemption available to certain Israeli public companies, whose shares are traded on Nasdaq, VBL chose as of November 7, 2016 and for as long the required conditions precedent are met and unless otherwise decided by VBL’s board of directors, not to follow the requirements of Companies Law with regard to the composition of the audit committee, and instead, will follow the Nasdaq rules applicable to U.S. domestic companies with respect to the appointment and composition of the audit committee.

Under the Nasdaq listing requirements, VBL is required to maintain an audit committee consisting of at least three independent directors, all of whom are financially literate and at least one of whom has accounting or related financial management expertise. VBL’s audit committee consists of David Hastings, Ruth Alon and Shmuel (Muli) Ben Zvi and is chaired by Mr. Hastings. Mr. Hastings and Dr. Ben Zvi are the audit committee financial experts as defined by SEC rules and all of the members of VBL’s audit committee have the requisite financial literacy as defined by the Nasdaq rules. All the members of VBL’s audit committee are “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and under the listing standards of Nasdaq.

Audit Committee Financial Expert

All members of VBL’s audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq corporate governance rules. VBL’s board of directors has determined that David Hastings and Shmuel (Muli) Ben Zvi are the audit committee financial experts as defined by the SEC rules, have the requisite financial experience and are independent as defined by the Nasdaq corporate governance rules.

Code of Ethics

VBL has adopted a Code of Business Conduct and Ethics applicable to all of its directors and employees, including its Chief Executive Officer, Chief Financial Officer, controller or principal accounting officer, or other persons performing similar functions. The full text of the Code of Business Conduct and Ethics is posted on VBL’s website at https://ir.vblrx.com/corporate-governance. Information contained on, or that can be accessed through, VBL’s website does not constitute a part of this proxy statement/prospectus/information statement and is not incorporated by reference herein. If VBL makes any substantive amendments to, or grant any waivers from, its Code of Business Conduct and Ethics for any officer or director, VBL will disclose the nature of such amendment or waiver on its website or in a current report on Form 8-K.

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Executive Officers and Directors Following the Merger

Pursuant to the Merger Agreement, prior to the Effective Time, it is expected that the board of directors of the combined company will set the size of the board of directors at seven (including two External Directors (as defined under Israeli law)). Collectively, the reconstituted board is expected to satisfy the requisite independence requirements for the combined organization’s board of directors, as well as the sophistication, diversity and independence requirements for the required committees pursuant to Nasdaq listing requirements and the Israeli Companies Law’s requirements (and regulations promulgated thereafter).

The following table lists the names and positions of the individuals currently identified to serve as executive officers and directors of the combined organization upon the completion of the Merger and their ages as of June 26, 2023:

Name	Age	Position
Executive Officers and Executive Director
Thomas Bock	59	Chief Executive Officer and Director
Scott A. McPherson	61	Chief Financial Officer
Joseph Wagner	56	Chief Scientific Officer

Non-Executive Directors
Peter Feinberg (1)	62	Director
Michele Galen (1)	66	Director
Tuomo Pätsi (1)	58	Director
Michael Rice (1)	58	Director

External Directors
Thomas I. H. Dubin (1) (2)	61	External Director
Thomas Graney (1) (2)	58	External Director

(1)	Independent director under the rules of Nasdaq.
(2)	External director as defined under Israeli law.

Executive Officers

Dr. Thomas A. Bock, Chief Executive Officer and Director. Dr. Thomas Bock, age 59, joined Notable as a Director in October 2020, was appointed as its interim Chief Executive Officer in February 2021 and was appointed as Chief Executive Officer on a permanent basis in April 2021. Dr. Bock has more than 20 years of biotechnology industry experience plus 10 years of experience in academic medicine and research. From December 2020 to March 2021 he served as a senior advisor to Ordaos, an AI drug design and development company. From July 2020 to January 2021 he served as a founder and CEO of Tirili LLC, an early-stage health technology company. Triggered by his spouse’s inherited BRCA cancer diagnosis, Dr. Bock founded HeritX, and between March 2015 and February 2019, served as CEO and Director of HeritX Inc., a pioneer in cancer prevention through pre-cancer vaccines, immunoprevention, and gene repair. Previously, he served as Senior Vice President Medical Affairs on the executive management team of Alexion Pharmaceuticals, building a start-up into a global leader in ultra-rare disorders. Before joining Alexion, Dr. Bock built and led the worldwide Medical Affairs Departments of Novartis Oncology and Celgene as their Vice President and Global Head of Medical Affairs. Prior to Celgene, Dr. Bock served as the Medical Director of Amgen Europe for hematology and oncology. Prior to joining the biopharmaceutical industry, Dr. Bock worked in medical practice and research in the fields of cancer, stem cell biology, and gene therapy at European medical centers and the US National Human Genome Research Institute. Dr. Bock earned his M.D. at RWTH Aachen University and his M.B.A. at Columbia Business School. Dr Bock has also served as the Board Chair of Columbia Business School’s Healthcare Advisory Board. Based on his extensive management and scientific experience across the biopharmaceutical industry and academic medicine, Notable believes Dr. Bock is qualified to be on the Board.

Joseph Wagner, Chief Scientific Officer. Dr. Joseph Wagner, age 56, joined Notable in June 2020 and has more than 20 years of experience developing therapeutics and diagnostics. Dr. Wagner previously served as the Executive Director of University of California Drug Discovery Consortium from September 2017 to February 2020 and was an independent consultant from March 2020 to May 2020, prior to joining Notable. A pharmacologist by training, Dr. Wagner has spent the majority of his biotechnology industry career focused on building teams and organizations primarily focused on developing small molecule and biologic therapeutics from bench studies through to Phase 2 clinical trials at companies including BriaCell Therapeutics, OncoCyte and Cell Targeting, where he served in CEO/CTO roles. Dr. Wagner has led programs in a variety of indications, including oncology, neurology and cardiovascular disease, and has led bioinformatic efforts to develop novel targets, biomarkers and companion diagnostics. Dr. Wagner received his bachelor’s in neuroscience from the University of Rochester and his Ph.D. in pharmacology from Duke University.

Scott A. McPherson, Chief Financial Officer. Mr. McPherson, age 61, has served as Notable’s Chief Financial Officer since March 2023. Mr. McPherson previously served as Chief Financial Officer of Rego Payment Architectures, Inc., an OTC-listed provider of financial services software, from July 2015 until August 2022. Mr. McPherson was hired as a part-time controller for US Environmental, Inc. in September 2019 and upon the death of the owner has served as interim Chief Executive Officer since March 2022. US Environmental, Inc. is an environmental services company primarily involved in the transportation and disposal of environmental waste. Mr. McPherson also served as the Chief Financial Officer of VerifyMe, Inc. from December 1, 2014 through July 15, 2017 and from December 2012 to October 2013. VerifyMe, Inc. is a public company that provides high-tech solutions in the field of authenticating people and products. Mr. McPherson from April 2015 to July 2015 was the Chief Executive Officer and was the Chief Financial Officer of CannLabs, Inc. from June 2014 to July 2015. Prior to that, Mr. McPherson served as the Chief Financial Officer of Rego Payment Architectures, Inc., from August 2010 through November 2012. Mr. McPherson formed McPherson, CPA, PLLC in January 2005, which he continues to manage today. The firm performs accounting, tax and litigation support services for numerous clients in various industries. The firm has successfully assisted small public companies by developing procedures for them to implement, in order to initially comply and maintain compliance with the Sarbanes-Oxley Act. All of these services are conducted under the direction of Mr. McPherson.

For detailed information regarding the compensation of Mr. Wagner and Mr. McPherson, see the section titled “Notable Executive Compensation” in this proxy statement/prospectus/information statement.

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External and Non-Executive Directors

Thomas I. H. Dubin. Mr. Dubin, age 61, is a pharmaceutical executive and attorney. During the last five years Mr. Dubin has served as an advisor and board member to various biopharma and other companies. From 2001 through 2013 he was the Chief Legal Officer and member of the core executive team that grew Alexion Pharmaceuticals (“Alexion”) from development stage to membership in the S&P 500. At Alexion, Mr. Dubin led legal, government affairs, pricing and reimbursement, human resources, corporate communications, and other functions, and held commercial responsibility for the company’s Australasia region. Prior to Alexion, Mr. Dubin served as Vice President and General Counsel of ChiRex, Inc. and Assistant General Counsel of Warner-Lambert Company. Mr. Dubin began his career as a corporate attorney with Cravath, Swaine & Moore in New York City. Mr. Dubin currently serves as Executive Chair of Cellphire Therapeutics, Chair of Norwalk Hospital, board member of Connecticut Innovations, member of the Yale School of Public Health Leadership Council and advisory board member of Mythic Pharmaceuticals. Mr. Dubin was a board member of BioBlast Pharmaceuticals (Nasdaq: ORPN) from 2015 to 2018, and a trustee of American Jewish World Service from 2014 to 2021. Mr. Dubin received his J.D. from New York University School of Law, his M.P.H. from Yale University School of Public Health and his B.A. from Amherst College, cum laude. The combined organization believes that Mr. Dubin is qualified to serve on its board of directors due to his extensive legal and business skills and experience in the biotechnology industry.

Peter Feinberg. Mr. Feinberg, age 62, has over 30 years of experience in the financial services industry. Since April 2020, Mr. Feinberg has been a founder of Sporos Bioventures, Inc, a private biotechnology company focused on transforming the drug development process across oncology. Since June 2019, Mr. Feinberg has served as Partner and Founding Member of Boxcar Partners and Boxcar PMJ LP, a venture capital investment firm with a focus on biotechnology investing. Since October 2018, Mr. Feinberg has also been the co-founder of Emerging Security Solutions. Mr. Feinberg is the co-founder of BridgeBio Pharma, Inc. (Nasdaq: BBIO), a publicly traded biotechnology company focusing on genetic diseases, which he helped found in December, 2014. Previously, Mr. Feinberg served as a Managing Director and Head of Institutional Equities Trading at Oppenheimer & Co, with his tenure ranging from July 1982 to December 2015. Mr. Feinberg has served on the board of directors of Immuneering Corporation (Nasdaq: IMRX), a biotechnology company that aims to apply bioinformatics to create a new approach to drug discovery, since 2021. Mr. Feinberg received his B.S. in finance from Whittier College. The combined organization believes that Mr. Feinberg is qualified to serve on its board of directors due to his extensive leadership skills and experience in the financial and biotechnology industries.

Michele Galen. Ms. Galen, age 66, was the SVP & Chief Communications Officer of Shire Pharmaceuticals PLC, from April 2015 to June 2016. From July 2016 to the present, she has been an executive and leadership development coach and organizational consultant for biopharma executives at Michele Galen LLC of which she is the founder and group coach for rising leaders at Modern Professional Coaching LLC, for which she is the co-founder. Previously, Ms. Galen was the Head of Communications for Novartis International AG, from January 2012 to January 2015. Prior to this appointment, Ms. Galen served as Vice President and Global Head, Communications and Advocacy for Novartis Pharmaceuticals, based in Basel, Switzerland. Ms. Galen joined Novartis Pharmaceuticals Corporation (“NPC”) in the United States in 2001. During her tenure at NPC, she also served as Vice President and Global Head, Oncology Affairs; Vice President and Global Head, Communications and External Affairs for Novartis Molecular Diagnostics; and Vice President, Corporate Communications, NPC. Prior to joining NPC, Ms. Galen was a Managing Director in the Corporate Practice at a leading global public relations firm in New York specializing in change communication, issues management and strategic philanthropy. She also is an award-winning journalist and served as Legal Affairs and Social Issues Editor at Business Week magazine. Ms. Galen was a director of Cardax, Inc. from January 2017 to October 2021 and served as a board member of the Global Health Council, and Global Oncology. Ms. Galen is a member of the New York State Bar and practiced at Stroock, Stroock + Lavan, and Skadden, Arps, Slate, Meagher & Flom. Ms. Galen received her J.D. from New York University School of Law, her M.S. in journalism from Columbia University and her bachelor’s degree in psychology from The George Washington University. The combined organization believes that Ms. Galen is qualified to serve on its board of directors due to her extensive communication, organizational change and business and patient advocacy experience in the biotechnology and media/public relations industry.

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Thomas Graney. Mr. Graney, age 58, has extensive global finance experience that spans corporate development, commercial strategy, portfolio management and supply chain management, communication and investor relations. Since May 2021, Mr. Graney has been the Chief Executive Officer of Oxurion NV (Euronext Brussels: OXUR). Prior to his promotion to CEO, Mr. Graney served as the Chief Financial Officer of Oxurion NV. From February 2019 to April 2020, Mr. Graney served as the Chief Financial Officer of Generation Bio. Prior to that, Mr. Graney was Senior Vice President and Chief Financial Officer at Vertex Pharmaceuticals Inc. from September 2017 to February 2019 and the Chief Financial Officer and Senior Vice President of Finance & Corporate Strategy at Ironwood Pharmaceuticals, from September 2014 to September 2017. Prior to Ironwood Pharmaceuticals, Mr. Graney spent more than 20 years working with Johnson & Johnson and its affiliates, serving for four years as worldwide vice president of finance and Chief Financial Officer of Ethicon. Mr. Graney currently serves as a board member of Mogrify Ltd. and AC Immune SA (Nasdaq: ACIU). Mr. Graney is a Chartered Financial Analyst charterholder; he received his B.S. in accounting from the University of Delaware, and his M.B.A. in Marketing, Finance and International Business from the Leonard N. Stern School of Business at New York University. The combined organization believes that Mr. Graney is qualified to serve on its board of directors due to his extensive financial skills and experience in the biotechnology and pharmaceutical industries.

Tuomo Pätsi. Mr. Pätsi, age 58, has over 30 years of experience working in the biotech and pharmaceutical industries. Since March 2022, Mr. Pätsi has served as an advisor to various biopharma companies and investors. Between July 2020 and February 2022, he served as the Executive Vice President of Seagen Inc. (Nasdaq: SGEN), a US-based cancer-focused biotechnology company. Between November 2012 and June 2020, he served in various capacities at Celgene Corp., which was later acquired by Bristol-Myers Squibb Company (NYSE: BMY), including serving as the President of the EMEA region and Worldwide Markets and President of European and International Operations, engaged primarily in the development, and commercialization of therapies for the treatment of cancer. Mr. Patsi participated in strategic deals and partnerships and co-led the international commercial integration of Celgene and Bristol-Myers Squibb Company. Prior to his work at Celgene, Mr. Pätsi served as Vice President of Europe for Human Genome Science, and over a period of 11 years he served in roles of increasing responsibility at Amgen Inc., in Europe and the United States. Mr. Pätsi has served as board member of Aqsens Health since April 2023 and as a non-executive director of Faron Pharmaceuticals Ltd. (AIM London: FARN, Nasdaq Helsinki First North: FARON), since March 2023. Mr. Pätsi is a registered pharmacist and holds an MSc in pharmacology from the School of Pharmacy, Helsinki University. The combined organization believes that Mr. Pätsi is qualified to serve on its board of directors due to his extensive management skills and experience in the biotechnology and pharmaceutical industries.

Michael Rice. Mr. Rice, age 58, has served on VBL’s board of directors since July 2021. Mr. Rice has deep experience in portfolio management, investment banking, and capital markets. Mr. Rice is a founding partner of LifeSci Advisors LLC, a life sciences investor relations consultancy, since 2010 and of LifeSci Capital LLC, a research-driven investment bank, since 2013. Previously, Mr. Rice was the co-head of Health Care Investment Banking at Canaccord Adams, where he was involved in debt and equity financing. Mr. Rice was also a managing director at Think Equity Partners, where he was responsible for managing Healthcare Capital Markets, which included structuring and executing numerous transactions. Prior to that, he served as a managing director at Bank of America serving large hedge funds and private equity healthcare funds while working closely with Investment Banking. Previously, he was a managing director at JP Morgan/Hambrecht & Quist. Mr. Rice graduated from the University of Maryland with a degree in Economics and currently sits on the board of 9 Meters Biopharma Inc. (Nasdaq: NMTR) and Navidea Biopharmaceuticals, Inc. (NYSE: NAVB). The combined organization believes Mr. Rice is qualified to serve on its board of directors because of his extensive financial and industry background.

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Director Independence

As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent”, as affirmatively determined by the board of directors. The VBL board of directors has determined that after the completion of the Merger, a majority of the combined organization’s directors are expected to be independent within the meaning of the applicable listing standards. Each of the six proposed directors, other than Dr. Thomas Bock, qualifies as “independent” under applicable Nasdaq rules.

External Directors

Under the Companies Law, an Israeli company whose shares have been offered to the public or whose shares are listed for trading on a stock exchange in or outside of Israel is required to appoint at least two external directors to serve on its Board of Directors. Such external directors are not required to be Israeli residents in case of a company listed on a foreign stock exchange (such as NASDAQ). External directors must meet stringent standards of independence. Our external directors following the merger are to be Mr. Dubin and Mr. Graney.

The Companies Law provides that an individual person is not qualified to be nominated and appointed or to serve as an external director if (i) the nominee is a relative of a “controlling shareholder” of the company, or (ii) if the nominee or the nominee’s relative, partner, employer, other person to whom the nominee is a subordinate, directly or indirectly, or a corporation under the control of the above has or had any prohibited affiliation or other disqualifying relationship (as defined below), at the time of the appointment or during the two years preceding the date of appointment as an external director, with: (a) the company, with any person who owns control over the company (i.e. a “controlling shareholder”) or a relative of such controlling shareholder, or with any corporation that at the time of the appointment or during the two years preceding the date of appointment is controlled by the company or its controlling shareholder; or (b) in the case of a company with no controlling shareholder or a shareholder holding at least 25% of its voting rights, a person then serving as the Chairman of the board, the Chief Executive Officer of the company, a holder of 5% or more of the issued share capital or voting power in the company, or the chief financial officer of the Company.

The term “controlling shareholder” means a shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to have “control” of the company and thus to be a controlling shareholder of the company if the shareholder holds 50% or more of the “means of control” of the company. “Means of control” is defined as (1) the right to vote at a general meeting of a company or a corresponding body of another corporation; or (2) the right to appoint directors of the corporation or its general manager. For the purpose of determining the holding percentage stated above, two or more shareholders who have a personal interest in a transaction that is brought for the company’s approval are deemed as joint holders.

The term “relative” is defined under the Companies Law as a spouse, sibling, parent, grandparent, or descendant; spouse’s sibling, parent, or descendant; and the spouse of each of the foregoing persons.

Under the Companies Law, the term “(prohibited) affiliation” and the similar types of prohibited relationships include (subject to certain exceptions regarding relationships deemed negligible under the Companies Law and the regulations promulgated thereunder):

●	an employment relationship;
●	a business or professional relationship maintained on a regular basis or by means of control (and with respect to an already serving external director – even if such relations are not maintained on a regular basis (excluding insignificant relationships), and including if one had accepted consideration not in compliance with the Companies Law and regulations promulgated thereunder; and
●	Serving as an office holder, excluding serving as a director in a private company prior to the initial public offering of its shares if such director were appointed as a director of the private company in order to serve as an external director following the initial public offering.

The term “office holder” is defined under the Companies Law as the Chief Executive Officer, general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of the above positions regardless of that person’s title, and a director, or a manager directly subordinate to the Chief Executive Officer or general manager.

In addition, no person may serve as an “external director” if that person’s position or professional or other activities create, or may create, a conflict of interest with that person’s responsibilities as a director or otherwise interfere with that person’s ability to serve as an external director or if the person is an employee of the ISA or of an Israeli stock exchange.

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A person may furthermore not continue to serve as an external director if he or she received direct or indirect compensation from the company including amounts paid pursuant to his or her service as an external director, other than as permitted by the Companies Law and the regulations promulgated thereunder.

Following the termination of an external director’s service on a Board of Directors, the company, its controlling shareholder, or any entity under its controlling shareholder’s control may not provide such former external director and his or her spouse and children with a direct or indirect benefit. This includes engagement as an office holder or director of the company or a company controlled by its controlling shareholder or employment by, or provision of services to, any such company for consideration, either directly or indirectly, including through a corporation controlled by the former external director. This restriction extends for a period of two years with regard to the former external director and his or her spouse or children, and for one year with respect to other relatives of the former external director.

If, at the time at which an external director is appointed, all members of the Board of Directors, who are not controlling shareholders or relatives of controlling shareholders of the company are of the same gender, the external director to be appointed must be of the other gender.

According to regulations promulgated under the Companies law, at least one of the external directors is required to have “financial and accounting expertise,” unless another member of the audit committee, who is an independent director under the NASDAQ Stock Market rules, has “financial and accounting expertise,” and the other external director or directors are required to have “professional expertise”.

An external director may not be appointed to an additional term unless: (1) such director has “accounting and financial expertise;” or (2) he or she has “professional proficiency,” and on the date of appointment for another term there is another external director who has “accounting and financial expertise” and the number of “accounting and financial experts” on the Board of Directors is at least equal to the minimum number determined appropriate by the Board of Directors. We have determined that both Mr. Dubin and Mr. Graney have accounting and financial expertise (and the remaining directors have professional proficiency).

A director has “professional expertise” if he or she satisfies one of the following requirements: (1) the director holds an academic degree in either economics, business administration, accounting, law or public administration, (2) the director either holds an academic degree in any other field or has completed another form of higher education in the company’s primary field of business or in an area which is relevant to his or her office as an external director in the company, or (3) the director has at least five years of experience serving in any one of the following, or at least five years of cumulative experience serving in two or more of the following capacities: (a) a senior business management position in a company with a substantial scope of business, (b) a senior position in the company’s primary field of business or (c) a senior position in public administration.

Under the Companies Law, external directors are elected by a majority vote at a shareholders’ meeting, so long as either:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have personal interest in the appointment (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or
●	the total number of shares of such shareholders voted against the election of the external director does not exceed 2% of the aggregate voting rights of our Company.

The Companies Law provides for an initial three-year term for an external director. Thereafter, an external director may be reelected by shareholders to serve in that capacity for up to two additional three-year terms, with certain exceptions as explained below, provided that:

(1)	his or her service for each such additional term is recommended by one or more shareholders holding at least one percent of the company’s voting rights and is approved at a shareholders meeting by a disinterested majority, where the total number of shares held by non-controlling, disinterested shareholders voting for such reelection exceeds two percent of the aggregate voting rights in the company and subject to additional restrictions set forth in the Companies Law with respect to affiliation of the external director nominee;
(2)	his or her service for each such additional term is recommended by the Board of Directors and is approved at a shareholders meeting by the same disinterested majority required for the initial election of an external director (as described above); or
(3)	the external director offered his or her service for each such additional term and was approved in accordance with the provisions of section (1) above.

The term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including the NASDAQ Stock Market, may be extended indefinitely in increments of additional three-year terms, in each case provided that the audit committee and the Board of Directors of the company confirm that, in light of the external director’s expertise and special contribution to the work of the Board of Directors and its committees, the reelection for such additional period(s) is beneficial to the company, and provided that the external director is reelected subject to the same shareholder vote requirements as if elected for the first time (as described above). Prior to the approval of the reelection of the external director at a general shareholders meeting, the company’s shareholders must be informed of the term previously served by him or her and of the reasons why the Board of Directors and audit committee recommended the extension of his or her term.

External directors may be removed only by the same special majority of shareholders required for their election or by a court, and in both cases only if the external directors cease to meet the statutory qualifications for their appointment or if they violate their duty of loyalty to our company. In the event of a vacancy created by an external director which causes the company to have fewer than two external directors, the Board of Directors is required under the Companies Law to call a shareholders meeting as soon as possible (and within three months) to appoint such number of new external directors in order that the company thereafter has two external directors.

External directors may be compensated only in accordance with regulations adopted under the Companies Law. Compensation of an external director is determined prior to his or her appointment and, subject to certain exceptions, may not be changed during his or her term.

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The definition of “independent director” under NASDAQ Listing Rules and the definition of “external director” under the Companies Law overlap to a significant degree such that we would generally expect any director serving as external directors under the Companies Law to satisfy the requirements to be independent under NASDAQ Listing Rules. However, it is possible for a director to qualify as an “external director” under the Companies Law without qualifying as an “independent director” under NASDAQ Listing Rules, or vice-versa. The definition of “external director” under the Companies Law includes a set of statutory criteria that must be satisfied, including criteria whose aim is to ensure that there is no factor that would impair the ability of the external director to exercise independent judgment. The definition of “independent director” under NASDAQ Listing Rules specifies similar, if slightly less stringent, requirements in addition to the requirement that the Board of Directors consider any factor which would impair the ability of the independent director to exercise independent judgment. In addition, external directors serve for a period of three years (and for no more than two additional three-year terms) pursuant to the requirements of the Companies Law. However, a special majority of shareholders must elect “external directors” while “independent directors” may be elected by an ordinary majority.

Each committee of the Board of Directors that exercises the powers of the Board of Directors must include at least one external director. The audit committee and the compensation committee must include all external directors then serving on the Board of Directors and the audit committee should be comprised of a majority of directors who are defined as independent under Israeli law; the external directors must be the majority of the members of the compensation committee. The Chairman of the audit committee and of the compensation committee must be an external director. See “Committees of the Board of Directors Following the Merger.”

Under the regulations pursuant to the Companies Law, certain exemptions and reliefs with respect to external directors and independent directors are granted to companies whose securities are traded outside of Israel. We may use these exemptions and reliefs following the Merger and the effectiveness of this form S-4 registration statement.

Committees of the Board of Directors Following the Merger

Immediately following the consummation of the Merger, the combined company will have three standing committees to assist in fulfilling its responsibilities to the combined company and its shareholders: the Audit Committee, the Compensation Committee, and the Nominating Committee. The committees of the combined organization’s board of directors will operate pursuant to and apply Notable’s written charters and corporate governance policies currently in place. Thereafter, the combined organization’s board of directors intends to review the written charters and corporation governance policies of Notable and, in the discretion of the combined organization’s board of directors, adopt or amend such charters and policies, as may be necessary.

Following the Merger, the combined organization’s board of directors will have Audit Committee which will supervise the audit and financial procedures of the combined organization and will be responsible for the selection of the combined organization’s independent registered public accounting firm. Following the Merger, we expect the members of the Audit Committee will be                    ,                    and                    . The combined organization’s board of directors has determined that each member of the Audit Committee is an “independent director” within the meaning of the applicable Nasdaq Listing Rules and applicable SEC rules under the Exchange Act.

The combined organization’s board of directors will also have a Compensation Committee, which will be responsible for, among other things, assisting the combined organization’s board of directors in overseeing the combined organization’s executive compensation strategy and reviewing and approving the compensation of our executive officers and for the administration of the combined organization’s employee benefit plans. The Compensation Committee will also be responsible for reviewing and approving the compensation of the combined organization’s directors. Except as specified in “Compensation Discussion and Analysis” below, the executive officers do not determine executive or director compensation but provide information and recommendations to the Compensation Committee upon its request. Following the Merger, we expect the members of the Compensation Committee will be                     ,                      and                    . The combined organization’s board of directors has determined that each member of the Compensation Committee is an “independent director” within the meaning of the applicable NASDAQ Listing Rules and applicable SEC rules under the Exchange Act.

Following the Merger, the combined organization’s board of directors will also have a Nominating Committee who we expect to be                     ,                       and                       which will be responsible for recommending to the independent directors the nominees for election to the combined organization’s board of directors at the annual meeting of the shareholders. When reviewing candidates for the combined organization’s board of directors, the Nominating Committee and the independent members of the combined organization’s board of directors consider the evolving needs of the combined organization’s board of directors and seek candidates that fill any current or anticipated future needs.

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VBL EXECUTIVE COMPENSATION

VBL’s named executive officers for the year ended December 31, 2022 are:

●	Dror Harats, M.D., VBL’s Chief Executive Officer; and
●	Sam Backenroth, VBL’s Chief Financial Officer.

2022 Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to each of VBL’s named executive officers for the years indicated. VBL did not provide any “nonqualified deferred compensation” in either period so VBL has eliminated that column from the table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Dror Harats, M.D.	2022	357,462	-	168,000	275,291	-	86,871	887,624
Chief Executive(5) Officer and Director	2021	349,190	-	-	457,249	219,244	79,759	1,105,442
Sam Backenroth(6)	2022	410,000	-	168,000	91,082	-		669,082
Chief Financial Officer	2021	100,792	100,000	-	681,188	41,000		922,980

(1)	For Mr. Backenroth, 2021 reflects a $100,000 sign on bonus.
(2)	Amounts represent the aggregate grant date fair value of the stock and option awards granted to VBL’s named executive officers during the corresponding fiscal year, computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”), Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 9 to Notes to VBL’s Financial Statements appearing elsewhere in this proxy statement/prospectus/information statement. This amount does not correspond to the actual value that may be recognized by the named executive officer upon exercise of the applicable award or sale of the underlying VBL Ordinary Shares.
(3)	Amounts represent the annual bonuses paid with respect to achievement of pre-defined corporate and, if applicable, individual performance, objectives for the corresponding fiscal year.
(4)	For Prof. Harats, 2022 includes $45,512 for a car provided by VBL, $36,802 for tax gross up for the car, $375 for phone services provided to VBL’s executives, as well as $4,182 for security services. In 2021, includes $36,778 for a car provided by VBL, $38,245 for tax gross up for the car, $390 for phone services provided to VBL’s executives, as well as $4,346 for security services.
(5)	Prof. Harats receives an aggregate of $30,000 per month (NIS 100,000), which is allocated between his employment agreement and consulting agreement.
(6)	Mr. Backenroth joined VBL as Chief Financial Officer in October 2021. Accordingly, the amounts reported in the Salary and Non-Equity Incentive Plan columns, above, have been prorated to reflect Mr. Backenroth’s shortened year of service.

Narrative to 2022 Summary Compensation Table

VBL’s board of directors and compensation committee review compensation annually for its executive officers. In setting executive base salaries and bonuses and granting equity incentive awards, VBL considers compensation for comparable positions in the market, the historical compensation levels of VBL’s executives, individual performance as compared to VBL’s expectations and objectives, VBL’s desire to motivate its employees to achieve short- and long-term results that are in the best interests of its shareholders, and a long-term commitment to the company. VBL targets a general competitive position, based on independent third-party benchmark analytics to inform the mix of compensation of base salary, bonus or long-term incentives.

VBL’s compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of VBL’s executive compensation programs and related policies. In fiscal year 2022, the compensation committee utilized the Radford database to provide it with market information, analysis and other advice relating to executive compensation on an ongoing basis. The compensation committee utilized this information to, among other things, help VBL determine overall compensation for its executive officers, as well as to assess each separate element of compensation. The goal was to ensure that the compensation VBL offers to its executive officers, individually as well as in the aggregate, is competitive and aligned with VBL’s business and executive talent requirements. VBL does not believe its access to this information creates any conflict of interest because Radford performs no other work for the company besides advising the compensation committee.

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VBL’s compensation committee is responsible for determining the compensation for all executive officers. Based on its discretion, taking into account the factors noted above, the compensation committee sets the compensation for each executive officer, including for the Chief Executive Officer, without the Chief Executive Officer present.

Base salaries

VBL’s named executive officers each receive a base salary to compensate them for services rendered to the company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries are reviewed annually, typically in connection with VBL’s annual performance review process, approved by VBL’s board of directors or the compensation committee, and may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience.

For fiscal year 2022, the annual base salary for each of Prof. Harats and Mr. Backenroth were NIS 1,200,000 ($357,462) and $410,000, respectively. For Prof. Harats, his monthly compensation is allocated as amongst his employment agreement (20%) and consulting agreement (80%).

VBL pays cash bonuses to reward its executives for their performance over the fiscal year, based on the achievement of certain corporate performance goals and, if applicable, individual performance goals. VBL believes such bonuses properly incentivize its named executive officers and allow VBL to remain competitive within the marketplace. The target annual bonuses for Prof. Harats and Mr. Backenroth for the fiscal year ended December 31, 2022, were 50% and 40% of annual base salary, respectively.

Equity Compensation

Although VBL does not have a formal policy with respect to the grant of equity incentive awards to its executive officers, VBL believes that equity grants provide its executives with a strong link to its long-term performance, create an ownership culture and help to align the interests of its executives and its shareholders. In addition, VBL believes that equity grants promote executive retention because they incentivize VBL’s executive officers to remain in its employment during the vesting period. Accordingly, VBL’s board of directors or VBL’s compensation committee periodically review the equity incentive compensation of its named executive officers and may grant equity incentive awards to them from time to time. During fiscal year 2022, VBL granted both options to purchase VBL Ordinary Shares and VBL RSUs to Prof. Harats and Mr. Backenroth, as described in more detail in the “Outstanding Equity Awards at 2022 Fiscal Year End” table.

Perquisites

VBL generally does not provide perquisites to its executives, other than reimbursements for certain travel and relocation expenses. However, VBL does provide its executive officers with cell phone plans, and for Prof. Harats, VBL also provides a company car (along with tax gross up on the value), as well as a security detail when in Israel.

401(k) Plan

VBL currently maintains a 401(k) retirement savings plan for its U.S. employees who satisfy certain eligibility requirements. Currently, VBL’s sole U.S. employee is Sam Backenroth and he is eligible to participate in the 401(k) plan on the same terms as other U.S. full-time employees, if any. VBL’s 401(k) plan is intended to qualify for favorable tax treatment under Section 401(a) of the Code, and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. VBL believes that providing a vehicle for tax-deferred retirement savings though VBL’s 401(k) plan adds to the overall desirability of VBL’s executive compensation package and further incentivizes VBL’s employees, including VBL’s named executive officers, in accordance with VBL’s compensation policies. VBL does not provide matching contributions.

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Executive Employment and Other Compensation Arrangements

Prof. Dror Harats, M.D.

On January 20, 2022, VBL entered into a restated executive employment agreement and consulting agreement (through Grand H Services Ltd.) with Prof. Harats pursuant to which he provides services as VBL’s Chief Executive Officer. His agreements set forth his gross monthly salary of NIS 100,000 (approx. $30,000) and fringe benefits, which is allocated 20% to his employment agreement and 80% to his consulting agreement, at his discretion. In addition, VBL provides Prof. Harats with a company car for his use and a gross-up for any taxes due in connection with Prof. Harats’ automobile and an annual bonus target equal to 50% of the annual compensation payable to be paid according to milestones to be determined by VBL’s board of directors, and in accordance with VBL’s Compensation Policy. Prof. Harats is also subject to confidentiality, noncompetition and nonsolicitation covenants under his employment agreement and is eligible for equity awards under VBL’s equity compensation plans.

In August 2022, the compensation committee awarded Prof. Harats a grant of 700,000 VBL RSUs as retention, in lieu of a cash retention, to remain employed with VBL through the strategic process. The award was scheduled to vest 75% at March 31, 2023 (which did not occur due to pending shareholder approval of the grant), with the remainder on the two year anniversary of the grant, subject to acceleration upon change of control (such as completion of the Merger).

VBL can terminate Prof. Harats’ employment agreement (as can he) for any reason by giving nine months prior written notice of termination. However, in the event that Prof. Harats’ employment is terminated other than for “cause” (as defined therein) or if Prof. Harats resigns for “good reason” (as defined therein), Prof. Harats will be entitled to receive an aggregate of 15 months of salary and benefits continuation under his agreements.

Mr. Sam Backenroth

On October 4, 2021, VBL entered into an offer letter with Mr. Backenroth for his services as VBL’s Chief Financial Officer. Pursuant to his offer letter, Mr. Backenroth’s initial annual salary was $410,000, with an annual performance target bonus equal to 40% of his base salary. Mr. Backenroth’s employment is on an “at will” basis. Additionally, pursuant to his offer letter, VBL granted Mr. Backenroth an option to purchase 305,537 VBL Ordinary Shares under the 2014 Plan and Mr. Backenroth is eligible for additional grants under VBL’s equity compensation plans from time to time as determined by VBL’s compensation committee. Mr. Backenroth also received a $100,000 one-time signing bonus paid upon commencement of his employment.

In August 2022, the compensation committee awarded Mr. Backenroth a grant of 700,000 VBL RSUs as retention to remain employed with VBL through the strategic process. The award vested 75% at March 31, 2023, with the remainder on the two year anniversary of the grant, subject to acceleration upon change of control (such as completion of the Merger).

Mr. Backenroth’s employment with VBL is at-will, meaning either VBL or Mr. Backenroth could terminate the employment relationship at any time, with or without cause. If Mr. Backenroth is terminated by VBL without cause or Mr. Backenroth resigns for good reason (defined generally as a reduction in his salary amongst similarly-situated employees, relocation, or a material diminution in title, duties or responsibilities) regardless of whether such termination or resignation was a result of a change of control, then, subject to execution and delivery of a general release of all claims, his then outstanding, unvested options, if any, will vest and be exercisable as to all of the covered shares. VBL will also be obligated to pay Mr. Backenroth (1) severance pay at a rate equal to 100% of his base salary for a period of 12 months from the date of termination, and (2) reimbursement of 12 months of health benefits (COBRA subsidization) in accordance with VBL’s standard expense reimbursement procedures.

Mr. Backenroth also entered into VBL’s standard indemnification agreement, confidentiality and invention assignment agreement, and non-competition agreement.

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Outstanding Equity Awards at Fiscal 2022 Year-End

The following table sets forth information regarding outstanding equity awards held by VBL’s named executive officers as of fiscal year 2022:

	OPTION AWARDS (1)					STOCK AWARDS
NAME	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Dror Harats	—	—		—	—	700,000	(3)	$84,000
	-	160,000	(4)	2.12	01/02/2042	—		—
	60,000	180,000	(5)	2.31	12/07/2041	—		—
	120,000	120,000	(5)	1.22	12/08/2041	—		—
	180,000	60,000	(5)	1.22	12/19/2039	—		—
	240,000	—		1.22	12/17/2038	—		—
	80,000	—		5.99	10/24/2037	—		—
	75,000	—		5.08	11/07/2036	—		—
	45,000	—		3.32	09/30/2033	—		—
	45,000	—		3.32	12/17/2032	—		—
	30,002	—		3.32	12/20/2031
	59,999	—		3.32	08/10/2031
	223,029	—		2.47	06/16/2028
	148,470	—		2.47	03/27/2028
Sam Backenroth	—	—		—	—	700,000	(3)	$84,000
	-	52,937	(4)	2.12	01/02/2042	—		—
	19,851	59,554	(5)	2.31	12/07/2041	—		—
	76,875	230,625	(5)	2.22	10/04/2041	—		—

(1)	Each of the outstanding equity awards in the table above granted prior to VBL’s initial public offering was granted pursuant to VBL’s Employee Share Ownership and Option Plan (2000) (the “2000 Plan”) or VBL’s Employee Share Ownership and Option Plan (2011) (the “2011 Plan”). Each of the outstanding equity awards in the table above granted following VBL’s initial public offering was granted pursuant to the 2014 Plan.

(2)	Amounts are equal to $0.12, the closing price of VBL Ordinary Shares on December 30, 2022, the last business day of 2022, times the number of unvested VBL RSUs.

(3)	The VBL RSUs vest as follows: 75% of the VBL RSUs shall vest on March 31, 2023, with the remaining 25% vesting on August 9, 2024 (or, if earlier, upon completion of the Merger).

(4)	The shares vest over three years commencing on the grant date such that 1/3 vest on the first anniversary of the date of grant and then quarterly thereafter for two years, such that they are vested in full on the three-year anniversary of the grant date.

(5)	The shares vest over four years commencing on the grant date such that 25% vest on the first anniversary of the date of grant and quarterly thereafter for three years such that they are vested in full on the four-year anniversary of the grant date.

2022 Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee member of VBL’s board of directors and received compensation for such service during fiscal year 2022. Other than as set forth in the table below, VBL did not pay any compensation, make any additional equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of VBL’s board of directors in fiscal year 2022. Directors who also serve as employees received no additional compensation for their service as directors. During fiscal year 2022, Dror Harats, M.D., VBL’s Chief Executive Officer, was a member of VBL’s board of directors, as well as an employee, and received no additional compensation for his services as a director. See “— 2022 Summary Compensation Table” above for more information about his compensation in fiscal year 2022. VBL’s non-employee directors did not receive any stock awards, non-equity incentive plan compensation, non-qualified deferred compensation or any other compensation. Accordingly, VBL has eliminated those columns from the table below.

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NAME	FEES EARNED OR PAID IN CASH ($)	OPTION AWARDS ($) (1)	TOTAL ($)
Ruth Alon	53,751	40,497	94,248
Shmuel (Muli) Ben Zvi	56,387	40,497	96,884
Ron Cohen(2)	25,083	40,497	65,680
Alison Finger(2)	25,083	40,497	65,680
David Hastings	60,801	40,497	101,298
Marc Kozin	115,000	90,665	205,665
Bennett Shapiro(2)	75,000	40,497	115,497
Michael Rice	56,000	40,497	96,497

(1)	Amounts represent the aggregate grant date fair value of option awards granted to VBL’s directors during its fiscal year ended December 31, 2022, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 9 to Notes to VBL’s Financial Statements appearing elsewhere in this proxy statement/prospectus/information statement. This amount does not correspond to the actual value that may be recognized by the director upon exercise of the applicable award or sale of the underlying shares of stock. Except as noted below, none of VBL’s directors held options to purchase VBL Ordinary Shares or any other stock awards as of December 31, 2022.

(2)	Resigned from VBL’s board of directors in August 2022.

NAME	AGGREGATE NUMBER OF SHARES SUBJECT TO STOCK OPTIONS HELD AS OF DECEMBER 31, 2022 (#)
Marc Kozin	432,343
Ruth Alon	221,113
Shmuel (Muli) Ben Zvi	194,113
Ron Cohen	-
Alison Finger	-
David Hastings	224,113
Bennett Shapiro	-
Michael Rice	146,113

Non-Employee Director Compensation Policy

At VBL’s annual general meeting held on October 19, 2021, VBL’s shareholders approved the terms of the Non-Employee Directors New Compensation Scheme, effective as of the date of the said annual general meeting, which provides for the following:

Board of Directors:
Members	$35,000
Annual retainer for non-executive chair	$100,000
Audit Committee:
Members (other than chair)	$7,500
Retainer for chair	$15,000
Compensation Committee:
Members (other than chair)	$6,000
Retainer for chair	$12,000
Nominating and Corporate Governance Committee:
Members (other than chair)	$4,000
Retainer for chair	$8,000

In addition, the non-employee director compensation policy provides that, upon initial election to VBL’s board of directors, each non-employee director will be granted an equity grant equal to 0.1% of VBL’s capital on a fully diluted basis as of the date of grant. The initial grant will vest upon and in the manner approved by the compensation committee and the board of directors, but not less than two years until full vesting. Furthermore, each non-employee director who continues as a non-employee director will be granted an equity grant equal to 0.067% of VBL’s share capital on a fully diluted basis as of the date of grant. The annual grant will vest upon and in the manner approved by the compensation committee and the board of directors, but not less than two years until full vesting. Such awards are subject to full accelerated vesting upon the sale of the company (such as the proposed Merger).

VBL also reimburses all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of VBL’s board of directors or any committee thereof. Employee directors do not receive additional compensation for their service as a director.

Compensation Risk Assessment

VBL believes that although a portion of the compensation provided to VBL’s executive officers and other employees is performance-based, VBL’s executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that VBL’s compensation programs are designed to encourage VBL’s executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with VBL’s pay-for-performance compensation philosophy. As a result, VBL does not believe that its compensation programs are reasonably likely to have a material adverse effect on it.

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NOTABLE EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation information for the years indicated for Notable’s chief executive officer and chief scientific officer. The persons listed in the following table are referred to herein as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Total ($)
Thomas Bock Chief Executive Officer	2022	$388,550	$220,488	—	$609,038
	2021	$339,856	$137,500	1,491,743	$1,969,099

Joseph Wagner Chief Scientific Officer	2022	$337,425	$167,475	$—	$504,900
	2021	$330,000	$—	47,555	$377,555

Scott McPherson (1) Chief Financial Officer	2022	$0	$0	—	$0

(1) Mr. McPherson was hired after December 31, 2022.

Narrative Disclosure to Summary Compensation Table

Agreements with Notable’s Named Executive Officers

Pursuant to his amended and restated employment agreement, dated April 30, 2021 (the “Bock Agreement”), Dr. Bock is entitled to an annualized base salary of $380,000 (which was most recently increased to $391,400 by Notable’s board of directors on July 28, 2022), payable in substantially equal periodic installments in accordance with Notable’s payroll practices. In addition, Dr. Bock is entitled to receive, subject to employment by Notable on the applicable date of bonus payout, an annual target discretionary bonus equal to 30% of his annual base salary, payable at the discretion of the board of directors, based upon metrics to be mutually agreed upon by Dr. Bock and the board of directors. Under the terms of the Bock Agreement, Dr. Bock is eligible to receive a cash bonus of $37,500 upon the closing of a transaction with either or both of OnKure, Inc. (“OnKure”) or CicloMed and a cash bonus in the amount of $100,000 upon the closing by Notable of a strategic M&A transaction or a single “in-licensing” transaction (other than with OnKure or CicloMed) approved by the board of directors during the term of the Bock Agreement., both of which have been earned by Dr. Bock and paid out to him. Pursuant to the Bock Agreement, Dr. Bock is also eligible to receive healthcare benefits as may be provided from time to time by Notable to its employees generally, and to receive paid time off annually in accordance with Notable’s policies in effect from time to time. Additionally, the Bock Agreement provides Dr. Bock with a monthly travel expense allowance of $1,000 and reimbursement for ordinary and reasonable out-of-pocket business expenses incurred by him in furtherance of Notable’s business.

Under the terms of the Bock Agreement, in the event that Dr. Bock’s employment is terminated other than for Cause, or Dr. Bock terminates his employment for Good Reason (each as defined in the Bock Agreement), then, in addition to the accrued obligations and the bonus (if deemed earned), Dr. Bock shall receive the following, subject to his execution of a release:

(1)	Payment of a lump sum amount equal to six months of Dr. Bock’s then-current base salary, less all customary and required taxes and employment-related deductions, paid on the first payroll date following the date on which the release becomes effective and non-revocable, but not after 70 days following the effective date of termination from employment.

(2)	Notable shall continue to provide Dr. Bock medical insurance coverage to the same extent that such insurance continues to be provided to Dr. Bock at the time of his termination with the cost of the premium for such benefits paid by Notable, until the earlier to occur of: (i) six months following Dr. Bock’s termination date, or (ii) the date Dr. Bock becomes eligible for medical benefits with another employer.

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Pursuant to his employment agreement, dated June 15, 2020 (the “Wagner Agreement”), Dr. Wagner is entitled to an annual base salary of $300,000 (which was most recently increased to $339,900 by Notable’s board of directors on July 28, 2022), payable in substantially equal periodic installments in accordance with Notable’s payroll practices. In addition, Dr. Wagner is entitled to receive, subject to employment by Notable on the applicable date of bonus payout, an annual target discretionary bonus equal to 25% of his annual base salary, payable at the discretion of the board of directors, based upon metrics to be mutually agreed upon by Dr. Wagner and Notable’s Chief Executive Officer. Pursuant to the Wagner Agreement, Dr. Wagner is also eligible to receive healthcare benefits as may be provided from time to time by Notable to its employees generally, and to receive paid time off annually in accordance with Notable’s policies in effect from time to time. Additionally, the Wagner Agreement provides that Dr. Wagner is eligible to receive reimbursement for ordinary and reasonable out-of-pocket business expenses incurred by him in furtherance of Notable’s business.

Under the terms of the Wagner Agreement, in the event that Dr. Wagner’s employment is terminated other than for Cause, or Dr. Wagner terminates his employment for Good Reason (each as defined in the Wagner Agreement), then, in addition to the accrued obligations and the bonus (if deemed earned), Dr. Wagner shall receive the following, subject to his execution of a release:

(1)	Payment of a lump sum amount equal to three months of Dr. Wagner’s then-current base salary, less all customary and required taxes and employment-related deductions, paid on the first payroll date following the date on which the release becomes effective and non-revocable, but not after 70 days following the effective date of termination from employment.

(2)	Notable shall continue to provide Dr. Wagner medical insurance coverage to the same extent that such insurance continues to be provided to Dr. Wagner at the time of his termination with the cost of the premium for such benefits paid by Notable, until the earlier to occur of: (i) three months following Dr. Wagner’s termination date, or (ii) the date Dr. Wagner becomes eligible for medical benefits with another employer.

(3)	Dr. Wagner’s equity interests (if any) shall accelerate in an amount equal to the amount that would have vested for a period of 12 months following the date of Dr. Wagner’s termination and such amounts shall be deemed fully vested as of such date. In addition, Dr. Wagner’s time to exercise any time-based equity interests shall be extended for 12 months following his date of termination.

The Wagner Agreement further provides that, in the event that his employment is terminated by Notable without Cause or by him for Good Reason, and such termination occurs within the 12-month period following a Change of Control (as defined in the Wagner Agreement), or 90 days preceding the earlier to occur of a Change of Control or the execution of a definitive agreement the consummation of which would result in a Change of Control, then in lieu of the payments and benefits described above, Dr. Wagner shall be entitled to receive, subject to his execution and non-revocation of a release in favor of Notable, (i) a lump sum cash payment equal to three months of his then current base salary, (ii) full acceleration of all time-based stock options and other time-based stock-based awards held by Dr. Wagner, and the time Dr. Wagner has to exercise any time-based equity interests shall be extended for 12 months following his date of termination, and (iii) Notable shall continue to provide Executive medical insurance coverage to the same extent that such insurance continues to be provided to Dr. Wagner at the time of Dr Wagner’s termination with the cost of the premium for such benefits paid by Notable, until the earlier to occur of: (i) three months following Dr. Wagner’s termination date, or (ii) the date Dr. Wagner becomes eligible for medical benefits with another employer.

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Scott A. McPherson is acting as Notable’s Chief Financial Officer, pursuant to the engagement letter, dated March 1, 2023 (the “McPherson Agreement”), with McPherson CPA, PLLC pursuant to which it is entitled to an initial retainer of $5,000 and a monthly fee (based on time spent at a rate of $300 per hour, plus out-of-pocket costs), which will be payable by Notable to McPherson CPA, PLLC on presentment of such billed fees in accordance with Notable’s practices. Mr. McPherson is individual responsible for supervising and conducting the engagement in connection with the McPherson Agreement.

Employee Benefit and Equity Compensation Plans

Equity Compensation

Notable’s board of directors considers equity incentives to be important in aligning the interests of the named executive officers with those of its stockholders. In determining the size of the equity incentives to be awarded to Notable’s named executive officers, it takes into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions and anticipated future contributions to Notable and the size of prior grants. Notable uses stock options to compensate its named executive officers both in the form of initial grants in connection with the commencement of employment and periodic refresher grants. Because employees are able to profit from stock options only if Notable’s stock price increases relative to the stock option’s exercise price, Notable believes stock options in particular provide meaningful incentives to employees to achieve increases in the value of Notable stock over time. While Notable intends that the majority of equity awards to its employees be made pursuant to initial grants or its periodic refresh grants, the Notable board of directors retains discretion to grant equity awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the Notable board of directors. The exercise price of each stock option grant is the fair market value of Notable’s common stock on the grant date. Notable does not have any stock ownership requirements for its named executive officers. Each of the outstanding equity incentive awards held by Dr. Bock and Dr. Wagner were issued pursuant to the Notable’s 2015 Stock Plan (the “2015 Stock Plan”).

Notable’s 2015 Stock Plan. The 2015 Stock Plan was originally adopted by the Notable board of directors and approved by the stockholders of Notable on August 18, 2015 and most recently amended in June 2022.

The 2015 Stock Plan allows Notable to provide incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock units (each, an “award” and the recipient of such award, a “participant”) to eligible employees, directors, officers and consultants of Notable. Following the completion of the Merger, certain outstanding Notable awards will be converted into options to purchase common stock of VBL as described in more detail in the section entitled “The Merger Agreement—Merger Consideration” beginning on page 133 of this proxy statement/prospectus/information statement.

Share Reserve. In connection with the most recent amendment of the 2015 Stock Plan, Notable authorized an aggregate of 5,882,280 shares of Notable Common Stock for issuance under the 2015 Stock Plan. As of June 26, 2023, 2,822,484 shares of Notable’s common stock were outstanding pursuant to options granted under the 2015 Stock Plan, and there were no other awards outstanding under the 2015 Stock Plan.

Eligibility. Awards other than incentive stock options may be granted to employees, directors and consultants of Notable. Incentive stock options may be granted only to employees of Notable or a subsidiary. Awards may also be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the administrator may determine from time to time.

Administration. The 2015 Stock Plan is administered by the Notable’s board of directors or a committee thereof. The administrator has all authority and discretion necessary or appropriate to administer the 2015 Stock Plan and to control its operation, including the authority to construe and interpret the terms of the 2015 Stock Plan and the awards granted thereunder. The administrator’s decisions are final and binding on all participants and any other persons holding awards.

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Corporate Transaction. In the event of a corporate transaction, as defined in the 2015 Stock Plan, unless otherwise provided in an applicable award agreement, outstanding awards that are not assumed will terminate (with vested option holders having the ability to exercise prior to closing). The 2015 Stock Plan administrator also has the option to accelerate all or a portion of any unvested awards in connection with a corporate transaction.

Employee Benefits Program

Notable’s named executive officers are eligible to participate in regular health insurance, vacation, and other employee benefit plans established by Notable for its employees on the same terms as are made available to employees of Notable generally. These benefit programs are designed to enable Notable to attract and retain its workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that Notable has a productive and focused workforce through reliable and competitive health and other benefits.

Notable currently maintains a 401(k) retirement savings plan that allows eligible participants to defer a portion of their compensation, within limits prescribed by the Internal Revenue Code, on a pre-tax or after-tax basis through contributions to the plan. Notable’s named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees generally. No matching contributions were provided in 2022. Notable believes that providing a vehicle for retirement savings through Notable’s 401(k) plan adds to the overall desirability of Notable’s executive compensation package and further incentivizes Notable employees, including Notable’s named executive officers, in accordance with Notable’s compensation policies.

Outstanding Equity Awards at December 31, 2022

The following table sets forth specified information concerning outstanding equity incentive plan awards for each of the named executive officers outstanding as of December 31, 2022.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Non-Exercisable (#)		Option Exercise Price	Option Expiration Date
Thomas Bock	10/15/2021	131,939	—		$1.55	10/14/2031
Chief Executive Officer	9/27/2021	588,648	824,108	(1)	$1.55	9/26/2031
	2/19/2021	105,552	—		$1.52	2/18/2031
	10/6/2020	36,562	28,438	(1)	$1.52	10/5/2030

Joseph Wager	9/27/2021	15,625	34,375	(1)	$1.55	9/26/2031
Chief Scientific Officer	7/6/2020	200,454	120,273	(1)	$1.52	7/5/2030

(1)	25% of the options vest 12 months after the vesting commencement date and 1/36th of the remaining options vest on each of the next 36 monthly anniversaries thereafter, provided that the named executive officer remains in continuous service as of the applicable vesting date. The vesting commencement dates are as follows: 4/30/2021 and 9/1/2020 for Dr. Bock, and 9/20/2021 and 6/15/2020 for Dr. Wagner.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2022 about Notable Common Stock which may be issued under the 2015 Stock Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	2,852,484	$ 1.43	2,739,359
Equity compensation plans not approved by security holders	—	—	—

Total	2,852,484	$ 1.43	2,739,359

Upon the closing of the Merger, the 2015 Stock Plan will be terminated and the combined organization will not grant any further awards under such plan. However, the outstanding awards under the 2015 Stock Plan will be assumed and continued in connection with the Business Combination. Notable’s board of directors administers Notable’s 2015 Stock Plan and has the authority, among other matters, to construe and interpret the terms of the 2015 Stock Plan and awards granted thereunder.

Cash Incentive Compensation

Notable awards cash incentive compensation to its named executive officers. Under the terms of their respective employment agreements, Dr. Bock and Dr. Wagner are eligible to receive annual target discretionary bonus equal to 30% and 25%, respectively, of their annual base salary, based upon metrics to be mutually agreed between the recipient and the board of directors or Notable’s chief executive officer. Additionally, pursuant to the terms of the Bock Agreement, Dr. Bock is eligible to receive a cash bonus of $37,500 upon the closing of a transaction with either or both of OnKure or CicloMed LLC and a cash bonus in the amount of $100,000 upon the closing by Notable of a strategic M&A transaction or a single “in-licensing” transaction (other than with OnKure or CicloMed) approved by the board of directors during the term of the Bock Agreement. Such bonuses were paid to Dr. Bock on December 31, 2021.

Director Compensation

None of Notable’s directors have received any cash compensation for services rendered to Notable; however, all non-employee directors are eligible to receive reimbursement for all out-of-pocket expenses incurred by them in connection with their service as members of the board of directors.

Family Relationships

There are no family relationships between the proposed members of the combined organization’s board of directors and any of its proposed executive officers.

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RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED ORGANIZATION

Described below are all transactions occurring since January 1, 2021 and all currently proposed transactions to which either VBL or Notable was a party and in which:

●	the amount involved exceeded, or will exceed, $120,000 (or, if less, 1% of the average of the total assets of either VBL or Notable at December 31, 2021 and 2022); and

●	any director, executive officer, holder of 5% or more of any class of the outstanding capital stock of either VBL or Notable, or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

VBL Transactions

In December 2021, VBL entered into a master service agreement with LifeSci Advisors for investor relations services, with an initial monthly retainer of $20,000. In August 2022, following the results of the OVAL study, the monthly retainer was reduced to $5,000 per month. Michael Rice, a VBL independent Director, is a principal LifeSci Advisors. This master service agreement will be terminated as of the Effective Time. Additionally, pursuant to the terms of the Merger Agreement, Michael Rice, who is currently a director of VBL, will continue as a director of the combined organization after the Closing and will be eligible for certain compensation as a non-employee director.

On July 7, 2022, VBL’s shareholders approved the compensation policy for its directors and other officers. See “VBL Executive Compensation — Non-Employee Director Compensation Policy” for additional discussion on VBL’s compensation policy for non-employee directors.

See “VBL Executive Compensation — Executive Employment and Other Compensation Arrangements” for a discussion regarding compensation of VBL’s executive officers, including summaries of related agreements between such executive officers and VBL.

On June 30, 2023, VBL entered into an exclusive term sheet with Wellbeing to sell the VB-601 Asset to Wellbeing, or one of their assignees, for total consideration of up to $5 million plus royalties. Wellbeing intends to form a new company and recruit Prof. Harats, Dr. Feige, and Mr. Backenroth as investors and partners to manage the company and develop VB-601 Asset due to their historical knowledge of the program. The Interested Parties recused themselves from discussions and negotiations between VBL and Wellbeing regarding the VB-601 Offer. The VB-601 transaction would qualify as a related party transaction requiring audit committee and board of directors approval. In addition, the VBL board of directors resolved that the closing would also be subject to the approval of the VBL shareholders at the Special Meeting. The VB-601 Asset Sale would be expected to close immediately prior to or concurrent with the Merger, however, it is not a condition to the closing of the Merger.

See “The Merger - Interests of the VBL Directors and Executive Officers in the Merger - Interests in VB-601 Asset Sale “ for a discussion regarding VBL’s executive officers interests in the VB-601 Asset Sale.

Notable Transactions

Pursuant to the terms of the Merger Agreement, Michael Rice, who is currently a director of VBL, will continue as a director of the combined organization after the Closing and will be eligible for certain compensation as a non-employee director. In February 2023, Notable entered into a master service agreement with LifeSci Advisors for investor relations services, with an approximate monthly retainer of $20,000. Pursuant the master service agreement, the combined organization can terminate LifeSci Advisors agreement (as can LifeSci Advisors) for any reason by giving six (6) months prior written notice of termination. Michael Rice, a VBL independent Director, is a principal of LifeSci Advisors and will continue as a director of the combined organization after the Closing.

Employment Agreements

Please see the section entitled “The Merger—Interests of the Notable Directors and Executive Officers in the Merger” beginning on page 125 of this proxy statement/prospectus/information statement for a description of the terms of these agreements.

Notable Pre-Closing Financings

In February 2022, Notable commenced an offering of simple agreements for future equity (“Series C SAFEs”). From February through March 2022, Notable received an aggregate of approximately $4.0 million from the sale of the Series C SAFEs. Approximately 64.9% of the financing from the sale of the Series C SAFEs was received from parties who are related to or affiliated with members of Notable’s board of directors. In June, 2021, Notable commenced an offering (the “Series C Financing”) of shares of Series C-1 Preferred Stock, par value $0.001 per share (the “Series C-1 Preferred Stock”). Purchasers of Series C-1 Preferred Stock received a warrant to purchase the same number of shares of Series C-1 Preferred Stock they purchased as part of the Series C Financing (the “Series C Warrants”). The Warrants are exercisable for a period of 10 years from the date of issuance. From June through July 2021, Notable received an aggregate of approximately $6.1 million from the sale of the Series C-1 Preferred Stock. Approximately 79.5% of the Series C Financing (not including proceeds from the sale of the Series C SAFEs) was received from parties who are related to or affiliated with members of Notable’s board of directors. As part of the Series C Financing, the Series C SAFEs converted into shares of Series C-2 Preferred Stock, par value $0.001 per share at a 10% discount to the price paid by the investors in the Series C Financing for the Series C-1 Preferred Stock.

Beginning on February 21, 2023, Notable sold an aggregate of approximately $4.4 million of Series D SAFEs to the SAFE Investors as part of the Pre-Closing Financing. Approximately 46.0% of the financing was received from parties who are related to or affiliated with members of Notable’s board of directors. The Series D SAFEs will convert into shares of Notable’s Series D-1 Preferred Stock at a 30% discount to the price to be paid by the Investors in the Series D Financing.

As part of the Notable Pre-Closing Financing, Notable will sell an aggregate of approximately $6.0 million in Series D-2 Preferred Stock. Approximately 34.3% of the Notable Pre-Closing Financing (not including amounts received from the sale of the Series D SAFEs) has been committed from parties who are related to or affiliated with members of Notable’s board of directors.

On June 28, 2023, Notable entered into the D-2 SAFEs with certain investors who committed to purchase shares of Series D-2 Preferred Stock pursuant to the Series D Purchase Agreement. The D-2 SAFEs will convert into shares of Series D-2 Preferred Stock without a discount and reduce the purchase price owed by each such investor under the Series D Purchase Agreement on a dollar-for-dollar basis. In the event the Merger does not occur, the Series D-2 SAFEs will remain outstanding. Notable received approximately $2.0 million of aggregate gross proceeds from the purchasers of the D-2 SAFEs.

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Limitation of Liability and Indemnification of Officers and Directors

Notable’s certificate of incorporation contains provisions that limit the liability of Notable’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, Notable’s directors will not be personally liable to Notable or Notable stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to Notable or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of Notable’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, Notable adopted bylaws which provide that Notable will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of Notable’s directors or officers or is or was serving at Notable’s request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. The Notable bylaws provide that Notable may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of Notable’s employees or agents or is or was serving at Notable’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Notable bylaws also provide that Notable must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Notable has entered into and in the future plans to enter into agreements to indemnify Notable’s directors and executive officers. These agreements, among other things, require Notable to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in Notable’s right, on account of any services undertaken by such person on behalf of Notable or that person’s status as a member of Notable’s Board to the maximum extent allowed under Delaware law.

Other than the foregoing, since January 1, 2021, Notable has not been a participant in any transactions in which (i) the amounts exceeded or will exceed the lesser of $120,000 or 1% of the average of Notable’s total assets at year-end for the last two completed fiscal years, and (ii) any of its current directors, executive officers or holders of more than 5% of the shares, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Notable does not have a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy. Notable intends to adopt a formal policy for the review, approval or ratification of related party transactions in connection with the closing of the Merger.

Related Party Transactions Under Israeli Law

Approval of Related Party Transactions Under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. Each person listed in the table under “Management Prior to and Following the Merger— Executive Officers, Directors and Corporate Governance of VBL Prior to the Merger” and management members of at least a vice president level are considered an office holder under the Companies Law.

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An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of loyalty requires that an office holder act in good faith and in the best interests of the company.

The duty of care includes a duty to use reasonable means to obtain:

●	information on the advisability of a given action brought for his or her approval or performed by virtue of his or her position; and
●	all other important information pertaining to these actions.

The duty of loyalty includes a duty to:

●	refrain from any conflict of interest between the performance of his or her duties to the company and his or her other duties or personal affairs;
●	refrain from any activity that is competitive with the company;
●	refrain from exploiting any business opportunity of the company to receive a personal gain for himself or herself or others; and
●	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his or her position as an office holder.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Companies Law requires that an office holder promptly disclose to the company any personal interest that he or she may be aware of and all related material information or documents concerning any existing or proposed transaction by the company. An interested office holder’s disclosure must be made promptly and in any event no later than the first meeting of the board of directors at which the transaction is considered. An office holder is not obliged to disclose a personal interest if it derives solely from the personal interest of his or her relative in a transaction that is not considered as an extraordinary transaction.

A “personal interest” is defined under the Companies Law to include a personal interest of any person in an act or transaction of a company, including the personal interest of such person’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager, but excluding a personal interest stemming from one’s ownership of shares in the company.

A personal interest furthermore includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to his or her vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter. An office holder is not, however, obliged to disclose a personal interest if it derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction.

Under the Companies Law, an extraordinary transaction is defined as any of the following:

●	a transaction other than in the ordinary course of business;
●	a transaction that is not on market terms; or
●	a transaction that may have a material impact on the company’s profitability, assets or liabilities.

If it is determined that an office holder has a personal interest in a transaction, approval by the board of directors is required for the transaction, unless the company’s articles of association provide for a different method of approval. Further, so long as an office holder has disclosed his or her personal interest in a transaction, the board of directors may approve an action by the office holder that would otherwise be deemed a breach of duty of loyalty. However, a company may not approve a transaction or action that is adverse to the company’s interest or that is not performed by the office holder in good faith. An extraordinary transaction in which an office holder has a personal interest requires approval first by the company’s audit committee and subsequently by the board of directors. The compensation of, or an undertaking to indemnify or insure, an office holder who is not a director requires approval first by the company’s compensation committee, then by the company’s board of directors, and, if such compensation arrangement or an undertaking to indemnify or insure is inconsistent with the company’s stated compensation policy or if the office holder is the chief executive officer (apart from a number of specific exceptions), then such arrangement is subject to a special majority approval. Arrangements regarding the compensation, indemnification or insurance of a director require the approval of the compensation committee, board of directors and shareholders by ordinary majority, in that order, and under certain circumstances, a special majority approval. If shareholders of a company do not approve the compensation terms of office holders, other than directors, but including the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision, subject to certain conditions.

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Generally, a person who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee may not be present at such a meeting or vote on that matter unless the chairman of the relevant committee or board of directors (as applicable) determines that he or she should be present in order to present the transaction that is subject to approval. If a majority of the members of the audit committee or the board of directors (as applicable) has a personal interest in the approval of a transaction, then all directors may participate in discussions of the audit committee or the board of directors (as applicable) on such transaction and the voting on approval thereof, but shareholder approval is also required for such transaction.

Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions

Pursuant to Israeli law, the disclosure requirements regarding personal interests that apply to directors and executive officers also apply to a controlling shareholder of a public company. In the context of a transaction involving a shareholder of the company, a controlling shareholder also includes a shareholder who holds 25% or more of the voting rights in the company if no other shareholder holds more than 50% of the voting rights in the company. For this purpose, the holdings of all shareholders who have a personal interest in the same transaction will be aggregated. The approval of the audit committee, the board of directors and a special majority, in that order, is required for (a) extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, (b) the engagement with a controlling shareholder or his or her relative, directly or indirectly, for the provision of services to the company, (c) the terms of engagement and compensation of a controlling shareholder or his or her relative who is not an office holder or (d) the employment of a controlling shareholder or his or her relative by the company, other than as an office holder.

To the extent that any such transaction with a controlling shareholder is for a period extending beyond three years, approval is required once every three years, unless, with respect to certain transactions, the audit committee determines that the duration of the transaction is reasonable given the circumstances related thereto.

Arrangements regarding the compensation, indemnification or insurance of a controlling shareholder in his or her capacity as an office holder require the approval of the compensation committee, board of directors and shareholders by a special majority and the terms thereof may not be inconsistent with the company’s stated compensation policy.

Pursuant to regulations promulgated under the Companies Law, certain transactions with a controlling shareholder or his or her relative, or with directors, that would otherwise require approval of a company’s shareholders may be exempt from shareholder approval upon certain determinations of the audit committee and board of directors. Under these regulations, a shareholder holding at least 1% of the issued share capital of the company may require, within 14 days of the publication of such determinations, that despite such determinations by the audit committee and the board of directors, such transaction will require shareholder approval under the same majority requirements that would otherwise apply to such transactions.

Director Independence of the Combined Organization

VBL Ordinary Shares are currently listed on The Nasdaq Capital Market under the symbol “VBLT”. After completion of the Merger, the combined organization will be named “Notable Labs, Ltd.” and is expected to trade on The Nasdaq Capital Market under the symbol “NTBL”. Under the Nasdaq Listing Rules, independent directors must comprise a majority of a listed company’s board of directors within 12 months from the date of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent within 12 months from the date of listing. Audit committee members must also satisfy additional independence criteria, including those set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, other than compensation for board service; or (2) be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board of directors must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In March 2022, VBL’s board of directors undertook a review of the composition of its board of directors and the board’s committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, VBL’s board of directors has determined that all current members of the board of directors, except Dror Harats, M.D., are independent directors, including for purposes of Nasdaq and the SEC rules. In making that determination, VBL’s board of directors considered the relationships that each director has with it and all other facts and circumstances the board of directors deemed relevant in determining independence, including the potential deemed beneficial ownership of VBL’s capital stock by each director and respective affiliations, including non-employee directors that are affiliated with certain of our major shareholders. VBL expects that the composition and functioning of its board of directors and each of the board’s committees will continue to comply with all applicable requirements of Nasdaq and the rules and regulations of the SEC. There are no family relationships among any of VBL’s directors or executive officers. Dror Harats, M.D., is not an independent director under these rules because he is currently employed as the chief executive officer and president of VBL. See the section entitled “Related Party Transactions of Directors and Executive Officers of the Combined Organization – VBL Transactions” in this proxy statement/prospectus/information statement.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus/information statement.

Description of the Merger and Other Transactions

Merger Agreement

On February 22, 2023, VBL entered into the Merger Agreement among VBL, Notable and Merger Sub, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Notable will be merged with and into Merger Sub (the “Merger”) at the effective time of the Merger (the “Effective Time”), with Notable continuing after the Merger as the surviving corporation and a wholly-owned subsidiary of VBL. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

At the Effective Time, all outstanding shares of Notable Common Stock, and all outstanding options and warrants to purchase Notable Common Stock, respectively, shall convert into the right to receive VBL Ordinary Shares, options or warrants as follows:

●	each share of Notable Common Stock outstanding immediately prior to the Effective Time (excluding certain shares of Notable Common Stock that may be cancelled pursuant to the Merger Agreement and shares held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights as more fully described in “The Merger — Appraisal Rights and Dissenters’ Rights”) will automatically be converted into the right to receive a number of VBL Ordinary Shares pursuant to the estimated Exchange Ratio of approximately 2.2482 (which is subject to adjustment to account for the proposed VBL Reverse Share Split). The estimated Exchange Ratio calculation contained herein is based upon VBL’s and Notable’s capitalization immediately prior to the date of this proxy statement/prospectus/information statement, and will be adjusted based on the amount of VBL’s Net Cash relative to Target Net Cash, the terms and net proceeds of the Notable Pre-Closing Financing, and changes in the capitalization of VBL or Notable prior to the Closing, not taking into account the VBL Reverse Share Split, each as further described in the Merger Agreement;

●	each option to purchase shares of Notable Common Stock outstanding and unexercised immediately prior to the Effective Time will be assumed by VBL and will become an option to purchase VBL Ordinary Shares, with the number of shares and exercise price being adjusted by the Exchange Ratio (which is subject to adjustment to account for the proposed VBL Reverse Share Split); and

●	each warrant to purchase shares of Notable capital stock outstanding and not terminated or exercised immediately prior to the Effective Time will be assumed by VBL and will become a warrant to purchase VBL Ordinary Shares, with the number of shares and exercise price being adjusted by the Exchange Ratio (which is subject to adjustment to account for the proposed VBL Reverse Share Split).

The Exchange Ratio provided herein is an estimate based upon capitalization immediately prior to the date of this proxy statement/prospectus/information statement. The final Exchange Ratio calculation is the quotient determined by dividing the Company Valuation (as defined in the Merger Agreement) by the total number of shares of Notable Common Stock outstanding immediately prior to the Closing as expressed on a fully-diluted and as-converted to common stock basis in the manner described in the Merger Agreement.

Under the Exchange Ratio formula in the Merger Agreement, immediately following the Effective Time, the former Notable securityholders are expected to own approximately 76% of VBL Ordinary Shares on a fully diluted basis and subject to adjustment and securityholders of VBL as of immediately prior to the Effective Time are expected to own approximately 24% of the VBL Ordinary Shares outstanding on a fully diluted basis and subject to adjustment. Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted upward or downward based on (a) VBL’s Net Cash at Closing relative to Target Net Cash, (b) the valuation of Notable, which may be adjusted based upon whether the pre-money valuation of Notable as set forth in the Stock Purchase Agreement is other than $100.0 million or the aggregate net cash proceeds from the Notable Pre-Closing Financing are less than $8.0 million or more than $12.0 million, and (c) changes to the fully diluted capitalization of VBL or Notable. However, there can be no assurances any of these assumptions will be accurate at closing of the Merger when the final Exchange Ratio is determined.

The Merger Agreement does not include a price-based termination right, so there will be no adjustment to the total number of VBL Ordinary Shares that Notable stockholders, optionholders and warrantholders will be entitled to receive for changes in the market price of VBL Ordinary Shares. Accordingly, the market value of the VBL Ordinary Shares issued pursuant to the Merger will depend on the market value of the shares of VBL Ordinary Shares at the time the Merger closes and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement. No fractional VBL Ordinary Shares will be issuable pursuant to the Merger to Notable stockholders. Instead, each Notable stockholder who would otherwise be entitled to receive a fraction of a VBL Ordinary Share will be rounded up to the nearest whole share.

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Notable Pre-Closing Financing

In February 2023 and in connection with the Merger, Notable issued and sold Series D SAFEs to existing Notable stockholders and their affiliates in the aggregate amount of approximately $4.4 million. The Series D SAFEs convert into shares of Notable’s Series D-1 Preferred Stock, par value $0.001, at a 30% discount to the price the Series D Investors will pay for Notable’s Series D-2 Preferred Stock, par value $0.001. Additionally, in February 2023, Notable entered into a Series D Preferred Stock Purchase Agreement with existing Notable stockholders and their affiliates, pursuant to which, among other things, the Series D Investors irrevocably committed, upon closing of the Merger, to purchase approximately $6.0 million of Notable Series D-2 Preferred Stock. The Purchased Securities will be exchanged for VBL Ordinary Shares in the Merger pursuant to the Exchange Ratio.

On June 28, 2023, Notable entered into Simple Agreements for Future Equity (the “D-2 SAFEs”) with certain investors who committed to purchase shares of Series D-2 Preferred Stock pursuant to the Series D Purchase Agreement. The D-2 SAFEs will convert into shares of Series D-2 Preferred Stock without a discount and reduce the purchase price owed by each such investor under the Series D Purchase Agreement on a dollar-for-dollar basis. In the event the Merger does not occur, the Series D-2 SAFEs will remain outstanding. Notable received approximately $2.0 million of aggregate gross proceeds from the purchasers of the D-2 SAFEs.

The sale of Series D SAFEs, Series D-2 SAFEs, and Series D-1 and D-2 Preferred Stock by Notable are referred to as Notable Pre-Closing Financing throughout these unaudited pro forma condensed combined financial statements.

Asset Sale

On June 30, 2023, VBL entered into an exclusive term sheet with Wellbeing for the sale of the VB-601 Asset to Wellbeing, or one of their assignees, for total consideration of up to $5 million plus royalties. The VB-601 Offer consists of a $250,000 upfront payment to be paid upon closing, up to a total of $4.75 million in clinical and commercial milestones, and a low to mid single digit percentage tiered royalty on net sales above $50 million. Wellbeing intends to form a new company and recruit Prof. Harats, Dr. Feige, and Mr. Backenroth as investors and partners to manage the new company and develop the VB-601 Asset due to their historical knowledge of the program. Due to the involvement of the Interested Parties in the entity that will be moving forward with and developing the VB-601 Asset, the transaction would be considered a related party transaction, and would require audit committee approval and the approval of the VBL board of directors and execution of definitive documentation. The VBL board of directors also resolved that the closing of the VB-601 Asset Sale would be subject to a separate approval of the VBL shareholders at the Special Meeting. The Interested Parties recused themselves from discussions and negotiations between VBL and Wellbeing regarding the VB-601 Offer. Although the transaction would be expected to close immediately prior to or concurrent with the Merger, and would be entered into in contemplation of the Merger, no adjustment has been included in the unaudited proforma financial statements due to the uncertainty around the closing of the VB-601 Asset sale as definitive documentation has not yet been executed and the transaction remains subject to VBL shareholder approval.

The following unaudited pro forma condensed combined financial information gives effect to the (i) Merger and (ii) the Notable Pre-Closing Financing but does not give effect to the proposed VBL Reverse Share Split because it has not been finalized or the VB-601 Asset Sale as it has not been deemed probable.

In the unaudited pro forma condensed combined financial statements, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”), the Merger is a reverse asset acquisition accounted for as a reverse recapitalization, equivalent to Notable issuing stock for the net assets of VBL, because the assets of VBL at the Effective Date are expected to be primarily cash, and cash equivalents. Notable was determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (1) Notable stockholders will own a substantial majority of the voting rights of the combined company; (2) Notable will designate a majority (six of seven of the initial members of the board of directors of the combined company); and (3) Notable’s senior management will hold all key positions in senior management of the combined company.

As a result of Notable being treated as the accounting acquirer, the historical results of operations prior to the Merger will be those of Notable. VBL’s assets and liabilities will be measured and recognized at their fair values, which approximates carrying value, with no goodwill or other intangible assets recorded.

The unaudited pro forma combined balance sheet data as of March 31, 2023 assumes that the Merger took place on March 31, 2023 and combines the VBL and Notable historical balance sheets as of March 31, 2023. The unaudited pro forma condensed combined statements of operations assumes that the Merger took place on January 1, 2022 and combines the historical results of VBL and Notable for the three months ended March 31, 2023, and for the year ended December 31, 2022.

The historical financial statements of VBL and Notable have been adjusted to give pro forma effect to reflect the accounting for the transactions in accordance with U.S. GAAP. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

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The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the prior pro forma adjustment criteria with a revised approach to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial statements. VBL and Notable have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

This information should be read together with the historical financial statements and related notes of Notable and VBL and the sections of this proxy statement/prospectus titled “Notable’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “VBL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Merger taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined entity. In the opinion of management, all necessary adjustments to the unaudited pro forma condensed combined financial statements have been made. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments are based on information currently available and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, are based on preliminary estimates and may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger based on information available at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2023

(in US Dollars in thousands, except share and per share amounts)

	VBL	Notable	Transaction Accounting Adjustments	Notes	Pro Forma Combined
	Note A	Note B	Note C
Assets
Current assets:
Cash and cash equivalents	$26,094	$2,998	$5,986	(b)	$34,959
			(119)	(f)
Restricted cash	360	-	-		360
Prepaid expenses and other current assets	517	830	-		1,347
Total current assets	26,971	3,828	5,867		36,666
Property and equipment, net	802	385	-		1,187
Finance lease right-of-use assets, net	-	398	-		398
Operating lease right-of-use assets	-	177	-		177
Investment in SAFE	-	1,500	-		1,500
Funds in respect of employee rights upon retirement	340	-	(340)	(f)	-
Other assets	-	224	-		224
Total assets	$28,113	$6,512	$5,527		$40,152

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,100	$2,489	$-		$3,589
Accrued expenses and other current liabilities	6,655	987	4,106	(e)	11,748
Finance lease liabilities, current	-	76	-		76
Operating lease liabilities, current	-	178	-		178
Total current liabilities	7,755	3,730	4,106		15,591
Liability for employee rights upon retirement	459	-	(459)	(f)	-
Finance lease liabilities, net of current amount	-	322	-		322
SAFE notes	-	6,215	(6,215)	(a)	-
Redeemable convertible preferred stock warrant liability	-	4,017	(4,017)	(g)	-
Total liabilities	8,214	14,284	(6,585)		15,913
Series A redeemable convertible preferred stock	-	6,653	(6,653)	(c)	-
Series B redeemable convertible preferred stock	-	21,440	(21,440)	(c)	-
Series C redeemable convertible preferred stock	-	7,259	(7,259)	(c)	-
Stockholder’s equity (deficit):
Common stock	-	15	(15)	(c)	-
Ordinary shares	174	-	599	(c)	773
Additional paid in capital	316,741	34,177	6,215	(a)	101,569
			5,986	(b)
	-	-	(262,248)	(c)
	-	-	787	(d)
	-	-	(4,106)	(e)
	-	-	4,017	(g)
Accumulated deficit	(297,016)	(77,316)	297,016	(c)	(78,103)
	-	-	(787)	(d)
Total stockholders’ equity (deficit)	19,899	(43,124)	47,464		24,239
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$28,113	$6,512	$5,527		$40,152

See accompanying notes to the unaudited pro forma condensed combined financial information.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2023

(in US Dollars in thousands, except share and per share amounts)

	VBL	Notable	Transaction Accounting Adjustments	Notes	Pro Forma Combined
	Note A	Note B	Note C

Revenue	$-	$-	$-		$-
Cost of revenues	(2)	-	-		(2)
Gross profit	(2)	-	-		(2)
			-
Operating expenses:
Research and development	56	1,596	-		1,652
General and administrative expenses	3,239	3,923	-		7,162
Capital gain	(610)	-	-		(610)
Total operating expenses	2,685	5,519	-		8,204
Loss from operations	(2,687)	(5,519)	-		(8,206)

Other (expense) income, net	-	(753)	(1,096)	(a)	(1,849)
Financial income	67	-	-		67
Financial expenses	(19)	-	-		(19)
Other income (expense)	48	(753)	(1,096)		(1,801)
Net loss	$(2,639)	$(6,272)	$(1,096)		$(10,007)

Loss per share - basic and diluted	$(0.03)				$(0.03)
Weighted average shares outstanding - basic and diluted	77,800,117		241,066,774	(b)	318,866,891

See accompanying notes to the unaudited pro forma condensed combined financial information.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in US Dollars in thousands, except share and per share amounts)

	VBL	Notable	Transaction Accounting Adjustments	Notes	Pro Forma Combined
	Note A	Note B	Note C

Revenue	$658	$8	$-		$666
Cost of revenues	(104)	-	-		(104)
Gross profit	554	8	-		562
			-
Operating expenses:
Research and development	21,653	7,776	-		29,429
General and administrative expenses	11,754	5,156	787	(a)	17,697
Total operating expenses	33,407	12,932	787		47,126
Loss from operations	(32,853)	(12,924)	(787)		(46,564)

Other (expense) income , net	-	(1,483)	3,060	(b)	1,577
Financial income	634	-	-		634
Financial expenses	(85)	-	-		(85)
Other (expense) income	549	(1,483)	3,060		2,126
Net loss	$(32,304)	$(14,407)	$2,273		$(44,438)

Loss per share - basic and diluted	$(0.42)				$(0.14)
Weighted average shares outstanding - basic and diluted	77,554,740		241,066,774	(c)	318,621,514

See accompanying notes to the unaudited pro forma condensed combined financial information.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transactions

The Merger

On February 22, 2023, VBL entered into the Merger Agreement among VBL, Notable and Merger Sub, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Notable will be merged with and into Merger Sub (the “Merger”) at the effective time of the Merger (the “Effective Time”), with Notable continuing after the Merger as the surviving corporation and a wholly-owned subsidiary of VBL. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

At the Effective Time, all outstanding shares of Notable Common Stock, and all outstanding options and warrants to purchase Notable Common Stock, including the shares issued in the Notable Pre-Closing Financing, shall convert into the right to receive VBL Ordinary Shares. Based on current estimates, the Exchange Ratio is expected to be approximately 2.2482 VBL Ordinary Shares for each share of Notable Common Stock, and options and warrants to purchase Notable Common Stock, and is subject to adjustment upward or downward based on the level of VBL’s Net Cash relative to Target Net Cash at the closing of the Merger, the terms and net proceeds of the Notable Pre-Closing Financing, and the capitalization of VBL and Notable.

VBL currently estimates, assuming for this purpose, a Closing date in the third quarter of 2023, and that immediately prior to Closing, (i) VBL Net Cash will be approximately equal to Target Net Cash, (ii) the terms of the Notable Pre-Closing Financing will not be modified, (iii) the net proceeds from the Notable Pre-Closing Financing will be between $8.0 million and $12.0 million (iv) the Fully Diluted shares of VBL, which does not include out-of-the-money options to purchase ordinary shares, as of the closing will be equal to 79,500,117 and (v) the outstanding shares of Notable Common Stock on a fully diluted and as-converted basis will be equal to 111,135,151. Accordingly, it is currently estimated that the exchange ratio at closing will be approximately 2.2482, assuming VBL’s cash at closing is $15,000,000 and, based solely on such exchange ratio, at Closing: (a) Notable securityholders (including the shares of Notable Preferred Stock issued in the Notable Pre-Closing Financing) are expected to own approximately 76% of the Fully Diluted closing VBL Common Stock, and (b) the VBL securityholders (excluding out-of-the-money VBL options) are expected to own approximately 24% of the fully diluted Closing VBL Ordinary Shares.

As VBL’s final Net Cash will not be determined until the Closing, and the Notable Pre-Closing Financing will not be completed until immediately prior to the Closing, VBL securityholders cannot be certain of the exact number of shares that will be issued to Notable securityholders when VBL securityholders vote on the proposals at the Special Meeting. The Exchange Ratio referenced above is an estimate only and the final Exchange Ratio will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement.

At the Effective Time, each option or warrant to purchase shares of Notable Common Stock outstanding and unexercised immediately prior to the Effective Time, including the Notable Option Plan, will be assumed by VBL and will become an option or warrant to purchase VBL Ordinary Shares, with the number of shares and exercise price being adjusted by the Exchange Ratio (which is subject to adjustment to account for the proposed VBL Reverse Share Split). No fractional options or warrants of VBL will be issuable pursuant to the Merger to Notable securityholders. Instead, each Notable securityholder who would otherwise be entitled to receive a fraction of an option or warrant of VBL will be rounded up to the nearest whole share. Any restriction on the exercise of any Notable option or warrant assumed by VBL will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Notable warrant shall otherwise remain unchanged.

As a result of the Deemed Domestication, VBL is expected to be treated as a U.S. domestic corporation for U.S. federal income tax purposes.

Notable Pre-Closing Financing

Beginning on February 21, 2023, Notable issued and sold Series D SAFEs to existing Notable stockholders and their affiliates (the “SAFE Investors”) in the aggregate amount of approximately $4.4 million. The Series D SAFEs convert into shares of Notable’s Series D-1 Preferred Stock, par value $0.001 (the “Series D-1 Preferred Stock”), at a 30% discount to the price the Series D Investors will pay for Notable’s Series D-2 Preferred Stock, par value $0.001 (the “Series D-2 Preferred Stock” and together with the Series D-1 Preferred Stock, the “Purchased Securities”).

On February 22, 2023, Notable entered into a Series D Preferred Stock Purchase Agreement (the “Purchase Agreement”) with existing Notable stockholders and their affiliates (the “Series D Investors,” and together with the SAFE Investors, the “Investors”), pursuant to which, among other things, the Series D Investors agreed to purchase approximately $6.0 million of Notable Series D-2 Preferred Stock. The Purchased Securities will be exchanged for VBL Ordinary Shares in the Merger pursuant to the Exchange Ratio.

On June 28, 2023, Notable entered into Simple Agreements for Future Equity (the “D-2 SAFEs”) with certain investors who committed to purchase shares of Series D-2 Preferred Stock pursuant to the Series D Purchase Agreement. The D-2 SAFEs will convert into shares of Series D-2 Preferred Stock without a discount and reduce the purchase price owed by each such investor under the Series D Purchase Agreement on a dollar-for-dollar basis. In the event the Merger does not occur, the Series D-2 SAFEs will remain outstanding. Notable received approximately $2.0 million of aggregate gross proceeds from the purchasers of the D-2 SAFEs.

VB-601 Asset Sale

On June 30, 2023, VBL entered into an exclusive term sheet with Wellbeing for the sale of the VB-601 Asset to Wellbeing, or one of their assignees, for total consideration of up to $5 million plus royalties. The VB-601 Offer consists of a $250,000 upfront payment to be paid upon closing, up to a total of $4.75 million in clinical and commercial milestones, and a low to mid single digit percentage tiered royalty on net sales above $50 million. Wellbeing intends to form a new company and recruit Prof. Harats, Dr. Feige, and Mr. Backenroth as investors and partners to manage the new company and develop the VB-601 Asset due to their historical knowledge of the program. Due to the involvement of the Interested Parties in the entity that will be moving forward with and developing the VB-601 Asset, the transaction would be considered a related party transaction, and would require audit committee approval and the approval of the VBL board of directors and execution of definitive documentation. The VBL board of directors also resolved that the closing of the VB-601 Asset Sale would be subject to a separate approval of the VBL shareholders at the Special Meeting. The Interested Parties recused themselves from discussions and negotiations between VBL and Wellbeing regarding the VB-601 Offer. Although the transaction would be expected to close immediately prior to or concurrent with the Merger, and would be entered into in contemplation of the Merger, no adjustment has been included in the unaudited proforma financial statements due to the uncertainty around the closing of the VB-601 Asset sale as definitive documentation has not yet been executed and the transaction remains subject to VBL shareholder approval.

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2. Basis of Presentation

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Management has elected not to present management’s adjustments and has only presented transaction accounting adjustments in the unaudited pro forma condensed combined financial statements. VBL and Notable have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined balance sheet data as of March 31, 2023 assumes that the Merger took place on March 31, 2023 and combines the VBL and Notable historical balance sheets as of March 31, 2023. The unaudited pro forma condensed combined statement of operations assumes that the Merger took place on January 1, 2022 and combines the historical results of VBL and Notable for the three months ended March 31, 2023 and for the year ended December 31, 2022. Additionally, the unaudited pro forma condensed combined balance sheet and statements of operations reflect the other transactions that will have occurred at or prior to the completion of the Merger.

The Merger in these unaudited pro forma condensed combined financial statements is a reverse asset acquisition that has been accounted for as a reverse recapitalization, equivalent to Notable issuing stock for the net assets of VBL, in accordance with ASC 805, because at the closing of the Merger, the primary pre-combination assets of VBL will be cash and cash equivalents. VBL will be treated as the acquired company for accounting purposes, whereas Notable will be treated as the accounting acquirer. The net assets of VBL will be stated at fair value, which approximates carrying value, with no goodwill or other intangible assets recorded, and the historical results of operations prior to the Merger will be those of Notable. The historical financial statements of VBL and Notable, which are provided elsewhere in this proxy statement/prospectus/information statement, have been adjusted to give effect to unaudited pro forma events. The unaudited pro forma condensed combined financial statements also give effect to other transactions described below that are not directly attributable to the Merger but are deemed relevant to the pro forma financial position and operations of the combined companies.

Pro forma adjustments related to the Notable Pre-Closing Financing for aggregate cash proceeds of approximately $6.0 million reflects the additional issuance of Notable preferred stock as part of the $10.3 million Notable Pre-Closing Financing that is expected to be completed prior to or immediately upon the closing of the Merger as a condition to the Merger Agreement. The shares of Notable preferred stock in the Notable Pre-Closing Financing (including those issued upon cancellation of the Series D SAFEs) will be converted into VBL Ordinary Shares as part of the Exchange Ratio at the Effective Time of the Merger.

To the extent there are significant changes to the business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the unaudited pro forma condensed combined financial statements.

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3. Pro Forma Adjustments

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows (in US Dollars, except share and per share amounts):

Unaudited Pro Forma Condensed Combined Balance Sheet – As of March 31, 2023

Note A	Derived from the historical condensed consolidated balance sheet of VBL as of March 31, 2023.
Note B	Derived from the historical condensed balance sheet of Notable as of March 31, 2023.
Note C	Transaction Accounting Adjustments:
(a)	To reclassify $6.2 million of Notable SAFE notes liability to additional paid-in capital as the SAFE notes will be converted into shares of Notable’s Series D-1 Preferred Stock that will result in the eventual exchange of such securities and other securities held by Notable stockholders for VBL Ordinary Shares in connection with the Merger. The SAFE note conversion will be triggered by the Merger.
(b)	To record the closing of Notable’s private financing in the aggregate amount of approximately $6.0 million of additional investment in the form of Series D-2 Preferred Stock upon closing of the Merger that will result in the eventual exchange of such securities and other securities held by Notable stockholders for VBL Ordinary Shares in connection with the Merger Exchange Ratio. The estimated Pre-Closing Financing transaction costs are included as an adjustment to the accrued expenses and other current liabilities line item, which is detailed in pro forma adjustment (e) below.
(c)	To give effect to the reverse recapitalization, whereby each share of Notable’s common stock (including the conversion of all Notable preferred stock into common stock) outstanding immediately prior to the Effective Time will be converted into the right to receive approximately 2.2482 VBL Ordinary Shares. For the purposes of the unaudited pro forma condensed combined balance sheet, a total of 240,116,774 VBL Ordinary Shares (with the number of VBL Ordinary Shares based upon the following: 34,688,766 VBL Ordinary Shares related to common stock outstanding at March 31, 2023, 188,831,813 VBL Ordinary Shares related to the Notable pre-closing financings, 5,205,957 VBL Ordinary Shares related to Series A redeemable convertible preferred stock, 7,995,099 VBL Ordinary Shares related to Series B redeemable convertible preferred stock, and 3,395,139 VBL Ordinary Shares related to Series C redeemable convertible preferred stock) are estimated to be issued to the shareholders of Notable, not taking into account the VBL Reverse Share Split. In connection with the reverse recapitalization, VBL’s historical accumulated deficit of $297 million is credited to additional paid-in capital. The estimated Merger transaction costs are included as an adjustment to the accrued expenses and other current liabilities line item, which is detailed in pro forma adjustment (e) below.
(d)	To recognize stock-based compensation expense of $0.8 million associated with VBL stock options and restricted stock units that contain change in control provisions which trigger the acceleration of vesting upon closing of the Merger. Notable’s stock options contain a double trigger acceleration provision and will not have accelerated vesting upon the Closing of the Merger.
(e)	To recognize $4.1 million of incremental Merger and Pre-Closing Financing transaction costs estimated to be incurred by the accounting acquirer, Notable, subsequent to March 31, 2023 in connection with the Merger.
(f)	To record satisfaction of VBL’s retirement asset of $0.3 million against retirement liability of $0.4 million, with a balance of $0.1 million that will be paid in cash upon termination of employees as a result of the Merger.
(g)	To reclassify $4.0 million of Notable preferred stock warrant liability to additional paid-in capital as the Notable warrants meet the fixed-for-fixed indexation criteria to be equity classified upon the consummation of the Merger.

Unaudited Pro Forma Condensed Combined Statement of Operations - For The Three Months Ended March 31, 2023

Note A	Derived from the historical condensed consolidated statement of operations of VBL for the three months ended March 31, 2023.
Note B	Derived from the historical condensed statement of operations of Notable for the three months ended March 31, 2023.
Note C	Transaction Accounting Adjustments:
(a)	Reflects the elimination of the $1.1 million gain on change in fair value of Notable preferred stock warrant liability upon reclassification of the Notable preferred stock warrant liabilities to equity as of January 1, 2022 because the warrant will be converted into a like warrant that will convert into common shares.
(b)	The pro forma basic and diluted net loss per share amounts presented are based upon the number of shares of common stock outstanding as if the Merger had occurred on January 1, 2022. This includes the issuance of 240,116,774 VBL Ordinary Shares to the shareholders of Notable in connection with the Merger and 950,000 restricted stock units that vest upon the closing of the Merger, not taking into account the VBL Reverse Share Split. Potentially dilutive securities have been excluded from the computation of net loss per share as such securities would have been anti-dilutive. There were 7,500,045 VBL Ordinary Shares underlying outstanding options and RSUs at March 31, 2023 that were excluded from the computation of net loss per share as such securities would have been anti-dilutive. The following table illustrates the adjustment to the weighted average shares outstanding used in the earnings per share calculations:

For the Three Months Ended March 31, 2023	Weighted Average Shares Outstanding
VBL Historical Shares[1]	77,800,117

VBL Ordinary Shares to be issued to Notable shareholders in connection with the Merger	240,116,774
VBL restricted stock units that vest upon change of control	950,000
Transaction Accounting Adjustment (b)	241,066,774

Pro Forma Combined Shares
318,866,891

(1) Includes the weighted average effect of fully vested pre-funded warrants and fully vested restricted stock units.

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Unaudited Pro Forma Condensed Combined Statement of Operations - For The Year Ended December 31, 2022

Note A	Derived from the historical audited consolidated statement of operations of VBL for the year ended December 31, 2022.
Note B	Derived from the historical audited statement of operations of Notable for the year ended December 31, 2022.
Note C	Transaction Accounting Adjustments:
(a)	To recognize stock-based compensation expense of $0.8 million associated with VBL stock options and restricted stock units that contain change in control provisions which trigger the acceleration of vesting upon closing of the Merger. Notable’s stock options contain a double trigger acceleration provision and will not have accelerated vesting upon the Closing of the Merger.
(b)	Reflects the elimination of the $3.1 million loss on change in fair value of Notable preferred stock warrant liability upon reclassification of the Notable preferred stock warrant liabilities to equity as of January 1, 2022 because the warrant will be converted into a like warrant that will convert into common shares.
(c)

The pro forma basic and diluted net loss per share amounts presented are based upon the number of shares of common stock outstanding as if the Merger had occurred on January 1, 2022. This includes the issuance of 240,116,774 VBL Ordinary Shares to the shareholders of Notable in connection with the Merger and 950,000 restricted stock units that vest upon the closing of the Merger, not taking into account the VBL Reverse Share Split. Potentially dilutive securities have been excluded from the computation of net loss per share as such securities would have been anti-dilutive. There were 8,518,616 VBL Ordinary Shares underlying outstanding options and warrants at December 31, 2022 that were excluded from the computation of net loss per share as such securities would have been anti-dilutive. The following table illustrates the adjustment to the weighted average shares outstanding used in the earnings per share calculations:

For the Year Ended December 31, 2022	Weighted Average Shares Outstanding
VBL Historical Shares[1]	77,554,740

VBL Ordinary Shares to be issued to Notable shareholders in connection with the Merger	240,116,774
VBL restricted stock units that vest upon change of control	950,000
Transaction Accounting Adjustment (b)	241,066,774

Pro Forma Combined Shares
318,621,514

(1) Includes the weighted average effect of fully vested pre-funded warrants and fully vested restricted stock units.

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4. Reverse Stock Split Adjustments

At the VBL special meeting, VBL will ask its shareholders to approve a modification to VBL’s share capital, effective as of the Effective Time of the Merger, to effectuate a reverse share split of VBL Ordinary Shares by a ratio of between 10:1 and up to 50:1, such that each 10 to 50 VBL Ordinary Shares, including without limitations shares underlying any options to purchase shares of VBL, shall be combined into 1 VBL Ordinary Share, to be effective at the specific ratio and on a date to be determined by the Board .

The following tables show the effects on the unaudited pro forma condensed combined balance sheet as of March 31, 2023 of a 10-for-1, 30-for-1, and 50-for-1 reverse stock split (the low, mid and high points of the reverse split ratio range):

	Reverse Split Ratio
	Pre-Split	10-for-1	30-for-1	50-for-1
Pro Forma Balance Sheet:
Stockholder’s equity:
Ordinary shares	$773	$77	$26	$15
Additional paid in capital	101,569	102,265	102,316	102,327
Accumulated deficit	(78,103)	(78,103)	(78,103)	(78,103)
Total stockholders’ equity	$24,239	$24,239	$24,239	$24,239

The reverse stock split will have no effect on the total assets and total liabilities included in the unaudited pro forma condensed combined balance sheet as of March 31, 2023.

The following tables show the effects on the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 of a 10-for-1, 30-for-1, and 50-for-1 reverse stock split (the low, mid and high points of the reverse split ratio range):

	Reverse Split Ratio
	Pre-Split	10-for-1	30-for-1	50-for-1
Pro Forma Statements of Operations:
For the Three Months Ended March 31, 2023
Net loss	$(10,007)	$(10,007)	$(10,007)	$(10,007)
Loss per share - basic and diluted	$(0.03)	$(0.31)	$(0.94)	$(1.57)
Weighted average shares outstanding - basic and diluted	318,866,891	31,886,689	10,628,896	6,377,338

For the Year Ended December 31, 2022
Net loss	$(44,438)	$(44,438)	$(44,438)	$(44,438)
Loss per share - basic and diluted	$(0.14)	$(1.39)	$(4.18)	$(6.97)
Weighted average shares outstanding - basic and diluted	318,621,514	31,862,151	10,620,717	6,372,430

The reverse stock split will have no effect on the net loss included in the unaudited pro forma condensed combined statements of operations during the three months ended March 31, 2023 and for the year ended December 31, 2022.

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DESCRIPTION OF VBL’S SHARE CAPITAL

General

VBL’s authorized share capital, pre-Merger, consists solely of 200,000,000 VBL Ordinary Shares, par value NIS 0.01 per share. All of the outstanding VBL Ordinary Shares are validly issued, fully paid and non-assessable. VBL’s Ordinary Shares are not redeemable and do not have any preemptive rights.

Registration Number and Purpose of the Company

VBL’s registration number with IROC is 51-289976-6. VBL’s purpose as set forth in its amended and restated articles of association is to engage in any lawful activity.

Voting Rights and Conversion

All VBL Ordinary Shares will have identical voting and other rights in all respects.

Transfer of Shares

Fully paid VBL Ordinary Shares are issued in registered form and may be freely transferred under VBL’s amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of VBL Ordinary Shares by non-residents of Israel is not restricted in any way by VBL’s amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

VBL Ordinary Shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power present and voting at a shareholders meeting have the power to elect all of VBL’s directors, subject to the special approval requirements for external directors.

Under VBL’s amended and restated articles of association, VBL’s board of directors must consist of not less than three, not including two external directors, but no more than nine directors (including the external directors). Pursuant to VBL’s amended and restated articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of VBL’s voting shares, participating and voting at the relevant meeting. Each director will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal by a vote of the majority voting power of VBL’s shareholders at a general meeting of VBL’s shareholders or until his or her office expires by operation of law, in accordance with the Companies Law. In addition, VBL’s amended and restated articles of association allow VBL’s board of directors to appoint directors to fill vacancies on the board of directors to serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law. Following the adoption by VBL of certain reliefs provided under the Companies Law, VBL is currently exempt from the requirement to appoint external directors and, if the Merger is not consummated, VBL will still be exempt from the appointment of external directors under the relief.

Dividend and Liquidation Rights

VBL may declare a dividend to be paid to the holders of VBL Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. VBL’s amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by VBL’s board of directors.

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Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to VBL’s then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or VBL may otherwise only distribute dividends that do not meet such criteria only with court approval. In each case, VBL is only permitted to distribute a dividend if VBL’s board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent VBL from satisfying VBL’s existing and foreseeable obligations as they become due.

In the event of VBL’s liquidation, after satisfaction of liabilities to creditors, VBL’s assets will be distributed to the holders of VBL Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on VBL Ordinary Shares, proceeds from the sale of the shares or interest or other payments to non- residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, VBL is required to hold an annual general meeting of the shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in VBL’s amended and restated articles of association as extraordinary general meetings. VBL’s board of directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that VBL’s board of directors is required to convene an extraordinary general meeting upon the written request of (i) any two of VBL’s directors or one- quarter of the members of VBL’s board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of VBL’s outstanding issued shares and 1% of VBL’s outstanding voting power or (b) 5% or more of VBL’s outstanding voting power. One or more shareholders, holding 1% or more of the outstanding voting power, may ask the board to add an item to the agenda of a prospective meeting, if the proposal merits discussion at the general meeting.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of VBL’s shareholders:

●	amendments to VBL’s articles of association;
●	appointment or termination of VBL’s auditors;
●	appointment of external directors;
●	approval of certain related party transactions;
●	increases or reductions of VBL’s authorized share capital;
●	a merger; and
●	the exercise of VBL’s board of director’s powers by a general meeting, if VBL’s board of directors is unable to exercise its powers and the exercise of any of its powers is required for VBL’s proper management.

The Companies Law and VBL’s amended and restated articles of association require that a notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Under the Companies Law and VBL’s amended and restated articles of association, shareholders are not permitted to take action via written consent in lieu of a meeting.

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Voting Rights

Quorum Requirements

Pursuant to VBL’s amended and restated articles of association, holders of VBL Ordinary Shares have one vote for each VBL Ordinary Share held on all matters submitted to a vote before the shareholders at a general meeting. Under the Nasdaq rules, the quorum required for VBL’s general meetings of shareholders consists of two holders of at least 33 1/3% of the total outstanding voting rights present in person, by proxy or written ballot. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time or date if so specified in the notice of the meeting. At the reconvened meeting, two holders of at least 33 1/3% of the total outstanding voting rights present in person, by proxy or written ballot, shall constitute a lawful quorum.

Vote Requirements

VBL’s amended and restated articles of association provide that all resolutions of VBL’s shareholders require a simple majority vote of the voting power present and voting at the applicable shareholders meeting, in person or by proxy, unless otherwise required by the Companies Law or by VBL’s amended and restated articles of association. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires, the approval of VBL’s audit committee, VBL’s board of directors and a special majority, in that order. Under VBL’s amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of VBL’s shares requires a simple majority vote of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. An exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to: minutes of VBL’s general meetings; VBL’s shareholders register and principal shareholders register, articles of association and financial statements; and any document that VBL is required by law to file publicly with IROC or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. VBL may deny this request if it believe it has not been made in good faith or if such denial is necessary to protect VBL’s interest or protect a trade secret or patent.

Modification of Class Rights

Under the Companies Law and VBL’s amended and restated articles of association, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in VBL’s amended and restated articles of association.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

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Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, provided that there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, provided that there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) outstanding shares representing at least 5% of the voting power of the company will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shareholders, and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting.

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For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders. A Special Majority approval constitutes shareholder approval by a majority vote of the shares present and voting at a meeting of shareholders called for such purpose, provided that either: (a) such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such compensation arrangement; or (b) the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation arrangement and who vote against the arrangement does not exceed 2% of the company’s aggregate voting rights.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders of the target company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with IROC and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Companies Law allows VBL to create and issue shares having rights different from those attached to the VBL Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares are currently authorized under VBL’s amended and restated articles of association. In the future, if VBL does authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent VBL’s shareholders from realizing a potential premium over the market value of their VBL Ordinary Shares. The authorization and designation of a class of preferred shares will require an amendment to VBL’s amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to VBL’s issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above in “— Voting Rights.”

Borrowing Powers

Pursuant to the Companies Law and VBL’s amended and restated articles of association, VBL’s board of directors may exercise all powers and take all actions that are not required under law or under VBL’s amended and restated articles of association to be exercised or taken by VBL’s shareholders, including the power to borrow money for company purposes.

Changes in Capital

VBL’s amended and restated articles of association enable it to increase or reduce VBL’s share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by VBL’s shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both VBL’s board of directors and an Israeli court.

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COMPARISON OF RIGHTS OF HOLDERS OF VBL ORDINARY SHARES AND NOTABLE COMMON STOCK

VBL is incorporated under the laws of the State of Israel and Notable is incorporated under the laws of the state of Delaware and, accordingly, the rights of the securityholders of each are currently governed by the Companies Law and DGCL, respectively. If the Merger is completed, Notable’s stockholders will become shareholders of VBL and their rights will be governed by the Companies Law, and assuming the Merger and related matters as stipulated in this proxy statement/prospectus/information statement are approved by VBL’s shareholders at the special meeting, by the Articles of VBL.

The table below summarizes the material differences between the current rights of Notable’s stockholders under Notable’s certificate of incorporation and bylaws, as amended, after giving effect to the conversion of all outstanding shares of Notable Preferred Stock into shares of Notable common stock and the termination of all stockholders’, investor rights or other agreements granting rights in excess of those granted to holders of common stock under the DGCL or Notable’s charter and bylaws as amended and restated in connection with the Merger, both of which will occur immediately prior to the consummation of the Merger, and the rights of VBL’s shareholders, post-Merger, under VBL’s Articles, as amended, as applicable, and in effect immediately following the Merger, and does not include the effect of the VBL Reverse Share Split or the VBL Share Capital Increase.

While VBL and Notable believe that the summary tables cover the material differences between the rights of their respective securityholders prior to the Merger and the rights of VBL’s shareholders following the Merger, these summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of VBL’s and Notable’s stockholders and are qualified in their entirety by reference to the DGCL, the Companies Law, and the various documents of VBL and Notable that are referred to in the summaries. You should carefully read the entire proxy statement/prospectus/information statement for a more complete understanding of the differences between being a securityholder of VBL and Notable before the Merger and being a shareholder of VBL after the Merger. VBL has filed copies of its current articles of association with the SEC and will send copies of the documents referred to in this proxy statement/prospectus/information statement to you upon your request. Notable will also send copies of its documents referred to in this proxy statement/prospectus/information statement to you upon your request. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Summary of Material Differences Between the Rights of Notable Stockholders and VBL/Combined Organization Shareholders

	Notable Stockholder Rights	VBL Shareholder Rights

Authorized Capital Stock	Under the Notable Certificate of Incorporation, Notable is authorized to issue up to 155,021,370 shares, consisting of up to 130,000,000 shares of common stock, par value $0.001 per share and up to 25,021,370 shares of preferred stock, par value $0.001.

The authorized share capital of VBL is NIS 2,000,000 divided into 200,000,000 ordinary shares, of a nominal value of NIS 0.01 each.

According to VBL’s Articles, it may, from time to time, via a shareholders’ resolution approved by a majority of the voting power present and voting in person or represented by proxy: (i) increase its authorized share capital by creating new shares, as shall be determined in the resolution of the general meeting; (ii) cancel any shares that have not been issued and to reduce its share capital by the amount of such shares; and (iii) consolidate its existing share capital, or any part thereof, into shares of a larger denomination than the existing shares; (iv) sub-divide its share capital, in whole or in part, into shares of a smaller denomination than the nominal value of the existing shares; and (v) reduce its share capital.

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Voting Rights	Each share of common stock outstanding shall be entitled to one vote on all matters on which shareholders generally are entitled to vote.

According to VBL’s Articles, every shareholder has one vote for each VBL Ordinary Share held of record, on every shareholder resolution (subject to any provisions under the VBL Articles or the Companies Law conferring special rights as to voting).

Any shareholder entitled to vote may vote either in person or by proxy, or if the shareholder is a company or other corporate body, by representative duly authorized by it.

Except as required by the Companies Law or the VBL Articles, a resolution of the shareholders is adopted if approved by the holders of a simple majority of the voting power present and voting at a shareholder meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting.

Number of Directors	Under the Notable Bylaws, the number of directors is fixed by the Board. The current Notable board of directors consists of five directors, with one vacancy.	Under the VBL Articles, the number of directors shall be between three and nine (including at least two statutory external directors, the number of which shall not be less than that required by the Companies Law). The current VBL board of directors consists of six directors.

Director Independence	None of the DGCL, the Notable Certificate of Incorporation or the Notable Bylaws impose any specific requirement regarding the independence of directors.	A public company listed on Nasdaq, must have a majority of independent directors. In order to qualify as an independent director, the individual must meet certain independence criteria, including not having, among other things, an employment relationship with the company or a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Election of Directors; Term	Directors are elected at each annual meeting of stockholders. Each director holds office until such director’s successor is elected and qualified or until the earlier of such director’s death, resignation or removal.

Under the VBL articles, directors (except for external directors) are elected, until the next annual general meeting of shareholders or earlier resignation or removal, at an annual or extraordinary general meeting of shareholders by a majority of the voting power present and voting in person or represented by proxy.

According to the Companies Law, the external directors are elected by a qualified majority at a general meeting of shareholders. The votes cast in favor of the election of the external directors must include at least a majority of the votes cast by non-controlling shareholders (not including abstentions), or, in the alternative, the votes cast against the election of the external directors by non-controlling shareholders may not exceed 2% of the company’s total voting power. Pursuant to the Companies Law, the external directors serve for a term of three years each, which may be extended for two additional terms of three years each under certain circumstances. The Companies Law enables longer periods of term, subject to certain circumstances and approvals.

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Removal of Directors	The Notable Bylaws provide that any director may be removed, with or without cause, by the holders of a majority of shares then entitled to vote on the election of directors.

According to VBL’s Articles, directors, other than the external directors, may be removed from office only upon: (a) resignation of the director; (b) if he is declared bankrupt; (c) if he becomes insane or unsound of mind; (d) upon his death; (e) if he is prevented by applicable law from serving as a director of the company; (f) if the board of directors terminates his office according to Section 231 of the Companies Law; (g) if a court order is given in accordance with Section 233 of the Companies Law;

(h) if he is removed from office by a resolution at a general meeting of the company adopted by a majority of the voting power in the company present and voting; or (i) if his period of office has terminated in accordance with the provisions of the VBL Articles. External directors may only be removed in accordance with the relevant provisions of the Companies Law.

Vacancies on the Board	The Notable Bylaws provide that vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, by a sole remaining director or by the stockholders. Directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of Notable’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders.	According to VBL’s articles of association, the board of directors may appoint a director instead of a director (who is not an external director) whose office has been vacated or to appoint new additions to the board of directors up to the maximum number of directors as aforesaid, for as long as the remaining members of the board of directors number does not fall below the minimum. Should their number fall below the aforesaid minimum, the directors shall not be entitled to act, except for the appointment of additional directors, or for the purpose of calling a general meeting for the appointment of additional directors, or for the purpose of calling a general meeting for the appointment of a new board of directors. The appointment of a director by the board of directors shall be valid until the next annual meeting or until the director ceases to hold office according to the provisions of VBL’s Articles or any law, whichever is earlier.

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Board Quorum and Vote Requirements

The Notable Bylaws provide that at any meeting of Notable’s board of directors, the presence of a majority of the number of directors then in office (but in no case less than 1/3 of the total number of authorized directors) constitutes a quorum for the transaction of business.

Except as otherwise required by Delaware law or the Notable Bylaws, the vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors.

The quorum required for a meeting of the board of directors is the presence of a majority of the directors then serving in office.

Except as otherwise required by the Companies Law or the VBL Articles, a resolution is adopted if approved by a simple majority of the directors present and voting at any meeting in person or by proxy at which a quorum is present.

The chairman of the board of directors shall not have a second or casting vote.

Committees of the Board of Directors	The Notable Bylaws provide that Notable’s board of directors may designate standing and special committees of the board and shall, for those committees and any others, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee.

Under the Companies Law, the board of directors of a public company must appoint an audit committee and a compensation committee. The number of members of such committees shall not be fewer than three, and all external directors must be members thereof.

The duties of the audit committee include, among others, identifying any defects in the business management of the company and deciding whether to approve acts and transactions that require the approval of the audit committee under the Companies Law, such as certain affiliated party transactions.

The duties of the compensation committee include: (a) to recommend to the board of directors the compensation policy for office holders and once every three years regarding the re-approval of the compensation policy whenever such policy is set for a period exceeding three years; (b) to recommend to the board of directors that it update the compensation policy from time to time and examine its implementation; (c) to decide whether to approve transactions with respect to the terms of office and employment of office holders requiring the approval of the compensation committee, as specified in the Companies Law; (d) to exempt a transaction from the approval of the general meeting, as specified in the Companies Law.

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Concurrent Office of Chairman and CEO	The DGCL permits any number of offices may be held by the same person and Notable’s certificate of incorporation or Bylaws do not provide otherwise.

Subject to the provisions of Section 121(c) of the Companies Law, the chief executive officer of a company shall not serve as chairman of the board of directors.

The concurrent office of chairman of the board of directors and a chief executive officer requires approval by a special majority of the shareholders, for periods of up to three years each.

Limitation of Personal Liability of Directors and Officers

The DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Notable’s Certificate of Incorporation provides for this limitation on liability.

An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care (other than liability arising out of a prohibited dividend or distribution to shareholders) but only if a provision authorizing such exculpation is included in its articles of association. VBL’s Articles include such a provision.

Indemnification and Insurance of Directors, Officers and Employees

The DGCL allows a corporation to indemnify any person who is or was a director, officer, employee, or agent of the corporation, or serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Notable Bylaws provides for this indemnification to the fullest extent authorized by the DGCL. In addition, the right to indemnification under the Notable Bylaws includes the right to be paid by Notable the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Notable Bylaws also provide that Notable may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

As permitted under the Companies Law and the Israeli Securities Law, 5728-1968, VBL’s Articles provide that VBL is entitled to indemnify its office holders for any obligation or expense imposed on him or her in consequence of any action which was performed by the office holder in his or her capacity as an office holder, in respect to any of the following: (a) a monetary liability imposed on him or her expended in favor of another person by a court judgment, including a judgment issued as a settlement or a ruling of an arbitrator that is ratified by a court; (b) reasonable litigation costs, including legal fees, expended by the office holder following an investigation or proceeding that was conducted against him or her by the competent authority to carry out an investigation or proceeding, and which concluded without the filing of an indictment against him or her and without having imposed on him or her a monetary obligation as an alternative to a criminal proceeding, or which ended without an indictment against him but with the imposition of a monetary obligation as an alternative to a criminal proceeding for an offense that does not require proof of criminal intent or in connection to a monetary sanction; (c) reasonable litigation costs, including legal fees that the officer expended or which he was charged to pay by a court, in a proceeding filed against him by the company or on its behalf or by another person, or in a criminal indictment for which he was acquitted, or an indictment for which he was convicted of a crime that does not require proof of criminal intent; (d) expenses in connection with proceedings under clause (b) above; (e) payments made to injured persons in connection with administrative proceedings that may be instituted against him or her under Israeli securities laws; and (f) any other liability or expense that is permissible to be indemnified under applicable law.

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However, VBL may undertake in advance to indemnify any officer holder for obligations and expenses as set out above, except that with respect to clause (a) above, only provided that such undertaking is limited to events which in the board of directors’ opinion are foreseeable in light of the company’s actual operations at the time of the giving of the undertaking for indemnification and for a sum or criteria that the board establishes is reasonable under the circumstances, and where the undertaking for indemnification will state the events which the board feel are foreseeable in light of the company’s actual activity at the time of the giving of the undertaking as well as the sum or the criteria which the board establishes are reasonable under the circumstances.

VBL may also purchase insurance to cover the liability of any office holder as a result of any of the following: (a) a breach of the duty of care to VBL or to another person; (b) breach of a fiduciary duty against VBL provided that the officer acted in good faith and had reasonable grounds for believing that the action would not adversely affect the best interests of VBL; (c) a pecuniary liability imposed on him in favor of any other person in respect of an act done in his capacity as an office holder; (d) Any other circumstances arising under the law with respect to which VBL may, or will be able to, insure an office holder.

The Companies Law provides that these indemnification and insurance provisions do not apply in the following cases: (a) breach of the duty of loyalty to VBL, unless the office holder acted in good faith and had a reasonable basis for presuming that the act would be in the best interests of VBL; (b) a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder; (c) an act or omission committed with intent to derive illegal personal benefit; or (d) a fine levied against the office holder.

Conflict of Interest; Interested Party Transactions

Under the DGCL, no contract or transaction between Notable and one or more of its directors or officers, or between Notable and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely because of such relationship or interest, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee of the board of directors that authorizes the contract or transaction or solely because the director’s or officer’s vote was counted for such purpose, if:

• the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum;

• the material facts as to the director’s or officer’s relationship or interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by the vote of the stockholders; or

• the contract or transaction is fair to Notable as of the time it is authorized, approved, or ratified by the board of directors, a committee of the board of directors, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee thereof which authorizes the contract or the transaction

The Companies Law requires that an office holder promptly disclose any “personal interest” that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction of the company.

In the case of a transaction with an office holder or with another person in which an office holder has a “personal interest” which is not an extraordinary transaction, subject to the office holder’s disclosure of his or her interest, board approval is sufficient for the approval of the transaction. The transaction must not be adverse to the company’s interest. If the transaction is an extraordinary transaction (a transaction not in the ordinary course, which is not on market terms, or that is likely to have a material impact on the company’s profitability, properties or obligations), it must be approved by the audit committee and the board of directors. Generally, an office holder who has a personal interest in a matter that is considered at a meeting of the board of directors or the audit committee may not be present at the meeting or vote thereon.

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Under the Companies Law, the disclosure requirements that apply to an office holder also apply to a controlling shareholder of a public company. In addition, extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and the engagement of a controlling shareholder as an office holder or employee (including compensation therefor), generally require the approval of the audit committee (or compensation committee with respect to engagement as an office holder or employee), the board of directors and the shareholders, in that order. The shareholder approval must include at least a majority of the shares of non-interested shareholders voted on the matter. However, the transaction can be approved by shareholders without this special approval if the total shares of non-interested shareholders that voted against the transaction do not represent more than 2% of the voting rights in the company. In addition, any such extraordinary transaction whose term is longer than three years may require further shareholder approval every three years, unless, where permissible under the Companies Law, the audit committee approves that a longer term is reasonable under the circumstances.

In addition, under the Companies Law, each shareholder has a duty to act in good faith toward the company and other shareholders and to refrain from abusing his or her power in the company, such as in shareholder votes. In addition, specified shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of the articles of association, has the power to appoint or prevent the appointment of an office holder or any other power with respect to the company.

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Executive Compensation

In according with the Notable Bylaws, the board of directors of the company will determine the employment terms of the directors.

Under the DGCL, the Board of Directors determines the employment terms of the CEO.

For details regarding compensation of controlling shareholders, see above under “— Conflict of Interest; Interested Party Transactions.”

Under the Companies Law, a public company is obligated to determine a compensation policy regarding the terms of office and employment of officers in VBL. The compensation policy must be approved (subject to a number of exceptions) by the compensation committee, the board of directors and the general meeting of the shareholders by a special majority.

The terms of office of officer holders shall be in accordance with the compensation policy (subject to certain exceptions).

The compensation terms of directors, the chief executive officer, and any employee or service provider who is considered a controlling shareholder must, subject to certain exceptions, be approved separately by the compensation committee, the board of directors and the by a special majority of the shareholders, in that order. The compensation terms of other executive officers require the approval of the compensation committee and the board of directors.

Annual Stockholders Meeting	The Notable Bylaws provide that annual meetings are held at such date and time as designated by the board of directors.	The annual general meeting of VBL shareholders is to be held at such date and time as determined by the board of directors, but no later than fifteen months after the last annual meeting.

Notice and Delivery Requirements for Stockholder Nominations and Proposals	The Notable Bylaws contain no special provision regarding stockholder nominations and proposals, nor any related notice or delivery requirements in connection therewith.	According to the Companies Law, one or more shareholders holding at least one percent of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting (provided that it is appropriate to discuss such item in the meeting).

Ability to Call Special Meetings of Stockholders	The Notable Bylaws provide that special meetings of the Notable stockholders may be called by the board of directors, Chairperson of the Board, Chief Executive Officer or President (in the absence of a Chief Executive Officer) or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.	Under the Companies Law and VBL’s Articles, extraordinary general meetings of the company’s shareholders may be called by the board of directors at any time and shall be called at the request of any of the following: (i) two directors or one-quarter of the directors in office; (ii) one or more shareholders with at least 5% of the issued share capital and at least 1% of the voting rights in the company, or one or more shareholders with at least 5% of the voting rights in the company.

Notice of Stockholder Meeting	Under the Notable Bylaws, a written notice of the annual meeting or any special meeting stating the place, date and hour of the meeting (and, in the case of a special meeting, the purpose or purposes for which the meeting is called) must be given to each stockholder entitled to vote at the meeting no less than 10 and no more than 60 days before the date of the meeting.

Pursuant to the Companies Regulations (Notice of General Meeting and Class Meeting in a Public Company), 5760—2000, notice of the general meetings of shareholders, stating the agenda and proposed resolutions must be delivered to shareholders of record and published at least 21 days prior to the meeting.

In the event that the agenda for the meeting includes certain proposed resolutions (for example, the appointment or dismissal of directors, the approval of a merger or transactions with a controlling shareholder), notice of the meeting must be delivered and published at least 35 days prior to the meeting.

Action may only be taken concerning any agenda item included in the notice provided to shareholders.

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Stockholder/ Shareholder Quorum Requirements	The Notable Bylaws provide that the holders of at a majority of the total votes entitled to be cast by the holders of all outstanding capital stock, present in person or by proxy, constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number is required by law. If a quorum shall fail to attend any meeting, the chair of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, may adjourn the meeting to another place, date and time, if any.	A quorum shall be constituted when there are personally present, or represented by proxy, at least two (2) Shareholders who hold, in the aggregate, at least 25% of the voting rights in the Company. If within half an hour from the time appointed for the meeting, a quorum is not present, without there being an obligation to notify the Shareholders to that effect, the meeting shall be adjourned to the same day, in the following week, at the same hour and at the same place or to a later time and date if so specified in the notice of the meeting, unless such day shall fall on a statutory holiday (either in Israel or in the United States), in which case the meeting will be adjourned to the first business day afterwards which is not a statutory holiday. If the original meeting was convened upon requisition under Section 63 of the Companies Law, one or more Shareholders, present in person or by proxy, and holding the number of shares required for making such requisition, shall constitute a quorum at the adjourned meeting, but in any other case any two (2) Shareholders present in person or by proxy, shall constitute a quorum at the adjourned meeting

Action of Stockholders by Written Consent	The Notable Bylaws provide that any action required by the DGCL to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth action to be taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.	The Companies Law does not provide for action of shareholders of a public company by written consent in lieu of a meeting.

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Amendment of Certificate of Incorporation, Bylaws, Articles of Association, Memorandum of Association	Under the DGCL, a proposed amendment to a corporation’s certificate of incorporation requires approval by its board of directors and adoption by an affirmative majority of the outstanding stock entitled to vote on the amendment.

Under the Companies Law, the articles of association, together with the memorandum of association set forth substantially all of the provisions that under Delaware law are split between the certificate of incorporation and the bylaws of a company.

Under the Companies Law and VBL’s Articles, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in VBL’s Articles.

Under the Companies Law, the articles of association, together with the memorandum of association, set forth substantially all of the provisions that under Delaware law are split between the certificate of incorporation and the bylaws of a company.

Under the Companies Law, amendment of the Memorandum of association with respect to the company’s share capital and name change require the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution (not including abstentions). However, in accordance with Companies Law, VBL’s amended memorandum of association sets forth that any future amendment of the articles of association of VBL, as shall be in effect from time to time, shall automatically amend any applicable corresponding provision of the memorandum of association and that such amendment shall enter into effect according to and by the requisite majority for amending the articles of association.

Distributions and Dividends	Under the DGCL, dividends may be declared by a board of directors, subject to any restrictions in a corporation’s certificate of incorporation, and paid out of the corporation’s surplus or, if no surplus is available, out of any net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year, or both, provided that such payment out of net profits would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation of a corporation.	According to the Companies Law, a company may make distributions (including dividends and share repurchase) only out of its “profits,” as such term is defined in the Companies Law, as of the end of the most recent fiscal year or as accrued over a period of two years, whichever is higher. The VBL board of directors is authorized to declare dividends, provided that there is no reasonable concern that payment of the dividend will prevent VBL from satisfying its existing and foreseeable obligations as they become due. Notwithstanding the foregoing, dividends may be paid with the approval of a court, provided that there is no reasonable concern that payment of the dividend will prevent VBL from satisfying its existing and foreseeable obligations as they become due. Profits, for purposes of the Companies Law, means the greater of retained earnings or earnings accumulated during the preceding two years, after deduction of previous distributions that were not already deducted from the surpluses, as evidenced by financial statements prepared no more than six months prior to the date of distribution.

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Stockholder Rights Plan	Notable currently has no shareholder rights plan in effect.	VBL does not have a shareholder rights plan.

Interested Shareholder Transactions; Anti-Takeover Effects

In general, section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested” stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested” stockholder is a person who, alone or together with his affiliates and associates, owns 15 percent or more of the corporation’s voting stock.

The Notable Certificate of Incorporation does not opt out of this provision.

Under the Companies Law, the acquisition of shares in a public company whereby the acquiring person would obtain a controlling interest (an interest of 25% or more) is not permitted if the company does not already have a shareholder that has a controlling interest, and an acquisition whereby the acquiring shareholder would thereafter hold more than 45% of the voting rights in the company is not permitted if there is no other 45% shareholder in the company, in each case, except by way of a tender offer in accordance with the provisions of special tender offer. These anti-takeover limitations do not apply to a purchase of shares by way of a private placement in certain circumstances provided under the Companies Law.

Approval of M&A Transactions

The DGCL generally requires that a merger and consolidation, or sale, lease, or exchange of all or substantially all of a corporation’s assets be approved by the board of directors and by the stockholders in a simple majority.

Under the DGCL, unless required by its certificate of incorporation, a surviving corporation need not obtain stockholder approval for a merger if:

● each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger;

● such merger agreement does not amend in any respect the certificate of incorporation of the surviving corporation; and

● either no shares of common stock of the surviving corporation are to be issued or delivered in the merger or, if common stock will be issued or delivered, the number of shares of common stock issued will not exceed 20% of the shares of common stock outstanding prior to the merger.

The Notable Certificate of Incorporation does not specifically require this provision.

Under the Companies Law, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies.

A merger will not be approved if it is objected to by shareholders holding a majority of the voting rights participating and voting at the meeting, after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger or any other person on behalf of such other party and by the relatives of and corporations controlled by these persons. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties of the merger. In addition, a merger can be completed only after all approvals have been submitted to IROC and 30 days have passed from the time that shareholder resolutions were adopted in each of the merging companies and 50 days have passed from the time that a proposal for approval of the merger was filed with IROC.

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Internal Auditor	There is no requirement under the DGCL for a corporation to appoint an Internal Auditor.	According to the Companies Law, the board of directors of a public company shall appoint an Internal Auditor who shall be appointed at the proposal of the audit committee. The Internal Auditor shall examine, inter alia, whether the company’s acts are correct in terms of compliance with the law and of orderly business practice.

Dissenters’ or Appraisal Rights

Under the DGCL, stockholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares as determined in action brought before the Delaware Court of Chancery. However, unless the certificate of incorporation otherwise provides, the DGCL states that stockholders do not have a right to dissent from any plan of merger or consolidation with respect to shares:

• listed on a national securities exchange or held of record by more than 2,000 holders; and

• for which, pursuant to the plan of merger or consolidation, stockholders will receive only (1) shares or depository receipts of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (2) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (3) cash for fractional shares or (4) any combination of (1) – (3).

In addition, the DGCL provides that, unless the certificate of incorporation provides otherwise, stockholders of a surviving corporation do not have the right to dissent from a plan of merger if the merger did not require for its approval the vote of the stockholders.

The DGCL also provides that all appraisal actions with respect to shares that were listed on a national securities exchange immediately before the merger shall be dismissed by the Delaware Court of Chancery unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (3) the merger was approved without a stockholder vote pursuant to Sections 253 or 267 of the DGCL.

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PRINCIPAL SHAREHOLDERS OF VBL

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus/information statement do not give effect to the proposed VBL Reverse Share Split described in VBL Proposal No. 2.

The following table sets forth information with respect to the beneficial ownership of VBL Ordinary Shares, as of June 26, 2023, by:

●	each person or entity known by VBL to own beneficially more than 5% of the outstanding VBL Ordinary Shares;
●	each of VBL’s executive officers and directors individually; and
●	all of VBL’s executive officers and directors as a group.

The beneficial ownership of VBL Ordinary Shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or the right to receive the economic benefit of ownership. For purposes of the table below, VBL deems VBL Ordinary Shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of June 26, 2023 to be outstanding and to be beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but VBL does not treat them as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of VBL Ordinary Shares beneficially owned is based on 70,500,117 VBL Ordinary Shares outstanding as of June 26, 2023.

Except as contemplated by the Merger, VBL does not know of any arrangements, including any pledge by any person of its securities, the operation of which may at a subsequent date result in a change of control of the company.

Information with respect to beneficial ownership by 5% shareholders has been based on information filed with the SEC pursuant to Section 13(d) or Section 13(g) of the Exchange Act, as well as VBL’s records and other information provided to the company. Except as otherwise set forth in the footnotes to the following table, the address of each beneficial owner is c/o Vascular Biogenics Ltd., 8 HaSatat St., Modi’in, Israel 7178106,

Name	Number of VBL Ordinary Shares Beneficially Owned	Percentage of Ownership
>5% Shareholders
Thai Lee (1)	7,400,000	9.5%
Aurum Ventures M.K.I. Ltd (2)	6,839,059	9.7%
David M. Slager (3)	4,203,082	5.9%

Executive Officers and Directors
Dror Harats (4)	2,615,475	3.6%
Sam Backenroth† (5)	715,777	1.0%
Ruth Alon (6)	184,460	*
Shmuel (Muli) Ben Zvi (7)	217,460	*
David Hastings (8)	187,460	*
Marc Kozin (9)	336,694	*
Michael Rice (10)	82,397	*
All directors and executive officers as a group (7 individuals total) (11)	4,339,723	5.9%

* Less than 1%

† Address is 1 Blue Hill Plaza, Suite 1509, Pearl River, NY 10965.

(1)	Consists of 7,400,000 pre-funded warrants to purchase VBL Ordinary Shares exercisable as of June 26, 2023. Such pre-funded warrants are only exercisable to the extent that Thai Lee, together with her affiliates, would beneficially own no more than 19.99% of the outstanding VBL Ordinary Shares after giving effect to such exercise. The principal business address of Ms. Lee is 70 Rainey Street, Austin, TX 78701.

277

(2)	Consists of 6,839,059 VBL Ordinary Shares held directly by Aurum Ventures M.K.I. Ltd. Voting and investment power over such shares are vested with Mr. Morris Kahn, who controls Aurum Ventures M.K.I. Ltd. As such, Mr. Kahn may be deemed to have beneficial ownership over VBL’s shares held by Aurum Ventures M.K.I. Ltd. The address of Aurum Ventures M.K.I. Ltd. is 16 Abba Hillel Silver Rd., Ramat Gan, 5250608, Israel.

(3)	Consists of (i) 1,812,913 VBL Ordinary Shares held by Regals Capital Management LP, (ii) 1,740,169 VBL Ordinary Shares held directly by David M. Slager and (iii) 650,000 pre-funded warrants held by Regals Fund LP. Mr. Slager may be deemed to have beneficial ownership over VBL’s shares and warrants held by Regals Capital Management LP and Regals Fund LP. The address of Regals Capital Management LP and Regals Fund LP is 152 West 57th Street, 9th Floor, New York, NY 10019.

(4)	Consists of (a) 1,138,975 VBL Ordinary Shares held by or for Prof. Harats; and (b) 1,476,500 shares underlying options exercisable within 60 days of June 26, 2023.

(5)	Consists of (a) 525,000 VBL Ordinary Shares held by or for Sam Backenroth; and (b) 190,777 shares underlying options exercisable within 60 days of June 26, 2023.

(6)	Consists of 184,460 shares underlying options exercisable within 60 days of June 26, 2023.

(7)	Consists of (a) 60,000 VBL Ordinary Shares held by or for Dr. Ben Zvi; and (b) 157,460 shares underlying options exercisable within 60 days of June 26, 2023.

(8)	Consists of 187,460 shares underlying options exercisable within 60 days of June 26, 2023.

(9)	Consists of (a) 39,000 VBL Ordinary Shares held by the Marc D. Kozin Irrevocable Trust; and (b) 297,694 shares underlying options exercisable within 60 days of June 26, 2023.

(10)	Consists of 82,397 shares underlying options exercisable within 60 days of June 26, 2023.

(11)	Consists of (a) 1,762,975 VBL Ordinary Shares; and (b) 2,576,748 shares issuable to VBL’s current directors and executive officers pursuant to outstanding options to purchase VBL Ordinary Shares which are exercisable within 60 days of June 26, 2023.

278

PRINCIPAL SECURITYHOLDERS OF NOTABLE

The following table sets forth information with respect to the beneficial ownership of Notable Common Stock prior to the Merger and the Notable Pre-Closing Financing on an as-converted to common stock basis to reflect the beneficial ownership of shares of Notable Common Stock based on shares outstanding at as of June 26, 2023 by:

● each person, entity or group of affiliated persons, known by Notable to beneficially own more than 5% of its common stock;

● each of Notable’s named executive officers;

● each of Notable’s directors; and

● all of Notable’s current executive officers and directors as a group.

The percentage of Notable Common Stock beneficially owned is based on 22,811,249 shares of Notable Common Stock and Notable Preferred Stock outstanding as of June 26, 2023, without giving effect to the consummation of the Notable Pre-Closing Financing. Notable has determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to Notable’s securities. Unless otherwise indicated below, the persons and entities named in the table below have sole voting and investment power with respect to all shares that they beneficially owned. Notable has deemed shares of its common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 26, 2023, to be outstanding and to be beneficially owned by the person holding the option and warrant for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o 320 Hatch Drive, Foster City, CA 94404.

Name	Number Of Shares Beneficially Owned	Percentage Owned
> 5% Shareholders:

Builders VC(1)	3,609,831	15.6%
B Capital Fund II, LP(2)	3,559,930	15.2%

Founders Fund(3)	1,916,007	8.4%
First Round Capital(4)	1,794,075	7.9%

Executive Officer and Directors:

Thomas Bock(5)	1,079,561	4.5%
Scott McPherson	0	*
Joseph Wagner(6)	277,866	1.2%
Matthew De Silva(7)	4,018,669	17.4%
James Kim(1)(8)	3,609,831	15.6%
Adam Seabrook(2)(9)	3,559,930	15.2%
All directors and officers as a group (6 persons)(8)(9)(10)	12,545,857	49.1%

*Less than 1%

(1) Consists of: (i) 99,792 shares of Notable’s Series A-1 Preferred Stock, (ii) 6,653 shares of Notable’s Series A-2 Preferred Stock, (iii) 38,406 shares of Notable’s Series B-2 Preferred Stock, (iv) 17,267 shares of Notable’s Series C-1 Preferred Stock, (v) 15,362 shares of Notable’s Series C-2 Preferred Stock, and (vi) a warrant to purchase up to 32,629 shares of Notable Series C-1 Preferred Stock owned by Builders VC Entrepreneurs Fund I, L.P.; (A) 229,116 shares of Notable’s Series A-1 Preferred Stock, (B) 15,274 shares of Notable’s Series A-2 Preferred Stock, (C) 88,177 shares of Notable’s Series B-2 Preferred Stock, (D) 39,645 shares of Notable’s Series C-1 Preferred Stock, (E) 35,270 shares of Notable’s Series C-2 Preferred Stock, and (F) a warrant to purchase up to 74,915 shares of Notable Series C-1 Preferred Stock owned by Builders VC Fund I (Canada), L.P.; and (aa) 1,385,592 shares of Notable’s Series A-1 Preferred Stock, (bb) 92,371 shares of Notable’s Series A-2 Preferred Stock, (cc) 533,254 shares of Notable’s Series B-2 Preferred Stock, (dd) 239,753 shares of Notable’s Series C-1 Preferred Stock, (ee) 213,301 shares of Notable’s Series C-2 Preferred Stock and (ff) a warrant to purchase up to 453,054 shares of Notable Series C-1 Preferred Stock owned by Builders VC Fund I, L.P.. The address of Builders VC is 601 California Street, Suite, 700, San Francisco, CA 94108.

(2) Consists of shares of: (i) 2,474,390 shares of Notable’s Series B-2 Preferred Stock, (ii) 377,812 shares of Notable’s Series C-1 Preferred Stock, (iii) 164,958 shares of Notable’s Series C-2 Preferred Stock, and (iv) a warrant to purchase up to 542,770 shares of Notable Series C-1 Preferred Stock. The address of B Capital Fund II, LP is c/o Maples Corporate Services Limited, Ugland House, South Church Street, PO Box 309, George Town, Grand Cayman, KY-1104, Cayman Islands.

(3) Consists of (i) 1,874,769 shares of Notable Common Stock owned by FF Science V, LLC and (ii) 41,239 shares of Notable Common Stock owned by FF Science VI, LLC (together with FF Science V, LLC, “Founders Fund”). The address of Founders Fund is 1 Letterman Dr Building D Ste 500, San Francisco, CA 94129.

(4) Consists of 1,794,075 shares of Notable Common Stock owned by First Round Capital V, LP, (“First Round Capital”) as nominee. The address of First Round Capital is 2400 Market Street, Suite 237, Philadelphia, PA 19103.

(5) Consists of 1,079,561 shares of Notable Common Stock underlying options exercisable within 60 days of June 26, 2023.

(6) Consists of 277,866 shares of Notable Common Stock underlying options exercisable within 60 days of June 26, 2023.

(7) Consists of (i) 3,750,000 shares of Notable Common Stock and (ii) 268,669 shares underlying options exercisable within 60 days of June 26, 2023.

(8) James Kim is a Managing Member of Builders VC GP I, LLC, the General Partner of each of Builders VC Entrepreneurs Fund I, L.P., Builders VC Fund I (Canada), L.P. and Builders VC Fund I, L.P.. James Kim disclaims beneficial ownership over these shares.

(9) Adam Seabrook is a Partner at B Capital Group, the General Partner of B Capital Fund II, LP. Adam Seabrook disclaims beneficial ownership over these shares.

(10) Consists of: (i) 1,714,500 shares of Notable Series A-1 Preferred Stock, (ii) 114,298 shares of Notable Series A-2 Preferred Stock, (iii) 3,134,227 shares of Notable Series B-2 Preferred Stock, (iv) 674,477 shares of Notable Series C-1 Preferred Stock, (v) 428,891 shares of Notable Series C-2 Preferred Stock, (v) 3,750,000 shares of Notable Common Stock, (vi) warrants to purchase up to 1,103,368 shares of Notable Series C-1 Preferred Stock, and (vii) 1,626,096 shares issuable to Notable’s current directors and executive officers pursuant to outstanding options to purchase Notable Common Stock which are exercisable within 60 days of June 26, 2023.

279

PRINCIPAL SHAREHOLDERS OF COMBINED ORGANIZATION

The following table and the related notes present certain information with respect to the beneficial ownership of the common stock of the combined company upon consummation of the Merger, assuming the Merger and the Pre-Closing Financing closed on June 26, 2023, by:

●	each director and named executive officer of the combined organization;
●	all of the combined organization’s directors and executive officers as a group; and
●	each person or group who is known to the management of Notable or VBL to become the beneficial owner of more than 5% of the common stock of the combined organization following the consummation of the Merger.

Unless otherwise indicated in the footnotes to this table, Notable and VBL believe that each of the persons named in this table have sole voting and investment power with respect to the shares indicated as being beneficially owned.

Immediately after the Merger, VBL will have approximately 311,566,892 Ordinary Shares outstanding, without giving effect to the VBL Reverse Share Split, with former VBL shareholders owning approximately 71,450,117 VBL Ordinary shares and former Notable securityholders (including the Investors in the Pre-Closing Financing) owning approximately 240,116,775 VBL Ordinary Shares, assuming an Exchange Ratio of approximately 2.2482 shares of VBL Ordinary Shares for each share of Notable Common Stock. VBL Ordinary Shares that may be acquired by an individual or group within 60 days of June 26, 2023, pursuant to the exercise of options or warrants, are deemed to be outstanding for purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for purposes of computing the percentage ownership of VBL Ordinary Shares of any other person shown in the table.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o 320 Hatch Drive, Foster City, CA 94404.

Name	Number Of Shares Beneficially Owned	Percentage Owned
>5% Shareholders:

B Capital Fund II, LP(1)	35,823,349	11.5%
Builders VC(2)	82,918,405	26.5%
First Round Capital(3)	37,077,617	11.9%

Executive Officer and Directors:

Thomas Bock(4)	2,427,103	*
Scott McPherson	0	*
Joseph Wagner(5)	624,707	*
Michael Rice(6)	146,113	*
Thomas I. H. Dubin	0	*
Thomas Graney	0	*
Peter Feinberg	0	*
Michele Galen	0	*
Tuomo Pätsi	0	*
All directors and officers as a group (9 persons)(7)	3,197,923	1.0%

*Less than 1%

(1) Consists of shares of 34,603,077 VBL Ordinary Shares and a warrant to purchase up to 1,220,272 VBL Ordinary Shares. The address of B Capital Fund II, LP is c/o Maples Corporate Services Limited, Ugland House, South Church Street, PO Box 309, George Town, Grand Cayman, KY-1104, Cayman Islands.

(2) Consists of: (i) 4,752,909 VBL Ordinary Shares and a warrant to purchase up to 73,358 VBL Ordinary Shares owned by Builders VC Entrepreneurs Fund I, L.P.; (ii) 10,912,291 VBL Ordinary Shares and a warrant to purchase up to 168,426 VBL Ordinary Shares owned by Builders VC Fund I (Canada), L.P.; and (iii) 65,992,851 and a warrant to purchase up to 1,018,570 VBL Ordinary Shares owned by Builders VC Fund I, L.P.. The address of Builders VC is 601 California Street, Suite, 700, San Francisco, CA 94108.

(3) Consists of: (i) 34,140,078 VBL Ordinary Shares owned by First Round Capital V, LP, as nominee, and (ii) 2,937,539 VBL Ordinary Shares owned by First Round Capital VIII-F, LP, as nominee. The address of First Round Capital is 2400 Market Street, Suite 237, Philadelphia, PA 19103

(4) Consists of 2,427,103 VBL Ordinary Shares underlying options exercisable within 60 days of June 26, 2023.

(5) Consists of 624,707 VBL Ordinary Shares underlying options exercisable within 60 days of June 26, 2023.

(6) Consists of 146,113 VBL Ordinary Shares underlying options exercisable within 60 days of June 26, 2023.

(7) Consists of 3,197,923 VBL Ordinary Shares underlying options exercisable within 60 days of June 26, 2023.

280

LEGAL MATTERS

The validity of the VBL Ordinary Shares offered by this proxy statement/prospectus/information statement will be passed upon for us by Horn & Co. Law Offices, VBL’s Israeli counsel, and by Goodwin Procter LLP. Certain material U.S. federal income tax consequences of the Merger will be passed upon for VBL by Goodwin Procter LLP. On the date of this proxy statement/prospectus/information statement, the partners and associates of Horn & Co. Law Offices own beneficially, directly or indirectly, in the aggregate, less than 1% of the securities of VBL.

EXPERTS

The financial statements of Vascular Biogenics Ltd. as of December 31, 2022 and December 31, 2021 and for the years then ended included in this proxy statement/prospectus/information statement have been so included in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Ltd., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Notable Labs, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 included in this proxy statement/prospectus/information statement have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

VBL files annual, quarterly and special reports, proxy statements and other information with the SEC. VBL’s SEC filings are also available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also access any document VBL files with the SEC through the Investor Relations section of its website, which is located at https://ir.vblrx.com/investor-relations. Information on VBL’s website is not incorporated by reference into this proxy statement/prospectus/information statement.

As of the date of this proxy statement/prospectus/information statement, VBL has filed a Registration Statement to register with the SEC the VBL Ordinary Shares that VBL will issue to Notable stockholders in the Merger. This proxy statement/prospectus/information statement is a part of that Registration Statement and constitutes a prospectus of VBL, as well as a proxy statement of VBL for its special meeting and an information statement for the purpose of Notable for its written consent.

VBL has supplied all information contained in this proxy statement/prospectus/information statement relating to VBL, and Notable has supplied all information contained in this proxy statement/prospectus/information statement relating to Notable.

If you would like to request documents from VBL or Notable, please send a request in writing or by telephone to either VBL or Notable at the following addresses:

Vascular Biogenics Ltd. 8 HaSatat St. Modi’in Israel 7178106 Telephone: +972-8-9935000 Attn: Secretary	Notable Labs, Inc. 320 Hatch Drive Foster City, CA 94404 Telephone: (415) 851-2410 Attn: Thomas Bock

If you are a VBL shareholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact VBL’s proxy solicitor:

Mediant

200 Regency Forest Drive, Suite 200

Cary, NC 27518

Stockholders may call toll-free: 866-551-3850

Banks and Brokers may call collect: 919-809-6675

281

TRADEMARK NOTICE

Each of VBL and Notable use various trademarks and trade names in their business, including without limitation, their respective corporate name and logo. This proxy statement/prospectus/information statement contains references to trademarks, service marks and trade names owned by VBL, Notable or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this proxy statement/prospectus/information statement, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that VBL or Notable, as applicable, will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these trademarks, service marks and trade names. Other trademarks, service marks or trade names appearing in this proxy statement/prospectus/information statement are the property of their respective owners. Neither VBL nor Notable intends the use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of or by either, of these other companies.

OTHER MATTERS

Future Shareholder Proposals

If the Merger is completed, the combined organization’s shareholders will be entitled to attend and participate in general meetings of shareholders. The combined organization will provide notice of the date on which its general meeting will be held in accordance with VBL’s Articles and the Companies Law. In accordance with the Companies Law and regulations promulgated thereunder, any shareholder of VBL, holding at least one percent of the outstanding voting rights of VBL may submit to VBL a proposed additional agenda item to VBL’s annual general meeting of shareholders up to seven days after the publication of the notice of the meeting.

Householding of Proxy Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” materials for the VBL special meeting. This means that only one copy of the special meeting materials is being delivered to multiple shareholders sharing an address unless VBL has received contrary instructions. VBL will promptly deliver a separate copy of any of these materials to you if you write to it at 8 HaSatat St., Modi’in, Israel 7178106, Attention: Secretary or call +972-8-9935000. If you want to receive separate copies of shareholder meeting materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact VBL at the above address or telephone number.

282

VBL

F-1

Report of Independent Registered Public Accounting Firm

To the board of directors and shareholders of Vascular Biogenics Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Vascular Biogenics Ltd. and its subsidiary (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of net loss and comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinions

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Subsequent Event

As discussed in Note 1 to the consolidated financial statements, the Company entered into a merger agreement with Notable Labs, Inc. (“Notable”) whereby Notable’s securityholders will own the majority of the Company’s outstanding shares upon consummation of the merger. Additionally, as discussed in Note 1, the Company entered into an agreement to sell its rights to lease the manufacturing facility and certain related assets.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. We determined there are no critical audit matters.

/s/ Kesselman & Kesselman C.P.A.s

Certified Public Accountants (Isr.)

A member of PricewaterhouseCoopers International Limited

Tel Aviv, Israel

March 14, 2023

We have served as the Company’s auditor since 2001.

Kesselman & Kesselman, Derech Menachem Begin 146 Tel Aviv-Yafo 6492103 Israel,

P.O. Box 7187 Tel-Aviv 6107120 Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il

F-2

VASCULAR BIOGENICS LTD.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share and per share amounts)

	December 31
	2022	2021
	U.S. dollars in thousands
ASSETS
Current assets:
Cash and cash equivalents	$17,665	$21,986
Restricted cash	360	-
Short-term bank deposits	3,054	31,164
Other current assets	1,070	1,697
Total current assets	22,149	54,847

Non-current assets:
Restricted bank deposits	$-	362
Long-term prepaid expenses	-	182
Funds in respect of employee rights upon retirement	368	415
Property, plant and equipment, net	6,601	6,847
Operating lease right-of-use assets	541	2,008
Total non-current assets	7,510	9,814
Total assets	$29,659	$64,661

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accruals:
Trade	$808	$4,331
Other	5,359	4,408
Deferred revenue	-	658
Current maturity of operating leases	564	529
Total current liabilities	6,731	$9,926

Non-current liabilities:
Liability for employee rights upon retirement	477	546
Operating lease liability	-	1,823
Other non-current liability	-	188
Total non-current liabilities	477	2,557

Commitments (Note 8)

Total liabilities	$7,208	$12,483

Ordinary shares subject to possible redemption, as of December 31, 2022 and December 31, 2021, zero and 615,366 shares, respectively, at redemption value (Note 9)	-	1,598

Shareholders’ equity:
Ordinary shares, NIS 0.01 par value; Authorized as of December 31, 2022 and 2021, 200,000,000 and 150,000,000 shares, respectively; issued and outstanding as of December 31, 2022 and 2021, 69,750,117 and 68,711,584 shares, respectively (excluding – zero - and 615,366 subject to possible redemption as of December 31, 2022 and December 31, 2021, respectively)	174	171

Additional paid in capital	316,654	309,355
Warrants	-	3,127
Accumulated deficit	(294,377)	(262,073)
Total equity	22,451	50,580
Total liabilities and equity	$29,659	$64,661

The accompanying notes are an integral part of the consolidated financial statements.

F-3

VASCULAR BIOGENICS LTD.

CONSOLIDATED STATEMENTS OF NET LOSS AND COMPREHENSIVE LOSS

(U.S. dollars in thousands, except share and per share amounts)

	Year ended December 31
	2022	2021
	U.S. dollars in thousands
Revenues	$658	$768
Cost of revenues	(104)	(365)
Gross profit	554	403

Research and development expenses, net	21,653	22,695
General and administrative expenses	11,754	7,704
Operating loss	32,853	29,996

Financial income	(634)	(120)
Financial expenses	85	44
Financial income, net	(549)	(76)

Net loss and comprehensive loss	$32,304	$29,920
	U.S. dollars
Loss per ordinary share
Basic and diluted	$0.42	$0.45

	Number of shares
Weighted average ordinary shares outstanding
Basic and diluted	77,554,740	66,346,506

The accompanying notes are an integral part of the consolidated financial statements.

F-4

VASCULAR BIOGENICS LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands, except share and per share amounts)

	Number
	of		Additional				Ordinary shares
	ordinary	Ordinary	paid in		Accumulated	Total	subject to possible
	shares	shares	capital	Warrants	deficit	equity	redemption
							Shares	Amount
				U.S. dollars in thousands
Balance at January 1, 2021	48,187,463	108	252,561	10,401	(232,153)	30,917	-	-
Changes during the year ended
December 31, 2021:
Net loss	-	-	-	-	(29,920)	(29,920)	-	-
Issuance of ordinary shares	28,334	*	-	-
Issuance of ordinary shares and warrants, net of issuance costs of $2.2 million	8,971,790	27	30,925	-	-	30,952	-	-
Exercised warrants	11,523,997	36	20,974	(4,347)	-	16,663
Expired warrants	-	-	2,927	(2,927)	-	-	-	-
Issuance of ordinary shares subject to possible redemption	-	-	-	-		--	615,366	$1,598
Share-based compensation	-	-	1,968	-	-	1,968	-	-
Balance at December 31, 2021	68,711,584	171	309,355	3,127	(262,073)	50,580	615,366	$1,598
Changes during the year ended
December 31, 2022:
Net loss	-	-	-	-	(32,304)	(32,304)	-	-
Expired warrants	-	-	3,127	(3,127)	-	-	-	-
Reclassification of redemption shares into ordinary shares	615,366	2	1,596			1,598	(615,366)	(1,598)
Share-based compensation to employees and service provider	34,258	*	2,555	-	-	2,555	-	-
Employee exercise of stock options	388,909	1	21			22
Balance at December 31, 2022	69,750,117	$174	$316,654	$-	$(294,377)	$22,451	$-	$-

*	Amount less than $1 thousand

The accompanying notes are an integral part of the consolidated financial statements.

F-5

VASCULAR BIOGENICS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Year ended December 31,
	2022	2021
	U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(32,304)	$(29,920)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,058	$1,256
Interest expense (income)	2	(31)
Net changes in operating leases	(321)	46
Interest expenses on leases	-	(2)
Exchange loss (gain) on cash and cash equivalents and restricted cash	47	(15)
Changes in accrued liability for employee rights upon retirement	(22)	11
Share-based compensation	2,555	1,968
Changes in operating assets and liabilities:
Decrease (increase) in other current assets and long-term prepaid expenses	809	(219)
Decrease in trade receivables	-	129
Increase (decrease) in accounts payable and accruals:
Trade	(3,523)	2,371
Other (including other non-current liability)	763	193
Decrease in deferred revenue	(658)	(771)
Net cash used in operating activities	$(31,594)	$(24,984)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(812)	(1,465)
Investment in short-term bank deposits	(3,000)	(51,109)
Maturity of short-term bank deposits	31,108	37,085
Net cash provided by (used in) investing activities	$27,296	$(15,489)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares and warrants	$22	$33,155
Issuance costs	-	(2,202)
Proceeds from issuance of ordinary shares subject to possible redemption	-	1,598
Proceeds from exercised warrants	-	16,662
Finance lease payments	-	(104)
Net cash provided by (used in) financing activities	$22	$49,109

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	$(4,276)	$8,636
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	22,348	13,697
EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(47)	15
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$18,025	$22,348
SUPPLEMENTARY INFORMATION ON INVESTING AND FINANCING ACTIVITIES NOT INVOLVING CASH FLOWS:
Non cash activity - Purchase of property and equipment in payables	$-	$6
Right of use assets obtained in exchange for new operating lease liabilities	$-	$240

RECONCILIATION OF CASH, CASH EQUIVALENTS, AND RESTRICTED CASH REPORTED IN THE STATEMENT OF FINANCIAL POSITION
Cash and cash equivalents	$17,665	$21,986
Restricted cash included in current assets	360	-
Restricted bank deposits included in non-current assets	-	362
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$18,025	$22,348

SUPPLEMENTARY DISCLOSURE ON CASH FLOWS
Interest received	$225	$141
Interest paid	$-	$(2)

The accompanying notes are an integral part of the consolidated financial statements.

F-6

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES:

a. General

Vascular Biogenics Ltd. (“VBL” or the “Company”) is a biotechnology company developing targeted medicines for immune-inflammatory diseases. VBL’s lead immunology product candidate, VB-601, is a clinic ready targeted antibody for immune-inflammatory applications expected to enter a Phase 1 first-in-human trial, subject to the Company’s ongoing strategic process.

On July 19, 2022, VBL announced top-line results from its Phase 3 OVAL clinical trial. The trial did not meet the primary endpoints of achieving a statistically significant improvement in progression-free survival (“PFS”) or overall survival (“OS”) and VBL discontinued the trial. VBL has conducted a strategic review of the ofra-vec program and ceased further development of ofra-vec in all indications. As these results are considered a triggering event, VBL performed an impairment test on all of its assets in the third quarter of 2022. The Company concluded that the value of its manufacturing facility is in excess of its carrying value and therefore is not subject to impairment. Upon evaluation of the remaining assets and liabilities, (i) VBL wrote off all long term prepaids assets, (ii) recorded severance provisions (including additional termination benefits) for the remaining full time employees, (iii) modified the term of the lease right-of- use assets and liabilities due to reassessment of exercise of the renewal option and reduced the remaining period from 4.5 years to 18 months, and (iv) recognized the remaining deferred revenue from the exclusive license agreement with Nanocarrier for the development, commercialization, and supply of ofra-vec in Japan for all indications (the “NanoCarrier License”), which has since been terminated.

In August 2022, VBL announced an organizational streamlining designed to reduce operating expenses and preserve capital. As a result, to date, the Company reduced its workforce by approximately 84% of its full-time employees, and its board of directors was also reduced from nine to six members. In August 2022, VBL also announced that it was exploring strategic alternatives to enhance shareholder value and engaged Chardan Capital Markets, LLC (“Chardan”) as its exclusive financial advisor to assist in this process. Potential strategic options explored or evaluated as part of the process included, but were not limited to merger, reverse merger, other business combination, sale of assets, licensing, or other strategic transactions. As a result of this process, on February 15, 2023, VBL entered into an Asset Purchase Agreement (the “Purchase Agreement”) providing for the sale of its rights to lease the Modi’in facility along with certain tangible assets and equipment located therein for $7.1 million in cash, which sale closed on March 9, 2023. In addition, and on February 22, 2023, VBL entered into an Agreement and Plan of Merger with Notable Labs, Inc. (“Notable”) and a wholly-owned merger subsidiary (the “Merger Agreement”), see more fully described below.

On February 22, 2023, VBL entered into Merger Agreement with Notable and Vibrant Merger Sub, Inc., a Delaware corporation and VBL’s direct, wholly-owned subsidiary (“Merger Sub”), pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Notable will be merged with and into Merger Sub (such transaction, the “Merger”) at the effective time of the Merger (the “Effective Time”), with Notable continuing after the Merger as the surviving corporation and a wholly-owned subsidiary of VBL. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

At the Effective Time, each outstanding share of Notable capital stock will be converted into the right to receive VBL ordinary shares, as set forth in the Merger Agreement. Under the exchange ratio formula in the Merger Agreement, immediately following the Effective Time, the former Notable securityholders are expected to own approximately 76% of the VBL ordinary shares on a fully diluted basis and subject to adjustment and securityholders of VBL as of immediately prior to the Effective Time are expected to own approximately 24% of the VBL ordinary shares on a fully diluted basis and subject to adjustment. Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted upward or downward based on the level of VBL’s Net Cash at the closing of the Merger, and the terms and net proceeds of Notable’s pre-merger financing. There can be no assurances as to VBL’s level of Net Cash between the signing of the Merger Agreement and the closing of the Merger.

The Merger Agreement contains a customary “no-shop” provision under which neither VBL nor Notable is permitted to (i) solicit any alternative acquisition proposals, (ii) furnish any non-public information to any person in connection with or in response to any alternative acquisition proposal, (iii) engage in any negotiations or discussions with any person with respect to any alternative acquisition proposal, (iv) approve, endorse or recommend any alternative acquisition proposal, or (v) execute or enter into any agreement relating to any alternative acquisition proposal. The “no-shop” provision is subject to certain exceptions that permit the board of directors of either party to comply with its fiduciary duties, which, under certain circumstances, would enable VBL or Notable to provide information to, and enter into discussions or negotiations with, third parties in response to any alternative acquisition proposals.

The Merger Agreement contains customary representations, warranties and covenants made by Notable and VBL, including representations relating to obtaining the requisite approvals of the securityholders of Notable and VBL, agreements relating to indemnification of directors and officers, and covenants relating to Notable’s and VBL’s conducting of their respective businesses between the date of signing the Merger Agreement and the Effective Time.

F-7

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

The Merger Agreement provides each of VBL and Notable with specified termination rights, and further provides that, upon termination of the Merger Agreement under specified circumstances, the terminating party may be required to pay the other party a termination fee of $2,500,000. In addition, in connection with certain terminations of the Merger Agreement, VBL may be required to pay Notable’s out-of-pocket fees and expenses up to $500,000, or Notable may be required to pay VBL’s out-of-pocket fees and expenses up to $500,000.

The Merger Agreement provides that, immediately following the Effective Time, the board of directors of the combined company will consist of up to seven directors, with one director designated by us. Upon the closing of the transaction, the combined company will be led by Notable’s chief executive officer and executive management team. In connection with the Merger, VBL will seek to amend its articles of incorporation to: (i) effect an increase of its registered share capital and/or effect a reverse split of its ordinary shares at a ratio to be determined; (ii) change its name to “Notable Labs, Ltd.”; and (iii) make other such changes as mutually agreeable to VBL and Notable.

VBL and Notable’s obligations to consummate the Merger are subject to the satisfaction or waiver of customary closing conditions, including, among others, obtaining the requisite approval of VBL’s shareholders, obtaining the requisite approval of Notable’s stockholders, proceeds of Notable’s pre-closing financing, net of certain specified expenses, not being less than $5,000,000 and VBL’s Net Cash not being less than Target Net Cash.

In connection with the execution of the Merger Agreement, VBL and Notable entered into shareholder support agreements with their current directors and executive officers who collectively beneficially own or control an aggregate of approximately 2% of VBL’s outstanding ordinary shares. These shareholder support agreements provide that, among other things, each of the shareholders has agreed to vote or cause to be voted all of its ordinary shares beneficially owned by such shareholder in favor of the issuance of VBL’s ordinary shares in the Merger at the VBL shareholder meeting to be held in connection with the Merger.

In August 2022, VBL also received a deficiency letter from the Listing Qualifications Department of the Nasdaq Stock Market LLC, or Nasdaq, notifying that the Company’s listed securities did not maintain the minimum bid price requirement of $1.00 per ordinary share for continued listing on the Nasdaq Global Market for a period of 30 consecutive business days as required under Nasdaq Listing Rule 5450(a)(1). The Nasdaq deficiency letter does not result in the immediate delisting of VBL’s ordinary shares, and the Company’s ordinary shares will continue to trade uninterrupted under the symbol “VBLT.” Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), VBL had a compliance period of 180 calendar days, or until February 27, 2023, to regain compliance with Nasdaq’s minimum bid price requirement. If at any time during the compliance period, the Company’s ordinary shares had a closing bid price of at least $1.00 for 10 consecutive business days, Nasdaq would have provided the Company with a written confirmation of compliance and the matter would have closed. The Company did not regain compliance by February 27, 2023, requested the transfer of its listing to Nasdaq’s Capital Market and received an additional 180 day period to regain compliance. Further, under Nasdaq Listing Rules 5810(c)(1) and 5810(c)(3)(A)(iii), if VBL’s trading price falls below $0.10 for ten consecutive trading days, the Company will receive a Staff Delisting Determination providing for automatic suspension and delisting. VBL can appeal in writing to be granted an exception to remain listed for up to an additional 180 day period to regain compliance if the Hearings Panel believes the Company will be able to regain compliance with the $1.00 minimum bid price requirement within that timeframe. VBL intends to monitor the closing bid price of its ordinary shares and may, if appropriate, consider available options to regain compliance with the minimum bid price requirement. If the Company does not regain compliance with the bid price requirement by the end of the second compliance period, or if its trading price falls below $0.10 for ten consecutive trading days, VBL’s stock will be subject to delisting.

The Merger with Notable (discussed below) is considered a “change in control” under Nasdaq’s rules, and the combined company will need to satisfy all of Nasdaq’s initial listing criteria. If the merger is consummated and the combined entity fails to either qualify for listing or timely complete Nasdaq’s initial listing process prior to consummation, this could also result in a suspension of trading and possible delisting.

In August 2022, VBL received $1.1 million as part of the grant from the European Innovation Council (“EIC”) for development of ofra-vec.

Since inception, VBL has incurred significant losses, and it expects to continue to incur significant expenses and losses for at least the next several years. As of December 31, 2022, VBL had an accumulated deficit of $294.4 million and cash, cash equivalents, short-term bank deposits and restricted bank deposits of $21.1 million. Based on its current cash resources, and successful implementation of its reduction in workforce, VBL believes its current cash will be sufficient to fund estimated operating expenses and capital expenditure requirements for at least 12 months from the date of the filing of these financial statements. VBL is undertaking a review of its strategic options and any transaction resulting from such review may impact this projection. Further, its losses may fluctuate significantly from quarter to quarter and year to year, depending on the timing of its clinical trials, the receipt of payments under any future collaboration agreements it may enter into, its expenditures on other research and development activities, as well as any strategic options it may pursue. VBL may seek to raise more capital to pursue additional activities, including through a combination of private and public equity offerings, debt, government grants, strategic collaborations and licensing arrangements. Additional financing may not be available when VBL needs it or may not be available on terms that are favorable to VBL.

If VBL is unable to raise additional funds through equity or debt financings or through strategic alliances when needed, or conclude any strategic transaction for its assets to maximize shareholder value, it may be required to delay, limit, reduce or terminate its product development efforts or cease operations altogether. Failure to obtain additional financing will have a material, adverse impact on the Company’s business operations and there can be no assurance that VBL will be able to obtain the needed financing to achieve its goals on acceptable terms or at all.

b. Basis of preparation of the financial statements

The Company’s financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

F-8

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued):

c. Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from those estimates.

d. Functional and presentation currency:

1) Functional and presentation currency

The U.S. dollar (“dollar”) is the currency of the primary economic environment in which the operations of the Company are conducted. Accordingly, the functional and presentation currency of the Company and its U.S. subsidiary is the dollar.

2) Transactions and balances

Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions and other items in the statements of operations (indicated below), the following exchange rates are used: (i) for transactions - exchange rates at transaction dates or average rates; and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization, etc.) - historical exchange rates.

All foreign exchange gains and losses are presented in the statements of operations within financial income or expenses.

e. Cash, cash equivalents and restricted cash deposits

The Company considers all short-term, highly liquid investments, to be a cash or cash equivalents, which includes short-term bank deposits with original maturities of three months or less from the date of purchase that are not restricted as to withdrawal or use and are readily convertible to known amounts of cash, in addition to restricted cash required to be set aside for operating lease contractual agreements and recorded in current assets on the balance sheet.

f. Property, plant and equipment:

1) All property and equipment (including leasehold improvements) are stated at cost less accumulated depreciation and impairment. Cost includes expenditures that are directly attributable to the acquisition of the items.

Repairs and maintenance are recorded in the statement of comprehensive loss during the period in which they are incurred.

2) The assets are depreciated using the straight-line method to allocate their cost over their estimated useful lives. Annual rates of depreciation are as follows:

Years
Laboratory equipment	7-15
Computers	3-4
Office furniture and equipment	15

Leasehold improvements are depreciated using the straight-line method over the shorter of the term of the lease or the estimated useful life of the improvements.

F-9

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued):

3) Gains and losses on disposals are determined by comparing proceeds with the associated carrying amount. These are included in the statements of operations.

g. Held-for-sale

A long-lived asset (disposal group) to be sold shall be classified as held for sale in the period in which all of the following criteria are met:

A.	Management, having the authority to approve the action, commits to a plan to sell the asset (disposal group).
B.	The asset (disposal group) is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets (disposal groups).
C.	An active program to locate a buyer and other actions required to complete the plan to sell the asset (disposal group) have been initiated.
D.	The sale of the asset (disposal group) is probable, and transfer of the asset (disposal group) is expected to qualify for recognition as a completed sale, within one year. The term probable refers to a future sale that is likely to occur.
E.	The asset (disposal group) is being actively marketed for sale at a price that is reasonable in relation to its current fair value.
F.	Actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

In October 2022, VBL decided to sell the Company’s long-lived assets related to the GMP manufacturing facility in Israel. Per ASC 360-10, from that date forward these assets are measured at the lower of their carrying amount or fair value less cost to sell.

h. Impairment of long-lived assets

Assets that are subject to depreciation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of expected future cash flows (undiscounted and without interest charges) of the assets is less than the carrying amount of such assets, an impairment loss would be recognized. The assets would be written down to their estimated fair values, calculated based on the present value of expected future cash flows (discounted cash flows), or some other fair value measure.

Through December 31, 2022, no impairment has been recognized (see also note 1).

i. Deferred income tax

Deferred taxes are recognized using the asset and liability method on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

A valuation allowance is recognized to the extent that it is more likely than not that the deferred taxes will not be realized in the foreseeable future. Given the Company’s losses, the Company has provided a full valuation allowance with respect to its deferred tax assets.

j. Uncertainty in income tax

The Company follows a two-step approach in recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the available evidence indicates that it is more likely than not that the position will be sustained based on technical merits. If this threshold is met, the second step is to measure the tax position as the largest amount that has more than a 50% likelihood of being realized upon ultimate settlement.

k. Employee benefits:

a. Post-employment benefit obligation

Israeli labor laws and the Company’s agreements require the Company to pay retirement benefits to employees terminated or leaving their employment in certain other circumstances. Most of the Company’s employees are covered by a defined contribution plan under Section 14 of the Israel Severance Pay Law from the beginning of their employment with the Company.

With respect to the remaining employees, which are not covered by a defined contribution plan under Section 14 of the Israel Severance Pay Law only from January 1, 2010, the Company records an asset and liability in its balance sheet.

F-10

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued):

b. Vacation and recreation pay

Under Israeli law, each employee is entitled to vacation days and recreation pay, both computed on an annual basis. The entitlement is based on the length of the employment period. US employees are offered a similar benefit. The Company recognizes a liability and expense for vacation and recreation pay based on the entitlement of each employee.

k. Share-based compensation

The Company accounts for employees’ and directors’ share-based payment awards classified as equity awards using the grant-date fair value method. The fair value of share-based payment transactions is recognized as an expense over the requisite service period.

The Company elected to recognize compensation costs for awards conditioned only on continued service that have a graded vesting schedule using the accelerated method over the related service period.

Share based payments to employees and directors were measured by reference to the fair value of the options and restricted share (hereinafter “RSUs”) granted at date of grant.

The Company calculates the fair value of stock-based option awards on the date of grant using the Black-Scholes option pricing model. This option pricing model requires estimates as to the option’s expected term and the price volatility of the underlying stock.

The Company measures compensation expense for the restricted stock units based on the market value of the underlying stock at the date of grant. Performance vesting conditions are included in assumptions about the number of options and RSU’s that are expected to vest.

The total expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied.

When options are exercised, the Company issues new shares, with proceeds less directly attributable transaction costs recognized as share capital (par value) and additional paid in capital.

The Company has elected to recognize forfeitures as they occur.

l. Contingencies:

Certain conditions may exist as of the date of the financial statements, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability is recorded as accrued expenses in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material are disclosed.

As of December 31, 2022, no contingent liabilities have been recognized.

F-11

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued):

m. Revenue from contracts with customers: General

The Company recognizes revenues from the NanoCarrier License Agreement (“License Agreement”) according to ASC 606, “Revenues from Contracts with Customers”.

In determining the appropriate amount of revenue to be recognized as the Company fulfills its obligations under each of its agreements, the Company performs the following steps:

1.	identify the contract with a customer;

2.	identify the performance obligations in the contract;

3.	determine the transaction price;

4.	allocate the transaction price to the performance obligations in the contract;

5.	recognize revenue when (or as) the entity satisfies a performance obligation.

Revenues from licensing agreement

According to ASC 606, a performance obligation is a promise to provide a distinct good or service or a series of distinct goods or services. A good or service promised to a customer is distinct if the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract.

The Company has identified two performance obligations in The License Agreement: (1) Grant of the license and use of its IP; and (2) Company’s participation and consulting assistance services. In addition, there is a potential performance obligation regarding future manufacturing.

ASC 606 defines the ‘Transaction Price’ as the amount of consideration to which the entity expects to be entitled in exchange for transferring the promised goods or services to a customer. The Company estimates the standalone selling prices of the services to be provided based on expected cost-plus margin approach and uses the residual approach to estimate the selling price of the license.

The Grant of the license and use of its IP performance obligation considered to be a right to use IP in accordance with ASC 606. Therefore, revenue is recognized at a point in time, upon transfer of control over the license to the licensee.

The Company’s participation and consulting assistance services performance obligation is recognized as revenue over the service period, based on input method, which is costs incurred and labor hours expended.

The transaction price contains variable consideration contingent upon the licensee achieving certain milestones, as well as sales-based royalties, in accordance with the relevant agreement. Variable payments, contingent on achieving additional milestones, are included in the transaction price based on most likely amount method. Amounts included in the transaction price are recognized only when it is probable that a significant reversal of cumulative revenues will not occur, usually upon achievement of the specific milestone, in accordance with the relevant agreement. Sales-based royalties are not included in the transaction price. Rather, they are recognized as the related sale occurs, due to the specific exception of ASC 606 for sales-based royalties in licensing of intellectual properties.

In September 2022, the License Agreement was terminated. As VBL does not expect to generate additional revenues from the achievement of new milestones or royalties under the License Agreement, VBL recognized the remaining deferred revenue. Accordingly, during the twelve months ended December 31, 2022, VBL recognized revenue of $0.7 million.

F-12

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued):

n. Research and development expenses:

Research and development expenses include costs directly attributable to the conduct of research and development programs, including the cost of clinical trials, clinical trial supplies, salaries, share-based compensation expenses, payroll taxes and other employee benefits, lab expenses, consumable equipment and consulting fees. All costs associated with research and developments are expensed as incurred.

Clinical trial expenses are charged to research and development expense as incurred. The Company accrues for expenses resulting from obligations under contracts with clinical research organizations (CROs). The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided. The Company’s objective is to reflect the appropriate trial expense in the financial statements by matching the appropriate expenses with the period in which services and efforts are expended.

o. Government grants

Government grants, which are received from the Israeli Innovation Authority or IIA (formerly known as the Israeli Office of Chief Scientist, or the “OCS”) by way of participation in research and development that is conducted by the Company, are received in installments as the program progresses based on qualified research spending. Grants received are recognized when the grant becomes receivable, provided there is reasonable assurance that the Company will comply with the conditions attached to the grant and there is reasonable assurance the grant will be received.

In August 2022, the Company received $1.1 million as part of the €2.5 million grant from the European Innovation Council, or EIC, for development of ofra-vec. VBL may be entitled to an additional $1.4 million in grant funds for project activities conducted prior to the termination of the ofra-vec project; however, there can be no assurance that the Company will receive these funds.

The grants are deducted from the research and development expenses as the applicable costs are incurred. Research and development expenses, net, for the years ended December 31, 2022 and 2021, include participation in research and development expenses in the amount of approximately $1.2 million and $0.5 million, respectively.

p. Leases

The Company determines if an arrangement is a lease at inception. Balances related to operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities in the consolidated balance sheets.

The Company also elected to combine lease and non-lease components and to keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the consolidated statements of income on a straight-line basis over the lease term.

ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized as of the commencement date based on the present value of lease payments over the lease term. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The discount rate for the lease is the rate implicit in the lease unless that rate cannot be readily determined. As the Company’s leases do not provide an implicit rate, the Company’s uses its estimated incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. Lease expense for lease payments is recognized on a straight-line basis over the lease term (see also note 5).

The Company shall reassess the lease term only if and at the point in time that any of the following occurs:

1.	There is a significant event or a significant change in circumstances that is within the control of the Company that directly affects whether the Company is reasonably certain to exercise or not to exercise an option to extend or terminate the lease.
2.	There is an event that is written into the contract that obliges the Company to exercise (or not to exercise) an option to extend or terminate the lease.
3.	The Company elects to exercise an option even though the Company had previously determined that the Company was not reasonably certain to do so.
4.	The Company elects not to exercise an option even though the Company had previously determined that the Company was reasonably certain to do so.

In September 2022, the company re-evaluated the manufacturing’s lease agreement and reduced the lease period to 7 years (see also note 1) as the lease extension was no longer reasonably certain to be exercised.

F-13

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued):

q. Segment reporting

An operating segment is defined as a component that engages in business activities whose operating results are reviewed by the chief operating decision maker for the purpose of assessing performance and allocating resources and for which discrete financial information is available. The Company has one operating segment.

r. Loss per Ordinary Share

VBL complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Basic loss per share of common stock is computed by dividing the net loss by the weighted average number of ordinary shares (including fully vested RSUs and PSUs) outstanding during the period. Due to the existence of Ordinary shares subject to possible redemption, the Company follows the two-class method in calculating loss per share. In computing diluted earnings per share, basic earnings per share are adjusted to take into account the potential dilution that could occur upon the exercise of options and non-vested RSUs and PSUs, using the treasury stock method.

Accretion associated with the ordinary shares subject to possible redemption is excluded from loss per ordinary share.

Potentially dilutive securities have been excluded from VBL’s computation of dilutive loss per share as such securities would have been anti-dilutive. There were 8,518,616 and 12,191,029 ordinary shares underlying outstanding options and warrants on December 31, 2022 and 2021, respectively.

s. Concentration of credit risks

Credit and interest risk arise from cash and cash equivalents and deposits with banks. A substantial portion of the liquid instruments of the Company are invested in short-term deposits in a leading Israeli bank. The Company estimates that since the liquid instruments are mainly invested for short-term and with a highly rated institution, the credit and interest risk associated with these balances is immaterial.

t. Recently adopted accounting pronouncements

In November 2021, the FASB issued ASU 2021-10, “Government Assistance (Topic 832): Disclosures by Business Entities About Government Assistance.” ASU 2021-10 requires disclosures about transactions with a government that have been accounted for by a grant or contribution accounting model to increase transparency about the types of transactions, the accounting for the transactions, and the effect on the financial statements. The ASU is an annual disclosure effective for fiscal years beginning after December 15, 2021 and will be applied on a prospective basis. The Company evaluated the impact this new standard has on the consolidated financial statements and related disclosures and concluded there is a material impact.

In March 2020, the FASB issued ASU 2020-04 “Reference Rate Reform (Topic 848)—Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” This guidance provides optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The guidance applies only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. This guidance is effective for all entities as of March 12, 2020 through December 31, 2024. The Company adopted the new standard effective January 2022. The Company has completed negotiations to transform the facility base rate of its EU securitization program and evaluated the potential impact of the replacement of the LIBOR benchmark on its interest rate risk management activities. The adoption of this guidance did not have a material impact on the Company’s consolidated financial results of operations, financial position or cash flows.

F-14

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 2 – FAIR VALUE MEASUREMENTS

The different levels of valuation of financial instruments are defined as follows:

Level 1 Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2 Observable prices that are based on inputs not quoted on active markets, but corroborated by market data or active market data of similar or identical assets or liabilities.

Level 3 Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

As of December 31, 2022 and 2021, the fair value of financial instruments (cash and cash equivalents, short term bank deposits, restricted bank deposits, other current assets and accounts payable) approximate their carrying amounts.

NOTE 3 – SHORT-TERM BANK DEPOSITS

The bank deposit as of December 31, 2022 for $3.1 million was for a term of nine months and carried interest at annual rate of 3.15%. The bank deposits as of December 31, 2021 of $31.2 million were for terms of three months to one year and carried interest at annual rates of 0.65%-0.85%.

NOTE 4 – PROPERTY AND EQUIPMENT

	December 31
	2022	2021
	(in thousands)
Cost:
Laboratory equipment*	$6,778	$6,005
Computers	352	328
Office furniture and equipment	200	200
Leasehold improvements	$6,722	6,707
	$14,052	$13,240
Less:
Accumulated depreciation*	$7,451	$6,393
Property and Equipment, net	$6,601	$6,847

*	Laboratory equipment includes the finance lease (see Note 5) with a cost of $1.1 million as of December 31, 2022 and 2021. The related accumulated depreciation for the finance lease as of December 31, 2022 and 2021 was $0.8 million and $0.6 million, respectively.

Depreciation expense totaled $1.1 million and $1.3 million for the years ended December 31, 2022 and December 31, 2021, respectively.

During the year ended December 31, 2022, the Company did not dispose of any fixed assets. During the year ended December 31, 2021, the Company disposed of $0.1 million of fixed assets.

F-15

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 5 – LEASES

Operating leases

1) In October 2016, the Company entered into a long-term lease contract for approximately $2.2 million over 7 years commencing May 2017 for a new facility in Modi’in, Israel with the option to extend for an additional two periods of three years each. As of 2022, due to VBL’s strategic process and monetization of the facility, the Company will not utilize the extension options, reducing its right of use assets and right of use liabilities by approximately $3.5 million each. The facility houses the Company’s local manufacturing facility, headquarters, discovery research and clinical development. The lease requires a restricted bank deposit of $0.4 million which is included in current assets on the balance sheet.

2) The Company maintains operating lease agreements for vehicles it uses. The lease periods are generally for three years. As a result of the 2022 organizational streamlining and accordingly the workforce reduction, the Company terminated the majority of its employee vehicle leases, reducing its operating lease assets and liabilities by approximately $0.07 million each.

Finance Lease

In July 2017, the Company entered into a long-term lease contract for approximately $1.1 million over 3 years commencing April 2018 for a laboratory water purification system used in our manufacturing process. As of 2021, the finance lease was fully amortized.

The following table sets forth data regarding the Company’s leases:

	Year ended December 31,
	2022	2021
	(in thousands)
Lease cost
Finance lease cost:
Amortization of right-of-use assets	$-	$168
Interest on lease liabilities	-	1
Operating lease cost	560	595

Other information
Cash paid for amounts included in the measurement of lease liabilities:
Financing cash flows from finance leases	$-	$104
Operating cash flows from operating leases	$575	$586
Financing cash flows from finance leases	$-	$1
Right-of-use assets obtained in exchange for new operating lease liabilities	$-	$368

	December 31,
	2022	2021
Weighted-average discount rate - finance leases	-	3.0%
Weighted-average discount rate - operating leases	5.7%	4.0%
Weighted-average remaining lease term – finance lease	-	-
Weighted-average remaining lease term - operating leases	1.25	4.80

Future minimum lease payments under non-cancellable leases as of December 31, 2022 were as follows:

Operating Leases
(Dollars in thousands)
Year ending December 31,
2023	456
2024	131
2025 and thereafter	-
Total future minimum lease payments	587
Less imputed interest	(23)
Total	$564

F-16

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 6 – SEVERANCE PAY OBLIGATIONS

Israeli law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances. The Israel pension and severance pay liability to employees are covered mainly by regular deposits with recognized pension and severance pay funds under the employees’ names and through the purchase of insurance policies.

Most of the Company’s employees are covered by a defined contribution plan under Section 14 of the Israel Severance Pay Law. According to the plan, the Company regularly makes payments to severance pay or pension funds without having a legal or constructive obligation to pay further contributions if the funds do not hold sufficient assets to pay all employees in the plan the benefits relating to employee service in the current and prior periods. Neither severance pay liability nor severance pay funds under Section 14 for such employees is recorded on the Company’s balance sheet as the Company is relieved of its obligation upon contribution.

For certain Israeli employees, the Company accrues severance pay liability, calculated pursuant to Israeli Severance Pay Law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date (the “Shut-Down method”). The liability is recorded as if it was payable at each balance sheet date on an undiscounted basis.

The Company’s liability with respect to Israeli employees’ is covered by monthly deposits with severance pay funds. The value of the deposited funds is based on the cash surrender value of these policies and includes profits (or loss) accumulated through the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligations pursuant to Israeli Severance Pay Law or labor agreements. The amounts funded are presented separately in the balance sheet as funds in respect to employees’ rights upon retirement.

The amounts of severance pay expenses were approximately $0.1 million and $0.3 million for each of the years ended December 31, 2022, and 2021, respectively, which were substantially made up of company payments to the Contribution Plans. Gains on amounts funded in respect of employee rights upon retirement for the years ended December 31, 2022 and 2021 were immaterial.

The Company expects to contribute approximately $0.1 million in the year ending December 31, 2022 to insurance companies in connection with its severance liabilities for its operations for that year, approximately all of which will be contributed to one or more Contribution Plans.

The above amounts were determined based on the employees’ current salary rates and the number of years’ service that will have been accumulated at their retirement date. These amounts do not include amounts that might be paid to employees that will cease working with the Company before reaching their normal retirement age.

F-17

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 7 – LICENSE AND SUPPLY AGREEMENTS

In November 2017, the Company signed an exclusive license agreement with NanoCarrier Co., Ltd. for the development, commercialization, and supply of ofra-vec in Japan. VBL retains rights to ofra-vec globally except for Japan (“The License Agreement”). Under the terms of the agreement, VBL has granted NanoCarrier an exclusive license to develop and commercialize ofra-vec in Japan for all indications. VBL will supply NanoCarrier with ofra-vec, and NanoCarrier will be responsible for all regulatory and other clinical activities necessary for commercialization in Japan. In exchange, the Company received an up-front nonrefundable payment of $15.0 million, and is entitled to receive greater than $100.0 million in additional payments if certain development and commercial milestones are achieved. VBL will also receive tiered royalties on net sales. In addition, if NanoCarrier enters into a sublicense agreement, the Company would be entitled to receive royalties from the sublicense income received by NanoCarrier.

The performance obligation relating to the Company’s participation and consulting assistance services during the development period is recognized over the service period. During 2022 and 2021, the Company recognized revenue in an amount of $0.7 million and $0.8 million, respectively related to the Company’s participation and consulting assistance services of ofra-vec in Japan for all indications. In September 2022, the License Agreement was terminated. As VBL does not expect to generate additional revenues from the achievement of new milestones or royalties under the License Agreement, VBL expensed the remaining deferred revenue.

Revenues recognized in 2022 and 2021 were related to the Company’s participation and consulting assistance services from the License Agreement. All of the revenues recognized in 2022 were included in the opening balance of the deferred revenue in the balance sheets.

F-18

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 8 – COMMITMENTS:

a. In April 2011, the Company executed a Commercial License Agreement with Janssen Vaccines & Prevention B.V. (“Janssen”), for incorporating the adenovirus 5 in ofra-vec and other historical drug candidates for cancer for consideration including the following potential future payments:

●	an annual license fee of €0.1 million ($0.1 million) that is linked to Consumer Price Index (in each of 2022 and 2021, the Company paid $0.1 million) continuing until the termination of the agreement, which will occur upon (i) the later of the expiration date of the last related patent or 10 years from the first commercial sale of ofra-vec or (ii) the termination of the agreement by the Company, which is permitted, upon three months’ written advance notice to Janssen;

●	a milestone payment of €0.4 million ($0.4 million) upon receipt of the first regulatory approval for the marketing of the first indication for each product covered under the agreement; and

●	royalties of 0.5% to 2.0% on net sales.

There are no limits or caps on the amount of potential royalties. In August 2022, the Company terminated the agreement with Janssen and has no further obligations.

b. In February 2013, the Company entered into an agreement with Tel Hashomer-Medical Research, Infrastructure and Services Ltd. (“Tel Hashomer”). The agreement with Tel Hashomer provides that the Company will pay 1% of any net sales of any product covered by the intellectual property covered under the agreement and 2% of any consideration received by the Company for granting a license or similar rights to such intellectual property. Such amounts will be recorded as part of the Company’s cost of revenues. In addition, upon the occurrence of an exit event such as a merger, sale of all shares or assets or the closing of an initial public offering such as the IPO, the Company is required to pay to Tel Hashomer 1% of the proceeds received by the Company or its shareholders as the case may be. Royalty and all other payment obligations under this agreement will expire once the Company has paid an aggregate sum of NIS 100 million (approximately $29 million) to Tel Hashomer by way of pay out, exit proceeds and licensing consideration. Amounts previously paid as royalties on any net sales will not be taken into account when calculating this aggregate sum. Amounts payable upon occurrence of an exit event are not considered to be probable until actual occurrence. Upon occurrence of such event, as such event does not represent a substantive milestone with regard to the Company’s intellectual property, the amount to be paid is recorded in the Statement of comprehensive loss under research and development costs.

Through December 31, 2022, the Company paid Tel Hashomer a total amount of $0.7 million in consideration for the payments received for granting the licenses or similar rights to this intellectual property. As of December 31, 2022, the Tel Hashomer agreement was terminated, and the Company has no further commitments.

c. The Company is committed to pay royalties to the Government of Israel on proceeds from sales of products in the research and development of which the Government participates by way of grants. At time the grants were received, successful development of the related project was not assumed. In the case of failure of the project that was partly financed by the Government of Israel, the Company is not obligated to pay any such royalties. As the Company did not meet the trial’s primary endpoints and accordingly discontinued the trial in 2022, VBL is not pursuing further development with an IIA funded project; and therefore, the Company is no longer obligated to pay additional royalties. Under the terms of the Company’s funding from the Israeli Government, royalties of 3%-3.5% are payable on sales of products developed from projects funded up to 100% of the amount of the grant received by the Company (dollar linked) with the addition of an annual interest. As of December 31, 2022, the total additional royalty amount that may be payable by the Company, before the additional interest, is approximately $29.4 million ($38.4 million including interest). To date, the Company has paid the IIA approximately $0.6 million in royalties.

F-19

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 8 – COMMITMENTS (continued):

In addition, under the Research Law, the Company is prohibited from transferring, including by way of license, the IIA-financed technologies and related intellectual property rights and know-how outside of the State of Israel, except under limited circumstances and only with the approval of the IIA Research Committee. The Company may not receive the required approvals for any proposed transfer and, even if received, may be required to pay the IIA a portion of the consideration that it receives upon any sale of such technology to a non-Israeli entity up to 600% of the grant amounts plus interest.

NOTE 9 – SHARE CAPITAL:

a.	Common Stock

The Company has authorized 200 million shares of common stock, NIS 0.01 par value per share as of December 31, 2022 and 150 million shares of common stock, NIS 0.01 par value per share as of December 31, 2021. Each share of common stock is entitled to one voting right. Common stock owners are entitled to dividends when funds are legally available and declared by the Company’s board of directors.

b.	Common Stock Offerings

On January 14, 2021, the Company entered into an ordinary share purchase agreement of up to $20 million of VBL’s ordinary shares, par value NIS 0.01 per share, with an institutional investor. The ordinary shares may be sold from time to time based on our notice to the investor over the 30-month term of the purchase Agreement. On December 6, 2022, the ordinary share purchase agreement terminated. During the term of the ordinary share purchase agreement, the Company issued an aggregate of 1,400,000 shares for gross proceeds of approximately $3.0 million.

On April 9, 2021, VBL entered into an underwriting agreement pursuant to which the Company issued (a) 5,150,265 of its ordinary shares to certain investors at a price of $1.90 per ordinary share and (b) pre-funded warrants to purchase 8,050,000 ordinary shares at price of $1.89 per pre-funded warrant with an exercise price of each pre-funded warrant equal to $0.01 per share. In addition, the underwriters exercised an option to purchase additional shares and purchased 1,751,525 additional ordinary shares. Net proceeds from the issuance and sale of the 6,901,790 ordinary shares and 8,050,000 pre-funded warrants was approximately $26.4 million, after deducting the underwriting discounts and commissions and the estimated offering expenses.

On February 11, 2022, the Company entered into an Open Market Sale AgreementSM with Jefferies LLC (“Jefferies”), to offer and sell from time to time its ordinary shares, NIS 0.01 par value, having an aggregate offering price of up to $50.0 million (the “ATM Facility”). From February 11, 2022 through March 10, 2023, no shares were sold under the ATM Facility.

In February 2022, the 615,366 shares that were classified as redeemable shares in 2021 were no longer subject to redemption and were classified as shareholders’ equity.

c.	Warrants

There were no outstanding warrants as of December 31, 2022:

			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual Life
	Warrants	Price	(in years)
Outstanding as of December 31, 2020	15,726,378	$2.38
Exercised	(11,523,997)	1.57
Expired	(1,250,000)	7.50
Outstanding as of December 31, 2021	2,952,381	3.00
Expired	(2,952,381)	3.00
Outstanding as of December 31, 2022	-	-	-
Exercisable as of December 31, 2022	-	-	-

During the years ended December 31, 2022 and 2021, no additional warrants were issued.

F-20

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 9 – SHARE CAPITAL: (continued):

d.	Pre-funded Warrants

In April 2021, the Company issued 8,050,000 pre-funded warrants in lieu of ordinary shares in an underwritten public offering at a price per share of $1.89. The pre-funded warrants are exercisable for $0.01 per share and have no expiration date. As of December 31, 2022, none of the pre-funded warrants have been exercised.

e.	Stock-Based Compensation

In February 2000, the Company’s Board of Directors approved an option plan (the “Plan”) as amended through 2008. Under the Plan, the Company reserved up to 1,423,606 Ordinary Shares of NIS 0.01 par value of the Company for allocation to employees and non-employees. Each option provides the holder the right to exercise such option and acquire one Ordinary Share per option. Any option granted under the Plan that is not exercised within ten years from the date upon which it becomes exercisable, will expire.

In April 2011, the Company’s board of directors approved a new option plan (the “New Plan”). Under the New Plan, the Company reserved up to 766,958 Ordinary Shares (of which 159,458 Ordinary Shares shall be taken from the unallocated pool reserved under the Plan) for allocation to employees and non-employees. Any option which was granted under the New Plan and was not exercised within twenty years from the date when it becomes exercisable, will expire.

In September 2014, the Company’s shareholders approved the adoption of the Employee Share Ownership and Option Plan (2014) (“2014 Plan”) effective as of the closing of the public offering. Under the 2014 Plan, the Company reserved up to 928,000 Ordinary Shares (of which 28,000 Ordinary Shares shall be taken from the unallocated pool reserved under the New Plan). The Ordinary Shares to be issued upon exercise of the options confer the same rights as the other Ordinary Shares of the Company, immediately upon allotment. Any option which was granted under the 2014 Plan and was not exercised within twenty years from the date when it becomes exercisable, will expire.

Effective February 13, 2022, the board of directors of VBL approved the adoption of the Inducement Plan (2022) to reserve an additional two million (2,000,000) of VBL’s ordinary shares, NIS 0.01 par value per ordinary share, to be exclusively for grants of awards to individuals who were not previously employees or non-employee directors of VBL (or following a bona fide period of non-employment with VBL), as an inducement material to each such individual’s entry into employment with VBL within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules (Rule 5635(c)(4)). The Inducement Plan (2022) was approved by the board of directors without shareholder approval pursuant to Nasdaq Listing Rule 5635(c)(4). The term of each option granted under this plan will be determined by the board of directors, but no option shall be exercisable more than 10 years from the date of its grant.

Option exercise prices and vesting periods are determined by the board of directors of the Company on the date of the grant.

The options are subject to the terms stipulated by section 102(b)(2) of the Ordinance. According to these provisions, the Company will not be allowed to claim as an expense for tax purposes the amounts credited to the employees as a capital gain benefit in respect of the options granted.

Options granted to related parties or non-employees of the Company are governed by Section 3(i) of the Ordinance. The Company will be allowed to claim as an expense for tax purposes the amounts equal to the expenses it recorded in the financial statements in the year in which the related parties or non-employees exercised the options into shares.

F-21

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

The Company recorded stock-based compensation expense in the following expense categories of its consolidated statements of comprehensive loss for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
	U.S. dollars in thousands
General and administrative	$2,188	$1,194
Research and development	367	774
Total	$2,555	$1,968

Stock Options

Below is a table summarizing the options issued and outstanding as of and for the years ended December 31, 2022 and 2021:

			Weighted
		Weighted	Average	Total
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Stock Options	Price	Life (in years)	Value
Outstanding at December 31, 2020	7,435,360	$2.52
Granted	1,794,787	2.29
Forfeited	(65,500)	3.01
Outstanding at December 31, 2021(1)	9,164,647	2.49
Granted	1,264,189	0.80
Exercised	(388,909)	0.05
Forfeited	(3,221,311)	2.34
Outstanding at December 31, 2022 (1)	6,818,616	2.07	14.77	$0
Exercisable as of December 31, 2022	4,735,356	$2.89	14.62	$0

(1)	Excluding RSUs of 1,700,000 and 74,001 for the years ended December 31, 2022 and 2021, respectively.

As of December 31, 2022, the unrecognized compensation costs of $1.5 million will be recognized over an estimated weighted-average amortization period of 1.8 years.

The intrinsic value of stock options exercised during the years ended December 31, 2022 and 2021 was $0.09 million and $0, respectively.

The weighted average grant date fair value of options granted during the year ended December 31, 2022 and 2021 was $1.49 and $1.90.

Key assumptions used to estimate the fair value of the stock options granted during the years ended December 31, 2022 and 2021 included:

	Year Ended December 31,
	2022	2021
Expected term of options (years)	5.9-11	11
Expected common stock price volatility	91.22%	91%
Risk-free interest rate	1.5% - 3.3%	1.48%-1.64%
Expected dividend yield	—	—

f.	Restricted Stock Units

Below is a table summarizing the restricted stock units granted and outstanding as of and for the year ended December 31, 2022 and 2021:

		Weighted Average
		Grant Date
	Restricted Stock	Fair Value
	Units	Price

Unvested as of December 31, 2020	102,334	$5.47
Vested	(28,333)	4.20
Unvested as of December 31, 2021	74,001	6.45
Granted	1,700,000	0.24
Forfeited	(74,001)	6.45
Unvested as of December 31, 2022	1,700,000	0.24
Total unrecognized expense remaining	$153,287	0.24
Weighted-average years expected to be recognized over	0.25

F-22

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 10 – TAXES ON INCOME

a.	Measurement of results for tax purposes

The Company as a “foreign-investment company” measures its results for tax purposes in dollar based on Income Tax Regulations (Bookkeeping Principles of Foreign Invested Companies and of Certain Partnerships and the Determination of Their Taxable Income), 1986.

b.	Tax rates

The Company is taxed according to Israeli tax laws. The taxable income of the Company, other than income from Benefited Enterprises (see c below), is subject to the regular Israeli corporate tax rate, which is currently 23%.

c.	Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (the “Investment Law”)

Under the Investment Law, including Amendment No. 60 to the Investment Law that was published in April 2005, by virtue of the Benefited Enterprise program for certain of its production facilities, the Company may be entitled to various tax benefits.

The main benefit arising from such status is the reduction in tax rates on income derived from a Benefited Enterprise. The extent of such benefits depends on the location of the enterprise. Since the Company’s facilities are not located in “national development zone A,” income derived from Benefited Enterprises will be tax exempt for a period of two years and then have a reduced tax rate for a period of up to an additional eight years.

The period of tax benefits, as described above, is limited to 12 years from the beginning of the Benefited Enterprise election year (2012). As of December 31, 2022, the period of benefits has not yet commenced.

In the event of distribution or deemed distribution of dividends from income, which was tax exempt as above, the amount distributed will be subject to the tax rate it was exempted from.

The Company is entitled to claim accelerated depreciation in respect of equipment used by the Benefited Enterprises during five tax years.

Entitlement to the above benefits is conditioned upon the Company fulfilling the conditions stipulated by the Investment Law and regulations published thereunder.

In the event of failure to comply with these conditions, the benefits may be canceled and the Company may be required to apply the regular tax depreciation rates and pay tax on the income in question at the regular corporate tax rates with the addition of linkage differences to the Israeli consumer price index and interest.

The Investment Law was amended as part of the Economic Policy Law for the years 2011-2012 (the “Amendment”), which became effective on January 1, 2011.

The Amendment sets alternative benefit tracks to the ones currently in place under the provisions of the Investment Law, including a reduced corporate tax rate. Tax rate for “Preferred Enterprise” income of companies not located in national development zone A is 16% for fiscal year 2014 and thereafter.

F-23

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 10 – TAXES ON INCOME (continued):

The benefits are granted to companies that qualify under criteria set forth in the Investment Law; for the most part, those criteria are similar to the criteria that have existed in the Investment Law prior to its amendment and the benefit period is unlimited in time. However, in accordance with the Amendment, the classification of licensing income as Preferred income may be subject to the issuance of a pre-ruling by the Israel Tax Authority.

Additional amendments to the Investment Law became effective in January 2017 (the “2017 Amendment”). Under the 2017 Amendment, and provided the conditions stipulated therein are met, income derived by Preferred Companies from ‘Preferred Technological Enterprises’ (“PTE”) (as defined in the 2017 Amendment), would be subject to reduced corporate tax rates of 7.5% in Development Zone “A” and 12% elsewhere, or 6% in case of a ‘Special Preferred Technological Enterprise’ (“SPTE”) as defined in the 2017 Amendment) regardless of the company’s geographical location within Israel. A Preferred Company distributing dividends from income derived from its PTE or SPTE, would subject the recipient to a 20% tax (or lower, if so provided under an applicable tax treaty). The 2017 Amendment further provides that, in certain circumstances, a dividend distributed to a corporate shareholder who is not an Israeli resident for tax purposes would be subject to a 4% tax (if at least 90% of the shares of the distributing company are held by one or more non-Israeli resident corporations). Such taxes would generally be withheld at source by the distributing company.

On June 14, 2017, the Encouragement of Capital Investments Regulations (Preferred Technology Income and Capital Profits for a Technological Enterprise), 2017 (the “Regulations”) were published, which adopted Action 5 under the base erosion and profit shifting (“BEPS”) regulations. The Regulations describe, inter alia, the mechanism used to determine the calculation of the benefits under the PTE and under the SPTE Regime and determine certain requirements relating to documentation of intellectual property for the purpose of the PTE. According to these provisions, a company that complies with the terms under the PTE regime may be entitled to certain tax benefits with respect to income generated during the company’s regular course of business and derived from the preferred intangible asset (as determined in the Investments Law), excluding income derived from intangible assets used for marketing and income attributed to production activity. In the event that intangible assets used for marketing purposes generate over 10% of the PTE’s income, the relevant portion, calculated using a transfer pricing study, would be subject to regular corporate income tax. If such income does not exceed 10%, the PTE will not be required to exclude the marketing income from the PTE’s total income. The Regulations set a presumption of direct production expenses plus 10% with respect to income related to production, which can be countered by the results of a supporting transfer pricing study. Tax rates applicable to such production income expenses will be similar to the tax rates under the Preferred Enterprise regime, to the extent such income would be considered as eligible. In order to calculate the preferred income, the PTE is required to take into account the income and the research and development expenses that are attributed to each single preferred intangible asset. Nevertheless, it should be noted that the transitional provisions allow companies to take into account the income and research and development expenses attributed to all of the preferred intangible assets they have. Under the Regulations, the Company’s corporate tax rate is expected to be between 12% to 16%.

Under the transitional provisions of the Investment Law, a company is allowed to continue to enjoy the tax benefits available under the Investment Law prior to its amendment until the end of the period of benefits, as defined in the Investment Law.

In each year during the period of benefits of its Benefited Enterprise, the Company will be able to opt for application of the Amendment, thereby making available to itself the tax rate described above. The Company’s election to apply the Amendment is irrevocable.

As of December 31, 2022, the Company’s management decided not to adopt the application of the Amendment.

There is no assurance that future taxable income of the Company will qualify as Benefited, Preferred or Preferred Technological income or that the benefits described above will be available to the Company in the future.

F-24

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 10 – TAXES ON INCOME (continued):

d.	Losses for tax purposes carried forward to future years

The balance of carry forward losses of the Company as of December 31, 2022 is $250.5 million. Under Israeli tax laws, carryforward tax losses have no expiration date.

Deferred tax assets on losses for tax purposes carried forward to subsequent years are recognized if utilization of the related tax benefit against a future taxable income is expected.

As the achievement of required future taxable income is not likely, the Company recorded a full valuation allowance.

e.	Tax assessments

The Company has tax assessments that are considered to be final through tax year 2017.

f.	Deferred Taxes

The following table presents summary of information concerning the Company’s deferred taxes as of December 31, 2022 and December 31, 2021.

December 31

	2022	2021
	U.S. dollars
	in thousands
In respect of:
Net operating loss carry forwards	57,618	51,070
Research and development expenses	4,710	4,310
Other timing differences	586	309
Less – valuation allowance	(62,914)	(55,690)
Net deferred tax assets	-	-

Deferred taxes are computed using the tax rates expected to be in effect when those differences reverse.

The changes in valuation allowance are comprised as follows:

	Year ended December 31,
	2022	2021
	(U.S. dollars in thousands)
Balance at the beginning of year	$55,690	$49,172
Additions during the year	7,224	6,158
Balance at end of year	$62,914	$55,690

Losses for tax purposes carried forward to future years:

The main reconciling item between the statutory tax rate of the Company and the effective rate is the provision for a full valuation allowance in respect of tax benefits from carry forward tax losses due to the uncertainty of the realization of such tax benefits and the Company’s three year cumulative loss position (see above).

F-25

VASCULAR BIOGENICS LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 11 – SUPPLEMENTARY FINANCIAL INFORMATION:

	December 31
	2022	2021
	U.S. dollars in thousands
a. Other current assets:
Institutions - VAT	$102	$280
Prepaid expenses	954	1,217
Government grants receivable	-	185
Other	14	15
	$1,070	$1,697

b. Accounts payable-other:

Accrued expenses	$2,925	$3,611
Employee-related accrued expenses(1)	2,209	489
Provision for vacation	225	308
	$5,359	$4,408

(1)	Includes $1.9 million of severance provision for remaining employee terminations.

NOTE 12 – LOSS PER SHARE:

Basic and diluted loss per share:

Basic

Basic loss per share is calculated by dividing the result attributable to equity holders of the Company by the weighted average number of Ordinary Shares in issue during the year.

Diluted

All Ordinary Shares underlying outstanding options, RSU’s and warrants have been excluded from the calculation of the diluted loss per share for the years ended December 31, 2022 and 2021 since their effect was anti-dilutive. The following potentially dilutive securities outstanding for the year ended December 31, 2022 and 2021 have been excluded from the computation of diluted weighted average shares outstanding, as they would be anti-dilutive:

	As of December 31,
	2022	2021
Common stock purchase options	6,818,616	9,164,647
Restricted stock units	1,700,000	74,001
Common stock purchase warrants	-	2,952,381
	8,518,616	12,191,029

	Year ended December 31
	2022	2021

Basic and diluted:
Loss attributable to equity holders of the Company	$32,304	$29,920

Weighted average number of ordinary shares in issue	77,554,740	66,346,506

Loss per ordinary share	$0.42	$0.45

NOTE 13 – SUBSEQUENT EVENTS:

a.	On February 15, 2023, VBL entered into an Asset Purchase Agreement which closed on March 9, 2023. For more details see Note 1.

b.	On February 22, 2023, VBL entered into Merger Agreement with Notable and Vibrant Merger Sub, Inc., a Delaware corporation and VBL’s direct, wholly-owned subsidiary (“Merger Sub”). For more details see Note 1.

NOTE 14 – EVENTS SUBSEQUENT TO ORIGINAL ISSUANCE OF FINANCIAL STATEMENTS (UNAUDITED)

a.	As mentioned in Note 2(o), the Company was entitled to receive an additional €1.4 million ($1.5 million) in grant funding from the EIC, which was received in May 2023

b.

On June 30, 2023, the Company entered into an exclusive term sheet with Wellbeing Group Ltd. ("Wellbeing") for the sale of VB-601 and MOSPD2-related assets (“VB-601 Asset”) to Wellbeing, or one of their assignees, for total consideration of up to $5 million plus royalties. The offer consists of a $250,000 upfront payment to be paid upon closing, up to a total of $4.75 million in clinical and commercial milestones, and a low to mid single digit percentage tiered royalty on net sales above $50 million. In addition, the sale of the VB-601 Asset would qualify as a related party transaction requiring audit committee and board of directors approval. The closing of the sale of the VB-601 Asset would be subject to the separate approval of the Company’s shareholders.

F-26

VASCULAR BIOGENICS LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2023	December 31, 2022
	U.S. dollars in thousands
ASSETS
Current assets:
Cash and cash equivalents	$26,094	$17,665
Restricted Cash	360	360
Short-term bank deposits	-	3,054
Other current assets	517	1,070
Total current assets	26,971	22,149

Non-current assets:
Funds in respect of employee rights upon retirement	340	368
Property, plant and equipment, net	802	6,601
Operating lease right-of-use assets	-	541
Total non-current assets	1,142	7,510
Total assets	$28,113	$29,659

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accruals:
Trade	$1,100	$808
Other	6,655	5,359
Current maturity of operating leases liability	-	564

Total current liabilities	$7,755	$6,731

Non-current liabilities:
Liability for employee rights upon retirement	459	477
Total non-current liabilities	459	477

Total liabilities	$8,214	$7,208

Shareholders’ equity:
Ordinary shares, NIS 0.01 par value; 200,000,000 Authorized as of March 31, 2023 and December 31, 2022; 69,750,117 shares issued and outstanding as of March 31, 2023 and December 31, 2022,	174	174
Additional paid in capital	316,741	316,654
Accumulated deficit	(297,016)	(294,377)
Total equity	19,899	22,451

Total liabilities and equity	$28,113	$29,659

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-27

VASCULAR BIOGENICS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended March 31
	2023	2022
	U.S. dollars in thousands
Revenues	$-	$113
Cost of revenues	(2)	(55)
Gross profit	(2)	58

Research and development expenses, net	56	7,460
General and administrative expenses	3,239	3,162
Capital gain	(610)	-
Operating loss	2,687	10,564
Financial income	(67)	(146)
Financial expenses	19	10
Financial income, net	(48)	(136)

Net loss and comprehensive loss	$2,639	$10,428
	U.S. dollars
Loss per ordinary share
Basic and diluted	$0.03	$0.13

	Number of shares
Weighted average ordinary shares outstanding
Basic and diluted	77,800,117	77,386,967

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-28

VASCULAR BIOGENICS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN

ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ EQUITY

(UNAUDITED)

							Ordinary shares
			Additional				subject to
	Ordinary shares in		paid		Accumulated	Total	possible redemption
	shares	Amount	capital	Warrants	deficit	equity	shares	Amount
				U.S. dollars in thousands
Balance at January 1, 2022	68,711,584	$171	$309,355	$3,127	$(262,073)	$50,580	615,366	$1,598
Changes for the three months ended
March 31, 2022
Net loss					(10,428)	(10,428)
Reclassification of redemption shares into ordinary shares	615,366	2	1,596			1,598	(615,366)	(1,598)
Share based compensation	10,362	*	1,048	-	-	1,048

Balance at March 31, 2022	69,337,312	$173	$311,999	$3,127	$(272,501)	$42,798	-	$-

*Less than $1

			Additional
	Ordinary shares in		paid	Accumulated	Total
	shares	Amount	capital	deficit	equity
				U.S. dollars in thousands
Balance at January 1, 2023	69,750,117	$174	$316,654	$(294,377)	$22,451
Changes for the three months ended
March 31, 2023
Net loss				(2,639)	(2,639)
Share based compensation to employees	-	-	87	-	87
Balance at March 31, 2023	69,750,117	$174	$316,741	$(297,016)	$19,899

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-29

VASCULAR BIOGENICS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2023	2022
	U.S. dollars in thousands

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,639)	$(10,428)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	-	338
Interest (income) expenses	54	(57)
Net gain on sale of long-term assets	(610)	-
Net changes in operating leases	-	(63)
Exchange losses (gain) on cash and cash equivalents and restricted cash	(17)	(1)
Changes in accrued liability for employee rights upon retirement	10	42
Share-based compensation	87	1,048
Changes in operating assets and liabilities:
Decrease (increase) in other current assets and long-term prepaid expenses	553	(329)
Increase (decrease) in accounts payable:
Trade	128	1,857
Other (including other non-current liability)	746	(592)
Decrease in deferred revenue	-	(112)
Net cash used in operating activities	$(1,688)	$(8,297)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	$-	$(440)
Proceeds from the sale of long-term assets	7,100	-
Maturity of short-term bank deposits	3,000	-
Net cash (used in) provided by investing activities	$10,100	$(440)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	$8,412	$(8,737)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	18,025	22,348
EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	17	1
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$26,454	$13,612

RECONCILIATION OF CASH, CASH EQUIVALENTS, AND RESTRICTED CASH REPORTED IN THE STATEMENT OF FINANCIAL POSITION
Cash and cash equivalents	26,094	13,252
Restricted bank deposits	360
Restricted bank deposits included in non-current assets	-	360
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$26,454	$13,612

SUPPLEMENTARY DISCLOSURE ON CASH FLOWS
Reclassification of ordinary shares subject to possible redemption into ordinary shares	$-	$1,598
Interest received	$73	$6

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-30

VASCULAR BIOGENICS LTD.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – GENERAL

Vascular Biogenics Ltd. (“VBL” or the “Company”) is a biopharmaceutical company that has historically focused on developing targeted therapies for immune-inflammatory diseases and cancer. VBL’s goal has been to provide differentiated targeted therapeutics to address the underlying cause of diseases where treatment options are limited.

VBL’s sole product candidate, VB-601, is a targeted antibody for immune-inflammatory applications that has shown disease-modifying activity across multiple preclinical models including multiple sclerosis, rheumatoid arthritis, non-alcoholic steatohepatitis (“NASH”) and inflammatory bowel disease. VB-601 was developed using VBL’s monocyte targeting technology (“MTT”) and is designed to specifically inhibit monocyte migration. In October 2022, VBL submitted an application to the Israel Ministry of Health and institutional review board (“IRB”) for a first-in-human Phase 1 trial evaluating VB-601 in healthy volunteers. Production of current good manufacturing practice grade material of VB-601 for the Phase 1 trial was completed using a third party vendor. Initiation of this trial is subject to the progress and outcome of VBL’s corporate strategic process, and VBL plans to monetize this asset prior to or concurrent with the Merger rather than pursue clinical development internally.

Proposed Merger with Notable Labs, Inc.

On February 22, 2023, VBL entered into a Merger Agreement (the “Merger Agreement”) with Notable Labs, Inc., a Delaware corporation (“Notable”), and Vibrant Merger Sub, Inc., a Delaware corporation and VBL’s direct, wholly-owned subsidiary, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Notable will be merged with and into Merger Sub at the effective time (“Effective Time”), with Notable continuing after the merger as the surviving corporation and VBL’s wholly-owned subsidiary (such transaction, the “Merger”). The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

At the Effective Time, each outstanding share of Notable capital stock will be converted into the right to receive VBL ordinary shares, as set forth in the Merger Agreement. Under the exchange ratio formula in the Merger Agreement, immediately following the Effective Time, the former Notable securityholders are expected to own approximately 76% of VBL ordinary shares outstanding on a fully diluted basis and subject to adjustment and securityholders of VBL as of immediately prior to the Effective Time are expected to own approximately 24% of the VBL ordinary shares outstanding on a fully diluted basis and subject to adjustment. Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted upward or downward based on the level of VBL’s Net Cash (as defined in the Merger Agreement) relative to Target Net Cash (as defined in the Merger Agreement) at the closing of the Merger, and the terms and net proceeds of Notable’s pre-closing financing, and the capitalization of VBL and Notable. There can be no assurances as to VBL’s level of Net Cash between the signing of the Merger Agreement and the closing of the Merger.

The Merger Agreement contains a customary “no-shop” provision under which neither VBL nor Notable is permitted to (i) solicit any alternative acquisition proposals, (ii) furnish any non-public information to any person in connection with or in response to any alternative acquisition proposal, (iii) engage in any negotiations or discussions with any person with respect to any alternative acquisition proposal, (iv) approve, endorse or recommend any alternative acquisition proposal, or (v) execute or enter into any agreement relating to any alternative acquisition proposal. The “no-shop” provision is subject to certain exceptions that permit the board of directors of either party to comply with its fiduciary duties, which, under certain circumstances, would enable VBL or Notable to provide information to, and enter into discussions or negotiations with, third parties in response to any alternative acquisition proposals.

The Merger Agreement contains customary representations, warranties and covenants made by Notable and VBL, including representations relating to obtaining the requisite approvals of the securityholders of Notable and VBL, agreements relating to indemnification of directors and officers, and covenants relating to Notable’s and VBL’s conduct of their respective businesses between the date of signing the Merger Agreement and the Effective Time.

The Merger Agreement provides each of VBL and Notable with specified termination rights, and further provides that, upon termination of the Merger Agreement under specified circumstances, the terminating party may be required to pay the other party a termination fee of $2,500,000. In addition, in connection with certain terminations of the Merger Agreement, VBL may be required to pay Notable’s out-of-pocket fees and expenses up to $500,000, or Notable may be required to pay VBL’s out-of-pocket fees and expenses up to $500,000.

The Merger Agreement provides that, immediately following the Effective Time, the board of directors of the combined organization will consist of up to seven directors, with one director designated by VBL. Upon the closing of the transaction, the combined organization will be led by Notable’s chief executive officer and executive management team. In connection with the Merger, VBL will seek to amend its articles of association to: (i) effect an increase of VBL’s registered share capital and/or effect a reverse split of VBL ordinary shares at a ratio to be determined; (ii) change VBL’s name to “Notable Labs, Ltd.”; and (iii) make other such changes as mutually agreeable to VBL and Notable.

VBL’s and Notable’s obligations to consummate the Merger are subject to the satisfaction or waiver of customary closing conditions, including, among others, obtaining the requisite approval of VBL’s shareholders, obtaining the requisite approval of Notable’s stockholders, proceeds of Notable’s pre-closing financing, net of certain specified expenses, not being less than $5,000,000 and VBL’s Net Cash not being less than $15,000,000.

In connection with the execution of the Merger Agreement, VBL and Notable entered into shareholder support agreements with VBL’s current directors and executive officers who currently collectively beneficially own or control an aggregate of approximately 2.5% of the outstanding VBL ordinary shares. These shareholder support agreements provide that, among other things, each of the shareholders has agreed to vote or cause to be voted all of its VBL ordinary shares beneficially owned by such shareholder in favor of the issuance of VBL ordinary shares in the Merger at the VBL shareholder meeting to be held in connection with the Merger.

F-31

Although VBL has entered into the Merger Agreement and intends to consummate the proposed Merger, there is no assurance that VBL will be able to successfully consummate the proposed Merger on a timely basis, or at all. If, for any reason, the proposed Merger is not completed, VBL will reconsider its strategic alternatives and could pursue other courses of action.

Asset Sale- Modi’in Facility

On February 15, 2023, VBL entered into a purchase agreement providing for the sale of VBL’s rights to the Modi’in manufacturing facility, along with certain tangible assets and equipment located therein for $7.1 million. In addition, VBL accrued a liability for a potential payment to the Israeli Innovation Authority (“IIA”) as a result of the sale, which was recorded against the capital gain. VBL intends to use the proceeds from the asset sale to meet the $15.0 million minimum Net Cash closing condition provided in the Merger Agreement and are disposing of such rights in contemplation of the Merger (although completion of such asset sale is not a condition to the Merger). There can be no guarantee that VBL will have sufficient funds to satisfy the minimum Net Cash closing required pursuant to the Merger Agreement. VBL completed the asset sale on March 9, 2023 and retained the right to use a portion of the space for a nominal fee until July 31, 2023.

Since inception, VBL has incurred significant losses, and it expects to continue to incur significant expenses and losses for at least the next several years. As of March 31, 2023, VBL had an accumulated deficit of $297.0 million and cash, cash equivalents, short-term bank deposits and restricted bank deposits of approximately $26.5 million. Based on its current cash resources, and successful implementation of its reduction in workforce, VBL believes its current cash will be sufficient to fund estimated operating expenses and capital expenditure requirements for at least 12 months from the date of the filing of these financial statements. VBL is undertaking a review of its strategic options and any transactions resulting from such review may impact this projection. Further, its losses may fluctuate significantly from quarter to quarter and year to year, depending on the timing of its potential future clinical trials, the receipt of payments under any future collaboration agreements it may enter into, its expenditures on other research and development activities, as well as any strategic options it may pursue. VBL may seek to raise more capital to pursue additional activities, including through a combination of private and public equity offerings, debt, government grants, strategic collaborations and licensing arrangements. Additional financing may not be available when VBL needs it or may not be available on terms that are favorable to VBL.

If VBL is unable to raise additional funds through equity or debt financings or through strategic alliances when needed or conclude any strategic transaction for its assets to maximize shareholder value, it may be required to delay, limit, reduce or terminate its product development efforts or cease operations altogether. Failure to obtain additional financing will have a material, adverse impact on the Company’s business operations and there can be no assurance that VBL will be able to obtain the needed financing to achieve its goals on acceptable terms or at all.

F-32

NOTE 2 – BASIS OF PREPARATION OF THE FINANCIAL STATEMENTS

The accompanying unaudited condensed consolidated financial statements of VBL have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for annual financial statements. In the opinion of management, all adjustments (of a normal recurring nature) considered necessary for the fair statement of the results for the interim periods presented have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for the full year.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiary, VBL Inc. (U.S.-based subsidiary).

These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2022, filed by VBL with the U.S. Securities and Exchange Commission (the “SEC”) on March 14, 2023. The comparative balance sheet at December 31, 2022 has been derived from the audited financial statements at that date.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

The accounting policies and calculation methods applied in the preparation of the condensed consolidated interim financial statements are consistent with those applied in the preparation of the annual financial statements as of December 31, 2022 and for the year then ended.

Net Loss Per Share

VBL complies with accounting and disclosure requirements of FASB Accounting Standards Codification (“ASC”) Topic 260, “Earnings Per Share.” Basic loss per share of common stock is computed by dividing the net loss by the weighted average number of ordinary shares outstanding (including fully vested pre-funded warrants and fully vested restricted stock units (“RSUs”)) during the period.

Potentially dilutive securities have been excluded from VBL’s computation of net loss per share as such securities would have been anti-dilutive. There were 7,500,045 ordinary shares underlying outstanding options and RSUs at March 31, 2023, and 13,274,221 ordinary shares underlying outstanding options, RSUs and warrants at March 31, 2022.

NOTE 4 – SHAREHOLDERS’ EQUITY

a. Ordinary Shares

The Company has 200 million ordinary shares, NIS 0.01 par value per share, authorized as of March 31, 2023. Each ordinary share is entitled to one voting right. Ordinary share owners are entitled to dividends when funds are legally available and declared by the Company’s board of directors.

b. Warrants

There were no outstanding warrants as of March 31, 2023 and December 31, 2022.

c. Pre-funded Warrants

In April 2021, the Company issued 8,050,000 pre-funded warrants in lieu of ordinary shares in an underwritten public offering at a price per share of $1.89. The pre-funded warrants are exercisable for $0.01 per share and have no expiration date. As of March 31, 2023, none of the pre-funded warrants have been exercised.

d. Stock based compensation

There were no grants of stock-based compensation during the three months ended March 31, 2023.

e. Restricted Stock Units

During the three months ended March 31, 2023, 750,000 restricted stock units vested.

NOTE 5 – CONTINGENT LIABILITIES

The Company is committed to pay royalties to the Government of Israel (the “Government”) on proceeds from sales of products in the research and development of which the Government participates by way of grants. At the time the grants were received, successful development of the related project was not assumed. In the case of failure of the project that was partly financed by the Government, the Company is not obligated to pay any such royalties. As the Company does not foresee any revenue from these projects, it believes it is no longer obligated to pay additional royalties, except for a potential repayment of support for assets that are monetized. Under the terms of the Company’s funding from the Government, royalties of 3%-3.5% are payable on sales of products developed from projects funded up to 100% of the amount of the grant received by the Company (dollar linked) with the addition of an annual interest. As of March 31, 2023, the total additional royalty amount that may be payable by the Company, before the additional interest, is approximately $29.4 million ($38.4 million including interest). To date, the Company has paid the IIA approximately $0.6 million in royalties.

NOTE 6 – SUBSEQUENT EVENTS

On May 11, 2023, the Company filed a Form S-4 proxy statement/prospectus/information statement for the Merger, in which Merger Sub will merge with and into Notable, with Notable surviving as a wholly owned subsidiary of VBL. See Note 1 for more information on the Merger.

NOTE 7 – EVENTS SUBSEQUENT TO ORIGINAL ISSUANCE OF FINANCIAL STATEMENTS

a.	In May 2023, the Company received the remaining €1.4 million ($1.5 million) in grant funding from the European Innovation Council (“EIC”) grant.

b.

On June 30, 2023, the Company entered into an exclusive term sheet with Wellbeing Group Ltd. (“Wellbeing”) for the sale of VB-601 and MOSPD2-related assets (“VB-601 Asset”) to Wellbeing, or one of their assignees, for total consideration of up to $5 million plus royalties. The offer consists of a $250,000 upfront payment to be paid upon closing, up to a total of $4.75 million in clinical and commercial milestones, and a low to mid single digit percentage tiered royalty on net sales above $50 million. In addition, the sale of the VB-601Asset would qualify as a related party transaction requiring audit committee and board of directors approval. The closing of the sale of the VB-601 Asset would be subject to the separate approval of the Company’s shareholders.

F-33

NOTABLE LABS, INC.

INDEX TO FINANCIAL STATEMENTS

Unaudited Financial Statements
Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of March 31, 2023 (Unaudited) and December 31, 2022	F-68
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the three months ended March 31, 2023 and 2022	F-69
Unaudited Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the three months ended March 31, 2023 and 2022	F-70
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2023 and 2022	F-71
Notes to the Unaudited Condensed Consolidated Financial Statements	F-72

F-34

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of Notable Labs, Inc.

Opinion

We have audited the consolidated financial statements of Notable Labs, Inc. and subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and negative cash flows from operating activities since inception, has an accumulated deficit, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

San Francisco, CA

May 11, 2023

F-35

NOTABLE LABS, INC.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$1,581	$2,401
Marketable securities	—	872
Prepaid expenses and other current assets	1,407	1,801
Total current assets	2,988	5,074
Property and equipment, net	442	751
Operating lease right-of-use assets	357	801
Investment in SAFE	1,500	1,500
Other assets	224	362
Total assets	$5,511	$8,488

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$753	$649
Accrued expenses and other current liabilities	900	1,124
Operating lease liabilities, current	361	567
Total current liabilities	2,014	2,340
Payroll protection program loans	—	1,038
Redeemable convertible preferred stock warrant liability	5,113	—
Operating lease liabilities, non-current	—	238
Total liabilities	7,127	3,616
Commitments and contingencies (Note 11)
Series A redeemable convertible preferred stock, par value of $0.001, 8,863,394 shares authorized as of December 31, 2022 and 2021, and 2,315,579 and 8,863,394 shares issued and outstanding as of December 31, 2022 and 2021; aggregate liquidation preference of $6.5 million and $18.2 million as of December 31, 2022 and 2021, respectively	6,653	19,918
Series B redeemable convertible preferred stock, par value of $0.001, 6,674,734 and 7,374,117 shares authorized as of December 31, 2022 and 2021, and 3,556,173 and 6,674,734 shares issued and outstanding as of December 31, 2022 and 2021; aggregate liquidation preference of $21.5 million and $39.8 million as of December 31, 2022 and 2021, respectively	21,440	38,897
Series C redeemable convertible preferred stock, par value of $0.001, 18,148,550 and no shares authorized as of December 31, 2022 and 2021, and 1,510,138 and zero shares issued and outstanding as of December 31, 2022 and 2021; aggregate liquidation preference of $10.1 million and $0 as of December 31, 2022 and 2021, respectively	7,259	—
Stockholders’ deficit:
Common stock, $0.001 par value, 45,100,000 and 27,169,197 shares authorized as of December 31, 2022 and 2021 and 15,424,359 and 5,669,483 shares issued and outstanding as of December 31, 2022 and 2021, respectively	15	6
Additional paid-in capital	34,061	2,688
Accumulated deficit	(71,044)	(56,637)
Total stockholders’ deficit	(36,968)	(53,943)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$5,511	$8,488

The accompanying notes are an integral part of these consolidated financial statements.

F-36

NOTABLE LABS, INC.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Year ended December 31,
	2022	2021
Services revenue	$8	$285
Operating expenses:
Research and development	7,776	11,472
General and administrative	5,156	5,727
Total operating expenses	12,932	17,199
Loss from operations	(12,924)	(16,914)

Other income (expense), net	(1,483)	862
Net loss	$(14,407)	$(16,052)
Net loss per share, basic and diluted	$(1.38)	$(2.84)
Weighted-average common shares outstanding, basic and diluted	10,423,934	5,651,101

Comprehensive loss:
Net loss	$(14,407)	$(16,052)
Other comprehensive loss:
Unrealized losses	—	(71)
Total comprehensive loss	$(14,407)	$(16,123)

The accompanying notes are an integral part of these consolidated financial statements.

F-37

NOTABLE LABS, INC.

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share amounts)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income/(Loss)	Deficit	Deficit
Balances as of January 1, 2021	15,538,128	$58,815	5,624,597	$6	$1,879	$71	$(40,585)	$(38,629)
Exercise of common stock options	—	—	44,886	—	30	—	—	30
Stock-based compensation expense	—	—	—	—	779	—	—	779
Net loss	—	—	—	—	—	—	(16,052)	(16,052)
Other comprehensive loss	—	—	—	—	—	(71)	—	(71)
Balances as of December 31, 2021	15,538,128	58,815	5,669,483	6	2,688	—	(56,637)	(53,943)
Issuance of Series C-1 redeemable convertible preferred stock, net of issuance costs of $207 and allocated proceeds to the Series C convertible preferred stock warrant liability of $1,154	848,856	4,693	—	—	—	—	—	—
Issuance of Series C-2 redeemable convertible preferred stock in exchange for SAFE agreement, net of allocated proceeds to the Series C redeemable convertible preferred stock warrant liability of $899	661,282	2,566	—	—	—	—	—	—
Issuance of common stock through conversion of Series A redeemable convertible preferred stock	(6,547,815)	(13,265)	6,547,815	6	13,259	—	—	13,265
Issuance of common stock through conversion of Series B redeemable convertible preferred stock	(3,118,561)	(17,457)	3,118,561	3	17,454	—	—	17,457
Exercise of common stock options	—	—	88,500	—	79	—	—	79
Stock-based compensation expense	—	—	—	—	581	—	—	581
Net loss	—	—	—	—	—	—	(14,407)	(14,407)
Balances as of December 31, 2022	7,381,890	$35,352	15,424,359	$15	$34,061	$—	$(71,044)	$(36,968)

The accompanying notes are an integral part of these consolidated financial statements.

F-38

NOTABLE LABS, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,
	2022	2021
Operating Activities
Net loss	$(14,407)	$(16,052)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	323	326
Stock-based compensation	581	779
Non-cash operating lease expense	225	599
Loss on disposal of fixed assets	43	—
Loss (gain) on sale of marketable securities	2	(36)
Gain from PPP loan forgiveness	(1,038)	(765)
Change in fair value of SAFE and redeemable convertible preferred stock warrant liability	2,515	—
Change in operating assets and liabilities:
Prepaid expenses and other current assets	284	(284)
Other assets	138	(28)
Accounts payable	104	52
Accrued expenses and other current liabilities	(186)	941
Operating lease liabilities	(226)	(585)
Net cash used in operating activities	(11,642)	(15,053)

Investing Activities
Purchases of property and equipment	(41)	(441)
Purchases of marketable securities	(594)	(3,393)
Purchases of other investments	—	(1,500)
Proceeds from disposal of property and equipment	95	—
Proceeds from maturities of marketable securities	594	3,447
Proceeds from sales of marketable securities	870	16,644
Net cash provided by investing activities	924	14,757

Financing Activities
Proceeds from employee stock option exercises	79	30
Proceeds from issuance of redeemable convertible preferred stock and warrants, net of issuance costs	5,810	—
Proceeds from the issuance of the SAFE agreement	4,009	—
Proceeds from PPP loan	—	1,038
Net cash provided by financing activities	9,898	1,068

Net increase (decrease) in cash and cash equivalents	(820)	772
Cash and cash equivalents at the beginning of year	2,401	1,629
Cash and cash equivalents at the end of year	$1,581	$2,401

Supplemental non-cash financing and investing activities
Purchases of property and equipment in accounts payable	$—	$14
Right-of-use assets obtained in exchange for lease obligation	$181	$—
Fair value allocated at issuance to Series C warrants	$2,053	$—
Series C redeemable convertible preferred stock issuance costs in accrued expenses	$38	$—
Conversion of Series A and Series B redeemable convertible preferred stock to common stock	$30,722	$—

The accompanying notes are an integral part of these consolidated financial statements.

F-39

1. Organization

Description of Business

Notable Labs, Inc. (“Notable” or the “Company”) and its wholly owned subsidiary is an emerging tech-bio therapeutics company dedicated to the development and commercialization of a predictive precision medicine platform and products that treat various forms of cancer. The Company was incorporated in Delaware in June 2014 and is located in Foster City, California.

Liquidity and Going Concern Assessment

The Company has incurred losses and negative cash flows from operations since its inception. As of December 31, 2022 and 2021, the Company has an accumulated deficit of approximately $71.0 million and $56.6 million, respectively. As of December 31, 2022, the Company had cash of $1.6 million and has forecasted cash needs in excess of current liquidity. These conditions raise substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued.

The Company’s ability to fund its operations will require additional capital, and the Company intends to raise such capital through the issuance of additional debt or equity, including in connection with potential merger opportunities, or through licensing or collaboration agreements.

F-40

These plans are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern; however, as the plans are not entirely within the Company’s control, management has determined it is not probable they will be effectively implemented.

These financial statements have been prepared on a going concern basis and do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary in the event the Company can no longer continue as a going concern.

The Company is continuing to develop its medicine platform and treatments, which is the primary use of funds for the Company. Management expects to continue to incur additional substantial losses and negative cash flows from operations in the foreseeable future as a result of expanded research and development activities until regulatory approval is granted. Regulatory approval is not guaranteed and may never be obtained.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish these plans and secure sources of financing and ultimately attain profitable operations. However, if such financing is not approved, does not occur, or alternative financing is not available at adequate levels or on acceptable terms, or profitable operations are not attained, the Company could be required to significantly reduce operating expenses and delay, reduce the scope of or eliminate some of its development programs, enter into a collaboration or other similar arrangement with respect to commercialization rights to any of its product candidates, out license intellectual property rights to its product candidates and sell unsecured assets, or a combination of the above. Any of these actions could have a material adverse effect on the Company’s business, results of operations, financial condition and/or its ability to fund its scheduled obligations on a timely basis or at all. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented. Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative GAAP included in the Accounting Standards Codification (“ASC”), and Accounting Standards Update (“ASU”) issued by the Financial Accounting Standards Board (“FASB”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The consolidated financial statements include the accounts of Notable and its wholly owned subsidiary, all of which are denominated in US dollars. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP generally requires management to make certain estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. The Company regularly evaluates estimates and assumptions related to assets and liabilities, and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of expenses during the reporting period. Areas where management uses subjective judgments include, but are not limited to, measurement of lease liabilities and right of use assets, impairment of long-lived assets, stock-based compensation, accrued research and development costs, and redeemable convertible preferred stock warrant liability in the accompanying consolidated financial statements. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

F-41

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains bank deposits in federally insured financial institutions and these deposits may exceed federally insured limits. The Company is exposed to credit risk in the event of default by the financial institutions holding its cash and cash equivalents to the extent recorded in the balance sheet. The Company has not experienced any losses on its deposits of cash and cash equivalents.

The Company is subject to a number of risks similar to other early-stage biopharmaceutical companies, including, but not limited to, the need to obtain adequate additional funding, possible failure of current or future preclinical studies or clinical trials, its reliance on third parties to conduct its clinical trials, the need to obtain regulatory and marketing approvals for its product candidates, competitors developing new technological innovations, the need to successfully commercialize and gain market acceptance of the Company’s product candidates, protection of its proprietary technology, and the need to secure and maintain adequate manufacturing arrangements with third parties. These efforts will require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting. The Company’s product candidates are still in development and, to date, none of the Company’s product candidates have been approved for sale and, therefore, the Company has not generated any revenue from product sales. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained or maintained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate revenue from product sales. The Company operates in an environment of rapid technological change and substantial competition from other pharmaceutical and biotechnology companies. In addition, the Company is dependent upon the services of its employees, consultants and other third parties.

Significant customers are those that represent 10% or more of the Company’s total revenue for each year presented on the consolidated statements of operations and comprehensive loss. One customer represents 100% of its immaterial accounts receivable and revenues as of and for the year ended December 31, 2022. Three customers represented 39%, 35%, and 16% of its revenues for the year ended December 31, 2021, respectively. Approximately 41% and 59% of the $48,000 of accounts receivable recorded in prepaid expenses and other current assets as of December 31, 2021 are attributable to two customers, respectively.

Segments

The Company operates and manages its business as one reportable operating segment, which is the business of developing predictive precision medicines that treat various forms of cancer. The Company’s chief executive officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for allocating resources and evaluating financial performance. All the Company’s long-lived assets are maintained in, and all revenues and losses are attributable to, the United States of America.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash and cash equivalents. Cash equivalents consist primarily of amounts invested in short-dated government and Treasury securities and are stated at fair value. As of December 31, 2022 the entire balance of cash and cash equivalents consisted of cash held in the Company’s checking accounts As of December 31, 2022 and 2021, the Company had no restricted cash.

F-42

Marketable Securities

The Company’s investments in marketable securities have been classified and accounted for as available-for-sale securities. Fixed income securities consist of U.S. Treasury securities. The specific identification method is used to determine the cost basis of fixed income securities sold. These securities are recorded on the consolidated balance sheets at fair value. Unrealized gains and losses on these securities are included as a separate component of accumulated other comprehensive income (loss). The cost of investment securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in other income, net. Realized gains and losses and declines in fair value judged to be other-than-temporary, if any, are also included in other income, net. The Company evaluates securities for other-than-temporary impairment at the balance sheet date. Declines in fair value determined to be other-than-temporary are also included in other income, net. All available-for-sale securities are considered available to support current operations and are classified as current assets.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the statements of operations. No offering costs have been deferred as of December 31, 2022 and 2021.

Property and Equipment, Net

Property and equipment are presented at cost, net of accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful life and begins at the time the asset is placed in service. The estimated useful life of each asset category is as follows:

Computer equipment	3 Years

Laboratory equipment	5 Years

Furniture	and office equipment 7 Years

Leasehold improvements	Lesser of useful life or remaining lease term

Upon sale or retirement of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheet and the resulting gain or loss is reflected in the consolidated statement of operations and comprehensive loss. Maintenance and repairs are charged to expense as incurred and costs of major replacements or improvements are capitalized.

F-43

Impairment of Long-Lived Assets

The Company evaluates the carrying amount of its long-lived assets, such as property and equipment, whenever events or changes in circumstances indicate that the assets may not be recoverable. The recoverability of assets to be held and used is assessed by comparing the carrying amount to the estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount exceeds the estimated undiscounted future cash flows, an impairment loss is recognized for the excess of the book value of the asset over fair value. There was no impairment of long-lived assets during the years ended December 31, 2022 and 2021.

Revenue Recognition

Through the middle of the year ended December 31, 2021, the Company’s central revenue generating activities and performance obligations consisted of performing diagnostic services using its proprietary platform that was utilized by entities primarily engaged in their own research and development efforts to identify therapeutic combinations in a more targeted and efficient method of drug discovery.

In the year ended 2021, the Company transitioned its approach of performing such services for others to using its own platform to identify proprietary therapeutic approaches in specific potential patient populations. All major projects for historical customers were complete before the end of the year ended December 31, 2021. The Company continued to perform certain diagnostics services on a limited basis as an outsourced provider through the year ended December 31, 2022, but such activities do not represent its major and ongoing central operations.

The Company recognizes revenue from diagnostic services in the amount that reflects the consideration that it expects to be entitled as the Company performs its obligation under a contract with a customer by processing diagnostic tests on laboratory samples and making the test results available to its customers. Revenue is recorded considering a five-step revenue recognition model that includes identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when, or as, an entity satisfies a performance obligation. The Company generally has a contract or a purchase order from a customer with the specified required terms, including the number of diagnostic samples to be performed. The Company has not received any advance payments for which there are any remaining performance obligations. Accordingly, no deferred revenue is recorded as of December 31, 2022 and 2021. The Company has not recorded any contract assets as of December 31, 2022 and 2021 as the Company has not completed any performance obligations for which it has not been able to bill its customers. Costs of services revenue are immaterial and recorded in operating expenses.

Leases

Under ASC 842 Leases, the Company determines if an arrangement is or contains a lease based on the facts and circumstances present in that arrangement. Lease classification, recognition, and measurement are then determined at the lease commencement date.

F-44

The Company determines whether leases meet the classification criteria of a finance or operating lease at the lease commencement date considering: (1) whether the lease transfers ownership of the underlying asset to the lessee at the end of the lease term, (2) whether the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (3) whether the lease term is for a major part of the remaining economic life of the underlying asset, (4) whether the present value of the sum of the lease payments and residual value guaranteed by the lessee equals or exceeds substantially all of the fair value of the underlying asset, and (5) whether the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. As of December 31, 2022 and 2021, the Company’s lease population consisted of real estate and laboratory equipment, all of which are classified as operating leases. As of December 31, 2022 and 2021, the Company did not have finance leases.

Operating lease right-of-use (“ROU”) assets and operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. ROU assets represent the Company’s right to use an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. In determining the present value of lease payments, the Company uses its incremental borrowing rate based on the information available at the lease commencement date if the rate implicit in the lease is not readily determinable. The Company determines the incremental borrowing rate based on the information available at the lease commencement date, which represents an internally developed rate that would be incurred to borrow, on a collateralized basis, over a similar term, an amount equal to the lease payments in a similar economic environment. Applying different judgments to the same facts and circumstances could result in the estimated amounts to vary.

The operating lease ROU assets also include adjustments for prepayments and accrued lease payments and exclude lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options. Operating lease cost for the minimum fixed lease payments is recognized on a straight-line basis over the lease term. Variable lease costs that are not considered fixed are expensed as incurred. Variable lease costs represent payments that are dependent on usage, a rate or index. Variable lease cost primarily relates to various operating expenses such as common area maintenance charges. Fixed and variable lease expense on operating leases is recognized within operating expenses within the Company’s statements of operations and comprehensive loss.

Real estate lease agreements that include lease and non-lease components are accounted for as a single lease component. The Company has elected to not combine lease and non-lease components for laboratory equipment leases. Lease agreements with a noncancelable term of less than 12 months are not recorded on the Company’s consolidated balance sheet. Lease expense related to such short-term leases is recognized on a straight-line basis over the lease term.

Redeemable Convertible Preferred Stock

The Company records redeemable convertible preferred stock at fair value on the dates of issuance, unless an exception applies, net of issuance costs. The redeemable convertible preferred stock has been classified outside of stockholders’ deficit as temporary equity on the accompanying balance sheet because the shares contain certain redemption features that are not solely within the control of the Company. The redeemable convertible preferred stock is not generally redeemable; however, upon certain change in control events including liquidation, sale or transfer of control of the Company, holders of the redeemable convertible preferred stock may have the right to receive its liquidation preference under the terms of the Company’s certificate of incorporation. The carrying values of the redeemable convertible preferred stock are adjusted to their liquidation preferences if and when it becomes probable that such a liquidation event will occur.

F-45

Redeemable Convertible Preferred Stock Warrant Liabilities

The Company classifies warrants to purchase redeemable convertible preferred stock as liabilities at fair value when the underlying shares are contingently redeemable and adjusts the instruments to fair value at each reporting period. The warrants to purchase redeemable convertible preferred stock are subject to re-measurement at each balance sheet date until exercised or expired, and any change in fair value is recognized as a component of other income, net in the consolidated statements of operations and comprehensive loss. Offering costs associated with the issuance of redeemable convertible preferred stock warrant liabilities are allocated on a relative basis and expensed as incurred.

Research and Development Expenses

Research and development expenses are charged to expense as incurred. Research and development expenses include payroll and personnel costs related to research and development activities, materials costs, external clinical drug product manufacturing costs, outside services costs, repair, maintenance and depreciation costs for research and development equipment, as well as facility costs used for research and development activities. Nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities are capitalized and expensed as the goods are delivered or the related services are performed. The Company continues to evaluate whether it expects the goods to be delivered or services to be rendered and charges to expense any portion of the advance payment that has been capitalized when the entity no longer expects the goods to be delivered or services to be rendered.

Accrued Research and Development Expenses

The Company records accruals for estimated costs of research, preclinical studies, clinical trials, and manufacturing development, within accrued expenses and other current liabilities which are significant components of research and development expenses. Some of the Company’s ongoing research and development activities is conducted by third-party service providers, contract research organizations (“CROs”) and contract development and manufacturing organizations (“CDMOs”). The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided to the Company under such contracts. The Company accrues the costs incurred under agreements with these third parties based on estimates of actual work completed in accordance with the respective agreements. The Company determines the estimated costs through discussions with internal personnel and external service providers as to the progress, stage of completion or actual timeline (start-date and end-date) of the services and the agreed-upon fees to be paid for such services.

If the actual timing of the performance of services or the level of effort varies from the estimate, the Company adjusts accrued expenses or prepaid expenses accordingly, which impact research and development expenses. Although the Company does not expect its estimates to be materially different from amounts actually incurred, the Company’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to the Company’s prior estimates of research and development expenses.

F-46

Stock-Based Compensation Expense

The Company maintains an equity incentive plan as a long-term incentive for employees, consultants, and directors. The plan allows for the issuance of incentive stock options (“ISO”), non-statutory stock options (“NSO”), and restricted stock awards.

The Company measures the estimated fair value of the stock-based awards on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective awards. The Company records expense for awards with service-based vesting using the straight-line method. The Company accounts for forfeitures as they occur. For performance-based awards, the Company recognizes share-based compensation expense over the requisite service period using the accelerated attribution method when achievement of the performance criteria becomes probable.

The fair value of each stock award is determined based on the number of shares granted and the value of the Company’s common stock on the date of grant. The absence of an active market for the Company’s common and restricted stock requires the Company’s Board of Directors (the “Board”) to determine the fair value of its common and restricted stock for purposes of granting stock awards with assistance from management and an independent third-party valuation firm. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option-pricing model requires the use of a number of complex, subjective assumptions including the estimated fair value of the common stock, expected volatility, risk-free interest rate, expected dividend rate, and expected term of the option. The Company has been a private company and lacks company-specific historical and implied fair value information, therefore, determining the best estimated fair value of the Company’s common and restricted stock requires significant judgment. The Company’s Board considers numerous objective and subjective factors to determine the fair value of the Company’s common stock options at each meeting in which awards are approved. The factors considered include, but are not limited to (i) the results of contemporaneous independent third-party valuations of the Company’s common stock and the prices, rights, preferences and privileges of the Company’s redeemable convertible preferred stock relative to those of its common stock; (ii) the lack of marketability of the Company’s common stock; (iii) actual operating and financial results; (iv) current business conditions and projections in relation to the Company’s stage of development; (v) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; (vi) precedent transactions involving the Company’s shares; and (vii) significant milestones and progress of research and development efforts.

The Company determined the expected stock volatility using a weighted average of the historical volatility of a group of guideline companies that issued options with substantially similar terms, and expects to continue to do so until such time as the Company has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the simplified method. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.

F-47

The Company classifies stock-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s cash compensation costs are classified.

See Note 10 for the assumptions used by the Company in determining the grant date fair value of stock-based awards granted, as well as a summary of the stock-based award activity under the Company’s equity incentive plan for the year ended December 31, 2022.

Fair Value Measurement

Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Financial instruments such as cash and cash equivalents, accounts payable and accrued liabilities approximate fair value due to their relatively short maturities.

Assets and liabilities recorded at fair value on a recurring basis in the balance sheet are categorized based on the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The Company determines the fair value of financial assets and liabilities using the fair value hierarchy that describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 –	Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 –	Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3 –	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Comprehensive Loss

Comprehensive loss includes net loss and other comprehensive loss for the period. Other comprehensive loss consists of net unrealized losses on marketable securities.

Income Taxes

The Company accounts for income taxes using the liability method, whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance when it is more likely than not that some portion, or all of the Company’s deferred tax assets will not be realized.

F-48

The Company accounts for income tax contingencies using a benefit recognition model. If it considers that a tax position is more likely than not to be sustained upon audit, based solely on the technical merits of the position, it recognizes the benefit. The Company measures the benefit by determining the amount that is greater than 50% likely of being realized upon settlement, presuming that the tax position is examined by the appropriate taxing authority that has full knowledge of all relevant information.

The Company is subject to taxation in the United States federal jurisdiction and various state jurisdictions. Due to the Company’s losses incurred, the Company is subject to the income tax examination by authorities since inception. The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. As of December 31, 2022, there were no significant accruals for interest related to unrecognized tax benefits or tax penalties.

Net Loss Per Share

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities.

Diluted net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, redeemable convertible preferred stock, stock options, and warrants to purchase redeemable convertible preferred stock are considered to be potentially dilutive securities.

The Company applies the two-class method to calculate its basic and diluted net loss per share as the Company has issued shares that meet the definition of participating securities. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stockholders. The Company’s participating securities contractually entitle the holders of such shares to participate in dividends, but do not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities.

Accordingly, in periods in which the Company reports a net loss, diluted net loss per share is the same as basic net loss per share, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded if and when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Other than the recently adopted accounting pronouncements discussed below, other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not, or are not believed by management to, have a material impact on the Company’s financial position, results of operations or cash flows.

F-49

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06 (Subtopic 470-20): Debt - Debt with Conversion and Other Options (“ASU 2020-06”). ASU 2020-06 eliminates the beneficial conversion feature and cash conversion models in ASC 470-20 that require separate accounting for embedded conversion features in convertible instruments, resulting in more instruments being reported as a single unit of account. ASU 2020-06 is effective for public companies for annual periods beginning after December 15, 2021. For all other entities, the amendments are effective for annual periods beginning after December 15, 2023. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2020, but an entity must adopt the guidance as of the beginning of a fiscal year. Entities may adopt the guidance using either a modified retrospective or full retrospective transition method. The Company has early adopted ASU 2020-06 as of January 1, 2021 under the full retrospective method. The adoption did not have a material impact on the Company’s financial results, although the Company no longer needs to subsequently assess any contingent beneficial conversion features that are present in the Company’s Series A, B, and C redeemable convertible preferred stock.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The guidance eliminates certain exceptions for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes in interim periods. This ASU also includes guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. The standard is effective for fiscal years beginning after December 15, 2021, and interim periods with fiscal years beginning after December 15, 2022. The Company adopted this guidance effective January 1, 2022 on a prospective basis. The adoption did not have a material impact on the Company’s financial statements.

Note 3. Fair Value Measurements

The following table sets forth the Company’s financial assets and liabilities that are measured at fair value on a recurring basis by level with the fair value hierarchy (in thousands):

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total Fair Value
Liabilities
Preferred stock warrant liability	$—	$—	$5,113	$5,113

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total Fair Value
Assets
Short-term marketable securities	$872	$—	$—	$872

F-50

There were no cash equivalents or marketable securities held as of December 31, 2022. There were no preferred stock warrant liabilities as of December 31, 2021. Tables providing a roll forward of the fair value, as determined by Level 3 inputs, of the Company’s preferred stock warrant liability for the year ended December 31, 2022 are included in Note 9.

Cash equivalents and marketable securities, all of which are classified as available-for-sale securities and measured at fair value on a recurring basis, consisted of the following as of December 31, 2021, all with contractual maturities of less than one year (in thousands):

December 31, 2021	Level	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Short-term marketable securities:
U.S. Treasury securities	Level 1	$872	$—	$—	$872
Total		$872	$—	$—	$872

To date, the Company has not recorded any impairment charges on marketable securities due to other-than-temporary declines in market value. In determining whether a decline is other than temporary, the Company considers various factors, including the length of time and extent to which the market value has been less than amortized cost, the financial condition and near-term prospects of the issuer and the Company’s intent and ability to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

The Company estimates the fair values of investments in corporate debt securities, commercial paper and U.S. government agency securities using valuations obtained from third-party pricing services. The fair market value of marketable securities classified within Level 1 is based on quoted prices for identical instruments in active markets.

The Company does not intend to sell securities that are in an unrealized loss position and the Company believes it is more likely than not that the investments will be held until recovery of the amortized cost basis. The Company has determined that the immaterial gross unrealized losses on marketable securities as of December 31, 2021 were temporary in nature.

There were no transfers between Levels 1, 2, or 3 during the years ended December 31, 2022 and 2021.

Note 4. Balance Sheet Components

Prepaid Expenses and Other Current Assets

The following table presents the components of prepaid expenses and other current assets as of December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Accounts receivable	$8	$48
Employee retention credit	1,237	1,293
Prepaid expenses	119	296
Prepaid benefits	37	48
Prepaid clinical expenses	6	116
Total prepaid expenses and other current assets	$1,407	$1,801

F-51

During fiscal years 2020 and 2021, the Company took advantage of the relief provisions provided by the U.S. government in response to COVID-19 under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act provides an employee retention credit (“Employee Retention Credit”), which is a refundable tax credit against certain employment taxes dependent on certain qualified wages paid to employees through fiscal year 2021. The Company qualifies for the tax credit under the CARES Act and continued to receive additional tax credits under the additional relief provisions for qualified wages through the end of 2021. During the fiscal year ended December 31, 2021, the Company recorded $1.0 million related to the Employee Retention Credit in operating expenses. The Company accounts for these labor related tax credits as a reduction to the expense that they are intended to compensate in the period in which the corresponding expense is incurred and there is reasonable assurance the Company will both receive the tax credits and comply with all conditions attached to the tax credits. As of December 31, 2022 and 2021, $1.2 million and $1.3 million, respectively, was recorded as a receivable in prepaid and other current assets. The Company received $0.7 million of the receivable in February 2023 and believes there is reasonable assurance the remaining balance will be collected.

Property and Equipment, Net

The following table presents the components of property and equipment, net, as of December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Computer equipment	$171	$155
Laboratory equipment	1,950	1,990
Furniture and office equipment	29	23
Leasehold improvements	73	73
	2,223	2,241
Less: accumulated depreciation	(1,781)	(1,490)
Total property and equipment, net	$442	$751

Depreciation expense was approximately $0.3 million for each of the years ended December 31, 2022 and 2021.

Investment in SAFE

In October 2021, the Company entered into a simple agreement for future equity (“Oncoheroes SAFE”) agreement for $1.5 million in exchange for a right to participate in a future equity financing of preferred stock to be issued by Oncoheroes Biosciences Inc. (“Oncoheroes”). Alternatively, upon a dissolution or liquidity event such as a change in control or an initial public offering, the Company is entitled to receive a portion of $1.5 million. The number of shares of preferred stock would be determined by dividing the Oncoheroes SAFE purchase amount by price per share of the preferred stock issued in the respective equity financing. The Company recorded the investment of $1.5 million as an investment in the Oncoheroes SAFE on the consolidated balance sheet at December 31, 2022 and 2021. The investment in the Oncoheroes SAFE is treated as an investment in an equity security that the Company has elected to record at its cost less any impairment. No impairment losses have been recognized related to the investment for the years ended December 31, 2022 and 2021.

F-52

Accrued Expenses and Other Current Liabilities

The following table presents the components of accrued expenses and other current liabilities as of December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Accrued expenses	$651	894
Accrued employee expenses	10	13
Accrued bonuses	239	217
Total accrued expenses and other current liabilities	$900	$1,124

Note 5. Co-Development and License Agreements

Oncoheroes Agreement

In September 2021, the Company entered into an Exclusive License Agreement with Oncoheroes (the “Oncoheroes Agreement”) whereby the Company obtained worldwide exclusive development and commercialization rights in the small molecule volasertib for uses relating to certain types of cancer in adults. Under the terms of the Oncoheroes Agreement, Oncoheroes retains the right to develop and commercialize volasertib for cancers not licensed to the Company.

Under the terms of the agreement, the Company is obligated to make additional clinical and regulatory milestone payments up to a total of $8.0 million, plus tiered royalties from the mid-single digits up to mid-teens on net sales. In the event the Company grants a sublicense of rights, the Company will need to pay Oncoheroes a high single digit percentage of any upfront payment obtained from such sublicenses. No milestones have been met during the years ended December 31, 2022 and 2021 and the Company did not make any royalty payments as the related product has not been approved for commercialization.

The Company also entered a SAFE agreement with Oncoheroes in October 2021 for $1.5 million recorded in the investment in SAFE on the balance sheet, as discussed in Note 4.

CicloMed Agreement

In July 2021, the Company entered into a Co-Development and Profit-Sharing Agreement with CicloMed LLC (“CicloMed”) (the “CicloMed Agreement”) regarding use of the Company’s precision oncology diagnostic test in the research and development of CicloMed’s CicloProx product for the treatment of acute myeloid leukemia. Under the terms of the co-development agreement, CicloMed holds the primary responsibility for executing clinical trial operations while Notable is primarily focused on optimizing Notable’s predictive precision medicine platform. Both parties will equally share the costs associated with the on-going clinical trial incurred after the effective date. In the event a CicloProx product is commercially developed and sold, the parties will share in the net proceeds. The Company recorded $1.1 million and $0.4 million for the years ended December 31, 2022 and 2021, respectively, as research and development expense related to this agreement.

F-53

Note 6. Leases

As of December 31, 2022, the Company had operating lease agreements for its facilities at Foster City, California, which expires in May 2023, as well as several pieces of equipment with varying terms and which expire on various dates in the latter half of 2023. During fiscal year 2022, certain equipment leases were renewed for an additional year.

The following table summarizes total lease expense during the year ended December 31, 2022 and 2021 (in thousands):

	December 31, 2022	December 31, 2021
Cash paid for operating lease liabilities	$751	$732
Operating lease expense	749	747
Variable lease expense	94	94
Short-term lease expense	167	126

The following table summarizes maturities of lease liabilities and the reconciliation of lease liabilities as of December 31, 2022 (in thousands):

Lease Obligation
2023	$366
2024 and thereafter	—
Total future undiscounted lease payments	366
Less: imputed interest	(5)
Total lease liabilities	$361

Information related to the Company’s ROU assets and related lease liabilities was as follows (in thousands except for remaining lease term and discount rate):

	December 31, 2022
	Facilities Leases	Equipment Leases
Current operating lease liabilities	$211	$150
Non-current operating lease liabilities	—	—
Weighted average remaining lease term in years	0.3	0.7
Weighted average discount rate	7.0%	7.2%

F-54

	December 31, 2021
	Facilities Leases	Equipment Leases
Current operating lease liabilities	$490	$77
Non-current operating lease liabilities	197	41
Weighted average remaining lease term in years	1.3	1.4
Weighted average discount rate	7.0%	5.6%

Note 7. Payroll Protection Program Loans

In April 2020, the Company applied for a loan with a bank pursuant to the Payroll Protection Program of the CARES Act as administered by the U.S. Small Business Administration (the “PPP Loan”). The PPP Loan was approved and took the form of a promissory note in the amount of $0.8 million, bearing interest of 1% per annum. The Promissory Note provides for customary events of default, including, among others, those relating to failure to make payment, bankruptcy, breaches of representations and material adverse effects. The Company had the right to prepay the principal of the PPP Loan at any time without incurring any prepayment charges. In January 2021, this PPP Loan was forgiven in full and was recognized as a gain within other income (expense), net during the year ended December 31, 2021.

In February 2021, the Company applied for another promissory note under the Payroll Protection Program and was approved for $1.04 million, with an interest rate of 1% per annum. In March 2022 this loan was forgiven in full and was recognized as a gain within other income (expense), net during the year ended December 31, 2022.

Note 8. Capital Structure

Common Stock

As of December 31, 2022 and 2021, the Company was authorized to issue 45,100,000 and 27,169,197 shares of $0.001 par value common stock, respectively. Common stockholders are entitled to dividends if and when declared by the Board and after any redeemable convertible preferred share dividends are fully paid. The holder of each share of common stock is entitled to one vote. As of December 31, 2022, no dividends have been declared.

Common shares reserved for future issuance, on an as-if converted basis, as of December 31, 2022 and December 31, 2021, consists of the following:

	December 31,
	2022	2021
Series A redeemable convertible preferred stock	2,315,579	8,863,394
Series B redeemable convertible preferred stock	3,556,173	6,674,734
Series C redeemable convertible preferred stock	1,510,138	—
Series C warrants to purchase redeemable convertible preferred stock	1,510,138	—
Stock options, issued and outstanding	2,847,484	4,748,713
Stock options, authorized for future issuance	2,876,298	541,351
Total	14,615,810	20,828,192

F-55

Simple Agreements for Future Equity

Between January and May 2022, the Company entered into simple agreements for future equity (the “2022 SAFEs”) with certain investors, receiving $4.0 million of gross proceeds (“Purchase Amount”) in aggregate in exchange for the investor’s right to participate in a future equity financing. If there was a future equity financing before the termination of the SAFEs, on the initial closing of such equity financing, the 2022 SAFEs would automatically convert into the number of shares of preferred stock which would be issued in the equity financing equal to the purchase amount divided by the lowest price per share of the preferred stock sold in the equity financing multiplied by the eighty-five percent.

If there was a liquidity event or dissolution event, the holders of the 2022 SAFEs would automatically be entitled to revive a portion of the Purchase Amount. The 2022 SAFEs were recorded as a liability at issuance and subject to remeasurement at each reporting date, with changes in fair value recorded in other income (expense), net in the consolidated statements of operations and comprehensive loss.

In connection with the Company’s issuance of shares of Series C-1 redeemable convertible preferred stock beginning in June 2022 at an issuance price of $7.1319 per Series C-1 share, the holders of the 2022 SAFEs were able to participate in the equity financing. The SAFEs were settled by conversion to Series C-2 shares at an issuance price of $6.062115 per share for a total of 661,282 Series C-2 redeemable convertible preferred shares. Collectively, the Series C-1 and Series C-2 redeemable convertible preferred stock is referred to as the Series C redeemable convertible preferred stock. A net gain of $0.5 million was recognized from the change in fair value of the 2022 SAFEs between their issuance and settlement for the year ended December 31, 2022.

Redeemable Convertible Preferred Stock

As of December 31, 2022 the Company was authorized to issue 33,686,678 shares of $0.001 par value Series A, Series B, and Series C redeemable convertible preferred stock (collectively, “the redeemable convertible preferred shares,” “preferred shares,” or “redeemable convertible preferred stock”). As of December 31, 2021, the Company was authorized to issue 16,237,511 shares of Series A and Series B redeemable convertible preferred stock.

From June 2022 to July 2022, the Company issued a total of 848,856 Series C-1 redeemable convertible preferred shares to investors at $7.1319 per share for gross proceeds of $6.1 million.

For each Series C redeemable convertible preferred share issued, the Company also issued a warrant to purchase Series C redeemable convertible preferred shares (“Series C Warrants”). Approximately $2.1 million of the Series C proceeds were allocated to the redeemable convertible preferred stock warrants at issuance. See Note 9.

In June 2022, the Company amended the Certificate of Incorporation to include a Special Mandatory Conversion clause requiring all existing redeemable convertible preferred stockholders to participate in the Series C Preferred Stock issuance. Failure to participate in the Series C Preferred Stock issuance would result in the automatic conversion of the holder’s preferred shares into common shares. In July 2022, 6,547,815 shares of Series A redeemable convertible preferred shares and 3,118,561 shares of Series B redeemable convertible preferred shares were converted into common shares as a result of non-participation in the Series C Preferred Stock issuance and the total authorized Series B redeemable convertible shares decreased.

F-56

As of December 31, 2022 and December 31, 2021, redeemable convertible preferred stock consisted of the following (in thousands, except share amounts):

As of December 31, 2022
Series	Shares Authorized	Shares Issued and Outstanding	Original Issue Price	Aggregate Liquidation Amount	Carrying amount
Series A
A-1	3,583,743	1,815,484	$2.9163	$5,294	$5,289
A-2	1,194,403	308,602	2.6247	810	858
A-3	1,234,382	191,493	2.3238	445	506
A-4	956,297	—	1.0457	—	—
A-5	114,573	—	0.8728	—	—
A-6	1,779,996	—	0.3485	—	—
Series A subtotal	8,863,394	2,315,579		6,549	6,653

Series B
B-1	775,744	58,220	5.15279	300	235
B-2	5,898,990	3,497,953	6.0621	21,205	21,205
Series B subtotal	6,674,734	3,556,173		21,505	21,440

Series C
C-1	17,487,180	848,856	7.1319	6,054	4,692
C-2	661,370	661,282	6.062115	4,009	2,567
Series C subtotal	18,148,550	1,510,138		10,063	7,259
Total	33,686,678	7,381,890		$38,117	$35,352

F-57

As of December 31, 2021
Series	Shares Authorized	Shares Issued and Outstanding	Original Issue Price	Aggregate Liquidation Amount	Carrying amount
Series A
A-1	3,583,743	3,583,743	$2.9163	$10,451	$10,434
A-2	1,194,403	1,194,403	2.6247	3,135	3,320
A-3	1,234,382	1,234,382	2.3238	2,868	3,259
A-4	956,297	956,297	1.0457	1,000	2,047
A-5	114,573	114,573	0.8728	100	238
A-6	1,779,996	1,779,996	0.3485	620	620
Series A subtotal	8,863,394	8,863,394		18,174	19,918

Series B
B-1	775,744	775,744	5.15279	3,997	3,137
B-2	6,598,373	5,898,990	6.0621	35,760	35,760
Series B subtotal	7,374,117	6,674,734		39,757	38,897
Total	16,237,511	15,538,128		$57,931	$58,815

The redeemable convertible preferred shares have the following rights and privileges:

Optional Conversion

Each share of redeemable convertible preferred stock shall be convertible, at the option of the holder at any time, into common stock as determined by dividing the original issue price by the conversion price in effect at the time of conversion. As of December 31, 2022, and 2021 the initial conversion price per share of redeemable convertible preferred stock is equivalent to the original issue price and as such convert on a one-for-one basis prior to any adjustments.

The respective applicable conversion price is subject to adjustment upon any future stock splits or stock combinations, reclassifications or exchanges of similar stock, upon a reorganization, merger or consolidation of the Company, or upon the issuance or sale by the Company of common stock for consideration less than the applicable conversion price.

Mandatory Conversion

Each of the redeemable convertible preferred shares shall automatically convert into the number of shares of common stock determined in accordance with the conversion rate upon the earlier of (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds (before deducting underwriting discounts and commissions), to the Company, or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least (i) a majority of the outstanding shares of Series A Preferred Stock, (ii) fifty-five percent of the outstanding shares of Series B Preferred Stock, and (iii) a majority of the outstanding shares of Series C Preferred Stock, voting together as a single class on an as converted to Common Stock basis.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company the holders of shares of outstanding redeemable convertible preferred stock shall be entitled, on a pro rata, as converted and pari passu basis, to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the applicable original issue price for such series of preferred stock, plus any declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of redeemable convertible preferred stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event.

F-58

If the assets of the Company to be distributed among the holders of redeemable convertible preferred stock are insufficient to permit the payment to such holders, then any assets of the Company legally available for distribution will be distributed ratably among the holders of redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After the payment to the holders of redeemable convertible preferred stock of the full preferential amount specified above, any remaining assets of the Company available for distribution to its stockholders shall be distributed pro rata among the holders of common stock.

Dividends

The holders of redeemable convertible preferred stock are entitled to receive dividends out of any assets legally available only when, as, and if declared by the Company’s Board, prior to and in preference to any declaration or payment of any dividend on the common stock. Such dividends are noncumulative. As of December 31, 2022, and 2021, there were no cumulative dividends owed or in arrears.

Voting

Each holder of redeemable convertible preferred stock shall be entitled to the number of votes equal to the number of whole shares of common stock into which such shares of redeemable convertible preferred stock could then be converted as of the record date. Holders of redeemable convertible preferred stock shall vote together with the holders of common stock as a single class.

The holders of Series A redeemable convertible preferred stock, exclusively and voting together as a separate class on a converted to common stock basis, are entitled to elect one director to the Company’s Board. The holders of Series B redeemable convertible preferred stock, exclusively and voting together as a separate class on a converted to common stock basis, are entitled to elect one director to the Company’s Board.

Down-Round Antidilution Protection

In the event the Company issues its common stock without consideration or for consideration per share that is less than the conversion price in effect for each series of the redeemable convertible preferred stock, then the conversion price for that series shall be reduced to increase the number of shares of common stock into which such series of redeemable convertible preferred shares is convertible.

Note 9. Warrants to Purchase Redeemable Convertible Preferred Stock

In connection with the issuance of Series C redeemable convertible preferred stock, the Company issued warrants to purchase Series C redeemable convertible preferred stock (“Series C Warrant”, collectively “Series C Warrants”). The Series C Warrant holders are entitled to purchase up to 1,510,138 Series C redeemable convertible preferred shares at an exercise price of $7.13 per share. The Series C Warrants are fully vested upon issuance and expire in June 2032. There have been no exercises of Series C Warrants as of December 31, 2022.

The Company measures its Series C Warrant liability, classified as a Level 3 liability, at fair value on a recurring basis with the change in fair value recorded in the consolidated statements of operations and comprehensive loss until the warrants are exercised, expire or other facts and circumstances lead the warrant liability to be reclassified as an equity instrument. The fair value is determined using an option-pricing backsolve method. The fair value of the Series C Warrant Liability as of December 31, 2022 was determined by using a probability weighted expected return method under a scenario in which the Company completes a merger with a public company and a scenario in which the Company continues to operate until a later exit, which was estimated using the option pricing method.

F-59

The following assumptions were used in estimating the fair value of the warrants:

As of issuance in July 2022:

Risk-free interest rate	3.11%
Expected life (years)	2.5
Expected volatility	95.0%
Annual dividend yield	0.0%

As of December 31, 2022:

Risk-free interest rate	4.41%
Expected life (years)	2.00
Expected volatility	95.0%
Annual dividend yield	0.00%

The following is a summary of the Company’s redeemable convertible preferred stock warrant liability activity for the years ended December 31, 2022:

Redeemable convertible preferred stock warrant liability
Balance as of December 31, 2021	$—
Fair value of warrants at issuance	2,053
Change in fair value	3,060
Balance as of December 31, 2022	$5,113

Note 10. Equity Incentive Plan and Stock Based Compensation Expense

2015 Equity Incentive Plan

The Company adopted the 2015 Equity Incentive Plan (the “2015 Plan”) in August 2015, which provides for the granting of ISO, NSO, and restricted shares to employees, directors, and consultants. The 2015 Plan authorized a total of 591,394 shares reserved for future issuance. Under amendments to the 2015 Plan, an additional 2,547,746 shares in 2017, 2,243,140 shares in 2019, and 500,000 shares in 2022 were authorized to be reserved for future issuance. As of December 31, 2022, there were 5,882,280 shares of common stock reserved for future issuance pursuant to the 2015 Plan.

Options under the 2015 Plan may be granted for periods of up to 10 years and at prices no less than 100% of the estimated fair value of the underlying shares of common stock on the date of grant as determined by the Board provided that the exercise price of an ISO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. The 2015 Plan requires that options be exercised no later than 10 years after the grant. Options granted to employees generally vest ratably on a monthly basis over four years, subject to cliff vesting restrictions and continuing service.

F-60

The following summarizes stock option activity under the 2015 Plan:

	Options Outstanding
	Total Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life	Aggregate Intrinsic Value
			(in years)	(in thousands)
Outstanding as of December 31, 2021	4,748,713	$1.39	6.6	$741
Granted	210,000	$1.55
Exercised	(88,500)	$0.71
Cancelled	(2,022,729)	$1.39
Outstanding as of December 31, 2022	2,847,484	$1.43	7.3	$1,419
Exercisable as of December 31, 2022	1,757,275	$1.36	6.6	$998
Vested and expected to vest as of December 31, 2022	2,847,484	$1.43	7.3	$1,419

The aggregate intrinsic value of stock options exercised was $74 thousand and $22 thousand for the years ended December 31, 2022, and 2021, respectively. There was no restricted stock activity (RSA) under the 2015 Plan for the year ended December 31, 2022.

Stock-Based Compensation Expense

Weighted-average grant date fair value of the options granted during the years ended December 31, 2022, and 2021, was $1.03 per share and $0.91 per share, respectively. The Company estimated the fair value of stock options using the Black-Scholes option pricing model which requires the use of highly subjective assumptions to determine the fair value of stock-based awards. The fair value of employee and non-employee stock options is recognized as expense on the straight-line basis over the requisite service period of the awards. These assumptions include:

●	Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

●	Expected volatility — Since the Company is privately held and does not have any trading history for its common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded biotechnology companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, stage in the life cycle or area of specialty. The Company will continue to apply this process until enough historical information regarding the volatility of its own stock becomes available.

F-61

●	Expected term — The expected term represents the period that stock-based awards are expected to be outstanding. The expected term for option grants is determined using the simplified method. The simplified method deems the term to be the midpoint of the time-to-vesting and the contractual term of the stock-based awards. The Company utilizes this method due to lack of historical exercise data.

●	Expected dividend rate — The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.

The fair value of employee stock options during the years ended December 31, 2022, and 2021 was estimated using the following weighted-average assumptions:

	Year ended December 31,
	2022	2021
Expected term (in years)	6.00	5.68
Risk-free interest rate	1.61%	1.07%
Expected dividend rate	0.0%	0.0%
Expected volatility	75.73%	67.81%

The following table summarizes the components of stock-based compensation expense relating to options recognized in the Company’s statement of operations and comprehensive loss (in thousands):

	Year ended December 31,
	2022	2021
Research and development	$146	$178
General and administrative	435	601
Total	$581	$779

As of December 31, 2022, the total stock-based compensation expense related to stock awards not yet recognized was $1.0 million and will be recognized over a weighted-average remaining period of approximately 2.2 years.

Note 11. Commitments and Contingencies

Employee Benefit Plan

The Company sponsors a 401(k) defined contribution plan for its employees. This plan provides for tax-deferred salary deductions for all employees. Employee contributions are voluntary. Employees may contribute up to 100% of their annual compensation to this plan, as limited by an annual maximum amount as determined by the IRS. The Company does not make matching contributions under its 401(k) plan.

F-62

Contingencies

From time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. The Company was not subject to any material legal proceedings during the years ended December 31, 2022 or 2021 and no material legal proceedings are currently pending or threatened.

Indemnification

In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. As permitted under Delaware law and in accordance with its bylaws, the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is or was serving in such capacity. The Company is also party to indemnification agreements with its officers and directors. In some cases, the indemnification will continue after the termination of the agreement. The maximum potential amount of future payments that the Company could be required to make under these provisions is not determinable. The Company has never incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. The Company is not currently aware of any indemnification claims. Accordingly, the Company has not recorded any liabilities for these indemnification rights and agreements as of December 31, 2022 and 2021.

Note 12. Income Taxes

The reconciliation of the federal statutory income tax to the Company’s effective income tax expense from the year ended December 31, 2022 and December 31, 2021 is as follows (in thousands):

	Year Ended December 31,
	2022	2021
Federal statutory income tax	21.0%	21.0%
State income taxes	7.7	5.9
PPP loan forgiveness	1.5	1.0
Share-based compensation	(0.2)	(0.6)
R&D credits	4.2	5.1
ASC 740-10 reserve	(1.0)	(1.3)
SAFE Liability remeasurement	(3.7)	—
Other	(1.0)	(0.1)
Change in valuation allowance	(28.5)	(31.0)
Total provision for income taxes	—%	—%

F-63

Deferred income taxes reflect the net tax effect of temporary differences between amounts recorded for financial reporting purposes and the amounts used for tax purposes. Deferred income taxes consist of the following (in thousands):

	December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$15,403	$13,176
Tax credit carryforwards	2,675	2,227
Property and equipment	23	7
Capitalized research and experimental cost	1,401	—
Stock compensation	252	228
Other	96	113
Subtotal	19,850	15,751
Valuation allowance	(19,850)	(15,751)
Net deferred tax assets (liabilities)	$—	$—

A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. Due to the uncertainties surrounding the realization of deferred tax assets through future taxable income, the Company has provided a full valuation allowance and therefore no benefit has been recognized for the net operating loss carryforwards and other deferred tax assets.

The valuation allowance increased by $4.1 million during the year ended December 31, 2022. As of December 31, 2022, the Company had federal and state net operating loss (“NOL”) carryforwards of approximately $57.4 million and $38.1 million, respectively. As of December 31, 2021, the Company had federal and state net NOL carryforwards of $51.9 million and $26.0 million, respectively. Federal and State net operating loss carryforwards will begin to expire in 2034, if not utilized.

As of December 31, 2022, the Company had federal and California research and development (“R&D”) credit carryforwards of approximately $1.9 million and $1.6 million, respectively. As of December 31, 2021, the Company had federal and California research and development (“R&D”) credit carryforwards of approximately $1.6 million and $1.4 million, respectively. The Federal R&D credit carryforwards will begin to expire in 2034, if not utilized. California R&D credit carryforward may be carried forward indefinitely.

The Company’s ability to utilize net operating losses in the future may be subject to substantial restriction in the event of past or future ownership changes as defined in Section 382 of the Internal Revenue Code and similar state tax laws. In the event the Company should experience an ownership change, as defined, utilization of its net operating loss carryforwards and credits may be subject to a substantial annual limitation. The annual limitation may result in the expiration of net operating losses and credits before utilization.

The Company complies with ASC 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. The Company adopted the provisions set forth in FASB ASC Topic 740-10, issued originally as FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. This pronouncement sets a “more likely than not” criterion for recognizing the tax benefit of uncertain tax positions.

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Uncertain tax positions are comprised as follows:

	December 31,
	2022	2021

Balance at the beginning of the period	$742	$536
Additions for tax positions taken in current year	150	206
Ending balance	$892	$742

In connection with the unrecognized tax benefits noted above, no penalties and interest were recognized at December 31, 2022. The Company does not anticipate any adjustments that would result in a material change in its unrecognized tax benefits within twelve months of the reporting date.

The Company files federal income tax returns and income tax returns for several states within the United States. The Company is not currently under examination by income tax authorities in Federal or State jurisdictions. All tax returns will remain open for examination by the Federal and State authorities for three and four years, respectively, from the date of utilization of any NOL.

Note 13. Related Party Transactions

During 2022 and 2021, the Company recorded general and administrative expenses of $0.3 million and $0.4 million, respectively, related to consulting services provided by the founder and Chairman of the Company’s Board. The Company accrued $60,000 and $0 for such services as of December 31, 2022 and 2021, respectively.

Note 14. Net Loss Per Share

The following table sets forth the computation of the basic and diluted net loss per share (in thousands except share and per share data):

	Year ended December 31,
	2022	2021
Numerator:
Net loss	$(14,407)	$(16,052)
Denominator:
Weighted-average shares of common stock outstanding used to compute net loss per share, basic and diluted	10,423,934	5,651,101
Net loss per share, basic and diluted:	$(1.38)	$(2.84)

The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be antidilutive. Therefore, the weighted-average number of shares of Common Stock outstanding used to calculate both basic and diluted net loss per share is the same. Potentially dilutive securities that were not included in the diluted per share calculations because they would be anti-dilutive were as follows:

	Year Ended December 31,
	2022	2021
Series A-1 redeemable convertible preferred stock	1,815,484	3,583,743
Series A-2 redeemable convertible preferred stock	308,602	1,194,403
Series A-3 redeemable convertible preferred stock	191,493	1,234,382
Series A-4 redeemable convertible preferred stock	—	956,297
Series A-5 redeemable convertible preferred stock	—	114,573
Series A-6 redeemable convertible preferred stock	—	1,779,996
Series B-1 redeemable convertible preferred stock	58,220	775,744
Series B-2 redeemable convertible preferred stock	3,497,953	5,898,990
Series C-1 redeemable convertible preferred stock	848,856	—
Series C-2 redeemable convertible preferred stock	661,282	—
Warrants to purchase redeemable convertible preferred stock	1,510,138	—
Stock options, issued and outstanding	2,847,484	4,748,713
Total	11,739,512	20,286,841

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Note 15. Subsequent Events

The Company has evaluated all events occurring through May 11, 2023, the date on which the consolidated financial statements were available for issuance, during which time, nothing has occurred outside the normal course of business operations that would require disclosure other than the events disclosed below.

Agreement and Plan of Merger

On February 22, 2023, the Company entered into a Merger Agreement with VBL and Vibrant Merger Sub, Inc., a Delaware corporation and VBL’s direct, wholly-owned subsidiary (“Merger Sub”), pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Notable will be merged with and into Merger Sub (such transaction, the “Merger”) at the effective time of the Merger (the “Effective Time”), with Notable continuing after the Merger as the surviving corporation and a wholly-owned subsidiary of VBL.

At the Effective Time, each outstanding share of Notable capital stock will be converted into the right to receive VBL ordinary shares, as set forth in the Merger Agreement. Under the exchange ratio formula in the Merger Agreement, immediately following the Effective Time, the former Notable securityholders are expected to own approximately 76% of the VBL ordinary shares on a fully diluted basis and subject to adjustment and securityholders of VBL as of immediately prior to the Effective Time are expected to own approximately 24% of the VBL ordinary shares on a fully diluted basis and subject to adjustment. Under certain circumstances, the ownership percentages may be adjusted upward or downward based on the level of VBL’s Net Cash at the closing of the Merger, and the terms and net proceeds of Notable’s pre-merger financing.

The Merger Agreement provides that, immediately following the Effective Time, the board of directors of the combined company will consist of up to seven directors, with one director designated by VBL. Upon the closing of the transaction, the combined company will be led by Notable’s chief executive officer and executive management team. In connection with the Merger, VBL will seek to amend its articles of incorporation to: (i) effect an increase of its registered share capital and/or effect a reverse split of its ordinary shares at a ratio to be determined; (ii) change its name to “Notable Labs, Ltd.”; and (iii) make other such changes as mutually agreeable to VBL and Notable.

VBL and Notable’s obligations to consummate the Merger are subject to the satisfaction or waiver of customary closing conditions, including, among others, obtaining the requisite approval of VBL’s stockholders, obtaining the requisite approval of Notable’s stockholders, proceeds of Notable’s pre-closing financing, net of certain specified expenses, not being less than $5.0 million and VBL’s Net Cash not being less than $15.0 million.

F-66

Financing

In connection with the Merger Agreement, the Company entered into Simple Agreements for Future Equity (the “SAFEs”) with certain investors by which the Company received $4.3 million of gross proceeds and a Series D Preferred Stock Purchase Agreement (the “Series D Purchase Agreement”). Under the terms of the Series D Purchase Agreement, the SAFE holders will exchange their respective SAFEs for 6,118,198 shares of Series D-1 Preferred Stock at the time when all conditions precedent to the closing of the Merger contained in the Merger Agreement, shall have been satisfied or waived and all other conditions precedent in the Series D Purchase Agreement have been satisfied or waived. In the event the Merger does not close, the SAFE holders will not have their funds returned. Additionally, under the Series D Purchase Agreement, certain investors committed to purchase, and the Company agreed to issue, 5,891,911 shares of Series D-2 Preferred Stock to such investors in exchange for $6.0 million, the closing of which will take place at the time all conditions precedent to the closing of the Merger contained in the Merger Agreement, shall have been satisfied or waived and all other conditions precedent in the Series D Purchase Agreement shall have been satisfied or waived. The SAFEs were recorded as a liability at issuance and subject to remeasurement at each reporting date, with changes in fair value recorded in other income (expense), net in the consolidated statements of operations and comprehensive loss.

The Company’s closing of private financing will be recorded in the aggregate amount of approximately $10.3 million (approximately $4.4 million from Series D SAFEs that convert into shares of Notable’s Series D-1 Preferred Stock and approximately $6.0 million from Series D-2 Preferred Stock, all of which will convert into Notable common stock which will be further exchanged for VBL Ordinary Shares at the Effective Time).

Lease Extension

In April 2023, the Company extended the lease for its facilities in Foster City, California. The term of the lease is extended beginning in June 2023 to May 2027. The Company has the right to terminate the lease effective as of March 2025 upon providing four months of notice and four months of base rent for the year of the notice as an early lease termination fee. Total lease payments from June 2023 through May 2027 will be approximately $2.2 million.

F-67

NOTABLE LABS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,998	$1,581
Prepaid expenses and other current assets	830	1,407
Total current assets	3,828	2,988

Property and equipment, net	385	442
Finance lease right-of-use assets, net	398	-
Operating lease right-of-use assets	177	357
Investment in SAFE	1,500	1,500
Other assets	224	224
Total assets	$6,512	$5,511

Liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$2,489	$753
Accrued expenses and other current liabilities	987	900
Finance lease liabilities, current	76	-
Operating lease liabilities, current	178	361
Total current liabilities	3,730	2,014

Finance lease liabilities, net of current amount	322	-
SAFE notes	6,215	-
Redeemable convertible preferred stock warrant liability	4,017	5,113
Total liabilities	14,284	7,127

Commitments and contingencies

Series A redeemable convertible preferred stock, par value $0.001, 8,863,394 shares authorized as of March 31, 2023 and December 31, 2022, and 2,315,579 shares issued and outstanding as of March 31, 2023 and December 31, 2022; aggregate liquidation preference of $6.5 million as of March 31, 2023 and December 31, 2022	6,653	6,653
Series B redeemable convertible preferred stock, par value $0.001, 6,674,734 shares authorized as of March 31, 2023 and December 31, 2022, and 3,556,173 shares issued and outstanding as of March 31, 2023 and December 31, 2022; aggregate liquidation preference of $21.5 million as of March 31, 2023 and December 31, 2022	21,440	21,440
Series C redeemable convertible preferred stock, par value $0.001, 18,148,550 shares authorized as of March 31, 2023 and December 31, 2022, and 1,510,138 shares issued and outstanding as of March 31, 2023 and December 31, 2022; aggregate liquidation preference of $10.1 million as of March 31, 2023 and December 31, 2022	7,259	7,259

Stockholders’ deficit
Common stock, $0 .001 par value; 45,100,000 shares authorized as of March 31, 2023 and December 31, 2022, and 15,424,359 shares issued and outstanding as of March 31, 2023 and December 31, 2022	15	15
Additional paid in capital	34,177	34,061
Accumulated deficit	(77,316)	(71,044)
Total stockholders’ deficit	(43,124)	(36,968)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$6,512	$5,511

See the accompanying notes to the condensed consolidated financial statements.

F-68

NOTABLE LABS, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended
	March 31,
	2023	2022

Services revenue	$-	$-

Operating expenses
Research and development	1,596	2,593
General and administrative	3,923	1,786
Total operating expenses	5,519	4,379

Loss from operations	(5,519)	(4,379)

Other income (expense), net	(753)	1,250

Net loss and comprehensive loss	$(6,272)	$(3,129)

Net loss per share, basic and diluted	$(0.41)	$(0.55)

Weighted-average common shares outstanding, basic and diluted	15,424,359	5,669,483

See the accompanying notes to the condensed consolidated financial statements.

F-69

NOTABLE LABS, INC.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share amounts)

(Unaudited)

For the Three Months Ended March 31, 2023

	Redeemable
	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance December 31, 2022	7,381,890	$35,352	15,424,359	$15	$34,061	$(71,044)	$(36,968)
Stock-based compensation expense	-	-	-	-	116	-	116
Net loss	-	-	-	-	-	(6,272)	(6,272)
Balance March 31, 2023	7,381,890	$35,352	15,424,359	$15	$34,177	$(77,316)	$(43,124)

For the Three Months Ended March 31, 2022

	Redeemable
	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance December 31, 2021	15,538,128	$58,815	5,669,483	$6	$2,688	$(56,637)	$(53,943)
Exercise of common stock options	-	-	-	-	17	-	17
Stock-based compensation expense	-	-	-	-	339	-	339
Net loss	-	-	-	-	-	(3,129)	(3,129)
Balance March 31, 2022	15,538,128	$58,815	5,669,483	$6	$3,044	$(59,766)	$(56,716)

See the accompanying notes to the condensed consolidated financial statements.

F-70

NOTABLE LABS, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,272)	$(3,129)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	68	89
Stock-based compensation	116	339
Non-cash operating leases	184	146
Gain on sale of marketable securities	-	2
Gain from PPP loan forgiveness	-	(1,038)
Change in fair value of SAFE notes	1,865	-
Change in fair value of SAFE warrant liability	(1,096)	(218)
Change in operating assets and liabilities
Prepaid expenses	577	110
Accounts payable	1,735	14
Accrued expenses and other current liabilities	87	(664)
Operating lease liabilities	(187)	(144)
Net cash used in operating activities	(2,923)	(4,493)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(4)	(18)
Purchases of marketable securities	-	(594)
Proceeds from maturities of marketable securities	-	594
Proceeds from sales of marketable securities	-	870
Net cash provided by (used) in investing activities	(4)	852

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of common stock options	-	17
Repayment of finance lease liabilities	(7)	-
Proceeds from the issuance of the SAFE agreement	4,351	3,204
Net cash provided by financing activities	4,344	3,221

Net increase (decrease) in cash and cash equivalents	1,417	(420)
Cash and cash equivalents at the beginning of the year	1,581	2,401
Cash and cash equivalents at the end of the year	$2,998	$1,981

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

Issuance of finance lease liability for finance lease right-of-use asset	$405	$-

See the accompanying notes to the condensed consolidated financial statements.

F-71

NOTE 1 – ORGANIZATION

Description of Business

Notable Labs, Inc. (“Notable” or the “Company”) and its wholly owned subsidiary is an emerging tech-bio therapeutics company dedicated to the development and commercialization of a predictive precision medicine platform and products that treat various forms of cancer. The Company was incorporated in Delaware in June 2014 and is located in Foster City, California.

Liquidity and Going Concern Assessment

The Company has incurred losses and negative cash flows from operations since its inception. As of March 31, 2023, the Company has an accumulated deficit of approximately $77.3 million. As of March 31, 2023, the Company had cash of $3.0 million and has forecasted cash needs in excess of current liquidity. These conditions raise substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued.

The Company’s ability to fund its operations will require additional capital, and the Company intends to raise such capital through the issuance of additional debt or equity, including in connection with potential merger opportunities, or through licensing or collaboration agreements.

These plans are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern; however, as the plans are not entirely within the Company’s control, management has determined it is not probable they will be effectively implemented.

These financial statements have been prepared on a going concern basis and do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary in the event the Company can no longer continue as a going concern.

The Company is continuing to develop its medicine platform and treatments, which is the primary use of funds for the Company. Management expects to continue to incur additional substantial losses and negative cash flows from operations in the foreseeable future as a result of expanded research and development activities until regulatory approval is granted. Regulatory approval is not guaranteed and may never be obtained.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish these plans and secure sources of financing and ultimately attain profitable operations. However, if such financing is not approved, does not occur, or alternative financing is not available at adequate levels or on acceptable terms, or profitable operations are not attained, the Company could be required to significantly reduce operating expenses and delay, reduce the scope of or eliminate some of its development programs, enter into a collaboration or other similar arrangement with respect to commercialization rights to any of its product candidates, out license intellectual property rights to its product candidates and sell unsecured assets, or a combination of the above. Any of these actions could have a material adverse effect on the Company’s business, results of operations, financial condition and/or its ability to fund its scheduled obligations on a timely basis or at all. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

F-72

NOTE 2 – BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Notable have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for annual financial statements. These unaudited interim condensed consolidated financial statements should therefore be read in conjunction with the audited consolidated financial statements and notes for the year ended December 31, 2022. In the opinion of management, all adjustments (of a normal recurring nature) considered necessary for the fair statement of the results for the interim periods presented have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for the full year.

The condensed consolidated financial statements include the accounts of Notable and its wholly owned subsidiary, all of which are denominated in US dollars. All intercompany balances and transactions have been eliminated in consolidation.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

The accounting policies and calculation methods applied in the preparation of the unaudited condensed consolidated interim financial statements are consistent with those applied in the preparation of the annual financial statements as of December 31, 2022 and for the year then ended.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP generally requires management to make certain estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. The Company regularly evaluates estimates and assumptions related to assets and liabilities, and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of expenses during the reporting period. Areas where management uses subjective judgments include, but are not limited to, measurement of lease liabilities and right of use assets, impairment of long-lived assets, stock-based compensation, accrued research and development costs, and redeemable convertible preferred stock warrant liability in the accompanying consolidated financial statements. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Segments

The Company operates and manages its business as one reportable operating segment, which is the business of developing predictive precision medicines that treat various forms of cancer. The Company’s chief executive officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for allocating resources and evaluating financial performance. All the Company’s long-lived assets are maintained in, and all revenues and losses are attributable to, the United States of America.

Revenue Recognition

The Company has not recorded any contract assets as of March 31, 2023 and 2022 as the Company has not completed any performance obligations for which it has not been able to bill its customers. Costs of services revenue are immaterial and recorded in operating expenses.

Recently Adopted Accounting Pronouncements

As of March 31, 2023, there are no recently adopted accounting standards which would have a material effect on the Company’s financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

As of March 31, 2023, there are no recently issued accounting standards not yet adopted which would have a material effect on the Company’s financial statements.

F-73

NOTE 4 – FAIR VALUE MEASUREMENTS

The following table sets forth the Company’s financial liabilities that are measured at fair value on a recurring basis by level with the fair value hierarchy (in thousands):

	As of March 31, 2023
	Level 1	Level 2	Level 3	Total Fair Value
Liabilities
SAFE notes	$—	$—	$6,215	$6,215
Preferred stock warrant liability	$—	$—	$4,017	$4,017

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total Fair Value
Liabilities
Preferred stock warrant liability	$—	$—	$5,113	$5,113

There were no transfers between Levels 1, 2, or 3 during the three months ended March 31, 2023 and the year ended December 31, 2022. Additionally, there were no cash equivalents or marketable securities held as of March 31, 2023 or December 31, 2022

The value of the warrants was based on the estimated value of the Company as of March 31, 2023. The following assumptions were used in determining the fair value of the warrants:

Risk Free interest rate	4.9%
Expected life (years)	0.25
Expected volatility	95.0%
Annual dividend yield	0%

In connection with the Merger Agreement, the Company entered into Simple Agreements for Future Equity (the “SAFEs”) with certain investors by which the Company received $4.3 million of gross proceeds and a Series D Preferred Stock Purchase Agreement (the “Series D Purchase Agreement”). Under the terms of the Series D Purchase Agreement, the SAFE holders will exchange their respective SAFEs for 6,118,198 shares of Series D-1 Preferred Stock at the time when all conditions precedent to the closing of the Merger contained in the Merger Agreement, shall have been satisfied or waived and all other conditions precedent in the Series D Purchase Agreement have been satisfied or waived. In the event the Merger does not close, the SAFE holders will not have their funds returned. The value of the SAFE notes was based on the conversion value of the SAFE notes as of March 31, 2023.

The following is a summary of the Company’s SAFE warrant liability and SAFE notes activity for the three months ended March 31, 2023:

	Redeemable convertible preferred stock warrant liability	SAFE notes
Balance as of December 31, 2022	$5,113	$ — _
Fair value of SAFE notes at issuance	—	4,351
Change in fair value	(1,096)	1,865
Balance as of March 31, 2023	$4,017	$6,215

F-74

NOTE 5 – BALANCE SHEET COMPONENTS

The following table presents the components of prepaid expenses and other current assets as of March 31 2023 and December 31, 2022 (in thousands):

	March 31, December 31,
	2023	2022
Accounts receivable	$8	$8
Employee retention credit	572	1,237
Prepaid expenses	225	119
Prepaid benefits	19	37
Prepaid clinical expenses	6	6
Total prepaid expenses and other current assets	$830	$1,407

During fiscal years 2020 and 2021, the Company took advantage of the relief provisions provided by the U.S. government in response to COVID-19 under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act provides an employee retention credit (“Employee Retention Credit”), which is a refundable tax credit against certain employment taxes dependent on certain qualified wages paid to employees through fiscal year 2021. The Company qualifies for the tax credit under the CARES Act and continued to receive additional tax credits under the additional relief provisions for qualified wages through the end of 2021. During the fiscal year ended December 31, 2021, the Company recorded $1.0 million related to the Employee Retention Credit in operating expenses. The Company accounts for these labor related tax credits as a reduction to the expense that they are intended to compensate in the period in which the corresponding expense is incurred and there is reasonable assurance the Company will both receive the tax credits and comply with all conditions attached to the tax credits. As of March 31, 2023 and December 31, 2022, $0.6 and $1.2 million, respectively, was recorded as a receivable in prepaid and other current assets. The Company received $0.7 million of the receivable in February 2023 and believes there is reasonable assurance the remaining balance will be collected.

Property and Equipment, Net

The following table presents the components of property and equipment, net, as of March 31, 2023 and December 31, 2022 (in thousands):

	March 31, December 31,
	2023	2022
Computer equipment	$175	$171
Laboratory equipment	1,950	1,950
Furniture and office equipment	29	29
Leasehold improvements	73	73
	2,227	2,223
Less: accumulated depreciation	(1,842)	(1,781)
Total property and equipment, net	$385	$442

Depreciation expense was approximately $0.1 million for each of the three months ended March 31, 2023 and 2022.

Investment in SAFE

In October 2021, the Company entered into a simple agreement for future equity (“Oncoheroes SAFE”) agreement for $1.5 million in exchange for a right to participate in a future equity financing of preferred stock to be issued by Oncoheroes Biosciences Inc. (“Oncoheroes”). Alternatively, upon a dissolution or liquidity event such as a change in control or an initial public offering, the Company is entitled to receive a portion of $1.5 million. The number of shares of preferred stock would be determined by dividing the Oncoheroes SAFE purchase amount by price per share of the preferred stock issued in the respective equity financing. The Company recorded the investment of $1.5 million as an investment in the Oncoheroes SAFE on the consolidated balance sheet at March 31, 2023 and December 31, 2022. The investment in the Oncoheroes SAFE is treated as an investment in an equity security that the Company has elected to record at its cost less any impairment. No impairment losses have been recognized related to the investment for the three months ended March 31, 2023 and 2022.

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Accrued Expenses and Other Current Liabilities

The following table presents the components of accrued expenses and other current liabilities as of March 31, 2023 and December 31, 2022 (in thousands):

	March 31, December 31,
	2023	2022
Accrued expenses	$723	651
Accrued employee expenses	3	10
Accrued bonuses	261	239
Total accrued expenses and other current liabilities	$987	$900

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES RELATED PARTIES

As of March 31, 2023 and December 31, 2022, the Company owed related parties the following:

	March 31, 2023			December 31, 2022
	Accounts	Accrued		Accounts	Accrued
	Payable	Expenses	Total	Payable	Expenses	Total
Chairman of Board of Directors	$60,833	$-	$60,833	$-	$60,000	$60,000

During the three months ended March 31, 2023 and 2022, the Company recorded general and administrative expenses of $90,050, related to the consulting services.

NOTE 7 – CO-DEVELOPMENT AND LICENSE AGREEMENTS

Oncoheroes Agreement

In September 2021, the Company entered into an Exclusive License Agreement with Oncoheroes (the “Oncoheroes Agreement”) whereby the Company obtained worldwide exclusive development and commercialization rights in the small molecule volasertib for uses relating to certain types of cancer in adults. Under the terms of the Oncoheroes Agreement, Oncoheroes retains the right to develop and commercialize volasertib for cancers not licensed to the Company.

Under the terms of the agreement, the Company is obligated to make additional clinical and regulatory milestone payments up to a total of $8.0 million, plus tiered royalties from the mid-single digits up to mid-teens on net sales. In the event the Company grants a sublicense of rights, the Company will need to pay Oncoheroes a high single digit percentage of any upfront payment obtained from such sublicenses. No milestones have been met during the three months ended March 31, 2023 and 2022, and the Company did not make any royalty payments as the related product has not been approved for commercialization.

The Company also entered a SAFE agreement with Oncoheroes in October 2021 for $1.5 million recorded in the investment in SAFE on the balance sheet, as discussed in Note 5.

CicloMed Agreement

In July 2021, the Company entered into a Co-Development and Profit-Sharing Agreement with CicloMed LLC (“CicloMed”) (the “CicloMed Agreement”) regarding use of the Company’s precision oncology diagnostic test in the research and development of CicloMed’s CicloProx product for the treatment of acute myeloid leukemia. Under the terms of the co-development agreement, CicloMed holds the primary responsibility for executing clinical trial operations while Notable is primarily focused on optimizing Notable’s predictive precision medicine platform. Both parties will equally share the costs associated with the on-going clinical trial incurred after the effective date. In the event a CicloProx product is commercially developed and sold, the parties will share in the net proceeds. The Company recorded $0.1 million and $0 million for the three months ended March 31, 2023 and 2022, respectively, as research and development expense related to this agreement.

NOTE 8 – SIMPLE AGREEMENTS FOR FUTURE EQUITY NOTES

The Company entered into Simple Agreements for Future Equity (the “SAFEs”) with certain investors, during the three months ended March 31, 2023, by which the Company received $4.3 million of gross proceeds and a Series D Preferred Stock Purchase Agreement (the “Series D Purchase Agreement”). Under the terms of the Series D Purchase Agreement, the SAFE holders will exchange their respective SAFEs for 6,118,198 shares of Series D-1 Preferred Stock at the time when all conditions precedent to the closing of the Merger contained in the Merger Agreement, shall have been satisfied or waived and all other conditions precedent in the Series D Purchase Agreement have been satisfied or waived. In the event the Merger does not close, the SAFE holders will not have their funds returned. Additionally, under the Series D Purchase Agreement, certain investors committed to purchase, and the Company agreed to issue, 5,891,911 shares of Series D-2 Preferred Stock to such investors in exchange for $6.0 million, the closing of which will take place at the time all conditions precedent to the closing of the Merger contained in the Merger Agreement, shall have been satisfied or waived and all other conditions precedent in the Series D Purchase Agreement shall have been satisfied or waived. The SAFEs were recorded as a liability at issuance and subject to remeasurement at each reporting date, with changes in fair value recorded in other income (expense), net in the consolidated statements of operations and comprehensive loss.

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NOTE 9 – INCOME TAXES

Income tax expense was $0 for the three months ended March 31, 2023 and 2022.

As of January 1, 2023, the Company had no unrecognized tax benefits, and accordingly, the Company did not recognize interest or penalties during the three months ended March 31, 2023 related to unrecognized tax benefits. There has been no change in unrecognized tax benefits during the three months ended March 31, 2023, and there was no accrual for uncertain tax positions as of March 31, 2023. Tax years from 2019 through 2022 remain subject to examination by major tax jurisdictions.

There is no income tax benefit for the losses for the three months ended March 31, 2023 and 2022, since management has determined that the realization of the net tax deferred asset is not assured and has created a valuation allowance for the entire amount of such benefits.

NOTE 10 – LEASES

In February 2023, the Company entered into a finance lease for equipment with a value of $405,000 along with a service contract with a value of $181,000. The finance lease is being accounted in accordance with FASB ASC 842, Leases, and the service contract is expensed over the term of the lease.

As of March 31, 2023, the Company had operating lease agreements for its facilities at Foster City, California, which expires in May 2023, as well as several pieces of equipment with varying terms and which expire on various dates in 2023.

The following table summarizes total lease expense during the three months ended March 31, 2023 and 2022 (in thousands):

	March 31, 2023	March 31, 2022
Amortization of Right of Use Assets – Finance Leases	$7	$—
Interest on Lease Liabilities – Finance Leases	1	—
Cash paid for operating lease liabilities	187	155
Operating lease expense	185	188
Variable lease expense	22	36
Short-term lease expense	0	83

NOTE 11 – EQUITY INCENTIVE PLAN AND STOCK BASED COMPENSATION EXPENSE

2015 Equity Incentive Plan

The Company adopted the 2015 Equity Incentive Plan (the “2015 Plan”) in August 2015, which provides for the granting of ISO, NSO, and restricted shares to employees, directors, and consultants. The 2015 Plan authorized a total of 591,394 shares reserved for future issuance. Under amendments to the 2015 Plan, an additional 2,547,746 shares in 2017, 2,243,140 shares in 2019, and 500,000 shares in 2022 were authorized to be reserved for future issuance. As of March 31, 2023, there were 5,882,280 shares of common stock reserved for future issuance pursuant to the 2015 Plan.

Options under the 2015 Plan may be granted for periods of up to 10 years and at prices no less than 100% of the estimated fair value of the underlying shares of common stock on the date of grant as determined by the Board provided that the exercise price of an ISO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. The 2015 Plan requires that options be exercised no later than 10 years after the grant. Options granted to employees generally vest ratably on a monthly basis over four years, subject to cliff vesting restrictions and continuing service.

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The following summarizes stock option activity under the 2015 Plan:

	Options Outstanding
	Total Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life	Aggregate Intrinsic Value
			(in years)	(in thousands)
Outstanding as of December 31, 2022	2,847,484	$1.43	7.3	$1,419
Granted	—	$—
Exercised	—	$—
Cancelled	16,667	$1.55
Outstanding as of March 31, 2023	2,830,817	$1.43	7.1	$1,413
Exercisable as of March 31, 2023	1,884,315	$1.37	6.4	$1,048
Vested and expected to vest as of March 31, 2023	2,830,817	$1.43	7.1	$1,413

There was no restricted stock activity (RSA) under the 2015 Plan for the three months ended March 31, 2023.

Stock-Based Compensation Expense

Stock-based compensation expense relating to stock options recognized in the Company’s statement of operations and comprehensive loss is as follows:

	March 31,	March 31,
	2023	2022

Research and development	$26	$49
General and administrative	90	290

Total	$116	$339

As of March 31, 2023, the total stock-based compensation expense related to stock options not yet recognized was $0.9 million and will be recognized over a weighted-average remaining period of approximately 2.0 years.

NOTE 12 – NET LOSS PER SHARE

The following table sets forth the computation of the basic and diluted net loss per share (in thousands except share and per share data):

	For the Three Months Ended March 31,
	2023	2022
Numerator:
Net loss	$(6,272)	$(3,129)
Denominator:
Weighted-average shares of common stock outstanding used to compute net loss per share, basic and diluted	15,424,359	5,669,483
Net loss per share, basic and diluted:	$(0.41)	$(0.55)

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The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be antidilutive. Therefore, the weighted-average number of shares of common stock outstanding used to calculate both basic and diluted net loss per share is the same.

NOTE 13 – SUBSEQUENT EVENTS

The Company has evaluated all events occurring through June 29, 2023, the date on which the consolidated financial statements were available for issuance, during which time, nothing has occurred outside the normal course of business operations that would require disclosure other than the events disclosed below.

Financing

As of March 31, 2023 the Merger has not occurred and under the Series D Purchase Agreement, certain investors committed to purchase, and the Company agreed to issue, 5,891,911 shares of Series D-2 Preferred Stock to such investors in exchange for $6.0 million, the closing of which will take place at the time all conditions precedent to the closing of the Merger contained in the Merger Agreement, shall have been satisfied or waived and all other conditions precedent in the Series D Purchase Agreement shall have been satisfied or waived. The SAFEs were recorded as a liability at issuance and subject to remeasurement at each reporting date, with changes in fair value recorded in other income (expense), net in the consolidated statements of operations and comprehensive loss.

The Company’s closing of private financing will be recorded in the aggregate amount of approximately $10.3 million (approximately $4.4 million from Series D SAFEs that convert into shares of Notable’s Series D-1 Preferred Stock and approximately $6.0 million from Series D-2 Preferred Stock, all of which will convert into Notable common stock which will be further exchanged for VBL Ordinary Shares at the Effective Time).

On June 28, 2023, Notable entered into Simple Agreements for Future Equity (the “D-2 SAFEs”) with certain investors who committed to purchase shares of Series D-2 Preferred Stock pursuant to the Series D Purchase Agreement. The D-2 SAFEs will convert into shares of Series D-2 Preferred Stock without a discount and reduce the purchase price owed by each such investor under the Series D Purchase Agreement on a dollar-for-dollar basis. In the event the Merger does not occur, the Series D-2 SAFEs will remain outstanding. Notable received approximately $2.0 million of aggregate gross proceeds from the purchasers of the D-2 SAFEs.

Lease Extension

In April 2023, the Company extended the lease for its facilities in Foster City, California. The term of the lease is extended beginning in June 2023 to May 2027. The Company has the right to terminate the lease effective as of March 2025 upon providing four months of notice and four months of base rent for the year of the notice as an early lease termination fee. Total lease payments from June 2023 through May 2027 will be approximately $2.2 million.

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Annex A

AGREEMENT AND PLAN OF MERGER

among:

VASCULAR BIOGENICS LTD;

VIBRANT MERGER SUB, INC.; and

NOTABLE LABS, INC.

Dated as of February 22, 2023

________________________________________

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Exhibits:

Exhibit A	Form of Vibrant Shareholder Support Agreement

Exhibit B	Form of Company Stockholder Support Agreement

Exhibit C	Form of Company Lock-Up Agreement

Exhibit D	Form of Vibrant Lock-Up Agreement

Exhibit E	Form of Declaration of Non-Israeli Residence

-v-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of February 22, 2023 by and among VASCULAR BIOGENICS Ltd., an Israeli corporation (“Vibrant”), Vibrant Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Vibrant (“Merger Sub”), and NOTABLE LABS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.

Recitals

A. Vibrant and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Vibrant.

B. The Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

C. The Vibrant Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Vibrant and its shareholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Vibrant Ordinary Shares to the stockholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Vibrant vote to approve the Vibrant Shareholder Matters and the Contemplated Transactions.

D. The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

E. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers and directors of Vibrant (solely in their capacity as shareholders of Vibrant) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A (the “Vibrant Shareholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their share capital of Vibrant in favor of the approval of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.

G. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Vibrant’s willingness to enter into this Agreement, the officers, directors and 5% or greater stockholders (together with their Affiliates) of the Company listed on Section A of the Company Disclosure Schedule (solely in their capacity as stockholders of the Company) are executing support agreements in favor of Vibrant in substantially the form attached hereto as Exhibit B (the “Company Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Company Capital Stock in favor of the adoption of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.

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H. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Vibrant’s willingness to enter into this Agreement, the officers, directors and stockholders of the Company listed on Section B of the Company Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit C (collectively, the “Company Lock-Up Agreements”).

I. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers and directors of Vibrant listed on Section A of the Vibrant Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit D (collectively, the “Vibrant Lock-Up Agreements”).

J. It is expected that within five (5) Business Days after the Registration Statement is declared effective under the Securities Act, the holders of shares of Company Capital Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and the Company’s certificate of incorporation and bylaws will execute and deliver an action by written consent adopting this Agreement, in form and substance reasonably acceptable to Vibrant, in order to obtain the Required Company Stockholder Vote (each, a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”).

K. Immediately prior to the execution and delivery of this Agreement, and as a condition of the willingness of Vibrant to enter into this Agreement, certain investors (each a “Financing Investor” and collectively the “Financing Investors”) have executed the Stock Purchase Agreement with the Company, pursuant to which such investors have agreed to purchase certain shares of Company Capital Stock prior to the Closing in connection with the Company Pre-Closing Financing.

Agreement

The Parties, intending to be legally bound, agree as follows:

Section 1. Definitions and Interpretative Provisions.

1.1 Definitions.

a) For purposes of the Agreement (including this Section 1):

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Vibrant relating to a potential Acquisition Proposal shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Vibrant, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

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“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Vibrant or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided however, in the case of the Company, the Company Pre-Closing Financing shall not be an Acquisition Transaction; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole, other than the sale, divestiture and/or winding down of the Vibrant Legacy Business or the sale, license or other disposition of any or all of the Vibrant Legacy Assets by Vibrant.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152), and the regulations promulgated pursuant to each of the foregoing laws.

“Allocation Certificate” shall have the meaning set forth in Section 6.16.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon by Vibrant and the Company at least ten (10) days prior to the Vibrant Shareholder Meeting (the “Determination Date”).

“Business Day” means any day other than a day on which banks in the State of New York or Israel are authorized or obligated to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any other corresponding or similar provision of any other Applicable Law enacted with COVID-19 (including an Executive Order of the U.S. President pursuant to Section 7508A of the Code).

“Code” means the Internal Revenue Code of 1986, as amended.

A-3

“Company Associate” means any current employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 3.6(a) and 3.6(d).

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries sponsors, contributes to, or provides benefits under or through, or has any obligation to contribute to or provide benefits under or through, or if such plan provides benefits to or otherwise covers any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries) or with respect to which the Company or any of its Subsidiaries has or may have any liability (contingent or otherwise, including be reason of being an ERISA Affiliate).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2, 3.3, 3.4 and 3.20.

“Company IP Rights” means all Intellectual Property owned, licensed to, or controlled by the Company or its Subsidiaries that is necessary for or used in the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” means any instrument or agreement governing, related to or pertaining to any Company IP Rights.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of the Agreement, (c) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, (e) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate or (f) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (c), (d) and (e), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

A-4

“Company Options” means options or other rights to purchase shares of Company Capital Stock issued by the Company, without duplication of the Company Warrants.

“Company Pre-Closing Financing” means an acquisition of Company Common Stock, or any security, instrument or obligation that is convertible into or exchangeable for shares of Company Common Stock in connection with the Closing, to be consummated prior to the Closing pursuant to the Stock Purchase Agreement with aggregate net cash proceeds (calculated after deduction of any brokerage fees and commissions, finders’ fees or financial advisory fees payable with respect to such cash proceeds, but not of any other Company Transaction Costs) to the Company of at least $8,000,000, and at most $12,000,000 (not including any conversion of pre-existing promissory notes in connection therewith), provided that such amount may be increased with Vibrant’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

“Company Registered IP” means all Company IP Rights that are owned or exclusively or non-exclusively licensed to the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“Company Stockholder Written Consent” shall have the meaning set forth in the recitals.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have made a Company Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal or (b) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4).

“Company Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company for the 12 month period ended December 31, 2022 provided to Vibrant prior to the date of this Agreement.

“Company Warrants” means warrants to purchase shares of Company Capital Stock issued by the Company, without duplication of the Company Options.

“Confidentiality Agreement” means the Confidentiality Agreement dated October 20, 2022, between the Company and Vibrant.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement, including any Vibrant Legacy Transaction and receipt of any proceeds from the Vibrant ATM Facility.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

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“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (A) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, compensation plans, programs, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans or arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

A-6

“Exchange Ratio” means, subject to Section 2.5(f), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) (i) the Company Valuation divided by (ii) the Company Outstanding Shares by (b) (i) the Vibrant Valuation divided by (ii) the Vibrant Outstanding Shares, in which:

●	“Company Outstanding Shares” means, subject to Section 2.5(f), the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis assuming, without limitation or duplication, (i) the exercise in full of all Company Options and Company Warrants outstanding as of immediately prior to the Effective Time (and excluding any unvested Company Options that are forfeited at the Effective Time), (ii) the conversion of all shares of Company Preferred Stock into Company Common Stock, (iii) the issuance of shares of Company Common Stock in respect of all other outstanding options, warrants, equity securities, convertible securities, restricted stock units, restricted stock awards or any other rights to receive such shares, whether conditional or unconditional and including any outstanding options or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Company Capital Stock respect to outstanding Company Options under the Company Plans as of immediately prior to the Effective Time), and (iv) the issuance of shares of Company Capital Stock pursuant to the Company Pre-Closing Financing or the applicable security, instrument or obligation that is convertible into or exchangeable for shares of Company Common Stock in connection with the Closing, set forth therein in connection with the Company Pre-Closing Financing.

●	“Company Valuation” means $110,000,000, which, for the avoidance of doubt, is the sum of a $100,000,000 pre-money valuation as set forth in the Stock Purchase Agreement, plus the expected aggregate net cash proceeds from the Company Pre-Closing Financing; provided, however, that the “Company Valuation” shall be adjusted as agreed by the Financing Investors if (i) the pre-money valuation as set forth in the Stock Purchase Agreement is other than $100,000,000 or (ii) the aggregate net cash proceeds from the Company Pre-Closing Financing are less than $8,000,000 or more than $12,000,000.

●	“Lower Net Cash Amount” means if Net Cash is less than the Target Net Cash, then the amount that Net Cash is less than the Target Net Cash.

●	“Target Net Cash” means the sum of (i) $15,000,000, plus (ii) the Per Diem Amount (if any).

●	“Upper Net Cash Amount” means, if Net Cash is greater than the Target Net Cash, then the amount that Net Cash is greater than the Target Net Cash.

●	“Vibrant Outstanding Shares” means, subject to Section 2.5(f) (including, without limitation, the effects of the Nasdaq Reverse Split), the total number of Vibrant Ordinary Shares outstanding immediately prior to the Effective Time expressed on a fully diluted basis, but assuming, without limitation or duplication, (i) the exercise in full of all Vibrant Options outstanding as of immediately prior to the Effective Time other than with respect to outstanding Vibrant Options under the Vibrant Stock Plans that would expire pursuant to their terms within 90 days of the Anticipated Closing date, and (ii) the issuance of Vibrant Ordinary Shares in respect of all other outstanding options, warrants, restricted stock units, restricted stock awards or rights to receive such shares, whether conditional or unconditional and including any outstanding options or rights triggered by or associated with the consummation of the Merger (but excluding any Vibrant Ordinary Shares reserved for issuance other than with respect to outstanding Vibrant Options under the Vibrant Stock Plans as of immediately prior to the Effective Time unless otherwise excluded in clause (i) above).

●	“Vibrant Valuation” means the sum of (i) $35,000,000, minus (ii) the Lower Net Cash Amount (if any), plus (iii) the Upper Net Cash Amount (if any).

A-7

Set forth on Section 1.1(a)(i) of the Vibrant Disclosure Schedule is an illustrative example of Exchange Ratio calculations.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Health Care Laws” means any applicable laws, regulations and requirements having the force of law relating to the design, development, testing, manufacturing, processing, storing, importing or exporting, licensing, labeling, packaging, advertising or promotion of pharmaceutical products, interactions with health care professionals and fraud and abuse matters. Health Care Laws includes, but is not limited to: (a) Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act); (b) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); (c) the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn); (d) the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)); (e) the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); (f) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); (g) the exclusion Laws (42 U.S.C. § 1320a-7); (h) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) (“FDCA”); (i) the Public Health Service Act (42 U.S.C. § 201 et seq.) (“PHSA”); (j) any other applicable federal, state, local or non-U.S. laws, regulations and requirements having the force of law related to the design, development, testing, manufacturing, processing, storing, importing or exporting, licensing, labeling, packaging, advertising or promotion of pharmaceutical products, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, licensure, accreditation or any other material aspect of providing health care products or services; (i) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-9) (“HIPAA”); and (j) all applicable laws, regulations and requirements governing the licensure, accreditation, certification and operation of the Company’s or Vibrant’s business, including related regulations and requirements.

“ICL” means the Israeli Companies Law, 5759-1999, as amended from time to time, including the regulations promulgated thereunder, or any other law which may come in its stead, including all amendments made thereto.

A-8

“Income Tax Ordinance” means the Israeli Income Tax Ordinance [New Version] 5721-1961, and the rules and regulations promulgated thereunder.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, Inter Partes Review or Post Grant Review Certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not and (e) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means, with respect to the Company or Vibrant, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the Chief Executive Officer or Chief Accounting Officer of such Party.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Merger Sub Board” means the board of directors of Merger Sub.

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Welfare Arrangement” means (a) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a) of this definition.

A-9

“Nasdaq” means The Nasdaq Stock Market.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding Vibrant Ordinary Shares at a reverse stock split ratio in the range mutually agreed to by Vibrant and the Company that is effected by Vibrant for the purpose of maintaining compliance with Nasdaq listing standards.

“Net Cash” means, without duplication and in any event as of the Cash Determination Time and, as applicable, determined in a manner consistent with the manner in which such items were historically determined and in accordance with Vibrant’s audited financial statements and unaudited interim balance sheet, Vibrant’s (i) the sum of (without duplication) Vibrant’s Cash and Cash Equivalents, marketable securities, and accounts, interest and other receivables and deposits (to the extent refundable to Vibrant) minus (ii) the sum of (without duplication) all accounts payable and accrued expenses (other than accrued expenses which are Vibrant’s Transaction Costs) and other current liabilities payable in cash or other obligation for borrowed money minus (iii) all of Vibrant’s unpaid Transaction Costs minus (iv) all payables or obligations, whether absolute, contingent or otherwise, related to Vibrant’s lease obligations (net of any rights of Vibrant to receive payments relating to the property subject to such lease obligation under a sublease or otherwise) plus (v) all prepaid Vibrant expenses listed on Section 1.1(a) of the Vibrant Disclosure Schedule for which Vibrant or the Surviving Corporation will receive the benefit from and after the Effective Time, plus (vi) net (and in any event after payment of fees and expenses of the Agent thereunder) proceeds received pursuant to the Vibrant ATM Facility, minus (vii) the aggregate costs for obtaining the D&O tail insurance policy under Section 6.8(d), plus (viii) the amount of any consideration received by Vibrant for any Vibrant Legacy Transaction as of the Effective Time or which will be received Vibrant substantially contemporaneously with the Effective Time, or held in escrow or holdback in respect of any Vibrant Legacy Transaction as of the Effective Time and payable to Vibrant upon approval of any Vibrant Legacy Transaction (including following the Closing) by Vibrant’s shareholders, plus (ix) if the Registration Statement is not filed on or before February 10, 2023, the sum of $33,333 for each day after February 10, 2023 that the Registration Statement is filed with the SEC due to delays proximately caused by (i) the Company’s failure to timely deliver the Company Audited Financial Statements, or (ii) unreasonable delay by the Company in the preparation of the Company Audited Financial Statements and related disclosures for the Registration Statement (the “Per Diem Amount”).

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Vibrant, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, however, that during the Pre-Closing Period, the Ordinary Course of Business of Vibrant shall also include actions required to effect and effecting, in one or more transactions, the winding down of its prior research and development activities and the sale, divestiture and/or winding down of the Vibrant Legacy Business or the sale, license or other disposition of any or all of the Vibrant Legacy Assets.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

A-10

“Party” or “Parties” means the Company, Merger Sub and Vibrant.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Vibrant Unaudited Interim Balance Sheet, as applicable, in accordance with GAAP (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Vibrant, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) have a Company Material Adverse Effect or Vibrant Material Adverse Effect, as the case may be, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) have a Company Material Adverse Effect or Vibrant Material Adverse Effect, as the case may be, and (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) have a Company Material Adverse Effect or Vibrant Material Adverse Effect, as the case may be; provided, that “Permitted Encumbrances” shall not include any payment or repayment Liabilities under any Government Grant.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means information (in any form or media) that identifies or can be used to identify an individual (alone or when combined with other associated information), including: (i) individually identifiable Protected Health Information, as defined under HIPAA; (ii) individually identifiable government identifiers, such as Social Security or other tax identification numbers, driver’s license numbers and other government-issued identification numbers; and (iii) user names, email addresses, passwords or other credentials for accessing accounts; or (iv) personally identifiable information as defined under applicable Privacy Laws.

“Privacy Laws” means, collectively, (i) all applicable Laws relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information enacted, adopted, promulgated or applied by any Governmental Authority, including the applicable legally binding requirements set forth in applicable regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as, as applicable, the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and state data protection authorities, including but not limited to HIPAA; (ii) the internal privacy policy of the Company and any public statements that the Company has made regarding its privacy policies and practices; (iii) third party privacy policies with which the Company has been or is contractually obligated to comply; and (iv) any applicable rules of any applicable self-regulatory organizations in which the Company is or has been a member and/or with which the Company is or has been contractually obligated to comply relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information.

A-11

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Purchase Agreement” means the Stock Purchase Agreement in such form and substance provided by the Company to Vibrant prior to the execution of this Agreement, among the Company and the Persons named therein, pursuant to which such Persons have agreed to purchase the number of shares of Company Capital Stock, or the applicable security, instrument or obligation that is convertible into or exchangeable for shares of Company Common Stock in connection with the Closing, set forth therein in connection with the Company Pre-Closing Financing.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement and (b) is on terms and conditions that the Vibrant Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Vibrant’s shareholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

“Tax” means (i) any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax or similar charge, and including any fine, penalty, addition to tax or interest imposed by a Governmental Authority with respect thereto, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

A-12

“Transfer Taxes” shall have the meaning set forth in Section 6.11(e).

“Transaction Costs” means with respect to any Person, the sum of (a) the cash cost of any change of control payments or severance payments that are or become due to any employee of such Person and its Subsidiaries in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing; (b) any costs, fees and expenses incurred by such Person and its Subsidiaries, or for which such Person and its Subsidiaries is liable, in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions and that are unpaid as of the Closing, including brokerage fees and commissions, finders’ fees or financial advisory fees, or any fees and expenses of counsel or accountants payable by such Person and its Subsidiaries; and (c) in the case of any Vibrant Legacy Transaction where a portion of the proceeds, if any, is held in escrow in respect of any Vibrant Legacy Transaction as of the Effective Time and payable to Vibrant upon approval of any Vibrant Legacy Transaction (including following the Closing) by Vibrant’s shareholders, any amounts of types described in clauses (a) or (b) above which are payable from a portion of and in connection with release of such proceeds paid to Vibrant from escrow or holdback.

“Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving Vibrant, the Vibrant Board, any committee thereof or any of Vibrant’s directors or officers, in each case to the extent relating directly or indirectly to this Agreement, the Merger or any of the Contemplated Transactions or disclosures of a party relating to the Transactions (including any such Legal Proceeding based on allegations that Vibrant’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Vibrant Board or any officer of Vibrant).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Vibrant Associate” means any current employee, independent contractor, officer or director of Vibrant or any of its Subsidiaries.

“Vibrant ATM Facility” means the at-the-market facility pursuant to the Open Market Sales Agreement, dated February 11, 2022, between Vibrant and Jefferies LLC.

“Vibrant Board” means the board of directors of Vibrant.

“Vibrant Capitalization Representations” means the representations and warranties of Vibrant and Merger Sub set forth in Sections 4.6(a) and 4.6(d).

“Vibrant Contract” means any Contract: (a) to which Vibrant is a party, (b) by which Vibrant is or may become bound or under which Vibrant has, or may become subject to, any obligation or (c) under which Vibrant has or may acquire any right or interest.

“Vibrant Employee Plan” means any Employee Plan that Vibrant or any of its Subsidiaries sponsors, contributes to, or provides benefits under or through, or has any obligation to contribute to or provide benefits under or through, or if such plan provides benefits to or otherwise covers any current or former employee, officer, director or other service provider of Vibrant or any of its Subsidiaries (or their spouses, dependents, or beneficiaries) or with respect to which Vibrant or any of its Subsidiaries has or may have any liability (contingent or otherwise, including be reason of being an ERISA Affiliate).

A-13

“Vibrant Fundamental Representations” means the representations and warranties of Vibrant and Merger Sub set forth in Sections 4.1(a), 4.1(b), 4.3, 4.4 and 4.21.

“Vibrant IP Rights” means all Intellectual Property owned, licensed to or controlled by Vibrant that is necessary for the operation of the business of Vibrant as presently conducted.

“Vibrant IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Vibrant IP Rights.

“Vibrant Legacy Assets” means (a) all assets, technology and Intellectual Property of Vibrant as they existed at any time prior to the date of this Agreement, including for purposes of clarity, the tangible and intangible assets primarily used in or primarily related to Vibrant’s (i) VB-601, (ii) VB-111, and (iii) VB-201, and (b) Vibrant’s rights in the GMP manufacturing facility in Modi’in Israel.

“Vibrant Legacy Business” means the business of Vibrant as conducted at any time prior to the date of this Agreement.

“Vibrant Legacy Transaction” shall have the meaning set forth in Section 5.2(c).

“Vibrant Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Vibrant Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Vibrant; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been an Vibrant Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Vibrant Ordinary Shares (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Vibrant Ordinary Shares may be taken into account in determining whether an Vibrant Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the suspension of trading in or delisting of Vibrant’s securities on Nasdaq, (d) the taking of any action, or the failure to take any action, by Vibrant that is required to comply with the terms of the Agreement or the taking of any action expressly permitted by Section 5.1(b) of the Vibrant Disclosure Schedule, (e) the sale or winding down of the Vibrant Legacy Business and Vibrant’s operations, and the sale, license or other disposition of the Vibrant Legacy Assets, (f) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (g) any change in GAAP or applicable Law or the interpretation thereof or (h) general economic or political conditions or conditions generally affecting the industries in which Vibrant operates; except, in each case with respect to clauses (f), (g) and (h), to the extent disproportionately affecting Vibrant relative to other similarly situated companies in the industries in which Vibrant operates.

“Vibrant Options” means options or other rights to purchase Vibrant Ordinary Shares issued by Vibrant.

“Vibrant Ordinary Shares” means the ordinary shares, of a nominal value of NIS 0.01 each, of Vibrant.

A-14

“Vibrant Registered IP” means all Vibrant IP Rights that are owned or exclusively or non-exclusively licensed to Vibrant that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Vibrant RSU” or “Vibrant RSUs” means restricted stock unit awards or similar rights to receive Vibrant Ordinary Shares issued by Vibrant.

“Vibrant Stock Plans” means each of the Vibrant Employee Share Ownership and Option Plan (2014), the Vibrant Inducement Plan (2022), the Vibrant Employee Share Ownership and Option Plan (2011), and the Vibrant Employee Share Ownership and Option Plan (2000).

“Vibrant Shareholder Support Agreement” shall have the meaning set forth in the recitals.

“Vibrant Triggering Event” shall be deemed to have occurred if: (a) Vibrant shall have failed to include in the Proxy Statement the Vibrant Board Recommendation, (b) the Vibrant Board or any committee thereof shall have made an Vibrant Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal or (c) Vibrant shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4).

b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

AAA	2.8(e)

Accounting Firm	2.8(e)

Agreement	Preamble

Assumed Option	6.5(a)

Capitalization Date	4.6(a)

Cash Determination Time	2.8(a)

Certificate of Merger	2.3

Certifications	4.7(a)

Closing	2.3

Closing Date	2.3

Company	Preamble

Company Audited Financial Statements	6.1(g)

Company Board Adverse Recommendation Change	6.2(d)

Company Board Recommendation	6.2(c)

Company Clinical Studies	3.14(e)

Company Disclosure Schedule	Section 3

Company Financials	3.7(a)

Company Grant Date	3.6(f)

Company Interim Financial Statements	6.1(g)

Company Lock-Up Agreements	Recitals

Company Material Contract	3.13(a)

Company Plan	3.6(c)

Company Permits	3.14(b)

Company Preferred Stock	3.6(a)

Company Product Candidates	3.14(d)

Company Real Estate Leases	3.11

A-15

Term	Section

Company Regulatory Permits	3.14(d)

Company Stock Certificate	2.6

Company Stockholder Support Agreement	Recitals

Company Stockholder Written Consents	Recitals

Company Termination Fee	10.3(b)

Costs	6.8(a)

D&O Indemnified Parties	6.8(a)

Dispute Notice	2.8(b)

Dissenting Shares	2.9(a)

Delivery Date	2.8(a)

Drug/Device Regulatory Agency	3.14(c)

Effective Time	2.3

End Date	10.1(b)

Exchange Agent	2.7(a)

FDA	3.14(b)

Form S-4	6.1(a)

GAAP	3.7(a)

Governmental Grant	4.24

IIA	3.5(b)

IIA Undertaking	6.4(c)

Investor Agreements	6.14

IROC	2.4(b)

Israel Competition Law	3.5(a)

Israeli Securities Law	3.6(g)

Liability	3.9

Merger	Recitals

Merger Consideration	2.5(a)(ii)

Merger Sub	Preamble

Net Cash Calculation	2.8(a)

Net Cash Schedule	2.8(a)

Notice Period	6.2(d)

Pre-Closing Period	5.1(a)

Privacy Policies	3.22

Proxy Statement	6.1(a)

R&D Law	4.5(c)

Registration Statement	6.1(a)

Required Company Stockholder Vote	3.4

A-16

Term	Section

Required Vibrant Shareholder Vote	4.4

Response Date	2.8(b)

Stockholder Notice	6.2(b)

Surviving Corporation	2.1

VAT	4.16(h)

Vibrant	Preamble

Vibrant Board Adverse Recommendation Change	6.3(b)

Vibrant Board Recommendation	6.3(b)

Vibrant Clinical Studies	4.14(e)

Vibrant Disclosure Schedule	Section 4

Vibrant Intervening Event	6.3(c)

Vibrant Grant Date	4.6(f)

Vibrant Lock-Up Agreements	Recitals

Vibrant Material Contract	4.13

Vibrant Permits	4.14(b)

Vibrant Product Candidates	4.14(d)

Vibrant Regulatory Permits	4.14(d)

Vibrant Real Estate Leases	4.11

Vibrant SEC Documents	4.7(a)

Vibrant Shareholder Matters	6.3(a)

Vibrant Shareholder Meeting	6.3(a)

Vibrant Shareholder Support Agreement	Recitals

Vibrant Termination Fee	10.3(d)

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1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or Vibrant Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the Vibrant Disclosure Schedule shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions.

Section 2. Description of Transaction

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of Vibrant.

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2.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 7, 8 and 9, the consummation of the Merger (the “Closing”) shall take place remotely, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7, 8 and 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Vibrant and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in form and substance as agreed to by the Parties (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Vibrant and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in an exhibit to the Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b) the articles of association of Vibrant shall be identical to the articles of association of Vibrant immediately prior to the Effective Time, until thereafter amended as provided by the ICL and such articles of association; provided, however, that at the Effective Time, Vibrant shall file an amendment to its articles of association to (i) change the name of Vibrant to “Notable Labs, Ltd.” or a similar name agreed between the Parties and approved by the Israeli Registrar of Companies (“IROC”) and pursuant to the provisions of ICL, (ii) effect the increase of the registered share capital of Vibrant and/or the Nasdaq Reverse Split (to the extent applicable and necessary), and (iii) and make such other changes as mutually agreeable to Vibrant and the Company;

(c) the bylaws of the Surviving Corporation shall be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

(d) the directors and officers of Vibrant, each to hold office in accordance with the articles of association and bylaws of Vibrant, shall be as set forth in Section 6.13, after giving effect to the provisions of Section 6.13; and

(e) the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Vibrant as set forth in Section 6.13, after giving effect to the provisions of Section 6.13.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Vibrant, Merger Sub, the Company or any stockholder of the Company or Vibrant:

(i) any shares of Company Capital Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

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(ii) subject to Section 2.5(c), each share of Company Capital Stock (including any shares of Company Capital Stock issued pursuant to the Company Pre-Closing Financing) outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 2.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of Vibrant Ordinary Shares equal to the Exchange Ratio (the “Merger Consideration”).

(b) If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock award agreement or other similar agreement with the Company, then the Vibrant Ordinary Shares issued in exchange for such shares of Company Capital Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such Vibrant Ordinary Shares shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Vibrant is entitled to exercise any such repurchase option or other right set forth in any such restricted stock award agreement or other agreement.

(c) No fractional Vibrant Ordinary Shares shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding.

(d) All Company Options outstanding immediately prior to the Effective Time under the Company Plan shall be treated in accordance with Section 6.5.

(e) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(f) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Vibrant Ordinary Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Options and Vibrant Ordinary Shares with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Vibrant to take any action with respect to Company Capital Stock or Vibrant Ordinary Shares, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

2.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.5(a), and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 2.5 and 2.7.

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2.7 Surrender of Certificates.

(a) On or prior to the Closing Date, Vibrant shall select a reputable bank, transfer agent or trust company, reasonably acceptable to the Company, to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Vibrant shall deposit with the Exchange Agent evidence of book-entry shares representing the Vibrant Ordinary Shares issuable pursuant to Section 2.5(a) in exchange for shares of Company Capital Stock.

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Vibrant may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for book-entry Vibrant Ordinary Shares. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Vibrant: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole Vibrant Ordinary Shares) that such holder has the right to receive pursuant to the provisions of Section 2.5(a) and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry Vibrant Ordinary Shares representing the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Vibrant may, in its discretion and as a condition precedent to the delivery of any Vibrant Ordinary Shares, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Vibrant against any claim suffered by Vibrant related to the lost, stolen or destroyed Company Stock Certificate or any Vibrant Ordinary Shares issued in exchange therefor as Vibrant may reasonably request.

(c) No dividends or other distributions declared or made with respect to Vibrant Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the Vibrant Ordinary Shares that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any Vibrant Ordinary Shares deposited with the Exchange Agent that remain undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to Vibrant upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.7 shall thereafter look only to Vibrant for satisfaction of their claims for Vibrant Ordinary Shares and any dividends or distributions with respect to Vibrant Ordinary Shares.

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(e) Each of the Exchange Agent, Vibrant and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid; provided, that notwithstanding the foregoing, the Exchange Agent, Vibrant, Merger Sub, the Surviving Corporation and their respective agents shall not withhold any such Tax (or shall withhold at a reduced rate) with respect to any holder of Company Capital Stock or Company Warrants if such holder delivers to the Exchange Agent, Vibrant, Merger Sub, the Surviving Corporation or their applicable agents, together with the exchanged Company Stock Certificate or Company Warrants a validly executed IRS Form W-9 or appropriate IRS Form W-8, as applicable, including supporting documentation to the extent required, indicating a valid exemption from or qualification for a reduced rate of U.S. Tax withholding, and a validly executed declaration of non-Israeli residence in the form attached hereto as Exhibit E.

(f) No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any Vibrant Ordinary Shares (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.8 Calculation of Net Cash.

(a) No later than the Determination Date, Vibrant will deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Vibrant’s good faith, estimated calculation of Net Cash (the “Net Cash Calculation” and the date of delivery of such schedule being the “Delivery Date”) as of the close of business on the last Business Day prior to the Anticipated Closing Date (the “Cash Determination Time”) prepared and certified by Vibrant’s Chief Financial Officer. Vibrant shall make available to the Company, as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the Net Cash Schedule and, if reasonably requested by the Company, Vibrant’s accountants and counsel at reasonable times and upon reasonable notice. The Net Cash Calculation shall include Vibrant’s determination, as of the Cash Determination Time, of the defined terms in Section 1.1(a) necessary to calculate the Exchange Ratio.

(b) No later than three (3) days after the Delivery Date (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Net Cash Calculation by delivering a written notice to that effect to Vibrant (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Net Cash Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(c) If, on or prior to the Response Date, the Company notifies Vibrant in writing that it has no objections to the Net Cash Calculation or, if on the Response Date, the Company fails to deliver a Dispute Notice as provided in Section 2.8(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement.

(d) If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Vibrant and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement.

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(e) If Representatives of Vibrant and the Company are unable to negotiate an agreed-upon determination of Net Cash as of the Cash Determination Time pursuant to Section 2.8(d) within three days after delivery of the Dispute Notice (or such other period as Vibrant and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by Vibrant and the Company. If the parties are unable to select an independent auditor within five days, then either Vibrant or the Company may thereafter request that the Boston, Massachusetts Office of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”). Vibrant and the Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule and the Dispute Notice, and Vibrant and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Vibrant and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Vibrant and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be made in writing delivered to each of Vibrant and the Company, shall be final and binding on Vibrant and the Company and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.8(e). The fees and expenses of the Accounting Firm shall be allocated between Vibrant and the Company in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount. If this Section 2.8(e) applies as to the determination of the Net Cash at the Cash Determination Time described in Section 2.8(a), upon resolution of the matter in accordance with this Section 2.8(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Vibrant and the Company may request a redetermination of Net Cash if the Closing Date is more than 30 days after the Anticipated Closing Date.

2.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 2.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.5.

(b) The Company shall give Vibrant prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands. The Company shall not, without Vibrant’s prior written consent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

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2.10 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.11 Intended Tax Treatment. For federal income Tax purposes, the Merger is intended to (a) result in Vibrant being treated as a United States domestic corporation for United States federal income Tax purposes and (b) constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

Section 3. Representations and Warranties of the Company.

Subject to Section 3, except as set forth in the written disclosure schedule delivered by the Company to Vibrant (the “Company Disclosure Schedule”), the Company represents and warrants to Vibrant and Merger Sub as follows:

3.1 Due Organization; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b) Each of the Company and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Company Disclosure Schedule; and neither the Company nor any of the Entities identified in Section 3.1(c) of the Company Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is and or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. The Company has delivered to Vibrant accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

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3.3 Authority; Binding Nature of Agreement. The Company and each of its Subsidiaries have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Vibrant and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Company Stockholder Support Agreements, the Company Board approved the Company Stockholder Support Agreements and the transactions contemplated thereby.

3.4 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock and Company Preferred Stock each outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon, voting as a single class (the “Required Company Stockholder Vote”), is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

3.5 Non-Contravention; Consents.

(a) Subject to compliance with any Israeli and foreign antitrust Law including the Israeli Economic Competition Law 1988 (the “Israel Competition Law”), obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or its Subsidiaries;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or its Subsidiaries (except for Permitted Encumbrances).

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(b) Except for (i) the Required Company Stockholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any required filings under any Israeli and foreign antitrust Law (including without limitation, the Israel Competition Law), (iv) the execution of an IIA Undertaking to the Israeli Authority for Technological Innovation (also known as the Israeli Innovation Authority) (the “IIA”), (v) approval of the IROC, and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither the Company nor any of its Subsidiaries was, is, or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Company Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreements or any of the Contemplated Transactions.

3.6 Capitalization.

(a) The authorized Company Capital Stock as of the date of this Agreement consists of (i) 45,100,000 shares of Company Common Stock, par value $0.0001 per share, of which 15,424,359 shares have been issued and are outstanding as of the date of this Agreement and (ii) 33,686,678 shares of Company preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which 7,381,890 shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding securities of the Subsidiaries as set out in Section 3.6(b) of the Company Disclosure Schedule have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Company Common Stock or Company Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock or Company Preferred Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Section 3.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

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(c) Except for the Company’s 2015 Stock Plan, as amended (the “Company Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 5,882,280 shares of Company Common Stock for issuance under the Company Plan, of which 2,715,545 shares have been issued and are currently outstanding, and 2,876,298 shares of Company Common Stock remain available for future issuance pursuant to the Company Plan. Section 3.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee, (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant, (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement, (iv) the exercise price of such Company Option, (v) the date on which such Company Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions, and the number of vested and unvested shares as of the date of this Agreement, (vii) the expiration date of such Company Option and (viii) whether such Company Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Vibrant an accurate and complete copy of the Company Plan, forms of all award agreements evidencing outstanding equity awards thereunder, any equity award agreements that differ in any material respect from the forms of award agreements and evidence of board and stockholder approval of the Company Plan and any amendments thereto. No vesting of Company Options will accelerate in connection with the closing of the Contemplated Transactions.

(d) Except for the outstanding Company Options or Company Warrants set forth on Section 3.6(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(e) All outstanding shares of Company Common Stock, Company Preferred Stock, Company Options and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) With respect to Company Options, (i) each grant was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Company Grant Date”) by all necessary corporate action, (ii) each Company Option grant was made in all material respects accordance with the terms of the Company Plan and (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Company Grant Date determined in a manner consistent with Section 409A of the Code.

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(g) Neither the Company nor to the Company’s Knowledge, any of its officers, directors or affiliates has taken or will take, directly or indirectly, any action designed or intended to stabilize or manipulate the price of any security of the Company, or which caused or resulted in, or which might in the future reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company. In addition, the Company has not engaged in any form of solicitation, advertising or other action constituting an offer or a sale under the Israeli Securities Law, 5728-1968 (“Israeli Securities Law”) in connection with the transactions contemplated hereby which would require the Company to publish a prospectus in the State of Israel under the laws of the State of Israel. All grants and issuances of the Company’s securities were made in compliance with the Israeli Securities Law and the ICL.

(h) To the Knowledge of the Company, following the Effective Time no sole stockholder of the Company (or a group of stockholders holding together) shall own 25% or more of Vibrant’s outstanding share capital.

3.7 Financial Statements.

(a) Section 3.7(a) of the Company Disclosure Schedule includes accurate and complete copies of (i) the Company’s unaudited consolidated balance sheets at December 31, 2020 and December 31, 2021, (ii) the Company Unaudited Interim Balance Sheet, and (iii) the Company’s unaudited statements of income, cash flow and stockholders’ equity for the twelve months ended December 31, 2022 (collectively, the “Company Financials”). The Company Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Company Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present, in all material respects, the financial position and operating results of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b) Each of the Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries in conformity with GAAP and to maintain accountability of the Company’s and its Subsidiaries’ assets, (iii) access to the Company’s and its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for the Company’s and its Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since January 1, 2019, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2019, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company, any of its Subsidiaries, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation whether written or oral regarding any of the foregoing.

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3.8 Absence of Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedule, between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Vibrant pursuant to Section 5.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of the Company or any of its Subsidiaries under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities listed in Section 3.9 of the Company Disclosure Schedule.

3.10 Title to Assets. Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Company Unaudited Interim Balance Sheet and (b) all other assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. The Company has made available to Vibrant (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule is an accurate and complete listing of all Company Registered IP.

(b) Section 3.12(b) of the Company Disclosure Schedule accurately identifies (i) all material Company Contracts pursuant to which Company IP Rights are licensed to the Company or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof), (ii) the corresponding Company Contract pursuant to which such Company IP Rights are licensed to the Company or any of its Subsidiaries and (iii) whether the license or licenses granted to the Company or any of its Subsidiaries are exclusive or non-exclusive.

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(c) Section 3.12(c) of the Company Disclosure Schedule accurately identifies each Company Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights non-exclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for the Company’s benefit).

(d) Neither the Company nor any of its Subsidiaries is bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce any Company IP Rights anywhere in the world.

(e) The Company or one of its Subsidiaries exclusively owns all right, title, and interest to and in Company IP Rights (other than (i) Company IP Rights exclusively and non-exclusively licensed to the Company or one of its Subsidiaries, or co-owned rights each as identified in Section 3.12(c) of the Company Disclosure Schedule, (ii) any non-customized software that (A) is licensed to the Company or any of its Subsidiaries solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services and (iii) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii) Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company IP Rights purported to be owned by the Company has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to the Company or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of the Company and its Subsidiaries.

(iii) To the Knowledge of the Company, no current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company or any or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights purported to be owned by the Company.

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(iv) No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company or any of its Subsidiaries has an ownership interest.

(v) The Company and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi) Neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(vii) The Company IP Rights constitute all Intellectual Property necessary for the Company and its Subsidiaries to conduct its business as currently conducted and planned to be conducted.

(f) The Company has delivered or made available to Vibrant, a complete and accurate copy of all Company IP Rights Agreements. With respect to each of the Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company or its Subsidiaries, as applicable, and in full force and effect, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither the Company nor its Subsidiaries, and to the Knowledge of the Company, no other party to any such agreement, is in breach or default thereof in any material respect.

(g) The manufacture, marketing, license, sale, offering for sale, importation, use or intended use or other disposal of any product or technology as currently licensed or sold or under development by the Company or any of its Subsidiaries does not violate any license or agreement between the Company or its Subsidiaries and any third party, and, to the Knowledge of the Company, does not infringe or misappropriate any valid and issued Patent right of any other Person, other than any Company Intellectual Property licensed to the Company by any other Person, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon any Patents owned by Company within the Company IP Rights, misappropriating or otherwise violating any license or agreement with the Company or its Subsidiaries relating to any Company IP Rights.

(h) As of the date of this Agreement, Company is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights. Neither the Company nor any of its Subsidiaries has received any written notice asserting that any Company IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder conflicts with or infringes or misappropriates the rights of any other Person or that the Company or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. None of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company to exploit any Company IP Rights.

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(i) Each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, all Company Registered IP that is issued or granted is valid and enforceable.

(j) To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by the Company or any of its Subsidiaries in accordance with GAAP.

(k) Except as set forth in Sections 3.12(b) or 3.12(c) of the Company Disclosure Schedule or as contained in license, distribution and service agreements entered into in the Ordinary Course of Business by the Company (i) neither the Company nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to the Company and its Subsidiaries, taken as a whole and (ii) neither the Company nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l) Neither the Company nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.13 Agreements, Contracts and Commitments.

(a) Section 3.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract requiring payments by the Company after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services, not terminable by the Company or its Subsidiaries on ninety (90) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination Law may limit the Company’s, its Subsidiaries’ or such successor’s ability to terminate employees at will;

(ii) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii) each Company Contract containing (A) any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Company’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

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(iv) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(v) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vi) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company;

(vii) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(viii) each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(ix) each Company Real Estate Lease;

(x) each Company Contract that is a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(xi) each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $250,000; or

(xii) any other Company Contract that is not terminable at will (with no penalty or payment) by the Company or its Subsidiaries, as applicable, and (A) which involves payment or receipt by the Company or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $500,000 in the aggregate or (B) that is material to the business or operations of the Company and its Subsidiaries, taken as a whole.

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(b) The Company has delivered or made available to Vibrant accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor any of its Subsidiaries has, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

3.14 Compliance; Permits; Restrictions.

(a) The Company and each of its Subsidiaries are, and since January 1, 2021 have been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other Legal Proceeding or action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There is no agreement or Order binding upon the Company or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have a material adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Except for matters regarding the U.S. Food and Drug Administration (or any successor agency thereto) (“FDA”), the Company and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of the Company and its Subsidiaries as currently conducted (the “Company Permits”). Section 3.14(b) of the Company Disclosure Schedule identifies each Company Permit. Each of the Company and its Subsidiaries is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing, which seeks to revoke, substantially limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an actual or alleged material violation by the Company or any of its Subsidiaries of the FDCA, the PHSA, the U.S. FDA regulations promulgated thereunder, the Controlled Substances Act or any other similar applicable Law promulgated by the FDA or other comparable Governmental Authority responsible for regulation of the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug or medical device products (“Drug/Device Regulatory Agency”).

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(d) The Company and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of the Company or such Subsidiary as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Company and each of its Subsidiaries have timely maintained and are in compliance in all material respects with the Company Regulatory Permits and have not, since January 1, 2021 received any written notice or other communication (in writing or otherwise) from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. The Company has made available to Vibrant all information requested by Vibrant in the Company’s or its Subsidiaries’ possession or control relating to the Company Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Company Product Candidates, including but not limited to complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or its Subsidiaries, or in which the Company or its Subsidiaries or their respective current products or product candidates, including the Company Product Candidates, have participated, were, if completed, conducted and wound down, and, if still pending, are being conducted in accordance with standard medical and scientific research procedures, in compliance with the applicable protocols, and in compliance with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 11, 50, 54, 56, 58, 312, and 812, the applicable requirements of good laboratory practices and good clinical practices, including the applicable regulations that relate to the proper conduct of clinical studies and requirements relating to the protection of human subjects (including “Informed Consent” as such term or similar term is defined under applicable Law) and applicable Law governing the privacy of patient medical records and other personal information, data and biological specimens, and no such informed consent documents would prevent the transfer of such personal information, data and biological specimens to the Company. Neither the Company nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug/Device Regulatory Agency, Governmental Authority, institutional review board (“IRB”), ethics committee or safety monitoring committee requiring, or to the Knowledge of the Company threatening to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries or their respective current products or product candidates, including the Company Product Candidates, are participating or have participated (collectively, the “Company Clinical Studies”). For all completed Company Clinical Studies, no study subjects remain on any study drug comprising any product candidates of the Company or its Subsidiaries, including the Company Product Candidates, and no study subjects have requested ongoing administration of any such study drug. Further, no clinical investigator, researcher, or clinical staff participating in any Company Clinical Study has been disqualified from participating in studies involving the Company Product Candidates, and to the Knowledge of the Company, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

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(f) Neither the Company nor any of its Subsidiaries, and to the Knowledge of the Company, no contract manufacturer with respect to any Company Product Candidate, is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or by any other Drug/Device Regulatory Agency under a comparable policy. Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto or a comparable policy of any other Drug/Device Regulatory Agency. None of the Company, any of its Subsidiaries, or any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, directors, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. § 335a or (ii) any similar applicable Law, or is or has ever been debarred or excluded. No material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents.

(g) All manufacturing operations conducted by, or to the Knowledge of the Company, for the benefit of, the Company or its Subsidiaries in connection with any Company Product Candidate, since January 1, 2021 have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600-680, 820, and 1271, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h) No manufacturing site owned by the Company or its Subsidiaries, and to the Knowledge of the Company, no manufacturing site of a contract manufacturer, with respect to any Company Product Candidate, (i) is subject to a Drug/Device Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of the Company, neither the FDA nor any other Governmental Authority is considering such action.

(i) Since January 1, 2021, the Company or its Subsidiaries has operated in compliance with all Health Care Laws and has timely filed all material reports, applications, statements, documents, registrations, filings, corrections, updates, amendments, supplements, and submissions required to be filed by them under applicable Health Care Laws. Each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and any material and legally necessary or required updates, changes, corrections, amendments, supplements, or modifications to such filings have been submitted to the applicable governmental authorities.

(j) All payments have been made and there are no remaining payment obligations under any Contract with a Third Party relating to Company Clinical Studies, including any contract research organization or study site.

(k) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to claims arising from (i) any Company Clinical Studies; or (ii) actual or alleged breach by the Company or it Subsidiaries of any Contract with a Third Party relating to any Company Clinical Studies.

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3.15 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries, any Company Associate or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries (in his or her capacity as such) or any of the material assets owned or used by the Company or its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

3.16 Tax Matters.

(a) The Company and each of its Subsidiaries have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are true, correct and complete and accurate in all material respects and have been prepared in material compliance with all applicable Laws. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid and appropriately reserved on their balance sheet for all Taxes that are not yet due and payable (whether or not shown on any Tax Return). Since the date of the Company Unaudited Interim Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice. In addition, the Company and each of its Subsidiaries is in compliance with, and their records contain all information and documents necessary in all material respects to comply with (including all documents and records likely to be needed to defend any challenge by any Governmental Authority to the transfer pricing of any transactions conducted by the Company and each of its Subsidiaries), all applicable information reporting and withholding requirements under all applicable Laws and the Company and each of its Subsidiaries have maintained, and still maintain, all required records with respect thereto.

(c) The Company and each of its Subsidiaries have withheld or collected and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party under any applicable Laws.

(d) There are no Encumbrances for material Taxes (other than Taxes not yet due and payable or for Taxes that are being contested in good faith, in each case, for which adequate reserves have been established in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

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(e) No deficiencies for material Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments, disputes or other actions for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency and neither the Company nor any of its Subsidiaries has received any written request from a Governmental Authority to waive or extend any statute of limitations in respect of Taxes.

(f) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five years.

(g) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders, or landlords.

(h) Neither the Company nor any of its Subsidiaries has entered into a cost sharing arrangement to share research and development costs and rights to any developed Intellectual Property.

(i) The Company and each of its Subsidiaries has made available to Vibrant complete copies of (i) all material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to the Company for all taxable periods for which the applicable statute of limitation has not yet expired (ii) any audit report issued with respect to or relating to any Taxes due from or with respect to the Company and its Subsidiaries, (iii) any closing or settlement agreements entered into by or with respect to the Company and its Subsidiaries, with any Governmental Authority, (iv) all Tax opinions, memoranda and similar documents addressing Tax matters or Tax positions of the Company and its Subsidiaries, and (v) all material written communications to, or received by the Company and its Subsidiaries from any Governmental Authority including Tax rulings and Tax decisions.

(j) The Company and each of its Subsidiaries uses the accrual method of accounting for income tax purposes.

(k) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(l) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(m) Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

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(n) Section 3.16(n) of the Company Disclosure Schedule sets forth the entity classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes under Section 7701 of the Code.

(o) No statute of limitations in respect of the assessment or collection of any Taxes of the Company or any of its Subsidiaries has been waived or extended, which waiver or extension is in effect and the Company or any of its Subsidiaries is not presently contesting the Tax liability before any Governmental Authority.

(p) There is no outstanding power of attorney from the Company or any of its Subsidiaries authorizing anyone to act on behalf of the Company or any of its Subsidiaries in connection with any Tax, Tax Return or action relating to any Tax or Tax Return of the Company.

(q) Neither the Company nor its Subsidiaries will be required to include any item of income or exclude any item of deduction for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (ii) an installment sale or open transaction, (iii) a prepaid amount, (iv) an intercompany item under United States Treasury regulations Section 1.1502-13 or an excess loss account under United States Treasury regulations Section 1.1502-19, (v) a change in the accounting method of the Company pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality or the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date; or (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (D) any inclusion under Section 965 of the Code.

(r) The Company and its Subsidiaries have not made an election to defer any Taxes under Section 2302 of the CARES Act or IRS Notice 2020-65, or any similar election under state or local law. The Company has properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any similar election under state, local or non-U.S. Law) and Section 2301 of the CARES Act (or any similar election under state, local or non-U.S. Law).

3.17 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Company’s and any of its Subsidiaries’ employees is terminable by the Company or the applicable Subsidiary at will. The Company has made available to Vibrant accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Associates to the extent currently effective and material.

(b) Neither the Company nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries.

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(c) Section 3.17(c) of the Company Disclosure Schedule lists all Company Employee Plans.

(d) Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter with respect to such qualified status from the IRS. To the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(e) Each Company Employee Plan has been established, operated and administered in compliance, in all material respects, with its terms and all applicable Law, including without limitation, the Code, ERISA, and the Affordable Care Act. No Company Employee Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan. All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law. The Company Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.

(f) Neither the Company nor any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA Affiliate and whether contingent or otherwise) with respect to (i) any employee benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither the Company nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(g) No Company Employee Plan provides health care or any other non-pension benefits to any service provider beyond termination of service or retirement (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law). No Company Employee Plan provides major medical health or long-term disability benefits that are not fully insured through an insurance contract.

(h) No Company Employee Plan is subject to any Law of a foreign jurisdiction outside of the United States.

(i) Each Company Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder. No payment to be made under any Company Employee Plan is, or to the Knowledge of the Company, will be subject to the penalties of Section 409A(a)(1) of the Code.

(j) Any transfer of property by the Company or any of its Subsidiaries which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.

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(k) The Company and each of its Subsidiaries is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of the Company and its Subsidiaries: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any employee, employment agreement or Company Employee Plan (other than routine claims for benefits). To the Knowledge of the Company or any of its Subsidiaries, there are no pending or threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither the Company nor any Subsidiary thereof is a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(l) Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification within the past three years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(m) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting the Company or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(n) Neither the Company nor any of its Subsidiaries is, nor has the Company or any of its Subsidiaries been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, overtime and overtime payment, working during rest days, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, collective bargaining, civil rights, fringe benefits, employment practices, workers’ compensation and the collection, payment of withholding or social security taxes and any similar tax, safety, health or discrimination matter involving any Company Associate or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries, including charges of unfair labor practices or discrimination complaints.

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(o) No Company Employee Plan provides for any tax “gross-up” or similar “make-whole” payments.

(p) None of the execution and delivery of this Agreement, the shareholder approval of this Agreement, or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries; (ii) further restrict any rights of the Company to amend or terminate any Company Employee Plan; (iii) result in the forgiveness of any indebtedness of any employee, officer, director or other service provider of the Company or any of its Subsidiaries to the Company or its Subsidiaries or (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

3.18 Environmental Matters. Since January 1, 2019, the Company and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received since January 1, 2019, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company or any of its Subsidiaries has received since January 1, 2019, any written notice or other communication relating to property owned or leased at any time by the Company or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law.

3.19 Insurance. The Company has delivered to Vibrant accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2019, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company or any of its Subsidiaries for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

3.20 No Financial Advisors. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

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3.21 Transactions with Affiliates. Section 3.21 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2020, between, on one hand, the Company or any of its Subsidiaries and, on the other hand, any (a) executive officer or director of the Company or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.22 Privacy and Data Security. The Company has complied with all applicable Privacy Laws and the applicable terms of any Company Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with the Company in connection with the operation of the Company’s business, except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws, concerning the privacy, security, collection and use of Personal Information (the “Privacy Policies”) and has complied with the same, except for such non-compliance as has not to the Knowledge of the Company had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no claims have been asserted or threatened against the Company by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Company Contracts relating to privacy, security, collection or use of Personal Information of any individuals. To the Knowledge of the Company, there have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or Company data in the custody or control of the Company or any service provider acting on behalf of the Company, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Company Contract.

3.23 Stock Purchase Agreement. The Stock Purchase Agreement has not been amended or modified in any manner prior to the date of this Agreement. Neither the Company nor, to the Knowledge of the Company, any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Company Pre-Closing Financing other than as set forth in the Stock Purchase Agreement. The respective obligations and agreements contained in the Stock Purchase Agreement have not been withdrawn or rescinded in any respect. The Stock Purchase Agreement is in full force and effect and represents a valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company, of each party thereto, subject to the Enforceability Exceptions. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Company or, to the Knowledge of the Company, any other party thereto, under the Stock Purchase Agreement. To the Knowledge of the Company, no party thereto will be unable to satisfy on a timely basis any term of the Stock Purchase Agreement. There are no conditions precedent related to the consummation of the Company Pre-Closing Financing contemplated by the Stock Purchase Agreement, other than the satisfaction or waiver of the conditions expressly set forth in Sections 4 and 5 of the Stock Purchase Agreement. To the Knowledge of the Company, the proceeds of the Company Pre-Closing Financing will be made available to the Company prior to the consummation of the Merger.

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3.24 Grant and Subsidies. Section 3.24 of the Company Disclosure Schedule sets forth a complete and correct list of all pending and outstanding grants from any Governmental Authority to the Company. No prior approval of any Governmental Authority is required in order to consummate the transactions contemplated under this Agreement or to preserve entitlement of the Company to any such incentive, subsidy, or benefit. Section 3.24 of the Company Disclosure Schedule includes the aggregate amounts of each grant, the aggregate outstanding obligations of the Company thereunder, including royalty payments, and a description setting out the product, technology or know-how developed with each grant. The Company is in compliance with all terms, conditions and requirements of its grants and has duly fulfilled in all respects all the undertakings relating thereto.

3.25 No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Vibrant nor any other person on behalf of Vibrant makes any express or implied representation or warranty with respect to Vibrant or with respect to any other information provided to the Company, any of its Subsidiaries or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Vibrant set forth in Section 4 (in each case as qualified and limited by the Vibrant Disclosure Schedule)) none of the Company, its Subsidiaries or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4.  Representations and Warranties of Vibrant and Merger Sub.

Subject to Section 10.1(h), except (i) as set forth in the written disclosure schedule delivered by Vibrant to the Company (the “Vibrant Disclosure Schedule”) or (ii) as disclosed in the Vibrant SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Vibrant and Merger Sub represent and warrant to the Company as follows:

4.1 Due Organization; Subsidiaries.

(a) Each of Vibrant and its Subsidiaries (including Merger Sub) is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. All of Vibrant’s Subsidiaries are wholly owned by Vibrant.

(b) Each of Vibrant and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Vibrant Material Adverse Effect.

(c) Except as set forth on Section 4.1(c) of the Vibrant Disclosure Schedule, Vibrant has no Subsidiaries other than Merger Sub and Vibrant does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub. Vibrant is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Vibrant has not agreed and is not obligated to make, nor is Vibrant bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Vibrant has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

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4.2 Organizational Documents. Vibrant has delivered to the Company accurate and complete copies of Vibrant’s Organizational Documents. Vibrant is not in breach or violation of its Organizational Documents in any material respect.

4.3 Authority; Binding Nature of Agreement. Each of Vibrant and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Vibrant Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Vibrant and its shareholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Vibrant Ordinary Shares to the stockholders of the Company pursuant to the terms of this Agreement and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Vibrant vote to approve this Agreement and the Contemplated Transactions, including the issuance of Vibrant Ordinary Shares to the stockholders of the Company pursuant to the terms of this Agreement. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Vibrant and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Vibrant and Merger Sub, enforceable against each of Vibrant and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.4 Vote Required. The affirmative vote of a majority of (a) the votes cast at the Vibrant Shareholder Meeting is the only vote of the holders of any class or series of Vibrant’s capital shares necessary to approve a Vibrant Legacy Transaction and the issuance of the Vibrant Ordinary Shares to the stockholders of the Company pursuant to the terms of this Agreement and (b) the Vibrant Ordinary Shares entitled to vote thereon is the only vote of the holders of any class or series of Vibrant’s capital shares necessary to approve an amendment to Vibrant’s articles of association to effect the increase of the registered share capital of Vibrant and the Nasdaq Reverse Split (collectively, the “Required Vibrant Shareholder Vote”).

4.5 Non-Contravention; Consents.

(a) Subject to compliance with any Israeli and foreign antitrust Law including the Israel Competition Law, obtaining the Required Vibrant Shareholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Vibrant or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Vibrant or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Vibrant or its Subsidiaries or any of the assets owned or used by Vibrant or its Subsidiaries, is subject;

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(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Vibrant or its Subsidiaries or that otherwise relates to the business of Vibrant, or any of the assets owned, leased or used by Vibrant;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Vibrant Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Vibrant Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Vibrant Material Contract, (C) accelerate the maturity or performance of any Vibrant Material Contract or (D) cancel, terminate or modify any term of any Vibrant Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Vibrant or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 4.5 of the Vibrant Disclosure Schedule under any Vibrant Contract, (ii) the Required Vibrant Shareholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) notice to the IIA, and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, including without limitation, the Israel Competition Law, the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744 1984 (the “R&D Law”) and the ICL, neither Vibrant nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Vibrant Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6 Capitalization.

(a) The authorized capital shares of Vibrant consists of 200,000,000 Vibrant Ordinary Shares of which 69,750,117 shares have been issued and are outstanding as of February 17, 2023, (the “Capitalization Date”). Vibrant does not hold any of its capital shares in its treasury.

(b) All of the outstanding Vibrant Ordinary Shares have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding Vibrant Ordinary Shares is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding Vibrant Ordinary Shares is subject to any right of first refusal in favor of Vibrant. Except as contemplated herein, there is no Vibrant Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Vibrant Ordinary Shares. Vibrant is not under any obligation, nor is Vibrant bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Vibrant Ordinary Shares or other securities. Section 4.6(b) of the Vibrant Disclosure Schedule accurately and completely describes all repurchase rights held by Vibrant with respect to Vibrant Ordinary Shares (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

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(c) Except for the Vibrant Stock Plans or as set forth on Section 4.6(c) of the Vibrant Disclosure Schedule, Vibrant does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the Capitalization Date, Vibrant has reserved 8,275,617 Vibrant Ordinary Shares for issuance under the Vibrant Stock Plans, of which 6,575,617 shares have been issued and are currently outstanding, 1,700,000 shares have been reserved for issuance upon exercise of Vibrant Options or settlement of Vibrant RSUs granted under the Vibrant Stock Plans, and 4,110,230 shares remain available for future issuance pursuant to the Vibrant Stock Plans. Section 4.6(c) of the Vibrant Disclosure Schedule sets forth the following information with respect to each Vibrant Option and Vibrant RSU outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of Vibrant Ordinary Shares subject to such Vibrant Option or Vibrant RSU at the time of grant, (iii) the number of Vibrant Ordinary Shares subject to such Vibrant Option or Vibrant RSU and as of the date of this Agreement, (iv) the exercise price of any Vibrant Option, (v) the date on which such Vibrant Option or Vibrant RSU was granted, (vi) the applicable vesting schedule, including any acceleration provisions, and the number of vested and unvested shares as of the date of this Agreement and (vii) the expiration date of such Vibrant Option (or, if applicable, such Vibrant RSU). Vibrant has made available to the Company accurate and complete copies of the Vibrant Stock Plans, the forms of all award agreements evidencing outstanding equity awards thereunder, any equity award agreements that differ in any material respect from the forms of award agreements and evidence of board and stockholder approval of the Vibrant Stock Plans and any amendments thereto.

(d) Except for the outstanding Vibrant Options and Vibrant RSUs or as set forth on Section 4.6(d) of the Vibrant Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Vibrant, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Vibrant, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Vibrant is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Vibrant. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Vibrant.

(e) All outstanding Vibrant Ordinary Shares, Vibrant Options, Vibrant RSUs and other securities of Vibrant have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) With respect to Vibrant Options and Vibrant RSUs, (i) each grant was duly authorized no later than the date on which the grant of such Vibrant Option or Vibrant RSU was by its terms to be effective (the “Vibrant Grant Date”) by all necessary corporate action, (ii) each grant was made in all material respects in accordance with the terms of the Vibrant Stock Plan pursuant to which it was granted, and (iii) the per share exercise price of each Vibrant Option was not less than the fair market value of a share of Vibrant Common Stock on the applicable Vibrant Grant Date determined in a manner consistent with Section 409A of the Code.

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(g) Neither Vibrant nor to the Knowledge of Vibrant, any of its officers, directors or affiliates has taken or will take, directly or indirectly, any action designed or intended to stabilize or manipulate the price of any security of Vibrant, or which caused or resulted in, or which might in the future reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of Vibrant. In addition, Vibrant has not engaged in any form of solicitation, advertising or other action constituting an offer or a sale under the Israeli Securities Law in connection with the transactions contemplated hereby which would require Vibrant to publish a prospectus in the State of Israel under the laws of the State of Israel. All grants and issuances of Vibrant securities were made in compliance with the Israeli Securities Law and the ICL.

4.7 SEC Filings; Financial Statements.

(a) Vibrant has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2021 (the “Vibrant SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Vibrant SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to the Knowledge of Vibrant, as of the time they were filed, none of the Vibrant SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Vibrant SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws and no current or former principal executive officer or principal financial officer of Vibrant has failed to make the Certifications required of him or her. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is provided, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Vibrant SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 20-F of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Vibrant as of the respective dates thereof and the results of operations and cash flows of Vibrant for the periods covered thereby. Other than as expressly disclosed in the Vibrant SEC Documents filed prior to the date hereof, there has been no material change in Vibrant’s accounting methods or principles that would be required to be disclosed in Vibrant’s financial statements in accordance with GAAP. The books of account and other financial records of Vibrant and each of its Subsidiaries are accurate and complete in all material respects.

(c) Vibrant’s auditor has at all times since January 1, 2021 been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Vibrant, “independent” with respect to Vibrant within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Vibrant, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

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(d) Except as set forth on Section 4.7(d) of the Vibrant Disclosure Schedule, Vibrant has not received (i) any comment letter from the SEC or the staff thereof or (ii) any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Vibrant Ordinary Shares on Nasdaq. Vibrant has not disclosed any unresolved comments in the Vibrant SEC Documents.

(e) Since January 1, 2021, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Vibrant, the Vibrant Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Except as set forth on Section 4.7(f) of the Vibrant Disclosure Schedule, Vibrant is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

(g) Vibrant maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Vibrant maintains records that in reasonable detail accurately and fairly reflect Vibrant’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Vibrant Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Vibrant’s assets that could have a material effect on Vibrant’s financial statements. Vibrant has evaluated the effectiveness of Vibrant’s internal control over financial reporting and, to the extent required by applicable Law, presented in any Form 20-F of the SEC filed by Vibrant (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Vibrant has disclosed to Vibrant’s auditors and the Audit Committee of the Vibrant Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Vibrant’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Vibrant’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Vibrant SEC Documents filed prior to the date hereof, Vibrant has not identified any material weaknesses in the design or operation of Vibrant’s internal control over financial reporting.

(h) Vibrant’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Vibrant in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Vibrant’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

4.8 Absence of Changes. Except as set forth on Section 4.8 of the Vibrant Disclosure Schedule, between December 31, 2021 and the date of this Agreement, Vibrant has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Vibrant Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 5.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

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4.9 Absence of Undisclosed Liabilities. Neither Vibrant not any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Vibrant Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Vibrant or its Subsidiaries since the date of the Vibrant Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Vibrant or any of its Subsidiaries under Vibrant Contracts, (d) Liabilities incurred in connection with the Vibrant Legacy Transaction or the Contemplated Transactions and (e) Liabilities described in Section 4.9 of the Vibrant Disclosure Schedule.

4.10 Title to Assets. Each of Vibrant and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Vibrant Unaudited Interim Balance Sheet and (b) all other assets reflected in the books and records of Vibrant as being owned by Vibrant. All of such assets are owned or, in the case of leased assets, leased by Vibrant or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11 Real Property; Leasehold. Neither Vibrant nor any of its Subsidiaries owns or has ever owned any real property. Vibrant has made available to the Company (a) an accurate and complete list of all real properties with respect to which Vibrant directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Vibrant or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Vibrant Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

4.12 Intellectual Property.

(a) Section 4.12(a) of the Vibrant Disclosure Schedule is an accurate and complete listing of all Vibrant Registered IP.

(b) Section 4.12(b) of the Vibrant Disclosure Schedule accurately identifies (i) all material Vibrant Contracts pursuant to which Vibrant IP Rights are licensed to Vibrant (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Vibrant products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Vibrant and its employees in Vibrant’s standard form thereof) and (ii) whether the license or licenses granted to Vibrant are exclusive or non-exclusive.

(c) Section 4.12(c) of the Vibrant Disclosure Schedule accurately identifies each Vibrant Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Vibrant IP Rights (other than (i) any confidential information provided under confidentiality agreements, (ii) any Vibrant IP Rights non-exclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Vibrant’s benefit, and (iii) any obligations of Vibrant towards, or rights of, the IIA, which may affect Vibrant IP Rights).

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(d) Vibrant has delivered, or made available to the Company, a complete and accurate copy of all material Vibrant IP Rights Agreements.

(e) Neither the manufacture, marketing, license, offering for sale, sale, importation, use or intended use or other disposal of any product or technology as currently licensed or sold or under development by Vibrant, to the Knowledge of Vibrant, infringes or misappropriates any valid and issued Patent right of any other Person, other than any Vibrant Intellectual Property licensed to Company by any other Person, which infringement or misappropriation would reasonably be expected to have an Vibrant Material Adverse Effect. To the Knowledge of Vibrant, no third party is infringing upon any Patents owned by Vibrant within the Vibrant IP Rights, or violating any license or agreement with Vibrant relating to any Vibrant IP Rights.

(f) As of the date of this Agreement, Vibrant is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Vibrant Registered IP. Vibrant has not received any written notice asserting that any Vibrant Registered IP or the proposed use, sale, offer for sale, license or disposition of any products, methods, or processes claimed or covered thereunder conflicts with or infringes or misappropriates the rights of any other Person or that Vibrant or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(g) To the Knowledge of Vibrant, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Vibrant conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a Vibrant Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Vibrant has or purports to have an ownership interest has been impaired as determined by Vibrant in accordance with GAAP.

(h) Except as may be set forth in the Contracts listed on Section 4.12(b) or 4.12(c) of the Vibrant Disclosure Schedule or as contained in license, distribution and service agreements entered into in the Ordinary Course of Business by Vibrant (i) Vibrant is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Vibrant taken as a whole and (ii) Vibrant has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(i) Neither Vibrant nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Vibrant IP Rights, result in breach of, default under or termination of such Contract with respect to any Vibrant IP Rights, or impair the right of Vibrant or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Vibrant IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Vibrant Material Adverse Effect.

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(j) Each of Vibrant and its Subsidiaries has maintained reasonable practices, as applicable companies with similar size offering similar services, to protect its confidential information and trade secrets. Vibrant has provided to the Company copies of forms of employment or other disclosure and assignment documents used by Vibrant and its Subsidiaries and, in the case of registered patents and utility models, and patent and utility model applications for registration (if and as applicable), Vibrant has provided to the Company copies of all such assignments.

4.13 Agreements, Contracts and Commitments. Section 4.13 of the Vibrant Disclosure Schedule identifies each Vibrant Contract that is in effect as of the date of this Agreement and is (a) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act, (b) a Contract to which Vibrant is a party or by which any of its assets and properties is currently bound, which, pursuant to the express terms thereof, require annual obligations of payment by, or annual payments to, Vibrant in excess of $250,000, or (c) a Contract disclosed in or required to be disclosed in Section 4.12(b) or Section 4.12(c) of the Vibrant Disclosure Schedule. Vibrant has delivered or made available to the Company accurate and complete copies of all Contracts to which Vibrant or any of its Subsidiaries is a party or by which it is bound of the type described in clauses (a)-(c) of the immediately preceding sentence (any such Contract, a “Vibrant Material Contract”), including all amendments thereto. Vibrant has not nor, to the Knowledge of Vibrant as of the date of this Agreement, has any other party to an Vibrant Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Vibrant Material Contract in such manner as would permit any other party to cancel or terminate any such Vibrant Material Contract, or would permit any other party to seek damages which would reasonably be expected to have an Vibrant Material Adverse Effect. As to Vibrant, as of the date of this Agreement, each Vibrant Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Vibrant Material Contract to change, any material amount paid or payable to Vibrant under any Vibrant Material Contract or any other material term or provision of any Vibrant Material Contract.

4.14 Compliance; Permits; Restrictions.

(a) Vibrant and each of its Subsidiaries are, and since January 1, 2021, have been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other Legal Proceeding or action by any Governmental Authority is pending or, to the Knowledge of Vibrant, threatened against Vibrant or any of its Subsidiaries. There is no agreement or Order binding upon Vibrant or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Vibrant, any acquisition of material property by Vibrant or any of its Subsidiaries or the conduct of business by Vibrant or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have a material adverse effect on Vibrant’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Except for matters regarding the FDA, each of Vibrant and its Subsidiaries holds all required Governmental Authorizations which are material to the operation of the business of Vibrant and Merger Sub as currently conducted (collectively, the “Vibrant Permits”). Section 4.14(b) of the Vibrant Disclosure Schedule identifies each Vibrant Permit. Each of Vibrant and its Subsidiaries is in material compliance with the terms of the Vibrant Permits. No Legal Proceeding is pending or, to the Knowledge of Vibrant, threatened in writing, which seeks to revoke, substantially limit, suspend, or materially modify any Vibrant Permit. The rights and benefits of each Vibrant Permit will be available to Vibrant and Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Vibrant and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

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(c) There are no Legal Proceedings pending or, to the Knowledge of Vibrant, threatened with respect to an actual or alleged material violation by Vibrant or any of its Subsidiaries of the FDCA, PHSA, FDA regulations promulgated thereunder, the Controlled Substances Act or any other similar applicable Law promulgated by a Drug/Device Regulatory Agency.

(d) Each of Vibrant and its Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of Vibrant and Merger Sub as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Vibrant Product Candidates”) (the “Vibrant Regulatory Permits”) and no such Vibrant Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner other than immaterial adverse modifications. Vibrant has timely maintained and is in compliance in all material respects with the Vibrant Regulatory Permits and neither Vibrant nor or any of its Subsidiaries has, since January 1, 2021, received any written notice or other communication (in writing or otherwise) from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Vibrant Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Vibrant Regulatory Permit. Except for the information and files identified in Section 4.14(d) of the Vibrant Disclosure Schedule, Vibrant has made available to the Company all information requested by the Company in Vibrant’s or its Subsidiaries’ possession or control relating to the Vibrant Product Candidates and the development, testing, manufacturing, processing, storage, labeling, distribution and importation or exportation of the Vibrant Product Candidates, including, but not limited to, complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Vibrant or its Subsidiaries, in which Vibrant or its Subsidiaries or their respective product candidates, including the Vibrant Product Candidates, have participated were, if completed, conducted and wound down, and, if still pending, are being conducted in accordance with standard medical and scientific research procedures, in compliance with the applicable protocols, and in compliance with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 11, 50, 54, 56, 58 and 312, the applicable requirements of good laboratory practices and good clinical practices, including the applicable regulations that relate to the proper conduct of clinical studies and requirements relating to the protection of human subjects (including “Informed Consent” as such term or similar term is defined under applicable Law) and applicable Law governing the privacy of patient medical records and other personal information, data and biological specimens, and no such informed consent documents would prevent the transfer of such personal information, data and biological specimens to the Company. Other than as set forth on Section 4.14(e) of the Vibrant Disclosure Schedule, neither Vibrant nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug/Device Regulatory Agency, Governmental Authority, IRB, ethics committee or safety monitoring committee requiring or, to the Knowledge of Vibrant, threatening any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Vibrant or any of its Subsidiaries or in which Vibrant or any of its Subsidiaries or its current product candidates, including the Vibrant Product Candidates, are participating or have participated (collectively, the “Vibrant Clinical Studies”). For all completed Vibrant Clinical Studies, no study subjects remain on any study drug comprising any product candidates of Vibrant or its Subsidiaries, including the Vibrant Product Candidates, and no study subjects have requested ongoing administration of any such study drug. Further, no clinical investigator, researcher, or clinical staff participating in any Vibrant Clinical Study has been disqualified from participating in studies involving the Vibrant Product Candidates, and to the Knowledge of Vibrant, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

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(f) Neither Vibrant nor any of its Subsidiaries, nor, to the Knowledge of Vibrant, any contract manufacturer with respect to any Vibrant Product Candidate is the subject of any pending or, to the Knowledge of Vibrant, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither Vibrant, nor any of its Subsidiaries, or, to the Knowledge of Vibrant, any contract manufacturer with respect to any Vibrant Product Candidate has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Vibrant, any of its Subsidiaries or any contract manufacturer with respect to any Vibrant Product Candidate, or any of their respective officers, directors, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. § 335a or (ii) any similar applicable Law, or is or has ever been debarred or excluded. No material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of Vibrant, threatened against Vibrant, any of its Subsidiaries or, to the Knowledge of Vibrant, any contract manufacturer with respect to any Vibrant Product Candidate, or any of their respective officers, directors, employees or agents.

(g) All manufacturing operations conducted by, or to the Knowledge of Vibrant, for the benefit of, Vibrant or its Subsidiaries in connection with any Vibrant Product Candidate, since January 1, 2021, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h) No manufacturing site owned by Vibrant or its Subsidiaries, and to the Knowledge of Vibrant, no manufacturing site of a contract manufacturer, with respect to any Vibrant Product Candidate, (i) is subject to a Drug/Device Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of Vibrant, neither the FDA nor any other Governmental Authority is considering such action.

(i) Since January 1, 2021, Vibrant has operated in compliance with all Health Care Laws and has timely filed all material reports, applications, statements, documents, registrations, filings, corrections, updates, amendments, supplements, and submissions required to be filed by them under applicable Health Care Laws. Each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and any material and legally necessary or required updates, changes, corrections, amendments, supplements, or modifications to such filings have been submitted to the applicable governmental authorities.

(j) Except as set forth on Section 4.14(j) of the Vibrant Disclosure Schedule, all payments have been made and there are no remaining payment obligations under any Contract with a Third Party relating to Vibrant Clinical Studies, including any contract research organization or study site.

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(k) There are no Legal Proceedings pending or, to the Knowledge of Vibrant, threatened with respect to claims arising from (i) any Vibrant Clinical Studies; or (ii) actual or alleged breach by Vibrant or it Subsidiaries of any Contract with a Third Party relating to any Vibrant Clinical Studies.

4.15 Legal Proceedings; Orders.

(a) Except as set forth in Section 4.15 of the Vibrant Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Vibrant, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Vibrant or any of its Subsidiaries or any Vibrant Associate or former employee, independent contractor, officer or director of Vibrant or any of its Subsidiaries (in his or her capacity as such) or any of the material assets owned or used by Vibrant or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Vibrant or any of its Subsidiaries, or any of the material assets owned or used by Vibrant or any of its Subsidiaries is subject. To the Knowledge of Vibrant, no officer or other Key Employee of Vibrant or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Vibrant or any of its Subsidiaries or to any material assets owned or used by Vibrant or any of its Subsidiaries.

4.16 Tax Matters.

(a) Each of Vibrant and its Subsidiaries has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are true, correct and complete and accurate in all material respects and have been prepared in material compliance with all applicable Laws. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where Vibrant or any of its Subsidiaries does not file Tax Returns that Vibrant or any of its Subsidiaries is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Vibrant and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid and appropriately reserved on the their balance sheet for all Taxes that are not yet due and payable (whether or not shown on any Tax Return). Since the date of the Vibrant Unaudited Interim Balance Sheet, neither Vibrant nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice. In addition, Vibrant and each of its Subsidiaries is in compliance with, and their records contain all information and documents necessary in all material respects to comply with (including all documents and records likely to be needed to defend any challenge by any Governmental Authority to the transfer pricing of any transactions conducted by Vibrant and each of its Subsidiaries), all applicable information reporting and withholding requirements under all applicable Laws and Vibrant and each of its Subsidiaries have maintained, and still maintain, all required records with respect thereto.

(c) Each of Vibrant and its Subsidiaries has withheld or collected and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party under any applicable Laws.

(d) There are no Encumbrances for material Taxes (other than Taxes not yet due and payable or for Taxes that are being contested in good faith, in each case, for which adequate reserves have been established in accordance with GAAP) upon any of the equity, assets of Vibrant or any of its Subsidiaries.

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(e) No deficiencies for material Taxes with respect to Vibrant or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments, disputes or other actions for or relating to any liability in respect of Taxes of Vibrant or any of its Subsidiaries. Neither Vibrant nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency and neither Vibrant nor any of its Subsidiaries has received any written request from a Governmental Authority to waive or extend any statute of limitations in respect of Taxes.

(f) Neither Vibrant nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five years.

(g) Vibrant and each of its Subsidiaries is not, nor has it ever been, a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(h) Vibrant and each of its Subsidiaries is duly registered for the purposes of Israeli value added Taxes (“VAT”) and has complied in all material respects with all requirements concerning VAT including with respect to the timely filing of complete and correct value VAT returns. Vibrant and each of its relevant Subsidiaries (i) have not made any material exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be entitled to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) have collected and timely remitted in all material aspects to the relevant Tax authority all output VAT which it is required to collect and remit under any applicable Laws, and (iii) have not received a material refund for input VAT for which it is not entitled under any applicable Laws.

(i) Vibrant and each of its Subsidiaries has never made any election to be treated or claimed any benefits as a “Preferred Enterprise” (Mifaal Muadaf) or “Preferred Technological Enterprise” or otherwise under the Law for Encouragement of Capital Investments, 1959.

(j) Neither Vibrant nor each of its Subsidiaries owns any material interest in any controlled foreign corporation pursuant to Section 75B of the Income Tax Ordinance, or other entity the income of which is required to be included in the income of Vibrant or any of each Subsidiaries.

(k) Neither Vibrant nor each of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Income Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the Income Tax Ordinance.

(l) Neither Vibrant nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders and landlords.

(m) Neither Vibrant nor any of its Subsidiaries has entered into a cost sharing arrangement to share research and development costs and rights to any developed Intellectual Property. No non-Israeli subsidiary of Vibrant owns any Intellectual Property, including any economic or commercialization rights to Intellectual Property.

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(n) Vibrant and each of its Subsidiaries has made available to the Company complete copies of (i) all material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to Vibrant for all taxable periods for which the applicable statute of limitation has not yet expired (ii) any audit report issued with respect to or relating to any Taxes due from or with respect to Vibrant and its Subsidiaries, (iii) any closing or settlement agreements entered into by or with respect to Vibrant and its Subsidiaries, with any Governmental Authority, (iv) all Tax opinions, memoranda and similar documents addressing Tax matters or Tax positions of Vibrant and its Subsidiaries, and (v) all material written communications to, or received by Vibrant and its Subsidiaries from any Governmental Authority including Tax rulings and Tax decisions.

(o) Vibrant and each of its Subsidiaries does not and has never participated or engaged in any transaction listed in Section 131(g) of the Income Tax Ordinance and the Israeli Income Tax Laws (Reportable Tax Planning), 5767-2006 promulgated thereunder nor is it subject to reporting obligations under Sections 131D or 131E of the Income Tax Ordinance or similar provisions under the Israel Value Added Tax law of 1975 and has never obtained a legal or tax opinion that is subject to reporting under Section 131D of the Income Tax Ordinance or similar provisions under the Israel Value Added Tax Law of 1975.

(p) Vibrant and each of its Subsidiaries uses the accrual method of accounting for income tax purposes.

(q) Neither Vibrant nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Vibrant). Neither Vibrant nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Vibrant and Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(r) Neither Vibrant nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(s) Neither Vibrant nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(t) Section 4.16(t) of the Vibrant Disclosure Schedule sets forth the entity classification of Vibrant and each of its Subsidiaries for U.S. federal income tax purposes under Section 7701 of the Code.

(u) No statute of limitations in respect of the assessment or collection of any Taxes of Vibrant or any of its Subsidiaries has been waived or extended, which waiver or extension is in effect and Vibrant or any of its Subsidiaries is not presently contesting the Tax liability before any Governmental Authority.

(v) There is no outstanding power of attorney from Vibrant or any of its Subsidiaries authorizing anyone to act on behalf of Vibrant or any of its Subsidiaries in connection with any Tax, Tax Return or action relating to any Tax or Tax Return of Vibrant.

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(w) Neither Vibrant nor its Subsidiaries will be required to include any item of income or exclude any item of deduction for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (ii) an installment sale or open transaction, (iii) a prepaid amount, (iv) an intercompany item under United States Treasury regulations Section 1.1502-13 or an excess loss account under United States Treasury regulations Section 1.1502-19, (v) a change in the accounting method of Vibrant pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality or the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date; or (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (D) any inclusion under Section 965 of the Code.

(x) Vibrant and its Subsidiaries have not made an election to defer any Taxes under Section 2302 of the CARES Act or IRS Notice 2020-65, or any similar election under state or local law. The Company has properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any similar election under state, local or non-U.S. Law) and Section 2301 of the CARES Act (or any similar election under state, local or non-U.S. Law).

4.17 Employee and Labor Matters; Benefit Plans.

(a) The employment of Vibrant’s employees is terminable by Vibrant at will. Vibrant has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Vibrant Associates to the extent currently effective and material.

(b) Vibrant is not a party to, bound by, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Vibrant, purporting to represent or seeking to represent any employees of Vibrant.

(c) Section 4.17(c) of the Vibrant Disclosure Schedule lists all material Vibrant Employee Plans.

(d) Each Vibrant Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter with respect to such qualified status from the IRS. To the Knowledge of Vibrant, no event or omission has occurred that would cause any Vibrant Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(e) Each Vibrant Employee Plan has been established, operated and administered in compliance, in all material respects, with its terms and all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Vibrant Employee Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance or similar program, or been the subject of any self-correction under any such program. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Vibrant, threatened with respect to any Vibrant Employee Plan. All payments and/or contributions required to have been made with respect to all Vibrant Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Vibrant Employee Plan and applicable Law. The Vibrant Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.

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(f) Neither Vibrant nor any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA Affiliate and whether contingent or otherwise) with respect to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Vibrant nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(g) No Vibrant Employee Plan provides for health care or any other non-pension benefits to any service provider beyond termination of service or retirement (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law). No Vibrant Employee Plan provides major medical health or long-term disability benefits that are not fully insured through an insurance contract.

(h) Each Vibrant Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder. No payment to be made under any Vibrant Employee Plan is or, to the Knowledge of Vibrant, will be subject to the penalties of Section 409A(a)(1) of the Code.

(i) Vibrant is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of Vibrant: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of Vibrant, threatened or reasonably anticipated against Vibrant relating to any employee, employment agreement or Vibrant Employee Plan (other than routine claims for benefits). To the Knowledge of Vibrant, there are no pending or threatened or reasonably anticipated claims or actions against Vibrant, any Vibrant trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Vibrant is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(j) Any transfer of property by Vibrant which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Vibrant.

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(k) Vibrant has no material liability with respect to any misclassification within the past three years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Vibrant has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(l) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Vibrant. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(m) Vibrant is not, nor has Vibrant been, engaged in any unfair labor practice or within the meaning of the National Labor Relations Act. Except as set forth in Section 4.17(m) of the Vibrant Disclosure Schedule, there is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Vibrant, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, overtime and overtime payment, working during rest days, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, engaging employees through service providers in accordance with the Israeli Law for Strengthening the Enforcement of Labor Laws-2011, collective bargaining, civil rights, fringe benefits, employment practices, workers’ compensation and the collection, payment of withholding or social security taxes and any similar tax, safety, health or discrimination matter involving any Vibrant Associate or former employee, independent contractor, officer or director of Vibrant or any of its Subsidiaries, including charges of unfair labor practices or discrimination complaints.

(n) No Vibrant Employee Plan provides for any tax “gross-up” or similar “make-whole” payments.

(o) None of the execution and delivery of this Agreement, the shareholder approval of this Agreement, or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Vibrant or any of its Subsidiaries; (ii) further restrict any rights of Vibrant to amend or terminate any Vibrant Employee Plan; (iii) result in the forgiveness of any indebtedness of any employee, officer, director or other service provider of Vibrant or any of its Subsidiaries to Vibrant or its Subsidiaries or (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

4.18 Environmental Matters. Since January 1, 2021, Vibrant has complied with all applicable Environmental Laws, which compliance includes the possession by Vibrant of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Vibrant Material Adverse Effect. Vibrant has not received since January 1, 2021, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Vibrant is not in compliance with any Environmental Law, and, to the Knowledge of Vibrant, there are no circumstances that may prevent or interfere with Vibrant’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have an Vibrant Material Adverse Effect. To the Knowledge of Vibrant: (i) no current or prior owner of any property leased or controlled by Vibrant has received since January 1, 2021, any written notice or other communication relating to property owned or leased at any time by Vibrant, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Vibrant is not in compliance with or violated any Environmental Law relating to such property and (ii) Vibrant has no material liability under any Environmental Law.

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4.19 Insurance. Vibrant has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Vibrant and Merger Sub, including coverage for products liability and clinical trials. Each of such insurance policies is in full force and effect and enforceable in accordance with their terms and have not been subject to any lapse in coverage, and Vibrant and Merger Sub are in compliance in all material respects with the terms thereof. Such insurance policies are of the type and in the amounts customarily carried by Entities conducting a business similar to Vibrant and are sufficient for compliance with all applicable Laws and Contracts to which Vibrant or any of its Subsidiaries is a party or by which it is bound. Other than customary end of policy notifications from insurance carriers, since January 1, 2021, Vibrant has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Vibrant and Merger Sub has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Vibrant for which Vibrant has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Vibrant of its intent to do so.

4.20 Transactions with Affiliates. Except as set forth in the Vibrant SEC Documents filed prior to the date of this Agreement, since the date of Vibrant’s annual report on Form 20-F for the year ended December 31, 2021 with the SEC, no event has occurred that would be required to be reported by Vibrant pursuant to Item 7B of Form 20-F promulgated by the SEC. Section 4.20 of the Vibrant Disclosure Schedule describes any material transactions or relationships, since January 1, 2020, between, on one hand, Vibrant or any of its Subsidiaries and, on the other hand, any (a) executive officer or director of Vibrant or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Shares or (c) to the Knowledge of Vibrant, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Vibrant or its Subsidiaries) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.21 No Financial Advisors. Except as set forth on Section 4.21 of the Vibrant Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Vibrant.

4.22 Valid Issuance. The Vibrant Ordinary Shares to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

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4.23 Privacy and Data Security. Vibrant has complied with all applicable Privacy Laws and the applicable terms of any Vibrant Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Vibrant in connection with the operation of Vibrant’s business, except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Vibrant Material Adverse Effect. To the Knowledge of Vibrant, Vibrant has implemented and maintains reasonable Privacy Policies and has complied with its Privacy Policies, except for such non-compliance as has not to the Knowledge of Vibrant had, and would not reasonably be expected to have, individually or in the aggregate, a Vibrant Material Adverse Effect. To the Knowledge of Vibrant, as of the date hereof, no claims have been asserted or threatened against Vibrant by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Vibrant Contracts relating to privacy, security, collection or use of Personal Information of any individuals. To the Knowledge of Vibrant, there have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or Vibrant data in the custody or control of Vibrant or any service provider acting on behalf of Vibrant, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Vibrant Contract.

4.24 Grant and Subsidies. Section 4.24 of the Vibrant Disclosure Schedule sets forth a complete and correct list of all pending and outstanding grants from any Governmental Authority to Vibrant and/or any of its Subsidiaries (each such grant, a “Governmental Grant”). No prior approval of any Governmental Authority is required in order to consummate the transactions contemplated under this Agreement or to preserve entitlement of Vibrant to any such grant, incentive, subsidy, or benefit. Section 4.24 of the Vibrant Disclosure Schedule includes the aggregate amounts of each grant, the aggregate outstanding obligations of Vibrant thereunder, including royalty payments, and a description setting out the product, technology or know-how developed with each Government Grant. Vibrant and its Subsidiaries are in compliance with all terms, conditions and requirements of its Governmental Grants (including any reporting requirements) and has duly fulfilled in all respects all the conditions, undertakings, and other obligations relating thereto. Vibrant has delivered to the Company accurate and complete copies of (i) all certificates of approval and letters of approval (and supplements thereto) granted to Vibrant and/or its Subsidiaries by any Governmental Authority in connection with any Governmental Grant or application therefor, and any undertakings of Vibrant and/or its Subsidiaries in connection with any Governmental Grant and (ii) any other material documents and information (other than generally available information such as laws and regulations), such as material correspondence with applicable governmental authorities in connection with any Governmental Grant. In each application submitted by or on behalf of Vibrant and/or its Subsidiaries in connection with any Governmental Grant, Vibrant has disclosed all information required by such application in a materially accurate and complete manner. Vibrant is in compliance with all terms, conditions, requirements and criteria of all Governmental Grants (including any reporting requirements), and has duly fulfilled in all material respects all conditions, undertakings and other obligations relating thereto. No event has occurred, and no circumstance or condition exists (other than potential changes to applicable law), that following the Closing would give rise to: a requirement that Vibrant and/or its Subsidiaries return or refund any benefits provided under any Governmental Grant (other than payments in accordance with the provisions of the applicable Governmental Grant and applicable Law). No written claim or challenge have been submitted to Vibrant and/or its Subsidiaries by any Governmental Authority with respect to any of the Governmental Grants or the compliance by Vibrant and/or its Subsidiaries with the terms, conditions, obligations or laws relating to the Governmental Grants. To the Knowledge of Vibrant it is not currently under an audit regarding any Governmental Grant other than customary review by the IIA of the Vibrant’s periodic reports submitted in connection with the Governmental Grants provided by the IIA. Except as set forth on Schedule 4.24 of the Vibrant Disclosure Schedule, no Governmental Authority is entitled to receive any royalties or other payments with respect to any Governmental Grant.

4.25 Bank Accounts; Deposits. Section 4.25 of the Vibrant Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Vibrant or any Vibrant Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of December 31, 2022 and the names of all individuals authorized to draw on or make withdrawals from such accounts. All existing accounts receivables of Vibrant and any Vibrant Subsidiary (including those accounts receivable reflected on the Vibrant Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Vibrant Unaudited Interim Balance Sheet and have not yet been collected) represent valid obligations of customers of Vibrant arising from bona fide transactions entered into in the Ordinary Course of Business. All deposits of Vibrant and any Vibrant Subsidiary (including those set forth on the Vibrant Unaudited Interim Balance Sheet) are fully refundable to Vibrant.

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4.26 Code of Ethics. Vibrant has adopted a code of ethics, as defined by Item 16B of Form 20-F of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. Vibrant has disclosed any change in or waiver of Vibrant’s code of ethics with respect to any such persons, as required by Item 16B of Form 20-F. To the Knowledge of Vibrant, there have been no violations of provisions of Vibrant’s code of ethics by any such persons.

4.27 Opinion of Financial Advisor. The Vibrant Board has received the opinion of Chardan Capital Markets, LLC to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Vibrant. A copy of such written opinion shall be provided to the Company solely for informational purposes after receipt thereof by the Company.

4.28 Shell Company Status. Vibrant is not an issuer identified in Rule 144(i)(1) or of the Securities Act or a shell company as defined in Rule 12b-2 of the Exchange Act

4.29 Foreign Private Issuer. Prior to January 1, 2023, Vibrant was at all times since July 1, 2016 a “foreign private issuer” as such term is defined in the Exchange Act.

4.30 No Other Representations or Warranties. Vibrant hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Vibrant, Merger Sub or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Schedule)) none of Vibrant, Merger Sub or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 5. Certain Covenants of the Parties.

5.1 Operation of Vibrant’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Effective Time (the “Pre-Closing Period”), Vibrant shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Vibrant Material Contracts.

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(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Vibrant Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Vibrant shall not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for Vibrant Ordinary Shares from terminated employees, directors or consultants of Vibrant);

(ii) other than as required pursuant to the terms of the Vibrant ATM Facility, any Vibrant Employee Plan in effect as of the date of this Agreement or applicable Law, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Vibrant Ordinary Shares issued upon the valid exercise or settlement of outstanding Vibrant Options or Vibrant RSUs, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) except as required to give effect to anything in this Agreement or in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $100,000;

(vi) other than in the Ordinary Course of Business: (A) adopt, establish or enter into any Vibrant Employee Plan, (B) cause or permit any Vibrant Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Vibrant Employee Plan), or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants

(vii) enter into any Contract with a labor union or collective bargaining agreement;

(viii) enter into any material transaction outside the Ordinary Course of Business;

(ix) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(x) make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes;

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(xi) enter into, amend or terminate any Vibrant Material Contract; or

(xii) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Vibrant prior to the Effective Time. Prior to the Effective Time, Vibrant shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.2 Operation of the Company’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Vibrant shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period each of the Company and its Subsidiaries shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement (including in connection with the Company Pre-Closing Financing), (ii) as set forth in Section 5.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Vibrant (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Capital Stock from terminated employees, directors or consultants of the Company);

(ii) except as expressly required by this Agreement in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) other than as required pursuant to the terms of any Company Employee Plan in effect as of the date of this Agreement or applicable Law, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of the Company or any of its Subsidiaries (except for shares of outstanding Company Capital Stock issued upon the valid exercise of Company Options and shares of Company Capital Stock issued in connection with the Company Pre-Closing Financing and pursuant to the Stock Purchase Agreement), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $100,000;

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(vi) other than in the Ordinary Course of Business: (A) adopt, establish or enter into any Company Employee Plan, (B) cause or permit any Company Employee Plan to be amended other than as required by Law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Company Employee Plan), or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vii) enter into any Contract with a labor union or collective bargaining agreement;

(viii) enter into any material transaction outside the Ordinary Course of Business;

(ix) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(x) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(xi) make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes;

(xii) enter into, amend or terminate any Company Material Contract;

(xiii) (A) materially change pricing or royalties or other payments set or charged by the Company or any of its Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries; or

(xiv) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Vibrant, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(c) Notwithstanding any provision herein to the contrary (including the foregoing provisions of this Section 5.2), Vibrant may engage in the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) and/or winding down of the Vibrant Legacy Business and/or the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) or other disposition of any Vibrant Legacy Assets (each, an “Vibrant Legacy Transaction”); provided, however, that to the extent any Vibrant Legacy Transaction results in material obligations of Vibrant that will extend beyond Closing, such terms shall be reasonably acceptable to Company.

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5.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Vibrant, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief executive officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary. Any investigation conducted by either Vibrant or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

5.4 No Solicitation.

(a) Each of Vibrant and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.2 and Section 6.3) or (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to the approval of this Agreement by a Party’s stockholders (i.e., the Required Company Stockholder Vote, in the case of the Company and its Subsidiaries, or the Required Vibrant Shareholder Vote in the case of Vibrant), such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 5.4 in any material respect, (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable Law, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) such Party receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such Party for purposes of this Agreement.

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(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

5.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Vibrant, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 7, 8 and 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Vibrant Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 7, 8 or 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.

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Section 6. Additional Agreements of the Parties.

6.1 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, (i) Vibrant shall, in cooperation and consultation with the Company, prepare and file with the SEC a proxy statement relating to the Vibrant Shareholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Vibrant, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the Vibrant Ordinary Shares to be issued by virtue of the Merger. Each of Vibrant and the Company shall use their commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable and remain effective through the Closing Date, and shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of Vibrant Ordinary Shares pursuant to the Merger. Each of the Parties shall furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. The Proxy Statement and Registration Statement shall include, among other things, subject to Section 6.3, (i) the Vibrant Board Recommendation, and (ii) the opinion referred to in Section 4.27.

(b) Vibrant covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company or its Subsidiaries to Vibrant for inclusion in the Registration Statement (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Vibrant makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or its Subsidiaries or any of their Representatives for inclusion therein. Notwithstanding the foregoing, the Company makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by Vibrant or its Subsidiaries or any of their Representatives for inclusion therein.

(c) Vibrant shall use commercially reasonable efforts to cause, and the Company shall reasonable cooperate with Vibrant in causing, the Proxy Statement to be mailed to Vibrant’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If Vibrant, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Vibrant shareholders; provided, that Vibrant shall not file any such amendment or supplement without providing the Company a reasonable opportunity to review and comment thereon.

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(d) The Company shall reasonably cooperate with Vibrant and provide, and cause its Representatives to provide, Vibrant and its Representatives, with all accurate and complete information regarding the Company or its Subsidiaries that is required by Law to be included in the Registration Statement or reasonably requested by Vibrant to be included in the Registration Statement. Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Vibrant a letter of the Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Vibrant), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(e) Vibrant shall notify the Company promptly of the receipt of any comments from the SEC or the staff of the SEC, if any, and of any request by the SEC or the staff of the SEC, if any, for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and shall supply the Company with copies of all correspondence between Vibrant or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Registration Statement or the Contemplated Transactions. Vibrant shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement or the Registration Statement, and shall give the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff.

(f) Vibrant shall make, and the Company shall cooperate in, all necessary filings with respect to the Merger and the transactions contemplated thereby under all applicable Israeli securities laws and regulation and United States state securities and “blue sky” laws.

(g) As promptly as reasonably practicable following the date of this Agreement, but in no event later than 45 days after the date of this Agreement, the Company will furnish to Vibrant (x) unaudited interim financial statements for each interim period completed prior to Closing that are required to be included in the Proxy Statement or Registration Statement and not otherwise delivered pursuant to Section 3.7(a) (the “Company Interim Financial Statements”) and (y) the Company’s audited consolidated statements of income, cash flow and stockholders’ equity for each of its fiscal years required to be included in the Proxy Statement or Registration Statement (the “Company Audited Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement or Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

6.2 Company Stockholder Written Consent.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than five (5) Business Days thereafter, the Company shall obtain the approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

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(b) Reasonably promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 6.2(b) shall be subject to Vibrant’s advance review and reasonable approval.

(c) The Company agrees that, subject to Section 6.2(d): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 6.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Vibrant, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Vibrant or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(d) Notwithstanding anything to the contrary contained in Section 6.2(c), and subject to compliance with Section 5.4 and Section 6.2, if at any time prior to approval and adoption of this Agreement by the Required Company Stockholder Vote, the Company receives a bona fide written Superior Offer, the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Vibrant (collectively, a “Company Board Adverse Recommendation Change”) if, but only if, following the receipt of and on account of such Superior Offer, (i) the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has, and has caused its financial advisors and outside legal counsel to, during the Notice Period (as defined below), negotiate with Vibrant in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer and (iii) if after Vibrant shall have delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Vibrant receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Notice Period, Vibrant shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Vibrant in good faith (to the extent Vibrant desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Vibrant with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.2(d) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

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(e) The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any Company Board Adverse Recommendation Change.

6.3 Vibrant Shareholder Meeting.

(a) Vibrant shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Vibrant Ordinary Shares to consider and vote to approve this Agreement and the Contemplated Transactions, including the issuance of the Vibrant Ordinary Shares to the stockholders of the Company pursuant to the terms of this Agreement and, if deemed necessary by the Parties, an amendment to Vibrant’s articles of association to effect the increase of the registered share capital of Vibrant and the Nasdaq Reverse Split (collectively, the “Vibrant Shareholder Matters” and such meeting, the “Vibrant Shareholder Meeting”). The Vibrant Shareholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. Vibrant shall take reasonable measures to ensure that all proxies solicited in connection with the Vibrant Shareholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Vibrant Shareholder Meeting, or a date preceding the date on which the Vibrant Shareholder Meeting is scheduled, Vibrant reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Vibrant Shareholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient Vibrant Ordinary Shares represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Vibrant Shareholder Meeting, Vibrant may postpone or adjourn, or make one or more successive postponements or adjournments of, the Vibrant Shareholder Meeting as long as the date of the Vibrant Shareholder Meeting is not postponed or adjourned more than an aggregate of forty-five (45) days in connection with any postponements or adjournments.

(b) Vibrant agrees that, subject to Section 6.3(c): (i) the Vibrant Board shall recommend that the holders of Vibrant Ordinary Shares vote to approve the Vibrant Shareholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Vibrant Board recommends that Vibrant’s shareholders vote to approve the Vibrant Shareholder Matters (the recommendation of the Vibrant Board being referred to as the “Vibrant Board Recommendation”) and (iii) the Vibrant Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Vibrant Board shall not publicly propose to withhold, amend, withdraw or modify the Vibrant Board Recommendation) in a manner adverse to the Company, and no resolution by the Vibrant Board or any committee thereof to withdraw or modify the Vibrant Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Vibrant Board Adverse Recommendation Change”).

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(c) Notwithstanding anything to the contrary contained in Section 6.3(b), and subject to compliance with Section 5.4 and Section 6.3, if at any time prior to the approval of Vibrant Shareholder Matters by the Required Vibrant Shareholder Vote, (i) Vibrant receives a bona fide written Superior Offer or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry or the consequences thereof, (B) the fact, in and of itself, that Vibrant meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, (C) a willful and material breach of this Agreement by Vibrant, or (D) ability to draw on the Vibrant ATM Facility, whether or not such ability would constitute an Acquisition Proposal) that affects the business, assets or operations of Vibrant that occurs or arises after the date of this Agreement and was not known to or reasonably foreseeable by the Vibrant Board prior to the date hereof (a “Vibrant Intervening Event”), the Vibrant Board may make an Vibrant Board Adverse Recommendation Change if, but only if: (y) in the receipt of and on account of such Superior Offer, the Vibrant Board determines in good faith, based on the advice of its outside legal counsel, that the failure to make an Vibrant Board Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided that (1) the Company receives written notice from Vibrant confirming that the Vibrant Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Vibrant Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (2) during any Notice Period, the Company shall be entitled to deliver to Vibrant one or more counterproposals to such Acquisition Proposal and Vibrant will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (3) in the event of any material amendment to any Superior Offer (including any revision in price or percentage of the combined company that Vibrant’s shareholders would receive as a result of such potential Superior Offer), Vibrant shall be required to provide the Company with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c) and the Vibrant Board shall not make an Vibrant Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions) or (z) in the case of an Vibrant Intervening Event, the Vibrant Board determines in good faith, based on the advice of its outside legal counsel, that the failure to make an Vibrant Board Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and Vibrant promptly notifies the Company, in writing, within the Notice Period before making an Vibrant Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Vibrant Intervening Event and that the Vibrant Board intends to make an Vibrant Board Adverse Recommendation Change.

(d) Vibrant’s obligation to call, give notice of and hold the Vibrant Shareholder Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Vibrant Board Recommendation.

(e) Nothing contained in this Agreement shall prohibit Vibrant or the Vibrant Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Vibrant or the Vibrant Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Vibrant is unable to take a position with respect to the bidder’s tender offer unless the Vibrant Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

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6.4 Efforts; Regulatory Approvals.

(a) The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall, promptly and no later than ten (10) Business Days after the date of this Agreement, prepare and file, if any, any notification or other document required to be filed in connection with the Merger under any applicable Israeli or foreign Law relating to antitrust or competition matters including the Israel Competition Law. The Company and Vibrant shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.

(c) Vibrant shall file a written notice with the IIA pursuant to the R&D Law and the rules and regulations related thereto in connection with the Merger. The applicable material equityholders of Vibrant and/or Company, as required by the IIA, shall execute an undertaking towards the IIA, in the standard form as required by the IIA (the “IIA Undertaking”).

6.5 Company Options.

(a) Subject to Section 6.5(c), at the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time and that, following assumption by Vibrant at the Effective Time, will be eligible to be registered on Form S-8, whether or not vested, shall be assumed and converted into an option to purchase Vibrant Ordinary Shares (an “Assumed Option”) in a manner consistent with the requirements of Section 409A and, for Company Options qualified under Section 422 of the Code, Section 424 of the Code, and Vibrant shall assume the Company Plan. All rights with respect to Company Capital Stock under Company Options assumed by Vibrant shall thereupon be converted into rights with respect to Vibrant Ordinary Shares. Accordingly, from and after the Effective Time: (i) each Assumed Option may be exercised solely for Vibrant Ordinary Shares, (ii) the number of Vibrant Ordinary Shares subject to each Assumed Option shall be determined by multiplying (A) the number of shares of Company Capital Stock that were subject to such Assumed Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of Vibrant Ordinary Shares and (iii) the per share exercise price for the Vibrant Ordinary Shares issuable upon exercise of each Assumed Option shall be determined by dividing (A) the per share exercise price of Company Capital Stock subject to such Assumed Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. Each Assumed Option shall continue to be subject to the same terms and conditions (including the vesting arrangements and other terms and conditions set forth in the Company Plan and the applicable stock option or other agreement) as in effect and applicable to the Assumed Option immediately prior to the Effective Time; provided, however, that: (A) to the extent provided under the terms of a Company Option, each Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Vibrant Ordinary Shares subsequent to the Effective Time and (B) the Vibrant Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Assumed Option and the Company Plan.

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(b) Vibrant shall file with the SEC, as soon as reasonably practicable after the Effective Time, a registration statement on Form S-8, if available for use by Vibrant, relating to the Vibrant Ordinary Shares issuable with respect to Assumed Options issued in accordance with Section 6.5(a).

(c) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plan and otherwise) to effectuate the provisions of this Section 6.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 6.5.

6.6 Vibrant Options and Vibrant RSUs. Prior to the Closing, the Vibrant Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that the vesting of each unexpired, unexercised and unvested Vibrant Option and Vibrant RSU shall be accelerated in full effective as of immediately prior to the Effective Time.

6.7 Employee Benefits. Vibrant and the Company shall cause Vibrant to comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.17(c) of the Vibrant Disclosure Schedule, subject to the provisions of such agreements. No later than one (1) day prior to the Closing Date, the board of directors of Vibrant shall adopt written resolutions (in form and substance reasonably satisfactory to the Company) to be effective no later than the day immediately prior to the Closing (and take any other necessary and appropriate action) to (i) fully vest all participants in their accounts under the Vibrant Employee Plan qualified under Section 401(a) of the Code and (ii) terminate such Vibrant Employee Plan in accordance with its terms and conditions and applicable Law. Prior to the Closing, Vibrant shall contribute to the trust of the Vibrant Employee Plan qualified under Section 401(a) of the Code all employer and employee contributions attributable to the time period up to and including the termination date.

6.8 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Vibrant and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Vibrant or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Vibrant or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Vibrant and the Surviving Corporation, jointly and severally, upon receipt by Vibrant or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Vibrant, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP, Horn & Co. or such other counsel selected by the D&O Indemnified Parties.

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(b) The provisions of the articles of association and bylaws of Vibrant with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Vibrant that are presently set forth in the articles of associate and bylaws of Vibrant shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Vibrant, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Vibrant shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the articles of association and bylaws of Vibrant.

(c) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Vibrant shall fulfill and honor in all respects the obligations of Vibrant to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Vibrant’s Organizational Documents and pursuant to any indemnification agreements between Vibrant and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Vibrant shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Vibrant. In addition, Vibrant shall purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Vibrant’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Vibrant’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Vibrant by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with Vibrant’s initial public offering of Vibrant Ordinary Shares).

(e) From and after the Effective Time, Vibrant shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 6.8 in connection with their enforcement of the rights provided to such persons in this Section 6.8.

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(f) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Vibrant and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event Vibrant or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Vibrant or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.8. Vibrant shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.8.

6.9 Disclosure. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Vibrant may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Vibrant in compliance with this Section 6.9. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3(d) or with respect to any Acquisition Proposal, Vibrant Board Adverse Recommendation Change or Company Board Adverse Recommendation Change, as applicable, or with respect to Vibrant only, pursuant to Section 6.3(e).

6.10 Listing. At or prior to the Effective Time, Vibrant shall use its commercially reasonable efforts to cause the Vibrant Ordinary Shares being issued in the Merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time. The Company will cooperate with Vibrant as reasonably requested by Vibrant with respect to the listing application for the Vibrant Ordinary Shares and promptly furnish to Vibrant all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.10. The Company agrees to pay all Nasdaq fees associated with any action contemplated by this Section 6.10.

6.11 Tax Matters.

(a) Vibrant, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

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(c) The Parties acknowledge and agree that (i) Section 7874 of the Code will apply to the Merger, (ii) as a result of the application of Section 7874 of the Code, Vibrant will be treated as a United States domestic corporation for purposes of the Code, and (iii) the Parties shall not take any tax reporting position inconsistent with the foregoing for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(d) The Company shall (and shall cause its Affiliates to) provide any information reasonably requested to allow Vibrant to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws with respect to the transactions contemplated by, or any payment made in connection with, this Agreement. Each of Vibrant and the Company shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any legal proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such legal proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Vibrant and the Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority.

(e) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (collectively, “Transfer Taxes”) shall be paid when due by the party, upon which such Taxes and fees are imposed under applicable Law, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Company Stockholders and the Parties hereto will, and will cause their applicable Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation; provided that any Transfer Taxes with respect to interests in real property owned, directly or indirectly, by the Company or any of its Subsidiaries shall be borne by the Surviving Corporation.

6.12 Legends. Vibrant shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any Vibrant Ordinary Shares to be received in the Merger by equity holders of the Company who may be considered “affiliates” of Vibrant for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Vibrant Ordinary Shares.

6.13 Officers and Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use reasonable best efforts and take all necessary action so that the Persons listed in Section 6.13 of the Vibrant Disclosure Schedule are elected or appointed, as applicable, to the positions of officers and directors of Vibrant and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person listed in Section 6.13 of the Vibrant Disclosure Schedule is unable or unwilling to serve as officer or director of Vibrant or the Surviving Corporation, as set forth therein, the Party appointing such Person (as set forth on Section 6.13 of the Vibrant Disclosure Schedule) shall designate a successor to fill such position. In any event, the officers and directors of Vibrant and the Surviving Corporation immediately following the Closing shall be as reasonably agreed by the parties (x) in accordance with the requirements of Nasdaq and applicable Law and (y) with respect to the directors of each of Vibrant and the Surviving Corporation, one (1) designated by Vibrant and reasonably acceptable to the Company and not less than five (5) designated by the Company and reasonably acceptable to Vibrant.

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6.14 Termination of Certain Agreements and Rights. The Company shall cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of Company Capital Stock, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of the Surviving Corporation.

6.15 Section 16 Matters. Prior to the Effective Time, Vibrant shall take all such steps as may be required to cause any acquisitions of Vibrant Ordinary Shares and any options to purchase Vibrant Ordinary Shares in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Vibrant, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16 Allocation Certificate. The Company will prepare and deliver to Vibrant at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of the Company in a form reasonably acceptable to Vibrant setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Capital Stock or Company Options, (b) such holder’s name and address, (c) the number and type of Company Capital Stock held and/or underlying the Company Options as of the Closing Date for each such holder and (d) the number of Vibrant Ordinary Shares to be issued to such holder, or to underlie any Vibrant Option to be issued to such holder, pursuant to this Agreement in respect of the Company Capital Stock or Company Options held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

6.17 Nasdaq Reverse Split. If deemed necessary by the Parties, Vibrant shall submit to Vibrant’s shareholders at the Vibrant Shareholder Meeting a proposal to approve and adopt an amendment to Vibrant’s articles of association to authorize the Vibrant Board to effect the Nasdaq Reverse Split.

6.18 Israeli Encouragement of Research. Following the Closing, Vibrant shall continue to be subject to the provisions of the Israeli R&D Law and related rules and guidelines, and, to the extent required, the applicable material equityholders of Vibrant and/or Company and any affiliate thereof, as required thereunder, shall execute the IIA Undertaking to this effect.

6.19 Shareholder Litigation. Vibrant shall control any Transaction Litigation; provided, that Vibrant shall as promptly as reasonably practicable notify the Company in writing of, shall keep the Company informed on a reasonably prompt basis regarding any such Transaction Litigation, and shall give the Company the opportunity to participate in the defense and settlement of, any Transaction Litigation (including by allowing the Company to offer comments or suggestions with respect to such Transaction Litigation, which Vibrant shall consider in good faith). Vibrant shall give the Company the opportunity to consult with counsel to Vibrant regarding the defense and settlement of any such Transaction Litigation, and in any event Vibrant shall not settle or compromise or agree to settle or compromise any Transaction Litigation without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the D&O Indemnified Parties’ rights with regard to the right to counsel, and notwithstanding anything to the contrary in any indemnification agreements Vibrant has entered into, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such D&O Indemnified Parties prior to the Effective Time to defend any Transaction Litigation on behalf of, and to the extent such Transaction Litigation is against, the D&O Indemnified Parties.

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Section 7. Conditions Precedent to Obligations of Each Party.

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

7.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

7.3 Stockholder Approval. (a) Vibrant shall have obtained the Required Vibrant Shareholder Vote and (b) the Company shall have obtained the Required Company Stockholder Vote.

7.4 Listing. The approval of the listing of the additional Vibrant Ordinary Shares on Nasdaq shall have been obtained and the Vibrant Ordinary Shares to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

7.5 Regulatory Matters. Any waiting period applicable to the consummation of the Merger under, if applicable, the ICL, the IROC, the R&D Law and the Israel Competition Law shall have expired or been terminated.

Section 8. Additional Conditions Precedent to Obligations of Vibrant and Merger Sub.

The obligations of Vibrant and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Vibrant, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The Company Fundamental Representations shall have been accurate and complete in all respects as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be accurate and complete as of such date). The Company Capitalization Representations shall have been accurate and complete in all respects as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been accurate and complete, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been accurate and complete as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so accurate and complete would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been accurate and complete, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

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8.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

8.3 Closing Certificate. Vibrant shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (a) that the conditions set forth in Sections 8.1, 8.2, 8.4, 8.6 and 8.8 have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 6.16 is true and accurate in all respects as of the Closing Date.

8.4 Company Pre-Closing Financing. The Company Pre-Closing Financing shall have been consummated and the Company shall have received the proceeds of the Company Pre-Closing Financing on the terms and conditions set forth in the Stock Purchase Agreement, and the net cash proceeds of the Company Pre-Closing Financing (which, for these purposes only, are calculated after deduction of all unpaid Transaction Costs applicable to and incurred by the Company and its Subsidiaries, or for which the Company and its Subsidiaries are liable) shall be at least $5,000,000.

8.5 FIRPTA Certificate. On or no more than thirty (30) days prior to the Closing Date, Vibrant shall have received from the Company a certificate in the form and substance required under Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h) together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Vibrant.

8.6 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

8.7 Company Lock-Up Agreements. The Company Lock-Up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

8.8 Termination of Investor Agreements. The Investor Agreements shall have been terminated.

8.9 IIA Undertaking and Notice. The applicable material equityholders of Company and/or any affiliate thereof (as requested by the IIA) shall have filed duly executed IIA Undertaking with the IIA; the IIA shall have accepted the parties’ notice to the IIA of the Merger and the transactions contemplated thereby.

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Section 9. Additional Conditions Precedent to Obligation of the Company.

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

9.1 Accuracy of Representations. Each of the Vibrant Fundamental Representations shall have been accurate and complete in all respects as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be accurate and complete as of such date). The Vibrant Capitalization Representations shall have been accurate and complete as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been accurate and complete, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Vibrant and Merger Sub contained in this Agreement (other than the Vibrant Fundamental Representations and the Vibrant Capitalization Representations) shall have been accurate and complete as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be accurate and complete would not reasonably be expected to have an Vibrant Material Adverse Effect (without giving effect to any references therein to any Vibrant Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been accurate and complete, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Vibrant Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

9.2 Performance of Covenants. Vibrant and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

9.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer of Vibrant confirming that the conditions set forth in Sections 9.1, 9.2, and 9.4 have been duly satisfied; and

(b) written resignations in forms reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of Vibrant who are not to continue as officers or directors of Vibrant pursuant to Section 6.13.

9.4 No Vibrant Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Vibrant Material Adverse Effect.

9.5 Vibrant Lock-Up Agreements. The Vibrant Lock-Up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

9.6 Net Cash Requirement. Vibrant’s Net Cash shall not be less than $15,000,000 as of the Closing.

9.7 Vibrant Legacy Transactions. The Company shall have received true and complete copies of all documentation for each Vibrant Legacy Transaction reasonably evidencing that Vibrant has received or will receive into one or more accounts described in Section 4.25, including escrow accounts, the proceeds (or, in the case of any Vibrant Legacy Transaction which will be consummated substantially contemporaneously with the Closing, that such proceeds are in irrevocably transit to Vibrant) of all Vibrant Legacy Transactions which are included in Vibrant’s estimated Net Cash Calculation.

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9.8 Termination of Employees and Contractors. Vibrant shall, consistent with applicable Law, take all actions necessary, prior to the Closing, to (A) terminate the employment of each of the Employees of Vibrant (other than those employees listed on Section 9.8 of the Vibrant Disclosure Schedule or as otherwise agreed by the Parties) effective no later than Closing Date by delivery of termination letters according to which, their employment with Vibrant shall terminate and after duly performing an employment termination process (including hearings prior to termination) consistent with applicable Law (including obtaining approval with respect to the termination of employment of the Employees, whose terminations require governmental termination permits), and, (B) terminate the consulting relationship with each of the independent contractors of Vibrant (other than those independent contractors listed on Section 9.8 of the Vibrant Disclosure Schedule), which termination with such shall become effective no later of the Closing. Upon such termination, Vibrant shall settle all accounts and payment to such Employees or independent contractors of all of their rights relating to their employment or engagement and termination thereof consistent with applicable Law and their respective employment or consulting agreements with Vibrant, including payment of severance and payment in lieu of their contractual notice period.

9.9 Termination of 401(a) Plan. The Company shall have received documentation, in form and substance reasonably satisfactory to the Company, evidencing the termination of the Vibrant Employee Plan qualified under Section 401(a) of the Code.

Section 10. Termination.

10.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Vibrant Shareholder Matters by Vibrant’s shareholders, unless otherwise specified below):

(a) by mutual written consent of Vibrant and the Company;

(b) by either Vibrant or the Company if the Merger shall not have been consummated by November 22, 2023 (subject to possible extension as provided in this Section 10.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company or Vibrant if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the condition set forth in Section 7.2 (if the injunction or other order relates to antitrust Laws) or Section 7.5 shall not have been satisfied by the initial End Date, or in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is 60 days prior to the End Date, then either the Company or Vibrant shall be entitled to extend the End Date for an additional 60 days;

(c) by either Vibrant or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by Vibrant if the Required Company Stockholder Vote shall not have been obtained within five (5) Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Company Stockholder Vote has been obtained, Vibrant may not terminate this Agreement pursuant to this Section 10.1(d);

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(e) by either Vibrant or the Company if (i) the Vibrant Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Vibrant’s shareholders shall have taken a final vote on the Vibrant Shareholder Matters and (ii) the Vibrant Shareholder Matters shall not have been approved at the Vibrant Shareholder Meeting (or at any adjournment or postponement thereof) by the Required Vibrant Shareholder Vote; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to Vibrant where the failure to obtain the Required Vibrant Shareholder Vote shall have been caused by the action or failure to act of Vibrant and such action or failure to act constitutes a material breach by Vibrant of this Agreement;

(f) by the Company (at any time prior to the approval of the Vibrant Shareholder Matters by the Required Vibrant Shareholder Vote) if a Vibrant Triggering Event shall have occurred;

(g) by Vibrant (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(h) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Vibrant or Merger Sub or if any representation or warranty of Vibrant or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Vibrant’s or Merger Sub’s representations and warranties or breach by Vibrant or Merger Sub is curable by Vibrant or Merger Sub, then this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Vibrant or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) and (ii) Vibrant or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Vibrant or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy if such breach by Vibrant or Merger Sub is cured prior to such termination becoming effective);

(i) by Vibrant, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Vibrant is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Vibrant to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Vibrant to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

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(j) by Vibrant (at any time prior to the approval of the Vibrant Shareholder Matters by the Required Vibrant Shareholder Vote) and following compliance with all of the requirements set forth in the proviso to this Section 10.1(j), upon the Vibrant Board authorizing Vibrant to enter into a Permitted Alternative Agreement; provided, however, that Vibrant shall not enter into any Permitted Alternative Agreement unless: (i) the Company shall have received written notice from Vibrant of Vibrant’s intention to enter into such Permitted Alternative Agreement at least four (4) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) Vibrant shall have complied in all material respects with its obligations under Section 5.4 and Section 6.3, (iii) the Vibrant Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law and (iv) Vibrant shall concurrently pay to the Company the Company Termination Fee in accordance with Section 10.3(c).

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 10.3, and Section 11 shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

10.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 10.3 and Section 6.10 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated provided, however, that Vibrant and the Company shall share equally all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

(b) If (i) this Agreement is terminated by Vibrant or the Company pursuant to Section 10.1(e) or by the Company pursuant to Section 10.1(f), (ii) at any time after the date of this Agreement and prior to the Vibrant Shareholder Meeting an Acquisition Proposal with respect to Vibrant shall have been publicly announced, disclosed or otherwise communicated to the Vibrant Board (and shall not have been withdrawn) and (iii) in the event this Agreement is terminated pursuant to Section 10.1(e) only, within twelve (12) months after the date of such termination, Vibrant enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Vibrant shall pay to the Company, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $2,500,000 (the “Company Termination Fee”).

(c) If this Agreement is terminated (x) by Vibrant pursuant to Section 10.1(j) or (y) by the Company pursuant to Section 10.1(f) solely, in the case of this clause (y), following a Vibrant Board Adverse Recommendation Change in connection with a Vibrant Intervening Event, then Vibrant shall pay to the Company, concurrent with such termination, the Company Termination Fee.

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(d) If (i) this Agreement is terminated by Vibrant pursuant to Section 10.1(d) or Section 10.1(g), (ii) at any time after the date of this Agreement and before obtaining the Required Company Stockholder Vote an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board (and shall not have been withdrawn) and (iii) in the event this Agreement is terminated pursuant Section 10.1(d) only, within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then the Company shall pay to Vibrant, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $2,500,000 (the “Vibrant Termination Fee”).

(e) If this Agreement is terminated by the Company pursuant to Section 10.1(f) or Section 10.1(h), Vibrant shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $500,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which the Company submits to Vibrant accurate and complete copies of reasonable documentation supporting such expenses.

(f) If this Agreement is terminated by Vibrant pursuant to Section 10.1(g) or Section 10.1(i), the Company shall reimburse Vibrant for all reasonable out-of-pocket fees and expenses incurred by Vibrant in connection with this Agreement and the Contemplated Transactions, up to a maximum of $500,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Vibrant submits to the Company accurate and complete copies of reasonable documentation supporting such expenses.

(g) If either Party fails to pay when due any amount payable by it under this Section 10.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 10.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(h) The Parties agree that, subject to Section 10.2, the payment of the fees and expenses set forth in this Section 10.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 10.3, it being understood that in no event shall either Vibrant or the Company be required to pay the individual fees or damages payable pursuant to this Section 10.3 on more than one occasion. Subject to Section 10.2, following the payment of the fees and expenses set forth in this Section 10.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

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Section 11. Miscellaneous Provisions.

11.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Vibrant and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 11 shall survive the Effective Time.

11.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Vibrant at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Vibrant Shareholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Vibrant.

11.3 Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4 Entire Agreement; Counterparts. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

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11.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws; provided that the matters relating to Vibrant corporate matters (including corporate approvals for this Agreement and Contemplated Transactions and duties of directors of Vibrant and matters related thereto) shall be governed by the laws of Israel. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement and (f) irrevocably waives the right to trial by jury. Notwithstanding the foregoing, with respect to any action or proceeding arising out of this Agreement or any of the Transactions that primarily relate to Israeli Law matters, each of the parties hereto (x) consents to submit itself to the personal jurisdiction of the courts of Tel-Aviv, Israel, and (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 11.5 in the manner provided for notices in Section 11.7. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

11.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

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11.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Vibrant or Merger Sub:

Vascular Biogenics Ltd.

1 Blue Hill Plaza

Suite 1509

Pearl River, New York 10965

Attention: Sam Backenroth, Chief Financial Officer

Email: [Omitted]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Mitchell S. Bloom, Andrew H. Goodman, Tevia K. Pollard

Email: mbloom@goodwinlaw.com, agoodman@goodwinlaw.com, tpollard@goodwinlaw.com and:

Horn & Co. - Law Offices

Amot Investment Tower, 24 Floor

2 Weizmann Street,

Tel Aviv, Israel

Attention: Yuval Horn, Adv.

Email: yhorn@hornlaw.co.il

if to the Company:

Notable Labs, Inc.

320 Hatch Drive

Foster City, CA 94404

Attention: Thomas Bock, Chief Executive Officer

Email: [Omitted]

with a copy to (which shall not constitute notice):

Wiggin and Dana LLP

Two Stamford Plaza

281 Tresser Boulevard, 14th Floor

Stamford, CT 06901

Attention: Evan Kipperman

Email: ekipperman@wiggin.com

11.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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11.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto.

11.11 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.8) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

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In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

Vascular Biogenics Ltd.

By:	/s/ Dror Harats

Name:	Dror Harats

Title:	Chief Executive Officer

Vibrant Merger Sub, Inc.

By:	/s/ Dror Harats

Name:	Dror Harats

Title:	Authorized Person

Notable Labs, Inc.

By:	/s/ Thomas Bock

Name:	Thomas Bock

Title:	Chief Executive Officer

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Exhibit A

VASCULAR BIOGENICS, LTD.

Form of SUPPORT AGREEMENT

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of February 22, 2023, is made by and among Vascular Biogenics Ltd., an Israeli corporation (“Vibrant”), Notable Labs, Inc., a Delaware corporation (the “Company”), and the undersigned holders (each a “Shareholder”) of share capital (the “Shares”) of Vibrant.

WHEREAS, Vibrant, Vibrant Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Vibrant (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, each Shareholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds Vibrant Options, Vibrant RSUs and/or pre-funded warrants to purchase Vibrant Ordinary Shares (“Vibrant Warrants”) to acquire the number of Shares indicated opposite such Shareholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of the Company to enter into the Merger Agreement, each Shareholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, the Company’s entering into the Merger Agreement, each Shareholder, Vibrant and the Company agree as follows:

1. Agreement to Vote Shares. Each Shareholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the shareholders of Vibrant or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Vibrant, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, such Shareholder shall:

(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that Shareholder shall be entitled to so vote: (i) in favor of (A) approval of the issuance of the shares of Vibrant Ordinary Shares by virtue of the Merger and (B) any matter that could reasonably be expected to facilitate the Merger and the Contemplated Transactions; (ii) against any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all of the other Contemplated Transactions; and (iii) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the issuance of the shares of Vibrant Ordinary Shares by virtue of the Merger on the date on which such meeting is held. Shareholder shall not take or commit or agree to take any action inconsistent with the foregoing.

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2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 10 thereof or otherwise, or (c) the mutual written agreement of the parties to terminate this Agreement.

3. Additional Acquisitions. Each Shareholder agrees that any shares of capital stock or other equity securities of Vibrant that such Shareholder acquires or with respect to which such Shareholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Vibrant Options, Vibrant Warrants or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, each Shareholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder’s obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, each Shareholder may make (1) transfers by will or by operation of Law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to such Shareholder’s Vibrant Options which expire on or prior to the Expiration Date or Vibrant RSUs (and any Shares underlying such Vibrant Options and Vibrant RSUs), transfers, sale, or other disposition of Shares to Vibrant (or effecting a “net exercise” of a Vibrant Option or a “net settlement” of a Vibrant RSU) as payment for the (i) exercise price of such Shareholder’s Vibrant Options and (ii) taxes applicable to the exercise of such Shareholder’s Vibrant Options or the settlement of Vibrant RSUs, in each case as permitted pursuant to the terms of the Vibrant Stock Plans, (3) if Shareholder is a partnership or limited liability company, a transfer to one or more partners or members of Shareholder or to an Affiliated corporation, trust or other Entity under common control with Shareholder, or if Shareholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (4) make transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, and (5) transfers, sales or other dispositions as the Company may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares covered hereby shall occur (including a transfer or disposition permitted by Section 4(1) through Section 4(5), sale by a Shareholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Shareholder and has not executed a counterpart hereof or joinder hereto.

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5. Representations and Warranties of Shareholder. Each Shareholder hereby, severally but not jointly, represents and warrants to Vibrant and the Company as follows:

(a) If such Shareholder is an Entity: (i) such Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of such Shareholder’s obligations hereunder and the consummation of the transactions contemplated hereby by such Shareholder have been duly authorized by all necessary action on the part of such Shareholder and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If such Shareholder is an individual, such Shareholder has the legal capacity to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by or on behalf of such Shareholder and, to such Shareholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Vibrant, constitutes a valid and binding agreement with respect to such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(c) such Shareholder beneficially owns the number of Shares indicated opposite such Shareholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

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(d) to the knowledge of such Shareholder, the execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his, her or its obligations hereunder and the compliance by such Shareholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder is bound, or any Law, statute, rule or regulation to which such Shareholder is subject or, in the event that such Shareholder is a corporation, partnership, trust or other Entity, any bylaw or other Organizational Document of such Shareholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement in any material respect;

(e) the execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority by such Shareholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement in any material respect;

(f) no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Vibrant or the Company in respect of this Agreement based upon any Contract made by or on behalf of such Shareholder; and

(g) as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder that would reasonably be expected to prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement in any material respect.

6. Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, each Shareholder does hereby appoint the Company and any of its designees with full power of substitution and resubstitution, as such Shareholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of such Shareholder’s rights with respect to the Shares, to vote and exercise all voting and related rights, including the right to sign such Shareholder’s name (solely in its capacity as a Shareholder) to any Shareholder consent, if Shareholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Shares solely with respect to the matters set forth in Section 1 hereof. Each Shareholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by such Shareholder with respect to the Shares and represents that none of such previously-granted proxies are irrevocable. The Shareholder hereby affirms that the proxy set forth in this Section 6 is given in connection with, and granted in consideration of, and as an inducement to the Company, Vibrant and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Shareholder under Section 1. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of such Shareholder and the obligations of such Shareholder shall be binding on such Shareholder’s heirs, personal representatives, successors, transferees and assigns. Each Shareholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares with respect to the matters set forth in Section 1 until after the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

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7. No Solicitation. From and after the date hereof until the Expiration Date, each Shareholder shall not directly or indirectly: (a) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry regarding Vibrant or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding Vibrant, (b) furnish any non-public information regarding Vibrant to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry regarding Vibrant, (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry regarding Vibrant, (d) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.3 of the Merger Agreement) (e) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction regarding Vibrant (subject to Section 5.4 of the Merger Agreement), (f) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding Vibrant, (g) initiate a Shareholders’ vote or action by consent of the Vibrant’s Shareholders with respect to an Acquisition Proposal regarding Vibrant, (h) except by reason of this Agreement, become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Vibrant that takes any action in support of an Acquisition Proposal regarding Vibrant or (i) propose or agree to do any of the foregoing. In the event that such Shareholder is a corporation, partnership, trust or other Entity, it shall not permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or representative of such Shareholder, or any of its Subsidiaries or Affiliates to, undertake any of the actions contemplated by this Section 7.

8. No Legal Actions. Each Shareholder will not in its capacity as a Shareholder of Vibrant bring, commence, institute, maintain, prosecute or voluntarily aid any Legal Proceeding which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Shareholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Vibrant Board, constitutes a breach of any fiduciary duty of the Vibrant Board or any member thereof.

9. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

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10. Directors and Officers. This Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a Shareholder of Vibrant and/or holder of Vibrant Options and/or Vibrant Warrants and not in such Shareholder’s capacity as a director, officer or employee of Vibrant or any of its Subsidiaries or in such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Shareholder to attempt to) limit or restrict a director and/or officer of Vibrant in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of Vibrant or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Vibrant or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to such Shareholder, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Vibrant or exercise any power or authority to direct such Shareholder in the voting of any of the Shares, except as otherwise provided herein.

12. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

13. Further Assurances. Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Vibrant may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Contemplated Transactions.

14. Disclosure. Each Shareholder hereby agrees that Vibrant and the Company may publish and disclose in the Registration Statement, any prospectus filed with any regulatory authority in connection with the Contemplated Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or prospectus or in any other filing made by Vibrant or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Contemplated Transactions, all subject to prior review and an opportunity to comment by Shareholder’s counsel. Prior to the Closing, each Shareholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the Contemplated Transactions, without the prior written consent of Vibrant and the Company, provided that the foregoing shall not limit or affect any actions taken by such Shareholder (or any affiliated officer or director of such Shareholder) that would be permitted to be taken by such Shareholder, Vibrant or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not affect any actions of Shareholder the prohibition of which would be prohibited under applicable Law.

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15. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by facsimile transmission (providing confirmation of transmission) or by electronic transmission (providing confirmation of transmission) to the Company or Vibrant, as the case may be, in accordance with Section 11.7 of the Merger Agreement and to each Shareholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

16. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

17. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18. No Waivers. No waivers of any breach of this Agreement extended by the Company or Vibrant to such Shareholder shall be construed as a waiver of any rights or remedies of the Company or Vibrant, as applicable, with respect to any other Shareholder of Vibrant who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such Shareholder or with respect to any subsequent breach of Shareholder or any other such Shareholder of Vibrant. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

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19. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws; provided that the matters relating to Vibrant corporate matters (including corporate approvals for this Agreement and Contemplated Transactions and duties of directors of Vibrant and matters related thereto) shall be governed by the laws of Israel. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 19, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.8 of the Merger Agreement and (f) irrevocably waives the right to trial by jury. Notwithstanding the foregoing, with respect to any action or proceeding arising out of this Agreement or any of the Transactions that primarily relate to Israeli Law matters, each of the parties hereto (x) consents to submit itself to the personal jurisdiction of the courts of Tel-Aviv, Israel, and (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 19 in the manner provided for notices in Section 15. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

20. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Vibrant Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the articles of association of Vibrant, the Merger Agreement and the Contemplated Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

21. Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

22. Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Shareholder may be waived, amended or otherwise modified in a writing signed by Vibrant, the Company and such Shareholder.

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23. Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

24. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

25. Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” may include such agreement as amended or modified as long as such amendments or modifications (a) do not (i) change the form of consideration, (ii) change the Exchange Ratio in a manner adverse to such Shareholder or (iii) extend the End Date past November 22, 2023 (other than any extension provided for in Section 10.1(b) of the Merger Agreement with respect to the Registration Statement), or (b) have been agreed to in writing by such Shareholder.

26. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

(e) The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

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EXECUTED as of the date first above written.

[Shareholder]

Signature:

Signature Page to Vibrant Support Agreement

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EXECUTED as of the date first above written.

Vascular Biogenics LTd.

By:
Name:
Title:

Notable Labs, Inc.

By:
Name:
Title:

Signature Page to Vibrant Support Agreement

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SCHEDULE 1

Name, Address and Email Address of Shareholder	Shares of Vibrant Ordinary Shares	Vibrant Options	Vibrant RSUs	Vibrant Warrants

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Exhibit B

NOTABLE LABS, INC.

Form of SUPPORT AGREEMENT

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of February 22, 2023, is made by and among Vascular Biogenics Ltd., an Israeli corporation (“Vibrant”), Notable Labs, Inc., a Delaware corporation (the “Company”), and the undersigned holders (each a “Stockholder”) of capital stock (the “Shares”) of the Company.

WHEREAS, Vibrant, Vibrant Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Vibrant (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, each Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds Company Options and/or Company Warrants to acquire the number of Shares indicated opposite such Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Vibrant to enter into the Merger Agreement, each Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Vibrant’s entering into the Merger Agreement, each Stockholder, Vibrant and the Company agree as follows:

1. Agreement to Vote Shares. Each Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of the Company or any adjournment or postponement thereof, or in connection with any written consent of the stockholders (or any class or series of stockholders, as applicable) of the Company, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, such Stockholder shall:

(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of (A) adoption and approval of the Merger Agreement and the approval of the Contemplated Transactions and (B) any matter that could reasonably be expected to facilitate the Merger and the Contemplated Transactions; (ii) against any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all of the other Contemplated Transactions; (iii) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing, and (iv) where applicable, in favor of an election to convert all of the Company Preferred Stock held by Stockholder into Company Common Stock.

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2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 10 thereof or otherwise, or (c) the mutual written agreement of the parties to terminate this Agreement.

3. Additional Acquisitions. Each Stockholder agrees that any shares of capital stock or other equity securities of the Company that such Stockholder acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Company Options, Company Warrants or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, each Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder’s obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, each Stockholder may make (1) transfers by will or by operation of Law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to such Stockholder’s Company Options which expire on or prior to the Expiration Date (and any Shares underlying such Company Options), transfers, sale, or other disposition of Shares to the Company (or effecting a “net exercise” of a Company Option) as payment for the (i) exercise price of such Stockholder’s Company Options as permitted pursuant to the terms of the Company Plans, and (ii) taxes applicable to the exercise of such Stockholder’s Company Options, (3) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an Affiliated corporation, trust or other Entity under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (4) make transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, and (5) transfers, sales or other dispositions as Vibrant may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares covered hereby shall occur (including a transfer or disposition permitted by Section 4(1) through Section 4(5), sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Stockholder and has not executed a counterpart hereof or joinder hereto.

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5. Representations and Warranties of Stockholder. Each Stockholder hereby, severally but not jointly, represents and warrants to Vibrant and the Company as follows:

(a) If such Stockholder is an Entity: (i) such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of such Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by such Stockholder have been duly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has the legal capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by or on behalf of such Stockholder and, to such Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Vibrant, constitutes a valid and binding agreement with respect to such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(c) such Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

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(d) to the knowledge of such Stockholder, the execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations hereunder and the compliance by such Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which such Stockholder is a party or by which such Stockholder is bound, or any Law, statute, rule or regulation to which such Stockholder is subject or, in the event that such Stockholder is a corporation, partnership, trust or other Entity, any bylaw or other Organizational Document of such Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect;

(e) the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority by such Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect;

(f) no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Vibrant or the Company in respect of this Agreement based upon any Contract made by or on behalf of such Stockholder; and

(g) as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect.

6. Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, each Stockholder does hereby appoint Vibrant and any of its designees with full power of substitution and resubstitution, as such Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of such Stockholder’s rights with respect to the Shares, to vote and exercise all voting and related rights, including the right to sign such Stockholder’s name (solely in its capacity as a Stockholder) to any Stockholder consent, if Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Shares solely with respect to the matters set forth in Section 1 hereof. Each Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by such Stockholder with respect to the Shares and represents that none of such previously-granted proxies are irrevocable. The Stockholder hereby affirms that the proxy set forth in this Section 6 is given in connection with, and granted in consideration of, and as an inducement to the Company, Vibrant and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of such Stockholder and the obligations of such Stockholder shall be binding on such Stockholder’s heirs, personal representatives, successors, transferees and assigns. Each Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares with respect to the matters set forth in Section 1 until after the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

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7. No Solicitation. From and after the date hereof until the Expiration Date, each Stockholder shall not directly or indirectly: (a) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry regarding the Company or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding the Company, (b) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry regarding the Company, (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry regarding the Company, (d) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.3 of the Merger Agreement) (e) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction regarding the Company (subject to Section 5.4 of the Merger Agreement), (f) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding the Company, (g) initiate a Stockholders’ vote or action by consent of the Company’s Stockholders with respect to an Acquisition Proposal regarding the Company, (h) except by reason of this Agreement, become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal regarding the Company or (i) propose or agree to do any of the foregoing. In the event that such Stockholder is a corporation, partnership, trust or other Entity, it shall not permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or representative of such Stockholder, or any of its Subsidiaries or Affiliates to, undertake any of the actions contemplated by this Section 7.

8. No Legal Actions. Each Stockholder will not in its capacity as a Stockholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any Legal Proceeding which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Company Board, constitutes a breach of any fiduciary duty of the Company Board or any member thereof. Each Stockholder hereby waives, and agrees, not to exercise or assert, any appraisal rights under applicable Law, including Section 262 of the DGCL, in connection with the Merger.

9. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

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10. Directors and Officers. This Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a Stockholder of the Company and/or holder of Company Options and/or Company Warrants and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Vibrant any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to such Stockholder, and Vibrant does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct such Stockholder in the voting of any of the Shares, except as otherwise provided herein.

12. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

13. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Vibrant may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Contemplated Transactions.

14. Disclosure. Each Stockholder hereby agrees that Vibrant and the Company may publish and disclose in the Registration Statement, any prospectus filed with any regulatory authority in connection with the Contemplated Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or prospectus or in any other filing made by Vibrant or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Contemplated Transactions, all subject to prior review and an opportunity to comment by Stockholder’s counsel. Prior to the Closing, each Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the Contemplated Transactions, without the prior written consent of Vibrant and the Company, provided that the foregoing shall not limit or affect any actions taken by such Stockholder (or any affiliated officer or director of such Stockholder) that would be permitted to be taken by such Stockholder, Vibrant or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not affect any actions of Stockholder the prohibition of which would be prohibited under applicable Law.

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15. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by facsimile transmission (providing confirmation of transmission) or by electronic transmission (providing confirmation of transmission) to the Company or Vibrant, as the case may be, in accordance with Section 11.7 of the Merger Agreement and to each Stockholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

16. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

17. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18. No Waivers. No waivers of any breach of this Agreement extended by the Company or Vibrant to such Stockholder shall be construed as a waiver of any rights or remedies of the Company or Vibrant, as applicable, with respect to any other Stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such Stockholder or with respect to any subsequent breach of Stockholder or any other such Stockholder of the Company. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

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19. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 19, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.8 of the Merger Agreement and (f) irrevocably waives the right to trial by jury. Notwithstanding the foregoing, with respect to any action or proceeding arising out of this Agreement or any of the Transactions that primarily relate to Israeli Law matters, each of the parties hereto (x) consents to submit itself to the personal jurisdiction of the courts of Tel-Aviv, Israel, and (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 19 in the manner provided for notices in Section 15. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

20. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the certificate of incorporation of the Company, the Merger Agreement and the Contemplated Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

21. Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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22. Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Vibrant, the Company and such Stockholder.

23. Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

24. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

25. Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” may include such agreement as amended or modified as long as such amendments or modifications (a) do not (i) change the form of consideration, (ii) change the Exchange Ratio in a manner adverse to such Stockholder or (iii) extend the End Date past November 22, 2023 (other than any extension provided for in Section 10.1(b) of the Merger Agreement with respect to the Registration Statement), or (b) have been agreed to in writing by such Stockholder.

26. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

(e) The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

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EXECUTED as of the date first above written.

[Stockholder]

Signature:

Signature Page to Company Support Agreement

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EXECUTED as of the date first above written.

Notable Labs, Inc.

By:
Name:
Title:

Vascular Biogenics Ltd.

By:
Name:
Title:

Signature Page to Company Support Agreement

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SCHEDULE 1

Name, Address and Email Address of Stockholder	Shares of Company Common Stock	Shares of Company Preferred Stock	Company Options	Company Warrants

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Exhibit C

Exhibit D

Form of LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

[_____], 2023

Vascular Biogenics Ltd.

8 HaSatat St.

Modi’in,

Israel 7178106

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Vascular Biogenics Ltd., an Israeli corporation (“Vibrant”), has entered into an Agreement and Plan of Merger, dated as of February 22, 2023 (as the same may be amended from time to time, the “Merger Agreement”) with Vibrant Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Vibrant, and Notable Labs, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a condition and inducement to each of the parties to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Vibrant and, solely prior to the Closing, the Company, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 60 days after the Closing Date (the “Restricted Period”):

(i)	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Vibrant Ordinary Shares or any securities convertible into or exercisable or exchangeable for Vibrant Ordinary Shares (including without limitation, Vibrant Ordinary Shares or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Vibrant which may be issued upon exercise of a Vibrant Option or warrant to acquire Vibrant Ordinary Shares or settlement of a Vibrant RSU) that are currently or hereafter owned by the undersigned (collectively, the “Undersigned’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;

(ii)	enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Vibrant Ordinary Shares or other securities, in cash or otherwise; or

(iii)	make any demand for, or exercise any right with respect to, the registration of any shares of Vibrant Ordinary Shares or any security convertible into or exercisable or exchangeable for Vibrant Ordinary Shares (other than such rights set forth in the Merger Agreement).

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The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)	transfers of the Undersigned’s Shares:

(i)	if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);

(ii)	if the undersigned is a corporation, partnership or other Entity, (A) to another corporation, partnership, or other Entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended or (D) transfers or dispositions not involving a change in beneficial ownership; or

(iii)	if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Vibrant a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Vibrant Ordinary Shares or such other securities that have been so transferred or distributed;

(b) the exercise of an option or warrant to purchase Vibrant Ordinary Shares (including a net or cashless exercise of an option or warrant to purchase Vibrant Ordinary Shares), and any related transfer of shares of Vibrant Ordinary Shares to Vibrant for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying shares of Vibrant Ordinary Shares shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c) the disposition (including a forfeiture or repurchase) to Vibrant of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement;

(d) transfers to Vibrant in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Vibrant Ordinary Shares settled in Vibrant Ordinary Shares to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Vibrant Ordinary Shares shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(e) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Vibrant Ordinary Shares; provided that such plan does not provide for any transfers of Vibrant Ordinary Shares during the Restricted Period;

(f) transfers by the undersigned of shares of Vibrant Ordinary Shares purchased by the undersigned on the open market, or in a public offering by Vibrant, in each case following the Closing Date;

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(g) pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Vibrant’s share capital involving a change of control of Vibrant, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or

(h)  pursuant to an order of a court or regulatory agency;

and provided, further, that, with respect to each of (a), (b), (c), (d) and (e) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities Laws or (ii) in respect of a required filing under the Exchange Act in connection with a gift in accordance with the terms herein or the exercise of an option to purchase Vibrant Ordinary Shares or in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Vibrant Ordinary Shares settled in Vibrant Ordinary Shares that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to Vibrant prior to any such filing).

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Vibrant. In furtherance of the foregoing, the undersigned agrees that Vibrant and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Vibrant may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Vibrant Ordinary Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Vibrant and the Company are proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Vibrant or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Vibrant or the Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Vibrant and/or the Company in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Vibrant and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Vibrant or the Company is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Vibrant or the Company with respect thereto.

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In the event that any holder of Vibrant securities that are subject to a substantially similar agreement entered into by such holder, other than the undersigned, is permitted by Vibrant to sell or otherwise transfer or dispose of shares of Vibrant Ordinary Shares for value other than as permitted by this or a substantially similar agreement entered into by such holder, the same percentage of shares of Vibrant Ordinary Shares held by the undersigned shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Vibrant, and solely prior to the Closing, the Company, to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders shares of Vibrant Ordinary Shares in an aggregate amount in excess of 1% of the number of shares of Vibrant Ordinary Shares originally subject to a substantially similar agreement.

Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Vibrant will cooperate with the undersigned to facilitate the timely preparation and delivery of certificates representing the Undersigned Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, without regard to the conflict of Laws principles thereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Vibrant, the Company and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

(Signature Page Follows)

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Very truly yours,

Print Name of Stockholder:	[___________]

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

Accepted and Agreed by Vascular Biogenics Ltd.:

By:
Name:
Title:

Accepted and Agreed by Notable Labs, Inc.:

By:
Name:
Title:

[Signature Page to Lock-up Agreement]

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Exhibit E

Form of DECLARATION

DECLARATION OF STATUS FOR ISRAELI INCOME TAX PURPOSES

You are receiving this form “Declaration of Status for Israeli Income Tax Purposes” as a holder of securities of Notable Labs, Inc. (the “Company”), in connection with acquisition of the Company by Vascular Biogenics Ltd. (the “Acquirer”) pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated as of February 22, 2023, by and among (among others) Acquirer, the Company and Vibrant Merger Sub, Inc. and the other signatories thereto.

FAILURE TO COMPLETE THE FOLLOWING CONFIRMATION (INCLUDING CHECKING THE RELEVANT BOXES BELOW) MAY RESULT IN WITHHOLDING OF ISRAELI TAX AT SOURCE.

ANY UNAUTHORIZED MODIFICATION OF THE PROVISIONS OF THIS DECLARATION OF STATUS FOR ISRAELI INCOME TAX PURPOSES MAY CAUSE THE INVALIDATION OF THIS DOCUMENT AND MAY RESULT IN WITHHOLDING OF ISRAELI TAX AT SOURCE.

PART I	Identification and details of Shareholder

1. Name:	2. Type of Shareholder (more than one box may be applicable):
(please print full name)	☐	Corporation (or Limited Liability Company)	☐ Bank ☐ Financial Institution
	☐	Individual
	☐	Trust
	☐	Partnership
	☐	Other:
_________________

3. For individuals only:	4. For all other Shareholders
Date of birth: ______/_____/______	Country of incorporation or organization:
month / day / year
Country of residence:	Registration number of corporation (if applicable):
Countries of citizenship (name all citizenships):
Taxpayer Identification or Social Security No. (if applicable):	Country of residence:

5. Permanent Address (state, city, zip or postal code, street, house number, apartment number):

6. Mailing Address (if different from above):	7. Contact Details: Name:______________ Capacity:_______________ Telephone Number___________________ (country code, area code and number):

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PART II	Declaration by Non-Israeli Residents (see instructions)

A. To be completed only by Individuals. I hereby declare that: (if the statement is correct, mark X in the following boxes)

A.1 ☐	At all times until the day of this declaration (“Relevant Period”) I have NOT been a “resident of Israel” as defined in Section 1 of the Israeli Income Tax Ordinance [New Version], 5721-1961 (“Ordinance”), and provided in Schedule A attached hereto, and at all times during the Relevant Period (Mark all the relevant boxes with an X):
	☐	The State of Israel was NOT my permanent place of residence,
	☐	The State of Israel was neither my place of residence nor that of my family,
	☐	My ordinary or permanent place of activity was NOT in the State of Israel and I do NOT have a permanent establishment in the State of Israel,
	☐	I did NOT engage in an occupation in the State of Israel,
	☐	I did NOT own a business or part of a business in the State of Israel,
	☐	I was NOT insured by the Israeli National Insurance Institution,
	☐	I did NOT stay in Israel for 183 days or more in any given year,
	☐	I did NOT stay in Israel for 30 days or more in any given tax year, and my total stay in such a year and in the two preceding years was less than 425 days.
A.2 ☐	During the Relevant Period I filed tax returns (if required under applicable law) and paid taxes in the country of my residency (as provided in Item 3 of Part I).

B. To be completed by Corporations (except Partnerships and Trusts). I hereby declare that: (if correct, mark X in the following boxes)

B.1 ☐	At all times until the day of this declaration (“Relevant Period”) the corporation has not been a “resident of Israel” as defined in Section 1 of the Ordinance (as defined above), and provided in Schedule A attached hereto, and at all times during the Relevant Period (mark all the relevant boxes with an x):
	☐	The corporation was NOT registered with the Registrar of Companies in Israel,
	☐	The corporation was NOT registered with the Registrar of “Amutot” (non-profit organizations) in Israel,
	☐	The control of the corporation was NOT located in Israel,
	☐	The management of the corporation was NOT located in Israel,
	☐	The corporation did NOT have a permanent establishment in Israel, and
	☐	No Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25% or more of any “means of control” in the corporation as specified below:
○ The right to participate in profits;
○ The right to appoint a director;
○ The right to vote;
○ The right to share in the assets of the corporation at the time of its liquidation; and
○ The right to direct the manner of exercising one of the rights specified above.
B.2 ☐ During the Relevant Period the corporation filed tax returns (if required under applicable law) and paid taxes in the Country of its residency (as provided in Item 4 of Part I).

C. To be completed by Partnerships. I hereby declare that: (if correct, mark X in the following boxes)

C.1 ☐	At all times until the day of this declaration (“Relevant Period”) the partnership has not been a “resident of Israel” as defined in Section 1 of the Ordinance (as defined above), and provided in Schedule A attached hereto, and at all times during the Relevant Period (mark all the relevant boxes with an x):
	☐	The partnership was NOT registered with the Registrar of Partnerships in Israel,
	☐	The control of the partnership was NOT located in Israel,
	☐	The management of the partnership was NOT located in Israel,
	☐	The partnership did NOT have a permanent establishment in Israel,
	☐	NO Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25% or more of the rights in the partnership, and
	☐	NO partner in the partnership is an Israeli resident.
C.2 ☐	The partnership acquired the Shares on or after on or after 1.1.2009

D. To be completed by Trusts. I hereby declare that: (if correct, mark X in the following boxes)

D.1 ☐	At all times until the day of this declaration (“Relevant Period”) the trust has not been a “resident of Israel” as defined in Section 1 of Ordinance (as defined above), and provided in Schedule A attached hereto, and at all times during the Relevant Period (mark all the relevant boxes with an x):
	☐	The trust was NOT registered in Israel,
	☐	All settlors of the trust are NOT Israeli residents,
	☐	All beneficiaries of the trust are NOT Israeli residents, and
	☐	The trustee of the trust is NOT an Israeli resident.

PART III	Certification. By signing this form, I also declare that:

☐	I understood this form and completed it correctly and pursuant to the instructions.
☐	I provided accurate, full and complete details in this form.
☐	I am aware that providing false details constitutes criminal offense.
☐	I are aware that this form may be provided to the Israeli Tax Authority, in case the Israeli Tax Authority so requests, for purposes of audit or otherwise.
☐	I am aware that the Acquirer is relying on my declarations in this form in order to determine my eligibility to a reduced withholding tax rate and that if such declarations are found to be false I will indemnify the Acquirer and anyone on its behalf for any direct or indirect damage caused to them as a result of such false declaration.

SIGN HERE ►

Signature of Shareholder	Date	Capacity in which acting (or Individual authorized to sign On your behalf)

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Schedule A

“Resident of Israel”–

(a)	in respect of individuals – any person, the center of whose life is in Israel, and the following provisions shall apply to this matter:

(1)	in order to determine the place that is the center of a person’s life, the totality of his family, economic and social ties shall be taken into account, including inter alia:
(a)	the place of his permanent home;
(b)	his and his family’s place of residence;
(c)	his regular or permanent place of business or the place of his permanent employment;
(d)	the place of his active and substantive economic interests;
(e)	the place of his activity in organizations, societies and various institutions;
(2)	it is a assumed that the center of an individual’s life during a tax year is in Israel –
(a)	if during the tax year he spent 183 or more days in Israel;
(b)	if during the tax year he spent 30 or more days in Israel and the total period of his stay in Israel in the tax year and in the two years before it was 425 days or more;

for purposes of this paragraph, “day” includes part of a day;

(3)	the assumption in paragraph (2) may be refuted both by the individual and by the Assessing Officer;
(4)	the Minister of Finance may, with approval by the Knesset Finance Committee, prescribe conditions under which an individual who is not an Israel resident under paragraphs (1) and (2) shall be deemed an Israel resident, on condition that one of the following holds true for him:
(a)	he is an Israel State employee;
(b)	he is an employee of a local authority in Israel;
(c)	he is an employee of the Jewish Agency for Israel;
(d)	he is an employee of the Jewish National Fund, Keren Hayessod – United Israel Appeal;
(e)	he is an employee of a Government corporation;
(f)	he is an employee of a Government Authority or of a body corporate set up under a Law;

and he may also prescribe as aforesaid that categories of individuals deemed Israel residents under paragraphs (1) and (2) shall not be so deemed, all on conditions that he shall prescribe;

(b)	in respect of bodies of persons – any body of persons for which one of the following holds true:

(1)	it incorporated in Israel;
(2)	its business and management are operated from Israel, except for a body of persons, the business of which is controlled and managed in Israel by an individual who became an Israel resident for the first time or who became a veteran returning resident, as said in section 14(a) and ten years have not yet passed since he became an Israel resident as aforesaid, or by any person on his behalf, on condition that that body of persons would not be an Israel resident if the control and management of its business were not by a said individual or by a person on his behalf, unless the body of persons requested otherwise.

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Annex B

OPINION LETTER OF CHARDAN CAPITAL MARKETS LLC

February 22, 2023

The Board of Directors

Vascular Biogenics Ltd.

8 HaSatat St.

Modi’in, Israel 7178106

Board of Directors,

We understand that Vascular Biogenics Ltd. (together with its subsidiaries, the “Company”) is contemplating a merger transaction (the “Transaction”) whereby, on the terms and subject to the conditions set forth in the Agreement (as defined below), all shares of the common stock and any other class of shares of Notable Labs Inc. (“Notable Labs”) outstanding immediately prior to the Transaction (excluding shares to be canceled pursuant to the Agreement and shares held by stockholders who have exercised and perfected appraisal rights for such shares) shall be automatically converted into shares of Company common stock at an exchange ratio (the “Exchange Ratio”) equal to the quotient obtained by dividing (a) (i) $110 million, without accounting for post-transaction adjustments divided by (ii) Notable Labs shares by (b) (i) $ $35 million, without accounting for post-transaction adjustments divided by (ii) Company shares.

The Board of Directors of the Company (the “Board”) (i) will be considering certain financial aspects of the Transaction, among other matters, prior to deciding whether or not to approve the execution and delivery of the Agreement and (ii) has requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the Company.

For the purposes of our opinion, we have:

1.	reviewed the financial terms and conditions of a draft dated February 22, 2023 of the Agreement and Plan of Merger to be entered into by the Company, a wholly owned subsidiary of the Company and Notable Labs (the “Agreement”);

2.	reviewed certain business and financial information relating to the Company, including the Company’s audited financial statements for the years ended December 31, 2020 and 2021 and unaudited financial statements for the period ended December 31, 2022 and Notable Labs’ unaudited financial statements for the years ended December 31, 2020, 2021, and 2022;

3.	reviewed certain financial projections provided to us by the Company relating to a hypothetical liquidation of the Company and certain other historical and current financial and business information provided to us by the Company;

4.	held discussions with the respective management teams of the Company and Notable Labs regarding the operations and financial condition of the Company and Notable Labs, and the prospects of the Company were it to liquidate;

5.	compared certain financial terms of the Transaction to financial terms, to the extent those terms are publicly available, of those other transactions we deemed relevant;

B-1

6.	reviewed for information purposes the financial and stock market performance of certain publicly traded companies that we deemed to be relevant; and

7.	performed such other studies, analyses and inquiries and considered such other factors as we deemed appropriate.

In arriving at our opinion, we have, with your consent, (i) relied upon and assumed the accuracy and completeness of the foregoing information without independent verification, (ii) not assumed any responsibility for independently verifying such information, and (iii) relied on the assurances of the management of the Company and Notable Labs that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Notable Labs, nor have we been furnished with any such evaluations or appraisals. With respect to the financial projections referred to above and any other forecasts or forward-looking information, we have assumed, at the direction of the management of the Company, that such projections, forecasts and information were reasonably prepared and reflect the best currently available estimates and other information and good faith judgments of such management as to the expected future results of operations and financial condition of the Company and the other matters covered thereby, and we have relied on such projections, forecasts and information in arriving at our opinion and have not assessed the reasonableness or achievability of such projections, forecasts and information. Further, with respect to such financial projections, as part of our analysis in connection with this opinion, we have assumed, at the direction of the Company, that the financial results reflected therein can be realized in the amounts and at the times indicated thereby.

In addition, in arriving at our opinion, we have assumed, with your consent, that (i) there has been no material change in any of the assets, liabilities, financial condition, business or prospects of the Company or Notable Labs since the date of the most recent financial statements and other information made available to us, and there will be no material adjustments to the Exchange Ratio, (ii) all material information we have requested from the Company and Notable Labs during the scope of our engagement has been provided to us fully and in good faith, (iii) the Transaction will be consummated in accordance with the terms and conditions set forth in the Agreement (the final terms and conditions of which we have assumed will not differ in any respect material to our analysis from the aforementioned draft we have reviewed), without any waiver, modification or amendment of any material terms or conditions, (iv) the representations and warranties made by the parties to the Agreement are and will be true and correct in all respects material to our analysis, (v) all governmental and third party consents, approvals and agreements necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, Notable Labs or the Transaction, and (vi) the Transaction will not violate any applicable federal or state statutes, rules or regulations.

This opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice and does not address (i) the underlying decision of the Company to proceed with or effect the Transaction, (ii) the terms of the Transaction (other than the Exchange Ratio to the extent expressly addressed herein) or any arrangements, understandings, agreements or documents related to the Transaction, (iii) the fairness of the Transaction (other than with respect to the Exchange Ratio to the extent expressly addressed herein) or any other transaction to the Company or the Company’s equity holders or creditors or any other person or entity, (iv) the relative merits of the Transaction as compared to any alternative strategy or transaction that might exist for the Company, or the effect of any other transaction which it may consider in the future, (v) the tax, accounting, legal, regulatory or commercial consequences of the Transaction, or (vi) the solvency, creditworthiness, fair market value or fair value of any of the Company, Notable Labs or their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. This opinion expresses no opinion as to the fairness of the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons, relative to the Exchange Ratio.

B-2

Our opinion is necessarily based on business, economic, monetary, market and other conditions as they exist and can reasonably be evaluated on, and the information made available to us as of, the date hereof. In particular, we note that there is significant uncertainty in the Company’s industry and significant volatility in the equity and credit markets. Subsequent developments may affect this opinion, and we assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof (regardless of the closing date of the Transaction). We have not been engaged to amend, supplement or update this opinion at any time. We express no view or opinion as to the prices at which the shares of Company common stock may be sold or exchanged, or otherwise be transferable, at any time.

We have acted as the Company’s exclusive financial advisor with respect to the proposed Transaction pursuant to an engagement letter between Chardan Capital Markets LLC and the Company, dated August 12, 2022 (the “Engagement Letter”). In connection therewith, we are entitled to receive a fee for our services, a substantial portion of which is contingent and will only become payable if and when the proposed Transaction is consummated. A non-refundable portion of this services fee has been paid to us in connection with our rendering this opinion. In addition, (i) the Company has agreed to indemnify us against certain claims and liabilities related to or arising out of our engagement, and (ii) we may seek to provide financial advisory services to the Company, Notable Labs or their respective affiliates in the future, for which we would expect to receive compensation.

This opinion was approved by a fairness committee of Chardan Capital Markets, LLC.

This opinion is directed and addressed to the Board (in its capacity as such) in connection with its consideration of the Transaction is not intended to, and does not, confer any rights or remedies upon any other person. This opinion does not (i) constitute a recommendation as to how the Board or any shareholder should act or vote with respect to the Transaction or any other matter, and (ii) create any fiduciary duties on the part of Chardan Capital Markets, LLC to any persons or entities.

This opinion is solely that of Chardan Capital Markets LLC, and its liability in connection with this opinion is limited in accordance with the terms set forth in the Engagement Letter. The use and disclosure of this Opinion is strictly limited in accordance with the terms set forth in the Engagement Letter.

Based upon and subject to and in reliance on the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Chardan Capital Markets LLC

CHARDAN CAPITAL MARKETS LLC

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Annex C

DELAWARE GENERAL CORPORATION LAW SECTION 262

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

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b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

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(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

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(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

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(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

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PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

Item 20. Indemnification of Directors and Officers

The VBL Articles provide that VBL shall indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of VBL or is or was serving at the request of VBL.

VBL entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its Articles, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

VBL has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of VBL against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusion.

Pursuant to the terms of the Merger Agreement, for six years from the Effective Time, VBL must indemnify each individual who is at the effective date of the Merger a director or officer of VBL against claims, costs and damages incurred as a result of such director or officer serving as a director or officer of VBL, to the fullest extent permitted under the DGCL. Each such person will also be entitled to advancement of expenses incurred in the defense of such claims, provided that such person provides an undertaking required by applicable law to repay such advancement if it is ultimately determined that such person is not entitled to indemnification. VBL must also purchase an insurance policy, effective as of the closing of the Merger, on terms and conditions and with coverage limits customary for public companies similarly situated to VBL, including a six-year prepaid tail policy to coverage for at least six years following the Effective Time.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1*++	Agreement and Plan of Merger, dated as of February 22, 2023, by and among Vascular Biogenics Ltd., Vibrant Merger Sub, Inc., and Notable Labs, Inc. (included as Annex A to the proxy statement/prospectus/information statement forming a part of this registration statement).
2.2*	Form of Support Agreement, by and between Vascular Biogenics Ltd. and Notable Labs, Inc. and certain directors and officers of Notable Labs, Inc.
2.3*	Form of Support Agreement, by and between Vascular Biogenics Ltd., Notable Labs, Inc., and certain directors and officers of Vascular Biogenics Ltd.
2.4*	Form of Lock-Up Agreement, by and among Notable Labs, Inc., Vascular Biogenics Ltd., and certain directors and officers of Notable Labs, Inc.
2.5*	Form of Lock-Up Agreement, by and among Notable Labs, Inc., Vascular Biogenics Ltd., and certain directors and officers of Vascular Biogenics Ltd.
3.1	Articles of Association of Vascular Biogenics Ltd. (incorporated by reference to Exhibit 3.1 of the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2023).
3.2	Memorandum of Association of Vascular Biogenics Ltd. (incorporated by reference to Exhibit 3.2 of the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2023).
4.1	Form of Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 of Registration Statement on Form F-1 filed with the Securities and Exchange Commission on July 29, 2014).

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5.1**	Opinion of Horn & Co., Israeli counsel to Vascular Biogenics Ltd.
8.1	Tax Opinion of Goodwin Procter LLP, U.S. tax counsel to Vascular Biogenics Ltd.
10.1	Employee Ownership and Share Option Plan (2011) of Vascular Biogenics Ltd., and form of agreement thereunder (incorporated by reference to Exhibit 10.1 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 6, 2014).
10.2	Employee Share Ownership and Option Plan (2014) of Vascular Biogenics Ltd., and form of Capital Gains Option Agreement thereunder (incorporated by reference to Exhibit 10.17 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 25, 2014).
10.3	Vascular Biogenics Ltd. Inducement Plan (2022) of Vascular Biogenics Ltd. and form of award agreements thereunder (incorporated by reference to Exhibit 99.1 of the Current Report on Form 6-K filed with the Securities and Exchange Commission on February 15, 2022).
10.4	Form of Release and Indemnification Agreement to be entered into between Vascular Biogenics Ltd. and its officers and directors (incorporated by reference to Exhibit 10.3 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 25, 2014).
10.5	Restated Executive Employment Agreement between Vascular Biogenics Ltd. and Dror Harats, dated January 20, 2022 (incorporated by reference to Exhibit 10.5 of the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2023).
10.6	Restated Consulting and Services Agreement between Vascular Biogenics Ltd. and Grand H Services Ltd., dated January 20, 2022, as amended on August 23, 2022 (incorporated by reference to Exhibit 10.6 of the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2023).
10.7	Employment Offer Letter between Vascular Biogenics Ltd. and Sam Backenroth, dated October 4, 2021 (incorporated by reference to Exhibit 10.7 of the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2023).
10.8	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Current Report on Form 6-K filed with the Securities and Exchange Commission on April 12, 2021).
10.9*+	Exclusive License Agreement by and between Notable Labs, Inc. and Oncoheroes Biosciences Inc. dated October 1, 2021.
10.10*	Side Letter by and between Boehringer Ingelheim International GmbH and Oncoheroes Biosciences Inc. dated August 1, 2019, as amended by Amendment #1 effective on April 5, 2020.
10.11*+	Co-Development and Profit-Sharing Agreement between Notable Labs, Inc. and CicloMed LLC dated July 20, 2021.
10.12*	Standard Industrial/Commercial Single-Tenant Lease by and between Hatch Drive Associates and the Notable Labs, Inc., dated as of March 25, 2019.
10.13*	First Amendment to Lease Agreement by and between Hatch Drive Associates, LLC and Notable Labs, Inc., dated as of April 27, 2023.
10.14*	Amended and Restated Employment Agreement by and between Notable Labs, Inc. and Thomas Bock dated April 30, 2021.
10.15*	Employment Agreement by and between Notable Labs, Inc. and Joseph Wagner dated June 15, 2020.
10.16*	Engagement Letter by and between Notable Labs, Inc. and Scott A. McPherson dated March 1, 2023.
10.17*	2015 Stock Plan of Notable Labs, Inc.

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10.18*	Form of Series C Warrant Agreement between Notable Labs, Inc. and purchasers of Series C-1 Preferred Stock, dated June 2021.
10.19*	Form of Stock Option Award Agreement between Notable Labs, Inc. and purchasers of Series C-1 Preferred Stock, dated June 2021.
10.20++	Stock Purchase Agreement between Notable and investors party thereto dated February 22, 2023
23.1	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Ltd., independent registered public accounting firm to Vascular Biogenics Ltd.
23.2	Consent of Deloitte & Touche LLP Independent Auditors of Notable Labs, Inc.
23.3**	Consent of Horn & Co. (contained in Exhibit 5.1).
23.5	Consent of Goodwin Procter LLP (contained in Exhibit 8.1)
24.1*	Power of Attorney (included on signature page to this Registration Statement).
99.1	Form of Proxy Card for Special Meeting of Shareholders of Vascular Biogenics Ltd.
99.2*	Opinion of Chardan Capital Markets LLC, financial advisor to Vascular Biogenics Ltd. (included as Annex B to the proxy statement/prospectus/information statement forming part of this registration statement).
99.3*	Consent of Chardan Capital Markets LLC, financial advisor to Vascular Biogenics Ltd.
99.4*	Consent of Dr. Thomas A. Bock to be named as director.
99.5*	Consent of Thomas I. H. Dubin to be named as director.
99.6*	Consent of Thomas Graney to be named as director.
99.7*	Consent of Peter Feinberg to be named as director.
99.8*	Consent of Michele Galen to be named as director.
99.9*	Consent of Tuomo Pätsi to be named as director.
101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File.
107*	Filing Fee Table.

*	Previously filed.

**	To be filed by amendment.

+	Portions of this Exhibit (indicated with [****]) have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted information would likely cause competitive harm to the Registrant if publicly disclosed.

++	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

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(b) Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein by reference.

Item 22. Undertakings

The undersigned registrant hereby undertakes as follows:

(1)	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to respond to requests for information that is incorporated by reference into this proxy statement/prospectus/information statement pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4)	to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Modi’in, country of Israel, on the 30 day of June, 2023.

VASCULAR BIOGENICS LTD.

By:	/s/ Dror Harats
Dror Harats, M.D.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dror Harats Dror Harats, M.D.	Chief Executive Officer, and Director (Principal Executive Officer)	June 30, 2023

/s/ Sam Backenroth	Chief Financial Officer	June 30, 2023
Sam Backenroth	(Principal Accounting Officer)

*	Chairman of the Board of Directors	June 30, 2023
Marc Kozin

*	Director	June 30, 2023
Ruth Alon, MBA

*	Director	June 30, 2023
Shmuel Ben Zvi, Ph.D.

*	Director	June 30, 2023
David Hastings

*	Director	June 30, 2023
Michael Rice

* By:	/s/ Dror Harats
Name:	Dror Harats, M.D.
Title:	Attorney-in-fact

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